As filed with the Securities and Exchange Commission on November 17, 2022

Registration No. 333-267565

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

Amendment No. 2
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

____________________

ONDAS HOLDINGS INC.

(Exact name of registrant as specified in its charter)

____________________

Nevada	3663	47-2615102
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

411 Waverley Oaks Road, Suite 114
Waltham, Massachusetts 02452
(888) 350-9994
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

____________________

Eric A. Brock
Chairman and Chief Executive Officer
Ondas Holdings Inc.
411 Waverley Oaks Road, Suite 114
Waltham, Massachusetts 02452
(888) 350-9994
(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________

With a copy to:

Christina C. Russo, Esq.
Esther L. Moreno, Esq.
Akerman LLP
98 Southeast Seventh Street
Suite 1100
Miami, Florida 33131
(305) 374-5600

____________________

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger described in the enclosed prospectus have been satisfied or waived.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not distribute or issue the securities being registered pursuant to the registration statement (of which this preliminary prospectus forms a part) until the registration statement, as filed with the Securities and Exchange Commission, is effective. This preliminary prospectus is not an offer to sell nor should it be considered a solicitation of an offer to buy the securities described herein in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS — SUBJECT TO COMPLETION — DATED NOVEMBER 17, 2022

SHARES OF COMMON STOCK, PAR VALUE $0.0001 PER SHARE TO BE ISSUED IN CONNECTION WITH THE PROPOSED MERGER OF AIROBOTICS LTD. WITH TALOS SUB LTD., A WHOLLY OWNED SUBSIDIARY OF ONDAS HOLDINGS INC.

THIS IS NOT A PROXY STATEMENT OR NOTICE OF MEETING. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This prospectus of Ondas Holdings Inc., a Nevada corporation (“Ondas,” “us” or “we”), relates to shares of Ondas common stock, par value $0.0001 per share (“Ondas common stock”), to be issued to the holders of ordinary shares, par value NIS 0.01 (“Airobotics ordinary shares”), of AIROBOTICS Ltd., a company organized under the laws of the State of Israel (“Airobotics”), as provided for in the Agreement of Merger, dated as of August 4, 2022, as amended (the “Merger Agreement”), by and among Ondas, Airobotics and Talos Sub Ltd., a company organized under the laws of the State of Israel and a wholly owned subsidiary of Ondas (“Merger Sub”). A copy of the Merger Agreement is attached as Annex A and Annex E to this prospectus.

Upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Companies Law 5759-1999 of the State of Israel (together with the rules and regulations thereunder, the “ICL”), at the effective time of the merger contemplated by the Merger Agreement, Merger Sub (as the target company, or Chevrat HaYaad) will be merged with and into Airobotics (as the absorbing company, or HaChevra HaKoletet), which shall continue as the surviving corporation of the merger, with Airobotics thereby becoming a wholly owned subsidiary of Ondas (the “Merger”).

At the effective time of the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement, each Airobotics ordinary share issued and outstanding immediately prior to the effective time of the Merger (other than Airobotics ordinary shares owned by Airobotics or its subsidiaries (dormant or otherwise) or by Ondas or Merger Sub) shall be exchanged for and converted into the right to receive 0.16806 fully paid and nonassessable share of Ondas common stock without interest and subject to applicable tax withholdings (the “Merger Consideration”). All fractional shares of Ondas common stock that would otherwise be issued to a holder of Airobotics ordinary shares as part of the Merger Consideration will be rounded up to the nearest whole based on the total number of shares of Ondas common stock to be issued to the holder of Airobotics ordinary shares (after aggregating all fractional Ondas common stock issuable to such holder).

Upon the completion of the Merger, based on the exchange ratio of 0.16806 (the “Exchange Ratio”), the estimated number of shares of Ondas common stock issuable as the Merger Consideration is approximately 4,501,132 shares, which will result in former Airobotics shareholders holding approximately 8.4% of the outstanding fully diluted Ondas common stock, based on the number of outstanding shares of Ondas common stock and outstanding stock-based awards of Ondas and the number of outstanding Airobotics ordinary shares and share-based awards of Airobotics as of July 1, 2022, the last trading day for Ondas common stock prior to the announcement of the Merger.

The Ondas common stock is publicly traded on the NASDAQ Capital Market (“Nasdaq”), under the ticker symbol “ONDS.” Following the effectiveness of the Merger, the Ondas common stock will also be listed on the Tel Aviv Stock Exchange (the “TASE”), subject to the obtaining of the applicable permits and approvals. We urge you to obtain current market quotations for the Ondas common stock.

The Merger Agreement provides that the effective time of the Merger will be upon the issuance by the Registrar of Companies of the State of Israel (the “Companies Registrar”), of a certificate evidencing the Merger in accordance with Section 323(5) of the ICL (the “Effective Time”). The Merger is subject to approval by the holders of Airobotics ordinary shares at a shareholder meeting. The special meeting of the holders of Airobotics ordinary shares will be held on December 18, 2022 beginning at 15:00, Israel Time, at the offices of Airobotics at 8 Modi’in Street, Petah Tikva, Israel 4969107 (the special meeting and any adjournments or postponements thereof, the “Airobotics special meeting”). These matters are discussed in greater detail in the notice of shareholders meeting that was issued to Airobotics shareholders by Airobotics and which constitutes a proxy statement in accordance with the rules and regulations of the Israel Securities Authority (the “ISA”). At the time of the Airobotics special meeting, holders of Airobotics ordinary shares will not know the exact value of the Merger Consideration that they will receive upon the closing of the Merger.

We urge you to read the accompanying prospectus, including the Annexes and the documents incorporated by reference, carefully and in its entirety. In particular, we urge you to read carefully the section titled “Risk Factors” beginning on page 17.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger or the other transactions described in this prospectus or the securities to be issued in connection with the Merger or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2022.

i

REFERENCES TO ADDITIONAL INFORMATION

This prospectus incorporates by reference important business and financial information about Ondas Holdings Inc. from other documents that are not included in or delivered with this prospectus. For a listing of the documents incorporated by reference into this prospectus, see “Where You Can Find More Information”.

You can obtain any of the documents incorporated by reference into this prospectus without charge by requesting them in writing or by telephone as follows:

Ondas Holdings Inc.

411 Waverley Oaks Road,

Suite 114

Waltham, MA 02452

(888) 350-9994

To receive timely delivery of the documents in advance of the Airobotics special meeting, you should make your request no later than [•], 2022, which is five business days before the Airobotics special meeting.

You may also obtain any of the documents incorporated by reference into this prospectus without charge through the United States Securities and Exchange Commission (the “SEC”), website at www.sec.gov. In addition, you may obtain copies of documents filed by Ondas with the SEC on Ondas’ Internet website at www.ondas.com under the tab “Investors — SEC Filings.”

We are not incorporating the contents of the websites of the SEC, Ondas, or any other entity into this prospectus. We are providing the information about how you can obtain certain documents that are incorporated by reference into this prospectus at these websites only for your convenience.

ABOUT THIS PROSPECTUS

This prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by Ondas (File No. 333-267565), constitutes a prospectus of Ondas under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of common stock, par value $0.0001 per share, of Ondas to be issued to Airobotics shareholders pursuant to the Merger Agreement.

All references in this prospectus to Ondas refer to Ondas Holdings Inc., a Nevada corporation, and/or its consolidated subsidiaries, unless the context requires otherwise. All references in this prospectus to Airobotics refer to AIROBOTICS Ltd., a company organized under the laws of the State of Israel, and/or its consolidated subsidiaries, unless the context requires otherwise. All references in this prospectus to Merger Sub refer to Talos Sub Ltd., a company organized under the laws of the State of Israel and a wholly owned subsidiary of Ondas. Ondas has supplied all information contained or incorporated by reference into this prospectus relating to Ondas and Merger Sub, and Airobotics supplied all such information relating to Airobotics.

You should rely only on the information contained in or incorporated by reference into this prospectus. Ondas and Airobotics have not authorized anyone to provide you with information that is different from that contained in or incorporated by reference into this prospectus. This prospectus is dated as of the date set forth above on the cover page of this prospectus, and you should not assume that the information contained in this prospectus is accurate as of any date other than such date. Further, you should not assume that the information incorporated by reference into this prospectus is accurate as of any date other than the date of the incorporated document. Neither the delivery of this prospectus to Airobotics shareholders nor the issuance by Ondas of shares of common stock pursuant to the Merger Agreement will create any implication to the contrary.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

The following questions and answers briefly address some of the questions you may have about the Merger, the Merger Agreement and the Airobotics special meeting. They may not include all the information that is important to shareholders of Airobotics. Shareholders of Airobotics should carefully read this entire prospectus, including the annexes and the other documents referred to or incorporated by reference herein. Shareholders of Airobotics should pay special attention to the “Risk Factors” of this prospectus and “Cautionary Note Regarding Forward-Looking Statements” of this prospectus.

Q:     What is the Merger?

A:     Ondas, Airobotics and Merger Sub have entered into an Agreement of Merger, dated as of August 4, 2022 (as the same may be amended from time to time). A copy of the Merger Agreement is attached as Annex A and Annex E to this prospectus. Under the Merger Agreement, subject to satisfaction or waiver of the conditions set forth in the Merger Agreement and described hereinafter and in accordance with the ICL, Merger Sub will merge with and into Airobotics, with Airobotics continuing as the surviving corporation and a wholly owned subsidiary of Ondas. As a result of the Merger, Airobotics will no longer be a publicly-held company in the State of Israel. Following the Merger, Airobotics ordinary shares will be delisted from the TASE, in accordance with applicable rules and policies of the TASE.

Q:     Why am I receiving these materials?

A:     Airobotics has agreed, subject to approval of the Airobotics shareholders, to be acquired by Ondas under the terms of the Merger Agreement that are described in this prospectus. At the Airobotics special meeting, Airobotics will ask its shareholders to consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby, including the Merger (the “Merger Proposal”).

         Each Airobotics ordinary share is entitled to one vote on the Merger Proposal. On the record date of the Airobotics special meeting there were 16,914,202 Airobotics ordinary shares issued and outstanding. Approval of the Merger Proposal requires an affirmative vote of a majority of the votes casts by holders of Airobotics ordinary shares, whether casted in person or by proxy.

         If the Merger Proposal is approved at the Airobotics special meeting and the other conditions to consummation of the Merger are satisfied or waived, then at the consummation of the Merger, Merger Sub will be merged with and into Airobotics, with Airobotics surviving the merger and becoming a wholly owned subsidiary of Ondas. As a result of the Merger, Airobotics shareholders will receive shares of Ondas common stock in exchange for their Airobotics ordinary shares as described below. You are receiving this prospectus because Ondas is registering under the Securities Act the shares of Ondas common stock that is part of the Merger Consideration that will be issued to you upon completion of the Merger.

         This prospectus includes important information about the Merger, the Merger Agreement (a copy of which is attached as Annex A and Annex E to this prospectus) and the shares of Ondas common stock to be issued pursuant to the Merger. Airobotics shareholders should read this information carefully and in its entirety.

         However, please be aware that this prospectus is not a proxy statement or notice of meeting and that we are not asking you for a proxy and you are requested not to send us a proxy. Airobotics will issue to you a notice of the Airobotics special meeting, which will contain important information about the Airobotics special meeting and constitute a proxy statement in accordance with the rules and regulations of the ISA.

Q:     What will Airobotics shareholders receive in the Merger?

A:     If the Merger is completed, each Airobotics ordinary share issued and outstanding immediately prior to the Companies Registrar issuing a certificate evidencing the merger in accordance with Section 323(5) of the ICL (other than shares owned by Airobotics or its subsidiaries (dormant or otherwise) or by Ondas or Merger Sub), shall be exchanged for and converted into the right to receive 0.16806 of fully paid and nonassessable share of Ondas common stock without interest and subject to applicable tax withholdings.

         All fractional shares of Ondas common stock that would otherwise be issued to a holder of Airobotics ordinary shares as part of the Merger Consideration will be rounded up to the nearest whole share based on the total number of shares of Ondas common stock to be issued to the holder of Airobotics ordinary share (after aggregating all fractional Ondas common stock issuable to such holder).

Q:     What equity stake will Airobotics shareholders hold in Ondas immediately following the Merger?

A:     Upon the completion of the Merger, based on the exchange ratio of 0.16806, the estimated number of shares of Ondas common stock issuable as the Merger Consideration is approximately 4,501,132 shares, which will result in former Airobotics shareholders holding approximately 8.4% of the outstanding fully diluted Ondas common stock, based on the number of outstanding shares of common stock and outstanding stock-based awards of Ondas and the number of outstanding ordinary shares and share-based awards of Airobotics as of July 1, 2022, the last trading day for Ondas common stock prior to the announcement of the Merger.

Q:     When do Ondas and Airobotics expect to complete the Merger?

A:     Ondas and Airobotics are working to complete the Merger as soon as practicable. We currently expect the Merger to close in the fourth quarter of 2022. Neither Ondas nor Airobotics can predict, however, the actual date on which the Merger will be completed because it is subject to conditions beyond each company’s control, including obtaining the necessary regulatory approvals.

Q:     What are the conditions to completion of the Merger?

A:     In addition to the approval of the Merger Proposal by Airobotics shareholders as described above, completion of the Merger is subject to the satisfaction of a number of other conditions, including (1) the consents of, or declarations or filing with all expirations or early terminations of waiting periods required from Israeli, United States (federal, state, or local) or foreign government, any political subdivision thereof or any court or tribunal, or administrative, governmental, or regulatory body, agency, department, instrumentality, body, commission or other governmental agency or authority (“Government Entity”), and (2) no Governmental Entity having issued or entered any order or enacted any law after the date of the Merger Agreement having the effect of enjoining or otherwise prohibiting the consummation of the Merger.

         See “The Merger Agreement — Conditions to the Merger”.

Q:     What happens if I sell my Airobotics ordinary shares after the record date for the Airobotics special meeting but before the Airobotics special meeting?

A:     The record date for the Airobotics special meeting (the close of business in Israel on November 17, 2022) is earlier than the date of the Airobotics special meeting and earlier than the date that the Merger is expected to be completed. If you sell or otherwise transfer your ordinary shares after the record date but before the date of the Airobotics special meeting, you will retain your right to vote at the Airobotics special meeting. However, you will not have the right to receive the Merger Consideration to be received by the shareholders in the Merger. In order to receive the Merger Consideration, you must hold your shares through the effective date of the Merger, which is the date of the issuance of the certificate of merger by the Companies Registrar.

Q:     Why are Ondas and Airobotics proposing the Merger?

A:     For information regarding the reasons of the board of directors of Ondas (the “Ondas Board”) for approving the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, see the section titled “The Merger — Ondas’ Reasons for the Merger.” For information regarding the reasons of the board of directors of Airobotics (the “Airobotics Board”), for approving and recommending approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, see the section titled “The Merger — Airobotics Board of Directors’ Recommendation and Reasons for the Merger”.

Q:     When and where is the Airobotics special meeting?

A:     The Airobotics special meeting of Airobotics shareholders will be held at the offices of Airobotics on December 18, 2022 at 15:00, Israel Time, at 8 Modi’in Street, Petah Tikva, Israel 4969107, subject to any adjournments or postponements thereof.

Q:     What are the U.S. federal income tax consequences of the Merger?

A:     For information regarding the U.S. federal income tax consequences of the Merger, see the section titled “The Merger — U.S. Federal Income Tax Consequences of the Merger”.

Q:     What are the Israeli tax consequences of the merger?

A:     For information regarding the U.S. federal income tax consequences of the Merger, see the section titled “The Merger — Certain Israeli Tax Consequences of the Merger”.

Q:     If I am an Airobotics shareholder, how will I receive the consideration to which I will become entitled pursuant to the Merger Agreement?

A:     Prior to the Effective Time, Ondas will appoint the Exchange Agent and Israeli Sub-Agent selected by Ondas that is reasonably acceptable to Airobotics for purposes of obtaining documentation and paying the Merger Consideration.

         After receipt by the Exchange Agent and the Israeli Sub-Agent of a letter of transmittal, if applicable the surrender of a certificate (or affidavit of loss in lieu thereof) evidencing the ordinary shares of Airobotics held by such shareholder, the declaration for tax withholding purposes and/or a valid tax certificate, and any other documents as may be required pursuant to the instructions of the Exchange Agent and Israeli Sub-Agent, Ondas will cause the Exchange Agent and the Israeli Sub-Agent to issue the amount of shares of Ondas common stock that such Airobotics shareholder has the right to receive pursuant to the Merger Agreement.

Q:     What happens if the Merger is not completed?

A:     If the Merger is not completed for any reason, Airobotics shareholders will not receive any consideration for their Airobotics securities, and Airobotics will not be acquired by Ondas. If the Merger Agreement is terminated under certain circumstances, Airobotics may be required to pay Ondas a termination fee as described under the section titled “The Merger Agreement — Termination Fee”.

Q:     Are there any risks that I should consider in connection with the Merger?

A:     Yes. You should read and carefully consider the risk factors set forth in the section titled “Risk Factors”. You also should read and carefully consider the risk factors of Ondas and Airobotics contained in or incorporated by reference into this prospectus.

Q:     Do I have dissenters’ rights in connection with the transaction?

A:     No. The ICL does not provide for any statutory dissenters’ rights for a Merger pursuant to Sections 314-327 of the ICL.

Q:     What will happen to my Airobotics stock-based awards?

A:     At the Effective Time, each outstanding option, warrant or other right to purchase Airobotics ordinary stock (each, a “Airobotics Stock Option,” and collectively, the “Airobotics Stock Options”) issued pursuant to any plan, other agreement, or arrangement, whether vested or unvested, shall be converted as of the Effective Time into an option, warrant or right, as applicable, to purchase shares of Ondas common stock. Subject to the terms of the relevant Airobotics Stock Option, each Airobotics Stock Option shall be deemed to constitute an option or warrant, as applicable, to acquire, on substantially the same terms and conditions as were applicable under such Airobotics Stock Option, a number of shares of Ondas common stock equal to the number of shares of Ondas common stock that the holder of such Airobotics Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option or warrant into full Airobotics ordinary stock immediately prior to the Effective Time at a price per share of Ondas common stock equal to (i) the former per share exercise price for Airobotics ordinary shares otherwise purchasable pursuant to such Airobotics Stock Option, divided by (ii) the Exchange Ratio.

         In addition to the foregoing, form of payment and timing of payments to holders of Airobotics Stock Options will be subject to the provisions of certain tax rulings, as applicable. See “The Merger Agreement — Conversion of Shares; Exchange Procedures and — Withholding” below.

Q:     Whom should I contact if I have any other questions?

A:     If you have additional questions about the Merger or need additional copies of this prospectus, please contact Ondas at Ondas Holdings Inc., 411 Waverly Oaks Road, Suite 114, Waltham, Massachusetts 02452 or by calling (888) 350-9994.

Q:     Where can I find more information about Ondas and Airobotics?

A:     You can find more information about Ondas and Airobotics from the various sources described under the section titled “Where You Can Find More Information”.

SUMMARY

This summary highlights selected information contained in this prospectus and does not contain all the information that may be important to you. We urge you to read carefully this prospectus in its entirety, including the annexes. Additional important information, which we also urge you to read, is contained in the documents incorporated by reference into this prospectus. See “Where You Can Find More Information”. All references in this prospectus to Ondas refer to Ondas Holdings Inc., a Nevada corporation, and/or its consolidated subsidiaries, unless the context requires otherwise. All references to Airobotics refer to AIROBOTICS Ltd., a company organized under the laws of the State of Israel, and/or its consolidated subsidiaries, unless the context requires otherwise. All references to Merger Sub refer to Talos Sub Ltd., a company organized under the laws of the State of Israel and a wholly owned subsidiary of Ondas, and all references to the Merger Agreement are to the Agreement of Merger, dated as of August 4, 2022, by and among Ondas, Merger Sub, and Airobotics, as it may be amended, a copy of which is attached as Annex A and Annex E to this prospectus.

The Parties

Ondas

Ondas is a leading provider of private wireless, drone, and automated data solutions through its wholly owned subsidiaries Ondas Networks Inc. (“Ondas Networks”) and American Robotics, Inc. (“American Robotics”). Ondas Networks and American Robotics together provide users in rail, energy, mining, agriculture, and critical infrastructure markets with improved connectivity, data collection capabilities, and automated decision-making to improve operations. Ondas operates its two subsidiaries as separate business segments.

Ondas Networks

Ondas Networks provides wireless connectivity solutions enabling mission-critical Industrial Internet applications and services. Ondas refers to these applications as the Mission-Critical Internet of Things (“MC-IoT”). Ondas Networks’ wireless networking products are applicable to a wide range of MC-IoT applications, which are most often located at the very edge of large industrial networks. These applications require secure, real-time connectivity with the ability to process large amounts of data at the edge of large industrial networks. Such applications are required in all of the major critical infrastructure markets, including rail, electric grids, drones, oil and gas, and public safety, homeland security and government, where secure, reliable and fast operational decisions are required in order to improve efficiency and ensure a high degree of safety and security.

Ondas Networks designs, develops, manufactures, sells and supports FullMAX, its patented, Software Defined Radio (“SDR”) platform for secure, licensed, private, wide-area broadband networks. Ondas Networks customers install FullMAX systems in order to upgrade and expand their legacy wide-area network infrastructure. Ondas Networks’ MC-IoT intellectual property has been adopted by the Institute of Electrical and Electronics Engineers (“IEEE”), the leading worldwide standards body in data networking protocols, and forms the core of the IEEE 802.16s standard. Because standards-based communications solutions are preferred by Ondas Networks mission-critical customers and ecosystem partners, it has taken a leadership position in IEEE as it relates to wireless networking for industrial markets. As such, management believes this standards-based approach supports the adoption of Ondas Networks’ technology across a burgeoning ecosystem of global partners and end markets.

Ondas Networks’ software-based FullMAX platform is an important and timely upgrade solution for privately-owned and operated wireless wide-area networks, leveraging Internet Protocol-based communications to provide more reliability and data capacity for its mission-critical infrastructure customers. Ondas believes industrial and critical infrastructure markets throughout the globe have reached an inflection point where legacy serial and analog based protocols and network transport systems no longer meet industry needs. In addition to offering enhanced data throughput, FullMAX is an intelligent networking platform enabling the adoption of sophisticated operating systems and equipment supporting next-generation MC-IoT applications over wide field areas. These new MC-IoT applications and related equipment require more processing power at the edge of large industrial networks and the efficient utilization of network capacity and scarce bandwidth resources which can be supported by the “Fog-computing” capability integrated in Ondas Networks’ end-to-end network platform. Fog-computing utilizes management software to enable edge compute processing and data and application prioritization in the field enabling its customers more reliable, real-time operating control of these new, intelligent MC-IoT equipment and applications at the edge.

American Robotics

American Robotics designs, develops and manufactures autonomous drone systems, providing high-fidelity, ultra-high-resolution aerial data to enterprise customers. American Robotics provides its customers turnkey data solutions designed to meet their unique requirements in the field. AR does this via its internally developed Scout System™, an industrial drone platform which provides commercial and government customers with the ability to continuously digitize, analyze, and monitor their assets and field operations in near real-time.

The Scout System™ has been designed from the ground up as an end-to-end product capable of continuous unattended operations in the real world. Powered by innovations in robotics automation, machine vision, edge computing, and AI, the Scout System™ provides efficiencies as a drone solution for commercial use. Once installed in the field at customer locations, a fleet of connected Scout Systems remain indefinitely in an area of operation, automatically collecting data each day, self-charging, and seamlessly delivering data analysis regularly and reliably. AR markets the Scout System™ under a Robot-as-a-Service (“RaaS”) business model, whereby its drone platform aggregates customer data and provides the data analytics meeting customer requirements in return for an annual subscription fee.

The Scout System™ consists of (i) Scout™, a highly automated, AI-powered drone with advanced imaging payloads (ii) the ScoutBase™, a ruggedized weatherproof base station for housing, charging, data processing, and cloud transfer, and (iii) ScoutView™, a secure web portal and API which enables remote interaction with the system, data, and resulting analytics anywhere in the world. These major subsystems are connected via a host of supporting technologies. Using a suite of proprietary technologies, including Detect-and-Avoid (“DAA”) and other proprietary intelligent safety systems, American Robotics achieved the first and only Federal Aviation Administration (“FAA”) approval for automated operations without a human on-site in the United States on January 15, 2021. As a result, American Robotics currently has the unique ability to serve markets which require automated drone technology to enable scalable drone operations, which Ondas estimates to be 90% of all commercial drone applications.

Ondas’ corporate headquarters are located at 411 Waverley Oaks Road, Suite 114, Waltham, Massachusetts 02452. Ondas Networks has offices and facilities in Sunnyvale, California, and American Robotics’ offices and facilities are located in Waltham, Massachusetts and Marlborough, Massachusetts. Ondas’ telephone number is (888) 350-9994 and its Internet website address is www.ondas.com. The information on Ondas’ website is not a part of, or incorporated in, this prospectus. Ondas’ common stock is publicly traded on Nasdaq, under the ticker symbol “ONDS.” Additional information about Ondas is included in documents incorporated by reference in this prospectus. Please see the section titled “Where You Can Find More Information”.

Recent Developments

On October 26, 2022, Ondas entered into a placement agent agreement (the “Placement Agent Agreement”) with Oppenheimer & Co. Inc. (“Oppenheimer”), as the sole placement agent relating to the Company’s sale and issuance to selected institutional investors (the “Investors”) in a registered direct offering of 3% senior convertible notes due 2023 in the aggregate original principal amount of $34.5 million (the “Notes”). The Notes have an original issue discount of thirteen percent (13%) resulting in gross proceeds to the Company of $30.0 million. The Notes were sold pursuant to the terms of a Securities Purchase Agreement, dated October 26, 2022 (the “SPA”), between Ondas and each investor in connection with this offering (the “Offering”). Upon Ondas’ filing of an additional prospectus supplement, indenture and supplemental indenture, if elected by the initial purchasers of Notes, we may consummate additional closings of up to an additional $34.5 million in aggregate principal amount of 3% senior convertible notes due two years after the date of issuance pursuant to the SPA. Up to 16,235,294 shares of the Company’s common stock (the “Shares”) are issuable from time to time upon conversion or otherwise under the Notes (including shares of common stock that may be issued as interest in lieu of cash payments). The Notes and Shares are being offered pursuant to a prospectus supplement to our effective shelf registration statement on Form S-3 (Registration No. 333-252571), which became effective February 5, 2021, and a registration statement on Form S-3 (Registration No. 333-268014) pursuant to Rule 462(b) under the Securities Act of 1933, as amended, which was effective immediately upon filing. Oppenheimer served as the sole placement agent for the transaction pursuant to the terms of the Placement Agent Agreement. Under the terms of the Placement Agent Agreement, we paid our placement agent a cash fee equal to 5.0% of the gross proceeds in connection with the Offering. The Offering closed on October 28, 2022. The net amount of proceeds to Ondas from the Offering after deducting the placement agent’s fees and offering expenses was approximately $27,750,000.

Airobotics

Airobotics is an Israeli manufacturer and operator of Unmanned Aircraft and Aerial Data Platforms. Airobotics is a pioneer in developing the Optimus System, an advanced, autonomous unmanned aircraft system (UAS) focused on high-value applications in industrial, homeland security, and smart city services markets. The Optimus System is an industrial grade drone-in-a-box (“DIB”) platform consisting of the Optimus Drone and the Optimus Airbase. The Optimus Airbase offers the market’s most comprehensive set of functionalities, including robotic battery swapping and robotic payload swapping. As a result, the system is able to provide near-continuous flight time and multi-option imaging capabilities, feature sets desired by certain markets such as security and public safety. The system also includes the Insightful Data Platform, a powerful automated data distribution and processing software. The Optimus System offers customers an enterprise level automated data capture and analysis solution, including real time video, and can operate 24/7 without human intervention.

The Optimus System is a robust and mature platform deployed and operated in some of the world’s most complex environments. Airobotics has an active customer pipeline in the United States, Israel, Singapore, and the UAE, as well as the potential to expand into additional international markets. Airobotics is in its final stages to receive a Type Certificate by the FAA for its Optimus UAS. As part of this process, the FAA has published the safety criteria for the Optimus System which will allow Airobotics to certify its highly automated drone system, automating all phases of flight including swapping batteries and payloads and eventually permitting operation over cities and other populated areas. Airobotics expects to have one of the first DIB system to receive such certification from the FAA.

Airobotics is headquartered at 8 Modi’in Street, Petah Tikva, Israel 4969107. Airobotics telephone number is +972 (3) 5374946 and its Internet website address is www.airoboticsdrones.com. The information on Airobotics’ website is not a part of, or incorporated in, this prospectus. Airobotics’ ordinary shares are publicly traded on the Tel Aviv Stock Exchange, under the ticker symbol “AIRO.”

For additional information on Airobotics’ business, see the section titled “Business of Airobotics and Certain Information About Airobotics” and “Management’s Discussion of Financial Condition and Results of Operations of Airobotics” in this prospectus.

Talos Sub Ltd.

Merger Sub, a wholly owned subsidiary of Ondas, is a company organized under the laws of the State of Israel that was formed on August 7, 2022 for the sole purpose of effecting the Merger. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement. In the merger, Merger Sub will be merged with and into Airobotics, with Airobotics surviving as a wholly owned subsidiary of Ondas.

The Merger

The terms and conditions of the Merger are contained in the Merger Agreement, a copy of which is attached as Annex A and Annex E to this prospectus and is incorporated by reference into this prospectus. We encourage you to read the Merger Agreement carefully and in its entirety, as it is the legal document that governs the Merger. The description of the Merger Agreement in this section and elsewhere in this prospectus is qualified in its entirety by reference to the complete text of the Merger Agreement.

On August 4, 2022, Ondas, Airobotics and Merger Sub entered into the Merger Agreement, which provides that, subject to the terms and conditions of the Merger Agreement and in accordance with the ICL, Merger Sub will merge with and into Airobotics, with Airobotics continuing as the surviving corporation and a wholly owned subsidiary of Ondas. On November 13, 2022, Ondas and Airobotics entered into an amendment to the Merger Agreement changing the Termination Date to February 15, 2023.

Merger Consideration

At the completion of the Merger each Airobotics ordinary share issued and outstanding immediately prior to the completion of the Merger (other than shares owned by Airobotics or its subsidiaries (dormant or otherwise) or by Ondas or Merger Sub) shall be exchanged for and converted into the right to receive 0.16806 of a fully paid and nonassessable share of Ondas common stock without interest and subject to applicable tax withholdings.

All fractional shares of Ondas common stock that would otherwise be issued to a holder of Airobotics ordinary shares as part of the Merger Consideration will be rounded up to the nearest whole based on the total number of shares of Ondas common stock to be issued to the holder of Airobotics ordinary share (after aggregating all fractions of Ondas common stock issuable to such holder). Upon the completion of the Merger, based on the Exchange Ratio, the estimated number of shares of Ondas common stock issuable as a portion of the Merger Consideration is approximately 4,501,132 shares, which will result in former Airobotics shareholders holding approximately 8.4% of the outstanding fully diluted Ondas common stock, based on the number of outstanding shares of common stock and outstanding stock-based awards of Ondas and Airobotics as of July 1, 2022, the last trading day for Ondas common stock prior to the announcement of the Merger. For more details on the shares of Ondas common stock to be received by Airobotics shareholders, see “The Merger Agreement — Merger Consideration”.

Treatment of Equity Awards

At the Effective Time, each outstanding option, warrant or other right to purchase Airobotics ordinary shares (each, an “Airobotics Stock Option,” and collectively, the “Airobotics Stock Options”) issued pursuant to any plan, other agreement, or arrangement, whether vested or unvested, including any Airobotics Stock Option with an exercise price per share equal to or greater than the per share cash equivalent consideration, which is the Exchange Ratio multiplied by the volume weighted average closing sale price of one Ondas common stock as reported on NASDAQ for the ten consecutive trading days ending on the trading day immediately preceding the closing date, shall be assumed by Ondas and converted as of the Effective Time into an option, warrant or right, as applicable, to purchase shares of Ondas common stock. Subject to the terms of the relevant Airobotics Stock Option, each Airobotics Stock Option shall be deemed to constitute an option or warrant, as applicable, to acquire, on substantially the same terms and conditions as were applicable under such Airobotics Stock Option, a number of shares of Ondas common stock equal to the number of shares of Ondas common stock (rounded up to the nearest whole share) that the holder of such Airobotics Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option or warrant into full Airobotics ordinary shares immediately prior to the Effective Time at a price per share of Ondas common stock (rounded down to the nearest whole cent) equal to (i) the former per share exercise price for Airobotics ordinary shares otherwise purchasable pursuant to such Airobotics Stock Option, divided by (ii) the Exchange Ratio.

For more details on the calculation of the Ondas stock price, see “The Merger Agreement — Merger Consideration”.

In addition to the foregoing, the actual amounts, form of payment and timing of payments to holders of Airobotics Stock Options will be subject to the provisions of the certain tax rulings, as applicable. See “The Merger Agreement — Conversion of Shares; Exchange Procedures; and — Withholding” below.

Airobotics’ Reasons for Approval of the Merger; Recommendation of the Airobotics Board

The Airobotics Board recommends that Airobotics shareholders vote to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. For a discussion of the factors that the Airobotics Board considered in determining to recommend the approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, see the section titled “The Merger — Airobotics Board of Directors’ Recommendation and Reasons for the Merger”.

Regulatory Approvals

The parties are required to execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental entity, whether federal, state, local or foreign, that may be reasonably required, or that Ondas may reasonably request, in connection with the Merger.

In connection with the Merger, Ondas will use reasonable best efforts to cause the shares of Ondas common stock to be issued as Merger Consideration and the shares of Ondas common stock to be reserved for issuance upon exercise of the Airobotics Stock Options to be approved for listing on the NASDAQ and the parties also intend to deliver a notification to Nasdaq regarding the listing of additional Ondas common stock that will be registered pursuant to this prospectus.

If Ondas does not receive an the ISA Exemption (as defined below), Ondas will use its best efforts to receive a permit from TASE for a registration statement with respect to the dual listing of Ondas common stock, including all shares of Ondas common stock underlying shares of Ondas’ convertible securities, at the TASE or a permit from the ISA and the TASE to publish a prospectus which would also apply to the Merger Consideration. In October 2022, Ondas’ application for no-action was denied by the ISA. In light of the above and per the provisions of the Merger Agreement, Ondas submitted an application for the registration of its securities (including those to be issued to Airobotics’ security holders as the Merger Consideration) for trading in the TASE, by way of dual listing. The application was submitted to the ISA and the TASE and the application is currently under review thereby.

Neither Ondas nor Airobotics can provide assurance that any such regulatory approvals will not result in the delay or abandonment of the Merger.

Conditions to Completion of the Merger

In addition to the approval of the Merger Proposal by Airobotics shareholders, the consents of, or declarations or filings with, and all expirations or early terminations of waiting periods required from, any Governmental Entity under any domestic, foreign, federal, state, or local statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, decree, or other requirement of any Governmental Entity (“Applicable Law”), that are listed in the Merger Agreement, each party’s obligation to complete the Merger is also subject to the satisfaction or waiver (to the extent permitted under applicable law) of certain other conditions, including the effectiveness of the registration statement on Form S-4 of which this prospectus forms a part (and the absence of any stop order by the SEC), approval of the listing on Nasdaq of the Ondas common stock to be used for the Merger Consideration, the absence of an injunction or law prohibiting the consummation of the Merger, at least 50 days having elapsed after the filing of the merger proposal with the Companies Registrar and at least 30 days having elapsed after the Airobotics special meeting, the no-action letter from the ISA shall have been obtained or to the extent not obtained, the dual listing permit for the dual listing of Ondas common stock on the TASE shall have been obtained, the accuracy of the representations and warranties of the parties under the Merger Agreement (subject to the material adverse effect and other materiality standards set forth in the Merger Agreement), the performance by the parties of their respective covenants and obligations under the Merger Agreement in all material respects and delivery of officer certificates by the parties certifying satisfaction of certain of the conditions described above.

The parties expect to complete the Merger after all of the conditions to the Merger in the Merger Agreement are satisfied or waived, including after Airobotics receives shareholder approval of the Merger Proposal at the Airobotics special meeting and after Airobotics and Ondas receive all required regulatory approvals. For a more complete description of the conditions to the Merger, see “The Merger Agreement — Conditions to the Merger”.

Timing of the Merger

The parties expect the Merger to close in the fourth quarter of 2022. Neither Ondas nor Airobotics can predict, however, the actual date on which the Merger will be completed because it is subject to conditions beyond each company’s control. For a more complete description of the conditions to the Merger, see “The Merger Agreement — Conditions to the Merger”.

Termination of the Merger Agreement; Termination Fee

The Merger Agreement may be terminated at any time prior to the Effective Time as follows:

•        by mutual written consent of Ondas and Airobotics;

•        by either Ondas or Airobotics if:

•        the closing of the Merger shall not have occurred on or before February 15, 2023 (the “Termination Date”); provided, however, that neither Ondas nor Airobotics will be entitled to terminate the Merger Agreement for failure to close the Merger by the Termination Date if such party’s material breach of or material failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the closing of the Merger to occur on or before the Termination Date;

•        if a Governmental Entity having competent jurisdiction shall have issued or entered any order or taken any action, or enacted any Applicable Law, which, in any such case permanently restrains, enjoins or other prohibits the consummation of the transactions contemplated by the Merger

Agreement, and such order shall have become final and non-appealable or such Applicable Law is in effect, provided, however that, the party seeking to terminate the Merger Agreement shall have used reasonable best efforts to remove such order or Applicable Law or reverse such action; or

•        if Airobotics shareholder approval required for approval of the Merger Agreement and the transactions contemplated thereby shall fail to have been obtained at the Airobotics special meeting, including any adjournments thereof;

•        by Airobotics if:

•        Ondas or Merger Sub shall have breached, or failed to comply with, any of its covenants or obligations under the Merger Agreement, or any representation or warranty made by Ondas or Merger Sub set forth in the Merger Agreement shall have been incorrect in any respect when made or shall have since ceased to be true and correct in any respect, such that the closing conditions regarding (1) the accuracy of Ondas’ and Merger Sub’s representations and warranties or (2) the performance or compliance in all material respects with Ondas’ or Merger Sub’s obligations under the Merger Agreement required to be performed or complied with on or prior to the closing of the Merger would not be satisfied, and, in each case, such breach shall not have been cured (or is not capable of being cured) prior to (x) the date which is thirty (30) days after delivery by Airobotics to Ondas of notice of such breach, and (y) the Termination Date, except that Airobotics will not have the right to terminate the Merger Agreement for this reason if Airobotics is then in material breach of the Merger Agreement; or

•        in accordance with the no shop provisions of the Merger Agreement, Airobotics executes a definitive agreement with respect to a Superior Proposal (as defined in the Merger Agreement) substantially concurrent with the termination of the Merger Agreement and Airobotics pays the Termination Fee (as defined below) to Ondas, substantially concurrently with such termination;

•        by Ondas if:

•        Airobotics shall have breached, or failed to comply with, any of its covenants or obligations under the Merger Agreement, or any representation or warranty made by Airobotics set forth in the Merger Agreement shall have been incorrect in any respect when made or shall have since ceased to be true and correct in any respect, such that the closing conditions regarding (1) the accuracy of Airobotics’ representations and warranties or (2) the performance or compliance in all material respects with Airobotics’ obligations under the Merger Agreement required to be performed or complied with on or prior to the closing of the Merger would not be satisfied, and, in each case, such breach shall not have been cured (or is not capable of being cured) prior to (x) the date which is thirty (30) days after delivery by Ondas to Airobotics of notice of such breach, and (y) the Termination Date, except that Ondas will not have the right to terminate the Merger Agreement for this reason if Ondas is then in material breach of the Merger Agreement; or

•        (i) the Airobotics Board or any committee thereof shall withdraw or modify in any adverse manner its approval or recommendation of the Merger Agreement; (ii) within 10 days after Ondas’ request, the Airobotics Board or any committee thereof shall fail to reaffirm such approval or recommendation; (iii) the Airobotics Board or any committee thereof shall approve or recommend a Third Party Acquisition, a Third Party Acquisition Proposal or a Superior Proposal; (iv) a tender offer or exchange offer for any of the outstanding shares of Airobotics shall have been commenced or a registration statement with respect thereto shall have been filed by a Third Party and the Airobotics Board or any committee thereof shall have recommended that the shareholders of Airobotics tender their shares in such tender or exchange offer or publicly announced its intention to take no position with respect to such tender or exchange offer; (v) Airobotics shall have authorized, entered into or publicly announced its intention to enter into, a contract with respect to a Third Party Acquisition, a Third Party Acquisition Proposal or a Superior Proposal; (vi) if Airobotics shall have breached its obligations under the no-shop restrictions in the Merger Agreement described below under “— Other Proposals”, (vii) if Airobotics shall have breached its obligations to set a record date for, duly call, give notice of, convene and hold the Airobotics special meeting; or (viii) the Airobotics Board or any committee thereof shall resolve to take any of the actions described above.

In the event of termination of the Merger Agreement as provided above, the Merger Agreement shall become void and there shall be no liability on the part of any of the parties to the Merger Agreement (or any stockholder, director, officer, employee, agent, consultant or representative of such party) except as specifically set forth in the Merger Agreement, as described under “The Merger Agreement — Effect of Termination,” described below and nothing therein shall relieve any party to the Merger Agreement from liability for any material breach thereof occurring prior to such termination or for fraud.

In the event of termination of the Merger Agreement under certain circumstances a termination fee in the amount of $800,000 may be payable by Airobotics to Ondas as described below under “The Merger Agreement — Termination Fee”.

For a more complete description of each party’s termination rights and the related termination fee obligations, see “The Merger Agreement — Termination” and “The Merger Agreement — Termination Fee”.

Expenses

Except in the event Ondas is entitled to a reimbursement of expenses up to $1,000,000 in the event the Merger Agreement is terminated under certain circumstances as described below under “The Merger Agreement — Termination Fee”, all expenses incurred in connection with the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement shall be paid by the party incurring such expenses, whether or not the Merger is completed.

No Appraisal Rights for Airobotics Shareholders

Under Israeli law, Airobotics shareholders are not entitled to statutory appraisal rights in connection with the Merger. For more information, see the section titled “Appraisal Rights”.

U.S. Federal Income Tax Consequences of the Merger

As further described below in the section titled “The Merger — U.S. Federal Income Tax Consequences of the Merger”, the Merger is structured to qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code (the “Code”). Assuming that the Merger is so treated, the exchange of Airobotics ordinary shares for shares of Ondas common stock will be tax-free to U.S. holders (as defined below under the section titled “The Merger — U.S. Federal Income Tax Consequences of the Merger”). If it is determined that the Merger does not qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code, the Merger would be a taxable transaction to Airobotics shareholders for U.S. federal income tax purposes.

You should read the section titled “The Merger — U.S. Federal Income Tax Consequences of the Merger” of this prospectus for a more complete discussion of the material United States federal income tax consequences of the Merger.

Certain Israeli Tax Consequences of the Merger

The following description is not intended to constitute a complete analysis of all Israeli tax consequences to Airobotics shareholders relating to the Merger. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular person in light of his or her personal circumstances. The discussion should not be construed as legal or professional tax advice and does not cover all possible tax considerations.

Generally, the exchange of Airobotics ordinary shares for the Merger Consideration would be treated as a sale and subject to Israeli tax both for Israeli and non-Israeli resident shareholders of Airobotics. However, certain relief and/or exemptions may be available under Israeli law.

Israeli law generally imposes capital gains tax on the real capital gain from the sale of any capital assets by residents of Israel, as defined for Israeli tax purposes, and on the sale of capital assets located in Israel, including shares of Israeli companies by non-residents of Israel, unless a specific exemption is available or a tax treaty between Israel and the shareholder’s country of residence provides otherwise. Israeli law distinguishes between real capital gain and inflationary surplus. The real capital gain is the excess of the total capital gain over the inflationary surplus. You should consult your own tax advisor as to the method you should use to determine the inflationary surplus.

Generally, the capital gains tax rate applicable to the real capital gain is 25% for individuals. If such individual is holding or is entitled to purchase, directly or indirectly, alone or together with such person’s relative or another person who collaborates with such person on a permanent basis, at least 10% of (i) the voting rights of Airobotics, (ii) the right to receive Airobotics’ profits or its assets upon liquidation, (iii) the right to appoint a manager/director, or (iv) the right to instruct any other person to do any of the foregoing (a “Major Stockholder”) on the date of sale or on any date falling within the 12-month period preceding that date of sale, such Major Stockholder would be subject to Israeli capital gains tax at the rate of 30%. The actual capital gains tax rates which may apply to individual Airobotics shareholders on the sale of Airobotics ordinary shares (which may be effectively higher or lower than the rates mentioned above) are subject also to various factors including, inter alia, the date on which the shares were purchased, whether the shares are held through a nominee company or by the shareholder, the identity of the shareholder and certain tax elections which may have been made in the past by the shareholder. In general, companies are subject to the corporate tax rate on real capital gains derived from the sale of shares at the rate of 23% in 2022. Due to certain provisions of the Israeli Tax Ordinance (“ITO”), the actual effective capital gains tax applicable to certain companies may be different than that specified above.

Individual and corporate shareholders dealing in securities in Israel are taxed at the tax rates applicable to “business income,” currently 23% for companies and a marginal tax rate of up to 47% for individuals, plus an additional tax of 3%, which is imposed on individuals whose annual taxable income exceeds a certain threshold (NIS 663,240 for 2022), and which will be referred to as “excess tax.” The inflationary surplus is generally exempt from tax, provided that the shares being sold were acquired after December 31, 1993.

Pursuant to Israeli tax law, and subject to certain provisions of the ITO, non-Israeli residents (individuals or corporations) will generally be exempt from Israeli capital gains tax on the sale of Airobotics ordinary shares, which were acquired after the company was registered for trade on the Israeli stock exchange. However, non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents: (i) have a controlling interest of more than 25% in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

Other non-Israeli residents (individuals or corporations) may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty between Israel and the seller’s country of residence (subject to the receipt of a valid certificate from the Israeli Tax Authority (“ITA”) allowing for an exemption or a reduced tax rate).

Airobotics has filed requests for three tax rulings from the ITA with respect to (i) a deferral of capital gains tax with respect to Airobotics shareholders which hold less than 5% of Airobotics’ issued and outstanding shares regarding the stock consideration; and partial tax deferral, for the period of two and four years for each half of the stock consideration (respectively) for shareholders which hold upwards of 5% of Airobotics’ issued and outstanding shares; and (ii) the Israeli tax treatment applicable to holders of Airobotics stock options and ordinary shares issued to certain directors and employees under Section 102 of the ITO. There can be no assurance that such tax rulings will be granted before the closing or at all or that, if obtained, such tax rulings will be granted under the conditions requested by Airobotics.

Absent receipt by Airobotics of an applicable tax ruling from the ITA prior to closing of the Merger, the Airobotics shareholders (excluding shares subject to section 102 of the ITO) will be subject to Israeli capital gains tax in connection with the Merger, the Airobotics shareholders will be subject to Israeli withholding tax at the rate of 25% (for individuals) and 23% (for corporations) on the Merger Consideration (unless the shareholder obtains an individual certificate of exemption or a reduced tax rate from the ITA, as described below); and since there is no cash payment as part of the Merger, Ondas and the exchange agent will make any payments only after the payment recipient has satisfied its Israeli tax obligation to the sole satisfaction of the Ondas or the Israeli Sub-Agent or the payment to the Israeli Sub-Agent of the withholding tax amount by the payment recipient is withheld and deducted from the cash.

Regardless of whether Airobotics obtains the requested tax rulings from the ITA, any holder of Airobotics ordinary shares who believes that it is entitled to an exemption from withholding tax (or entitled to a reduced tax rate) may separately apply to the ITA to obtain a certificate of exemption from withholding or an individual tax ruling providing for no withholding or withholding at a reduced tax rate, and submit such certificate of exemption or ruling to the exchange agent prior to receiving the Merger Consideration and at least five business days prior to the date that is 365 days following the date of the closing of the Merger. If Ondas or the exchange agent receives a valid exemption certificate or tax ruling (in form and substance reasonably acceptable to the Israeli-Sub Agent) prior to delivering the

Merger Consideration and at least three business days prior to the date that is 365 days following the date of the closing of the Merger, since there is no cash payment as part of the Merger, Ondas and the exchange agent will make any payments only after the payment recipient has satisfied its Israeli tax obligation to the sole satisfaction of the Ondas or the Israeli Sub-Agent or the payment to the Israeli Sub-Agent of the withholding tax amount by the payment recipient is withheld and deducted from the cash.

For a more complete description of the Israeli tax consequences of the Merger, see “The Merger — Certain Israeli Tax Consequences of the Merger”.

Accounting Treatment

Ondas prepares its financial statements in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The Merger will be accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. Ondas will be treated as the acquiror for accounting purposes.

Risk Factors

You should consider all the information contained in or incorporated by reference into this prospectus in considering the proposed Merger. In particular, you should carefully consider the risks that are described in the section titled “Risk Factors”.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Ondas Market Price and Dividend Information

Ondas common stock is listed on Nasdaq under the symbol “ONDS.” The following table sets forth the high and low prices per share for Ondas’ common stock and cash dividends declared for the periods indicated, each rounded to the nearest whole cent. Ondas’ fiscal year ends on December 31.

	High ($)	Low ($)	Dividend ($)
2022:
First Quarter	$7.99	$3.92	N/A
Second Quarter	$8.30	$4.05	N/A
Third Quarter	$6.10	$3.45	N/A
Fourth Quarter (through November 16, 2022)	$4.61	$2.84	N/A

2021:
First Quarter	$16.00	$8.54	N/A
Second Quarter	$10.00	$5.69	N/A
Third Quarter	$10.00	$5.86	N/A
Fourth Quarter	$11.74	$6.23	N/A

2020:
First Quarter	$18.00	$6.00	N/A
Second Quarter	$8.85	$3.75	N/A
Third Quarter	$12.00	$6.60	N/A
Fourth Quarter(1)	$14.00	$9.03	N/A

2019:
First Quarter	$19.50	$18.00	N/A
Second Quarter	$18.00	$18.00	N/A
Third Quarter	$19.50	$18.00	N/A
Fourth Quarter	$19.50	$15.00	N/A

____________

(1)      Ondas performed a one-for-three reverse stock split of its issued and outstanding common stock, effective on November 13, 2020.

Ondas has never declared nor paid any cash dividends to stockholders. Ondas does not intend to pay cash dividends on its common stock for the foreseeable future, and currently intends to retain any future earnings to fund its operations and the development and growth of its business. The declaration of any future cash dividend, if any, would be at the discretion of the Ondas Board, (subject to limitations imposed under applicable Nevada law) and would depend upon Ondas’ earnings, if any, its capital requirements and financial position, its general economic conditions, and other pertinent conditions.

Airobotics Market Price and Dividend Information

Airobotics ordinary shares are listed on the TASE under the symbol “AIRO.” The following table sets forth the high and low prices per share for Airobotics ordinary shares and cash dividends declared in the periods indicated, each rounded to the nearest whole agora. Airobotics’ fiscal year ends on December 31.

	High (NIS)	Low (NIS)	Dividend (NIS)
2022:
First Quarter	5.7990	2.8520	N/A
Second Quarter	3.8990	1.6000	N/A
Third Quarter	3.1800	1.5440	N/A
Fourth Quarter (through November 16, 2022)	2.0400	1.4000	N/A

2021:
First Quarter	N/A	N/A	N/A
Second Quarter	N/A	N/A	N/A
Third Quarter	7.7000	6.7190	N/A
Fourth Quarter	7.5000	4.8070	N/A

2020:
First Quarter	N/A	N/A	N/A
Second Quarter	N/A	N/A	N/A
Third Quarter	N/A	N/A	N/A
Fourth Quarter	N/A	N/A	N/A

2019:
First Quarter	N/A	N/A	N/A
Second Quarter	N/A	N/A	N/A
Third Quarter	N/A	N/A	N/A
Fourth Quarter	N/A	N/A	N/A

Under the terms of the Merger Agreement, prior to the completion of the Merger, Airobotics is not permitted to declare, set aside, authorize, make or pay any dividend or other distribution without the consent in writing of Ondas, except as described in the Merger Agreement.

Comparison of Ondas and Airobotics Market Prices

The following table sets forth the closing sale price per share of Ondas common stock reported on Nasdaq as of July 1, 2022 and of Airobotics ordinary shares reported on the TASE as of July 4, 2022, in each case the last trading day prior to the public announcement of the Merger, and on November 16, 2022, the last practicable trading day before the filing of this prospectus with the SEC. The market value of Airobotics ordinary shares on these days was converted to U.S. dollars in the table below using the NIS/U.S. dollar exchange rate as last published by the Bank of Israel as of the close of business on each such date. The market prices of Ondas common stock and Airobotics ordinary shares, as well as the NIS/U.S. dollar exchange rate, have fluctuated since the date of the announcement of the Merger and will continue to fluctuate from the date of this prospectus to the date of the Airobotics special meeting and the date the Merger is completed and thereafter (in the case of Ondas common stock). The value of the Merger Consideration to be received in exchange for each Airobotics ordinary share will fluctuate with changes in the market value of Ondas common stock and changes in the NIS/U.S. dollar exchange rate until the last trading day before the Merger is complete.

	Ondas Common Stock	Airobotics Ordinary Shares
July 1, 2022/July 4, 2022	$5.50	$0.4963(1)
November 16, 2022	$2.91	$0.5089(2)

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(1)      The market value of Airobotics ordinary shares on July 4, 2022 was converted to U.S. dollars using the NIS/U.S. dollar exchange rate of 3.4960, published by the Bank of Israel on the close of business on July 4, 2022.

(2)      The market value of Airobotics ordinary shares on November 16, 2022 was converted to U.S. dollars using the NIS/U.S. dollar exchange rate of 3.4210, published by the Bank of Israel on the close of business on November 16, 2022.

No assurance can be given concerning the market prices of Ondas common stock or Airobotics ordinary shares or the NIS/U.S. dollar exchange rate before completion of the Merger or Ondas common stock after completion of the Merger. The value of the Merger Consideration to be received in exchange for each Airobotics ordinary share when received by Airobotics shareholders after the Merger is completed could be greater than, less than or the same as shown in the table above. Accordingly, shareholders are advised to obtain current market quotations for Ondas common stock, Airobotics ordinary shares and the NIS/U.S. dollar exchange rate.

RISK FACTORS

You should carefully consider the following risks, the risks associated with Ondas’ business found in Ondas’ Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 22, 2022 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 filed with the SEC on August 9, 2022, which are incorporated by reference in this prospectus, and other information contained in or incorporated by reference into this prospectus, including the matters addressed under the caption “Cautionary Note Regarding Forward-Looking Statements.”

Risk Factor Summary

The Merger, Combined Company, Ondas and Airobotics are subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” in this prospectus. Some of these principal risks include the following:

Risks Related to the Merger

•        Uncertainty about the Merger may adversely affect each company’s relationships with its customers, suppliers, and employees.

•        The regulatory approvals required in connection with the Merger may not be obtained or may contain materially burdensome conditions.

•        The ratio for the exchange of Airobotics ordinary shares for Ondas common stock is fixed.

•        Ondas, Airobotics and the combined company may be subject to litigation in connection with the Merger.

•        If it is determined the Merger does not qualify as a tax-free “reorganization” for U.S. federal income tax purposes, U.S. holders of Airobotics ordinary shares will generally recognize capital gain or loss as a result of the Merger.

Risks Related to the Combined Company

•        Ondas may not realize the benefits anticipated from the Merger, which could adversely affect Ondas’ stock price.

•        The Merger may result in significant charges or other liabilities that could adversely affect the financial results of the combined company.

•        Ondas stockholders will experience dilution as a consequence of the issuance of the common stock in connection with the Merger.

•        Ondas may experience difficulties integrating Airobotics’ business.

•        Airobotics’ failure to maintain an effective system of internal control over financial reporting could adversely affect its ability to present accurately its financial statements and could materially and adversely affect Airobotics and the combined company.

•        If Ondas is unable to implement and maintain effective internal control over financial reporting following completion of the Merger, Ondas may fail to prevent or detect material misstatements in its financial statements.

•        Airobotics may have liabilities that are not known, probable or estimable at this time.

•        The combined company’s goodwill or other intangible assets may become impaired, which could result in material non-cash charges to its results of operations.

•        The combined company may be unable to manage its growth effectively.

•        The loss of key personnel could have a material adverse effect on the combined company’s financial condition, results of operations, and growth prospects.

Risks Related to Ondas

•        These risks are described in Part I, Item 1A of Ondas’ Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC on March 22, 2022, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 filed with the SEC on August 9, 2022 and in other documents that are incorporated by reference into this prospectus.

Risks Related to Airobotics

•        Airobotics has incurred significant operating losses since its inception and cannot assure you that it will ever achieve or sustain profitability.

•        Airobotics is dependent on a small number of customers, and the loss of such customers or a decrease in business conducted with such customers could materially harm its business, financial condition or results of operations.

•        If the commercial UAS markets do not experience significant growth, if Airobotics cannot expand its customer base or if its products and services do not achieve broad acceptance, then Airobotics may not be able to achieve its anticipated level of growth.

•        Project performance delays or difficulties, including those caused by third parties, or certain contractual obligations may result in additional costs to Airobotics, reductions in revenues or the payment of liquidated damages.

•        Material delays or defaults in customer payments could leave Airobotics unable to cover expenditures related to such customer’s projects, including the payment of its subcontractors.

•        Certain of Airobotics’ officers, employees, contractors and other service providers may work on projects that are inherently dangerous, and a failure to maintain a safe worksite could result in significant losses.

•        Airobotics’ marketing efforts depend significantly on its ability to receive positive references from its existing customers.

•        Airobotics is exposed to currency exchange rate fluctuations because a significant proportion of Airobotics’ expenses are denominated in foreign currencies.

•        Airobotics operates in a competitive market.

•        Airobotics depends on its ability to attract and retain skilled and professional employees.

•        If Airobotics fails to respond to evolving technological changes, Airobotics’ products and services could become obsolete or less competitive.

•        Airobotics depends on its ability to develop new products and to enhance and sustain the quality of existing products.

•        Airobotics’ insurance policies may not cover all risks adequately or Airobotics may not be able to secure adequate insurance policies at reasonable prices when renewing coverage.

•        Airobotics operations may cause damage to its customers, which may not be fully covered by Airobotics’ existing insurance coverage, or could harm its reputation.

•        Airobotics does not control certain aspects of the manufacturing process.

•        Airobotics ability to protect its intellectual property and proprietary technology is uncertain.

•        Airobotics’ business may suffer if it is alleged or found that its products infringe the intellectual property rights of others.

•        Airobotics is subject to various government regulations, restrictions and requirements, and may be subject to additional regulations in the future, violation of which could subject Airobotics to sanctions or otherwise harm, restrict or add costs to Airobotics’ business.

•        Airobotics’ business is subject to federal, state and international laws regarding data protection, privacy, and information security, as well as confidentiality obligations under various agreements, and its actual or perceived failure to comply with such obligations could damage its reputation, expose it to litigation risk and adversely affect its business and operating results.

•        Cyberattacks through security vulnerabilities could lead to disruption of business.

Risks Related to the Merger

If Ondas and Airobotics are unable to complete the Merger, in a timely manner or at all, each company’s business and stock price may be adversely affected.

The obligations of Ondas and Airobotics to consummate the Merger are subject to the satisfaction or waiver of the conditions described in the section titled “The Merger Agreement — Conditions to the Merger.”

The required satisfaction of the closing conditions could delay the completion of the Merger for a significant period of time or prevent it from occurring. Any delay in completing the Merger could cause Ondas not to realize some or all of the benefits that the parties expect Ondas to achieve following the Merger.

If the Merger is not completed or is delayed, each company’s share price could fall to the extent that each company’s current price reflects an assumption that the Merger will be completed on the expected timeline. Furthermore, if the Merger is delayed or is not completed and the Merger Agreement is terminated, Ondas and Airobotics may suffer other consequences that could adversely affect each of their businesses, results of operations and share price, including the following:

•        each has incurred and will continue to incur costs relating to the Merger (including significant legal and financial advisory fees), and many of these costs are payable whether or not the Merger is completed;

•        matters relating to the Merger (including integration planning) may require substantial commitments of time and resources by Ondas’ and Airobotics’ management team, which could otherwise have been devoted to conducting their respective businesses or other opportunities that may have been beneficial to either company;

•        Ondas and Airobotics may be subject to legal proceedings related to the Merger or the failure to complete the Merger;

•        a delay in completing the Merger, or failure to complete the Merger, negative perceptions about the Merger, or other factors beyond Ondas’ and Airobotics’ control, may result in negative publicity and a negative perception in the investment community; and

•        any disruptions to Ondas’ or Airobotics’ business resulting from the announcement and pendency of the Merger.

Uncertainty about the Merger may adversely affect each company’s relationships with its customers, suppliers, and employees, which could negatively affect Ondas’ and Airobotics’ business, whether or not the Merger is completed.

The announcement of the Merger may cause uncertainties in Ondas’ and Airobotics’ relationships with their respective customers and suppliers which could impair each company’s ability to maintain or expand its business. Furthermore, uncertainties about the Merger may cause current and prospective employees of Ondas and Airobotics to experience uncertainty about their future with their respective companies. These uncertainties may impair the ability of Ondas and Airobotics to retain, recruit or motivate key employees which could affect their respective businesses.

The regulatory approvals required in connection with the Merger may not be obtained or may contain materially burdensome conditions.

Completion of the Merger is conditioned upon the receipt of certain regulatory approvals, and neither Ondas nor Airobotics can provide assurance that these approvals will be obtained. If any conditions or changes to the proposed structure of the Merger are required to obtain these regulatory approvals, they may have the effect of jeopardizing or delaying completion of the Merger or reducing the anticipated benefits of the Merger. If Ondas agrees to any material conditions in order to obtain any approvals required to complete the Merger, the business and results of operations of the combined company may be adversely affected.

The ratio for the exchange of Airobotics ordinary shares for Ondas common stock is fixed.

Each ordinary share of Airobotics will be exchanged for 0.16806 of a share of Ondas’ common stock. This ratio of the number of ordinary shares of Airobotics to be exchanged for each share of Ondas’ common stock will not change and there will be no adjustment to this exchange ratio for changes in the market price of either Ondas common stock or Airobotics ordinary shares. In addition, neither Ondas nor Airobotics may terminate the Merger Agreement solely because of changes in the market price of either company’s shares. Therefore, if the market value of Ondas common stock or Airobotics ordinary shares changes relative to the market value of the other, there will not be a change, either upward or downward, in the aggregate number of shares of Ondas common stock to be issued to Airobotics shareholders in the Merger. The share prices of Ondas common stock or Airobotics ordinary shares are by their nature subject to the general price fluctuations in the market for publicly traded equity securities and have experienced significant volatility, and you should obtain recent market quotations for Ondas common stock or Airobotics ordinary shares. In addition, there will be a period of time between the date when shareholders of Airobotics vote on the Merger and the date when the Merger is completed and Airobotics shareholders receive shares of Ondas common stock. Neither Ondas nor Airobotics can predict or give any assurances as to the relative market prices of their shares before, at or after Airobotics’ shareholder vote on the Merger.

Ondas, Airobotics and the combined company may be subject to litigation in connection with the Merger.

Lawsuits may be filed against Ondas and Airobotics, their respective subsidiaries, and/or their respective directors or executive officers in connection with the Merger and/or the related transactions. In addition, lawsuits may be filed against the combined company following the Merger. If any such lawsuit is filed, it could result in a reduction in the stock price of Ondas, Airobotics or the combined company following the Merger, substantial costs and diversion of management’s attention and resources, which could adversely affect the business, financial condition or results of operations of Ondas, Airobotics and the combined company whether or not a settlement or other resolution is achieved.

The rights of holders of Airobotics ordinary shares will change as a result of the Merger.

Upon completion of the Merger, shareholders of Airobotics will become Ondas stockholders and their rights as stockholders of Ondas will be governed by Ondas’ Amended and Restated Articles of Incorporation (the “Ondas Articles”), Ondas’ Amended and Restated Bylaws (the “Ondas Bylaws”) and Nevada law. The terms of the Ondas Articles and Ondas Bylaws and Nevada law are, in some respects, different than the terms of Airobotics’ articles of association and Israeli corporate law, which currently govern the rights of Airobotics shareholders. For more information, see the section titled “Comparison of Shareholder Rights”.

If it is determined the Merger does not qualify as a tax-free “reorganization” for U.S. federal income tax purposes, U.S. holders of Airobotics ordinary shares will generally recognize capital gain or loss as a result of the Merger.

As further described below in “The Merger — U.S. Federal Income Tax Consequences” of this prospectus, the Merger is structured to qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code. However, there is no assurance that the Internal Revenue Service (the “IRS”) will not take a contrary position regarding the tax treatment of the Merger or that any such contrary position would not be sustained, nor is the receipt of any tax opinion a condition to the closing of the Merger. If it is determined the Merger does not qualify as a tax-free “reorganization”, the Merger would be a taxable transaction to Airobotics shareholders for U.S. federal income tax purposes. In that case, a U.S. holder (as defined below in the section entitled “The Merger — U.S. Federal Income Tax Consequences”) would generally recognize capital gain or loss measured by reference to the fair market value of Ondas common stock received in exchange for such U.S. holder’s Airobotics ordinary shares. For more information about the tax consequences related to the Merger, see the section entitled “The Merger — U.S. Federal Income Tax Consequences — Tax Consequences of the Merger” of this prospectus.

Even if the Merger qualifies as a “reorganization” under Section 368(a) of the Code, a U.S. holder may still recognize gain as a result of the Merger if Airobotics is or was classified as a “passive foreign investment company” for any taxable year during which a U.S. holder held Airobotics ordinary shares.

Even if the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, if Airobotics was a “passive foreign investment company” (a “PFIC”) for any taxable year during which a U.S. holder (as defined below in the section entitled “U.S. Federal Income Tax Consequences”) owned Airobotics ordinary shares, certain adverse U.S. federal income tax consequences, including recognition of gain, could apply to such U.S. holder as a result of the Merger, unless certain exceptions apply. U.S. holders of Airobotics ordinary shares should consult their tax advisors regarding the possible classification of Airobotics as a PFIC and the resulting U.S. federal income tax considerations. See the section entitled “The Merger — U.S. Federal Income Tax Consequences — U.S. Federal Income Taxation of U.S. Holders — Passive Foreign Investment Company Rules”.

Risks Related to the Combined Company

Ondas may not realize the benefits anticipated from the Merger, which could adversely affect Ondas’ stock price.

The anticipated benefits from the Merger are, necessarily, based on projections and assumptions about the combined business of Ondas and Airobotics, which may not materialize as expected or which may prove to be inaccurate. Ondas’ ability to achieve the anticipated benefits will depend on its ability to successfully and efficiently integrate the business and operations of Airobotics with those of Ondas and achieve the expected synergies. Ondas may encounter significant challenges with successfully integrating and recognizing the anticipated benefits of the Merger, including the following:

•        potential disruption of, or reduced growth in, Ondas’ historical core businesses, due to diversion of management attention and uncertainty with Ondas’ current customer and supplier relationships;

•        challenges arising from the expansion into those Airobotics jurisdictions where Ondas does not currently operate or have significant operations;

•        coordinating and integrating research and development teams across technologies and products to enhance product development;

•        consolidating and integrating corporate, information technology, finance and administrative infrastructures, and integrating and harmonizing business systems;

•        coordinating sales and marketing efforts to effectively position Ondas’ capabilities and the direction of product development;

•        difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects from combining Airobotics’ business with Ondas’ business;

•        limitations prior to the completion of the Merger on the ability of management of Ondas and of Airobotics to conduct planning regarding the integration of the two companies;

•        the increased scale and complexity of Ondas’ operations resulting from the Merger;

•        retaining key employees, suppliers and other partners of Ondas and Airobotics;

•        obligations that Ondas will have to counterparties of Airobotics that arise as a result of the change in control of Airobotics;

•        difficulties in anticipating and responding to actions that may be taken by competitors in response to the Merger; and

•        Ondas’ assumption of and exposure to unknown or contingent liabilities of Airobotics. In addition, Ondas’ anticipated benefits of the Merger contemplate significant cost-saving synergies over time. Consequently, even if Ondas is able to successfully integrate the operations of Airobotics with its own, Ondas may not realize the full benefits of the Merger if it is unable to identify and implement the anticipated cost savings or if the actions taken to implement such cost-savings have unintended consequences on Ondas’ other business operations.

If Ondas does not successfully manage these issues and the other challenges inherent in integrating an acquired business then it may not achieve the anticipated benefits of the Merger, Ondas could incur unanticipated expenses and charges and its operating results and the value of its common stock could be materially and adversely affected.

The Merger may result in significant charges or other liabilities that could adversely affect the financial results of the combined company.

Ondas has incurred, and expects to continue to incur a number of non-recurring costs associated with the Merger. The substantial majority of the non-recurring expenses will consist of transaction and regulatory costs related to the Merger. Ondas will also incur transaction fees and costs related to formulating and implementing integration plans, including system consolidation costs and employment-related costs. Ondas continues to assess the magnitude of these costs, and additional unanticipated costs may be incurred from the Merger and integration. Although Ondas anticipates that the elimination of duplicative costs and the realization of other efficiencies and synergies related to the integration should allow Ondas to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all. As a result, the financial results of Ondas following the Merger may be adversely affected by cash expenses and non-cash accounting charges incurred in connection with the Merger and the integration of the business and operations of Airobotics.

Furthermore, as a result of the Merger, Ondas will record a significant amount of goodwill and other intangible assets on its consolidated financial statements, which could be subject to impairment based upon future adverse changes in Ondas’ business or prospects including its inability to recognize the benefits anticipated by the Merger.

In addition, upon the completion of the Merger, Ondas will be liable for some or all of Airobotics’ liabilities that Ondas may have failed to or been unable to identify in the course of performing due diligence. If Ondas is not able to completely assess the scope of these liabilities or if these liabilities are neither probable nor estimable at this time, Ondas’ future financial results could be adversely affected by unanticipated reserves or charges, unexpected litigation or regulatory exposure, unfavorable accounting charges, unexpected increases in taxes due, a loss of anticipated tax benefits or other adverse effects on its business, operating results or financial condition. The price of Ondas’ common stock following the Merger could decline to the extent the combined company’s financial results are materially affected by any of these events.

Ondas’ actual financial position and results of operations following the Merger may differ materially from the unaudited pro forma financial information included in this prospectus.

The unaudited pro forma financial information contained in this prospectus is presented for illustrative purposes only and may not be an indication of Ondas’ financial condition or results of operations following the Merger. The unaudited pro forma financial information has been derived from the historical audited and unaudited consolidated financial information of Ondas and Airobotics, respectively, and certain adjustments and assumptions have been made regarding Ondas after giving effect to the Merger. The information upon which these adjustments and assumptions have been made is preliminary, and these types of adjustments and assumptions are difficult to make with accuracy. For example, the unaudited pro forma financial information does not reflect all costs that are expected to be incurred by Ondas in connection with the Merger. As a result, Ondas’ actual financial condition and results of operations following the completion of the Merger may not be consistent with, or evident from, the unaudited pro forma financial information.

In addition, the assumptions used in preparing the unaudited pro forma financial information may prove to be inaccurate, and other factors may affect Ondas’ financial condition or results of operations following the consummation of the Merger. Any potential decline in Ondas’ financial condition or results of operations may cause significant variations in the market price of its common stock following the Merger. For additional information, see the section titled “Unaudited Pro Forma Condensed Combined Financial Information” contained in this prospectus.

Ondas stockholders will experience dilution as a consequence of the issuance of the common stock in connection with the Merger.

Ondas stockholders will experience dilution upon the issuance of additional shares of common stock pursuant to the Merger Agreement. Such dilution will, among other things, limit the ability of the current Ondas stockholders to influence management of Ondas, including through the election of directors following the Merger.

Ondas may experience difficulties integrating Airobotics’ business.

Achieving the anticipated benefits of the Merger will depend in significant part upon whether Ondas and Airobotics integrate their businesses in an efficient and effective manner. Ondas has been able to conduct only limited planning regarding the integration of the companies following the Merger and has not yet determined the exact nature of how the businesses and operations of the companies will be combined after the Merger. The actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. The companies may not be able to accomplish the integration process smoothly, successfully or on a timely basis. The necessity of coordinating geographically separated organizations, systems of controls, and facilities and addressing possible differences in business backgrounds, corporate cultures and management philosophies may increase the difficulties of integration. The companies operate numerous systems and controls, including those involving management information, purchasing, accounting and finance, sales, billing, employee benefits, payroll and regulatory compliance. The integration of operations following the Merger will require the dedication of significant management and external resources, which may temporarily distract management’s attention from the day-to-day business of the combined company and be costly. Employee uncertainty and lack of focus during the integration process may also disrupt the business of the combined company. Any inability of management to successfully and timely integrate the operations of the two companies could have a material adverse effect on the business and results of operations of the combined company.

The combined company’s inability to integrate other recently acquired businesses or to successfully complete future acquisitions could limit its future growth or otherwise be disruptive to its ongoing business.

Ondas has pursued several acquisitions in recent years. Ondas completed its acquisition of American Robotics in August 2021. Ondas is still in the process of integrating the recently acquired businesses and assets, including American Robotics and Ardenna, and, following the Merger, will also need to successfully integrate the overall businesses of Ondas and Airobotics in the combined company. Additionally, Ondas may pursue future acquisitions that it believes will be accretive or complementary to its business. The anticipated benefits and synergies from recently completed acquisitions or future acquisitions may not materialize to the extent projected or at all.

Airobotics’ failure to maintain an effective system of internal control over financial reporting could adversely affect its ability to present accurately its financial statements and could materially and adversely affect Airobotics and the combined company after the consummation of the Merger, including the combined company’s business, reputation, results of operations, financial condition or liquidity.

Airobotics’ outside auditor identified material weaknesses in Airobotics’ internal control over financial reporting in connection with the preparation of the financial statements and audit as of and for the year ended December 31, 2021, which relates to a deficiency in the design and operation of its financial accounting and reporting controls. Specifically, the material weakness resulted from a lack of segregation of duties within the financial accounting and reporting processes. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis.

While the combined company intends to implement measures to remediate the material weakness, there is no guarantee that it can be remediated in a timely fashion or at all. The combined company’s failure to correct this material weakness could result in inaccurate financial statements and could also impair its ability to comply with the applicable financial reporting requirements on a timely basis. These compliance issues could cause investors to lose confidence in Airobotics’ reported financial information and may result in volatility in and a decline in the market price of the combined company’s securities.

Upon completion of the Merger, Airobotics will become a wholly owned subsidiary of Ondas. Prior to the filing of the registration statement, Airobotics was not subject to the Sarbanes-Oxley Act, and Section 404 thereof will require that the combined company include a report from management on the effectiveness of its internal control over financial reporting in its annual report on Form 10-K. It may take the combined company time to develop the requisite internal control framework. The combined company’s management may conclude that its internal control over financial reporting is not effective, or the level at which the combined company’s controls are documented, designed, or reviewed is not adequate, and may result in the combined company’s independent registered public accounting firm issuing a report that is qualified. In addition, the reporting obligations may place a significant strain on the combined company’s management, operational and financial resources and systems for the foreseeable future. The combined company may be unable to complete its evaluation testing and any required remediation in a timely manner.

If Ondas is unable to implement and maintain effective internal control over financial reporting following completion of the Merger, Ondas may fail to prevent or detect material misstatements in its financial statements, in which case investors may lose confidence in the accuracy and completeness of its financial reports and the market price of its securities may decline.

Ondas and Airobotics currently maintain separate internal control over financial reporting with different financial reporting processes and different process control software. Ondas plans to integrate its internal control over financial reporting with that of Airobotics. Ondas may encounter difficulties and unanticipated issues in combining Ondas and Airobotics respective accounting systems due to the complexity of the financial reporting processes. Ondas may also identify errors or misstatements that could require audit adjustments. If Ondas is unable to implement and maintain effective internal control over financial reporting following completion of the Merger, Ondas may fail to prevent or detect material misstatements in its financial statements, in which case investors may lose confidence in the accuracy and completeness of its financial reports and the market price of its securities may decline.

Airobotics may have liabilities that are not known, probable or estimable at this time.

After the Merger, Airobotics will remain subject to certain past, current, and future liabilities. There could be unasserted claims or assessments against or affecting Airobotics, including the failure to comply with applicable laws and regulations. In addition, there may be liabilities of Airobotics that are neither probable nor estimable at this time that may become probable or estimable in the future, including indemnification requests received from customers of Airobotics relating to claims of infringement or misappropriation of third party intellectual property or other proprietary rights, tax liabilities and liabilities in connection with other past, current and future legal claims and litigation. Any such liabilities, individually or in the aggregate, could have a material adverse effect on the combined company’s financial results. Ondas may learn additional information about Airobotics that adversely affects the combined company, such as unknown, unasserted, or contingent liabilities and issues relating to compliance with applicable laws or infringement or misappropriation of third party intellectual property or other proprietary rights.

Airobotics is subject to numerous legal and regulatory regimes and the combined business could be harmed by changes to, or the interpretation or the application of, the laws and regulations of each of the jurisdictions in which it operates.

In addition to the United States, Airobotics operates in Israel, Singapore and the United Arab Emirates. The international scope of Airobotics’ business will require the combined company to comply with a wide range of national and local laws and regulations, which may in certain cases diverge from or even conflict with each other.

With the geographic expansion of Ondas’ business and that of its subsidiaries, including also Airobotics after the consummation of the Merger, into new markets, Ondas will become subject to additional and changing legal, regulatory, tax, licensing, and compliance requirements and industry standards with respect to the combined company’s business.

In countries where Ondas and Airobotics operate, legislators and regulatory authorities may introduce new interpretations of existing laws and regulations or introduce new legislation or regulations concerning the business of Ondas and/or Airobotics. Changes in government regulation of or successful challenges to the business model used by Ondas or Airobotics in certain markets may require the combined company to change its existing business models and operations. Any additional regulatory scrutiny or changes in legal requirements may impose significant compliance costs and make it uneconomical for the combined company to continue to operate in all of the current markets or to expand in accordance with the combined company’s strategy, particularly if regulations or their interpretations vary greatly or conflict between different operating countries. This may negatively impact the combined company’s revenue and profitability by preventing the combined company’s business from reaching sufficient scale in particular markets or having to change its business model or incur additional costs, which would adversely impact the combined company after the completion of the Merger. Our inability, or perceived inability, to comply with existing or new compliance obligations, could lead to regulatory scrutiny, which could result in administrative or enforcement action, such as fines, penalties, and/or enforceable undertakings and adversely affect the combined company after the completion of the Merger.

The combined company’s goodwill or other intangible assets may become impaired, which could result in material non-cash charges to its results of operations.

The combined company will have goodwill and other intangible assets resulting from the Merger. At least annually, or whenever events or changes in circumstances indicate a potential impairment in the carrying value as defined by GAAP, the combined company will evaluate this goodwill and other intangible assets for impairment based on the fair value of each reporting unit. Estimated fair values could change if there are changes in the combined company’s capital structure, cost of debt, interest rates, capital expenditure levels, operating cash flows, or market capitalization. Impairments of goodwill or other intangible assets could require material non-cash charges to the combined company’s results of operations.

The combined company may be unable to manage its growth effectively.

The combined company’s growth strategy will place significant demands on its financial, operational and management resources. In order to continue its growth, the combined company may need to add administrative and other personnel, and will need to make additional investments in operations and systems. There can be no assurance that the combined company will be able to find and train qualified personnel, or do so on a timely basis, or expand its operations and systems to the extent, and in the time, required.

The loss of key personnel could have a material adverse effect on the combined company’s financial condition, results of operations, and growth prospects.

The success of the combined company will depend on the continued contributions of key employees and officers. The loss of the services of key employees and officers, whether such loss is through resignation or other causes, or the inability to attract additional qualified personnel, could have a material adverse effect on the combined company’s financial condition, results of operations, and growth prospects.

Following the completion of the Merger, our exposure to fluctuations in foreign currency exchange rates will be increased.

Airobotics conducts a significant portion of its operations outside of the United States, which also operate in their respective local currencies, the most significant of which are currently the Israeli New Shekel, the Singapore Dollar and the Emirati Dirham. Therefore, following the completion of the Merger, the combined company’s international operations will account for a more significant portion of overall operations than they do presently for Ondas and its exposure to fluctuations in foreign currency exchange rates will increase. Because our financial statements will continue to be presented in U.S. dollars subsequent to the completion of the transaction, the local currencies will be translated into U.S. dollars at the applicable exchange rates for inclusion in our consolidated financial statements, thereby increasing the foreign exchange translation risk.

Risks Related to Ondas

You should read and consider the risk factors specific to Ondas’ business that will also affect the combined company after the Merger. These risks are described in Part I, Item 1A of Ondas’ Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC on March 22, 2022, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 filed with the SEC on August 9, 2022 and in other documents that are incorporated by reference into this prospectus. See the section titled “Where You Can Find More Information” for the information incorporated by reference in this prospectus.

Risks Related to Airobotics

Airobotics has incurred significant operating losses since its inception and cannot assure you that it will ever achieve or sustain profitability.

Since its inception, Airobotics has incurred significant losses. As of December 31, 2021 and December 31, 2020, Airobotics had an accumulated deficit of approximately $141 million and $122 million, respectively. To date, it has financed its operations primarily through convertible loans from shareholders, bank loans, grants from the Israel Innovation Authority, and the issuance of its ordinary shares on the stock exchange. Prior to entering into the Merger Agreement, Airobotics’ ability to continue its operations was dependent on its ability to raise funds from various sources and it applied for financing from existing shareholders and a foreign sectoral investment fund.

Even if Airobotics were to achieve profitability in the future, it may not be able to sustain or increase such profitability. Additionally, Airobotics’ costs may increase in future periods and it may expend substantial financial and other resources on, among things, sales and marketing, the hiring of additional employees, contractors and other service providers, and general administration, which may include a significant increase in legal and accounting expenses related to continued compliance and various regulations applicable to its business or arising from the growth and maturity of its business.

Airobotics is dependent on a small number of customers, and the loss of such customers or a decrease in business conducted with such customers could materially harm its business, financial condition or results of operations.

Airobotics’ customers have historically consisted of urban supervisory and police authorities, municipalities and private entities from different industries, such as gas, mining, oil, ports, the defense industry and large technology companies. A small number of customers consisting of urban supervisory and police authorities and companies in the defense and technology industries have accounted for a substantial amount of Airobotics’ revenue for the last two completed fiscal years. During the year ended December 31, 2021, one customer accounted for approximately 86% of Airobotics’ revenue. During the year ended December 31, 2020, two customers accounted for approximately 78% of Airobotics’ revenue. The loss of these customers or a decrease in the business conducted with such customers could have a material adverse impact on Airobotics’ business, financial condition or results of operations.

If the commercial UAS markets do not experience significant growth, if Airobotics cannot expand its customer base or if its products and services do not achieve broad acceptance, then Airobotics may not be able to achieve its anticipated level of growth.

Airobotics cannot accurately predict the future growth rates or sizes of the markets for its products and services. Demand for its products and services may not increase, or may decrease, either generally or in specific markets, for particular types of products and services or during particular time periods. Airobotics believes the market for commercial UAS is nascent and the expansion of the market for its products and services in particular, depends on a number of factors, including the following:

•        customer satisfaction with these types of systems as solutions;

•        the cost, performance and reliability of products offered by Airobotics and its competitors;

•        customer perceptions regarding the effectiveness and value of these types of systems;

•        obtaining timely regulatory approvals for new customer deployments; and

•        marketing efforts and publicity regarding these types of systems and services.

Even if commercial UAS gain wide market acceptance, Airobotics’ products and services may not adequately address market requirements and may not continue to gain market acceptance. If these types of systems generally, or Airobotics’ products and services specifically, do not gain wide market acceptance, then it may not be able to achieve its anticipated level of growth and its revenue and results of operations would decline.

Negative customer perception regarding the commercial UAS industry or Airobotics’ automated data solutions could have a material adverse effect on the demand for Airobotics’ products and the business, results of operations, financial condition and cash flows of Airobotics.

Airobotics believes the commercial UAS industry is highly dependent upon customer perception regarding the safety, efficacy, and quality of the commercial UAS system deployed. Customer perception of these products can be significantly influenced by scientific research or findings, regulatory investigations, litigation, media attention, and other publicity. There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention, or other research findings or publicity will be favorable to the UAS market. Future research reports, findings, regulatory proceedings, litigation, media attention or other publicity that are perceived as less favorable than, or that question, earlier research reports, findings or publicity could have a material adverse effect on the demand for Airobotics’ products and the business, results of operations, financial condition and cash flows of Airobotics. The dependence upon customer perceptions means that adverse scientific research reports, findings, regulatory proceedings, litigation, media attention or other publicity, whether or not accurate or with merit, could have a material adverse effect on Airobotics, the demand for its products, and its business, results of operations, financial condition and cash flows.

Project performance delays or difficulties, including those caused by third parties, or certain contractual obligations may result in additional costs to Airobotics, reductions in revenues or the payment of liquidated damages.

Many projects involve challenging engineering, construction or installation phases that may occur over extended time periods. Airobotics may encounter difficulties as a result of delays or changes in designs, engineering information or materials provided by a customer or a third party, delays or difficulties in equipment and material delivery, schedule changes, delays from a customer’s failure to timely obtain permits or meet other regulatory requirements including the securing of necessary Federal Communications Commission (“FCC”) certifications or FAA approvals, weather-related delays and other factors, many of which are beyond its control, that impact its ability to complete the project in accordance with the original delivery schedule. In addition, Airobotics contracts with third-party subcontractors to assist it with the completion of contracts. Any delay or failure by suppliers or by subcontractors in the completion of their portion of the project may be beyond Airobotics’ control and may result in delays in the overall progress of the project or may cause it to incur additional costs, or both. Delays and additional costs may be substantial, and, in some cases, Airobotics may be required to compensate the customer for such delays. Delays may also disrupt the final completion of its contracts as well as the corresponding recognition of revenues and expenses therefrom. In certain circumstances, Airobotics guarantees project completion by a scheduled acceptance date or achievement of certain acceptance and performance testing levels; failure to meet any of its guarantees, schedules or performance requirements could also result in additional costs or penalties to Airobotics, including obligations to pay liquidated damages, and such amounts could exceed expected project profit. In extreme cases, the above-mentioned factors could cause project cancellations, and Airobotics may be unable to replace such projects with similar projects or at all. Such delays or cancellations may impact Airobotics’ reputation, brand or relationships with customers, adversely affecting its ability to secure new contracts.

Airobotics’ contractors may fail to satisfy their obligations to it or other parties, or it may be unable to maintain these relationships, either of which may have a material adverse effect on its business, financial condition and results of operations.

Airobotics depends on third party contractors to complete manufacturing, certain research and development and deployment functions. There is a risk that it may have disputes with contractors arising from, among other things, the quality and timeliness of work performed by the contractor, customer concerns about the contractor or Airobotics failure to extend existing task orders or issue new task orders. In addition, if any of its contractors fail to deliver on a timely basis the agreed-upon supplies and/or perform the agreed-upon services, then Airobotics ability to fulfil its obligations may be jeopardized. In addition, the absence of qualified contractors with whom Airobotics has a satisfactory relationship could adversely affect the quality of its service and its ability to perform under some of its contracts. Any of these factors may have a material adverse effect on Airobotics’ business, financial condition or results of operations.

Material delays or defaults in customer payments could leave Airobotics unable to cover expenditures related to such customer’s projects, including the payment of its subcontractors.

Because of the nature of most of Airobotics’ contracts, it commits resources to projects prior to receiving payments from its customers in amounts sufficient to cover expenditures as they are incurred. In certain cases, these expenditures include paying its contractors and purchasing parts. If a customer defaults in making its payments on a project or projects to which Airobotics has devoted significant resources, it could have a material adverse effect on Airobotics’ business, financial condition or results of operations.

Certain of Airobotics’ officers, employees, contractors and other service providers may work on projects that are inherently dangerous, and a failure to maintain a safe worksite could result in significant losses.

Certain of Airobotics’ project sites can place its employees, contractors and other service providers and others, including third parties, in difficult or dangerous environments, and may involve difficult and hard to reach terrain, high elevation, or locations near large or complex equipment, moving vehicles, high voltage or other safety hazards or dangerous processes. Safety is a primary focus of Airobotics’ business and maintaining a good reputation for safety is critical to its business. Many of its customers require that Airobotics meet certain safety criteria to be eligible to bid on contracts. Airobotics maintains programs with the primary purpose of implementing effective health, safety and environmental procedures throughout the company. Maintaining such programs involves variable costs which may increase as governmental, regulatory and industry safety standards evolve, and any increase in such costs may materially affect Airobotics’ business, financial condition or results of operations. Further, if Airobotics fails to implement appropriate safety procedures or if its procedures fail, its officers, employees, contractors and other service providers, including third parties, may suffer injuries. Failure to comply with such procedures, client contracts or applicable regulations, or the occurrence of such injuries, could subject Airobotics to material losses and liability and may adversely impact its ability to obtain projects in the future or to hire and retain talented employees, contractors and other service providers, therefore materially adversely affecting its business, financial condition or results of operations.

Airobotics’ marketing efforts depend significantly on its ability to receive positive references from its existing customers.

Airobotics’ marketing efforts depend significantly on its ability to call on its current and past customers to provide positive references to new, potential customers. A material portion of its current pipeline activity is concentrated in the urban supervisory and police authorities, municipalities and private entities from different industries, such as gas, mining, oil, ports, the defense industry and large technology companies. Given Airobotics limited number of customers, the loss or dissatisfaction of any customer could substantially harm its brand and reputation, inhibit the market acceptance of its products and services, and impair its ability to attract new customers and maintain existing customers. Further, as Airobotics expands into new vertical and geographic end markets, references from existing customers could be similarly important. Any of these consequences could have a material adverse effect on Airobotics’ business, financial condition and results of operations.

Airobotics is exposed to currency exchange rate fluctuations because a significant proportion of Airobotics’ expenses are denominated in foreign currencies.

Airobotics’ operating currency is the U.S. dollar and Airobotics is therefore exposed to risks arising from changes in the dollar exchange rate. Most of Airobotics’ revenues are in dollars, while it has significant expenses in Shekels (mainly due to manpower). In light of the above, Airobotics’ business results may be affected by fluctuations in the U.S. dollar exchange rate.

Airobotics operates in a competitive market.

Since the field of automatic collection, analysis and accessibility of information through automatic UAV’s (the “Field of Operations”), is a field with numerous players and which is constantly evolving, market development and competition in the various industries relevant to Airobotics’ operations may increase in the future and adversely affect Airobotics’ business, for example, as a result of impaired prices for its products and services.

Airobotics depends on its ability to attract and retain skilled and professional employees.

As of the date of this report, Airobotics’ operations focus on the further development and upgrade of the systems it develops and the services it provides, and distribution and marketing, therefore it is important to retain skilled and professional personnel. Notwithstanding the foregoing, in Airobotics’ opinion, if necessary, it does not anticipate a material difficulty in replacing employees with training and training new employees within a reasonable period of time as required.

Airobotics depends on its ability to develop new products and technologies.

Airobotics is exposed to risks involved in the development of new products and/or new technologies, the failure of which may harm its operations and development.

For example, the current generation of Airobotics’ products and technology platforms have only been developed in the last several years and will continue to evolve. Deploying and operating Airobotics’ technology is complex and, until recently, had been done primarily by a small number of customers. As the size, complexity and scope of Airobotics’ deployments grow it anticipates being able to test product performance at a greater scale and in a variety of new geographic settings and environmental conditions. As the number, size and complexity of Airobotics’ deployments grow and it deploys its technology platforms for new applications in new critical infrastructure industries, it may encounter unforeseen operational, technical and other challenges, some of which could cause significant delays, trigger contractual penalties, result in unanticipated expenses, and/or damage to its reputation, each of which could materially and adversely affect its business, financial condition and results of operations.

If Airobotics fails to respond to evolving technological changes, Airobotics’ products and services could become obsolete or less competitive.

Airobotics operates in highly competitive industries characterized by new and rapidly evolving technologies, standards, regulations, customer requirements, as well as frequent product introductions and revisions. Accordingly, its operating results depend upon its ability to develop and introduce new products and services and its ability to reduce production costs of its existing products. The process of developing new technologies and products is complex, and if Airobotics is unable to develop enhancements to, and new features for, its existing products and services or acceptable new products and services that keep pace with technological developments or industry standards, its products may become obsolete, less marketable and less competitive and its business, financial condition or results of operations could be significantly harmed.

Airobotics depends on its ability to develop new products and to enhance and sustain the quality of existing products.

Airobotics’ growth and future success will depend, in part, on its ability to continue to design and manufacture new competitive products and to enhance and sustain the quality and marketability of its existing products. As such, it has made, and expects to continue to make, substantial investments in technology development. In the future, it may not have the necessary capital, or access to capital on acceptable terms, to fund necessary levels of research and development. Even with adequate capital resources, Airobotics may nonetheless experience unforeseen problems in the development or performance of its technologies or products. In addition, Airobotics may not meet its product development schedules and, even if it does, it may not develop new products fast enough to provide sufficient differentiation from its competitors’ products, which may be more successful.

Airobotics faces uncertainty and adverse changes in the economy.

Adverse changes in the economy could negatively impact Airobotics’ business. Future economic distress may result in a decrease in demand for Airobotics’ products, which could have a material adverse impact on its operating results and financial condition. Uncertainty and adverse changes in the economy could also increase costs associated with developing and publishing products, increase the cost and decrease the availability of sources of financing, and increase Airobotics’ exposure to material losses from bad debts, any of which could have a material adverse impact on the financial condition and operating results of Airobotics.

War, terrorism, and other acts of violence may affect the markets in which Airobotics operates, its clients and its product and service delivery.

Airobotics business may be adversely affected by regional or global instability, disruption or destruction, regardless of cause, including war, terrorism, riot, civil insurrection or social unrest. Such events may cause clients to delay their decisions on spending for the products and services provided by Airobotics and give rise to sudden significant changes in regional and global economic conditions and cycles. These events pose risks which could materially adversely affect Airobotics’ financial results.

Airobotics’ insurance policies may not cover all risks adequately or Airobotics may not be able to secure adequate insurance policies at reasonable prices when renewing coverage.

Airobotics has several insurance policies required to insure its operations, when Airobotics renews the period and terms of the insurance from time to time. Notwithstanding, it is possible that not all risks are covered and/or covered in full under the various policies and therefore, insurance proceeds, to the extent received, may not cover the full damage and losses incurred (third parties, including Airobotics’ customers and passers-by in the public space and Airobotics’ products and services).

In addition, Airobotics may be exposed to warranty claims for the products and services provided by it as well as additional claims (such as employee claims), which may affect its business, its reputation and the retention of its existing customers and engagement with new customers.

Airobotics operations may cause damage to its customers, which may not be fully covered by Airobotics’ existing insurance coverage, or could harm its reputation.

Airobotics’ operation may cause damage to its customers, such as bodily harm and property damage, including damage and loss of information contained in the various systems. Airobotics’ engagements with its customers may include indemnity and liability clauses by Airobotics, inter alia, for monetary damages and bodily injuries, as well as a commitment to purchase insurance.

Airobotics has several insurance policies required to insure its operations, which correspond to the insurance coverage required for its operations, including liability insurance for damages caused as a result of UAVs.

Notwithstanding the foregoing, Airobotics may be exposed to an event that is not covered by the existing insurance coverage or to an event that is covered by the insurance coverage, but damage caused will exceed the limit of liability in the existing policy.

It should also be noted that damage to the customer may adversely affect Airobotics’ reputation in general and its operations and results with the specific customer in particular.

Airobotics does not control certain aspects of the manufacturing process.

Some of the components used to manufacture the Airobotics System are purchased from external suppliers with whom Airobotics engages, when with respect to some of the components, adjustments and changes have been made in accordance with Airobotics’ needs (as opposed to off-the-shelf products). If Airobotics is required to replace any of the aforesaid suppliers with another supplier, this may generate additional one-time costs for it, which according to Airobotics’ assessments are not material and may also extend the production rate of the Airobotics System +for a certain period.

Airobotics’ ability to protect its intellectual property and proprietary technology is uncertain.

Airobotics relies primarily on patent, trademark and trade secret laws, as well as confidentiality and non-disclosure agreements, to protect its proprietary technologies and intellectual property. As of this filing, Airobotics held a total of one issued patent in the U.S., four issued international patents, five international pending patent applications, and one international patent application that has been filed but for which the examination process has not yet commenced. Airobotics’ patents expire in 2036, subject to any patent extensions that may be available for such patents. Airobotics’ intellectual property incorporates internally developed software and hardware design incorporating machine and computer vision and was developed with artificial intelligence and machine learning techniques. This intellectual property is critical to the development of end-to-end systems which reliably enable the automated operation of drones in real-world environments.

Airobotics has applied for patent protection relating to certain existing and proposed products and processes. If Airobotics fails to timely file a patent application in any jurisdiction, it may be precluded from doing so at a later date. Furthermore, Airobotics cannot assure you that any of its patent applications will be approved in a timely manner or at all. The rights granted to Airobotics under its patents, and the rights it is seeking to have granted in its pending patent applications, may not be meaningful or provide Airobotics with any commercial advantage. In addition, those rights could be opposed, contested or circumvented by its competitors, or be declared invalid or unenforceable in judicial or administrative proceedings. The failure of Airobotics’ patents to adequately protect its technology might make it easier or cheaper for its competitors to offer the same or similar products or technologies. Even if Airobotics is successful in receiving patent protection for certain products and processes, its competitors may be able to design around its patents or develop products that provide outcomes which are comparable or superior to Airobotics without infringing on its intellectual property rights. Due to differences between foreign and U.S. patent laws, Airobotics patented intellectual property rights may not receive the same degree of protection in foreign countries as they would in the U.S. Even if patents are granted outside the U.S., effective enforcement in those countries may not be available without significant cost and time expense or at all.

Airobotics relies on its trademarks and trade names to distinguish its products from the products of its competitors. Third parties may challenge Airobotics use of the trademarks. In the event that Airobotics’ trademarks are successfully challenged, it could be forced to rebrand its products, which could result in loss of brand recognition, and could require us to devote additional resources to marketing new brands. Further, Airobotics cannot assure you that its competitors will not infringe upon its trademarks, or that it will have adequate resources to enforce its trademarks.

Airobotics also relies on trade secrets, know-how and technology, which are not protectable by patents, to maintain its competitive position. Airobotics tries to protect this information by entering into confidentiality agreements and intellectual property assignment agreements with its officers, employees, contractors and other service providers regarding its intellectual property and proprietary technology. In the event of unauthorized use or disclosure or other breaches of those agreements, Airobotics may not be provided with meaningful protection for its trade secrets or other proprietary information. In addition, its trade secrets may otherwise become known or be independently discovered by competitors. To the extent that Airobotics’ commercial partners, collaborators, officers, employees, contractors and other service providers use intellectual property owned by others in their work for it, disputes may arise as to the rights in the related or resulting know-how and inventions. If any of Airobotics’ trade secrets, know-how or other technologies not protected by a patent were to be disclosed to or independently developed by a competitor, its business, financial condition and results of operations could be materially adversely affected.

If a competitor infringes upon one of Airobotics’ patents, trademarks or other intellectual property rights, enforcing those patents, trademarks and other rights may be costly, difficult and time consuming. Patent law relating to the scope of claims in the industry in which it operates is subject to rapid change and constant evolution and, consequently, patent positions in Airobotics’ industry can be uncertain. Even if successful, litigation to defend its patents and trademarks against challenges or to enforce its intellectual property rights could be expensive and time consuming and could divert management’s attention from managing its business. Moreover, Airobotics may not have sufficient resources or desire to defend its patents or trademarks against challenges or to enforce its intellectual property rights. Litigation also puts Airobotics’ patents at risk of being invalidated or interpreted narrowly and its patent applications at risk of not issuing. Additionally, Airobotics may provoke third parties to assert claims against it. Airobotics may not prevail in any lawsuits that it initiates, and the damages or other remedies awarded, if any, may not be commercially valuable. The occurrence of any of these events may harm Airobotics’ business, financial condition and operating results.

Airobotics’ business may suffer if it is alleged or found that its products infringe the intellectual property rights of others.

The industry that Airobotics operates in is characterized by the existence of a large number of patents and by litigation based on allegations of infringement or other violations of intellectual property rights. Moreover, in recent years, individuals and groups have purchased patents and other intellectual property assets for the purpose of making claims of infringement in order to extract settlements from companies. To date Airobotics has not received any claims with respect to its infringement of intellectual property or patents but, in the future, third parties may claim that it is infringing upon their patents or other intellectual property rights. In addition, Airobotics may be or may become contractually obligated to indemnify its customers or other third parties that use or resell its products in the event its products are alleged to infringe a third-party’s intellectual property rights. Responding to such claims, regardless of their merit, can be time consuming, costly to defend in litigation, divert management’s attention and resources, damage Airobotics’ reputation and brand, and cause it to incur significant expenses. Even if Airobotics is indemnified against such costs, the indemnifying party may be unable to uphold its contractual obligations. Further, claims of intellectual property infringement might require Airobotics to redesign affected products, delay affected product offerings, enter into costly settlement or license agreements or pay costly damage awards or face a temporary or permanent injunction prohibiting Airobotics from marketing, selling or distributing the affected products. If Airobotics cannot or does not license the alleged infringed technology on reasonable terms or at all, or substitute similar technology from another source, its revenue and earnings could be adversely impacted. Additionally, Airobotics’ customers may not purchase its products if they are concerned that its products infringe third-party intellectual property rights. This could reduce the market opportunity for the sale of Airobotics products and services. The occurrence of any of these events may have a material adverse effect on its business, financial condition and results of operations.

If Airobotics is unable to protect the confidentiality of its proprietary information, the value of its technology and products could be adversely affected.

In addition to patented technology, Airobotics relies on its unpatented technology, trade secrets and know-how. Airobotics generally seeks to protect this information by confidentiality, non-disclosure and assignment of invention agreements with its officers, employees, contractors and other service providers and with parties with which Airobotics does business. These agreements may be breached, which breach may result in the misappropriation of such information, and Airobotics may not have adequate remedies for any such breach. Airobotics cannot be certain that the steps it has taken will prevent unauthorized use or reverse engineering of its technology.

Moreover, Airobotics’ trade secrets may be disclosed to or otherwise become known or be independently developed by competitors. To the extent that Airobotics’ officers, employees, contractors, other service providers, or other third parties with whom it does business uses intellectual property owned by others in their work for Airobotics, disputes may arise as to the rights in related or resulting know-how and inventions. If, for any of the above reasons, Airobotics’ intellectual property is disclosed or misappropriated, it would harm its ability to protect its rights and have a material adverse effect on its business, financial condition, and results of operations.

Airobotics uses open-source software in its products and services that may subject its products and services to general release or require it to re-engineer its products and services, which may cause harm to its business.

Airobotics uses open-source software in connection with its products and services. From time to time, companies that incorporate open-source software into their products have faced claims challenging the ownership of open-source software and/or compliance with open source license terms. Therefore, Airobotics could be subject to suits by parties claiming ownership of what it believes to be open-source software or noncompliance with open-source licensing terms. Some open-source software licenses require users who distribute open-source software as part of their software to publicly disclose all or part of the source code to such software and/or make available any derivative works of the open-source code on unfavorable terms or at no cost. While Airobotics monitors the use of open source software in its products and services and tries to ensure that none is used in a manner that would require it to disclose the source code to the related product or that would otherwise breach the terms of an open source agreement, such use could inadvertently occur and it may be required to release its proprietary source code, pay damages for breach of contract, re-engineer its products, discontinue the sale of its products in the event re-engineering cannot be accomplished on a timely basis or take other remedial action that may divert resources away from its development efforts, any of which could adversely affect Airobotics’ business, operating results and financial condition.

Intellectual property rights do not necessarily address all potential threats to Airobotics’ competitive advantage.

The degree of future protection afforded by Airobotics’ intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect Airobotics’ business, or permit it to maintain its competitive advantage. The following examples are illustrative:

•        others may be able to make devices that are the same as or similar to Airobotics’ products but that are not covered by the claims of the patents that it owns;

•        Airobotics or any collaborators might not have been the first to make the inventions covered by the issued patents or pending patent applications that it owns;

•        Airobotics might not have been the first to file patent applications covering certain of its inventions;

•        others may independently develop similar or alternative technologies or duplicate any of Airobotics’ technologies without infringing its intellectual property rights;

•        it is possible that Airobotics’ pending patent applications will not lead to issued patents;

•        issued patents that Airobotics owns may not provide it with any competitive advantages, or may be held invalid or unenforceable as a result of legal challenges;

•        Airobotics’ competitors might conduct research and development activities in the U.S. and other countries that provide a safe harbor from patent infringement claims for certain research and development activities, as well as in countries where it does not have patent rights, and then use the information learned from such activities to develop competitive products for sale in its major commercial markets; and

•        Airobotics may not develop additional proprietary technologies that are patentable.

Airobotics is subject to various government regulations, restrictions and requirements, and may be subject to additional regulations in the future, violation of which could subject Airobotics to sanctions or otherwise harm, restrict or add costs to Airobotics’ business.

Legislative changes in Israel and throughout the world, including changes in regulatory policy in Airobotics’ operations, may affect its ability to meet schedules for delivering products to its customers and providing services to its customers. In addition, such changes and/or Airobotics’ non-compliance of the lawful requirements due to such changes, may cause Airobotics additional expenses and/or cause the imposition of new restrictions on its operations and thus impair its ability to provide services to customers or to expand the geographic footprint of its operations.

Airobotics is subject to Israeli regulations, restrictions and requirements which could adversely affect its business and operating results.

Restrictions imposed on Airobotics by the Government of Israel, as a result of strategic ties and treaties with foreign countries, limit Airobotics’ activities and access to certain countries, in a manner that may restrict and even prevent in certain situations Airobotics’ operations in certain countries and affect its results.

Airobotics is subject to extensive regulation, which could restrict its business.

Airobotics’ operations are subject to extensive and stringent regulation in the countries in which it operates, which varies from country to country and depends, inter alia, on obtaining permits and licenses in connection with UAV flying. Some are limited in time and certain flight conditions (in terms of altitude, noise, population density and flight distance) and are required to be renewed periodically by Airobotics with respect to every UAV unit produced by Airobotics. Changes in regulations in the countries where Airobotics operates, and regulatory changes related to aviation may impair Airobotics’ operations, so that it will prevent it from providing the services, in part or in full, and/or require additional time and resources to obtain additional and updated permits and licenses.

Failure to obtain necessary regulatory approvals from the FAA or other governmental agencies, or limitations put on the use of small UAS in response to public privacy and other concerns, may prevent Airobotics from expanding the sales of its drone solutions to industrial and government customers in the United States.

The regulation of small UAS for commercial use in the United States is undergoing substantial change and the ultimate treatment is uncertain.

On February 14, 2012, the FAA Modernization and Reform Act of 2012 was enacted, establishing various deadlines for the FAA to allow expanded use of small UAS for both public and commercial applications. On June 21, 2016, the FAA released its final rules regarding the routine use of certain small UAS (under 55 pounds) in the U.S. National Airspace System pursuant to the act (the “Part 107 Rules”). The Part 107 Rules, which became effective in August 2016, provided safety regulations for small UAS conducting non-recreational operations and contain various limitations and restrictions for such operations, including a requirement that operators keep UAS within visual-line-of-sight and prohibiting flights over unprotected people on the ground who are not directly participating in the operation of the UAS. On December 28, 2020, the FAA announced final rules requiring remote identification of drones and allowing operators of small drones to fly over people and at night under certain conditions. On June 8, 2021, the FAA announced the formation of an Aviation Rulemaking Committee (“ARC”) to develop new rules to further define regulations for the operations of UAS Beyond Visual Line-of-Site (“BVLOS”). The timing of additional rulemaking is uncertain as is the outcome of the still developing regulatory environment related to the operation of small UAS.

Airobotics cannot assure you that any final rules enacted in furtherance of the FAA’s announced proposals will result in the expanded use of its drones and drone solutions by commercial and industrial entities. In addition, there exists public concern regarding the privacy and other implications of U.S. commercial use of small UAS. This concern has included calls to develop explicit written policies and procedures establishing usage limitations. Airobotics cannot assure you that the response from regulatory agencies, customers and privacy advocates to these concerns will not delay or restrict the adoption of small UAS by the commercial use markets.

As a manufacturer of commercial UAS, Airobotics is subject to various government regulations, restrictions and requirements, and may be subject to additional regulations in the future, violation of which could subject it to sanctions or otherwise harm, restrict or add costs to its business.

As a manufacturer of consumer products, Airobotics is subject to significant government regulations, restrictions and requirements, including, in the United States, those issued under the Consumer Products Safety Act, as well as those issued under product safety and consumer protection statutes in our international markets. Failure to comply with any applicable product safety or consumer protection regulation could result in sanctions that could have a negative impact on Airobotics’ business, financial condition and results of operations.

Governments and regulatory agencies in the markets where Airobotics manufactures and sells products may enact additional regulations relating to product safety and consumer protection in the future and may also increase the penalties for failure to comply with product safety and consumer protection regulations. In addition, one or more of Airobotics’ customers might require changes in its products, such as the non-use of certain materials, in the future. Complying with any such additional regulations or requirements could impose increased costs on Airobotics’ business. Similarly, increased penalties for non-compliance could subject Airobotics to greater expenses in the event any of its products were found to not comply with such regulations. Such increased costs or penalties could harm Airobotics’ business.

Airobotics’ business is subject to federal, state and international laws regarding data protection, privacy, and information security, as well as confidentiality obligations under various agreements, and its actual or perceived failure to comply with such obligations could damage its reputation, expose it to litigation risk and adversely affect its business and operating results.

In connection with Airobotics’ business, it receives, collects, processes and retains certain sensitive and confidential customer information. As a result, Airobotics is subject to increasingly rigorous federal, state and international laws regarding privacy and data protection. Personal privacy, data protection and information security are significant issues in the United States and the other jurisdictions where Airobotics offers its products and services. The regulatory framework for privacy and security issues worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. Airobotics’ handling of data is subject to a variety of laws and regulations, including regulation by various government agencies, including the United States Federal Trade Commission (“FTC”) and various state, local and foreign bodies and agencies. Airobotics also executes confidentiality agreements with various parties under which it is required to protect their confidential information.

The United States federal and various state and foreign governments have adopted or proposed limitations on the collection, distribution, use and storage of personal information of individuals, including end-customers and employees. In the United States, the FTC and many state attorneys general are applying federal and state consumer protection laws to the online collection, use and dissemination of data. Additionally, many foreign countries and governmental bodies, and other jurisdictions in which Airobotics operates or conducts its business, have laws and regulations concerning the collection and use of personal information obtained from their residents or by businesses operating within their jurisdiction. These laws and regulations often are more restrictive than those in the United States. Such laws and regulations may require companies to implement new privacy and security policies, permit individuals to access, correct and delete personal information stored or maintained by such companies, inform individuals of security breaches that affect their personal information, and, in some cases, obtain individuals’ consent to use personal information for certain purposes.

Airobotics also expects that there will continue to be new proposed laws, regulations and industry standards concerning privacy, data protection and information security in the United States, the European Union and other jurisdictions, and it cannot yet determine the impact of such future laws, regulations and standards may have on its business. For example, the California Consumer Privacy Act, which became effective in 2020, provides new data privacy rights for consumers and new operational requirements for companies. Additionally, Airobotics expects that existing laws, regulations and standards may be interpreted differently in the future. There remains significant uncertainty surrounding the regulatory framework for the future of personal data transfers from the European Union to the United States with regulations such as the recently adopted General Data Protection Regulation (“GDPR”), which imposes more stringent E.U. data protection requirements, provides an enforcement authority, and imposes large penalties for noncompliance. Future laws, regulations, standards and other obligations, including the adoption of the GDPR, as well as changes in the interpretation of existing laws, regulations, standards and other obligations could impair Airobotics ability to collect, use or disclose information relating to individuals, which could decrease demand for its products, require it to restrict its business operations, increase its costs and impair its ability to maintain and grow its customer base and increase its revenue.

Although Airobotics is working to comply with those federal, state and foreign laws and regulations, industry standards, contractual obligations and other legal obligations that apply to Airobotics, such laws, regulations, standards and obligations are evolving and may be modified, interpreted and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another, other requirements or legal obligations, Airobotics’ practices or the features of its products. As such, Airobotics cannot assure ongoing compliance with all such laws or regulations, industry standards, contractual obligations and other legal obligations, and its efforts to do so may cause it to incur significant costs or require changes to its business practices, which could adversely affect its business and operating results. Any failure or perceived failure by Airobotics to comply with federal, state or foreign laws or regulations, industry standards, contractual obligations or other legal obligations, or any actual or suspected security incident, whether or not resulting in unauthorized access to, or acquisition, release or transfer of personal information or other data, may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity and could cause its customers to lose trust in Airobotics, which could have an adverse effect on its reputation and business. Any inability to adequately address privacy and security concerns, even if unfounded, or comply with applicable laws, regulations, policies, industry standards, contractual obligations or other legal obligations could result in additional cost and liability to Airobotics, damage our reputation, inhibit sales, and adversely affect its business and operating results.

Cyberattacks through security vulnerabilities could lead to disruption of business.

In recent years, cyber and information security risks have become more significant and common risk factors, especially in light of digital transformation processes taking place in various industries, and the reliance of various organizations on digital information management systems and work processes. Airobotics’ Field of Operations which includes the collection, analysis and transfer of information, combines the use of computer and network systems that are exposed to various cyber risks. Cyberattacks can cause damage and loss of information found in various systems, make it difficult to carry out ongoing activities at customer sites, and other activities of Airobotics, such as research and development and production, and adversely affect its reputation.

Further, if Airobotics fails to adequately maintain its infrastructure, it may experience outages and data loss. Excessive outages may affect its ability to timely and efficiently deliver products to customers or develop new products and solutions. Such disruptions and data loss may adversely impact Airobotics ability to fulfill orders, patent its intellectual property or protect its source code, and interrupt other processes. Delayed sales or lost customers resulting from these disruptions could adversely affect Airobotics’ financial results, stock price and reputation.

Unauthorized use or disclosure of, or access to, any personal information maintained by Airobotics or on its behalf, whether through breach of its systems, breach of the systems of its suppliers or vendors by an unauthorized party, or through employee or contractor error, theft or misuse, or otherwise, could harm its business. If any such unauthorized use or disclosure of, or access to, such personal information was to occur, Airobotics’ operations could be seriously disrupted, and it could be subject to demands, claims and litigation by private parties, and investigations, related actions, and penalties by regulatory authorities. In addition, it could incur significant costs in notifying affected persons and entities and otherwise complying with the multitude of foreign, federal, state and local laws and regulations relating to the unauthorized access to, or use or disclosure of, personal information. Finally, any perceived or actual unauthorized access to, or use or disclosure of, such information could harm Airobotics’ reputation, substantially impair its ability to attract and retain customers and have an adverse impact on its business, financial condition and results of operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements concerning Ondas (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act, which are applicable to Ondas, but not Airobotics, because Ondas, unlike Airobotics, is a public company subject to the reporting requirements of the Exchange Act), the proposed Merger and other matters. These statements, which in some cases, you can identify by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements, relate to future events or to Ondas’ or the combined company’s future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements include statements regarding operations, cash flows, financial position and performance including, in particular, future sales, competition and the effect of economic conditions on Ondas or the combined company following the Merger, the anticipated benefits of the Merger, including estimated synergies, the expected timing of completion of the Merger and other statements that are not historical facts. These statements reflect Ondas’ current view with respect to future events and are based on assumptions and subject to risks and uncertainties.

Although Ondas believes that these statements are based upon reasonable assumptions, these statements expressing opinions about future outcomes and non-historical information are subject to a number of risks and uncertainties, many of which are beyond the control of Ondas, and reflect future business decisions that are subject to change and, therefore, there is no assurance that the outcomes expressed in these statements will be achieved. Some of the assumptions, future results and levels of performance expressed or implied in the forward-looking statements inevitably will not materialize, and unanticipated events may occur which will affect actual results. Investors are cautioned that forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the expectations expressed in forward-looking statements contained herein. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Many of these risks and uncertainties are discussed in greater detail under “Risk Factors” in this prospectus, “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of Ondas’ most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of Ondas’ Quarterly Reports on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this prospectus. You should read this prospectus completely and with the understanding that actual future results may be materially different from what is currently expected. There can be no assurance that the Merger or any other transaction described in this prospectus will in fact be completed in the manner described or at all. Ondas qualifies all of the forward-looking statements in this prospectus by these cautionary statements. Any forward-looking statement speaks only as of the date on which it is made, and Ondas assumes no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as may be required under the securities laws of the United States. You are advised, however, to consult any additional disclosures Ondas makes in its reports filed with the SEC.

THE PARTIES TO THE MERGER

Ondas

Ondas is a leading provider of private wireless, drone, and automated data solutions through its wholly owned subsidiaries Ondas Networks and American Robotics. Ondas Networks and American Robotics together provide users in rail, energy, mining, agriculture, and critical infrastructure markets with improved connectivity, data collection capabilities, and automated decision-making to improve operations. Ondas operates its two subsidiaries as separate business segments.

Ondas Networks

Ondas Networks provides wireless connectivity solutions enabling mission-critical Industrial Internet applications and services. Ondas refers to these applications as the MC-IoT. Ondas Networks’ wireless networking products are applicable to a wide range of MC-IoT applications, which are most often located at the very edge of large industrial networks. These applications require secure, real-time connectivity with the ability to process large amounts of data at the edge of large industrial networks. Such applications are required in all of the major critical infrastructure markets, including rail, electric grids, drones, oil and gas, and public safety, homeland security and government, where secure, reliable and fast operational decisions are required in order to improve efficiency and ensure a high degree of safety and security.

Ondas Networks designs, develops, manufactures, sells and supports FullMAX, its patented, SDR platform for secure, licensed, private, wide-area broadband networks. Ondas Networks customers install FullMAX systems in order to upgrade and expand their legacy wide-area network infrastructure. Ondas Networks’ MC-IoT intellectual property has been adopted by the IEEE, the leading worldwide standards body in data networking protocols, and forms the core of the IEEE 802.16s standard. Because standards-based communications solutions are preferred by Ondas Networks mission-critical customers and ecosystem partners, it has taken a leadership position in IEEE as it relates to wireless networking for industrial markets. As such, management believes this standards-based approach supports the adoption of Ondas Networks’ technology across a burgeoning ecosystem of global partners and end markets.

Ondas Networks’ software-based FullMAX platform is an important and timely upgrade solution for privately-owned and operated wireless wide-area networks, leveraging Internet Protocol-based communications to provide more reliability and data capacity for its mission-critical infrastructure customers. Ondas believes industrial and critical infrastructure markets throughout the globe have reached an inflection point where legacy serial and analog based protocols and network transport systems no longer meet industry needs. In addition to offering enhanced data throughput, FullMAX is an intelligent networking platform enabling the adoption of sophisticated operating systems and equipment supporting next-generation MC-IoT applications over wide field areas. These new MC-IoT applications and related equipment require more processing power at the edge of large industrial networks and the efficient utilization of network capacity and scarce bandwidth resources which can be supported by the “Fog-computing” capability integrated in Ondas Networks’ end-to-end network platform. Fog-computing utilizes management software to enable edge compute processing and data and application prioritization in the field enabling its customers more reliable, real-time operating control of these new, intelligent MC-IoT equipment and applications at the edge.

American Robotics

American Robotics designs, develops and manufactures autonomous drone systems, providing high-fidelity, ultra-high-resolution aerial data to enterprise customers. American Robotics provides its customers turnkey data solutions designed to meet their unique requirements in the field. AR does this via its internally developed Scout System™, an industrial drone platform which provides commercial and government customers with the ability to continuously digitize, analyze, and monitor their assets and field operations in near real-time.

The Scout System™ has been designed from the ground up as an end-to-end product capable of continuous unattended operations in the real world. Powered by innovations in robotics automation, machine vision, edge computing, and AI, the Scout System™ provides efficiencies as a drone solution for commercial use. Once installed in the field at customer locations, a fleet of connected Scout Systems remain indefinitely in an area of operation, automatically collecting data each day, self-charging, and seamlessly delivering data analysis regularly and reliably.

AR markets the Scout System™ under a Robot-as-a-Service (“RaaS”) business model, whereby its drone platform aggregates customer data and provides the data analytics meeting customer requirements in return for an annual subscription fee.

The Scout System™ consists of (i) Scout™, a highly automated, AI-powered drone with advanced imaging payloads (ii) the ScoutBase™, a ruggedized weatherproof base station for housing, charging, data processing, and cloud transfer, and (iii) ScoutView™, a secure web portal and API which enables remote interaction with the system, data, and resulting analytics anywhere in the world. These major subsystems are connected via a host of supporting technologies. Using a suite of proprietary technologies, including Detect-and-Avoid (“DAA”) and other proprietary intelligent safety systems, American Robotics achieved the first and only Federal Aviation Administration (“FAA”) approval for automated operations without a human on-site in the United States on January 15, 2021. As a result, American Robotics currently has the unique ability to serve markets which require automated drone technology to enable scalable drone operations, which Ondas estimates to be 90% of all commercial drone applications.

Ondas’ corporate headquarters are located at 411 Waverley Oaks Road, Suite 114, Waltham, Massachusetts 02452. Ondas Networks has offices and facilities in Sunnyvale, California, and American Robotics’ offices and facilities are located in Waltham, Massachusetts and Marlborough, Massachusetts. Ondas’ telephone number is (888) 350-9994 and its Internet website address is www.ondas.com. The information on Ondas’ website is not a part of, or incorporated in, this prospectus. Ondas’ common stock is publicly traded on Nasdaq, under the ticker symbol “ONDS.” Additional information about Ondas is included in documents incorporated by reference in this prospectus. Please see the section titled “Where You Can Find More Information”.

Recent Developments

On October 26, 2022, Ondas entered into the Placement Agent Agreement with Oppenheimer, as the sole placement agent relating to the Company’s sale and issuance to the Investors in a registered direct offering of 3% senior convertible notes due 2023 in the aggregate original principal amount of $34.5 million. The Notes have an original issue discount of thirteen percent (13%) resulting in gross proceeds to the Company of $30.0 million. The Notes were sold pursuant to the terms of the SPA, between Ondas and each investor in connection with the Offering. Upon Ondas’ filing of an additional prospectus supplement, indenture and supplemental indenture, if elected by the initial purchasers of Notes, we may consummate additional closings of up to an additional $34.5 million in aggregate principal amount of 3% senior convertible notes due two years after the date of issuance pursuant to the SPA. Up to 16,235,294 shares of the Company’s common stock are issuable from time to time upon conversion or otherwise under the Notes (including shares of common stock that may be issued as interest in lieu of cash payments). The Notes and Shares are being offered pursuant to a prospectus supplement to our effective shelf registration statement on Form S-3 (Registration No. 333-252571), which became effective on February 5, 2021, and a registration statement on Form S-3 (Registration No. 333-268014) pursuant to Rule 462(b) under the Securities Act of 1933, as amended, which was effective immediately upon filing. Oppenheimer served as the sole placement agent for the transaction pursuant to the terms of the Placement Agent Agreement. Under the terms of the Placement Agent Agreement, we paid our placement agent a cash fee equal to 5.0% of the gross proceeds in connection with the Offering. The Offering closed on October 28, 2022. The net amount of proceeds to Ondas from the Offering after deducting the placement agent’s fees and offering expenses was approximately $27,750,000.

Airobotics

Airobotics is an Israeli manufacturer and operator of Unmanned Aircraft and Aerial Date Platforms. Airobotics is a pioneer in developing the Optimus System, an advanced, autonomous unmanned aircraft system (UAS) focused on high-value applications in industrial, homeland security, and smart city services markets. The Optimus System is an industrial grade drone-in-a-box (“DIB”) platform consisting of the Optimus Drone and the Optimus Airbase. The Optimus Airbase offers the market’s most comprehensive set of functionalities, including robotic battery swapping and robotic payload swapping. As a result, the system is able to provide near-continuous flight time and multi-option imaging capabilities, feature sets desired by certain markets such as security and public safety. The system also includes the Insightful Data Platform, a powerful automated data distribution and processing software. The Optimus System offers customers an enterprise level automated data capture and analysis solution, including real time video, and can operate 24/7 without human intervention.

The Optimus System is a robust and mature platform deployed and operated in some of the world’s most complex environments. Airobotics has an active customer pipeline in the United States, Israel, Singapore, and the UAE, as well as the potential to expand into additional international markets. Airobotics is in its final stages to receive a Type

Certificate by the FAA for its Optimus UAS. As part of this process, the FAA has published the safety criteria for the Optimus System which will allow Airobotics to certify its highly automated drone system, automating all phases of flight including swapping batteries and payloads and eventually permitting operation over cities and other populated areas. Airobotics expects to have one of the first DIB system to receive such certification from the FAA.

Airobotics is headquartered at 8 Modi’in Street, Petah Tikva, Israel 4969107. Airobotics telephone number is +972 (3) 5374946 and its Internet website address is www.airoboticsdrones.com. The information on Airobotics’ website is not a part of, or incorporated in, this prospectus. Airobotics’ ordinary share is publicly traded on the Tel Aviv Stock Exchange, under the ticker symbol “AIRO.”

For additional information on Airobotics’ business, see the section titled “Business of Airobotics and Certain Information About Airobotics” in this prospectus.

Talos Sub Ltd.

Merger Sub, a wholly owned subsidiary of Ondas, is a company organized under the laws of the State of Israel that was formed on August 7, 2022 for the sole purpose of effecting the Merger. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement. In the merger, Merger Sub will be merged with and into Airobotics, with Airobotics surviving as a wholly owned subsidiary of Ondas.

BUSINESS OF AIROBOTICS AND CERTAIN INFORMATION ABOUT AIROBOTICS

Overview

Airobotics was incorporated and registered in Israel on August 5, 2014, as a private limited liability company under the name Airobotics Ltd. Airobotics is currently a public company in Israel whose ordinary shares are listed for trading on the Tel Aviv Stock Exchange.

Airobotics’ Field of Operations

Airobotics offers critical information, business intelligence and situational awareness to customers in commercial, government and defense markets for use in supporting applications including public safety, homeland security, construction project management, industrial inspection and field area monitoring. Airobotics provides these data-centric services via the processing and analyzing of data and information collected aerially through the operation of the Airobotics System, an autonomous drone platform. The Airobotics System is an end-to-end platform installed at a customer location that can offer continuous collection and analysis of valuable data and information meeting customer requirements. The operation of the Airobotics System does not require on-the-ground human intervention due to the autonomous capability and high degree of reliability.

For the purposes of executing safe, autonomous drone operations, Airobotics has developed and integrated a wide variety of technological solutions required to execute all stages of autonomous flights, including flight planning, pre-flight testing, takeoff, flight in space, reverse transmission and remote UAV control, automatic landing, robotic replacement capability for batteries, payloads and sensors, tool cleaning, security, docking station climate control, and autonomous safety systems.

The various components and subsystem technologies of the Airobotics System are fully integrated so that the system can optimally capture information through different integrated payloads which include real-time video, high resolution optical and thermal imagery, and LIDAR sensors. Robotic arms within the system allow for the swapping of batteries, payloads and sensors on the drone, supporting the continuous operation and 24x7 availability for customer operations, as well for a variety of use cases from a single system. The data collected via the aerial drones is securely integrated into customer cloud or on premises environments, according to customer needs. Access to processed information and data analytics are provided to customers via a proprietary customer data portal and user interface known as INSIGHTFUL.

The Airobotics System consists of the following key elements, which are seamlessly integrated and delivered to customers:

The Optimus UAV and Airbase Docking Station

Airobotics offers the Airobotics System, an end-to-end fully autonomous drone-in-a-box platform, consisting of the Optimus UAV, the Airbase docking station, a variety of payloads or sensors for data collection, related communications system for drone navigation and data backhaul for cloud integration, batteries, climate navigation and control.

All actions required to collect data and information is done via the drone and the selected payload, in a safe, autonomous and reliable manner under a wide variety of environments including extreme weather conditions. The Optimus drone takes off and lands through the designated docking station which does not require any human touch or human intervention making the collection of information accessible and reducing the risk of human error.

The Airbase docking station includes a smart robotic arm that can autonomously replace batteries and UAVs. The docking station includes ten rechargeable batteries and can effectively manage the batteries lifecycle while also maximizing the duration of drone flight operations. In addition, the docking station can contain up to nine different payload sensors and UAVs, thus enabling the collection of a wide variety of commercial data.

The Optimus System is capable of “station hopping,” enabling the drone to autonomously land in a docking station that was not necessarily the station it took off from. One Optimus System can simultaneously serve several customers that are within the flight range of the docking station.

INSIGHTFUL Platform

Airobotics customers access the critical information, business intelligence and situational awareness provided by the Airobotics System via the internally developed INSIGHTFUL platform. INSIGHTFUL is the designated customer data portal and user interface which makes the information collected via the Optimus UAV accessible according to time and location. Key features of the INSIGHTFUL platform include the capability of viewing both real-time and on-demand video. A library of data analytics can also be accessed and the output from these reports can be stored and catalogued and displayed on an interactive map.

The Airobotics System has undergone extensive internal testing and real-world testing via customer trials. Airobotics believes its system has best-in-class reliability as evidenced by one customer pilot program that had a six-month duration where the Airobotics System was conducting its operations for 24x7 over a high population density environment. In addition, Airobotics has worked closely with civil aviation authorities in various countries including Israel, the U.S., and Singapore, where Airobotics currently operates. Airobotics is in the advanced stages of FAA Type Certification (“TC”) of the Optimus UAV in the United States. Successful completion of the TC process will allow for the operations of the Airobotics System urban environments with flights over people in the United States. Airobotics expects to be one of the first small UAS providers to receive this certification in the U.S.

Marketing and Distributions

Airobotics’ markets its autonomous drone platform to customers either through a direct sales model, or via a subscription service. Direct sales of Airobotics System are generally preferred by government and defense customers. Direct sales typically come with recurring systems maintenance programs which provide revenue over the life of the installed system.

Subscription services typically are preferred by commercial customers and for smart city applications, where multiple customers can contract for drone services. Subscription services typically have an upfront fee and an agreed upon monthly subscription fee. In certain applications, multiple customers can be engaged for services from a single system or from a network of installed Airobotics Systems across a city or region.

Manufacturing and Suppliers

The main raw materials used by Airobotics are materials used to manufacture UAV’s and docking stations and electronic components used, inter alia¸ to manufacture payloads and sensors. Available raw materials are purchased from supplies in Israel and overseas.

Airobotics manufactures a part of the Airobotics System (UAVs, payloads and sensors) itself, when some of the elements used to manufacture the Airobotics System (docking station, electric panels, battery compartments, parachute, flight control and cloud service) are purchased from external suppliers, when some are shelf products and others are products which are adjusted, and changes are made in accordance with Airobotics’ needs.

Airobotics has several supplies to purchases these components. The engagements between Airobotics and the suppliers are made through a uniform engagement which collects the terms of purchase whereby, inter alia, the suppliers undertake to Airobotics to maintain its intellectual property rights, indemnification of Airobotics from third party actions and providing warranty for the raw materials and products for a period of up to two years from the delivery date. In addition, some of the suppliers engaged with Airobotics in framework agreements with similar terms to the foregoing engagement form.

Airobotics does not have any exclusive agreements with any of its suppliers.

According to Airobotics’ assessment, it does not depend on any of its suppliers. It is noted that with respect to some of the suppliers, to the extent that Airobotics will have to replace any supplier, Airobotics may incur additional one-time costs, which according to Airobotics’ assessment are not material and can extend the production pace of the Airobotics System for a certain period of time which is immaterial according to Airobotics’ assessments.

Competition

The increase in the demand for critical data solutions in commercial markets and smart city applications, combined with technical advances in the UAS technology ecosystem in recent years has supported increased levels of competition in terms of the number of competitors in the UAS markets Airobotics targets. Notwithstanding, to the best of Airobotics’ knowledge, most of these competitors do not provide any end-to-end service and/or do not provide or the level of autonomous functionality, as provided by Airobotics, but rather provide a portion of the services and/or services and require high levels of human intervention in the field to support flight operations.

Airobotics believes that the Airobotics System and its unique end-to-end capabilities has significant competitive advantages differentiating the products and services it offers to customers, with the primary advantages as follows:

•        The ability to reliably conduct autonomous missions which include landing at the Airbase docking station in extreme weather conditions with no on-the-ground human support and thus provide solutions for collecting information and data continuously, and at a high level of quality, reliability, efficiency and accuracy;

•        The Airobotics System’s reliability is essential due to the required aviation safety and the need to operate in the field continuously on a daily basis. The Airobotics System’s reliability has been extensively tested by a large number of laboratory and field trials, including with customers in real world environments;

•        The ability to automatically replace a battery, between flights, thus maintaining a sequence of activities, of up to 27 flights a day, when the duration of each flight is about 40 minutes, and the average time between landing and take-off time is about 3.5 minutes;

•        The ability to automatically replace a payload and sensor and serve as a multi-functional tool. This unique ability of the Airobotics System enables the increased profit potential by collecting wide variety of data, information and business intelligence, ranging from real-time video to high resolution images and LIDAR data;

•        The ability to interface relatively easily to a large number of payloads and sensors;

•        Extensive experience in the field (including in extreme environmental conditions) and the number of flight hours Airobotics has accumulated over tens of thousands of cumulative flights;

•        The ability to cover an area of over 80 square kilometers from one Airbase docking station; and

•        Full automation of Airobotics’ Systems, commencing with the collection of information, uploading storing data to the cloud and the INSIGHTFUL system, which enables, inter alia, the provision of critical information, business intelligence and situational awareness to customers in commercial, government and defense markets.

Customers

Airobotics operates mainly in Israel and the United Arab Emirates and has an active customer pipeline in Singapore and the United States and intends to increase its activities in these and additional geographic regions. Airobotics has extensive experience with customers in these countries across the industrial sectors, including mining and oil & gas, as well as in government and defense markets for homeland security, public safety and smart city applications.

Airobotics has a strong pipeline of potential customer activity focused on government customers in homeland security, public safety and smart city applications, in addition to customer activity in commercial markets for inspection and monitoring of critical facilities and equipment and for the monitoring of large-scale construction projects. Active customers with installed Airobotics Systems include a large defense contractor in Israel, a UAE government agency for homeland security application, and a large global semiconductor producer who is using the platform to manage the construction of large-scale semiconductor fab facilities. Airobotics believes that these customers plan to expand their installations of Airobotics Systems.

During the year ended December 31, 2021, one customer contributed ten percent (10%) or more of Airobotics’ revenue as follows: SJ Defence Services PteLtd. (“SJG”) -86%. During the year ended December 31, 2020, two customers contributed ten percent (10%) or more of Airobotics’ revenue as follows: SJG — 63% and Customer “A” — 15%.

Intellectual Property

Airobotics’ believes that the patents they hold are of significant importance to its operations and situates Airobotics as a key player in its field and grants it a competitive edge over its competitors with respect to the technological abilities of the Airobotics System.

Airobotics has several patents and patent applications at different examination levels, in different countries where Airobotics operates or is interested in operating, as set forth below:(1)

Name of the Patent	Description of the Patent	Rights in the Patent	Registration of the Rights	Registration Status(2)	Countries/ Continents where Submitted	Anticipated Expiration Date
LANDING AND CHARGING SYSTEM FOR DRONES	Automatic navigation system to land the drone in the docking station and autonomous charging comprised of several necessary tiers for re-landing, accuracy and liability in a precise location.	100% ownership by Airobotics	January 28, 2016	Granted	USA	January 28, 2036
				Granted	Australia
				Granted	Singapore
				Granted	South Africa
		—	—	Pending	Europe	—
		—	—	Pending	Israel	—
CENTERING AND LANDING PLATFORM FOR HOVERING FLYING VEHICLES	Centering landing platforms for drones, including a retractable border element that connects to the drone through a mechanic mechanism and magnet.	—	—	Abandoned	USA	—
		100% ownership by Airobotics	May 19, 2016	Granted	South Africa	May 19, 2036
		—	—	Pending	Australia	—
		—	—	Pending	Europe	—
		—	—	Pending	Israel	—
PAYLOAD EXCHANGE FACILITATING CONNECTOR	Autonomous connector to the battery replacement, suitable for the drone and docking station, including a battery, Sensor and other relevant item.	100% ownership by Airobotics	June 20, 2016	Granted	Israel	June 20, 2036
		—	—	Abandoned	USA	—
		—	—	Await	Australia	—
		—	—	Abandoned	Singapore	—
POSITIONING AND LOCKING SYSTEM AND METHOD FOR UNMANNED VEHICLES	Final centering ability composed of an automatic positioning and security system and method for unmanned vehicles which is used for a variety of land and air vehicles, for examples, cars and drones.	—	—	Abandoned	Australia	—
		—	—	Abandoned	USA	—
		—	—	Abandoned	Singapore	—

____________

(1)      It is noted that as of the date of this Registration Statement, Airobotics is not active in South Africa and Australia.

(2)      Await — indicating that an application was filed, and its examination has not yet commenced in the country; Pending — indicating an application whose examination commenced however was not yet concluded in the country; Granted — indicating that an application was accepted and the patent with respect thereof was granted.

Restrictions and Supervision of Airobotics’ Operations

Airobotics’ operations are subject to restrictions and supervision according to aviation regulations (aviation production protocol, operation protocol and installation of automatic UAV systems and safety), in each area that it operates.

Airobotics is required to receive permits and licenses from the Civil Aviation Authority in every country that it operates, according to the provisions of the law in each country, CAAI in Israel, CAAS in Singapore, and FAA in the United States). Every permit and license are subject to compliance with the specific restrictions set forth therein, and is limited in time.

The Israeli regulator responsible for Airobotics’ export activities is DECA.

In addition, Airobotics’ activities meet the requirements of International Standard, ISO 9001, relating to quality security and quality control, which is in effect until June 4, 2023.

The current types of permits and licenses in the field of aviation for Mini UAVs are restricted, inter alia, with respect to time, the type of aircraft, the nature of the activities and the permissible flight area.

Airobotics must submit a specific and designated application with respect to every site. The processing time lasts several months, and the approval received is limited, inter alia, with respect to term, permissible flight area including height restrictions and additional restrictions in accordance with each task.

To the best of Airobotics’ knowledge it has all the requisite permits and licenses for its operations and for the provision of services to its customers.

Permanent TC Approval — United States

Airobotics is cooperating with the Federal Aviation Authority of the United State (FAA) to receive a permanent TC approval for UAVs and receive this approval for the drone and Airobotics System manufactured by Airobotics, similar to approvals granted to manned aircrafts. The TC certificate shall grant Airobotics the ability to fly over people in urban and settled areas, without having to receive any prior authorization (in contract to the current state where it is required to receive a specific approval for every flight or operation) and without a commanding pilot with eyes contact (BVLOS — Beyond Visual Line of Sight) according to the operation approval.

In order to receive the permanent approval, Airobotics must prove the safety and reliability of the Airobotics System, in accordance with the FAA definition, the complexity, inter alia, the integration of accumulated flight hours and demonstration abilities in standard and extreme situations along with the approval of the operating and maintenance procedures, approval of the engineering design of the systems and compatibility of the systems actually manufactured according to the approved engineering design definitions.

According to Airobotics’ assessments, the process is in final stages. In order to complete the process and receive a permanent approval, the FAA must complete the arrangement process for the criteria of the airworthiness of the Airobotics System and noise tests. This process includes the publication of criteria in the Federal Register for public reaction and thereafter final publication, and is not in Airobotics’ control. The publication of the criteria for airworthiness was published and the criteria for the noise tests was not published yet.

To the best of Airobotics’ knowledge, Airobotics has completed all major stages of the process. Airobotics believes that when the process of regulating the noise test criterion is completed, and after its final publication in the Federal Register, as required by law the certificate will be issued.

Receipt of the TC approval will allow Airobotics to fly over densely populated areas of up to 3,000 people per square mile, and up to a height of 400 feet above surface level (asl) during all hours of the day and night, and without the pilot having to maintain eye contract with aircraft (BVLOS). The TC approval shall significantly expand the scope of the activities that the Airobotics System can perform and the aerial space where it can operate and may increase the demands of the Airobotics System and other services provided by Airobotics.

It is noted that this is an innovative approval, which to the best of Airobotics’ knowledge, to the extent approved, this will be one of the first time in the world that it would be granted to a mini UAV, and it is possible that Airobotics will be one of the first companies in the United States to receive this approval. It is also noted that in Israel, for example, this kind of approval has not yet been granted. To the best of Airobotics’ knowledge, there are a few more companies that began the process to receive the TC approval and Airobotics assesses that the amendment to Part 107 will cause many additional companies to commence the process to receive a TC approval. According to Airobotics’ assessment, the completion of the process for these companies will last many months (and even years).

Airobotics’ assessments in connection with the receipt of the TC approval by Airobotics and additional companies, and its impact on the demand for the Airobotics System and the services granted by Airobotics, are future-forward looking information, as defined in the Securities Law, which are not solely in Airobotics’ control. These assessments are based on the information currently in Airobotics’ possession and the process with the FAA and its forecasts with respect to future activities. These assessments may not realize, may realize partially or differently, or materially differ, to the extent that the regulatory proceeding conducted with the FAA shall not be completed or whose completion shall be delayed and/or if the TC approval shall not be obtained and/or if the approval shall be received under different terms and changes in Airobotics’ Field of Operations and/or technological difficulties and/or other regulatory restrictions and/or the realization of the risk factors, or any part thereof.

Approvals in Israel

Airobotics must receive the permits and licenses required to operate the Payloads it manufactures in Israel in accordance with the aviation regulation including an aerial operation license and special authorizations to operate the UAV System, for example, a flight aptitude certificate for clinical use and/or any permanent, special authorization certificate.

Airobotics has all the requisite aviation approvals required for its operations in Israel.

Approvals in Singapore

Airobotics must receive all permits in Singapore including an operator permit (OP) and activity permit (AP).

In the past, Airobotics received several approvals to fly the Airobotics System in Singapore, which include an approval for flights without the pilot’s eye contract (BVLOS) in a lowly densely populated area and flight approval with eye contract in a highly densely populated area.

As of this date, Airobotics’ operations in Singapore have ended and Airobotics no longer has any operations in there, Therefore its operating license has expired. If Airobotics’ operations in Singapore are renewed, it will be possible to renew the existing permits based on the extensive experience gained on flights in Singapore, as well as on the basis of the complex permits that Airobotics has already received in the past.

Approvals in the United Arab Emirates

In order to fly Mini UAVs for commercial purposes in the United Arab Emirates, the Payloads must be registered, and an operator permit, and operation permit must be received from the Federal Aviation Authority together with a ‘no objection letter’ form the local aviation authority. The total handling process for all the applications for the approvals is about two months.

In the past, Airobotics received all flight approvals required to perform demonstrations. In addition, the government body that operates Airobotics’ System in Dubai holds the required permit from the local aviation authority, to carry out no eye contact flights over a populated area

According to Airobotics’ assessments, it can receive additional approvals, that are required for additional operations, inter alia, based on the extensive air experience already acquired in the country, documents that prove the Airobotics System’s ability that will be submitted to the other authorities throughout the world and based on the accrued work experience with the local authorities in Dubai.

To the best of Airobotics’ knowledge, an additional regulatory process being conducted is material in the field of UAVs when determining international standards whose goal is to incorporate UAVs in the aerial space together with other users, inter alia, by embedding integration systems for the UAVs, for example, the UTM system, which was designed to monitor all the users in the aerial space, whereby, inter alia, anyone flying the drone shall be required to report to the control center and receive a permit, update the track, similar to the actions taken in the civilian manned aircraft market.

Airobotics’ assessments in connection with receipt of additional approvals in the countries in which it operates, are in the scope of future-forward looking information, as defined in the Securities Law, which are not solely in Airobotics’ control. These assessments are based on the information currently in Airobotics’ possession and its forecasts with respect to its future operation. These assessments may not realize, may realize partially or differently, or materially differ, due to changes in Airobotics’ Field of Operations and/or technological difficulties and/or regulatory constraints and/or the realization of all or any part of the risk factors.

Employees

As of June 30, 2022 and December 31, 2021, Airobotics had 41 and 53 employees, respectively.

Airobotics performs training and guidance to Airobotics’ employees, in general and to the employees who need different private training specifically. Airobotics also has certifications authorized by external regulatory authorities mainly in the field of aerial operation, manufacture and maintenance. Training is conducted at least once a year (yearly renewal) and additional dates according to the professional needs (for example, recruiting new employees, new appointments in Airobotics, changes in the protocols and technological changes or updated versions of Airobotics Systems).

Properties

Airobotics’ operations are mainly carried out in Airobotics’ offices, located at 8 Modi’in St., Segula Industrial Area, Petach Tikva, with a total built area of approx. 1,230 sq. m. and an adjacent yard with an area of approx. 900 sq. m., which Airobotics leases according to three lease agreements with the landlord. Each agreement is with respect to a section of the area and are in effect through December 31, 2023, February 28, 2024, and November 30, 2024, as the case may be.

In addition, Airobotics is leasing two properties in Houston, Texas, U.S. The area of the warehouse is approx. 230 sq. m. and is used to store Airobotics’ equipment and systems and a collaborative workspace that Airobotics leases on a monthly basis.

Legal Proceedings

Airobotics is not a party to any material legal proceedings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF AIROBOTICS

You should read the following discussion and analysis in conjunction with the audited financial statements and the notes of Airobotics for the years ended December 31, 2021 and 2020 and the unaudited financial statements and notes of Airobotics for the six months ended June 30, 2022 and June 30, 2021 included elsewhere in the prospectus. All dollars are reported in thousands except per share amounts.

Overview

Airobotics is an Israeli manufacturer and operator of Unmanned Aircraft and Aerial Date Platforms. Airobotics is a pioneer in developing the Optimus System, an advanced, autonomous unmanned aircraft system (UAS) focused on high-value applications in industrial, homeland security, and smart city services markets. The Optimus System is an industrial grade drone-in-a-box (“DIB”) platform consisting of the Optimus Drone and the Optimus Airbase. The Optimus Airbase offers the market’s most comprehensive set of functionalities, including robotic battery swapping and robotic payload swapping. As a result, the system is able to provide near-continuous flight time and multi-option imaging capabilities, feature sets desired by certain markets such as security and public safety. The system also includes the Insightful Data Platform, a powerful automated data distribution and processing software. The Optimus System offers customers an enterprise level automated data capture and analysis solution, including real time video, and can operate 24/7 without human intervention.

The Optimus System is a robust and mature platform deployed and operated in some of the world’s most complex environments. Airobotics has an active customer pipeline in the United States, Israel, Singapore, and the UAE, as well as the potential to expand into additional international markets. Airobotics is in its final stages to receive a Type Certificate by the FAA for its Optimus UAS. As part of this process, the FAA has published the safety criteria for the Optimus System which will allow Airobotics to certify its highly automated drone system, automating all phases of flight including swapping batteries and payloads and eventually permitting operation over cities and other populated areas. Airobotics expects to have one of the first DIB system to receive such certification from the FAA.

Results of Operations

Six Months Ended June 30, 2022 Compared to Six Months Ended June 30, 2022

(U.S. dollars in thousands)

	Six Months Ended June 30
	2022	2021	Increase (Decrease)
Revenues	$544	$1,646	$(1,102)
Cost of sales	1,299	2,225	(926)
Research and development expenses	2,103	4,255	(2,152)
Administrative and general expenses	1,646	2,787	(1,141)
Selling and marketing expenses	1,104	799	305
Other expenses (income), net	287	(880)	1,167
Operating loss	5,895	7,540	(1,645)
Financing expenses	330	1,141	(811)
Financing income	90	14	76
Loss for period	6,135	8,667	(2,532)

Revenues

Airobotics revenues were $544 thousand for the six months ended June 30, 2022 compared to $1,646 thousand for the six months ended June 30, 2021. The decrease in revenues was primarily due to a decrease in revenues in connection with the completion of a project in Singapore in the amount of $1,346 thousand in connection with this project in the corresponding period last year. The decrease was offset by an increase in revenues in Israel and the United Arab Emirates in a total amount of $244 thousand.

Cost of Sales

Airobotics cost of sales were $1,299 thousand for the six months ended June 30, 2022 compared to $2,225 thousand for the six months ended June 30, 2021. The decrease in cost of sales was primarily due to a decrease in share-based payment expenses in the amount of $767 thousand compared to the corresponding period last year.

Research and Development Expenses

Airobotics research and development expenses were $2,103 thousand for the six months ended June 30, 2022 compared to $4,255 thousand for the six months ended June 30, 2021. The decrease in research and development expenses was primarily due to a decrease in salary expenses in the amount of $1,114 thousand and a decrease in share-based payment expenses in the amount of $903 thousand compared to the corresponding period last year.

Administrative and General Expenses

Airobotics administrative and general expenses were $1,646 thousand for the six months ended June 30, 2022 compared to $2,787 thousand for the six months ended June 30, 2021. The decrease in administrative and general expenses was primarily due to a decrease in share-based payment expenses in the amount of $963 thousand compared to the corresponding period last year.

Selling and Marketing Expenses

Airobotics selling and marketing expenses were $1,104 thousand for the six months ended June 30, 2022 compared to $799 thousand for the six months ended June 30, 2021. The increase in selling and marketing expenses was primarily due to an increase in share-based payment expenses in the amount of $338 thousand compared to the corresponding period last year.

Other Expenses (Income), Net

Airobotics other expenses, net were $287 thousand for the six months ended June 30, 2022, compared to other income, net of $880 thousand for the six months ended June 30, 2021. The primary variation in other expenses (income), net was due to the loss from the decrease in value of fixed assets in the amount of $302 thousand compared to income in the corresponding period last year in the amount of $407 thousand and $466 thousand from the sale of fixed assets and from the exercise of a capital fund, respectively. For a description of the exercise of a capital fund see Note 4 of the Airobotics unaudited financial statements for the six months ended June 30, 2022 and 2021 included elsewhere in this prospectus.

Financing Expenses

Airobotics financing expenses were $330 thousand for the six months ended June 30, 2022 compared to $1,141 thousand for the six months ended June 30, 2021. The decrease in financing expenses was primarily due to a decrease in financing expenses for the conversion loan in the amount of $835 thousand compared to the corresponding period last year. For a description of the conversion loan see Note 13 of the Airobotics audited financial statements for the year ended December 31, 2021 and December 31, 2020 included elsewhere in this prospectus.

Financing Income

Airobotics financing income was $90 thousand for the six months ended June 30, 2022 compared to $14 thousand for the six months ended June 30, 2021. The increase in financing income was primarily due to an increase in income from exchange rate differences compared to the corresponding period last year.

Net Loss

As a result of the net effects of the foregoing, loss for the period for the six months ended June 30, 2022 was $6,135 thousand compared to $8,667 thousand for the six months ended June 30, 2021.

Year Ended December 31, 2021 Compared to Year Ended December 31, 2020

(U.S. dollars in thousands)

	Year Ended December 31
	2021	2020	Increase (Decrease)
Revenues	3,287	1,609	$1,678
Cost of sales	3,661	3,477	184
Research and development expenses	7,702	6,387	1,315
Administrative and general expenses	6,033	2,671	3,362
Selling and marketing expenses	3,219	847	2,372
Other expenses (income), net	146	(81)	227
Operating loss	17,474	11,692	5,782
Financing expenses	1,383	2,693	(1,310)
Financing income	88	77	11
Loss for period	18,769	14,308	4,461

Revenues

Airobotics revenues were $3,287 thousand for the year ended December 31, 2021 compared to $1,609 thousand for the year ended December 31, 2020. The increase in revenues was primarily in connection with projects in Singapore. Projects in Singapore represented $2,841 thousand for the year ended December 31, 2021 compared to $1,259 thousand for the year ended December 31, 2020.

Cost of Sales

Airobotics cost of sales were $3,661 thousand for the year ended December 31, 2021 compared to $3,477 thousand for the year ended December 31, 2020. Following the streamlining process Airobotics went through, reducing the manpower and the outsourcing and travel expenses, despite the increase in sales of approximately 104%, the cost of sales increased by only 5%.

Research and Development Expenses

Airobotics research and development expenses were $7,702 thousand for the year ended December 31, 2021 compared to $6,387 thousand for the year ended December 31, 2020. The increase in research and development expenses was primarily due to an increase in share-based payment expenses in the amount of $1,518 thousand compared to the corresponding period last year, offset by a decrease in offsite contracting and travel in the amount of $589 thousand compared to the corresponding period last year.

Administrative and General Expenses

Airobotics administrative and general expenses were $6,033 thousand for the year ended December 31, 2021 compared to $2,671 thousand for the year ended December 31, 2020. The increase in administrative and general expenses was primarily due to an increase in share-based payment expenses in the amount of $2,623 thousand compared to the corresponding period last year, and $486 thousand of the costs associated with the Airobotics’ initial public offering completed in September 2021 classified to administrative and general expense. For a description of the Airobotics initial public offering costs see Note 12 of the Airobotics audited financial statements for the year ended December 31, 2021 and December 31, 2020 included elsewhere in this prospectus.

Selling and Marketing Expenses

Airobotics selling and marketing expenses were $3,219 thousand for the year ended December 31, 2021 compared to $847 thousand for the year ended December 31, 2020. The increase in selling and marketing expenses was primarily due to an increase in share-based payment expenses in the amount of $1,758 thousand, salary expenses in the amount of $311 thousand, and advertising and marketing expenses of $290 thousand compared to the corresponding period last year.

Other Expenses (Income), Net

Airobotics other expenses, net were $146 thousand for the year ended December 31, 2021 compared to other income, net of $81 thousand for the year ended December 31, 2020. The primary variance in other expenses (income), net was due to impairment losses from the cancellation of balances in the amount of $955 thousand, offset by the income of $343 thousand from capital gain and $466 thousand from the gain on realization of translation differences, foreign operations. For a description of the impairment losses from the cancellation of balances see Note 9 of the Airobotics audited financial statements for the year ended December 31, 2021 and December 31, 2020 included elsewhere in this prospectus.

Financing Expenses

Airobotics financing expenses were $1,383 thousand for the year ended December 31, 2021 compared to $2,693 thousand for the year ended December 31, 2020. The decrease in financing expenses was primarily due to a decrease in financing expenses for the conversion loan in the amount of $1,242 thousand. For a description of the conversion loan see Note 13 of the Airobotics audited financial statements for the year ended December 31, 2021 and December 31, 2020 included elsewhere in this prospectus.

Financing Income

For the year ended December 31, 2021 compared to the year ended December 31, 2020 there were no significant changes in financing income.

Net Loss

As a result of the net effects of the foregoing, loss for the year ended December 31, 2021 was $18,769 thousand compared to $14,308 thousand for the year ended December 31, 2020.

Liquidity and Capital Resources

Airobotics has incurred significant losses and has financed its activities mainly through capital investments, convertible loans from shareholders, loans from banking institutions and grants from the Israel Innovation Authority (the “IIA”). Airobotics’ operations depend on its ability to raise funding from various sources, including raising additional capital and debt to improve its financial position. As of June 30, 2022 and December 31, 2021, Airobotics had cash and cash equivalents of $2,489 thousand and $6,686 thousand, respectively. Also, as of June 30, 2022 and December 31, 2021, Airobotics had a working capital of $1,899 thousand and $6,310 thousand, respectively.

Also, on September 20, 2022, Ondas and Airobotics entered into a Credit and Guaranty Agreement pursuant to which Ondas has agreed to make a revolving loan available to Airobotics, commencing from October 3, 2022, in a principal amount of up to $1,500 thousand (the “Bridge Loan”). Amounts borrowed may be prepaid without penalty and reborrowed. The loan will accrue interest at a rate of 6% per annum and matures on the earlier to occur of February 1, 2023 and the termination of the Merger Agreement as a result of a breach or violation thereof by Airobotics. The Bridge Loan is secured by substantially all of the assets of Airobotics pursuant to a Pledge and Security Agreement between Ondas and Airobotics. In addition, Airobotics Inc., a subsidiary of Airobotics, has guaranteed its obligations under the Bridge Loan. A copy of the Credit and Guaranty Agreement and the Pledge and Security Agreement are attached as Annex B and Annex C, respectively. On October 30, 2022, Ondas and Airobotics entered into a First Amendment to Credit and Guaranty Agreement increasing the principal amount under the Bridge Loan up to $2,000 thousand. The primary purpose of the increase to the Bridge Loan is to provide additional working capital which includes amounts needed to fund inventory for known customer demand. A copy of the First Amendment to Credit and Guaranty Agreement is attached as Annex D. On November 13, 2022, Ondas and Airobotics entered into a Second Amendment to Credit and Guaranty Agreement changing the maturity date of the Bridge Loan to the earlier to occur of February 15, 2023 and the termination of the Merger Agreement as a result of a breach or violation thereof by Airobotics. A copy of the Second Amendment to Credit and Guaranty Agreement is attached as Annex F.

Cash Flows from Operating Activities

Net cash used for operating activity was $4,535 thousand for the six months ended June 30, 2022 compared to $4,673 thousand for the six months ended June 30, 2021. There were no significant changes in net cash used for operating activity for the six months ended June 30, 2022 compared to the six months ended June 30, 2021.

Net cash used for operating activities was $9,443 thousand for the year ended December 31, 2021 compared to $8,822 thousand for the year ended December 31, 2020. The increase in net cash used for operating activities for the year ended 2021 compared to the year ended December 31, 2020 was primarily due to the increase in salary expenses.

Cash Flows Provided by Investing Activities

Net cash used in investing activities was $234 thousand for the six months ended June 30, 2022 compared to net cash provided by investment activities of $636 thousand for the six months ended June 30, 2021. The increase in net cash used in investing activities for the six months ended June 30, 2022 compared to the six months ended June 30, 2021 was primarily due to the sale of property and equipment of Airobotics’ systems for a government entity in the United Arab Emirates in the amount of $983 thousand in the six months ended June 30, 2021.

Net cash provided by investing activities was $461 thousand for the year ended December 31, 2021 compared to net cash used in investing activities of $967 thousand for the year ended December 31, 2020. The increase in net cash from investing activities in 2021 compared to 2020 was primarily due to a decrease in the purchase of property and equipment from $518 thousand for the year ended December 31, 2021 compared to $1,063 thousand for the year ended December 31, 2020.

Cash Flows Provided by Financing Activities

Net cash provided by financing activities was $933 thousand for the six months ended June 30, 2022 compared to $7,818 thousand for the six months ended June 30, 2021. The decrease in cash flows provided by financing activities was primarily due to entering into agreements for the future allocation of Airobotics’ ordinary shares (the “SAFE Agreements”), and receiving a convertible loan in the total amount of $8,518 thousand during the six months ended June 30, 2021, offset by the receipt of a loan from a related party in the amount of $1,100 thousand during the six months ended June 30, 2022, see Note 5 of the Airobotics unaudited financial statements for the six months ended June 30, 2022 and June 30, 2021 included elsewhere in this prospectus.

Net cash provided by financing activities was $14,890 thousand for the year ended December 31, 2021 compared to $7,146 thousand for the year ended December 31, 2020. The increase in cash flows from financing activities for the year ended December 31, 2021 compared to the year ended December 31, 2020 was primarily due to proceeds of $5,856 thousand from an issuance of share capital, net and from receiving a convertible loan in the amount of $5,446 thousand and raising capital according to the SAFE Agreements in the amount of $4,455 thousand.

Additional Financing Arrangements

On May 19, 2022, Airobotics entered into a loan agreement (the “Agreement”) with the OurCrowd Group, a significant stockholder of Airobotics (the “Lender”), pursuant to which the Lender provided Airobotics, upon signing of the Agreement, with a loan of $1,100 thousand (the “Principal”), at an annual interest of 6% (the “Interest”). The Principal will be repaid in one lump sum on May 19, 2027 or within 30 business days from the date on which Airobotics will raise capital, either in one round or in several rounds, totaling together $2,000 thousand or more (“Round”), whichever comes first (“Maturity Date”). The interest will be paid annually on December 31 of each calendar year for the past year or partially, as the case may be, or on the Maturity Date, or on an early maturity date, as stated below. Any other loan taken by Airobotics will not count for the purpose of calculating the cumulative total capital raised.

Airobotics may repay the loan early, in whole or in part, at any time and for any reason, with advance notice in writing to the Lender seven days prior to the early repayment, at its sole discretion, and without an early repayment fee. As of June 30, 2022, the Principal and Interest outstanding was $1,100 thousand and $7 thousand, respectively. In connection with Ondas’ acquisition of Airobotics, the loan will be repaid in full.

See Note 4 of Airobotics’ unaudited financial statements for the six months ended June 30, 2022 and June 30, 2021 for additional information regarding the loan.

Critical Accounting Policies and Estimates

The discussion and analysis of Airobotics’ financial conditions and results of operations are based upon Airobotics’ financial statements included elsewhere in this prospectus. The preparation of these financial statements requires Airobotics’ management to make estimates and judgments that affect the reported amounts of assets and liabilities, sales and expenses and related disclosures of contingent assets and liabilities at the date of Airobotics’ financial statements. Actual results may differ from these estimates under different assumptions or conditions, impacting Airobotics’ reported results of operations and financial condition.

Certain accounting policies involve significant judgments and assumptions by Airobotics’ management, which have a material impact on the carrying value of assets and liabilities and the recognition of income and expenses. Airobotics’ management considers these accounting policies to be critical accounting policies. The estimates and assumptions used by Airobotics’ management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. The significant accounting policies and estimates which Airobotics believes are the most critical to aid in fully understanding and evaluating Airobotics’ reported financial results are described below. See Note 2 — Significant Accounting Policies of Airobotics’ audited financial statements for the years ended December 31, 2021 and December 31, 2020 and Note 2 — Summary of Significant Accounting Policies of Airobotics’ unaudited financial statements for the six months ended June 30, 2022 and June 30, 2021 included elsewhere in this prospectus for more detailed information regarding Airobotics’ critical accounting policies.

Revenue Recognition

Revenue from contracts with customers is recognized when the control over the goods or services is transferred to the customer. The transaction price is the amount of the consideration that is expected to be received based on the contract terms, excluding amounts collected on behalf of third parties (such as taxes).

Revenue from the sale of goods:

Revenue from sale of goods is recognized in profit or loss at the point in time when the control of the goods is transferred to the customer, generally upon delivery of the goods to the customer.

Revenue from rendering of services:

Revenue from rendering of services is recognized over time, during the period the customer simultaneously receives and consumes the benefits provided by Airobotics’ performance. Airobotics charges its customers based on payment terms agreed upon in specific agreements.

Property and Equipment

Property and equipment are measured at cost, including directly attributable costs, less accumulated depreciation, accumulated impairment losses and any related investment grants and excluding day-to-day servicing expenses. Cost includes spare parts and auxiliary equipment that are used in connection with equipment.

Depreciation is calculated on a straight-line basis over the useful life of the assets at annual rates, as follows:

%
Docking stations and drones	20 – 33
Computers and peripheral equipment	33
Office Furniture and equipment	6 – 33
Motor Vehicles	20
Leasehold improvements	(*)

____________

(*)      Leasehold improvements are depreciated on a straight-line basis over the shorter of the lease term (including the extension option held by the Group and intended to be exercised) and the useful life of the improvement.

The useful life, depreciation method and residual value of an asset are reviewed at least each year-end and any changes are accounted for prospectively as a change in accounting estimate. Depreciation of an asset ceases at the earlier of the date that the asset is classified as held for sale and the date that the asset is derecognized.

Intangible Assets

Separately acquired intangible assets are measured on initial recognition at cost including directly attributable costs. Intangible assets acquired in a business combination are measured at fair value at the acquisition date. Expenditures relating to internally generated intangible assets, excluding capitalized development costs, are recognized in profit or loss when incurred.

Intangible assets with a finite useful life are amortized on a straight-line basis over their useful life and reviewed for impairment whenever there is an indication that the asset may be impaired. The amortization period and the amortization method for an intangible asset are reviewed at least at each year end.

The intangible assets of Airobotics consist of software.

Depreciation is calculated on a straight-line basis over the useful life of the assets at annual rates as follows:

%
Software	33

a.      Research and Development Expenditures

Research expenditures are recognized in profit or loss when incurred.

Costs incurred in an internal development project are recognized as an intangible asset when the following conditions are met:

•        Airobotics can demonstrate the technical feasibility of completing the intangible asset so that it will be available for use or sale;

•        Airobotics’ intention to complete the intangible asset and use or sell it

•        The ability to use or sell the intangible asset;

•        How the intangible asset will generate future economic benefits;

•        The availability of adequate technical, financial and other resources to complete the intangible asset; and-

•        The ability to measure reliably the expenditures attributable to the intangible asset during its development.

When an internally developed intangible asset cannot be recognized, the development costs are recognized as an expense in profit or loss as incurred. Development costs previously recognized as an expense are not recognized as an asset in a subsequent period.

Airobotics focuses on improving existing technology and related software, and is in various stages of project examination and development. As of reporting date, there is no certainty as to the existence of technical, financial and other resources to complete these processes, and accordingly, Airobotics did not recognize the asset in its financial statements. In light of the above, development expenses up to reporting date did not meet such conditions, and were therefore charged to the statement of comprehensive income when incurred.

Impairment of Non-Financial Assets

Airobotics evaluates the need to record an impairment of non-financial assets whenever events or changes in circumstances indicate that the carrying amount is not recoverable. If the carrying amount of non-financial assets exceeds their recoverable amount, the assets are reduced to their recoverable amount. The recoverable amount is the higher of fair value less costs of sale and value in use. In measuring value in use, the expected future cash flows are discounted using a pre-tax discount rate that reflects the risks specific to the asset. The recoverable amount of an asset that does not generate independent cash flows is determined for the cash-generating unit to which the asset belongs. Impairment losses are recognized in profit or loss.

An impairment loss of an asset, other than goodwill, is reversed only if there have been changes in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognized. Reversal of an impairment loss, as above, shall not be increased above the lower of the carrying amount that would have been determined (net of depreciation or amortization) had no impairment loss been recognized for the asset in prior years and its recoverable amount. The reversal of impairment loss of an asset presented at cost is recognized in profit or loss.

Inventory

Inventories are measured at the lower of cost and net realizable value. The cost of inventories comprises costs of purchase and costs incurred in bringing the inventories to their present location and condition. Net realizable value is the estimated selling price in the ordinary course of business less estimated costs of completion and estimated costs necessary to make the sale. Airobotics periodically evaluates the condition and age of inventories and makes provisions for slow moving inventories accordingly.

Cost of inventories is determined as follows:

•        Raw materials — at cost of purchase using the “first-in, first-out” method.

•        Work in progress and finished goods — on the basis of average costs including materials, labor and other direct and indirect manufacturing costs based on normal capacity.

Change of Use-From Property and Equipment to Inventory:

Considering the expansion of Airobotics’ operations in the United Arab Emirates, Airobotics intends to sell some of the UAV equipment to customers as part of its business model (a system that includes the docking station, 2 Drones and Mast), in addition to its service package. Therefore, as of December 31, 2021, Airobotics has decided to transfer the UAV equipment, that were classified as property, plant, and equipment, to Inventory.

THE MERGER

The description of the Merger Agreement in this section and elsewhere in this prospectus is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and Annex E and is incorporated by reference into this prospectus. This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about Ondas or Airobotics. Such information can be found elsewhere in this prospectus and in the public filings Ondas makes with the SEC that are incorporated by reference into this document, as described in the section titled “Where You Can Find More Information”.

Background of the Merger

As part of its ongoing evaluation of Ondas’ business, the Ondas Board and Ondas’ management continuously review Ondas’ operations, financial performance, strategy and growth initiatives and industry conditions. In this context, the Ondas Board considers strategic opportunities that are or might be available to it to enhance shareholder value, including investments in new growth opportunities, technologies and adjacent businesses as well as potential acquisitions, taking into account industry and transaction trends as well as economic and other conditions generally.

The Airobotics Board and Airobotics’ management periodically review and assess Airobotics’ operations, financial performance and competitive position in the context of Airobotics’ long-term strategic goals and plans. These reviews include consideration of potential opportunities to enhance shareholder value as well as industry dynamics and consolidation among participants in the industry.

In April 2021 and September 2021, B. Riley Securities, Inc. (“B. Riley”) visited Airobotics’ management and shareholders and visited Airobotics’ facilities in Israel.

In August 2021, Airobotics expressed interest to B. Riley about finding a potential counterparty to acquire Airobotics.

Also in August 2021, Airobotics was introduced to Ondas via B. Riley.

In September 2021, Ondas’ and Airobotics’ management teams held a telephonic meeting. Discussions did not ensue further at such time and Airobotics proceeded with its TASE initial public offering, which was completed in September 2021.

From September 2021 to May 25, 2022, Ondas’ management team had no further contact with Airobotics.

On May 25, 2022, Airobotics contacted B. Riley expressing interest in speaking to the Ondas management team about strategic opportunities between the two companies.

On May 25, 2022, B. Riley contacted Ondas’ management inquiring whether Ondas’ management would like to meet with Airobotics’ management team to discuss potential strategic opportunities between the two companies.

On May 28, 2022, B. Riley provided Ondas a draft of a Mutual Non-Disclosure Agreement between Ondas and Airobotics (the “Mutual Non-Disclosure Agreement”).

On May 30, 2022, Ondas’ and Airobotics’ management teams held a telephonic meeting to discuss strategic opportunities between the two companies.

On June 2, 2022, Ondas’ and Airobotics’ management teams held a follow-up telephonic meeting.

On June 2, 2022, Ondas provided B. Riley comments to the draft Mutual Non-Disclosure Agreement.

On June 3, 2022, B. Riley provided Ondas a draft engagement letter for B. Riley to serve as Ondas’ exclusive financial advisor in connection with the acquisition, merger or a related transaction with Airobotics (the “B. Riley engagement letter”).

On June 5, 2022, Airobotics provided Ondas comments to the draft Mutual Non-Disclosure Agreement.

On June 6, 2022, representatives from Ondas, Airobotics, Akerman LLP, Ondas’ legal counsel (“Akerman”), and Shilbolet Law Firm, Airobotics’ legal counsel, met virtually to discuss the draft Mutual Non-Disclosure Agreement.

On June 6, 2022, Ondas provided B. Riley with comments to the B. Riley engagement letter.

On June 7, 2022, representatives from Ondas and B. Riley discussed Ondas’ comments to the B. Riley engagement letter. Also, on June 7-8, 2022, Airobotics and B. Riley’s internal counsel revised and finalized the B. Riley engagement letter.

On June 7, 2022, representatives from Airobotics, Akerman, and Shilbolet held a conference call to review the terms of the draft Mutual Non-Disclosure Agreement.

Later on June 7, 2022, Airobotics executed the Mutual Non-Disclosure Agreement. On June 8, 2022, Ondas countersigned the Mutual Non-Disclosure Agreement.

On June 9 – 10, 2022, representatives from Ondas visited Airobotics’ offices in Petah Tikva, Israel for extensive technical, business, and financial due diligence.

On June 10, 2022, Ondas and B. Riley executed the B. Riley engagement letter. The B. Riley engagement letter provides for (i) a $100,000 retainer fee to be paid in cash by Ondas, of which $50,000 was paid by Ondas upon signing of the Term Sheet and $50,000 was paid by Ondas upon signing of the Merger Agreement, and (ii) an additional $300,000 to be paid by Ondas in cash upon consummation of the Merger.

On June 15, 2022, Ondas, after consultation with Akerman and B. Riley regarding the consideration, structure, and timing of the transaction, provided Airobotics an initial draft of a non-binding term sheet (the “Term Sheet”), proposing that Ondas would acquire Airobotics via stock exchange at a 25% premium to the Airobotics trading price, based solely on Airobotics’ public filings and subject to due diligence.

On June 19, 2022, Airobotics provided Ondas a revised draft Term Sheet, which draft proposed that the 25% premium would apply to Airobotics’ 90-day volume weighted average price (“VWAP”).

On June 23, 2022 Ondas, after further consultation with Akerman and B. Riley regarding the consideration, structure, and timing of the transaction, provided Airobotics a revised draft Term Sheet setting Ondas’ stock price at the 10-day VWAP preceding the execution of the Term Sheet.

On June 27, 2022, Ondas executed an engagement letter with Pearl Cohen Zedek Latzer Baratz (“Pearl Cohen”) to serve as Ondas’ Israeli counsel.

Later on June 27, 2022, the Ondas Board held a meeting to discuss among other matters the Term Sheet with Airobotics. Also, Ondas’ management provided the Ondas Board a summary of the potential benefits of the proposed acquisition of Airobotics.

On June 27, 2022, after Ondas’ consultation with B. Riley regarding the exchange ratio, Akerman provided Herzog Fox & Neeman, Airobotics’ legal counsel (“Herzog”), a revised draft of the Term Sheet which provided for, among other things, (i) the Airobotics stock price at NIS4.00 and the Ondas stock price at $7.43, (ii) the exchange ratio at 0.1562 fully paid and nonassessable share of Ondas common stock for each ordinary share of Airobotics, and (iii) all Airobotics stock options to be exchanged into Ondas stock options with the exercise price set by the exchange ratio.

On June 27, 2022, representatives from Ondas, Airobotics, Akerman, Herzog and B. Riley met virtually to review the revised draft Term Sheet.

On June 28, 2022, representatives from Ondas, Airobotics, Akerman, Herzog and B. Riley met virtually to review the revised draft Term Sheet. After Ondas’ further consultation with B. Riley regarding the exchange ratio, the exchange ratio was adjusted to 0.16806 fully paid and nonassessable share of Ondas common stock for each ordinary share of Airobotics.

On June 29, 2022, Akerman provided Herzog a revised draft Term Sheet.

On June 29, 2022, Herzog provided Akerman a revised draft Term Sheet.

On June 30, 2022, the Airobotics Board approved the Term Sheet.

On July 1, 2022, Akerman provided Herzog an initial draft of an amendment to the Mutual Non-Disclosure Agreement, which primarily reflected changes to allow for confidential information to be provided to representatives of the parties.

On July 3, 2022, Herzog provided Akerman a revised draft of the amendment to the Mutual Non-Disclosure Agreement.

On July 5, 2022, Akerman provided Herzog a revised draft of the amendment to the Mutual Non-Disclosure Agreement.

Later on July 5, 2022, Ondas and Airobotics executed the Term Sheet.

Also later on July 5, 2022, Airobotics and Ondas issued a joint press release announcing the entry into the Term Sheet and Airobotics issued an immediate report summarizing the terms of the Term Sheet. Also, on July 5, 2022, Ondas filed a Current Report on Form 8-K with the SEC reporting the entry into the Term Sheet and included copies of the joint press release and immediate report as exhibits.

On July 5, 2022, Ondas continued legal and business due diligence, which process continued over the following weeks while the parties negotiated the Merger Agreement. During the course of legal and business due diligence, B. Riley facilitated the diligence process by establishing and maintaining a virtual data room.

Also, on July 5, 2022, B. Riley hosted a virtual meeting to “kick off” the transaction with Ondas; Airobotics; Akerman; Pearl Cohen; Herzog; Rosenberg Rich Baker Berman, P.A., Ondas’ auditors; and Ernst & Young LLP, Airobotics’ auditors. Following the kick off call, B. Riley held bi-weekly calls with this working group to discuss transaction documentation and status.

On July 5-6, 2022, representatives from Akerman and Herzog met virtually to review the draft amendment to the Mutual Non-Disclosure Agreement.

On July 7, 2022, Akerman provided Herzog a revised amendment to the Mutual Non-Disclosure Agreement and Ondas and Airobotics executed the amendment.

On July 20, 2022, Akerman provided Herzog an initial draft of the Merger Agreement, which provided for, among other things, (i) a termination fee of $1,000,000 payable by Airobotics in the event of (A) a termination for failure to close by the Termination Date, failure to obtain the Airobotics’ shareholder approval, or in the event of a breach of the Merger Agreement by Airobotics and either at the time of any such termination or prior to the Airobotics shareholder meeting, a Third Party Acquisition Proposal shall have been publicly announced or otherwise communicated to senior management or the Airobotics Board or within one year of such termination, Airobotics shall have entered into an agreement with respect to, or consummated a Third Party Acquisition Proposal or (B) termination for a breach by Airobotics of the no-shop restrictions in the Merger Agreement, or in connection with a superior proposal, (ii) a fee reimbursement provision which would require Airobotics to pay Ondas’ expenses incurred in connection with the transaction in the event of a termination for failure to obtain the Airobotics shareholder approval (the amount of which would be offset against any termination fee payable), and (iii) an exchange ratio of 0.16806, as had been previously agreed upon.

On July 25, 2022, Herzog provided Akerman and Pearl Cohen a list of matters relating to the draft Merger Agreement. Also, on July 25, 2022, representatives from Akerman, Pearl Cohen and Herzog met virtually to review such list. Among the issues flagged for discussion was the amount of the termination fee, which Airobotics countered should be between 2% and 3% of the transaction value and should only be payable for a material breach of the no-shop restrictions in the Merger Agreement or in the event of certain terminations within nine months of which Airobotics consummates or enters into an agreement for a Third Party Acquisition Proposal. Additionally, Airobotics proposed a termination fee payable by Ondas in the event it receives an acquisition proposal from a third party prior to the closing of the Merger.

On July 28, 2022, Herzog provided Akeman and Pearl Cohen a revised draft of the Merger Agreement, which provided for, among other things, a termination fee payable by Airobotics to Ondas in the amount between 2% and 3.5% of the transaction value only in the event of a termination for a superior proposal or in the case of a material breach by Airobotics of the no-shop restrictions, in either event only if within nine months of such termination, Airobotics enters into an agreement with respect to, or consummates, a Third Party Acquisition. In addition, the revised draft deleted the obligation by Airobotics to reimburse Ondas’ transaction expenses for termination for failure to obtain the Airobotics shareholder approval.

On July 30, 2022, Akerman provided Herzog a revised draft of the Merger Agreement, which provided for, among other things, a termination fee of $800,000 in the event of termination of the Merger Agreement for reasons set forth in the Akerman initial draft from July 20, 2022 and a fee reimbursement provision which would require

Airobotics to pay Ondas’ reasonable expenses incurred in connection with the transaction in the event of a termination for failure to obtain the Airobotics shareholder approval (the amount of which would be offset against any termination fee payable).

On July 31, 2022, Herzog provided Akerman and Pearl Cohen a revised draft of the Merger Agreement. The amount of the termination fee was agreed at $800,000, but Airobotics proposed that the triggers for payment of the termination fee be limited to terminations for (i) failure to close by the Termination Date if at such time Ondas had a termination right for a breach by Airobotics of the no-shop restrictions in the merger agreement, (ii) failure to obtain the Airobotics shareholder approval or (iii) a material breach by Airobotics of the merger agreement and, in any such case of (i), (ii) or (iii), at the time of such termination or prior to the Airobotics shareholder meeting a Third Party Acquisition Proposal has been made to Airobotics’ senior management or board of directors or is announced to its shareholders and within 9 months after termination of the merger agreement, Airobotics shall have entered into or consummated such Third Party Acquisition Proposal previously made or publicly made known or (iv) a breach of Airobotics’ no-shop restrictions in the merger agreement or in connection with a superior proposal. In addition, the fee reimbursement provision was as set forth in the Akerman draft of July 30, 2022 (described above), but provided for a cap of such reimbursable expenses.

On August 1, 2022, Akerman provided Herzog with a list of matters relating to the draft Merger Agreement, to which Herzog added additional input on August 2, 2022.

On August 1, 2 and 3, 2022, representatives from Akerman, Pearl Cohen and Herzog met virtually to review the draft Merger Agreement.

On August 3, 2022, Herzog sent to Akerman an initial draft of the Airobotics disclosure schedules to the draft Merger Agreement.

On August 3, 2022, Akerman sent Herzog a draft of the Merger Agreement and the parties exchanged multiple drafts of the draft Merger Agreement throughout the day on August 3, 2022.

On August 3, 2022, Akerman sent Herzog comments to the initial draft of Airobotics disclosure schedules.

On August 3, 2022, Akerman sent Herzog an initial draft of the Ondas disclosure schedules.

On August 4, Herzog sent Akerman comments to the draft of Airobotics disclosure schedules.

On August 4, 2022, representatives from Akerman, Pearl Cohen and Herzog met virtually to review the schedules of the Merger Agreement.

Later on August 4, 2022, Akerman sent Herzog a revised draft of the Airobotics disclosure schedules to incorporate final drafting edits, and Akerman and Herzog agreed to the final form of the Airobotics disclosure schedules.

On August 4, 2022, Herzog sent Akerman a revised draft of the Merger Agreement.

Later on August 4, 2022, Akerman provided Herzog a revised draft of the Merger Agreement to incorporate final drafting edits, and Akerman and Herzog agreed to the final form of the Merger Agreement.

On August 4, 2022, Akerman sent Herzog a draft of the Ondas disclosure schedules to incorporate final drafting edits, and Akerman and Herzog agreed to the final form of the Ondas disclosure schedules.

On August 4, 2022, the Ondas Board executed an unanimous written consent approving the Merger Agreement and related transactional matters, including Nasdaq filings, federal securities filings, the preparation and filing of this Registration Statement on Form S-4, and Israeli securities matters.

On August 4, 2022, the Airobotics Board approved the Merger Agreement and related transactional matters and the Israeli securities matters.

On August 4, 2022, Ondas and Airobotics executed the Merger Agreement.

On August 8, 2022, Airobotics and Ondas issued a joint press release announcing the entry into the Merger Agreement and Airobotics issued an immediate report summarizing the terms of the Merger Agreement. Also, on August 8, 2022, Ondas filed a Current Report on Form 8-K with the SEC reporting the entry into the Merger Agreement and included copies of the Merger Agreement, joint press release and immediate report as exhibits.

On August 9, 2022, Ondas issued a press release announcing its second quarter 2022 financial and operational results for the quarter ended June 30, 2022.

Also, on August 9, 2022, Ondas held a conference call to discuss Ondas’ financial and operational results for the quarter ended June 30, 2022 and the acquisition of Airobotics.

On August 25, 2022, Airobotics filed a distribution of proxy statement to its shareholders.

On September 5 – 8, 2022, representatives of Airobotics management team visited the Ondas offices in Waltham, Massachusetts.

Also, during the week of September 18, 2022, representatives of Ondas visited Airobotics’ offices in Petah Tikva, Israel.

On September 20, 2022, pursuant to the Merger Agreement, Ondas and Airobotics entered into a Credit and Guaranty Agreement in which Ondas agreed to make a revolving loan available to Airobotics, commencing from October 3, 2022, in a principal amount of up to $1,500,000.

Also, on September 20, 2022, Airobotics issued an immediate report summarizing the terms of the Credit and Guaranty Agreement and Ondas filed a Current Report on Form 8-K with the SEC including a copy of the immediate report as an exhibit.

On September 22, 2022, Ondas filed this Registration Statement on Form S-4.

On October 28, 2022, Ondas became aware that its senior advisors at B. Riley were no longer employed by B. Riley.

On October 30, 2022, Ondas and Airobotics entered into an amendment to the Credit and Guaranty Agreement increasing the revolving loan available to Airobotics in a total principal amount of up to $2,000,000. The primary purpose of this increase is to provide additional working capital which includes amounts needed to fund inventory for known customer demand.

On November 2, 2022, Ondas terminated its engagement letter with B. Riley. In connection with this termination, Ondas does not believe it is obligated to pay B. Riley the additional $300,000 upon consummation of the Merger as set forth in the B. Riley engagement letter.

On November 3, 2022, Ondas filed an amendment to the Registration Statement on Form S-4.

On November 13, 2022, Ondas and Airobotics entered into an amendment to the Merger Agreement changing the Termination Date to February 15, 2023.

Also, on November 13, 2022, Ondas and Airobotics entered into an amendment to the Credit and Guaranty Agreement, as amended, changing the maturity date of the Credit and Guaranty Agreement to the earlier of February 15, 2023 and the termination of the Merger Agreement as a result of a breach or violation of the terms thereof by Airobotics.

On November 17, 2022, Ondas filed an amendment to the Registration Statement on Form S-4.

Airobotics Board of Directors’ Recommendation and Reasons for the Merger

At its meeting on August 4, 2022, following discussion and careful consideration, the Airobotics Board unanimously:

•        determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and in the best interests of Airobotics and Airobotics’ shareholders and that, considering the financial position of the merging companies, no reasonable concern exists that the surviving corporation will be unable to fulfill the obligations of Airobotics to its creditors as a result of the Merger;

•        approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement; and

•        determined to recommend that Airobotics’ shareholders vote to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

The Airobotics Board recommends that the Airobotics shareholders vote to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

The members of the audit committee of the Airobotics Board (the “Airobotics Committee”) and the Airobotics Board considered many factors in making its determination that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Airobotics and its shareholders. In arriving at its determination, the Airobotics Board consulted with members of the Airobotics management team and assessed various factors relevant to its decision, including the following:

•        the belief that the Merger Consideration is fair, reasonable, in accordance with market conditions, and expresses a fair price for the shareholders of Airobotics; taking into account, among other factors, their familiarity with Airobotics’ business, Airobotics’ financial state given the existence of a going concern note in Airobotics’ financial statements, the market, the feasibility and chances of completing the Merger and the timetables for its completion, and compared to forecasts on Airobotics’ future financial yields

•        the belief that Merger Consideration reflects to Airobotics’ shareholders a premium of approximately 71% (based on the closing price of each of Airobotics ordinary shares and Ondas common stock on the relevant stock exchange, and the exchange rate at the end of the trading day to the date of approval of the Merger Agreement by the Airobotics Board); and a premium of about 48% - based on the aforementioned lock-in price on average of 30 trading days preceding the date of approval by the Airobotics Board;

•        the fact that the Merger Consideration includes the exchange of all Airobotics Stock Options and rights to purchase shares of Airobotics, even those not yet vested or matured, while maintaining the conditions applicable to the Airobotics Stock Options and rights to shares of Airobotics, which will be exercisable in exchange for a coordinated exercise price;

•        the expectation that the combination of Airobotics’ activity with Ondas activity, through American Robotics, by combining their technologies, will allow Airobotics to expand the range of its products and capabilities that will be offered to Airobotics’ customers, as well as to expand the variety and scope of its customers in many markets, including the United States, and accelerate the transition from the development phase to sales and growth;

•        the belief that failure to complete the Merger may endanger the continued existence and business activity of Airobotics; and

•        the expectation that the Merger can be completed, within a reasonable time, while allowing the continued existence and business activity of Airobotics during the interim period, taking into account, among other reasons, that the parties conducted negotiations for the provision of a loan by Ondas to Airobotics in the interim period subject to the terms of the Merger Agreement.

The Airobotics Committee and Airobotics Board also identified and considered a number of other matters, some of which are countervailing factors and risks to Airobotics and its shareholders, relating to the Merger and the transactions contemplated by the Merger Agreement, including the following:

•        the possibility that the Merger might not be consummated and the fact that, if the Merger is not consummated, (i) Airobotics’ directors, senior management and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the Merger, (ii) Airobotics will have incurred significant transaction costs, (iii) Airobotics’ continuing business relationships with business partners and employees may be adversely affected, (iv) the trading price of Airobotics ordinary shares could be adversely affected and (v) the market’s perceptions of Airobotics’ prospects could be adversely affected;

•        the restrictions on the conduct of Airobotics’ business required by the Merger Agreement (subject to specified exceptions), which may have an adverse effect on Airobotics’ ability to respond to changing market and business conditions in a timely manner or at all and to execute its strategic plans;

•        subject to certain exceptions, the Merger Agreement precludes Airobotics from soliciting alternative acquisition proposals and requires Airobotics to pay to Ondas a termination fee of $800,000, if the Merger Agreement is terminated under certain circumstances, including a termination of the Merger Agreement by Airobotics to accept a superior proposal. These factors might have the effect of discouraging other parties from making competing proposals that might be more advantageous to Airobotics shareholders than the Merger; and

•        the risk that the parties may incur significant costs and delays related to the Merger, including resulting from seeking governmental consents and regulatory approvals necessary for completion of the Merger.

The foregoing discussion of the information and factors considered by the Airobotics Board is intended to be illustrative and not exhaustive, but rather includes the material reasons and factors considered by the Airobotics Board in reaching its determination and recommendation in relation to the Merger and the Merger Agreement and the transactions proposed thereby. In view of the numerous reasons and factors considered and the complexity of these matters, the Airobotics Board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specified factors considered in reaching its determinations or the reasons for such determinations. Individual directors may have given differing weights to different factors or may have had different reasons for their ultimate determination. In addition, the Airobotics Board did not reach any specific conclusion with respect to any of the factors or reasons considered. Instead, the Airobotics Board conducted an overall analysis of the factors and reasons described above and unanimously determined in its business judgment that, in the aggregate, the potential benefits of the Merger to the shareholders of Airobotics outweighed the risks or potential negative consequences.

Ondas’ Reasons for the Merger

The Ondas Board unanimously approved the Merger Agreement and determined that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable and fair to and in the best interests of Ondas and its shareholders. In reaching its determination, the Ondas Board consulted with Ondas’ management, as well as with Ondas’ financial, legal and strategic advisors, and considered a variety of factors weighing favorably towards the transactions, including the factors described below:

•        the belief that the Merger advances Ondas’ business plan and positions the combined company to scale on behalf of franchise customers and accelerate the growth of the commercial drone market;

•        the belief that the combined company will bring together leading engineering and aviation talent, regulatory leadership, and world-class technology platforms, providing a unique opportunity to offer a broader scope of solutions and services to customers in accelerated timelines;

•        the belief that the Merger should result in a number of important synergies, primarily from achieving greater operating efficiencies, capturing inherent economies of scale and leveraging corporate resources;

•        the belief that the combined company will be a global provider of automated drone solutions to a broader range of markets and applications and strengthen the combined company’s ability to deliver complete end-to-end solutions for customers on a global scale;

•        the belief that Airobotics and American Robotics will bring together best-in-class elements of the commercial DIB ecosystem offering the opportunity for accelerated product offerings to a broader set of end markets and applications;

•        the expectation that critical system elements including payloads, detect-and-avoid technology, reliability and safety systems, and data analytics can be optimized in the companies’ current and next-generation drone platforms;

•        the belief that the Merger will provide a U.S.-based marketing and field services platform to drive adoption of the Airobotics System in commercial, security and defense markets;

•        the expectation that the combined company will have a greater opportunity to bring American Robotics’ Scout System into international markets, offering the combined company the ability to better serve large, multi-national customers across the world with a wider variety of solutions and services;

•        the expectation that the integration of American Robotics’ safety systems with the Airobotics System will offer the potential for extended FAA approvals for Beyond Visual Line of Sight flight operations;

•        the belief that if Airobotics receives Type Certification with the FAA for the Airobotics System, the combined company will receive significant time and cost advantages when it pursues Type Certification of future UAS platforms, including the Scout System;

•        the expectation that Ondas Networks’ software-defined wireless connectivity platform will see a broader opportunity for product development in UAS applications, including command and control UAS navigation;

•        the belief that a presence in Israel will offer the opportunity to expand existing relationships with Israeli aviation and defense vendors and the broader international MC-IoT vendor ecosystem;

•        the belief that the Merger will strengthen Ondas’ position in an industry where we expect to continue to see consolidation; and

•        the expectation that the combined company will benefit from synergies, including cost-related efficiencies resulting from integrated engineering and product development programs, the benefit of shared sales and marketing resources and the elimination of certain duplicative costs related to legal, board and other public company costs.

The Ondas Board also identified and considered certain potentially negative factors in its deliberations to be balanced against the positive factors, including:

•        the possibility that the Merger may not be completed as a result of the failure to satisfy one or more conditions to the Merger described under “The Merger Agreement — Conditions to the Merger;”

•        the effect of the public announcement of the Merger or the failure to consummate the Merger on Ondas’ revenues, operating results, stock price, customers, suppliers, management, employees, and other constituencies;

•        the risk that the operations of the two companies might not be successfully integrated or integrated in a timely manner, and the possibility of not achieving the anticipated synergies and other benefits sought to be obtained in the Merger;

•        the substantial costs to be incurred in connection with the Merger, including costs of integrating the businesses and expenses arising from the Merger, which may exceed management’s estimates;

•        the risk that Airobotics has material liabilities which were not identified during Ondas’ due diligence; and

•        various other risks associated with the Merger and the combined company set forth under the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” section.

After consideration of these factors, the Ondas Board determined that, overall, the potential benefits of the Merger Agreement and transactions contemplated by the Merger Agreement outweighed the potential risks.

This discussion of the information and factors considered by the Ondas Board includes the material positive and negative factors considered by the Ondas Board, but it is not intended to be exhaustive and may not include all the factors considered by the Ondas Board. The Ondas Board did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Merger Agreement and the transactions contemplated by the Merger Agreement. Rather, the Ondas Board viewed its position as being based on the totality of the information presented to and factors considered by it. In addition, individual members of the Ondas Board may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the Ondas Board and certain information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section titled “Cautionary Note Regarding Forward-Looking Statements.”

Regulatory Approvals

The parties are required to execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental entity, whether federal, state, local or foreign, that may be reasonably required, or that Ondas may reasonably request, in connection with the Merger.

In connection with the Merger, Ondas will use reasonable best efforts to cause the shares of Ondas common stock to be issued as Merger Consideration and the shares of Ondas common stock to be reserved for issuance upon exercise of the Airobotics Stock Options to be approved for listing on the NASDAQ and the parties also intend to deliver a notification to Nasdaq regarding the listing of additional Ondas common stock that will be registered pursuant to this prospectus.

If Ondas does not receive the ISA Exemption (as defined below), Ondas will use its best efforts to receive a permit from TASE for a registration statement with respect to the dual listing of Ondas common stock, including all shares of Ondas common stock underlying shares of Ondas’ convertible securities, at the TASE or a permit from the ISA and the TASE to publish a prospectus which would also apply to the Merger Consideration. In October 2022, Ondas’ application for no-action was denied by the ISA. In light of the above and per the provisions of the Merger Agreement, Ondas submitted an application for the registration of its securities (including those to be issued to Airobotics’ security holders as the Merger Consideration) for trading in the TASE, by way of dual listing. The application was submitted to the ISA and the TASE and the application is currently under review thereby.

Neither Ondas nor Airobotics can provide assurance that any such regulatory approvals will not result in the delay or abandonment of the Merger.

Timing of the Merger

The Merger is expected to close in the fourth quarter of 2022. Neither Ondas nor Airobotics can predict, however, the actual date on which the Merger will be completed because it is subject to conditions beyond each company’s control, including obtaining the necessary regulatory approvals.

See “The Merger Agreement — Conditions to the Merger”.

U.S. Federal Income Tax Consequences of the Merger

This section describes United States federal income tax consequences of (i) the Merger to certain beneficial owners of Airobotics ordinary shares who exchange their Airobotics ordinary shares for shares of Ondas common stock pursuant to the Merger and (ii) the ownership and disposition of Ondas common stock received upon the consummation of the Merger.

This discussion is based on the provisions of the Code, the U.S. Treasury Regulations promulgated thereunder and judicial and administrative rulings, all as in effect as of the date hereof and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth herein.

This discussion assumes that Airobotics shareholders hold their Airobotics ordinary shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to an Airobotics shareholder in light of such holder’s particular circumstances, nor does it discuss the special considerations applicable to Airobotics shareholders subject to special treatment under the U.S. federal income tax laws, such as, for example, financial institutions or broker-dealers, mutual funds, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, holders who acquired their Airobotics ordinary shares through the exercise of options or otherwise as compensation, holders who hold their Airobotics ordinary shares as part of a hedge, straddle, constructive sale or conversion transaction, U.S. holders whose functional currency is not the U.S. dollar, and holders who own or have owned (directly, indirectly or constructively) 10% or more (by vote or value) of Airobotics’ ordinary shares. This discussion does not address any tax consequences arising under the Medicare contribution tax, nor does it address any aspect of foreign, state, local, alternative minimum, estate, gift or other tax law that may be applicable to a holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Airobotics ordinary shares, the tax treatment of a partner in such partnership generally will depend on the status of the partner and activities of the partnership. Holders that are partners of a partnership holding Airobotics ordinary shares should consult their own tax advisors.

All Airobotics shareholders should consult their own tax advisors to determine the particular tax consequences to them in light of their particular circumstances, including the applicability and effect of the alternative minimum tax and any U.S. federal, U.S. state or local, non-U.S. or other tax laws and of potential changes in such laws.

U.S. Federal Income Tax Treatment of the Merger

For U.S. federal income tax purposes, the Merger has been structured to qualify as a “reorganization” within the meaning of Section 368(a) of the Code (a “Reorganization”). Based upon customary assumptions and representations made by Ondas and Airobotics, in tax representation letters delivered by such parties, as well as certain covenants and undertakings of Ondas and Airobotics, Akerman LLP, tax counsel to Ondas, has delivered an opinion that the Merger qualifies as a Reorganization. Such opinion has been filed as Exhibit 8.1 to the Registration Statement of which this prospectus forms a part. However, the completion of the Merger is not conditioned on the Merger so qualifying, nor upon the receipt of an opinion or a ruling from the IRS to that effect. Neither Ondas nor Airobotics has obtained or will obtain a ruling from the IRS regarding the U.S. federal income tax consequences of the Merger. Accordingly, there is no assurance that the IRS will not take a contrary position regarding the tax consequences described in this discussion, or that any such contrary position would not be sustained.

Except as otherwise noted, the remainder of this discussion assumes that the Merger qualifies as a Reorganization.

U.S. Federal Income Taxation of U.S. Holders

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Airobotics ordinary shares that is, for U.S. federal income tax purposes:

•        an individual citizen or resident of the United States;

•        a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        a trust if (a) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•        an estate the income of which is subject to U.S. federal income tax regardless of its source.

The tax treatment of a U.S. holder will depend in part on whether or not Airobotics is or was classified as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes. Except as discussed below under “Passive Foreign Investment Company Rules”, this discussion assumes that Airobotics is not and has not been classified as a PFIC for U.S. federal income tax purposes.

Tax Consequences of the Merger

The exchange of Airobotics ordinary shares for shares of Ondas common stock will be tax-free to U.S. holders. A U.S. holder’s aggregate tax basis in Ondas common stock received in the Merger will equal such U.S. holder’s aggregate adjusted tax basis in the Airobotics ordinary shares exchanged therefor. A U.S. holder’s holding period for Ondas common stock received in the Merger will include the U.S. holder’s holding period in respect of the Airobotics ordinary shares exchanged for such Ondas common stock.

If a U.S. holder of Airobotics ordinary shares acquired different blocks of Airobotics ordinary shares at different times or at different prices, such U.S. holder’s basis and holding period in its shares of Ondas common stock may be determined separately with reference to each block of Airobotics ordinary shares. Any such U.S. holder should consult its tax advisor regarding the tax bases and holding periods of the particular shares of Ondas common stock received in the Merger.

If it is determined that the Merger does not qualify as a Reorganization, the Merger would be a taxable transaction to Airobotics shareholders for U.S. federal income tax purposes. In that case, a U.S. holder would generally recognize capital gain or loss measured by the difference between (a) the fair market value (in U.S. dollars) of Ondas common stock received in exchange for such U.S. holder’s Airobotics ordinary shares and (b) such U.S. holder’s basis in the Airobotics ordinary shares it holds. Such capital gain or loss would be long-term capital gain or loss if, at the time of the exchange, such U.S. holder’s holding period in its Airobotics ordinary shares was greater than one year. A U.S. holder’s tax basis in shares of Ondas common stock received in the Merger would be the fair market value (in U.S. dollars) of those shares on the date such U.S. holder received them. The U.S. holder’s holding period for shares of Ondas common stock received in the Merger would begin on the day after the date such U.S. holder received such shares.

Passive Foreign Investment Company Rules

The U.S. federal income tax consequences to U.S. holders could differ materially from those described above if, at any relevant time, Airobotics were a Passive Foreign Investment Company (“PFIC”) (determined under the rules described below). Airobotics believes that it was not a PFIC for its 2021 taxable year or any prior taxable year, and it does not expect to become a PFIC for any taxable year up to and including the taxable year in which the Merger is completed. However, Airobotics has not conducted and does not expect to conduct a formal study to determine its PFIC status. Moreover, because Airobotics’ PFIC status is based on its income, assets and activities for the entire taxable year, it is not possible to determine whether Airobotics will be characterized as a PFIC for its current taxable year until after the close of the applicable taxable year. As a result, there can be no assurance that Airobotics is not or will not become a PFIC prior to the closing of the Merger.

In general, Airobotics will be a PFIC with respect to a U.S. holder if for any taxable year in which such U.S. holder held Airobotics ordinary shares:

•        at least 75% of Airobotics’ gross income for the taxable year is passive income; or

•        at least 50% of the value, determined on the basis of a quarterly average, of the Airobotics’ assets is attributable to assets that produce or are held for the production of passive income.

“Passive income” generally includes dividends, interest, gains from the sale or exchange of investment property, rents and royalties (other than certain rents and royalties derived in the active conduct of a trade or business), and certain other specified categories of income. If a foreign corporation owns at least 25% by value of the stock of another corporation, the foreign corporation is, for purposes of the PFIC tests, treated as owning its proportionate share of the assets of the other corporation, and as receiving directly its proportionate share of the other corporation’s income.

If Airobotics were to be considered a PFIC at any time that a U.S. holder holds Airobotics ordinary shares, any gain recognized by the U.S. holder on a sale or other disposition of the Airobotics ordinary shares generally would be allocated ratably over the U.S. holder’s holding period for its Airobotics ordinary shares. The amounts allocated to the taxable year of the sale or other disposition and to any year before Airobotics became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed. If Airobotics is treated as a PFIC with respect to a U.S. holder for any taxable year, the U.S. holder will be subject to the PFIC rules with respect to any of Airobotics’ subsidiaries that are also PFICs. Unless a U.S. holder makes a “qualified electing fund” or “mark-to-market” election with respect to the Airobotics ordinary shares, a U.S. holder that holds Airobotics ordinary shares during a period in which Airobotics is a PFIC will be subject to the PFIC rules for that taxable year and all subsequent taxable years in which the U.S. holder holds Airobotics ordinary shares, even if Airobotics ceases to be a PFIC. Classification as a PFIC may have other adverse tax consequences. If Airobotics is considered a PFIC, a U.S. holder will also be subject to annual information reporting requirements.

U.S. holders of Airobotics ordinary shares are urged to consult their tax advisors regarding the application of the PFIC rules to the Merger and Airobotics ordinary shares, including the advisability of making a qualified electing fund or mark-to-market election.

Ownership of Ondas Common Stock Received in the Merger

Distributions on Ondas Common Stock

Distributions of cash or property with respect to shares of Ondas common stock generally will be treated as dividends to the extent of Ondas’ current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Dividends paid to a non-corporate U.S. holder that constitute qualified dividend income will be taxable at preferential rates applicable to long-term capital gains so long as the holder holds the Ondas common stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meets other holding period requirements. Dividends paid with respect to Ondas common stock will generally be qualified dividend income, provided the holding period requirements in the previous sentence are satisfied. In addition, dividends paid to corporate U.S. holders may qualify for the dividends received deduction if the holder meets certain holding period and other requirements. Any portion of a distribution in excess of Ondas’ current and accumulated earnings and profits will be treated first as a tax-free return of capital to the extent of a U.S. holder’s basis in Ondas common stock and thereafter as capital gain.

Sale or Other Disposition of Ondas Common Stock

A U.S. holder that sells or otherwise disposes of Ondas common stock in a taxable transaction will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the amount that the U.S. holder realizes and the U.S. holder’s tax basis in those shares. Capital gain of a non-corporate U.S. holder is taxed at preferential rates when the holder has a holding period greater than one year. The deduction of capital losses is subject to limitations.

Backup Withholding and Information Reporting

A U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding with respect to certain amounts that it receives in the Merger, unless such holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a payee’s U.S. federal income tax liability, if any, so long as such payee furnishes the required information to the IRS in a timely manner.

U.S. Federal Income Taxation of Non-U.S. Holders

A “non-U.S. holder” is a beneficial owner of Airobotics ordinary shares that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust and that is not a U.S. holder.

Tax Consequences of the Merger

The Merger is not expected to result in any material U.S. federal income tax consequences to non-U.S. holders.

Ownership of Ondas Common Stock Received in the Merger

Distributions on Ondas Common Stock

Distributions of cash or property with respect to shares of Ondas common stock generally will be treated as dividends to the extent of Ondas’ current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Any portion of a distribution in excess of Ondas’ current and accumulated earnings and profits will be treated first as a tax-free return of capital to the extent of a non-U.S. holder’s basis in its Ondas common stock, and thereafter as capital gain (which will be treated in the manner described below under “ — Sale or Other Disposition of Common Stock”).

Except as described below, dividends on Ondas’ common stock that are paid to or for the account of a non-U.S. holder generally will be subject to U.S. federal withholding tax at a rate of 30%, or at a lower rate if the non-U.S. holder is eligible for the benefits of an income tax treaty that provides for a lower rate and the non-U.S. holder provides the documentation (generally, IRS Form W-8BEN or W-8BEN-E) required to claim benefits under such tax treaty to the applicable withholding agent. Even if Ondas’ current or accumulated earnings and profits are less than the amount of the distribution, the applicable withholding agent may elect to treat the entire distribution as a dividend for U.S. federal withholding tax purposes. Each non-U.S. holder should consult its own tax advisor regarding U.S. federal withholding tax on distributions, including such non-U.S. holder’s eligibility for a lower rate and the availability of a refund of any excess U.S. federal tax withheld.

If, however, a dividend is “effectively connected” with the conduct of a trade or business in the United States by a non-U.S. holder, such dividend generally will not be subject to the 30% U.S. federal withholding tax if such non-U.S. holder provides the appropriate documentation (generally, a valid IRS Form W-8ECI or an acceptable substitute form) to the applicable withholding agent. Instead, such non-U.S. holder generally will be subject to U.S. federal income tax on such dividend in substantially the same manner as United States citizens, resident aliens and domestic United States corporations (except as provided by an applicable tax treaty). In addition, a non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes may be subject to a “branch profits tax” at a rate of 30% (or a lower rate if provided by an applicable tax treaty) on its “effectively connected” income for the taxable year, subject to certain adjustments.

The foregoing discussion is subject to the discussion below under “ — FATCA Withholding” and “ — Information Reporting and Backup Withholding”.

Sale or Other Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized on the sale or other disposition of Ondas common stock unless:

•        such gain is “effectively connected” with the conduct of a trade or business in the United States by the non-U.S. holder (and the gain is attributable to a permanent establishment that the non-U.S. holder maintains in the United States, if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. holder to United States taxation on a net income basis);

•        the non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year of such sale or other disposition and certain other conditions are met; or

•        Ondas is or has been a “United States real property holding corporation” (as described below) for U.S. federal income tax purposes at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, the non U.S. holder is not eligible for a treaty exemption, and either (i) Ondas common stock is not regularly traded on an established securities market during the calendar year in which the sale or disposition occurs or (ii) the non-U.S. holder owned or is deemed to have owned, at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, more than 5% of Ondas’ common stock.

If the gain from the taxable disposition of shares of Ondas common stock is “effectively connected” with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable tax treaty, the gain is attributable to a permanent establishment that the non-U.S. holder maintains in the United States), the non-U.S. holder will be subject to tax on the net gain derived from the sale at rates applicable to United States citizens, resident aliens and domestic United States corporations. “Effectively connected” gains that a non-U.S. holder recognizes may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if the non-U.S. holder is eligible for the benefits of an income tax treaty that provides for a lower rate. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax (unless an applicable income tax treaty provides otherwise) on the gain derived from the sale or other disposition, which may be offset by United States source capital losses, even though the non-U.S. holder is not considered a resident of the United States.

Ondas will be a United States real property holding corporation at any time that the fair market value of Ondas’ “United States real property interests”, as defined in the Code and applicable Treasury Regulations, equals or exceeds 50% of the aggregate fair market value of Ondas’ worldwide real property interests and Ondas’ other assets used or held for use in a trade or business (all as determined for the U.S. federal income tax purposes). Ondas believes that it is not, and does not anticipate becoming in the foreseeable future, a United States real property holding corporation.

FATCA Withholding

Pursuant to sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax (“FATCA withholding”) may be imposed on certain payments to a non-U.S. holder or to certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on behalf of a non-U.S. holder if such persons fail to comply with certain information reporting requirements. Payments of dividends received by a non-U.S. holder in respect of Ondas common stock could be affected by this withholding if the non-U.S. holder is subject to the FATCA information reporting requirements and fails to comply with them or if the non-U.S. holder holds Ondas common stock through a non-U.S. person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to the non-U.S. holder would not otherwise have been subject to FATCA withholding). An intergovernmental agreement between the United States and an applicable country may modify these requirements. If FATCA withholding is imposed, a non-U.S. holder that is not a foreign financial institution generally may obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). All non-U.S. holders should consult their own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

Information Reporting and Backup Withholding

Ondas and other payors are required to report payments of dividends on Ondas common stock on IRS Form 1042-S even if the payments are exempt from withholding. A non-U.S. holder otherwise is generally exempt from backup withholding and information reporting requirements with respect to dividend payments and the payments of the proceeds from the sale of Ondas common stock effected at a United States office of a broker, provided that either (i) the payor or broker does not have actual knowledge or reason to know that the non-U.S. holder is a United States person and the non-U.S. holder has furnished a valid IRS Form W-8 or other documentation upon which the payor or broker may rely to treat the payments as made to a non-United States person, or (ii) the non-U.S. holder otherwise establishes an exemption.

Payment of the proceeds from the sale of Ondas common stock effected at a non-U.S. office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected at a non-U.S. office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Certain Israeli Tax Consequences of the Merger

The following description is not intended to constitute a complete analysis of all Israeli tax consequences of Airobotics shareholders relating to the Merger. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular person in light of his or her personal circumstances. The discussion should not be construed as legal or professional tax advice and does not cover all possible tax considerations.

Airobotics intends to file requests for three tax rulings from the ITA with respect to (i) a deferral of capital gains tax with respect to Airobotics shareholders which hold less than 5% of Airobotics’ issued and outstanding shares regarding the stock consideration; and partial tax deferral, for the period of two and four years for each half of the stock consideration (respectively) for shareholders which hold upwards of 5% of Airobotics’ issued and outstanding shares; and (ii) the Israeli tax treatment applicable to holders of Airobotics stock options and ordinary shares issued to certain directors and employees under Section 102 of the ITO. There can be no assurance that such tax rulings will be granted before the closing of the Merger or at all or that, if obtained, such tax rulings will be granted under the conditions requested by Airobotics.

Discussions between Airobotics and the ITA regarding the scope of the rulings are ongoing. If and when the tax rulings referenced in the immediately preceding paragraph are finalized, Airobotics will file an immediate report on the ISA’s website, referred to as “MAGNA”, describing the tax rulings. There can be no assurance that such tax rulings will be granted before the completion of the Merger or at all, or that if obtained, such rulings will be granted under the conditions requested by Airobotics.

Israeli Capital Gains Tax

Generally, the exchange of Airobotics ordinary shares for the Merger Consideration would be treated as a sale and subject to Israeli tax both for Israeli and the non-Israeli resident shareholders of Airobotics. However, certain relief and/or exemptions may be available under Israeli law.

Israeli law generally imposes capital gains tax on the real capital gain from the sale of any capital assets by residents of Israel, as defined for Israeli tax purposes, and on the sale of capital assets located in Israel, including shares of Israeli companies by non-residents of Israel, unless a specific exemption is available or a tax treaty between Israel and the shareholder’s country of residence provides otherwise. Israeli law distinguishes between real capital gain and inflationary surplus. The real capital gain is the excess of the total capital gain over the inflationary surplus. You should consult your own tax advisor as to the method you should use to determine the inflationary surplus.

Generally, the capital gains tax rate applicable to the real capital gain is 25% for individuals. If such individual is holding or is entitled to purchase, directly or indirectly, alone or together with such person’s relative or another person who collaborates with such person on a permanent basis, at least 10% of (i) the voting rights of Airobotics, (ii) the right to receive Airobotics’ profits or its assets upon liquidation, (iii) the right to appoint a manager/director, or

(iv) the right to instruct a Major Stockholder to do any of the foregoing on the date of sale or on any date falling within the 12-month period preceding that date of sale, such Major Stockholder would be subject to Israeli capital gains tax at the rate of 30%.

The actual capital gains tax rates which may apply to individual Airobotics shareholders on the sale of Airobotics ordinary shares (which may be effectively higher or lower than the rates mentioned above) are subject also to various factors including, inter alia, the date on which the shares were purchased, whether the shares are held through a nominee company or by the shareholder, the identity of the shareholder and certain tax elections which may have been made in the past by the shareholder.

In general, companies are subject to the corporate tax rate on real capital gains derived from the sale of shares at the rate of 23% in 2022. Please note that due to certain provisions of the ITO, the effective capital gains tax applicable to certain companies may be different than that specified above.

Individual and corporate shareholders dealing in securities in Israel are taxed at the tax rates applicable to “business income,” currently 23% for companies and a marginal tax rate of up to 47% for individuals, plus an additional tax of 3%, which is imposed on individuals whose annual taxable income exceeds a certain threshold (NIS 663,240 for 2022), see “ — Excess Tax” below.

The inflationary surplus is generally exempt from tax, provided that the shares being sold were acquired after December 31, 1993.

Pursuant to Israeli tax law, non-Israeli residents (individuals or corporations) will generally be exempt from Israeli capital gains tax, subject to certain provisions of the ITO, on the sale of Airobotics ordinary shares which were acquired after the company was registered for trade on the Israeli stock exchange. However, non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents: (i) have a controlling interest of more than 25% in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

Other non-Israeli residents (individuals or corporations) may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty between Israel and the seller’s country of residence (subject to the receipt of a valid certificate from the ITA allowing for an exemption or a reduced tax rate). For example, under the Convention between the Government of the State of Israel and the Government of the United States of America with Respect to Taxes on Income (the “U.S.-Israel Tax Treaty”), Israeli capital gains tax would generally not apply when arising from the sale, exchange or disposition of ordinary shares by a person who qualifies as a resident of the United States within the meaning of the U.S.-Israel Tax Treaty and who holds the shares as a capital asset and is entitled to claim the benefits afforded to such person by the treaty. However, such exemption will not apply if (i) the capital gain arising from such sale, exchange or disposition is attributed to real estate located in Israel; (ii) the capital gain arising from such sale, exchange or disposition is attributed to royalties; (iii) the capital gains from such sale, exchange or disposition may be attributed to a permanent establishment of the U.S. resident that is maintained in Israel, under certain terms, (iv) the U.S. resident holds, directly or indirectly, securities representing 10% or more of the voting rights during any part of the 12-month period preceding the effective time of the sale, exchange or disposition, subject to certain conditions; or (v) the U.S. resident, if an individual, was physically present in Israel for a period or periods aggregating to 183 days or more during the relevant taxable year.

In order to obtain an applicable withholding tax exemption for capital gains tax, certain documentation and/or declarations shall need to be provided to the ITA.

Other countries, including Canada, France, Germany, Japan and the United Kingdom, are party to tax treaties with Israel that, subject to the provisions of those treaties, may exempt a non-Israeli resident shareholder from Israeli tax.

You are urged to consult with your own tax advisor regarding the applicability of these tax treaties to you and your receipt of Merger Consideration.

Excess Tax

Individuals who are subject to tax in Israel are also subject to an additional tax at a rate of 3% on annual income exceeding a certain threshold (NIS 663,240 for 2022), which amount is linked to the annual change in the Israeli consumer price index, including, but not limited to, dividends, interest and capital gain, subject to the provisions of an applicable tax treaty.

Israeli Tax Withholding

Whether or not a particular shareholder is actually subject to Israeli capital gains tax in connection with the Merger, absent receipt by Airobotics of an applicable tax ruling from the ITA prior to closing of the Merger, all Airobotics shareholders will be subject to Israeli withholding tax at the rate of 25% (for individuals) and 23% (for corporations) on the Merger Consideration (unless the shareholder requests and obtains an individual certificate of exemption or a reduced tax rate from the ITA, as described below), and since this is a cashless transaction the Merger Consideration shall not be paid to any payment recipient only after such payment recipient will satisfy its Israel Tax obligation to the sole satisfaction of the Ondas or the Israeli Sub-Agent or the payment to the Israeli Sub-Agent of the withholding tax amount by the payment recipient.

Airobotics is currently in discussions with the ITA on the scope of the final tax rulings and the exemptions that may be provided to Airobotics shareholders and, as of September 21, 2022, no definitive binding ruling has been obtained from the ITA. There can be no assurance that the tax rulings will be granted before the closing of the Merger or at all or that, if obtained, the tax rulings will be granted under the conditions requested by Airobotics.

Regardless of whether Airobotics obtains the requested tax rulings from the ITA, any holder of Airobotics ordinary shares who believes that it is entitled to such an exemption from withholding tax (or entitled to a reduced tax rate) may separately apply to the ITA to obtain a certificate of exemption from withholding or an individual tax ruling providing for no withholding or withholding at a reduced rate, and submit such certificate of exemption or ruling to the exchange agent prior to receiving the Merger Consideration and at least three business days prior to the date that is 365 days following the date of the closing of the Merger. If Ondas or the exchange agent do not receives a valid exemption certificate or tax ruling (in form and substance reasonably acceptable to Israeli Sub Paying Agent) prior to delivering the Merger Consideration and at least three business days prior to the date that is 365 days following the date of the closing of the Merger, then the withholding (if any) of any amounts under the ITO from the consideration payable shall be made only in accordance with the provisions of such Israeli tax certificate or tax ruling.

The Israeli tax withholding consequences of the Merger to Airobotics shareholders and holders of Airobotics stock options subject to Section 102 of the ITO may vary depending upon the particular circumstances of each shareholder or holder of Airobotics stock options subject to Section 102 of the ITO, as applicable, and the final tax rulings issued by the ITA.

To the extent that tax is withheld on payments to U.S. taxpayers, it is possible that such withheld taxes may not be able to be credited against such taxpayers’ U.S. income tax liability.

Shareholders who received or acquired their Airobotics ordinary shares or were granted stock options or restricted stock awards under one or more of the Airobotics equity-based incentive plans, or otherwise as compensation for employment or services provided to Airobotics, may be subject to different tax rates.

As noted, Airobotics has also filed requests for a tax ruling from the ITA with respect to the withholding tax and other Israeli tax treatment applicable in respect of the Merger to holders of Airobotics stock options subject to Section 102 of the ITO (such ruling, as defined below under “The Merger Agreement — Tax Rulings”, is referred to as the “options tax ruling”).

The options tax ruling, if obtained as requested, would confirm, among other things that:

•        the treatment of the Airobotics stock options (whether vested or unvested) in the Merger would not constitute a violation of Section 102 of the ITO, and holders of such Airobotics stock options will not be subject to Israeli withholding tax at the closing of the Merger;

•        the statutory holding period under Section 102 of the ITO will continue uninterrupted from the original date of grant; and

•        the payment of any consideration to holders of vested Airobotics stock options with respect to such Airobotics stock options will not constitute a violation of Section 102 of the ITO; provided that the consideration paid to the holders of such Airobotics stock options is deposited with the trustee appointed by Airobotics , and approved by the ITA (the “102 Trustee”), for the duration of the statutory holding period under Section 102 of the ITO.

If no tax ruling is obtained for holders of Airobotics stock options subject to Section 102 of the ITO, such holders might be subject to Israeli withholding tax at such holders’ marginal tax rates under Israeli law for ordinary income, and may be also subject to withholding for national insurance contributions, depending on the specific circumstances of such holders and the terms and the timing of the grants of Airobotics stock options. In such event, no Ondas common stock will be issued to such holder of Airobotics stock options subject to Section 102 of the ITO, until such holder remits sufficient cash to cover the required amount to be withheld.

The Israeli tax rulings mentioned above may not be obtained or may contain such provisions, terms and conditions as the ITA may prescribe, which may be different from those detailed above. Certain categories of shareholders are expected to be excluded from the scope of any eventual ruling granted by the ITA and the final determination of the type of holders of Airobotics ordinary shares who will be included in such categories will be based on the outcome of the ongoing discussions with the ITA.

Accounting Treatment

Ondas prepares its financial statements in accordance with U.S. GAAP. The Merger will be accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. As the acquirer for accounting purposes, Ondas has estimated the fair value of Airobotics’ assets acquired and liabilities assumed and conformed the accounting policies of Airobotics to its own accounting policies.

All unaudited pro forma condensed combined financial information contained in this prospectus was prepared using the acquisition method of accounting. The final allocation of the purchase price will be determined after the Merger is completed and after completion of an analysis to determine the estimated net fair value of Airobotics’ assets and liabilities. Accordingly, the final estimate of the fair values of the assets and liabilities will be determined with the assistance of a third-party valuation firm. Ondas’ preliminary estimates and assumptions are subject to materially change upon the finalization of internal studies and third-party valuations of assets, including investments, property and equipment, intangible assets including goodwill, and certain liabilities.

Nasdaq and TASE Listings; Delisting and Deregistration of Airobotics Ordinary Shares

Ondas has agreed to take all actions necessary in order to list the shares of Ondas common stock on the TASE immediately prior to the completion of the Merger. Ondas has also agreed, prior to the completion of the Merger, to use its reasonable best efforts to obtain a dual listing permit from the ISA as well as the agreement of the TASE to list such shares of Ondas common stock and the shares of Ondas’ common stock to be issued in connection with the Merger on the TASE. Ondas will file a registration statement with the Israel Securities Authority (the “ISA”), and TASE for the listing of the Ondas common stock on the TASE. Ondas’ common stock will be listed on the TASE following the effectiveness of the Merger and the obtaining of a dual listing permit from the ISA. Prior to the completion of the Merger, Ondas has further agreed to use its reasonable best efforts to cause the shares of Ondas common stock to be issued in connection with the Merger to be approved for listing on Nasdaq, subject to official notice of issuance. The listing of the shares of Ondas’ common stock on Nasdaq, subject to official notice of issuance, is also a condition to completion of the Merger. In October 2022, Ondas’ application for no-action was denied by the ISA. In light of the above and per the provisions of the Merger Agreement, Ondas submitted an application for the registration of its securities (including those to be issued to Airobotics’ security holders as the Merger Consideration) for trading in the TASE, by way of dual listing. The application was submitted to the ISA and the TASE and the application is currently under review thereby.

If the Merger is completed, Airobotics ordinary shares will cease to be listed on the TASE in accordance with the applicable rules and policies of the TASE.

Ondas Stockholders

As of September 21, 2022, there were 112 stockholders of record of Ondas common stock.

Ondas’ Dividend Policy

Ondas has never declared or paid cash dividends on Ondas capital stock nor is it under any obligation to declare or pay such cash dividends. Ondas currently intends to retain any future earnings to fund its operations and the development and growth of Ondas’ business, and it does not expect to declare or pay any dividends in the foreseeable future. Ondas’ future ability to pay cash dividends on its capital stock may be limited by any future debt instruments or preferred securities.

Airobotics’ Dividend Policy

Airobotics has never declared or paid cash dividends on Airobotics capital stock nor is it under any obligation to declare or pay such cash dividends.

Airobotics Holders

As of September 21, 2022, there was one shareholder of record of Airobotics’ ordinary shares. The number of record holders is not representative of the number of beneficial holders of our Airobotics’ ordinary shares, as the shares of all shareholders for a publicly traded company such as Airobotics which is listed on the TASE are recorded in the name of Airobotics’ Israeli share registrar.

Restrictions on Sales of Shares of Ondas Common Stock Received in the Merger

All shares of Ondas common stock received by Airobotics shareholders in the Merger will be freely tradable for purposes of the Securities Act and the Exchange Act. This prospectus does not cover resales of shares of Ondas common stock received by any person upon completion of the Merger, and no person is authorized to make any use of this prospectus in connection with any resale.

Interests of Certain Persons in the Merger

To the best knowledge of Airobotics, no director or other interested party in Airobotics, has a personal interest in the Merger, except as detailed herein:

1.      OurCrowd Group, an interested party in Airobotics, has a personal interest in the approval of the Merger, as the Merger Agreement includes agreements in connection with the repayment of a loan that it provided to Airobotics (the “OurCrowd Loan”);

2.      Mr. Ran Stern, the Chairman of Airobotics, has a personal interest in the approval of the Merger, as he is a partner in OurCrowd. It should be noted that in light of the aforementioned, entering into the Merger Agreement was brought for approval by Airobotics’ Audit Committee as a transaction in which the office holder has a personal interest, and was approved by the Airobotics Committee and the Airobotics Board; and

3.      All directors of Airobotics may be considered to have a personal interest in connection with the liability insurance of directors and officers of Airobotics within the framework of the Merger. Accordingly, all the directors were allowed to be present at the discussion of the Airobotics Board and participate in the vote in connection with the liability insurance of directors and officers in Airobotics.

THE MERGER AGREEMENT

This section describes the material terms of the Merger Agreement. The descriptions of the Merger Agreement in this section and elsewhere in this prospectus are qualified in their entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and Annex E and is incorporated by reference into this prospectus. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. You are encouraged to carefully read the entire Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and the summary of its material terms in this section have been included only to provide you with information about the terms and conditions of the Merger Agreement. Neither the Merger Agreement nor the summary of its material terms included in this section is intended to provide any factual information about Ondas or Airobotics. The Merger Agreement contains representations, warranties and covenants of the parties customary for a merger of this nature. The representations and warranties contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein; were made solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between Airobotics and Ondas made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Ondas’ or Airobotics’ public disclosures.

For the foregoing reasons, the representations, warranties, covenants and agreements contained in the Merger Agreement and any descriptions of those provisions should not be read alone or relied on by any persons as characterizations of the actual state of facts about Ondas or Airobotics at the time they were made or otherwise. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this prospectus or in the notice of meeting to be issued to Airobotics shareholders by Airobotics or incorporated by reference herein or therein. See the section titled “Where You Can Find More Information”.

Structure of the Transaction

The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the ICL, at the Effective Time, Merger Sub shall be merged with and into Airobotics. As a result of the Merger, Airobotics (i) shall continue as the surviving corporation, while the separate corporate existence of Merger Sub shall cease, (ii) shall be governed by the laws of the State of Israel; (iii) shall maintain a registered office in the State of Israel; and (iv) shall succeed to and assume all of the rights, properties, and obligations of Merger Sub and Airobotics in accordance with the ICL. The articles of association of Merger Sub shall be identical to the articles of association of Airobotics in effect at the Closing, except that they shall (a) exempt the Merger Sub from appointing an external auditor pursuant to Section 158 of the ICL, (b) cancel such existing definitions and articles derived from the fact Airobotics is publicly traded, and (c) include such other adjustments, if mandatory under Applicable Law.

Merger Consideration

At the Effective Time, upon the terms and subject to the conditions set forth in the Merger Agreement, each ordinary share of Airobotics, par value NIS 0.01 per share, issued and outstanding immediately prior to the Effective Time (other than shares owned by Airobotics or its subsidiaries (dormant or otherwise) or by Ondas or Merger Sub) shall be exchanged for and converted into the right to receive 0.16806 of a fully paid and nonassessable share of Ondas common stock, par value $0.0001 per share, without interest and subject to applicable tax withholdings.

All fractional shares of Ondas common stock that would otherwise be issued to a holder of Airobotics ordinary shares as part of the Merger Consideration will be rounded up to the nearest whole based on the total number of shares of Ondas common stock to be issued to the holder of Airobotics ordinary shares (after aggregating all fractional Ondas common stock issuable to such holder).

Ondas stockholders will continue to own their existing shares of common stock of Ondas, the form of which will not be changed by the Merger.

Treatment of Equity Awards

At the Effective Time, each outstanding option, warrant or other right to purchase Airobotics ordinary shares (each, an “Airobotics Stock Option,” and collectively, the “Airobotics Stock Options”) issued pursuant to any plan, other agreement, or arrangement, whether vested or unvested, including any Airobotics Stock Option with an exercise price per share equal to or greater than the Per Share Cash Equivalent Consideration, shall be assumed by Ondas and converted as of the Effective Time into an option, warrant or right, as applicable, to purchase shares of Ondas common stock. Subject to the terms of the relevant Airobotics Stock Option, each Airobotics Stock Option shall be deemed to constitute an option or warrant, as applicable, to acquire, on substantially the same terms and conditions as were applicable under such Airobotics Stock Option, a number of shares of Ondas common stock equal to the number of shares of Ondas common stock (rounded up to the nearest whole share) that the holder of such Airobotics Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option or warrant into full Airobotics ordinary shares immediately prior to the Effective Time at a price per share of Ondas common stock (rounded down to the nearest whole cent) equal to (i) the former per share exercise price for Airobotics ordinary shares otherwise purchasable pursuant to such Airobotics Stock Option, divided by (ii) the Exchange Ratio.

Closing and Effectiveness of the Merger

The closing of the Merger will take place at a time and on a date (the “Closing Date”) to be specified by Ondas, Merger Sub, and Airobotics, which shall be no later than the second business day after satisfaction (or waiver) of the latest to occur of the conditions set forth in the Merger Agreement (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), remotely by exchange of documents and signatures via Electronic Delivery, unless another time, date or place is agreed to in writing by Ondas, Merger Sub, and Airobotics.

Conversion of Shares; Exchange Procedures

The conversion of Airobotics ordinary shares (other than the excluded shares) into the right to receive the Merger Consideration will occur automatically at the Effective Time. Each outstanding ordinary share of Merger Sub shall be converted into one ordinary share of the surviving corporation and shall be registered in the name of Ondas in the shareholders register of the surviving corporation.

As soon as reasonably practicable after the Effective Time (but not later than three business days thereafter), Ondas shall direct the Exchange Agent to deliver to each holder of record of a Certificate (or Certificates) or Book-Entry Shares as of immediately prior to the Effective Time, in each case, whose Airobotics ordinary shares were converted into the right to receive the Merger Consideration, and dividends or other distributions, if any (in each case other than holders of Section 102 Shares and Section 102 Non Trustee Shares, which will be eligible to receive the Merger Consideration as described below): (i) a letter of transmittal in customary form reasonably acceptable to Airobotics (which shall specify that, in the case of Airobotics ordinary shares represented by Certificates, delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in the Merger Agreement) to the Exchange Agent and shall be in such form and have such other provisions as Ondas and Airobotics may reasonably specify); (ii) a declaration in which the beneficial owner of Airobotics ordinary shares provides certain information requested by the Exchange Agent and/or the Israeli Sub-Agent, as necessary for the Exchange Agent and/or Israeli Sub-Agent to determine whether any amounts need to be withheld from the Merger Consideration payable to such beneficial owner pursuant to the terms of the Ordinance (subject to the provisions of the Merger Agreement), the Code, or any applicable provision of state, local, Israeli, U.S. or foreign Applicable Law; and (iii) instructions for use in effecting the surrender of the Certificates (or an effective affidavit of loss in lieu thereof) or Book-Entry Shares in exchange for shares of Ondas common stock and dividends or other distributions payable pursuant to the Merger Agreement, if any. Upon surrender of a Certificate (or an effective affidavit of loss in lieu thereof, together with such other security and/or documents as may be required pursuant to the Merger Agreement) or Book-Entry Shares for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other forms or certificates required under Applicable Law, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor that number of whole shares of Ondas common stock (which shall be in uncertificated book-entry form) and dividends or distributions, if any, that such holder has the right to receive pursuant to the Merger Agreement, and the Certificate or Book-Entry Shares so surrendered shall forthwith be canceled; provided, however, that any Merger Consideration payable to holders of Section 102 Shares and Section 102 Non Trustee Shares shall be paid, deposited or issued to the 102 Trustee on behalf of such holders of Section 102 Shares and Section 102 Non Trustee Shares under the Assumed Company Plan, to be disbursed to the applicable holders in accordance with the provisions of Section 102 and the Options Tax Ruling (or the Interim Options Tax Ruling, if applicable), if obtained.

In the case of Certificates, upon receipt by the Exchange Agent of a letter of transmittal and surrender of a Certificate (or affidavit of loss in lieu thereof) for cancellation to the Exchange Agent, together with a letter of transmittal, the declaration for tax withholding purposes and/or a valid tax certificate, in each case, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor, and Ondas shall cause the Exchange Agent to pay and deliver in exchange therefor as promptly as reasonably practicable, the number of shares of Ondas common stock in book-entry form representing in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Certificates and any dividends or other distributions payable, in each case, in accordance with the Merger Agreement, and the Certificates so surrendered will be canceled.

In the case of Book-Entry Shares, upon receipt by the Exchange Agent of a letter of transmittal, receipt of the declaration for tax withholding purposes and/or a valid tax certificate, in each case, duly completed and validly executed in accordance with the instructions thereto, the holder of such Book-Entry Shares shall be entitled to receive in exchange therefor, and Ondas shall cause the Exchange Agent to pay and deliver in exchange therefor as promptly as reasonably practicable, the number of shares of Ondas common stock in book-entry form representing in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Book-Entry Shares and any dividends or other distributions payable, in each case, in accordance with the Merger Agreement, and the Book-Entry Shares so surrendered will be canceled.

Any consideration, whether in stock, cash or otherwise, that is paid or issued to holders of Section 102 Shares and Section 102 Non Trustee Shares, shall be paid, deposited, or issued to the 102 Trustee under the Assumed Company Plan, on behalf of holders of Section 102 Shares and Section 102 Non Trustee Shares, in accordance with Section 102 and the Options Tax Ruling (or the Interim Options Tax Ruling, if applicable), if obtained (the “Section 102 Share Consideration”). The Section 102 Share Consideration shall be held in trust by the 102 Trustee pursuant to the applicable provisions of Section 102 and the Options Tax Ruling (or the Interim Options Tax Ruling, if applicable), if obtained, and shall be released by the 102 Trustee, together with any interest earned thereon by virtue of the investment of such amounts by the 102 Trustee, in accordance with the terms and conditions of Section 102 and the Options Tax Ruling (or the Interim Options Tax Ruling, if applicable), if obtained.

If payment of the Merger Consideration (and any dividends or other distributions with respect to Ondas common stock) is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share so surrendered is registered, it shall be a condition precedent of payment that (i) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer (or the Book-Entry Share so surrendered shall be in proper form for transfer), and (ii) the Person requesting such payment shall have paid any transfer and other similar taxes required by reason of the payment of the Merger Consideration (and any dividends or other distributions with respect to Ondas common stock) to a Person other than the registered holder of such Certificate or Book-Entry Share (as applicable) surrendered or shall have established to the reasonable satisfaction of Ondas that such tax either has been paid or is not required to be paid.

All shares of Ondas common stock issued upon the surrender for exchange of Airobotics ordinary shares in accordance with the terms of the Merger Agreement and any cash paid with respect to dividends and distributions shall be deemed to have been issued in full satisfaction of all rights pertaining to such Airobotics ordinary shares, subject, to the surviving corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the date hereof that has been disclosed to Ondas in writing and that remain unpaid at the Effective Time. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the surviving corporation of the Airobotics ordinary shares that were outstanding immediately prior to the Effective Time, other than transfers by Ondas. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the surviving corporation for any reason, they shall be canceled and exchanged as described in this section “ — The Merger Agreement — Conversion of Shares; Exchange Procedures.”

Subject to Applicable Law, there shall be paid to the holder of the Ondas common stock issued in exchange for Certificates or Book-Entry Shares pursuant to the Merger Agreement, without interest, (a) at the time of delivery of such Ondas common stock by the Exchange Agent, the amount of dividends or other distributions, if any, with a record date at or after the Effective Time theretofore paid with respect to such shares of Ondas common stock, and (b) at the appropriate payment date, the amount of dividends or other distributions, if any, with a record date at or after the Effective Time but prior to such delivery of such Ondas common stock by the Exchange Agent, and a payment date subsequent to such delivery of such Ondas common stock by the Exchange Agent, payable with respect to such shares of Ondas common stock. No dividends or other distributions declared or made at or after the Effective Time with respect to Ondas common stock with a record date at or after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares with respect to the shares of Ondas common stock represented thereby, until the holder of record of such Certificate or Book-Entry Shares shall surrender such Certificate (or provide an affidavit of loss in lieu thereof as provided in the Merger Agreement) or such Book-Entry Shares, as applicable.

Withholding

Each of Ondas, Merger Sub, the Surviving Corporation, the 102 Trustee, the Exchange Agent and any other third-party agents (each, a “Payor”) shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts otherwise payable (by issuance of Ondas common stock or otherwise) pursuant to the Merger Agreement, including by way of a sale of a portion of the Ondas common stock in the stock exchange, any amounts that are required to be withheld or deducted with respect to such amounts under with respect to any such payments or issuances under the Ordinance, Code or any provision of state or any other Applicable Law relating to taxes as determined by Ondas. To the extent that amounts are so withheld and timely paid over to the applicable Governmental Entity, (i) such withheld amounts will be treated for all purposes of the Merger Agreement as having been paid or issued, as applicable, to such Persons in respect of which such deduction and withholding was made and (ii) the Payor shall provide to the payment recipient in respect of which such deduction and withholding was made satisfactory evidence regarding any such withholding.

Subject to the provisions of the Tax Rulings, if obtained and as applicable, with respect to Israeli taxes, and in accordance with the Israeli Sub-Agent undertaking provided prior to Closing by the Israeli Sub-Agent to Ondas as required under Section 6.2.4.3 of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to the Seller at Future Dates), any payment payable pursuant to the Merger Agreement to any payee (other than holders of Section 102 Awards, Section 3(i) Options, and any other Merger Consideration issuable to payment recipients, which shall be delivered to the Section 102 Trustee or the 104H Trustee, as applicable), shall be paid to and retained by the Exchange Agent, in each case for the benefit of such payment recipient for a period of 365 days from the Closing Date or an earlier date required in writing by such payment recipient (the “Withholding Drop Date”), during which time unless requested otherwise by the ITA, no payments shall be made by the Exchange Agent to any payment recipient and no amounts for Israeli taxes shall be withheld from the payments or other consideration deliverable pursuant to the Merger Agreement, except as provided below and during which time each payment recipient may obtain a Valid Tax Certificate. If a payment recipient delivers, no later than three business days prior to the Withholding Drop Date a Valid Tax Certificate to the Exchange Agent, determining tax liability, such shareholder shall transfer the tax liability amount to the Exchange Agent, the deduction and withholding of any Israeli taxes shall be made only in accordance with the provisions of such Valid Tax Certificate and the balance of the applicable Merger Consideration shall be paid and issued to such person. If any payment recipient either (a) does not provide the Exchange Agent with a Valid Tax Certificate by no later than three business days before the Withholding Drop Date, or (b) submits a written request to the Exchange Agent to release his, her or its portion of the Merger Consideration payable or otherwise deliverable prior to the Withholding Drop Date and fails to submit a Valid Tax Certificate no later than three business days before such time, then the Exchange Agent will transfer the applicable Merger Consideration to such payment recipient only after such payment recipient will satisfy its Israel tax obligation to the sole satisfaction of Ondas or the Israeli Sub-Agent or the payment to the Israeli Sub-Agent of the withholding tax amount by the payment recipient. To the extent the Exchange Agent and/or the Israeli Sub-Agent withholds any amounts with respect to Israeli taxes, any amounts so withheld shall be treated for all purposes of the Merger Agreement as having been paid to the applicable payment recipient. If the applicable payment recipient does not satisfy his, her or its Israeli tax obligation to the satisfaction of Ondas or the Israeli Sub-Agent prior to the Withholding Drop Date, the Exchange Agent or the Israeli Sub-Agent will: (i) to the extent applicable, sell a portion of the Ondas common stock applicable to such payment recipient in the stock exchange, in order to allow the payment of any Israeli taxes as shall be determined by the Israeli Sub-Agent, and transfer the balance to the applicable payment recipient; or (ii) at Ondas’ opinion, which cannot be exercised prior to three business days prior to the Withholding Drop Date and subject to the provisions of the Tax Rulings, if obtained and as applicable, deliver such Merger Consideration back to Ondas, to be paid and issued by Ondas to the applicable payment recipient only following full satisfaction of Israeli taxes to Ondas’ or the Israeli Sub-Agent’s sole satisfaction.

In the event that a Payor receives a written demand from the ITA, to withhold any amount out of the amount held by such Payor for distribution to a particular payee and transfer it to the ITA prior to the Withholding Drop Date, (a) such Payor will notify such payee, in writing, of such withholding reasonably promptly after receipt of such demand, and provide such payee with reasonable time (which shall not be less than 30 days, unless otherwise required by the ITA or any Applicable Law, including the Ordinance, as determined by Payor at its reasonable discretion) to attempt to delay such requirement or extend the period for complying with such requirement as evidenced by a written certificate, ruling, or confirmation from the ITA; and (b) to the extent that any such certificate, ruling, or confirmation is not provided by such payee to the Payor prior to the time required by the ITA or under any Applicable Law, the Exchange Agent shall deliver the applicable portion of the Merger Consideration to such payment recipient only after such payment recipient will satisfy its Israel tax obligation to the sole satisfaction of Ondas or the payment to Ondas of the withholding tax amount by the payment recipient, including any interest, indexation and fines required by the ITA in respect thereof.

Any payments made to holders of a Section 102 Award or a Section 3(i) Options will be subject to deduction or withholding of Israeli tax under the Ordinance on the 15th day of the calendar month following the month during which the Closing occurs, unless with respect to Israeli resident holders of Section 102 Awards and Section 3(i) options, the Options Tax Ruling (or the Interim Options Tax Ruling) has been obtained by the Closing, in which case Ondas or Airobotics or the 102 Trustee, or any Person acting on their behalf, will act in accordance with the Options Tax Ruling (or Interim Options Tax Ruling).

Any withholding made in NIS with respect to payments made hereunder in U.S. dollars shall be calculated based on a conversion rate on the date the payment is actually made to any recipient and any currency conversion commissions will be borne by the applicable payment recipient and deducted from payments to be made to such payment recipient.

If any of the Tax Rulings shall be obtained and delivered to Ondas, the Exchange Agent, the Israeli Sub-Agent and the trustee appointed under the 104H Tax Ruling, if any and as applicable, prior to the applicable withholding date, then the provisions of such Tax Rulings, as the case may be, shall apply and all applicable withholding procedures with respect to any recipients shall be made in accordance with the provisions of such Tax Rulings, as the case may be.

Representations and Warranties; Material Adverse Effect

The Merger Agreement contains a number of representations and warranties made by the parties thereto that are subject in some cases to exceptions and qualifications (including exceptions to the effect that there have been, and would not reasonably be expected to be, a “Material Adverse Effect”). See the definition of “Material Adverse Effect” below.

The representations and warranties made by each party under the Merger Agreement relate to, among other thing the followings:

•        due organization, valid existence, qualification and subsidiaries;

•        capitalization;

•        corporate authorization of the Merger Agreement and the transactions contemplated by the Merger Agreement and the valid and binding nature of the Merger Agreement;

•        accuracy of information supplied or to be supplied in connection with this prospectus, the ISA Exemption Application (as defined below), and/or the Israel Prospectus (as defined below);

•        required consents and approvals from Governmental Entities;

•        the absence of any conflicts, breaches, defaults or violations of organizational documents and other agreements or laws;

•        securities filings and financial statements;

•        intellectual property;

•        tax matters;

•        conduct of their businesses in the ordinary course and the absence of a Material Adverse Effect;

•        the absence of certain undisclosed liabilities;

•        the absence of certain litigation, legal proceedings, investigations and governmental orders;

•        compliance with Applicable Law; and

•        brokers and transaction-related fees and expenses.

The Merger Agreement also contains additional representations and warranties of Airobotics, relating to, among other things, the following:

•        employee benefits matters;

•        employment and labor matters;

•        material contracts;

•        suppliers and customers;

•        government grants, incentives and subsidies;

•        real property;

•        tangible personal property; title; sufficiency of assets;

•        environmental matters;

•        export controls and import laws;

•        insurance policies;

•        the absence of certain changes or events;

•        possession of, and compliance with, permits necessary for the conduct of such party’s business;

•        the absence of violations of anti-corruption and sanctions laws;

•        transactions with Affiliates;

•        Indebtedness;

•        Foreign Business; and

•        applicability of anti-takeover statutes.

The representations and warranties of each of the parties to the Merger Agreement will expire upon completion of the Merger.

Certain of the representations and warranties made by the parties are qualified as to “knowledge,” “materially” or “Material Adverse Effect.” For purposes of the Merger Agreement, “Material Adverse Effect,” means on or with respect to (x) Airobotics and its subsidiaries (taken as a whole), or (y) Ondas and its subsidiaries (taken as a whole), as the case may be, any state of facts, change, development, effect, condition or occurrence which, individually or in the aggregate, has or would be reasonably be expected to have, a materially adverse impact on:

(i)     the business, assets, Liabilities, condition (financial or otherwise), financial position or results of operations of such Person and its subsidiaries, taken as a whole, provided that “Material Adverse Effect” for purposes of this clause (i) of the definition of Material Adverse Effect (i) shall be deemed to exclude the impact of (a) changes in Applicable Laws (or interpretations thereof) of general applicability or interpretations thereof by Governmental Entities, (b) changes or modifications in US GAAP (in the case of Ondas or its subsidiaries) or IFRS (in the case of Airobotics or its subsidiaries), (c) actions and omissions of such Person taken with the prior consent of Ondas (in the case of Airobotics) or Airobotics (in the case of Ondas), (d) general national or international economic, financial, political or business conditions, (e) acts of terrorism or war (whether or not declared), (f) changes to the industries in which such Person or its subsidiaries, as the case may be, operates in general and not specifically relating to such Person or its subsidiaries, (g) the announcement of the Merger Agreement or the Merger, including, without limitation, any stockholder litigation related to the Merger Agreement, (h) changes in the price or trading volume of the Shares or the Ondas common stock, as the case may be (it being understood that any cause underlying such change may be taken into consideration when determining whether a Material Adverse Effect has occurred unless such cause is otherwise excluded), or (i) any failure by such Person to meet internal projections or forecasts or third-party revenue or earnings predictions for any period (it being understood that any cause of any such failure may be taken into consideration when determining whether a Material Adverse Effect has occurred, unless such cause is otherwise excluded); and provided further that clauses (a), (b), (d) and (e) above shall be considered for purposes for determining whether there has been a Material Adverse Effect to the extent such state of facts, change, development, effect, condition or occurrence has a disproportionate adverse effect on such Person and its subsidiaries, as compared to other companies operating in the industry or territory in which such Person operates; or

(ii)    the ability of such Person to perform its obligations under the Merger Agreement or to consummate the Merger or the other transactions contemplated by the Merger Agreement.

Covenants

Conduct of Business

Each of Ondas and Airobotics has agreed to certain covenants in the Merger Agreement restricting the conduct of its respective business between August 4, 2022 (the date of the Merger Agreement) and the earlier of the Effective Time and the termination of the Merger Agreement (the “Interim Period”).

Conduct of Business of Airobotics

In general, Airobotics has agreed that during the Interim Period, except as may be consented to in writing by Ondas (which consent will not be unreasonably withheld, delayed or conditioned), or in the case of the second through fourth bullets below, any actions or omissions reasonably and in good faith taken in response to COVID-19 or any COVID-19 measures, Airobotics will and will cause its subsidiaries to:

•        not take any action that would or would reasonably be expected to prevent, materially impair or materially delay the ability of Airobotics, Merger Sub or Ondas to consummate the transactions contemplated by the Merger Agreement or the other Transaction Agreements;

•        conduct the business of Airobotics and its subsidiaries in the ordinary and usual course of business consistent with past practice in all material respects; and

•        use its reasonable best efforts to preserve intact its corporate existence and current business organizations, keep available the service of its current officers, directors, consultants, and employees, and preserve in all material respects its relationships with customers, licensees, licensors, suppliers, distributors, lessors, creditors, employees, contractors, and others having business dealings with it; and

•        preserve in all material respects their present properties and tangible and intangible assets.

In addition, without limiting the generality of the foregoing, except as otherwise expressly provided in the Merger Agreement, during the Interim Period, Airobotics will not, and will not permit any of its subsidiaries to (unless required by Applicable Law after consultation with counsel), without the prior written consent of Ondas (which shall not be unreasonably withheld or delayed):

•        amend or authorize any amendments to the terms of any of its outstanding securities or its governing or organizational documents, or to the governing or organizational documents of any of its subsidiaries;

•        issue, sell, deliver, pledge, dispose of, encumber or transfer or agree or commit to do or authorize any of the foregoing with respect to (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other equity securities or equity equivalents (including any stock options or stock appreciation rights) of Airobotics or any of its subsidiaries except for the issuance and sale of Airobotics ordinary shares pursuant to Airobotics stock options granted under plans or agreements pursuant to which any Airobotics stock option has been issued or may be issued (the “Airobotics Plan”), prior to the date of the Merger Agreement and issuance of Airobotics stock options to new employees in the ordinary course of business consistent with past practice;

•        split, combine or reclassify any shares of its Capital Stock or any other equity securities or equity equivalents, declare, set aside, authorize, make or pay any dividend or other distribution (whether in cash, stock or property, any combination thereof or otherwise) in respect of its Capital Stock or any other equity securities or equity equivalents of Airobotics or any of its subsidiaries, including the Airobotics ordinary shares (except dividends declared or paid by a wholly-owned subsidiary of Airobotics to Airobotics or another wholly-owned subsidiary of Airobotics), make any other actual, constructive or deemed distribution in respect of its Capital Stock or other equity securities or equity equivalents or otherwise make any payments to shareholders in their capacity as such, or redeem, purchase or otherwise acquire or issue or sell any of its securities or any rights, options, warrants or calls to acquire or sell any such shares or other securities or any securities or any rights, options, warrants or calls to acquire or sell any such shares or other securities of any of its subsidiaries; provided that Airobotics may repurchase or otherwise acquire shares in connection with (a) the applicable Airobotics Plan in effect as of the date of the Merger Agreement, (b) the acceptance of Airobotics ordinary shares as payment for the per share exercise price of the Airobotics stock options or as payment for taxes incurred in connection with the exercise, vesting and/or settlement of Airobotics stock options, in each case in accordance with the applicable Airobotics Plan, or (c) the forfeiture of Airobotics stock options;

•        enter into any Contract with respect to the voting of the equity interests of Airobotics, including the Airobotics ordinary shares;

•        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of Airobotics or any of its subsidiaries (other than the Merger);

•        alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure of Airobotics or any subsidiary;

•        (i) incur or assume any Indebtedness or issue any debt securities, individually or in the aggregate, or modify or agree to any amendment of the terms of any existing Indebtedness of Airobotics or any of its subsidiaries, except for the Bridge Loan; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other Person except for obligations of wholly owned subsidiaries of Airobotics incurred in the ordinary course of business and consistent with past practices; (iii) make any loans, advances or capital contributions to, or investments in, any other Person (other than to wholly-owned subsidiaries of Airobotics); (iv) redeem, pay, discharge or satisfy any Indebtedness or other material Liability, other than repayment of the OurCrowd Loan or the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of other liabilities reflected or reserved against in, or contemplated by, the Airobotics’ Financial Statements or incurred in the ordinary course of business consistent with past practice after the date of Airobotics’ Latest Balance Sheet; (v) cancel any material Indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value; or (vi) waive the benefits of, or agree to modify in any manner, any exclusivity, standstill or similar agreement benefiting Airobotics or any of its subsidiaries;

•        forgive any loans or advances to any officers, employees or directors of Airobotics or its subsidiaries, or any of their respective affiliates, or change its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to an Airobotics Plan or otherwise, except in the ordinary course of business;

•        except to the extent required under Airobotics Plans or employee agreements in existence prior to the date of the Merger Agreement, (a) establish, adopt, enter into any new, amend, terminate, or take any action to accelerate rights under, any Airobotics benefit plan or any plan, program, policy, practice, agreement or arrangement that would be an Airobotics Plan if it had been in effect on the date of the Merger Agreement (except that Airobotics and its subsidiaries may enter into offer letters and employment agreements with newly hired employees in the ordinary course of business so long as such offer letters and agreements are pursuant to the standard form agreement used by Airobotics and its subsidiaries in the applicable jurisdiction and do not provide for any notice or severance pay in excess of amounts required under Applicable Law); (b) grant or pay, or commit to grant or pay, any bonus or incentive award or payment; (c) increase, or commit to increase, the amount of the compensation or benefits of any employee of Airobotics or any of its subsidiaries, provided that Airobotics may adopt a retention plan, reasonably acceptable to Ondas, to motivate and incentivize certain employees to continue to work for Airobotics after the date of the Merger Agreement; (d) accelerate the time of payment or funding of any amounts under, or increase the amount of funding required pursuant to, any Airobotics Plan; (e) hire or make an offer to hire, or promote, any employee to the position of (1) Chief Executive Officer, or (2) a position that directly reports to the Chief Executive Officer; or (f) terminate the employment of any such employee referred to in clause (e) other than for cause;

•        (i) acquire or agree to acquire (a) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or (b) any assets that are material, individually or in the aggregate, to Airobotics, except purchases of inventory in the ordinary course of business consistent with past practice; (ii) sell, lease, license, transfer, otherwise dispose of, mortgage, sell and leaseback, pledge or otherwise encumber or subject to any lien (other than a lien permitted by the Merger Agreement) any material properties or assets of Airobotics or any of its subsidiaries or any interests therein in any single transaction or series of related transactions, other than sales of Airobotics products and services in the ordinary course of business consistent with past practices; or (iii) enter into any exclusive license, distribution, marketing, sales or other agreement that is or would reasonably be expected to be material to Airobotics or any of its subsidiaries;

•        change any of the accounting methods, principles, or practices used by Airobotics, except as required by IFRS or by a Governmental Entity or a competent quasi-Governmental Entity;

•        (i) enter into any contract that if entered into prior to the date of the Merger Agreement would constitute a Company Material Contract under the Merger Agreement or materially modify, materially amend, accelerate, waive any material right under, or terminate any Company Material Contract; or (ii) authorize or make any new capital expenditure or expenditures not included in the current annual budget of Airobotics or any of its subsidiaries;

•        (i) make or change any material tax election; (i) file or amend any tax return; (ii) settle or compromise any audit or action, arbitration, charge, claim, complaint, demand, dispute, governmental audit, grievance, hearing, inquiry, investigation, litigations, proceeding, qui tam action, suit with respect to material tax matters; (iii) adopt or change any material accounting method; (iv) agree to an extension or waiver of the statute of limitations with respect to material taxes; (v) surrender any right to claim a material tax refund; or (vi) enter into any agreement with a tax authority;

•        make capital expenditures in an aggregate amount that exceeds 10% of the budgeted amounts set forth in the applicable schedule of the Merger Agreement for the respective periods set forth therein;

•        cancel, forfeit, fail to renew, fail to continue to prosecute, abandon or allow to lapse (except with respect to patents expiring in accordance with their terms) any material Company IP Rights;

•        (i) institute any action, arbitration, charge, claim, complaint, demand, dispute, governmental audit, grievance, hearing, inquiry, investigation, litigations, proceeding, qui tam action, suit, or (ii) release, compromise, assign, settle, or agree to settle any pending or threatened action, arbitration, charge, claim, complaint, demand, dispute, governmental audit, grievance, hearing, inquiry, investigation, litigations, proceeding, qui tam action, suit, other than settlements that result solely in monetary obligations of Airobotics or its subsidiaries (without the admission of wrongdoing or a nolo contendere or similar plea, the imposition of injunctive or other equitable relief, or restrictions on the future activity or conduct on or by Parent, the Company or any of their respective Subsidiaries) of an amount not greater than $100,000 in the aggregate;

•        allow any permit that was issued to Airobotics that otherwise relates to its business as currently conducted or anticipated to be conducted to lapse or terminate;

•        fail to keep in force the insurance policies as specified in the Merger Agreement or replacement or revised policies providing insurance coverage with respect to the assets, operations and activities of Airobotics or its subsidiaries as are currently in effect;

•        make any material changes in policies, procedures, or practices with respect to credit, collection, payment, accounts receivable or accounts payable, except, in each case, to the extent required to conform with IFRS;

•        discontinue any material line of business;

•        extend the date an Airobotics Stock Option may be exercised following the date that the holder of a Airobotics Stock Option ceases to be employed by Airobotics or its subsidiaries or provide services to Airobotics or its subsidiaries; or

•        commit or agree (in writing or otherwise) to take any of the actions described in the above bullets (and it shall use commercially reasonable efforts not to take any action that would make any of the representations or warranties of Airobotics contained in the Merger Agreement untrue or incorrect).

Conduct of Business of Ondas

Ondas has agreed that, except as expressly provided in the Merger Agreement, without the prior written consent of Airobotics, which shall not be unreasonably withheld, conditioned or delayed, and to the extent permitted under Applicable Law, during the Interim Period, Ondas will not and will cause each of its subsidiaries to: (i) not take any action that would or would reasonably be expected to prevent, materially impair or materially delay the ability of Airobotics, Ondas, or Merger Sub to consummate the transactions contemplated by the Merger Agreement or the other Transaction Agreements, (ii) conduct its operations in all material respects in the ordinary and usual course of business consistent with past practice, and (iii) use its reasonable best efforts to preserve intact its corporate existence.

Without limiting the generality of the foregoing, except as expressly provided in the Merger Agreement, without the prior written consent of Airobotics, which shall not be unreasonably withheld or delayed, during the Interim Period, Ondas will not and will not permit any of its subsidiaries to (unless required by Applicable Law after consultation with counsel): (i) make or pay any dividend or other distribution (whether in cash, stock or property, any combination thereof or otherwise) in respect of its Capital Stock or any other equity securities or equity equivalents of Ondas or any of its subsidiaries, or (ii) purchase or otherwise acquire any of its securities; provided that Ondas may repurchase or otherwise acquire shares in connection with (a) the applicable plans, agreements or arrangements pursuant to which any option, warrant or other right to purchase equity interests of Ondas (each, an “Ondas Option”) has been issued or may be issued in effect as of the date of the Merger Agreement, (b) the acceptance of Ondas common stock as payment for the per share exercise price of any Ondas Option or as payment for taxes incurred in connection with the exercise, vesting and/or settlement of any Ondas Option, in each case in accordance with the applicable plans described in clause (a) of this paragraph, or (c) the forfeiture of any Ondas Option.

Form S-4; Shareholder Meeting and Board Recommendation

This prospectus forms part of a Registration Statement on form S-4, which has been filed by Ondas with the SEC. Each of Ondas and Airobotics has agreed to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and prior to the effective date of the Form S-4, take all action reasonably required to be taken under any applicable state or other securities Laws in connection with the issuance of the Ondas common stock in connection with the Merger and to keep the Form S-4 effective through the Closing Date in order to permit the consummation of the Merger.

The Merger Agreement requires Airobotics to as soon as reasonably practicable, take all action necessary under Applicable Law to set a record date for, duly call, give notice of, convene and hold a special meeting of its shareholders (together with any adjournment or postponement of the special meeting) for the purpose of seeking the requisite approval of the Merger Agreement and the transactions contemplated thereby. Airobotics will submit the proposal for the approval of the Merger Agreement and the transactions contemplated thereby to its shareholders at such meeting and not submit any other proposal in connection with such meeting without Ondas’ prior written consent, which consent shall not be unreasonably held, conditioned or delayed, other than (a) a customary proposal regarding adjournment of the meeting, (b) any proposal that Airobotics is required to submit under Applicable Law, and (c) any proposal that is related or inherent to the Merger. Airobotics is only entitled to adjourn or postpone the special meeting with Ondas’ consent (not to be unreasonably withheld, conditioned or delayed) or (1) after consultation with Ondas, if adjournment or postponement is necessary to ensure any supplement or amendment to the proxy statement relating to the shareholder meeting is provided to shareholders within a reasonable amount of time in advance of the special meeting, or (2) to a date that is in the aggregate not more than 30 days following the originally scheduled date (or the date rescheduled per the prior clause) if there are not sufficient votes at such meeting to constitute a quorum or to obtain the required approval of the Merger Agreement and the transactions contemplated thereby, in to allow reasonable additional time for solicitation of proxies.

If the Airobotics Board has not made an Adverse Recommendation Change (as defined below under “ — Adverse Recommendation Change; Certain Prohibited Actions”) in accordance with the terms of the Merger Agreement, the Merger Agreement requires that the Airobotics Board (1) recommend that Airobotics shareholders approve the Merger Agreement and the transactions contemplated therein (the “Airobotics Recommendation”), (2) include the Airobotics Recommendation in the proxy statement relating to the shareholder meeting and (3) use its reasonable best efforts to (a) solicit from its shareholders proxies in favor of the Merger Agreement and the transactions contemplated thereby, and (b) otherwise seek to obtain shareholder approval at the shareholder meeting.

Even if an Adverse Recommendation Change has been made pursuant to the terms of the Merger Agreement, unless the Merger Agreement has been terminated in accordance with its terms, the obligations of the parties under the Merger Agreement will continue in full force and effect. Unless the Merger Agreement has been terminated in accordance with its terms, neither the commencement, public proposal, public disclosure or communication to Airobotics of any Third Party Acquisition Proposal, nor the making of any Adverse Recommendation Change will affect the obligations of Airobotics to set a record date for, duly call, give notice of, convene and hold a special meeting of the Airobotics shareholders in accordance with the terms of the Merger Agreement.

Appropriate Action; Consents; Filings

Each of Ondas and Airobotics has agreed to cooperate with each other and use (and cause their respective subsidiaries to use) their respective reasonable best efforts to complete the transactions contemplated by the Merger Agreement and to cause the conditions to the completion of the Merger to be satisfied as promptly as reasonably practicable, including, using reasonable best efforts to accomplish the following as promptly as reasonably practicable:

•        the obtaining of all actions or non-actions, consents, approvals, registrations, waivers, permits, authorizations, orders, expirations or terminations of waiting periods, and other confirmations from any Governmental Entity or other Person that are or may become necessary, proper or advisable in connection with the transactions contemplated by the Merger Agreement;

•        the preparation and making of all registrations, filings, forms, notices, petitions, statements, submissions of information, applications, and other documents (including filings with Governmental Entities) that are or may become necessary, proper or advisable in connection with the consummation of the transactions contemplated by the Merger Agreement;

•        the taking of all steps as may be necessary, proper, or advisable to obtain an approval from, or to avoid a legal, administrative or other similar proceeding by, any Governmental Entity or other Person in connection with the consummation of the transactions contemplated by the Merger Agreement;

•        the defending of any lawsuits or other legal, administrative or other similar proceedings or actions, whether judicial or administrative, challenging the Merger Agreement or that would otherwise prevent or delay the consummation of the transactions contemplated by the Merger Agreement in accordance with the terms of the Merger Agreement, including seeking to have any stay, temporary restraining order or injunction entered by any court or other Governmental Entity vacated or reversed; and

•        the execution and delivery of any additional instruments that are or may become reasonably necessary, proper or advisable to complete the transactions contemplated by the Merger Agreement and to carry out fully the purposes of the Merger Agreement.

To the extent not prohibited by Applicable Law or by the applicable Governmental Authority, each party has agreed to consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, letters, white papers, memoranda, briefs, arguments, opinions or proposals made or submitted by or on behalf of either such party in connection with the proceedings under or relating to any foreign, national, federal or state antitrust, anticompetition or fair trade law. Each of the parties to the Merger Agreement will promptly inform the other of any material communication between such party and any national, federal, foreign or state antitrust or competition Governmental Entity regarding the transactions contemplated by the Merger Agreement. Each of Ondas and Merger Sub will, and will cause their respective subsidiaries to (if applicable) on the one hand, and Airobotics on the other hand will: (i) furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any governmental filings, submissions or other documents, (ii) give the other reasonable prior notice of any such filing, submission or other document and, to the extent reasonably practicable, of any communication with or from any Governmental Entity regarding the transactions contemplated by the Merger Agreement, and permit the other to review (to the extent not prohibited by Applicable Law or the applicable Governmental Entity) and discuss in advance, and consider in good faith the views, and secure the participation of the other in connection with any such filing, submission, document or substantive communication and (iii) cooperate in responding as promptly as reasonably practicable to any investigation or other inquiry from a Governmental Entity or in connection with any Proceeding initiated by a Governmental Entity or private party. In addition, each of the parties to the Merger Agreement will give reasonable prior notice to and consult with the other in advance of any meeting, conference or substantive communication with any Governmental Entity, or in connection with any Proceeding by a private party, with any other Person, and to the extent not prohibited by Applicable Law or by the applicable Governmental Entity, not participate or attend any meeting or conference or engage in any communication with any Governmental Entity or such other Person in respect of the transactions contemplated by the Merger Agreement without offering the other party the possibility to participate, attend or engage in such meetings, conferences or communications, and in the event one party is prohibited from, or unable to participate, attend or engage in, any such meeting, conference or substantive communication, keep such party apprised with respect thereto. Each party to the Merger Agreement will provide the other with copies of all filings, submissions, correspondence and communications between it and its subsidiaries and their respective representatives, on the one hand, and any Governmental Entity or members of any Government Entity’s staff (or any other Person in connection with any legal, administrative or other similar proceeding or action initiated by a private party), on the other hand, with respect to the transactions contemplated by the Merger Agreement.

Israeli Approvals

Each of the parties to the Merger Agreement shall use their respective reasonable best efforts to deliver and file, as promptly as practicable after the date of Merger Agreement, each notice, report, or other document required to be delivered by such party or any subsidiary to or filed by such party or any subsidiary of such party with, and to obtain any required approval of, any Israeli Governmental Entity with respect to the Merger. Without limiting the generality of the foregoing:

•        as promptly as practicable after the date of the Merger Agreement, Ondas and Airobotics will prepare and file the notifications required, if any, to the Israeli Competition Authority (the “ICA”) under the Israeli Economic Competition Law (1998) (the “Competition Law”), in connection with the Merger;

•        Ondas and Airobotics shall respond as promptly as practicable to any inquiries or requests received from the General Director of the ICA for additional information or documentation;

•        Ondas and Airobotics shall use their reasonable best efforts to obtain, as promptly as practicable after the date of the Merger Agreement, any consents and approvals from Israeli Governmental Entities, if any, that may be required in connection with the Merger; and

•        Airobotics shall inform the IIA regarding the transactions under the Merger Agreement as required under the Law for the Encouragement of Research, Development and Technological Innovation – 5744-1984 and the rules and regulations promulgated thereunder (the “R&D Law”); Ondas shall provide to the IIA, the General Director of the ICA, and the ISA any information reasonably requested by such authorities and shall execute an undertaking in customary form to comply with the R&D Law.

Each of the parties to the Merger Agreement shall (i) give the other parties prompt notice of the commencement of any legal, administrative or other similar proceeding against it by or before any Governmental Entity with respect to the Merger, (ii) keep the other parties reasonably informed as to the status of any such legal, administrative or other similar proceeding and (iii) promptly inform the other parties of any communication to or from the General Director of the ICA, the IIA, the Israeli Investment Center, the ISA, the Companies Registrar, the TASE or any other Israeli Governmental Entity regarding the Merger or any of the other transactions contemplated by the Merger Agreement. The parties to the Merger Agreement will consult and cooperate with one another and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Israeli legal, administrative or other similar proceeding relating to the Merger. In addition, except as may be prohibited by any Israeli Governmental Entity or by any Israeli legal requirement, in connection with any such legal, administrative or other similar proceeding under or relating to the Israeli Competition Law and any applicable Guidelines of the ICA or any other Israeli antitrust or fair trade law, each party to the Merger Agreement will permit authorized representatives of the other party to be present at each meeting or conference relating to any such legal, administrative or other similar proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Israeli Governmental Entity in connection with any such legal, administrative or other similar proceeding.

None of Ondas, Airobotics or Merger Sub will be obligated to pay any consideration or offer to grant, or agree to, any financial or other accommodation to any Person from whom any such approval or consent is requested or otherwise in connection with, or as a condition to obtaining, any such approval or consent (other than nominal fees which individually or in the aggregate do not exceed $100,000).

Merger Proposal; Certificate of Merger

Subject to the ICL and the regulations promulgated thereunder, as soon as reasonably practicable following the date of the Merger Agreement, Airobotics, Ondas and Merger Sub will, as applicable, take the following actions:

•        As promptly as practicable following the date of the Merger Agreement, cause the Merger Proposal to be executed in accordance with the ICL;

•        Deliver the Merger Proposal to the Companies Registrar;

•        Cause a copy of the Merger Proposal to be delivered to its secured creditors, if any, no later than 3 days after the date on which the Merger Proposal is delivered to the Companies Registrar;

•        Publish a notice to its creditors stating that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at the office of the Companies Registrar, at Airobotics’ registered office or Merger Sub’s registered office, as applicable, and at such other locations as the Airobotics or Merger Sub, as applicable, may determine, in 2 daily Hebrew newspapers on the day that the Merger Proposal is submitted to the Companies Registrar and in a popular newspaper outside of Israel as may be required by Applicable Law;

•        Within 4 business days from the date of submitting the Merger Proposal to the Companies Registrar, send a notice by registered mail to all substantial creditors (as defined in the regulations promulgated under the ICL) that the Company or Merger Sub, as applicable, is aware of, in which it shall state that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at such additional locations, if such locations were determined in notice as described above;

•        Send to the Company’s “employees committee”, if any, or display in a prominent place at the Company’s premises a copy of the notice published in a daily Hebrew newspaper no later than 3 business days following the day on which such Merger Proposal was submitted to the Companies Registrar;

•        Promptly after the Company and Merger Sub, as applicable, have complied with the third through sixth bullet points above, but in no event more than 3 days following the date on which such notice was sent to creditors, inform the Companies Registrar in accordance with the ICL that notice was given to their respective creditors, if any, under the ICL and regulations promulgated thereunder;

•        Not later than 3 days after the date on which the Airobotics shareholders approve the Merger Agreement and the transactions contemplated thereby, inform the Companies Registrar of such approval; and

•        In accordance with the customary practice of the Companies Registrar, request that the Companies Registrar declare the Merger effective and issue the Certificate of Merger upon such date, that in no event shall be prior to the lapse of 50 days from the filing of the Merger Proposal with the Companies Registrar and 30 days from the date on which the Airobotics shareholders approve the Merger Agreement and the transactions contemplated thereby, as the Company and Merger Sub shall advise the Companies Registrar.

Other Proposals

Without the prior written consent of Ondas, during the Interim Period, Airobotics will not, and will not authorize or permit any of its subsidiaries or affiliates or its or their respective officers, directors, employees, stockholders, investment bankers, financial advisors, auditors, legal counsel, agents and other representatives (“Representatives”) to, directly or indirectly, (i) discuss, pursue, solicit, initiate or knowingly, or take any action which would be reasonably expected to, encourage or facilitate (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to a Third Party Acquisition Proposal from any Person (provided that, if Airobotics receives, prior to the Airobotics shareholder vote required to approve the Merger Agreement and the transactions contemplated thereby being obtained, a bona fide Third Party Acquisition Proposal that did not result from a breach of the no shop covenants in the Merger Agreement, Airobotics may contact the person who has made such Third Party Acquisition Proposal solely for purposes of requesting a clarification of any ambiguous terms and conditions thereof (and not for purposes of negotiating or engaging in any discussions regarding or relating thereto) so that Airobotics may inform itself about such Third Party Acquisition Proposal solely to the extent necessary to comply with the fiduciary duties of the Airobotics Board under Applicable Law), (ii) enter into, continue, engage in or otherwise participate in any discussions or negotiations relating to or furnish to any Person any confidential information with respect to or that could reasonably be expected to lead to, any Third Party Acquisition Proposal (except to notify the third party of the existence of these provisions), or (iii) approve, recommended or publicly propose to approve or recommend, or enter into any contract with respect to, agree to, approve or recommend any Third Party Acquisition Proposal.

Airobotics may at any time prior to the time that the Airobotics shareholder vote required to approve the Merger Agreement and the transactions contemplated thereby is obtained:

a.      engage in discussions or negotiations with any person, entity or group other than Ondas, Merger Sub or any affiliate thereof (a “Third Party”) (and may furnish such Third Party information concerning Airobotics, its subsidiaries or their respective businesses, properties or assets) who (without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with Airobotics or the Representatives after the date of the Merger Agreement and without any other breach by Airobotics of its obligations under the no shop covenants in the Merger Agreement) makes an unsolicited bona fide written Third Party Acquisition Proposal that the Airobotics Board concludes constitutes (or is reasonably likely to result in) a Superior Proposal (as defined below); provided that (1) the Airobotics Board shall conclude in good faith, after (x) consultation with, and taking into account the advice of, its outside legal counsel and financial advisor, that such Third Party Acquisition Proposal constitutes (or is reasonably likely to result in) a Superior Proposal, (y) considering Applicable Law, and (z) consultation with, and taking into account the advice of, its outside legal counsel, that such action is necessary for the Airobotics Board to act in a manner consistent with its fiduciary duties under Applicable Law (provided, however, that in order to determine the appropriate standards that would apply to such fiduciary duties, the Airobotics Board (or a committee thereof) may also consider and act on the basis of the fiduciary duties owed by a board of directors to the shareholders of a company under Delaware Applicable Law), (2) prior to furnishing such information to or entering into discussions or negotiations with such Third Party, Airobotics receives from such Third Party an executed confidentiality agreement in substantially the form of the confidentiality agreement entered into by Ondas and Airobotics with respect to the transactions contemplated by the Merger Agreement, provided that any information provided to such Third Party has also previously been provided to Ondas or is provided to Ondas prior to or substantially concurrently with the time it is provided to such Third Party, and (3) Airobotics shall have fully complied with the no shop covenants in the Merger Agreement;

b.      Make an Adverse Recommendation Change (as defined below); or

c.      accept a Superior Proposal (which Superior Proposal did not result from a breach of the no shop covenants in the Merger Agreement) if the Airobotics Board concludes, after consultation with, and taking into account the advice of outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law (provided, however, that in order to determine the appropriate standards that would apply to such fiduciary duties, the Airobotics Board (or a committee thereof) may also consider and act on the basis of the fiduciary duties owed by a board of directors to the shareholders of a company under Delaware Applicable Law), and which the Airobotics Board has determined in good faith, after consultation with, and taking into account the advice of, its financial advisor and its outside counsel, constitutes a Superior Proposal;

provided, however, that Airobotics shall not execute a definitive agreement with respect to a Superior Proposal unless immediately thereafter Airobotics shall have terminated the Merger Agreement and has paid the Termination Fee; and provided further that Airobotics may not terminate the Merger Agreement as set forth above or make an Adverse Recommendation Change until after the fourth (4th) business day following receipt by Ondas of written notice (a “Notice of Superior Proposal”) from Airobotics advising Ondas that the Airobotics Board intends to take such actions and specifying the reasons therefor, including the material terms and conditions of (and documents relating to) such Superior Proposal (and the identity of the Third Party making such Superior Proposal) that is the basis of the proposed action by the Airobotics Board and a statement that the Airobotics Board intends to terminate the Merger Agreement in accordance with the terms thereof or make such Adverse Recommendation Change, as applicable. If requested by Ondas, Airobotics and its Representatives shall engage in good faith negotiations with Ondas and its Representatives, for a period of 4 Business Days, to, among other things, amend the Merger Agreement and the other Transaction Agreements in such a manner that (i) the Third Party Acquisition Proposal which was determined to constitute a Superior Proposal no longer is a Superior Proposal, and (ii) the failure of Airobotics to accept such a Superior Proposal or make such Adverse Recommendation Change would no longer be inconsistent with its fiduciary duties under Applicable Laws (it being understood and agreed that (x) any amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and a new three business day period, and (y) in determining whether to cause or permit Airobotics to so terminate the Merger Agreement or make such Adverse Recommendation Change, the Airobotics Board shall take into account any changes to the financial or other terms of the Merger Agreement and the other Transaction Agreements proposed in writing by Ondas to Airobotics in response to a Notice of Superior Proposal or otherwise, and the Airobotics Board at the end of the negotiation period, after consultation with, and taking into account the advice of, outside legal counsel and its financial advisor, shall have in good faith reaffirmed its determination that such bona fide Third Party Acquisition Proposal constitutes a Superior Proposal).

Airobotics shall and shall cause its subsidiaries and direct its Representatives to immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Third Party conducted heretofore by Airobotics or its Representatives with respect to the foregoing, shall terminate data room access of all such Third Parties and shall request the prompt return or destruction of all confidential information previously furnished in connection therewith. Airobotics shall (i) notify Ondas in writing of any Third Party Acquisition Proposal received after the date of the Merger Agreement (including the material terms and conditions of any such Third Party Acquisition Proposal and the identity of the Person making it), within forty-eight (48) hours of the receipt thereof, and (ii) keep Ondas informed of the status and details of any such Third Party Acquisition Proposal and any material developments with respect to such Third Party Acquisition Proposal or request for information or other inquiry (including any material changes thereto).

Without derogating from the mechanism described above with respect to a Superior Proposal, during the Interim Period, Airobotics shall not terminate, amend, modify or waive any provision of any confidentiality or standstill contracts to which it or any of its subsidiaries is a party (i) with any Third Party that has made or has indicated that it is considering making a Third Party Acquisition Proposal, or (ii) outside the ordinary course of business, without the prior written consent of Ondas. Without derogating from the mechanism described above with respect to a Superior Proposal, during the Interim Period, Airobotics shall enforce, as permitted under Applicable Law, the provisions of any such contracts, including obtaining injunctions to prevent any breaches of such contracts, and enforcing specifically the terms and provisions thereof in any court of competent jurisdiction.

Adverse Recommendation Change

Except as permitted by the Merger Agreement in the case of a Superior Proposal and under Applicable Law, the Airobotics Board will not (i) withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify the Airobotics Recommendation, (ii) fail to include the Airobotics Recommendation in the proxy statement relating to the Airobotics shareholder meeting for the approval of the Merger Agreement and the transactions contemplated thereby, (iii) publicly recommend or declare advisable any Third Party Acquisition Proposal, (iv) adopt, authorize or approve any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement providing for any Third Party Acquisition Proposal, other than as permitted by the no shop covenants of the Merger Agreement, or (v) fail to publicly reaffirm the Airobotics Recommendation within ten days after Ondas’ request (any action described in the foregoing clauses (i) through (iv) of this paragraph, an “Adverse Recommendation Change”).

Other than in connection with a bona fide Third Party Acquisition Proposal that constitutes a Superior Proposal, at any time prior to the time that Airobotics shareholder approval required to approve the Merger Agreement and the transactions contemplated thereby is obtained, the Airobotics Board may make an Adverse Recommendation Change in response to a Company Intervening Event, if the Airobotics Board has determined in good faith after consultation with Airobotics’ outside legal counsel and financial advisors that the failure to take such action would be inconsistent with the directors’ fiduciary duties under Applicable Israeli Law (provided, however, that in order to determine the appropriate standards that would apply to such fiduciary duties, the Airobotics Board may also consider and act on the basis of the fiduciary duties owed by a board of directors to the shareholders of a company under Delaware Law); provided further that prior to making such Adverse Recommendation Change, (A) the Airobotics Board shall have given Ondas at least three (3) Business Days’ prior written notice of its intention to take such action and a description of the reasons for the Adverse Recommendation Change (it being understood that any material change in respect of such Company Intervening Event shall require a new notice but with an additional two (2) Business Day (instead of three (3) Business Day) notice period, (B) Airobotics shall have negotiated, and shall have caused its subsidiaries and shall have used its reasonable best efforts to cause its representatives to negotiate in good faith with Ondas during such notice period after the giving of such notice to the extent Ondas wishes to negotiate, to make such adjustments to the terms and conditions of the Merger Agreement so that the need for making such Adverse Recommendation Change would be obviated, and (C) at the end of such notice period, the Airobotics Board shall have considered in good faith such adjustments and shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, that it is required to make such Adverse Recommendation Change in order to comply with its fiduciary duties to the shareholders of the Airobotics as a result of such Company Intervening Event.

Affiliates; Tax Rulings

As soon as practicable after the date of the Merger Agreement, Airobotics shall instruct its Israeli counsel, advisors and/or accountants to prepare and file with the ITA an application for a ruling confirming that (i) the assumption and exchange of the Section 102 Options, Section 102 Non Trustee Options and Section 3(i) Options for the Assumed Options in accordance with the Merger Agreement and the exchange of Section 102 Shares and Section 102 Non Trustee Shares for Section 102 Share Consideration (the “Roll Over”) shall not constitute a taxable event so long the Section 102 Awards are deposited with the 102 Trustee and issued in accordance with the Airobotics Plan assumed by Ondas; and (ii) tax continuity shall apply with respect to the Roll Over (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Options Tax Ruling”). Airobotics shall include in the request for the Options Tax Ruling a request to exempt Ondas, the surviving corporation, the Exchange Agent and their respective agents from any withholding obligation with respect to the Section 102 Awards and Section 3(i) Options. The Options Tax Ruling may be a separate tax ruling or may be incorporated into the 104H Tax Ruling. If the Options Tax Ruling is not granted prior to the closing of the Merger or in accordance with the instructions of the ITA, Airobotics shall seek to obtain prior to the closing of the Merger an interim tax ruling confirming, among other things, that Ondas, Merger Sub, Paying Agent or any Person acting on their behalf (including the Exchange Agent and the Israeli Sub-Agent) shall be exempt from Israeli withholding tax in relation to any payments and the issuance of Assumed Options in exchange for Section 102 Options, Section 102 Non Trustee Options and Section 3(i) Options in connection with the Merger (the “Interim Options Tax Ruling”). To the extent that prior to the closing of the Merger an Interim Options Tax Ruling shall have been obtained, then all references in the Merger Agreement to the Options Tax Ruling shall be deemed to refer to such Interim Options Tax Ruling, until such time that a final definitive Options Tax Ruling is obtained.

As soon as practicable after the date of the Merger Agreement, Airobotics shall instruct its Israeli counsel, advisors and/or accountants to prepare and file with the ITA an application for a tax ruling permitting any certain shareholders who are covered by such tax ruling (each, an “Covered Seller”) to defer any applicable Israeli tax with respect to any consideration in Ondas common stock that such Covered Seller will receive pursuant to the Merger Agreement in accordance with the provisions of Section 104H of the Ordinance or as otherwise determined by the ITA (it being agreed that in connection therewith, Ondas shall not object to any restrictions, conditions or obligations that are either statutorily required pursuant to Section 104H or other applicable sections of the Ordinance, or are otherwise customary conditions regularly associated with such a ruling or reasonably required by the ITA, including the deposit of the new Ondas common stock with a designated 104H trustee) (the “104H Tax Ruling”). Airobotics shall include in the request for the 104H Tax Ruling to exempt Ondas, the surviving corporation, the Exchange Agent, and their respective agents from any withholding obligation in connection with issuing Ondas common stock. If the 104H Tax Ruling is not granted prior to the closing of the Merger or in accordance with the instructions of the ITA, Airobotics shall seek to obtain prior to the closing of the Merger an interim tax ruling confirming, among other things, that (i) the cancellation and exchange of the Airobotics ordinary shares (other than Section 102 Awards and Section 3(i) Options) as part of the transaction shall not constitute a taxable event, and (ii) Ondas and any Person acting on its behalf (including the Exchange Agent and the Israeli Sub-Agent) shall be exempt from Israeli withholding tax in relation to issuance of Ondas commons stock in exchange for exchange of Airobotics ordinary shares in connection with the Merger (the “Interim 104H Tax Ruling”). To the extent that prior to the closing of the Merger an Interim 104H Tax Ruling shall have been obtained, then all references in the Merger Agreement to the 104H Tax Ruling will be deemed to refer to such Interim 104H Tax Ruling, until such time that a final definitive 104H Tax Ruling is obtained.

To the extent it is becomes reasonably apparent to Airobotics that the ITA will not provide the 104H Tax Ruling in the form requested or that, if obtained, certain shareholders may not be covered under the 104H Tax Ruling then as soon as practicable following the date of the Merger Agreement, Airobotics shall instruct its Israeli counsel, advisors, and accountants to prepare and file with the ITA an application for a ruling (the “Withholding Tax Ruling”, and, together with the Options Tax Ruling and the Interim Options Tax Ruling, the 104H Tax Ruling and the Interim 104H Tax Ruling — the “Tax Rulings”) that:

a)      with respect to holders of Airobotics ordinary shares (other than Section 102 Awards and Section 3(i) Options) that are non-Israeli residents (as defined in the Ordinance or as will be determined by the ITA), (i) exempting Ondas, the Exchange Agent, the surviving corporation and their respective agents from any obligation to withhold Israeli tax at the source from any consideration payable or otherwise deliverable pursuant to the Merger Agreement or clarifying that no such obligation exists, or (ii) clearly instructing Ondas, the Exchange Agent, the surviving corporation and their respective agents on how such withholding at the source is to be implemented, and in particular, with respect to the classes or categories of holders of the Airobotics ordinary shares from which tax is to be withheld (if any), the rate or rates of withholding to be applied and how to identify any such non-Israeli residents;

b)      with respect to holders of Airobotics ordinary shares that are Israeli residents (as defined in the Ordinance or as will be determined by the ITA) (other than Covered Sellers and the holders of Section 102 Awards and Section 3(i) Options for which such tax ruling shall explicitly and in writing defer to the 104H Ruling (or the Interim 104H Ruling) and the Options Tax Ruling (or the Interim Options Tax Ruling), as applicable, (i) exempting Ondas, the Exchange Agent, the surviving corporation and their respective agents from any obligation to withhold Israeli tax at the source from any consideration payable or otherwise deliverable pursuant to the Merger Agreement, or (ii) clearly instructing Ondas, the Exchange Agent, the surviving corporation and their respective agents on how such withholding at the source is to be executed, and in particular, with respect to the classes or categories of holders of the Airobotics ordinary shares from which tax is to be withheld (if any), the rate or rates of withholding to be applied; and

c)      with respect to holders of Airobotics stock options that are not Section 102 Awards or Section 3(i) Options, who are non-Israeli residents (as defined in the Ordinance or as will be determined by the ITA), (i) exempting Ondas, the Exchange Agent, the surviving corporation and their respective agents from any obligation to withhold Israeli tax at the source from any consideration payable or otherwise deliverable pursuant to the Merger Agreement, or clarifying that no such obligation exists, or (ii) instructing Ondas, the Exchange Agent, the surviving corporation and their respective agents on how such withholding at the source is to be executed, the rate or rates of withholding to be applied and how to identify any such non-Israeli residents.

The text of the applications for, filing relating to, and the final text of the Tax Rulings will be subject to the prior written confirmation of Ondas or its counsel, not to be unreasonably withheld, conditioned or delayed. Airobotics and its counsel and advisors will not make any application to, or conduct any material negotiations with the ITA with respect to matters relating to the subject matter of the Tax Rulings, without prior coordination with Ondas or its counsel, and will enable Ondas’ counsel to participate in all discussions and meetings relating thereto. To the extent that Ondas’ counsel elects not to participate in any meeting or discussion, Airobotics’ representatives will provide Ondas’ counsel with a full report of the discussions held within two business days of such meeting or discussion.

Ondas will, and will cause each of its subsidiaries to, use commercially reasonable efforts to promptly take, or cause to be taken, all actions necessary to assist Airobotics to obtain the Tax Rulings. Airobotics will, and will cause each of its subsidiaries to, use commercially reasonable efforts to promptly take, or cause to be taken, all actions necessary to assist Ondas and Merger Sub to obtain the Tax Rulings. Ondas will comply and cause its subsidiaries to comply with all of the terms and conditions of the Tax Rulings and refrain from taking or failing to take such actions, which actions or omissions would or would be reasonably expected to breach, jeopardize or adversely change the effectiveness of, and/or the favorable tax treatment prescribed under, such Tax Rulings.

For more information regarding such tax rulings, see “The Merger — Certain Israeli Tax Consequences of the Merger”. In the event that any of the tax ruling has not been received in accordance with the terms of the Merger Agreement, Ondas may make such payments and withhold any applicable taxes as described above in the section “— Conversion of Shares; Exchange Procedures; Withholding”.

Directors’ and Officers’ Indemnification and Insurance

The parties have agreed that all rights, existing at the time of the Merger Agreement, to indemnification and exculpation from liabilities (including advancement of expenses) for acts or omissions occurring at or prior to the Effective Time, in favor of the current or former directors, officers or employees of Airobotics (the “D&O Indemnified Parties”) as provided in the articles of association of Airobotics or in any indemnification contract between such person and Airobotics (in each case as in effect on and in the case of indemnification contracts, to the extent made available to Ondas, prior to the date of the Merger Agreement) will survive the Merger and will continue in full force and effect. For seven years after the Effective Time, Ondas will cause the surviving corporation to maintain in effect the exculpation, indemnification and advancement of expenses equivalent to the provisions of the articles of association of Airobotics as in effect immediately prior to the Effective Time with respect to acts or omissions occurring prior to the Effective Time and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any of the D&O Indemnified Parties.

At or prior to the Effective Time, Airobotics will use reasonable best efforts to obtain a directors’ and officers’ liability insurance policy covering Airobotics’ officers and directors. At the Closing, Airobotics will use reasonable best efforts to obtain, maintain and fully pay for irrevocable “tail” or “runoff” insurance policies naming the D&O Indemnified Parties as direct beneficiaries with a claims period of at least seven years from the Closing Date (each, a “D&O Tail Policy”) in an amount and scope at least as favorable to Airobotics’ directors and officers as Airobotics’ existing policies (if any) with respect to matters existing or occurring at or prior to the Closing Date. If Airobotics obtains a prepaid D&O Tail Policy, Ondas and the surviving corporation shall maintain such policies in full force and effect for their full term. In the event Airobotics is unable to purchase a D&O Tail Policy prior to the Effective Time, Ondas will purchase or allow Airobotics to purchase a D&O Tail Policy following the Effective Time; provided that the cost of such D&O Tail Policy does not exceed 300% of the current annual premium.

Israeli Securities Authority Approval; Dual Listing

Prior to the execution of the Merger Agreement, the counsels for the parties jointly prepared and Airobotics filed an application with the ISA for a No-Action Letter (the “ISA Exemption Application” and an “ISA Exemption”, respectively). Ondas shall use reasonable best efforts to obtain the ISA Exemption. If an ISA Exemption has not been obtained by the date that is forty-five (45) days after the execution of the Merger Agreement, Ondas shall prepare and use reasonable best efforts to receive a permit from TASE for a registration statement with respect to the dual listing of the Ondas common stock, including all shares of common stock underlying shares of Ondas’ convertible securities, at the TASE (the “Dual Listing Permit”) or a permit from the ISA and the TASE to publish a prospectus which would also apply to the Merger Consideration, as the case may be (the “Israel Prospectus Permit”, and any subsequent action taken on the basis of a Dual Listing Permit or an Israel Prospectus Permit, an “Israel Prospectus”).

In October 2022, Ondas’ application for no-action was denied by the ISA. In light of the above and per the provisions of the Merger Agreement, Ondas submitted an application for the registration of its securities (including those to be issued to Airobotics’ security holders as the Merger Consideration) for trading in the TASE, by way of dual listing. The application was submitted to the ISA and the TASE and the application is currently under review thereby.

Airobotics and Ondas shall cooperate in connection with (i) the preparation and filing of all documents pertaining to the Dual Listing Permit or the Israel Prospectus Permit, as applicable, and (ii) the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the ISA Exemption, ISA Options Exemption or to receive the Dual Listing Permit or the Israel Prospectus Permit, as applicable, or otherwise needed for the offering of the Merger Consideration to comply with the Israeli Securities Law. Each of Airobotics and Ondas shall promptly notify the other upon the receipt of any comments from the ISA or the TASE or any request from the ISA or the TASE, including with respect to amendments or supplements to (x) the request for the ISA Exemption and ISA Options Exemption, or (y) the request for the Dual Listing Permit or the Israel Prospectus Permit, and shall provide the other with copies of all correspondence between it and its representatives, on the one hand, and the ISA or the TASE, on the other hand, with respect thereto. Each of Airobotics and Ondas shall use its reasonable best efforts to respond as soon as reasonably practicable to any comments from the ISA and the TASE, including with respect to the ISA Exemption Application, ISA Options Exemption Application, the ISA Exemption, the ISA Options Exemption, the Dual Listing Permit or the Israel Prospectus Permit, as applicable. Notwithstanding the foregoing, the final version of the ISA Exemption Application, ISA Options Exemption Application, the ISA Exemption, the ISA Options Exemption, the Dual Listing Permit, or the Israel Prospectus Permit, as applicable, including any documents and exhibits enclosed thereto need to be approved by both Ondas and Airobotics, provided that such approval shall not be unreasonably withheld.

In the event that the No-Action Letter has not been obtained by the date that is forty-five (45) days after the execution of the Merger Agreement, Ondas shall take all necessary action in order to obtain an exemption under Section 15D of the Israeli Securities Law with respect to the assumption of the Airobotics stock options (the “ISA Options Exemption Application” and an “ISA Options Exemption”, respectively).

Other Covenants and Agreements

The Merger Agreement contains additional covenants and agreements relating to, among other matters:

•        consultation and consent rights regarding any press releases or other public statements with respect to the Merger Agreement, the Merger, or the other transactions contemplated by the Merger Agreement;

•        the approval for the listing of the Ondas common stock to be issued in connection with the merger on Nasdaq;

•        the delisting of Airobotics ordinary shares from the TASE;

•        notification of certain matters that occur during the Interim Period and notice, cooperation and coordination relating to transaction-related litigation, if any;

•        access to information and confidentiality;

•        repayment of the loan due from Airobotics to OurCrowd General Partner, Limited Partnership;

•        negotiation of a secured bridge loan between Ondas and Airobotics; and

•        resignations of Airobotics directors.

Conditions to the Merger

Conditions to the Obligations of the Parties to Complete the Merger

The obligations of each of Ondas, Merger Sub and Airobotics to complete the Merger are subject to the satisfaction or waiver of the following conditions:

•        the Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the Airobotics shareholders;

•        no statute, rule, regulation, executive order, decree, ruling, Applicable Law, order or injunction shall have been enacted, entered, promulgated, or enforced which remains in effect by any United States federal or state, Israeli or foreign court or United States or Israeli or foreign Governmental Entity that prohibits, restrains, enjoins, or materially restricts the consummation of the Merger;

•        all consents of, or declarations or filings with, and all expirations or early terminations of waiting periods required from, any Governmental Entity under Applicable Law, that are listed in the relevant schedule to the Merger Agreement shall have been filed, have occurred or been obtained, and all such permits, approvals, filings and consents and the lapse of all such waiting periods shall be in full force and effect;

•        the registration statement on Form S-4, of which this prospectus forms a part, shall have become effective under the Securities Act, and not shall not be the subject of any stop order or proceedings by the SEC seeking a stop order;

•        at least fifty (50) days shall have elapsed after the filing of the Merger Proposal with the Companies Registrar and at least thirty (30) days shall have elapsed after obtaining the vote required to approve the Merger Agreement and the transactions contemplated thereby by the Airobotics shareholders and by the sole shareholder of Merger Sub;

•        Ondas, Merger Sub, and Airobotics shall have obtained the consents and approvals from third-parties as required in the relevant schedule to the Merger Agreement;

•        Airobotics or Ondas, as the case may be, shall have obtained the (i) ISA Exemption, or (ii) to the extent that no such ISA Exemption has been obtained, (A) a Dual Listing Permit or an Israel Prospectus Permit shall have been obtained and the Israel Prospectus shall have been filed, and (B) the ISA Options Exemption shall have been obtained; and

•        the shares of Ondas common stock to be issued in connection with the Merger shall have been approved for listing on Nasdaq.

Conditions to the Obligations of Airobotics to Complete the Merger

In addition, the obligations of Airobotics to complete the Merger are subject to the satisfaction or waiver of the following conditions:

•        (i) the accuracy as of the Closing Date in all material respects of Ondas’ representations and warranties set forth in the Merger Agreement with respect to (A) organization and qualification; (B) authority relative to the Merger Agreement; and (C) no violations; and (ii) the accuracy as of the Closing Date of all of the other representations and warrants of Ondas and Merger Sub set forth in the Merger Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification(other than representations or warranties that address only as of a certain date, which shall be true and correct as of such date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Ondas;

•        each of the covenants and obligations of Ondas and Merger Sub to be performed at or before the Effective Time pursuant to the terms of the Merger Agreement shall have been duly performed in all material respects at or before the Effective Time;

•        Ondas shall not have suffered a Material Adverse Effect since the date of the Merger Agreement;

•        Ondas shall have delivered to Airobotics, duly executed by an executive officer of Ondas, dated as of the Closing Date, attesting the satisfaction of the conditions set forth above;

•        Ondas shall have duly executed and delivered to Airobotics, the customary undertaking towards the IIA;

•        the 104H Ruling or the Interim 104H Tax Ruling shall have been obtained and the Options Tax Ruling or an Interim Options Tax Ruling shall have been obtained; and

•        Ondas shall have submitted the Nasdaq Notification in accordance with Nasdaq Rules and Nasdaq shall not have objected to such Nasdaq Notification on or prior to the Closing Date.

Conditions to the Obligations of Each of Ondas and Merger Sub to Complete the Merger

In addition, the obligations of Ondas and Merger Sub to complete the Merger are subject to the satisfaction or waiver of the following conditions:

•        (i) the accuracy as of the Closing Date in all material respects of the representations and warranties of Airobotics set forth in the Merger Agreement with respect to (A) organization and qualification; (B) certain matters relating to capitalization of Airobotics and its subsidiaries; (C) authority relative to the Merger Agreement and recommendation; (D) absence of a Material Adverse Effect; and (E) brokers, other than, solely with respect to (B) above for de minimis inaccuracies; and (ii) the accuracy as of the Closing Date of all of the other representations and warranties of Airobotics set forth in the Merger Agreement, disregarding all qualifications and exceptions relating to materiality or Material Adverse Effect or any similar standard or qualification (other than representations or warranties that address matters only as of a certain date, which shall be true and correct as of such date), except where the failure of such representation and warranties to be true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Airobotics;

•        each of the covenants and obligations of Airobotics to be performed at or before the Effective Time pursuant to the terms of the Merger Agreement shall have been duly performed in all material respects at or before the Effective Time (except for the no shop covenants set out in the Merger Agreement that shall have been complied with in all respects);

•        Airobotics shall not have suffered a Material Adverse Effect after the date of the Merger Agreement; and

•        Airobotics shall have delivered to Ondas a certificate, duly executed by an executive officer of Airobotics, dated as of the Closing Date, attesting the satisfaction of the conditions set forth above.

Termination

The Merger Agreement may be terminated at any time prior to the Effective Time as follows:

•        by mutual written consent of Ondas and Airobotics;

•        by either Ondas or Airobotics if:

•        the closing of the Merger shall not have occurred on or before February 15, 2023 (the “Termination Date”); provided, however, that this termination right will not be available to Ondas or Airobotics if such Person’s material breach of or material failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the closing of the Merger to occur on or before the Termination Date;

•        if a Governmental Entity having competent jurisdiction shall have issued or entered any Order or taken any action, or enacted any Applicable Law, which, in any such case permanently restrains, enjoins or prohibits the consummation of the transactions contemplated by the Merger Agreement, and such order shall have become final and non-appealable or such Applicable Law is in effect, provided, however that, the party seeking to terminate the Merger Agreement shall have used reasonable best efforts to remove such order or Applicable Law or reverse such action; or

•        if the Airobotics shareholder approval required for approval of the Merger Agreement and the transactions contemplated thereby shall fail to have been obtained at the Airobotics shareholder meeting, including any adjournments thereof;

•        by Airobotics if:

•        Ondas or Merger Sub shall have breached, or failed to comply with, any of its covenants or obligations under the Merger Agreement, or any representation or warranty made by Ondas or Merger Sub set forth in the Merger Agreement shall have been incorrect in any respect when made or shall have since ceased to be true and correct in any respect, such that the closing conditions regarding (1) the accuracy of Ondas’ and Merger Sub’s representations and warranties or (2) the performance or compliance in all material respects with Ondas’ or Merger Sub’s obligations under the Merger

Agreement required to be performed or complied with on or prior to the Closing of the Merger would not be satisfied, and, in each case, such breach shall not have been cured or is not capable of being cured prior to the earlier of (x) the date which is thirty (30) days after delivery by Airobotics to Ondas of notice of such breach, and (y) the Termination Date, except that Airobotics will not have the right to terminate the Merger Agreement for this reason if Airobotics is then in material breach of any of its obligations under the Merger Agreement; or

•        in accordance with the no shop provisions in the Merger Agreement, Airobotics executes a definitive agreement with respect to a Superior Proposal substantially concurrent with the termination of the Merger Agreement and Airobotics pays the Termination Fee (as defined below) to Ondas, substantially concurrently with such termination;

•        by Ondas if:

•        Airobotics shall have breached, or failed to comply with, any of its covenants or obligations under the Merger Agreement, or any representation or warranty made by Airobotics set forth in the Merger Agreement shall have been incorrect in any respect when made or shall have since ceased to be true and correct in any respect, such that the closing conditions regarding (1) the accuracy of Airobotics’ representations and warranties or (2) the performance or compliance in all material respects with Airobotics’ obligations under the Merger Agreement required to be performed or complied with on or prior to the closing of the Merger would not be satisfied, and, in each case, such breach shall not have been cured or capable of being cured prior to the earlier of (x) the date which is thirty (30) days after delivery by Ondas to Airobotics of notice of such breach, and (y) the Termination Date, except that Ondas will not have the right to terminate the Merger Agreement for this reason if Ondas is then in material breach of any of its obligations under the Merger Agreement; or

•        (i) the Airobotics Board or any committee thereof shall withdraw or modify in any adverse manner its approval or recommendation of the Merger Agreement; (ii) within 10 days after Ondas’ request, the Airobotics Board or any committee thereof shall fail to reaffirm such approval or recommendation; (iii) the Airobotics Board or any committee thereof shall approve or recommend a Third Party Acquisition, a Third Party Acquisition Proposal or a Superior Proposal; (iv) a tender offer or exchange offer for any of the outstanding shares of Airobotics shall have been commenced or a registration statement with respect thereto shall have been filed by a Third Party and the Airobotics Board or any committee thereof shall have recommended that the shareholders of Airobotics tender their shares in such tender or exchange offer or publicly announce its intention to take no position with respect to such tender or exchange offer; (v) Airobotics shall have authorized, entered into or publicly announced its intention to enter into, a contract with respect to a Third Party Acquisition, a Third Party Acquisition Proposal or a Superior Proposal; (vi) if Airobotics shall have breached its obligations under the no shop covenant in the Merger Agreement, (vii) if Airobotics shall have breached its obligations to set a record date for, duly call, give notice of, convene and hold the Airobotics shareholder meeting for the approval of the Merger Agreement and the transactions contemplated thereby; or (viii) the Airobotics Board or any committee thereof shall resolve to take any of the actions specified in this paragraph.

Effect of Termination

In the event of termination of the Merger Agreement, the Merger Agreement will become void and there shall be no liability on the part of any of the parties to the Merger Agreement (or any stockholder, director, officer, employee, agent, consultant or representative of such party) except for the confidentiality obligations, the obligations to pay a Termination Fee (if any) and the miscellaneous provisions of the Merger Agreement, and nothing therein shall relieve any party to the Merger Agreement from liability for any material breach thereof occurring prior to such termination or for fraud.

Termination Fee

Airobotics shall pay Ondas a cash termination fee of Eight Hundred Thousand Dollars ($800,000) (the “Termination Fee”) (x) in the case of (i) below, immediately prior to the earlier of the entering into an agreement with respect to, or the consummating of a Third Party Acquisition; (y) in the case of (ii)(B) below, immediately upon such termination; or (z) in the case of (ii)(A) or (ii)(C) below, within two (2) Business Days after such termination if:

(i)     the Merger Agreement is terminated by (A) Airobotics for failure of the Merger to close on or before the Termination Date, and at the time of such termination, Ondas had the right to terminate the Merger Agreement for a breach by Airobotics of the no shop covenant or a change in its recommendation in favor of the Merger Agreement and the transactions contemplated thereunder, (B) by either Ondas or Airobotics if the Airobotics shareholder vote is not obtained at the Airobotics shareholder meeting, or (C) by Ondas if Airobotics shall have breached, or failed to comply with, any of its covenants or obligations under the Merger Agreement, or any representation or warranty made by Airobotics set forth in the Merger Agreement shall have been incorrect in any respect when made or shall have since ceased to be true and correct in any respect which breach would result in the failure of a closing condition to be satisfied, and such breach had not been cured in requisite time, and, in each case, (i) following the execution and delivery of the Merger Agreement and prior to the time of such termination of the Merger Agreement, a Third Party Acquisition Proposal shall have been made to the senior management or the Airobotics Board or shall have been publicly announced or publicly made known to the shareholders of Airobotics (the “Original Third Party Acquisition Proposal”); and (ii) within twelve months after termination of the Merger Agreement, Airobotics shall have entered into a binding agreement with respect to a Third Party Acquisition, or a Third Party Acquisition is consummated (in each case, whether or not such Third Party Acquisition is the same as the Original Third Party Acquisition Proposal); or

(ii)    the Merger Agreement is terminated (A) by for a breach by Airobotics of the no shop covenant or a change in its recommendation in favor of the Merger Agreement and the transactions contemplated thereunder; (B) by Airobotics in connection with the execution of a definitive agreement with respect to a Superior Proposal substantially concurrent with the termination of the Merger Agreement; or (C) by Ondas or Airobotics pursuant to the failure to obtain Airobotics shareholder approval and at the time of such termination, Ondas has the right to terminate the Merger Agreement for a breach by Airobotics of the no shop covenant or a change in its recommendation in favor of the Merger Agreement and the transactions contemplated thereunder.

Upon the termination of the Merger Agreement by either Ondas or Airobotics for the failure to obtain Airobotics shareholder approval (in addition to the Ondas’ remedy described above, if any), Airobotics shall reimburse Ondas for the reasonable costs, fees and expenses incurred or paid by Ondas or on its behalf in connection with the Merger Agreement, the Merger and the consummation of all transactions contemplated by the Merger Agreement and the other Transaction Agreements or related to the authorizations, preparations, negotiations, execution and performance of the Merger Agreement and the other Transaction Agreements, in each case, including fees and expenses payable to investment bankers, counsel, accountants and consultants up to an amount of $1,000,000 (“Ondas Expenses”); provided, however, that Airobotics shall have no obligation to reimburse Ondas for Ondas Expenses in the event that the Termination Fee has been paid; and provided further that in the event that the Termination Fee is to be paid after the reimbursement of Ondas Expenses, the Termination Fee shall be reduced by the amount of Ondas Expenses so reimbursed (provided that if the Ondas Expenses exceeds the amount of the Termination Fee, the Termination Fee shall be deemed to be $0).

Ondas’ receipt of the Termination Fee and Ondas Expenses to the extent owed pursuant to the Merger Agreement, will be the sole and exclusive monetary remedy of Ondas and Merger Sub and each of their respective affiliates against (A) Airobotics, its subsidiaries and each of their respective affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, affiliates, members, managers, general or limited partners, stockholders and assignees of each of Airobotics, its subsidiaries and each of their respective affiliates (collectively, the “Airobotics Related Parties”) in respect of the Merger Agreement and the transactions contemplated thereby, and upon payment of such amount, none of the Airobotics Related Parties will have any further monetary liability or obligation to Ondas or Merger Sub relating to or arising out of the Merger Agreement, or the transactions contemplated thereby. Nothing in the foregoing should be construed as barring Ondas and Merger Sub from pursuing specific performance of Airobotics’ obligation to consummate the Merger.

Expenses

Except as otherwise described under “— Termination Fee” above, all legal, accounting, investment, banking, advisory, printing, filing and other fees, costs and expenses incurred in connection with the Merger, the Merger Agreement and the other Transaction Agreements and the transactions contemplated by the Merger Agreement and the other Transaction Agreements shall be paid by the party incurring such fees, costs, and expenses. Airobotics agrees that such fees, costs, and expenses incurred by or on behalf of Airobotics, its subsidiaries, officers, directors, and their respective affiliates for which Airobotics or any of its subsidiaries will be or have been responsible for payment will not exceed $700,000 in aggregate.

Amendment and Waiver

Amendment

The Merger Agreement may be amended by action taken by Airobotics, Ondas and Merger Sub at any time before or after approval of the Merger by the shareholders of Airobotics, but after any such approval no amendment shall be made that requires the approval of such shareholders under Applicable Law without such approval. The Merger Agreement may be amended only by an instrument in writing signed on behalf of Airobotics, Ondas and Merger Sub.

Waiver

At any time prior to the Effective Time, each party may:

•        extend the time for the performance of any of the obligations or other acts of the other party;

•        waive any inaccuracies in the representations and warranties of the other party to the Merger Agreement contained in the Merger Agreement or in any document, certificate, or writing delivered pursuant to the Merger Agreement; or

•        waive compliance by the other party with any agreement or condition in the Merger Agreement.

Any such extension or waiver will only be valid if set forth in an instrument in writing signed by the party or parties to be bound. No failure by any party in exercising any right under the Merger Agreement will operate as a waiver of such right.

Parties in Interest

The Merger Agreement shall be binding upon and inure solely to the benefit of each party to the Merger Agreement and its successors and permitted assigns and, nothing in the Merger Agreement is intended to or shall confer upon any other Person any rights, benefits, or remedies of any nature whatsoever under or by reason of the Merger Agreement, other than as expressly set forth in the Merger Agreement.

Governing Law; Jurisdiction; Waiver of Jury Trail

Governing Law; Jurisdiction

Except to the extent that the Applicable Laws of the State of Israel apply in respect of the procedural aspects of the Merger as set forth in the Merger Agreement, the Merger Agreement shall be governed by, and construed in accordance with, the Applicable Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware. Each of the parties to the Merger Agreement (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any federal court within the District of Delaware in the event any dispute arises out of the Merger Agreement or the transactions contemplated by the Merger Agreement, (b) agreed that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agreed that it will not bring any action relating to the Merger Agreement or the transactions contemplated by the Merger Agreement in any court other than the Court of Chancery of the State of Delaware or any federal court within the District of Delaware, and (d) waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware or such federal court. Each party to the Merger Agreement agreed that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Any judgment from any such court described above may, however, be enforced by any party to the Merger Agreement in any other court in any other jurisdiction.

Waiver of Jury Trial

Each party to the Merger Agreement acknowledged and agreed that any controversy which may arise under the Merger Agreement is likely to involve complicated and difficult issues, and therefore each such party thereby irrevocably and unconditionally waived, to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of or relating to the Merger Agreement or the transactions contemplated thereby.

Enforcement

Each of the parties to the Merger Agreement shall have and retain all rights and remedies, at law or in equity, including rights to specific performance and injunctive or other equitable relief, arising out of or relating to a breach or threatened breach of the Merger Agreement, including in the event that the Merger Agreement is terminated due to failure to satisfy a condition or otherwise. Without limiting the generality of the foregoing, the parties to the Merger Agreement acknowledged and agreed that the failure of any party to the Merger Agreement to perform its agreements and covenants thereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties to the Merger Agreement, for which damages, even if available, will not be an adequate remedy. Accordingly, each party to the Merger Agreement consented to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations thereunder, without the necessity of posting a bond or other security or proving irreparable harm and without regard to the adequacy of any remedy at Applicable Law. A party’s right to specific performance and injunctive relief shall be in addition to all other legal or equitable remedies available to such party to the Merger Agreement.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On August 4, 2022, Ondas Holdings, Inc. (the “Company”) entered into a Plan of Merger and Equity Purchase Agreement (the “Agreement”) with Airobotics Ltd., an Israeli publicly traded company limited by shares.

Airobotics Ltd. collects, analyses, and accesses information automatically using a UAV (“unmanned aerial vehicle” — multi-motor drone). Airobotics Ltd. has developed systems that include data collection and data processing for valuable insights for customers, in an automated process, which does not require human contact and without human intervention, and provides its customers with end-to-end service, which enables the extraction of value from data collected from the airspace using an automated UAV, automatically, quickly, safely, and efficiently.

Pursuant to the Agreement, in exchange for every share of stock, warrant or option to purchase stock held by Airobotics Ltd. Stockholders, Airobotics Ltd. Stockholders received 0.16806 shares of the Company’s stock, which included (i) 2,824,995 shares of the Company’s common stock; (ii) options exercisable for 1,094,151 shares issued under the Airobotics Ltd.’s incentive stock plan, which will be assumed by the Company at closing, of which 661,428 shares are vested; (iii) warrants exercisable for 588,430 shares of the Company’s common stock. Also, on September 20, 2022, Ondas and Airobotics Ltd. entered into a Credit and Guaranty Agreement pursuant to which Ondas has agreed to make a revolving loan available to Airobotics Ltd., commencing from October 3, 2022, in a principal amount of up to $1,500 thousand, which was amended on October 30, 2022 to increase the principal amount up to $2,000 thousand (the “Bridge Loan”). Amounts borrowed may be prepaid without penalty and reborrowed. As of November 4, 2022, there was $1,750 thousand outstanding on the Bridge Loan. The loan will accrue interest at a rate of 6% per annum and matures on the earlier to occur of February 15, 2023 and the termination of the Merger Agreement as a result of a breach or violation thereof by Airobotics Ltd. The Bridge Loan is secured by substantially all of the assets of Airobotics Ltd. In addition, Airobotics Inc., a subsidiary of Airobotics Ltd., has guaranteed its obligations under the Bridge Loan.

The following unaudited pro forma condensed combined financial statements are based on the Company’s audited and unaudited interim historical consolidated financial statements and Airobotics Ltd.’s audited historical and unaudited interim financial statements as adjusted to give effect to the Company’s acquisition of Airobotics Ltd. The unaudited pro forma condensed combined balance sheet as of September 30, 2022 gives effect to these transactions as if they occurred on September 30, 2022. The unaudited pro forma condensed combined statements of operations for the twelve months ended December 31, 2021 and the nine months ended September 30, 2022 give effect to these transactions as if they occurred on January 1, 2021.

The unaudited pro forma condensed combined financial statements should be read together with the Company’s audited historical financial statements, which are included in the Company’s most recent Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on March 22, 2022, and the most recent Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission on November 14, 2022, and Airobotics Ltd.’s audited historical financial statements as of and for the year ended December 31, 2021.

The unaudited pro forma combined financial information is provided for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position that the Company would have reported had the Airobotics Ltd. transaction closed on the dates indicated and should not be taken as representative of our future consolidated results of operations or financial position.

The pro forma adjustments related to the Agreement are described in the notes to the unaudited pro forma combined financial information and principally include the following:

•        Pro forma adjustment to eliminate the Airobotics Ltd. liabilities and owners’ equity not acquired.

•        Pro forma adjustment to record the merger of the Company and Airobotics Ltd.

The adjustments to fair value and the other estimates reflected in the accompanying unaudited pro forma condensed consolidated financial statements may be materially different from those reflected in the combined company’s consolidated financial statements subsequent to the merger. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or results of operations of the combined companies. Reclassifications and adjustments may be required if changes to Airobotics Ltd.’s financial presentation are needed to conform Airobotics Ltd.’s accounting policies to the accounting policies of Ondas Holdings, Inc.

These unaudited pro forma condensed combined financial statements do not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Agreement. These financial statements also do not include any integration costs the companies may incur related to the Transactions as part of combining the operations of the companies.

ONDAS HOLDINGS INC.
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)
As of September 30, 2022
(Unaudited)

	Ondas Holdings Inc.	Airobotics Ltd. under IFRS	Adjustments to GAAP and Reclassifications	Transaction Accounting Adjustments	Notes	Pro Forma Consolidated
ASSETS
Current Assets:
Cash and cash equivalents	$15,824	$1,081	$—	$(1,750)	C	$14,615
Restricted cash	—	42	—	—		42
Accounts receivable, net	821	177	—	—		998
Inventory, net	1,432	1,084	126	—	1	2,642
Other accounts receivable	—	370	(370)	—	11	—
Other current assets	1,644	—	370	—	11	2,014
Total current assets	19,181	2,754	126	(1,750)		20,311

Long-Term Assets:
Property and equipment, net	4,296	2,492	—	—		6,788
Intangible assets, net	29,612	12	—	3,722	A	33,346
Goodwill	45,027	—	—	8,048	A	53,075
Lease deposits	218	—	—	—		218
Long-term equity investment	1,500	—	—	—		1,500
Right-of-use-assets	—	433	(433)	—	11	—
Operating lease right of use assets	3,182	—	433	—	11	3,615
Long-term deposits	—	33	—	—		33
Total long-term assets	83,835	2,970	—	11,770		98,575
Total assets	$103,016	$5,724	$126	$10,020		$118,886

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,398	$395	$—	$—		$3,793
Lease liability	—	299	(299)	—	11	—
Operating lease liabilities	698	—	299	—	11	997
Loan from related party	—	1,091	—	—		1,091
Accrued transaction costs	—	—	—	1,701	B	1,701
Other payables	—	1,565	(1,565)	—	11	—
Accrued expenses and other current liabilities	1,863	—	1,565	—	11	3,428
Government grant liability	—	140	(140)	—	2	—
Deferred revenue – current	344	—	—	—		344
Total current liabilities	6,303	3,490	(140)	1,701		11,354

Long-Term Liabilities:
Notes payable, net of current portion	300	—	—	—		300
Government grant liability, net of current portion	—	1,478	140	—	2	1,618
Accrued interest	38	—	—	—		38
Lease liability, net of current portion	—	154	(154)	—	11	—
Operating lease liabilities – net of current portion	2,572	—	154	—	11	2,726
Total long-term liabilities	2,910	1,632	140	—		4,682
Total liabilities	9,213	5,122	—	1,701		16,036

Stockholders’ Equity:
Common stock – par value $0.0001	4	—	—	—		4
Ordinary share capital	—	52	—	(52)	D	—
Share premium and reserves	—	150,642	—	(150,642)	D	—
Additional paid in capital	209,052	—	—	11,050	C	220,102
Foreign currency translation reserve	—	—	—	—		—
Accumulated deficit	(115,253)	(150,092)	126	147,963	1, A, B, D	(117,256)
Total stockholders’ equity	93,803	602	126	8,319		102,850
Total liabilities and stockholders’ equity	$103,016	$5,724	$126	$10,020		$118,886

ONDAS HOLDINGS INC.
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share amounts, and per share amounts)
For the Nine Months Ended September 30, 2022
(Unaudited)

	Ondas Holdings Inc.	Airobotics Ltd. under IFRS	Adjustments to GAAP and Reclassifications	Transaction Accounting Adjustments	Notes	Pro Forma Consolidated
Revenues, net	$1,647	$648	$—	$—		$2,295
Cost of goods sold	807	1,693	275	—	1, 4	2,775
Gross profit (loss)	840	(1,045)	(275)	—		(480)

Operating expenses:
General and administration	18,727	2,985	(49)	302	3, A	21,965
Sales and marketing	2,210	1,466	—	—		3,676
Research and development	14,816	3,060	—	—		17,876
Other expense (income)	—	451	(451)	—	4, 10	—
Total operating expenses (income)	35,753	7,962	(500)	302		43,517

Operating income (loss)	(34,913)	(9,007)	225	(302)		(43,997)

Other income (expense)
Other income (expense)	(33)	—	(50)	—	10	(83)
Transaction expenses	—	—	—	1,701	B	1,701
Financing expenses, net	—	(328)	328	—	11	—
Interest expense	(34)	—	(377)	—	3, 11	(411)
Total other income (expense)	(67)	(328)	(99)	1,701		1,207

Income (loss) before provision for income taxes	(34,980)	(9,335)	126	1,399		(42,790)

Provision for income taxes	—	—	—	—		—
Net income (loss)	$(34,980)	$(9,335)	$126	$1,399		$(42,790)

Net loss per share – basic and diluted	$(0.83)					$(0.94)

Weighted average number of common shares outstanding, basic and diluted	41,946,041			3,413,425	C	45,359,466

ONDAS HOLDINGS INC.
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share amounts, and per share amounts)
For the Year Ended December 31, 2021

	Ondas Holdings Inc.	Airobotics Ltd. under IFRS	Adjustments to GAAP and Reclassifications	Transaction Accounting Adjustments	Notes	Pro Forma Consolidated
Revenues, net	$2,907	$3,287	$960	$—	5	$7,154
Cost of goods sold	1,811	3,661	1,436	—	5, 6, 9	6,908
Gross profit (loss)	1,096	(374)	(476)	—		246

Operating expenses:
General and administration	11,782	6,033	(687)	402	7, 8, 9, A	17,530
Sales and marketing	1,487	3,219	(73)	—	7, 9	4,633
Research and development	5,801	7,702	(179)	—	9	13,324
Other expenses (income)	—	146	(146)	—	10	—
Total operating expense (income)	19,070	17,100	(1,085)	402		35,487

Operating income (loss)	(17,974)	(17,474)	609	(402)		(35,241)

Other income (expense)
Other income	592	—	474	—	5, 6, 10	1,066
Financing expenses, net	—	(1,295)	1,295	—	11	—
Transaction expenses	—	—	—	1,701	B	1,701
Interest income	12	—	—	—		12
Interest expense	(576)	—	(1,240)	—	8, 11	(1,816)
Total other income (expense)	28	(1,295)	529	1,701		963

Loss before provision for income taxes	(17,946)	(18,769)	1,138	1,299		(34,278)

Benefit from income taxes	2,922	—	—	—		2,922
Net income (loss)	$(15,024)	$(18,769)	$1,138	$1,299		$(31,356)

Net loss per share – basic and diluted	$(0.44)					$(0.83)

Weighted average number of common shares outstanding, basic and diluted	34,180,897			3,413,425	C	37,594,322

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION

Note 1 — Basis of Presentation

The audited and unaudited interim historical consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results following the business combination. We have changed the presentation from the Company’s previous 2021 Annual Report on Form 10-K filing and the most recent Quarterly Report on Form 10-Q filing to round the numbers reported to the nearest thousand.

The business combination was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. As the acquirer for accounting purposes, the Company has estimated the fair value of Airobotics Ltd.’s assets acquired and liabilities assumed and conformed the accounting policies of Airobotics Ltd. to its own accounting policies.

The unaudited pro forma condensed combined financial statements are based on our audited and unaudited interim historical consolidated financial statements and Airobotics Ltd.’s audited and unaudited interim historical combined financial statements as adjusted to give effect to the Company’s acquisition of Airobotics Ltd. The Unaudited Pro Forma Condensed Combined Balance Sheets as of September 30, 2022 gives effect to these transactions as if they occurred on September 30, 2022. The Unaudited Pro Forma Condensed Combined Statements of Operations for the nine months ended September 30, 2022 and twelve months ended December 31, 2021 give effect to these transactions as if they occurred on January 1, 2021.

The allocation of the purchase price used in the unaudited pro forma financial statements is based upon a preliminary valuation by management. The final estimate of the fair values of the assets and liabilities will be determined with the assistance of a third-party valuation firm. The Company’s preliminary estimates and assumptions are subject to materially change upon the finalization of internal studies and third-party valuations of assets, including investments, property and equipment, intangible assets including goodwill, and certain liabilities.

The Unaudited Pro Forma Condensed Combined Financial Statements are provided for informational purposes only and is not necessarily indicative of what the combined company’s financial position and results of operations would have actually been had the transactions been completed on the dates used to prepare these pro forma financial statements. The adjustments to fair value and the other estimates reflected in the accompanying unaudited pro forma condensed combined financial statements may be materially different from those reflected in the combined company’s consolidated financial statements subsequent to the transactions. In addition, the Unaudited Pro Forma Condensed Combined Financial Statements do not purport to project the future financial position or results of operations of the combined companies. Reclassifications and adjustments may be required if changes to Ondas Holdings Inc.’s financial presentation are needed to conform Ondas Holdings Inc.’s accounting policies to the accounting policies of the Airobotics Ltd.

These unaudited pro forma condensed combined financial statements do not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the transactions. These financial statements also do not include any integration costs the companies may incur related to the transactions as part of combining the operations of the companies.

Note 2 — Summary of Significant Accounting Policies

The unaudited pro forma condensed combined financial statements have been prepared in a manner consistent with the accounting policies adopted by the Company. The accounting policies followed for financial reporting on a pro forma basis are the same as those disclosed in the 2021 Annual Report on Form 10-K and for Airobotics Ltd., the accounting policies followed for financial reporting on a pro forma basis are the same as those disclosed in the audited financial statements included in this Form S-4. The unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies among the Company and Airobotics Ltd. The Company is reviewing the accounting policies of Airobotics Ltd. to ensure conformity of such accounting policies to those of the

Company and, as a result of that review, the Company may identify differences among the accounting policies of the two companies, that when confirmed, could have a material impact on the consolidated financial statements. However, at this time, the Company is not aware of any difference that would have a material impact on the unaudited pro forma condensed combined financial statements.

Note 3 — Purchase Price Allocation

On August 4, 2022, Ondas Holdings, Inc. (the “Company”) entered into a Plan of Merger and Equity Purchase Agreement (the “Agreement”) with Airobotics Ltd., an Israeli corporation.

Pursuant to the Agreement, the Company provided a loan to Airobotics Ltd. for $1,750 thousand, and in exchange for every share of stock, warrant or option to purchase stock held by Airobotics Ltd. Stockholders, Airobotics Ltd. Stockholders received 0.16806 shares of the Company’s stock, which included (i) 2,824,995 shares of the Company’s common stock; (ii) options exercisable for 1,094,151 shares issued under the Airobotics Ltd.’s incentive stock plan, which will be assumed by the Company at closing, of which 661,428 shares are vested; (iii) warrants exercisable for 588,430 shares of the Company’s common stock.

The following table summarizes the preliminary allocation of the purchase price based on the estimated fair value of the acquired assets and assumed liabilities as of September 30, 2022 (in thousands, except share amounts):

Purchase price consideration
Parent loan	$1,750
Common Stock – 2,824,995 Shares	9,492
Vested Stock Options – 661,428 Shares	1,512
Warrants – 588,430 Shares	46
Total purchase price consideration	$12,800

Estimated fair value of assets:
Cash and cash equivalents and restricted cash	$1,123
Accounts receivable	177
Inventory	1,210
Other current assets	370
Property, plant and equipment	2,492
Right of use asset	433
Other long-term assets	45
5,850

Estimated fair value of liabilities assumed:
Accounts payable	395
Government grant liability	1,618
Other payables	1,565
Lease liabilities	453
Loan from related party	1,091
5,122

Net tangible assets	728
Intangible assets	4,024
Goodwill	8,048
Total consideration	$12,800

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma balance sheet and statement of operations. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include (1) changes in fair values of property, plant and equipment, (2) changes in allocations to intangible assets such as trade names and technology, as well as goodwill and (3) other changes to assets and liabilities.

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma balance sheet and statement of operations. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations. For purposes of the pro forma condensed combined financial statements, for inventory, property and equipment, leases and other assets and liabilities the Company used the carrying value as reported its unaudited interim financial statement as reported on Form 10-Q for the quarter ended September 30, 2022. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments.

In accordance with the Agreement, as discussed above, the purchase price includes: (a) $1,750 thousand loan to Airobotics Ltd. from the Company (b) $9,492 thousand in common stock; (c) $1,512 thousand in vested stock options; and (d) $46 thousand in warrants. For purposes of these pro forma combined financial statements, the Company issued 2,824,995 shares of the Company’s common stock, vested stock options for 661,428 shares of the Company’s common stock, and warrants for 588,430 shares of the Company’s common stock. The fair value of the common stock shares was determined based on a per share price of $3.36, which is the closing price of the Company’s common stock on November 4, 2022. The fair value of the stock options was determined based on a per share price range of $0.03 – $3.07, which is the call option value based on a Black-Scholes fair value calculation assuming a term range of 1.36 – 9.52 years, 45.91% – 57.23% volatility rate range, and discount rate range of 4.17% – 4.76% based on the applicable term’s treasury yield rate as of November 4, 2022 The fair value of the warrants was determined based on a per share price range of $0.00 – $0.10, which is the call option value based on a Black-Scholes fair value calculation assuming a term range of 0.34 – 10.82 years, 45.94% – 54.32% volatility rate range, and discount rate range of 4.17% – 4.66% based on the applicable term’s treasury yield rate as of November 4, 2022. The following table reflects the impact of a 10% increase or decrease in the per share price on the estimated fair value of the purchase price and goodwill (in thousands):

	Purchase Price	Estimate Goodwill
As presented in the pro forma combined results	$12,800	$8,048
10% increase in common stock price	$13,938	$9,186
10% decrease in common stock price	$11,659	$6,907

Note 4 — U.S. GAAP Adjustments

Airobotics Ltd. prepares their financial statements in accordance with International Financial Reporting Standards (“IFRS”). The following accounting adjustments to Airobotics Ltd.’s financial statements were made to reflect Airobotics Ltd.’s financial statements in accordance with U.S. GAAP, and they have been reflected in the unaudited pro forma condensed combined financial information:

1.      This adjustment reflects the reversal of inventory impairment expense included in Cost of goods sold of $126 thousand as of and for the nine months ended September 30, 2022.

2.      This adjustment reflects the reclassification of $140 thousand of government grant liability from a current liability to a long-term liability as of September 30, 2022.

3.      This adjustment reflects the reclassification of $49 thousand of foreign exchange losses included in General and administration expenses to Other income (expense) on the Consolidated Statements of Operations for the nine months ended September 30, 2022.

4.      This adjustment reflects the reclassification of $401 thousand of impairment expense related to drone assets included in Other income (expense) to Cost of goods sold on the Consolidated Statements of Operations for the nine months ended September 30, 2022.

5.      This adjustment reflects the reclassification of $960 thousand of Revenues, net and $625 thousand of Cost of goods sold for the sale of two docking stations included in Other income (expense) on the Consolidated Statements of Operations for the year ended December 31, 2021.

6.      This adjustment reflects the reclassification of $955 thousand of impairment expense related to drone assets included in Other income (expense) to Cost of goods sold on the Consolidated Statements of Operations for the year ended December 31, 2021.

7.      This adjustment reflects the reclassification of $487 thousand and $42 thousand of stock issuance expenses related to the IPO included in General and administration and Sales and marketing on the Consolidated Statements of Operations, respectively, for the year ended December 31, 2021 to Additional paid in capital as of and for the year ended December 31, 2021.

8.      This adjustment reflects the reclassification of $55 thousand of interest expense related to lease liabilities included in Interest expense to General and administration expenses on the Consolidated Statements of Operations for the year ended December 31, 2021.

9.      This adjustment reflects the reclassification of $144 thousand, $255 thousand, $31 thousand, and $179 thousand of stock issuance expenses related to the IPO included in Cost of Goods Sold, General and administration, Sales and marketing, and Research and development on the Consolidated Statements of Operations, respectively, for the year ended December 31, 2021 to Additional paid in capital as of and for the year ended December 31, 2021.

10.    This adjustment reflects the reclassification of $50 thousand and $146 thousand of Other expense from Total operating expenses to Other income (expense) on the Consolidated Statements of Operations, for the nine months ended September 30, 2022 and the year ended December 31, 2021, respectively.

11.    These adjustments reflect the reclassification of certain Airobotics Ltd.’s balances to conform with the Company’s financial statement presentation.

Note 5 — Pro Forma Transaction Accounting Adjustments

The pro forma transaction accounting adjustments are based on our preliminary estimates and assumptions that are subject to change. The following transaction accounting adjustments have been reflected in the unaudited pro forma condensed combined financial information:

A.     As part of the preliminary valuation analysis, the Company separately identified certain intangible assets with an estimate fair value of $4,024 thousand. The fair value was determined primarily using the “income approach”, which requires a forecast of the expected future cash flows. Since all the information required to perform a detailed valuation analysis of Airobotics Ltd.’s intangible assets could not be obtained as of the date of this filing, for purposes of these unaudited pro forma condensed combined financial statements, the Company used certain assumptions based on publicly available transactions data for the industry. Based on our research and discussions with Airobotics Ltd. management, we have concluded that the intangible assets have a 10-year useful life, resulting in an adjustment of $302 thousand and $402 thousand of amortization expense to General and administration expenses on the Consolidated Statements of Operations for the nine months ended September 30, 2022 and the twelve months ended December 31, 2021, respectively. These numbers may change significantly when the final allocation of purchase price is calculated.

In addition, this adjustment reflects the recognition of goodwill of $8,048 thousand.

B.      This adjustment reflects the accrual of the Company’s estimated total transaction costs for legal and other professional fees and expenses, which are estimated to be approximately $1,701 thousand.

C.     This adjustment records (1) $1,750 thousand loan to Airobotics Ltd. from the Company; (2) the issuance of 2,824,995 shares of common stock to the sellers as the equity portion of the purchase consideration, valued at $9,492 thousand based on a per share price of $3.36, which was the closing prices of the Company’s common stock on November 4, 2022; (3) plus the issuance of vested stock options for 664,874 shares, valued at $1,512 thousand based on a per share price range of $0.03 – $3.07, which is the call option value based on a Black-Scholes fair value calculation assuming a term range of 1.36 – 9.52 years, 45.91% – 57.23% volatility rate range, and discount rate range of 4.17% – 4.76% based on the applicable term’s treasury yield rate as of November 4, 2022; (4) plus the issuance of warrants for 588,430 shares, valued at $46 thousand based on a per share price range of $0.00 – $0.10, which is the call option value based on a Black-Scholes fair value calculation assuming a term range of 0.34 – 10.82 years, 45.94% – 54.32% volatility rate range, and discount rate range of 4.17% – 4.66% based on the applicable term’s treasury yield rate as of November 4, 2022.

D.     This adjustment eliminates Airobotics Ltd.’s Total stockholders’ equity as reported in the unaudited financial statements as of and for the nine months ended September 30, 2022.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT/DIRECTORS OF ONDAS

As of November 9, 2022, the following table sets forth certain information with respect to the beneficial ownership of Ondas common stock by (i) each stockholder known by Ondas to be the beneficial owner of more than five percent (5%) of Ondas common stock, (ii) by each of Ondas’ current executive officers, named executive officers, and directors as identified herein, and (iii) all of Ondas’ directors and executive officers as a group. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock, options, restricted stock units, and common stock purchase warrants (“Warrants”) that are currently exercisable or convertible into shares of our common stock within sixty (60) days of the date of this document, are deemed to be outstanding and to be beneficially owned by the person holding such securities for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise noted, the address for all officers and directors listed below is 411 Waverley Oaks Road, Suite 114, Waltham, MA 02452.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Directors and Executive Officers
Eric A. Brock (Chairman of the Board and Chief Executive Officer)(2)	1,891,206	4.4%
Derek Reisfield (Director, President, Chief Financial Officer, Treas. and Sec.)(3)	72,926	*
Thomas V. Bushey (Director)(4)	506,362	1.2%
Richard M. Cohen (Director)(5)	65,676	*
Randall P. Seidl (Director)(6)	21,263	*
Richard H. Silverman (Director)(7)	65,676	*
Jaspreet Sood (Director)(8)	21,263	*
All Executive Officers & Directors as a Group (7 persons)(9)	2,644,372	6.1%
5% or Greater Stockholders
Energy Capital, LLC(10)	5,092,248	11.9%

____________

*        Represents beneficial ownership of less than 1%.

(1)      Unless otherwise noted, we believe that all shares are beneficially owned and that all persons named in the table have sole voting and investment power with respect to all shares of common stock owned by them. Applicable percentage of ownership is based on 42,885,046 shares of common stock currently outstanding, as adjusted for each stockholder.

(2)      Mr. Brock exercises sole voting and dispositive power over the 1,891,206 shares of common stock.

(3)      Mr. Reisfield exercises sole voting and dispositive power over 35,314 shares of common stock (including 2,250 shares held by his son), 30,000 shares of common stock issuable upon exercise of an option, and 7,612 shares of common stock underlying RSUs that have vested and are pending delivery.

(4)      Mr. Bushey exercises sole voting and dispositive power over 506,362 shares of common stock underlying RSUs that have vested and are pending delivery.

(5)      Mr. Cohen exercises sole voting and dispositive power over 28,064 shares of common stock, 30,000 shares of common stock issuable upon exercise of an option, and 7,612 shares of common stock underlying RSUs that have vested and are pending delivery.

(6)      Mr. Seidl exercises sole voting and dispositive power over 7,500 shares of common stock, 1,250 shares of common stock issuable upon the vesting of RSUs, and 12,513 shares of common stock underlying RSUs that have vested and are pending delivery.

(7)      Mr. Silverman exercises sole voting and dispositive power over 28,064 shares of common stock, 30,000 shares of common stock issuable upon exercise of an option, and 7,612 shares of common stock underlying RSUs that have vested and are pending delivery.

(8)      Ms. Sood exercises sole voting and dispositive power over 7,500 shares of common stock, 1,250 shares of common stock issuable upon the vesting of RSUs, and 12,513 shares of common stock underlying RSUs that have vested and are pending delivery.

(9)      Includes 90,000 shares of common stock issuable upon exercise of options, 12,046 shares of common stock issuable upon vesting of RSUs, and 542,376 shares of common stock underlying RSUs that have vested and are pending delivery.

(10)    Based on Amendment No. 1 to Schedule 13D filed on January 27, 2020, the address for Energy Capital, LLC (“Energy Capital”) is 13650 Fiddlesticks Blvd., Suite 202-324, Ft. Myers, FL 33912. Robert J. Smith is the sole owner of Energy Capital and exercises sole voting and dispositive power over the 5,092,248 shares of common stock and 704,207 shares of common stock issuable upon exercise of Warrants.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT/DIRECTORS OF AIROBOTICS

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Directors and Executive Officers
Meir Kliner (Chief Executive Officer and Director)(2)	1,168,721	6.5%
Eitan Rotberg (Chief Product Officer)(3)	786,443	4.5%
Yishay Curelaru (Chief Financial Officer and Chief Operating Officer)(4)	785,996	4.5%
Esther Noa Landes Barak(5)	66,340	*
Hagay Climor Mizrahi(6)	66,340	*
Moshe Maor(7)	66,341	*
Shaul Gilad(8)	208,248	1.2%
Ron Stern(9)	208,299	1.2%
All Executive Officers & Directors as a Group (8 persons)	3,356,727	16.7%
5% or Greater Stockholders
Qingting Investments Pte. Ltd(10)	4,358,048	25.6%
OurCrowd(11)	3,343,695	19.6%
Alpha Intelligence Capital Fund 1(12)	2,013,529	11.9%
BRV Aster Fund I, L.P.(13)	856,106	5.1%

____________

*        Represents beneficial ownership of less than 1%.

(1)      Unless otherwise noted, we believe that all shares are beneficially owned and that all persons named in the table have sole voting and investment power with respect to all of Airobotics ordinary shares owned by them. Applicable percentage of ownership is based on 16,809,447 ordinary shares currently outstanding, as adjusted for each stockholder’s shares issuable upon exercise of options exercisable within sixty days.

(2)      Mr. Kliner exercises sole voting and dispositive power over the 41,810 Airobotics ordinary shares and 1,126,911 Airobotics ordinary shares issuable upon exercise of an option.

(3)      Mr. Rotberg exercises sole voting and dispositive power over the 3,571 Airobotics ordinary shares and 782,872 Airobotics ordinary shares issuable upon exercise of an option.

(4)      Mr. Curelaru exercises sole voting and dispositive power over the 4,000 Airobotics ordinary shares and 781,996 Airobotics ordinary shares issuable upon exercise of an option.

(5)      Ms. Landes Barak exercises sole voting and dispositive power over the 66,340 Airobotics ordinary shares issuable upon exercise of an option.

(6)      Mr. Climor Mizrahi exercises sole voting and dispositive power over the 66,340 Airobotics ordinary shares issuable upon exercise of an option.

(7)      Mr. Maor exercises sole voting and dispositive power over the 66,340 Airobotics ordinary shares issuable upon exercise of an option.

(8)      Mr. Gilad exercises sole voting and dispositive power over the 208,248 Airobotics ordinary shares issuable upon exercise of an option.

(9)      Mr. Stern exercises sole voting and dispositive power over the 208,299 Airobotics ordinary shares issuable upon exercise of an option.

(10)    Qingting Investments Pte. Ltd. beneficially owns 4,155,106 Airobotics ordinary shares and 202,942 Airobotics ordinary shares issuable upon exercise of an option. The address for Qingting Investments Pte. Ltd. is 3 Fraser Street, #10-23 Duo Tower, Singapore 189352.

(11)    OurCrowd beneficially owns 3,079,666 Airobotics ordinary shares and 264,029 Airobotics ordinary shares issuable upon exercise of an option. The address for OurCrowd is 28 Derech Hebron, Jerusalem, Israel.

(12)    Alpha Intelligence Capital Fund 1 beneficially owns 1,871,672 Airobotics ordinary shares and 141,857 Airobotics ordinary shares issuable upon exercise of an option. The address for Alpha Intelligence Capital Fund 1 is 2, rue d’ Alsace, L-1122 Luxembourg, Luxembourg.

(13)    BRV Aster Fund I, L.P. beneficially owns 856,106 Airobotics ordinary shares. The address for BRV Aster Fund I, L.P. is Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, P.O. Box 268, Grand Cayman KY1-1104, Cayman Islands.

COMPARISON OF RIGHTS OF ONDAS STOCKHOLDERS AND AIROBOTICS SHAREHOLDERS

Ondas is incorporated under the laws of the State of Nevada, and, accordingly, the rights of the shareholders of Ondas are currently governed by the Nevada Revised Statutes (“NRS”). Airobotics is a company organized under the laws of the State of Israel, and, accordingly, the rights of the shareholders of Airobotics are currently governed by the ICL. Ondas will continue to be a Nevada corporation following completion of the Merger and will be governed by the NRS.

Upon completion of the Merger, the Airobotics shareholders immediately prior to the completion of the Merger will become Ondas shareholders. The rights of the former Airobotics shareholders and the Ondas shareholders will thereafter be governed by the NRS and by Ondas Articles and Ondas Bylaws.

The following description summarizes the material differences between the rights of the shareholders of Ondas and Airobotics based on their current governing documents and the NRS and ICL, but is not a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. Airobotics shareholders should read carefully the relevant provisions of the NRS and ICL and the current governing documents of Ondas and Airobotics. For more information on how to obtain certain documents that are not attached to this prospectus, see “Where You Can Find More Information”.

	Ondas Stockholder Rights	Airobotics Shareholders Rights
Organizational Documents	The rights of Ondas stockholders are currently governed by the Ondas Articles, the Ondas Bylaws and the NRS.	The rights of the shareholders of Airobotics are currently governed by its incorporation documents, the articles of association of Airobotics (the “AOA”), and the ICL.
Authorized Capital Stock

Ondas is authorized to issue two (2) classes of capital stock which are designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock authorized to be issued is 116,666,667 shares.

Airobotics’ registered share capital is approximately NIS 1,107,142 divided into 110,714,286 ordinary shares of NIS 0.01 par value each.
Preferred Stock

The total number of shares of Preferred Stock authorized to be issued is 10,000,000 shares. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the Stock of Ondas entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holder is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

Pursuant to the Ondas Articles, the Ondas Board has the authority to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine

Airobotics has no preferred shares authorized.

	Ondas Stockholder Rights	Airobotics Shareholders Rights

or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such shares and as may be permitted under Chapter 78 of the NRS. The Board is also authorized to increase or decrease the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series of Preferred Stock, but not below the number of shares of such series of Preferred Stock then outstanding.

Ondas designated 5,000,000 shares of its Preferred Stock as “Series A Convertible Preferred Stock.”

Voting Rights

Except as otherwise provided in the Ondas Articles or required by law, the holders of Common Stock are entitled to cast one (1) non-cumulative vote for each share held on all matters on which holders of Common Stock may vote and, with respect to the election of directors, one (1) non-cumulative vote for each share held for each of the duly nominated directors.

In accordance with the AOA, all of Airobotics’ ordinary shares shall have equal rights in all respects, and each ordinary share, for which all payment demands have been paid in full, shall give its holder the right to be invited and participate in all Airobotics’ general meetings and the right to one vote for each ordinary share in the holder’s possession, in any voting at a general meeting of Airobotics in which a holder participates.

Number and Qualification of Directors

The number of directors of Ondas shall be fixed solely and exclusively from time to time by affirmative vote of a majority of the directors then in office. The Ondas Board currently consists of seven (7) members.

In accordance with the AOA, the number of members of the Airobotics Board shall be determined from time to time by a general meeting with a simple majority of the shareholders, or by the Airobotics Board, with a simple majority of the Airobotics Board members, provided that it shall not be less than five (5) members and not exceed twelve (12), including external directors. Only an individual and not a corporation can be appointed as a director of Airobotics. The directors shall be elected by a simple majority decision of the shareholders that shall be accepted at the annual meeting. Each director elected shall serve until the end of the next annual meeting, however, the shareholders at the annual meeting approving the applicable director’s appointment may approve a later date than the next annual meeting.

	Ondas Stockholder Rights	Airobotics Shareholders Rights
Structure of Board of Directions; Term of Directors; Election of Directors

Pursuant to the Ondas Bylaws the Board shall be elected for a term ending at the next following Annual Meeting of Stockholders and until their successors have been duly elected and qualified. The Ondas Articles provide that subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the holders of Common Stock, voting together as a single class, shall be entitled to elect all directors of Ondas.

Please see “Number and Qualification of Directors.”
Removal of Directors

Pursuant to the Ondas Articles, subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the holders of Common Stock, voting together as a single class, shall be entitled to remove and replace all directors of Ondas.

In accordance with the AOA, the general meeting may, at any time, dismiss a director, by a simple majority of the shareholders, and may decide at the same time to appoint another person (who is not a corporation) as a director of Airobotics in his place, with the exception of an external director for whom the provisions of the ICL shall apply. The director whose dismissal is on the agenda shall be given a reasonable opportunity to present his position before the general meeting.

Vacancies on the Board of Directors

The Ondas Bylaws provide that except as otherwise fixed by or pursuant to the Ondas Articles relating to the rights of the holders of any series of stock having a preference over common stock as to dividends or upon liquidation to elect additional directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board is present. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term and until such director’s successor shall have been duly elected and qualified. No decrease in the number of directors constituting the Board shall shorten the term of any director then in office.

In accordance with the AOA, the position of director shall be automatically vacated in any of the following cases: (a) if he has resigned or been dismissed from his position per sections 229 to 231 of the ICL; (b) if he was convicted of an offense per section 232 of the ICL; (c) at times of giving notice of imposition of enforcement measures, per section 232a of the ICL; (d) if the court ordered the expiration of his term per section 233 of the ICL; (e) If he has been declared bankrupt, and if he is a corporation — he has decided on his voluntary liquidation or a liquidation order has been issued for him; (f) at his death; (g) if he has become legally incompetent; (h) at the time of giving notice in accordance to section 227a or 245a of the ICL.

If a director position becomes vacant, the remaining directors shall be allowed to act on all matters, as long as their number is not less than the minimum number of directors stipulated in the AOA. If the number of directors is less than the minimum number as stated above, the Airobotics Board shall not be allowed to act except for the purpose of appointing new directors and/or for the purpose of convening a general meeting for the purpose of appointing additional directors. The directors may appoint immediately or at a future date an additional director or directors who shall serve until the next annual meeting, provided that the total number of Airobotics Board members does not exceed twelve (12) members.

	Ondas Stockholder Rights	Airobotics Shareholders Rights
Stockholder Action by Written Consent

Ondas Bylaws provide that any action required by statute to be taken at a meeting of the shareholders, or any action which may be taken at a meeting of the stockholders, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by stockholders representing a majority of shares entitled to vote with respect to the subject matter thereof and such consent shall have the same force and effect as a unanimous vote of the stockholders. The consent may be in more than one counterpart so long as each stockholder signs one of the counterparts. The signed consent, or a signed copy shall be placed in the minute book.

The ICL does not allow the shareholders of a public company to act by written consent instead of a meeting.
Quorum

Pursuant to the Ondas Bylaws, except as otherwise provided by Nevada law, the Ondas Articles or the Ondas Bylaws, at any meeting of the stockholders the holders of a majority of the shares of stock, issued and outstanding and entitled to vote, shall be present in person or represented by proxy in order to constitute a quorum for the transaction of any business. In the absence of a quorum, the holders of a majority of the shares present in person or represented by proxy and entitled to vote may adjourn the meeting from time to time in the manner described in the Ondas Bylaws.

In accordance with the AOA, no discussion shall commence at a general meeting unless a legal quorum is present within half an hour of the time set for its opening. Except for cases in which it is stipulated otherwise in the ICL or in the AOA, a legal quorum shall be formed when at least two (2) shareholders holding at least twenty-five percent (25%) of the voting rights in Airobotics are present, either by themselves or by their proxy.

Special Meeting of Stockholders

Ondas Bylaws provide that special meetings of stockholders for any purpose or purposes may be called by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders Ondas. No other person(s) may call a meeting of the stockholders.

In accordance with the AOA, whenever the Airobotics Board deems it appropriate, it may resolve to convene a special meeting of the shareholders, which shall be called via notice in a manner and at a time in accordance with the provisions of the AOA and the law. In addition, special meetings of the shareholders may be convened at the request of (i) two directors, (ii) a quarter of the directors in office at that time, (iii) at the request of one or more shareholders holding at least five percent (5%) of the issued capital and at least one percent (1%) of the voting rights in Airobotics, or (iv) a shareholder, one or more, who owns at least five percent (5%) of the voting rights in Airobotics. If the Airobotics Board called to convene a special meeting of the shareholders, it shall be convened within twenty-one (21) days

Ondas Stockholder Rights	Airobotics Shareholders Rights

from the day such resolution was submitted, for such date as determined in the notice of the special meeting, per section 62 of the AOA, provided that the date of the meeting shall be no later than thirty-five (35) days from the date of publication of the notice, unless section 108 to section 113 of the ICL apply, and all subject to the provisions of the law.

If the Airobotics Board has not called a special meeting in accordance with the above, the requester may, (and in the case of a request made by a shareholder, also a shareholder who has more than half of the shareholder’s voting rights) convene the meeting itself, provided that it is held no later than three months from the day such submitted request for a special meeting was submitted. Such meetings shall be convened, as much as possible, in the same manner as meetings are to be convened by the Airobotics Board. The agenda at a general meeting shall be determined by the Airobotics Board and shall include, amongst others, topics that warranted the convening of a special meeting, as well as any of the topics stated below; (i) one or more shareholders, who have at least one percent (1%) of the voting rights in the general meeting, may request the Airobotics Board to include an issue on the agenda of a general meeting that shall be convened in the future, provided that the issue is suitable to be discussed in a general meeting, subject to the provisions of the ICL; (ii) such a request shall be submitted to Airobotics in writing up to seven (7) days after the summoning of the general meeting to which regulation 2(a2) of the Israeli Companies Regulations (Written Voting and Statements of Position), 5765-2005, applies, and up to three (3) days after the summoning of the meeting otherwise, and shall be attached to it a draft of the resolution proposed by the shareholder, unless otherwise determined by law.

	Ondas Stockholder Rights	Airobotics Shareholders Rights
Notice of Stockholder Meetings

The Ondas Bylaws provide that written notice of each meeting of the stockholders, which shall state the time, date and place of the meeting and in the case of a special meeting, the purpose or purposes for which it is called, shall, unless otherwise provided by applicable law, the Ondas Articles or the Ondas Bylaws, be given not less than ten (10) nor more than sixty (60) days before the date of such meeting to each stockholder entitled to vote at such meeting, and, if mailed, it shall be deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of Ondas. Whenever notice is required to be given, a written waiver thereof signed by the person entitled thereto, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

The annual general meeting of the shareholders of Airobotics shall be held on a date determined by the Airobotics Board, once a year but not later than fifteen months from the date of the previous annual meeting. According to the ICL and the AOA, general meetings that are not annual general meetings (special general meetings) can be convened through the Airobotics Board at any time, as well as in accordance with the provisions of the ICL. Notice of convening a meeting shall be sent to shareholders in accordance with the requirements of the ICL and the Israeli Securities Law, 5728-1968 (the “Israel Securities Law”), including the regulations based on them. According to the Israeli Companies Regulations (Announcements of general meetings and class meetings in public companies and agenda), 5760-2000, in the event that the items on the agenda for the meeting include resolutions for which it is stipulated in the ICL that voting can be done by written ballot (for instance, appointment and dismissal of directors, approval of a merger or transactions with controlling shareholders), an announcement about the meeting shall be published at least 35 days before the meeting. Action can be taken only if was included in the agenda of the meeting, which was sent to the shareholders. For issues for which a written vote is not required, announcements for meetings shall be sent and published at least 21 days before the meeting, subject to the regulations aforementioned.

Notice Requirements for Stockholder Nominations and Other Proposals

Pursuant to the Ondas Bylaws, at any annual meeting of the stockholders of Ondas, only such business shall be conducted as shall have been brought before the meeting. To be properly brought before an annual meeting, such business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board; (ii) otherwise properly brought before the meeting by or at the direction of the Board; or (iii) otherwise properly brought before the meeting by any stockholder of Ondas who is a stockholder of record at the time of giving of the notice provided for in the Ondas Bylaws, who shall be entitled to vote at such meeting and who complies with the notice procedures set forth in the Ondas Bylaws. For business

Pursuant to the AOA, any notice of a general meeting must be published in at least two wide-reaching Israeli daily newspapers in Hebrew, in print or on the applicable newspaper’s website, in accordance with applicable law. Such notice must include the type of meeting and any other details required by applicable law, including applicable voting requirements in accordance with the ICL. Airobotics need not provide any additional notice, unless explicitly provided for in applicable law.

Ondas Stockholder Rights	Airobotics Shareholders Rights

to be properly brought before an annual meeting of the stockholders by a stockholder, the stockholder shall have given timely notice thereof in writing to the Secretary of Ondas. To be timely, a stockholder’s notice shall be delivered to or mailed and received by the Secretary at the principal executive officer of Ondas no later than the 90th day nor earlier than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days before or delayed by more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Such stockholder’s notice to the Secretary of Ondas shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and, in the event that such business includes a proposal to amend any document, including the Ondas Bylaws, the language of the proposed amendment, (b) the name and address, as they appear on Ondas’ books, of the stockholder proposing such business, (c) the class and number of shares of capital stock of Ondas which are beneficially owned by such stockholder and (d) any material interest of such stockholder in such business. Notwithstanding the foregoing provisions of the Ondas Bylaws, a stockholder shall also comply with all applicable requirements of the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder with respect to matters set forth in the Ondas Bylaws.

	Ondas Stockholder Rights	Airobotics Shareholders Rights
Amendment of Certificate of Incorporation

Pursuant to the Ondas Articles, Ondas reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in the Ondas Articles (including any Preferred Stock designation), and other provisions authorized by the laws of the State of Nevada at the time in force may be added or inserted, in the manner now or hereafter prescribed by the Ondas Articles and the NRS (together with any successor statutes the “NCL”); and, except as set forth in the Ondas Articles, all rights, preferences and privileges of whatever nature conferred upon stockholders, directors or any other persons by and pursuant to the Ondas Articles in its present form or as hereafter amended are granted subject to the foregoing right.

Not applicable.
Amendment of Bylaws

The Ondas Bylaws may be adopted, amended or repealed, and new bylaws made, by the Board, but the stockholders of Ondas may make additional bylaws and may alter and repeal any bylaws, whether adopted by them or otherwise, by affirmative vote of the holders of two-thirds of the outstanding shares of stock entitled to vote upon the election of directors.

In accordance with the AOA, Airobotics may change the AOA with a resolution passed by a simple majority in the general meeting.
Limitation of Director Liability

Pursuant to the Ondas Articles, a director or officer of Ondas shall have no personal liability to Ondas or its stockholders for damages for breach of fiduciary duty as a director or officer, except for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (b) the payment of dividends in violation of the applicable statutes of Nevada. If the NCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, the liability of a director or officer of Ondas shall be eliminated or limited to the fullest extent permitted by the NCL, as so amended from time to time. No repeal or modification of the Ondas Articles by the stockholders shall adversely affect any right or protection of a director or officer of Ondas existing by virtue of the Ondas Articles at the time of such repeal or modification.

In accordance with the AOA, and subject to the provisions of the ICL, Airobotics may exempt, in advance and/or in retrospect, a director or an officer of Airobotics (jointly, the/an “Airobotics Officer”) from his responsibility, in whole or in part, due to damage, or due to the violation of the duty of care towards it. Notwithstanding the foregoing, Airobotics is not entitled to exempt a director in advance from his liability towards it due to the violation of the duty of care in distribution, as defined in the ICL. The right to exemption as stated above shall also apply in relation to the exemption of Airobotics Officers in connection with his term on behalf of Airobotics or at its request as officer or director in another corporation in which Airobotics holds shares and/or other rights, directly or indirectly, and/or in which Airobotics has any interest.

	Ondas Stockholder Rights	Airobotics Shareholders Rights
Indemnification

NRS provide that (i) a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; (ii) a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation; and (iii) to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or

Subject to the provisions of any law, Airobotics may indemnify Airobotics Officers due to a liability or expense as detailed below, imposed on or incurred as a result of an action an Airobotics Officer took in virtue of being an officer in Airobotics: (a) a liability imposed on him for the benefit of another person according to a judgment, including a judgment given in a settlement or an arbitral judgment approved by a court and all due to an action he did in his capacity as an Airobotics Officer; (b) reasonable litigation expenses, including attorney’s fees, incurred by an Airobotics Officer due to an investigation or proceeding conducted against such Airobotics Officer by an authority authorized to conduct an investigation or proceeding, and which ended without an indictment being filed against such Airobotics Officer and without a financial liability being imposed on such Airobotics Officer as an alternative to criminal proceedings, as defined in the ICL, or ended without the filing of an indictment against such Airobotics Officer but with the imposition of financial liability as an alternative to criminal proceedings for an offense that does not require proof of criminal intent, or in connection with a financial sanction, all due to an action of such Airobotics Officer performed in the capacity of being an Airobotics Officer; in this section- “end of proceedings without the filing of an indictment in a matter in which a criminal investigation has been conducted” and — “Financial liability as an alternative to criminal proceedings” shall have the definition in section 260(a)(1a) of the ICL; (c) expenses, including reasonable litigation expenses, attorney’s fees incurred and/or to be incurred by an Airobotics Officer or charged by a court, in a proceeding brought against an Airobotics Officer by Airobotics or on its behalf or by another person, or in a criminal charge from which an Airobotics Officer is acquitted, or in a criminal charge in which he was convicted of an offense that does not require proof of criminal intent, all due to an action he took in virtue of being an Airobotics Office; (d) expenses, including reasonable litigation expenses and attorneys’ fees incurred by an Airobotics Officer, in connection with an administrative enforcement proceeding that was conducted in such Airobotics Officer’s case; (e) payment to the breached party per section 52[54](a)(1)(a) of the Israel Securities Law; (f) any other act or omission

Ondas Stockholder Rights	Airobotics Shareholders Rights

matter therein, the corporation must indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper

NRS provide that a corporation may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made (i) by the stockholders; (ii) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; (iv) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or (v) by court order.

NRS provide that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred for which an official can be indemnified by law (including, without detracting from the generality of the foregoing, indemnification in relation to the issues mentioned in Section 56h(b)(1) of the Israel Securities Law (while applicable), in Section 50[16](b)(2) to the Economic Competition Law, 1988-5578, and to Article 363C of the ICL, and any administrative procedure in which it is permitted by law to reimburse the costs of the procedure and to the extent that the law requires the addition of a condition permitting indemnification in the AOA, this condition shall be considered included in the AOA. The total amount of indemnity paid by Airobotics to all Airobotics Officers as well as to any employee to whom the Airobotics Board decides to grant a letter of indemnification, cumulatively, according to all the letters of indemnification issued and/or to be issued by Airobotics, shall not exceed, in the aggregate, the highest of: (1) an amount equal to a rate of 25% of Airobotics’ total equity according to Airobotics’ most recent consolidated financial statements, audited or reviewed, as the case may be, as they shall be at the time of the actual payment of the indemnity; (2) a sum equal to NIS 25 million, all in addition to any amounts that shall be received, if received, from any insurance providers of Airobotics as part of any insurance contract Airobotics is a party to. Airobotics shall be entitled to give an advance commitment to an Airobotics Officer for indemnification, subject to Airobotics’ ability to pay the Airobotics Officer in it in accordance with the provisions of any law (the “Commitment”).

The Commitment shall be for each of the following cases: (a) as detailed in subsection (a) above, provided that the Commitment shall be limited to events that, in the opinion of the Airobotics Board, are predictable to occur, in light of Airobotics’ activities at the time the Commitment and the amount is given, or, to a certain extent, that the Airobotics Board has determined are reasonable under the circumstances of the matter, and the Commitment shall include the events that, in the opinion of the Airobotics Board, are predictable to occur in light of Airobotics’ activities at the time of the Commitment, as well as the amount or the range of such amount, that the Airobotics Board determined to be reasonable under the circumstances of the matter; (b) events as detailed above.

	Ondas Stockholder Rights	Airobotics Shareholders Rights

by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses. Ondas also maintains a general liability insurance policy, which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

Airobotics may, subject to the provisions of the AOA, decide on the indemnification of an Airobotics Officer in retrospect, partially or fully as it may choose.
Preemptive Rights

Pursuant to the Ondas Articles, no stockholder of Ondas shall have a right to purchase shares of capital stock of Ondas sold or issued by Ondas except to the extent that such a right may from time to time be set forth in a written agreement between Ondas and a stockholder.

The AOA does not include conditions in connection with a shareholder’s special right to purchase Airobotics ordinary shares.
Distribution of Stockholders

Pursuant to the Ondas Bylaws, Ondas is to recognize the exclusive right of a person in whose name any share or shares stand on the record of stockholders as the owner of such share or shares for all purposes, including, without limitation, the rights to receive dividends or other distributions.

All ordinary shares shall have equal rights in all respects, and each ordinary share, for which all payment requirements have been paid in full, shall grant its holder the right to participate in the distribution of dividends, if and when they shall be distributed, either in cash or in bonus shares, in the distribution of assets or in any other distribution, in proportion to the amount the shares held by the holder, and a right to participate in the distribution of the surplus assets of Airobotics upon dissolution in proportion to the number of shares held by the holder.

Upon payment of dividends, the cogent legal provisions of permitted distribution as detailed in the ICL shall apply.

Subdivisions or Combinations

Pursuant to the Ondas Articles, Ondas elects not to be governed by the provisions of Section 78.411 through Section 78.444 of the NRS governing combinations with interested stockholders.

These provisions of Nevada law would prohibit a company from engaging in any “combination” with an interested stockholder for two years after the interested stockholder acquired the shares that cause him/her to become an interested shareholder, unless he had prior approval of the board of directors. The term “combination” is described in NRS 78.416 and includes, among other things, mergers, sales or purchases of assets, and issuances or reclassifications of securities.

	Ondas Stockholder Rights	Airobotics Shareholders Rights
Appraisal Rights

NRS 92A.380-390

Pursuant to Nevada law, shareholders have the right to dissent from certain corporate actions and obtain payment for their shares.

Unless the articles of incorporation of the corporation or the resolution of the board of directors approving the corporate action expressly provide otherwise, a shareholder does not have the right to dissent with respect to any plan of merger or exchange, if the shares held by the shareholder are part of a class of shares which are:

•   listed on a national securities exchange,

•   held of record by not less than 2,000 holders with a market value of at least $20,000,000 (excluding the value of shares held by the corporation’s subsidiaries, senior executives, directors, and beneficial stockholders owning more than 10 percent of the shares), or

•   issued by an open-end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and which may be redeemed at the option of the holder at net asset value.

Inspection of Books and Records

The Ondas Bylaws provide that any stockholder of record of Ondas, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose Ondas’ stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose shall mean any purpose reasonably related to such person’s interest as a stockholder.

The shareholders of Airobotics may inspect Airobotics’ books, in accordance with the provisions of the ICL.

	Ondas Stockholder Rights	Airobotics Shareholders Rights

In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to Ondas at its registered office in the State of Nevada or at its principal place of business.

Exclusive Forum

Pursuant to the Ondas Articles, unless Ondas consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County of the State of Nevada (the “Court”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of Ondas, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Ondas to Ondas or Ondas’ stockholders, (iii) any action asserting a claim against Ondas, any director or Ondas’ officers or employees arising pursuant to any provision of the NRS, Section 92A of the Nevada Revised Statutes or the Ondas Articles or Ondas Bylaws, or (iv) any action asserting a claim against Ondas, any director or Ondas’ officers or employees governed by the internal affairs doctrine, except, as to each of clauses (i) through (iv) above, for any claim as to which the Court determines that there is an indispensable party not subject to the jurisdiction of the Court (and the indispensable party does not consent to the personal jurisdiction of the Court within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court, or for which the Court does not have subject matter jurisdiction.

The AOA does not provide for an exclusive forum.
Repurchases or Redemptions of Shares	There are no rights of repurchase or redemption applicable to the Common Stock.	The AOA does not provide for repurchase or redemption rights.

	Ondas Stockholder Rights	Airobotics Shareholders Rights
Stock Transfer Restrictions Applicable to Stockholders

Pursuant to the Ondas Bylaws, transfers of shares of stock of Ondas shall be made on the stock records of Ondas only upon authorization by the registered holder thereof, or by his attorney hereunto authorized by power of attorney duly executed and filed with the Secretary or with a transfer agent or transfer clerk, and on surrender of the certificate or certificates for such shares properly endorsed or accompanied by a duly executed stock transfer power and the payment of all taxes thereon. Whenever any transfers of shares shall be made for collateral security and not absolutely, and both the transferor and transferee request Ondas to do so, such fact shall be stated in the entry of the transfer.

In accordance with the AOA, any transfer of shares registered in the shareholders’ registry in the name of a registered shareholder, including a transfer by the nominee-company or to it, shall be made in writing, provided that the share transfer document shall be signed by hand only by the transferor and by the transferee, themselves or by their representative, as well as by witnesses to their signature, and the transferor shall be considered as if he remained the owner of the share until the name of the transferee is registered as the owner of the transferred share in the shareholders’ registry. Subject to the provisions of the ICL, the transfer of shares shall not be registered unless a letter of transfer is delivered to Airobotics’ office, as detailed in the AOA (the “Airobotics Office”).

Each share transfer deed shall be submitted to the Airobotics Office for registration, together with the share certificate to be transferred, if such an issue is made, and all other proofs that the Airobotics Board may require. Transfer documents that are registered shall remain in the hands of Airobotics, however, any transfer documents that the Airobotics Board refuses to register shall be returned upon demand, together with the share certificate (if delivered). If the Airobotics Board refused to approve the transfer of shares, the Airobotics Board shall notify the transferor no later than thirty (30) days from the date of receipt of the letter of transfer.

APPRAISAL RIGHTS

Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction.

The ICL does not provide for any statutory appraisal rights for a merger pursuant to Section 314-327 of the ICL.

EXPERTS

The audited financial statements of Ondas Holdings Inc. as of December 31, 2021 and December 31, 2020 and for the years then ended incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated in reliance upon the report of Rosenberg Rich Baker Berman, P.A., independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

The audited financial statements of American Robotics, Inc. as of December 31, 2020 and December 31, 2019 and for the years then ended incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated in reliance upon the report of Turner, Stone & Company, L.L.P., independent public accounting firm, upon the authority of said firm as experts in accounting and auditing.

The financial statements of Airobotics as of December 31, 2021 and December 31, 2020 and for the years ended included in this prospectus have been so included in reliance on the report of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent accountants, upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of Ondas common stock to be issued in the Merger has been passed upon for Ondas by Snell & Wilmer L.L.P., Las Vegas, Nevada.

WHERE YOU CAN FIND MORE INFORMATION

Ondas files annual, quarterly and current reports, proxy and registration statements and other information with the SEC. The SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including Ondas, who file electronically with the SEC. The address of that site is www.sec.gov.

You may also consult Ondas’ website for more information concerning the Merger described in this prospectus. Ondas’ website is www.ondas.com. The information contained on the website of Ondas and the SEC (except for the filings described below) is expressly not incorporated by reference into this prospectus.

Ondas has filed with the SEC the Registration Statement to register the shares of Ondas common stock to be issued to Airobotics shareholders in connection with the Merger. The Registration Statement, including the attached exhibits and schedules, contains additional relevant information about Ondas common stock. The rules and regulations of the SEC allow Ondas to omit certain information included in the registration statement on Form S-4 from this prospectus.

The SEC allows Ondas to “incorporate by reference” information into this prospectus, which means that we can disclose important information about Ondas by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K:

•        The Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 22, 2022;

•        Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 11, 2022;

•        Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed with the SEC on August 9, 2022;

•        Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, filed with the SEC on November 14, 2022;

•        The Current Reports on Form 8-K filed with the SEC on May 27, 2021, August 9, 2021, January 26,  2022, January 31, 2022, March 8, 2022, March 21, 2022, March 22, 2022, April 6, 2022, April 27, 2022, May 10,  2022, June 14, 2022, June 23, 2022, August 8, 2022, September 23, 2022, October 26, 2022 (two Current Reports), October 28, 2022, October 31, 2022, and November 14, 2022 (two Current Reports); and

•        The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A, filed with the SEC on December 3, 2020, as updated by the description of capital stock contained in Exhibit 4.6 to the Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 22, 2022.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. In addition, all reports and other documents filed by us pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, as the case may be, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide, without charge, to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus but not delivered with the prospectus, including any exhibits to such documents that are specifically incorporated by reference in those documents.

Please make your request by writing or telephoning us at the following address or telephone number:

Ondas Holdings Inc.
411 Waverley Oaks Road
Suite 114
Waltham, MA 02452
(888) 350-9994

Airobotics does not have a class of securities registered under Section 12 of the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents and reports with the SEC.

You should rely only on the information contained or incorporated by reference in this prospectus. Ondas has not authorized anyone to give any information or make any representation about the Merger or Ondas that is different from, or in addition to, that contained in this prospectus or in any of the materials that Ondas has incorporated by reference into this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies. Neither Ondas’ distribution of this prospectus to Airobotics securityholders, nor the issuance by Ondas of Ondas common stock pursuant to the Merger, will create any implication to the contrary.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

AIROBOTICS LTD.

AIROBOTICS LTD.
Consolidated Statements of Financial Position

	As of June 30		As of December 31 2021
	2022	2021
	Unaudited		Audited
	U.S. dollars in thousands
Current assets
Cash and cash equivalents	2,849	4,556	6,686
Restricted cash	57	60	62
Accounts receivables	356	122	250
Inventory	1,126	—	1,210
Other accounts receivables	307	652	393
	4,695	5,390	8,601
Non-current assets
Long-term deposits	46	32	34
Right-of-use-assets	508	777	674
Property and equipment, net	2,772	5,557	3,142
Intangible assets, net	15	39	26
	3,341	6,405	3,876
Total assets	8,036	11,795	12,477

Current liabilities
Accounts payables	85	447	312
Lease liability	309	310	328
Government grants liability	78	196	134
Convertible loans	—	13,282	—
Loan from related party	1,043	—	—
Other Payables	1,281	1,722	1,517
	2,796	15,957	2,291
Non-current liabilities
Government grants liability	1,528	1,352	1,348
Long-term lease liabilities	223	545	452
SAFE liability	—	4,497	—
	1,751	6,394	1,800
Total liabilities	4,547	22,351	4,091

Equity
Ordinary share capital	52	153	51
Share premium and reserves	150,331	119,949	149,094
Foreign currency translation reserve	(2)	(3)	(2)
Accumulated deficit	(146,892)	(130,655)	(140,757)
Total equity (deficiency)	3,489	(10,556)	8,386
Total liabilities and equity	8,036	11,795	12,477

The attached Notes constitute an integral part of the interim consolidated financial statements.

September 22, 2022	Ron Stern	Meir Kliner	Yishay Curelaru
Financial statements approval date	Chairman	CEO and Director	CFO & COO

AIROBOTICS LTD.
Consolidated Statements of Comprehensive Income

	For the six months ended June 30		For the year ended on December 31 2021
	2022	2021
	Unaudited		Audited
	U.S. dollars in thousands
Revenues (see Note 3)	544	1,646	3,287
Cost of revenues	1,299	2,225	3,661
Gross loss	755	579	374
Research and development expenses	2,103	4,255	7,702
Sales and marketing expenses	1,104	799	3,219
General and administrative expenses	1,646	2,787	6,033
Other expenses (income), net	287	(880)	146
Operating loss	5,895	7,540	17,474
Financing expenses	330	1,141	1,383
Financing income	90	14	88
Loss for the period	6,135	8,667	18,769

Other comprehensive loss

Other comprehensive loss that may be reclassified to profit or loss in subsequent periods (net of tax):
Loss from exchange differences on translation of foreign operations	—	3	2
Loss from disposal of foreign operation	—	466	466
Total other comprehensive loss, net of tax	—	469	468
Total comprehensive loss	6,135	9,136	19,237

The attached Notes constitute an integral part of the interim consolidated financial statements.

AIROBOTICS LTD.
Consolidated Statements of Changes in Equity (Equity Deficit)

	Ordinary share capital	Share premium and reserves	Foreign currency translation reserve	Accumulated deficit	Total
	Unaudited
	U.S. dollars in thousands
Balance as of January 1, 2022	51	149,094	(2)	(140,757)	8,386
Loss for the period	—	—	—	(6,135)	(6,135)
Capital contribution from related party(*)	—	78	—	—	78
Exercise of options by employees	1	15	—	—	16
Share-based payments	—	1,144	—	—	1,144
Balance as of June 30, 2022	52	150,331	(2)	(146,892)	3,489

____________

(*)      See Note 4 (d).

	Ordinary share capital	Share premium and reserves	Foreign currency translation reserve	Accumulated deficit	Total
	Unaudited
	U.S. dollars in thousands
Balance as of January 1, 2021	153	116,323	466	(121,988)	(5,046)
Loss for the period	—	—	—	(8,667)	(8,667)
Other comprehensive loss	—	—	(469)	—	(469)
Equity component in a convertible loan	—	183	—	—	183
Exercise of options by employees	—	3	—	—	3
Share-based payments	—	3,440	—	—	3,440
Balance as of June 30, 2021	153	119,949	(3)	(130,655)	(10,556)

The attached Notes constitute an integral part of the interim consolidated financial statements.

AIROBOTICS LTD.
Consolidated Statements of Changes in Equity (Equity Deficit) — (Continued)

	Ordinary share capital	Share premium and reserves	Foreign currency translation reserve	Accumulated deficit	Total
	U.S. dollars in thousands
Balance as of January 1, 2021	153	116,323	466	(121,988)	(5,046)
Loss for the period	—	—	—	(18,769)	(18,769)
Other comprehensive loss	—	—	(468)	—	(468)
Exercise of options	1	34	—	—	35
Equity component in a convertible loan	—	217	—	—	217
Share-based payments	—	7,185	—	—	7,185
Conversion of convertible loan	775	14,123	—	—	14,898
Shareholders’ contribution to equity	—	3,436	—	—	3,436
Reduction of share par value	(896)	896	—	—	—
Conversion of SAFE liability	8	4,464	—	—	4,472
Issuance of share capital, net of issuance costs	9	5,847	—	—	5,856
Issue costs related to conversion of convertible loan	—	(3,436)	—	—	(3,436)
Exercise of options	1	5	—	—	6
Balance as of December 31, 2021	51	149,094	(2)	(140,757)	8,386

The attached Notes constitute an integral part of the interim consolidated financial statements.

AIROBOTICS LTD.
Consolidated Statements of Cash Flow

	For the six months ended June 30		For the year ended on December 31 2021
	2022	2021
	Unaudited		Audited
	U.S. dollars in thousands
Operating activities
Loss	(6,135)	(8,667)	(18,769)

Adjustments to reconcile loss to net cash flows from operating activities
Depreciation and impairment of property and equipment and right-of-use assets	729	435	1,861
Amortization and impairment of intangible assets	11	18	32
(Gain) or loss on disposal or sale of property and equipment	26	(355)	(292)
Impairment of inventory	84	—	—
Share-based payments	1,144	3,440	7,185
Financing expenses, net	135	1,109	1,361
Revaluation of government grants	(37)	(144)	(203)
Loan forgiveness guaranteed by the US government	—	(166)	(166)
Income from disposal of foreign operation	—	(466)	(466)
Remeasurement of options	—	—	38
	2,092	3,871	9,350
Changes in items of assets and liabilities:
Decrease (increase) in accounts receivable	(106)	6	(122)
Decrease (increase) in other accounts receivable	29	(373)	(108)
Increase (decrease) in accounts payable	(227)	193	92
Increase (decrease) in other payables	(188)	297	114
	(492)	123	(24)
Net cash used in operating activities	(4,535)	(4,673)	(9,443)

Investing activities
Change in restricted cash, net	—	(11)	(14)
Investments in deposits	(6)	(2)	(4)
Proceeds from sale of property and equipment	7	983	997
Purchase of property and equipment	(235)	(334)	(518)
Net cash provided by (used in) investing activities	(234)	636	461

Financing activities
Repayment of loans received	—	(833)	(833)
Proceeds from exercise of options, net	12	3	4
Payment of interest for loans and leases	(24)	(38)	(66)
Payment of lease liability	(162)	(155)	(319)
Loan from related party(*)	1,100	—	—
Proceeds from issuance of share capital, net	—	—	5,856
Proceeds from government grants	64	335	416
Payment of government grant royalties	(57)	(12)	(69)
Proceeds from convertible loan	—	4,063	5,446
Proceeds from SAFE	—	4,455	4,455
Cash provided by financing activities	933	7,818	14,890
Exchange rate differences of cash balances and cash equivalents	(1)	(5)	(2)
Net Increase (decrease) in cash and cash equivalents during the year	(3,837)	3,776	5,906
Cash and cash equivalent at the beginning of the period	6,686	780	780
Cash and cash equivalent balance at the end of the period	2,849	4,556	6,686

AIROBOTICS LTD.
Consolidated Statements of Cash Flow — (Continued)

		For the six months ended June 30		For the year ended on December 31 2021
		2022	2021
		Unaudited		Audited
		USD thousands
(a)	Significant non-cash transactions:
	Purchase of property and equipment on credit	14	34	—
	Right-of-use asset recognized with corresponding lease liability	(10)	28	64
	Non-cash share issuance	3	—	6
	Conversion of convertible loan, SAFE & Warrant liability	—	—	19,402

The attached Notes constitute an integral part of the interim consolidated financial statements.

____________

(*)      See Note 4(d).

AIROBOTICS LTD.
Notes to the Interim Consolidated Financial Statements

NOTE 1: General

a.      Airobotics Ltd. (“Company”) was incorporated in Israel on August 5, 2014 and began operations on that date.

b.      The Company collects, analyses, and provides access to information automatically using a UAV (“unmanned aerial vehicle”–multi-motor drone). The Company has developed systems that include data collection and data processing for valuable insights for customers, in an automated process, which does not require human contact and without human intervention, and provides its customers with end-to-end service, which enables the extraction of value from data collected from the airspace using an automated UAV, automatically, quickly, safely, and efficiently.

As of December 31, 2021, considering the expansion of the Company’s operations in the United Arab Emirates, the Company intend to sell the UAV equipment itself (a system that includes the docking station, 2 Drones and Mast), in addition to its service package as described above.

c.      On September 22, 2021, the Company completed its initial public offering (IPO) on the Tel Aviv Stock Exchange Ltd. (“TASE”).

d.      As of June 30, 2022 the Company has wholly-owned subsidiaries in the United States, Singapore and Dubai.

The Company’s subsidiary Airobotics Inc. was incorporated in the United States in 2016 and began operations during 2018. The subsidiary operates in sales, marketing and support of the Company’s products in the United States.

The subsidiary Airobotics PTE was incorporated in Singapore during the second quarter of 2019. As of the reporting date, the subsidiary has no sales and marketing activities.

The subsidiary Airobotics Gulf DMCC was incorporated in Dubai on March 8, 2022. The subsidiary will concentrate sales and marketing activities in the United Arab Emirates and the Persian Gulf countries.

e.      These financial statements were prepared in a condensed form as of June 30, 2022 and for the six-month period that ended on that date (hereinafter: Interim Consolidated Financial Statements). These statements should be reviewed in connection with the Company’s annual financial statements as of December 31, 2021 and for the year that ended on that date and the notes accompanying them (hereinafter: the Annual Consolidated Financial Statements).

f.       The Company has significant losses since its establishment. During the years the Company has financed its operations mainly through equity, convertible loans from shareholders; bank loans, and grants from the Israel Innovation Authority. The Company has negative cash flow from operating activities of $4,535 thousand, and a comprehensive loss of $6,135 thousand for the six-month period that ended on June 30, 2022, and an accumulated deficit of $146,892 thousand as of June 30, 2022. The Company has not yet signed a new contract with a material customer for 2022, a contract that the Company expected to be a significant part of its future growth. In addition, as of the reporting date, there are no signed orders from customers. The shareholder’s obligation to the Company, as noted in note 1 e (4) below depends on the agreement between the parties and as stated has not been fully realized through the date of approval of the financial statements.

The Company will be required to obtain additional financing in the short term in order to support its operation. The Company’s ability to successfully carry out its business plan is primarily dependent upon the continued financial support from its shareholders and its ability to raise sufficient additional capital. There are no assurances, however, that the Company will be successful in obtaining an adequate level of financing needed to support its operations.

AIROBOTICS LTD.
Notes to the Interim Consolidated Financial Statements

NOTE 1: General (cont.)

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of assets or liabilities that might be necessary should the Company be unable to continue as a going concern.

The management’s plans include, among other things, the following:

1.      On August 4, 2022, the Company entered into a binding merger agreement with Ondas, which is a public company traded on Nasdaq, for further information See also Note 5 (a).

2.      Efficiency and improving profitability — during 2020 and 2021, the Company’s workforce was reduced. As a result, the salary expenses was reduced along with other operating expenses. in order to improve profitability and significantly reduce the operating loss. The Company will consider further reductions in the future, as necessary, if the Company’s plan in connection with the acquisition of the Company by the third party does not succeed, in a manner that does not harm the Company’s current activities and the Company’s ability to provide service to its customers.

3.      Raising additional capital and debt — the Company will act to raise funds from additional sources in the form of capital and/or debt from existing and new shareholders and/or act to receive financing from external sources as needed.

4.      On February 10, 2022, the Company received from a related party a letter of obligation to support the Company as needed, without limit of amount, for a period of at least 24 months from the date of the letter, through capital investment under terms to be agreed between the Company and the related party and pursuant to a board of directors’ resolution to be made. The Company and its legal counsels believe that the letter of obligation is considered a legal agreement that is binding on the related party to invest funds if the Company needs those funds as needed. Also, according to the Company, the related party has the sources of funding to meet the obligation. In addition, in May 2022, the Company received a loan from the related party, as stated in Note 4 (c).

5.      The Company will work to expand its activities in new markets.

6.      In September 20, 2022, the Company entered into a loan agreement according to which Ondas shall provide the Company with credit of up to $1.5 million (see note 5 (c)).

NOTE 2: Summary of Significant Accounting Policies

a.      Basis for preparing the interim consolidated financial statements:

The interim consolidated financial statements have been prepared in accordance with IAS 34, “Interim Financial Reporting”.

The significant accounting policies applied in the preparation of the interim consolidated financial statements are consistent with those followed in the preparation of the annual consolidated financial statements, except as described below:

b.      Initial adoption of amendments to existing financial reporting and accounting standards:

1.      Amendment to IAS 16, “Property and equipment”:

In May 2020, the IASB issued an amendment to IAS 16, “Property and equipment” (“the Amendment”). The Amendment prohibits a company from deducting from the cost of property and equipment (“PP&E”) consideration received from the sales of items produced while the company is preparing the asset for its intended use. Instead, the company should recognize such consideration and related costs in profit or loss.

AIROBOTICS LTD.
Notes to the Interim Consolidated Financial Statements

NOTE 2: Summary of Significant Accounting Policies (cont.)

The Amendment is effective for annual reporting periods beginning on or after January 1, 2022.

The application of the Amendment did not have a material impact on the Company’s interim financial statements.

2.      Amendments to IFRS 3, “Business Combinations”:

In May 2020, the IASB issued Amendments to IFRS 3, “Business Combinations — Reference to the Conceptual Framework”, which are intended to replace a reference to the Framework for the Preparation and Presentation of Financial Statements with a reference to the Conceptual Framework for Financial Reporting, that was issued in March 2018, without significantly changing its requirements.

The IASB added an exception to the recognition principle of IFRS 3 to avoid the issue of potential ‘day 2’ gains or losses arising for liabilities and contingent liabilities that would be within the scope of IAS 37 Provisions, Contingent Liabilities and Contingent Assets or IFRIC 21 Levies, if incurred separately.

The exception requires entities to apply the criteria in IAS 37 or IFRIC 21, respectively, instead of the Conceptual Framework, to determine at the acquisition date whether as a result of a past event, a present obligation exists or whether the event that creates an obligation to pay the levy occurred by the acquisition date.

The Amendments also clarify that contingent assets do not qualify for recognition at the acquisition date.

The Amendments are applied prospectively for annual reporting periods beginning on or after January 1, 2022.

The application of the Amendments did not have a material impact on the Company’s interim financial statements.

3.      Annual improvements to IFRSs 2018-2020:

In May 2020, the IASB issued certain amendments in the context of the Annual Improvements to IFRSs 2018-2020 Cycle. The main amendment is to IFRS 9, “Financial Instruments” (“the Amendment”). The Amendment clarifies which fees a company should include in the “10% test” described in paragraph B3.3.6 of IFRS 9 when assessing whether the terms of a debt instrument that has been modified or exchanged are substantially different from the terms of the original debt instrument.

According to the Amendment, fees paid net of any fees received that are included in the cash flows are only those fees paid or received between the borrower and the lender, including fees paid or received by either the borrower or lender on the other’s behalf.

The Amendment is effective for annual periods beginning on or after January 1, 2022. The Amendment is applied to financial liabilities that are modified or exchanged on or after the beginning of the annual reporting period in which the entity first applies the Amendment, that is from January 1, 2022.

AIROBOTICS LTD.
Notes to the Interim Consolidated Financial Statements

NOTE 3: Revenue from services

The company has service agreements for collecting information and making it accessible, according to customer requirements.
	For the six months ended on June 30		For the year ended on December 31 2021
	2022	2021
	Unaudited		Audited
	USD thousands
Revenue by geographical markets:
Singapore	149	1,495	2,841
Israel	275	151	326
United Arab Emirates	120	—	120
	544	1,646	3,287

Breakdown of revenues by customers:
Monitoring and policing authorities (“Smart City”)	269	1,495	2,961
Industry	275	151	326
	544	1,646	3,287

NOTE 4: Material Events during the Reporting Period

a.      On May 10, 2022, the Company received a letter from a government body in the United Arab Emirates informing the Company of its intention to purchase two of the Company’s systems during the current year, and that $2 million was allocated for the purchase. As stated in the letter, the parties will remain in contact until the procedures required by the governmental body in the United Arab Emirates to carry out the purchase are completed. It is noted that as of the approval date of the report, the order had not yet been placed.

b.      Share-based compensation:

1.      In February 2022, the Company granted Mr. Moshe Maor, an independent director of the Company, 66,340 options to purchase 66,340 ordinary shares of NIS 0.01 par value each of the Company, in accordance with the Company’s Israeli options plan. Each of the options will be exercisable to a Company share, subject to its vesting, during the exercise period in exchange for an exercise price, not linked, of NIS 7.07 per share for four years from the commencement date of the vesting period. The options will vest over three years. The valuation of the option price was based on the market value of the Company using the Black and Scholes model as of the grant date. The fair value of all the options granted, as of the grant date, is NIS 104,389.

2.      In June 2022, the Company granted an employee of the Company 30,000 options to purchase ordinary shares of NIS 0.01 par value shares of the Company, in accordance with the Company’s Israeli options plan. Each of the options will be exercisable to a Company share, subject to its vesting, during the exercise period in exchange for an exercise price, not linked, of NIS 0.28 per share for ten years from the grant date of the options, or termination of the contract between the Company and the employee, the earlier of which. All the options vested in one tranche on June 16, 2022. The valuation of the option price was based on the market value of the Company using the Black and Scholes model as of the grant date. The fair value of all the options granted, as of the grant date, is NIS 64,889.

AIROBOTICS LTD.
Notes to the Interim Consolidated Financial Statements

NOTE 4: Material Events during the Reporting Period (cont.)

c.      Related party disclosers:

On May 19, 2022, the Company entered into a loan agreement (the “Agreement”) with the OurCrowd Group, an related party in the Company (the “Lender”), according to which the Lender will provide the Company, upon signing the agreement, with a loan of USD 1.1 million dollars (the “Loan Principal”), at an annual interest of 6% (the “Interest”). The principal will be repaid in one lump sum on May 19, 2027 or within 30 business days from the date on which the Company will raise capital, either in one round or in several rounds, totaling together USD 2 million dollars or more (“Round”), whichever comes first (“Maturity Date”). The interest will be paid annually on December 31 of each calendar year for the past year or part of it, as the case may be, or on the Maturity Date as defined above, or on an early maturity date, as stated below. It is clarified that the loan and/or any other loan taken by the Company will not be counted for the purpose of calculating the cumulative total capital raised.

The Company may repay the loan (Principal and Interest) early, in whole or in part, at any time and for any reason, with advance notice in writing to the Lender 7 days prior to the early repayment, at its sole discretion, and without an early repayment fee. The repayment of the loan will not be secured by a lien, or any other collateral and the loan is not convertible to equity.

The Company undertook that starting from the date of signing the Agreement, and as long as the loan Principal and the accrued Interest have not been repaid in full, the Company will not take a loan and/or any other financing with a higher priority than the loan from any party other than the Lender, without the prior consent in writing of the Lender. It is clarified that the Company may take a loan and/or any other financing from any other party at any time and without the Lender’s approval, if the loan and/or other financing will be used, among other things, to repay the Loan in full.

If the Company does not make any payment to the Lender under the Agreement, the Company must pay the Lender immediately upon its first demand, for the amount in arrears, interest on arrears for the period in arrears at a rate of 5% per year plus VAT (in addition to the Interest, as defined above), without prejudice to the right of the Lender to other remedies.

As this is a loan on favorable terms from a shareholder of the Company, the beneficial component was classified as a capital contribution from related party. The discount rate was calculated using the WACC (weighted average cost of capital) model. The WACC is the weighted rate of return required by the holders of capital and debt. The WACC was valued at about 19.27%.

The rate of return on equity was calculated using the CAPM (capital asset pricing model) model. According to this model, the rate of return on equity is derived from risk-free interest plus a market risk premium multiplied by the Company’s systematic risk level in relation to the standard deviation of the market portfolio. The average duration was calculated for the owner’s loan at the measurement date, according to the projected duration of the loan (December 31, 2022), in accordance with the binding merger agreement with Ondas.

The total fair value of the loan at the measurement date was USD 1,022,258. The remaining amount of the loan, USD 77,742, was classified as a capital contribution from related party.

NOTE 5: Material Events after the Reporting Period

a.      On July 5, 2022, the Company entered into a Memorandum of Understanding with Ondas Holdings Inc. (“Ondas”), a Nevada corporation publicly traded on the Nasdaq and which develops and supplies private wireless networks, as well as providing automatic data solutions using drones, for the acquisition of the Company by Ondas through a reverse triangular merger wherein a wholly owned Israeli subsidiary of Ondas (“Talos”), to be incorporated for such purpose, would merge into and be absorbed by the Company and, as a result, Ondas would become the sole shareholder of the Company (the “Merger”).

AIROBOTICS LTD.
Notes to the Interim Consolidated Financial Statements

NOTE 5: Material Events after the Reporting Period (cont.)

On August 4, 2022, the Company entered into a Merger Agreement with Ondas and Talos for the purpose of defining the terms and conditions of the Merger. According to the Merger Agreement, each holder of an Ordinary Share of the Company, par value of NIS 0.01 each, immediately prior to the date of the Merger, would receive, in exchange for such share, 0.16806 shares of Ondas, par value of US$ 0.0001 each. This compensation was considered by the Company’s Audit Committee prior to approval.

As a result of the Merger: (i) the Company will continue to exist and will become an Israeli private subsidiary company wholly owned by Ondas; (ii) the shares of the Company will be delisted from the Tel Aviv Stock Exchange (“TASE”) and it will cease to be considered a “reporting company”; (iii) the securities of the Company will be exchanged for shares of Ondas; and (iv) Talos will merge into the Company and be dissolved without liquidation and shall be removed from the Israeli Registrar of Companies’ registry.

As of August 4, 2022, the compensation reflected a price per share of US$ 0.89 (approximately NIS 3.00), which was calculated based on the representative USD:ILS exchange rate and the known closing price of Ondas’ shares on the last day prior to August 4, 2022. It represented an approximately forty-eight percent (48%) premium on the average share price weighted with the trading cycles of the Company on the TASE in the thirty days prior to August 4, 2022 and an approximately seventy-one percent (71%) premium on the known closing price of the Company’s shares on the TASE on August 4, 2022.

Following the date of the Agreement, Ondas will grant the company up to $1.5 million credit amount for the financing of the ongoing activities of the Company (see note c below).

The closing of the Merger shall take place on a date to be set by the parties but no later than two business days following the completion or waiver of all the required terms of the Merger Agreement.

The Merger Agreement included obligations and restrictions on all parties for the period between August 4, 2022 and the closing of the Merger (or a terminate date), including, amongst others, the repayment of the US$ 1,100,000 loan owed to OurCrowd by the Company (the “OurCrowd Loan”) immediately following the closing of the Merger if the Company chooses not to pay off the OurCrowd Loan prior to the closing of the Merger.

The Merger Agreement included certain circumstances in which, if they occur, the Company will be required to pay Ondas a termination fee of US$ 800,000 (the “Termination Fee”), in addition to payment for expenses of up to US$ 1,000,000 (the “Termination Cap”), provided that the Company is not required to pay more than the Termination Cap in the aggregate, including the Termination Fee.

b.      On August 4, 2022, the Company received letters of waiver from three company officers, Meir Kliner, CEO and Director; Yishay Curelaru, CFO and COO; and Eitan Rotberg, VP of Product and Sales. In the letters, the officers waive the salary update for the Company’s officers following the initial public offering and any rights by virtue thereof as set forth in the waivers. It is clarified that due to a voluntary salary reduction from the month of October 2021, the actual salary update does not actually apply to the CFO and COO and to the VP of Product and Sales, and regarding the Company’s CEO, a partial update was affected.

c.      In September 20, 2022, the company entered into a Credit and Guaranty Agreement according to which Ondas shall provide the Company with credit of up to USD 1.5 million, which shall be utilized for the purpose of financing the Company’s ongoing activities, subject to customary conditions, including the delivery of documents and standard approvals to the Lender.

The conditions of the loan are as followed:

The Credit amount will be available to the company starting October 3, 2022.

AIROBOTICS LTD.
Notes to the Interim Consolidated Financial Statements

NOTE 5: Material Events after the Reporting Period (cont.)

Date of Repayment will be the earliest of: (a) February 1, 2023; or (b) Date of termination of the Merger Agreement due to a breach of its terms by the Company.

The Company has the right to early repayment, partial or in full (with no additional fee).

Interest rate of the loan will be a fixed interest at a rate of 6% on the principal drawn down.

An additional 2% of interest will be added in the event of a breach. The Loan’s principal and accrued interest shall be repaid in one payment on the due date.

Guarantees and collateral: (1) A first-degree floating charge in favor of the Lender, on all of the Company’s assets, rights, and property, of any kind and type, both existing and future (including, but not limited to, intellectual property), with the exception of all of the assets, rights, and property that were excluded in the Agreement. (2) A first-degree fixed charge on the Company’s intellectual property, equipment, and other fixed assets, with the exception of the equipment and assets that were excluded in the Agreement. (3) AIROBOTICS INC, an American subsidiary (100%) of the Company, shall guarantee the payment of the Company’s obligations and shall grant a charge in favor of the Lender on all of its existing and future assets, rights, and property.

REPORT OF INDEPENDENT AUDITORS

To the Shareholders and Board of Directors of
AIROBOTICS LTD

Opinion

We have audited the consolidated financial statements of Airobotics LTD (the “company”), which comprise the consolidated financial position as of December 31, 2021 and 2020, and the related consolidated statements of comprehensive income, changes in equity (deficiency) and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1e to the financial statements, the Company has suffered recurring losses from operations, has negative cash flows from operations and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1e. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with International Financial Reporting Standards (IFRS), and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•        Exercise professional judgment and maintain professional scepticism throughout the audit.

•        Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•        Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•        Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•        Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ KOST FORER GABBAY & KASIERER
A Member of Ernst & Young Global

Tel-Aviv, Israel

September 22, 2022

AIROBOTICS LTD.
Consolidated Statements of Financial Position

		As of December 31,
	Note	2021	2020
		U.S. dollars in thousands
Current assets
Cash and cash equivalents	5	6,686	780
Restricted cash	14B	62	49
Accounts receivables	6	250	128
Inventory	7	1,210	—
Other accounts receivables	8	393	280
		8,601	1,237

Non-current assets
Long-term deposits		34	—
Right-of-use-assets	9	674	892
Property and equipment, net	10	3,142	6,111
Intangible assets, net	2J	26	52
		3,876	7,055

Total assets		12,477	8,292

Current liabilities
Current maturities of long-term bank loans	13	—	999
Accounts payables		312	220
Lease liability	9	328	271
Government grants liability	14	134	143
Other payables	11	1,517	1,409
		2,291	3,042

Noncurrent liabilities
Government grants liability	14	1,348	1,032
Long-term lease liabilities	9	452	697
Convertible loans	14	—	8,567
		1,800	10,296
Total liabilities		4,091	13,338

Equity
Ordinary share capital		51	153
Share premium and reserves		149,094	116,323
Foreign currency translation reserve		(2)	466
Accumulated deficit		(140,757)	(121,988)
Total equity (deficiency)		8,386	(5,046)

Total liabilities and equity		12,477	8,292

The attached Notes constitute an integral part of the consolidated financial statements.

September 22, 2022	Ron Stern	Meir Kliner	Yishay Curelaru
Financial statements approval date	Chairman	CEO and Director	CFO & COO

AIROBOTICS LTD.
Consolidated Statements of Comprehensive Income

		Year Ended December 31,
	Note	2021	2020
		U.S. dollars in thousands
Revenues	15	3,287	1,609
Cost of revenues	16	3,661	3,477

Gross loss		374	1,868

Research and development expenses	19	7,702	6,387

Sales and marketing expenses	17	3,219	847

General and administrative expenses	18	6,033	2,671

Other expenses (income), net	20	146	(81)

Operating loss		17,474	11,692

Financing expenses	21	1,383	2,693
Financing income	21	88	77

Loss for the period		18,769	14,308

Other comprehensive loss

Other comprehensive loss that may be reclassified to profit or loss in subsequent periods (net of tax):

Exchange differences on translation of foreign operation		2	91
Loss from disposal of foreign operation		466	—
Total other comprehensive loss, net of tax		468	91

Total comprehensive loss		19,237	14,399

The attached Notes constitute an integral part of the consolidated financial statements.

AIROBOTICS LTD.
Consolidated Statements of Changes in Equity (Equity Deficit)

	Ordinary Share capital	Share premium and reserves	Foreign currency translation reserve	Accumulated deficit	Total
	U.S. dollars in thousands
Balance as of January 1, 2020	153	113,147	557	(107,680)	6,177

Loss for the period	—	—	—	(14,308)	(14,308)
Other comprehensive loss	—	—	(91)	—	(91)
Equity component in a convertible loan	—	2,489	—	—	2,489
Share-based payments	—	687	—	—	687

Balance as of December 31, 2020	153	116,323	466	(121,988)	(5,046)

Loss for the period	—	—	—	(18,769)	(18,769)
Other comprehensive loss	—	—	(468)	—	(468)
Exercise of options	2	39	—	—	41
Equity component in a convertible loan(**)	—	217	—	—	217
Share-based payments(*)	—	7,185	—	—	7,185
Conversion of convertible loan(**)	775	14,123	—	—	14,898
Shareholders contribution to equity(**)	—	3,436	—	—	3,436
Reduction of share par value(*)	(896)	896	—	—	—
Conversion of SAFE liability(**)	8	4,464	—	—	4,472
Issuance of share capital, net of issuance costs(*)	9	5,847	—	—	5,856
Issue costs related to conversion of convertible loan(**)	—	(3,436)	—	—	(3,436)

Balance as of December 31, 2021	51	149,094	(2)	(140,757)	8,386

____________

(*)      See note 12.

(**)    See note 13.

The attached Notes constitute an integral part of the consolidated financial statements.

AIROBOTICS LTD.
Consolidated Statements of Cash Flows

	Year Ended December 31,
	2021	2020
	U.S. dollars in thousands
Operating activities

Loss	(18,769)	(14,308)

Adjustments to reconcile loss to net cash flows from operating activities
Depreciation and impairment of property and equipment and right-of-use assets	1,861	1,055
Amortization and impairment of intangible assets	32	71
(Gain) or loss on disposal or sale of Property and equipment	(292)	(89)
Share-based payments	7,185	687
Financing expenses, net	1,361	2,732
Revaluation of a government grants	(203)	(247)
Loan forgiveness guaranteed by the US government	(166)	—
Income from disposal of foreign operation	(466)	—
Loss from early termination of leases	—	96
Remeasurement of options	38	—
	9,350	4,305
Changes in items of assets and liabilities:
Decrease (increase) in accounts receivable	(122)	438
Decrease (increase) in other accounts receivable	(108)	794
Increase (decrease) in accounts payable	92	(79)
Increase in other payables	114	28
	(24)	1,181
Net cash used in operating activities	(9,443)	(8,822)

Investing activities
Change in restricted cash, net	(14)	94
Investments in deposits	(4)	—
Proceeds from sale of Property and equipment	997	2
Purchase of Property and equipment	(518)	(1,063)

Net cash provided by (used in) Investing activities	461	(967)

Financing activities
Repayment of loans received	(833)	(816)
Proceeds from exercise of options, net	4	—
Payment of interest for loans and leases	(66)	(170)
Payment of lease liability	(319)	(485)
Receipt of a guaranteed loan from the US government	—	166
Proceeds from issuance of share capital, net	5,856	—
Proceeds from government grants	416	517
Payment of government grant royalties	(69)	(70)
Proceeds from convertible loan(*)	5,446	8,004
Proceeds from SAFE	4,455	—

Cash provided by financing activities	14,890	7,146
Exchange rate differences of cash balances and cash equivalents	(2)	(114)

AIROBOTICS LTD.
Consolidated Statements of Cash Flows — (Continued)

	Year Ended December 31,
	2021	2020
	U.S. dollars in thousands
Net Increase (decrease) in cash and cash equivalents during the year	5,906	(2,757)

Cash and cash equivalents at the beginning of the year	780	3,537
Cash and cash equivalents at the end of the year	6,686	780

(a) Significant non-cash transactions:

Right-of-use asset recognized with corresponding lease liability	64	740
Non-cash share issuance	6	—
Change of use of Property and equipment to inventory	1,210	—
Conversion of convertible loan, SAFE liability & Warrants	19,402	—

____________

(*)      See note 13

The attached Notes constitute an integral part of the consolidated financial statements.

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 1 — General:

a.      Airobotics Ltd. (“Company”) was incorporated in Israel on August 5, 2014 and began operations on that date.

b.      The Company collects, analyses, and provides access to information automatically using a UAV (“unmanned aerial vehicle”–multi-motor drone). The Company has developed systems that include data collection and data processing for valuable insights for customers, in an automated process, which does not require human contact and without human intervention, and provides its customers with end-to-end service, which enables the extraction of value from data collected from the airspace using an automated UAV, automatically, quickly, safely, and efficiently.

As of December 31, 2021, considering the expansion of the Company’s operations in the United Arab Emirates, the Company intend to sell the UAV equipment itself (a system that includes the docking station, 2 Drones and Mast), in addition to its service package as described above.

c.      On September 22, 2021 the Company completed its initial public offering (IPO) on the Tel Aviv Stock Exchange (“TASE”). For further information, see Note 12.

d.      As of December 31, 2021, the Company has Wholly Owned Subsidiaries in the United States, Singapore, and Dubai.

The Company’s subsidiary, Airobotics Inc., was incorporated in the United States in 2016 and began operations in 2018. The subsidiary, Airobotics PTI, was incorporated in Singapore during the second quarter of 2019. As of reporting date, the subsidiaries have no sales and marketing activities.

The subsidiary Airobotics PTE was incorporated in Singapore during the second quarter of 2019. As of the reporting date, the subsidiary has no sales and marketing activities.

The subsidiary Airobotics Gulf DMCC was incorporated in Dubai on March 8, 2022. The subsidiary will concentrate sales and marketing activities in the United Arab Emirates and the Persian Gulf countries.

The subsidiary, Airobotics PTY., was incorporated in Australia in 2016 and began operations in June 2017. At the end of 2019, the subsidiary in Australia closed its operations and completed its voluntary liquidation process in June 2021. The Company recorded a gain as a result of the disposal of its operations in Australia.

The subsidiary, Airobotics K.K., was incorporated in Japan during the second quarter of 2019 and, in the first quarter of 2020 closed its operations and was dissolved.

e.      The Company has significant losses since its establishment. During the years the Company has financed its operations mainly through equity, convertible loans from shareholders; bank loans, and grants from the Israel Innovation Authority. The Company has negative cash flow from operating activities of $9,443 thousand and a comprehensive loss of $18,769 thousand for the year ended December 31, 2021, and an accumulated deficit of $140,757 thousand as of December 31, 2021. The Company has not yet signed a new contract with a material customer for 2022, a contract that the Company expected to be a significant part of its future growth. In addition, as of the reporting date, there are no signed orders from customers. The shareholder’s obligation to the Company, as noted in note 1 e (4) below depends on the agreement between the parties and as stated has not been fully realized through the date of approval of the financial statements.

The Company will be required to obtain additional financing in the short term in order to support its operation. The Company’s ability to successfully carry out its business plan is primarily dependent upon the continued financial support from its shareholders and its ability to raise sufficient additional capital. There are no assurances, however, that the Company will be successful in obtaining an adequate level of financing needed to support its operations.

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 1 — General: (cont.)

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of assets or liabilities that might be necessary should the Company be unable to continue as a going concern.

The management’s plans include, among other things, the following:

1.      On August 4, 2022, the Company entered into a binding merger agreement with Ondas, which is a public company traded on Nasdaq, for further information See also Note 24 (e) .

2.      Efficiency and improving profitability — during 2020 and 2021, the Company’s workforce was reduced. As a result the salary expenses was reduced along with other operating expenses. in order to improve profitability and significantly reduce the operating loss. The Company will consider further reductions in the future, as necessary, if the Company’s plan in connection with the acquisition of the Company by the third party does not succeed, in a manner that does not harm the Company’s current activities and the Company’s ability to provide service to its customers.

3.      Raising additional capital and debt — the Company will act to raise funds from additional sources in the form of capital and/or debt from existing and new shareholders and/or act to receive financing from external sources as needed.

4.      On February 10, 2022, the Company received from a related party a letter of obligation to support the Company as needed, without limit of amount, for a period of at least 24 months from the date of the letter, through capital investment under terms to be agreed between the Company and the related party and pursuant to a board of directors’ resolution to be made. The Company and its legal counsel believe that the letter of obligation is considered a legal agreement that is binding on the related party to invest funds if the Company needs those funds as needed. Also, according to the Company, the related party has the sources of funding to meet the obligation. In addition, in May 2022, the Company received a loan from the related party, as stated in Note 24 (d).

5.      The Company will work to expand its activities in new markets.

6.      In September 20, 2022, the Company entered into a loan agreement according to which Ondas shall provide the Company with credit of up to $1.5 million (see note 24 (g)).

f.       COVID-19 pandemic:

In December 2019, a novel coronavirus (“COVID-19”) was reported in China. During March 2020, it was declared a pandemic by the World Health Organization (“WHO”).

The global COVID-19 pandemic crisis has affected the Company, inter alia, due to traffic restrictions imposed in Israel and world-wide, which cause delays in the scheduling of various projects and limits the ability of Company employees to provide customer site support, canceling business trips and marketing events. At the same time, the COVID-19 pandemic has accelerated the implementation of advanced remote listening measures to assist the work of security and public health institutions around the world. For example, as part of the Singapore government’s efforts to protect public health during the COVID-19 pandemic, Singapore’s Science and Technology Agency (HTX) used Airobotics systems to increase Singapore Police efforts in monitoring gatherings using real-time aerial information transmitted by the

Company’s unmanned aerial vehicle technology. The use of Airobotics’ systems included over 1,200 operational flights over a period of 3 months in a populated area, in the urban area of Singapore.

As of reporting date, the Company believes that its business activity will not be significantly affected. by the COVID-19 pandemic.

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 2 — Significant Accounting Policies:

The following accounting policies have been applied consistently in the financial statements for all periods presented, unless otherwise stated.

a.      Basis of presentation of the financial statements:

These financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”).

The Company’s financial statements have been prepared on a cost basis, except for financial assets and liabilities (including derivatives) which are presented at fair value through profit or loss.

The Company has elected to present the profit or loss items using the function of expense method.

b.      Functional currency, presentation currency and foreign currency:

1.      Functional currency and presentation currency:

The presentation currency of the financial statements is the USD.

The Group determines the functional currency of each Group entity.

Assets, including fair value adjustments upon acquisition, and liabilities of an investee which is a foreign operation, are translated at the closing rate at each reporting date. Profit or loss items are translated at average exchange rates for all periods presented. The resulting translation differences are recognized in other comprehensive loss.

Upon the full or partial disposal of a foreign operation resulting in loss of control in the foreign operation, the cumulative gain (loss) from the foreign operation which had been recognized in other comprehensive loss is carried to profit or loss. Upon the partial disposal of a foreign operation which results in the retention of control in the subsidiary, the relative portion of the amount recognized in other comprehensive income is reattributed to non-controlling interests.

2.      Transactions, assets and liabilities in foreign currency:

Transactions denominated in foreign currency are recorded upon initial recognition at the exchange rate at the date of the transaction. After initial recognition, monetary assets and liabilities denominated in foreign currency are translated at each reporting date into the functional currency at the exchange rate at that date. Exchange rate differences, other than those capitalized to qualifying assets or accounted for as hedging transactions in equity, are recognized in profit or loss. Non-monetary assets and liabilities denominated in foreign currency and measured at cost are translated at the exchange rate at the date of the transaction. Non-monetary assets and liabilities denominated in foreign currency and measured at fair value are translated into the functional currency using the exchange rate prevailing at the date when the fair value was determined.

c.      Cash Equivalents:

Cash equivalents are considered as highly liquid investments, including unrestricted short-term bank deposits with an original maturity of three months or less from the date of investment.

d.      Short-term deposits:

Short-term bank deposits are deposits with an original maturity of more than three months from the date of investment and which do not meet the definition of cash equivalents. The deposits are presented according to their terms of deposit.

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 2 — Significant Accounting Policies: (cont.)

e.      Consolidated financial statements:

The consolidated financial statements comprise the financial statements of companies that are controlled by the Company (subsidiaries). Control is achieved when the Company is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Potential voting rights are considered when assessing whether an entity has control. The consolidation of the financial statements commences on the date on which control is obtained and ends when such control ceases.

Significant intragroup balances and transactions and gains or losses resulting from intragroup transactions are eliminated in full in the consolidated financial statements.

f.       Operating Cycle:

The Company’s normal operating period is one year.

g.      Revenue recognition:

Revenue from contracts with customers is recognized when the control over the goods or services is transferred to the customer. The transaction price is the amount of the consideration that is expected to be received based on the contract terms, excluding amounts collected on behalf of third parties (such as taxes).

Revenue from the sale of goods:

Revenue from sale of goods is recognized in profit or loss at the point in time when the control of the goods is transferred to the customer, generally upon delivery of the goods to the customer.

Revenue from rendering of services:

Revenue from rendering of services is recognized over time, during the period the customer simultaneously receives and consumes the benefits provided by the Company’s performance. The Company charges its customers based on payment terms agreed upon in specific agreements.

h.      Taxes on income:

Current or deferred taxes are recognized in profit or loss, except to the extent that they relate to items which are recognized in other comprehensive income or equity.

Current Taxes:

The current tax liability is measured using the tax rates and tax laws that have been enacted or substantively enacted by the reporting date as well as adjustments required in connection with the tax liability in respect of previous years.

i.       Property and equipment:

Property and equipment are measured at cost, including directly attributable costs, less accumulated depreciation, accumulated impairment losses and any related investment grants and excluding day-to-day servicing expenses. Cost includes spare parts and auxiliary equipment that are used in connection with equipment.

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 2 — Significant Accounting Policies: (cont.)

Depreciation is calculated on a straight-line basis over the useful life of the assets at annual rates as follows:
%
Docking stations and Drones	20 – 33
Computers and peripheral equipment	33
Office furniture and equipment	6 – 33
Motor vehicles	20
Leasehold improvements	(*)

____________

(*)      Leasehold improvements are depreciated on a straight-line basis over the shorter of the lease term (including the extension option held by the Group and intended to be exercised) and the useful life of the improvement.

The useful life, depreciation method and residual value of an asset are reviewed at least each year-end and any changes are accounted for prospectively as a change in accounting estimate. Depreciation of an asset ceases at the earlier of the date that the asset is classified as held for sale and the date that the asset is derecognized.

j.       Intangible Assets:

Separately acquired intangible assets are measured on initial recognition at cost including directly attributable costs. Intangible assets acquired in a business combination are measured at fair value at the acquisition date. Expenditures relating to internally generated intangible assets, excluding capitalized development costs, are recognized in profit or loss when incurred.

Intangible assets with a finite useful life are amortized on a straight-line basis over their useful life and reviewed for impairment whenever there is an indication that the asset may be impaired. The amortization period and the amortization method for an intangible asset are reviewed at least at each year end.

The intangible assets of the Company consist of software.

Depreciation is calculated on a straight-line basis over the useful life of the assets at annual rates as follows:
%
Software	33

Research and development expenditures:

Research expenditures are recognized in profit or loss when incurred.

Costs incurred in an internal development project are recognized as an intangible asset when the following conditions are met:

-        The Company can demonstrate the technical feasibility of completing the intangible asset so that it will be available for use or sale;

-        The Company’s intention to complete the intangible asset and use or sell it

-        The ability to use or sell the intangible asset;

-        How the intangible asset will generate future economic benefits;

-        The availability of adequate technical, financial and other resources to complete the intangible asset; and-

-        The ability to measure reliably the expenditures attributable to the intangible asset during its development.

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 2 — Significant Accounting Policies: (cont.)

When an internally developed intangible asset cannot be recognized, the development costs are recognized as an expense in profit or loss as incurred. Development costs previously recognized as an expense are not recognized as an asset in a subsequent period.

The Company focuses on improving existing technology and related software, and is in various stages of project examination and development. As of reporting date, there is no certainty as to the existence of technical, financial and other resources to complete these processes, and accordingly, the Company did not recognize the asset in its financial statements. In light of the above, development expenses up to reporting date did not meet such conditions, and were therefore charged to the statement of comprehensive income when incurred.

k.      Impairment of Non-Financial Assets:

The Company evaluates the need to record an impairment of non-financial assets whenever events or changes in circumstances indicate that the carrying amount is not recoverable. If the carrying amount of non-financial assets exceeds their recoverable amount, the assets are reduced to their recoverable amount. The recoverable amount is the higher of fair value less costs of sale and value in use. In measuring value in use, the expected future cash flows are discounted using a pre-tax discount rate that reflects the risks specific to the asset. The recoverable amount of an asset that does not generate independent cash flows is determined for the cash-generating unit to which the asset belongs. Impairment losses are recognized in profit or loss.

An impairment loss of an asset, other than goodwill, is reversed only if there have been changes in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognized. Reversal of an impairment loss, as above, shall not be increased above the lower of the carrying amount that would have been determined (net of depreciation or amortization) had no impairment loss been recognized for the asset in prior years and its recoverable amount. The reversal of impairment loss of an asset presented at cost is recognized in profit or loss.

l.       Financial Instruments:

1.      Financial Assets:

Financial assets are measured upon initial recognition at fair value plus transaction costs that are directly attributable to the acquisition of the financial assets, except for financial assets measured at fair value through profit or loss in respect of which transaction costs are recorded in profit or loss.

The Company classifies and measures debt instruments in the financial statements based on the following criteria:

-        The Company’s business model for managing financial assets; and

-        The contractual cash flow terms of the financial asset.

a)      Debt instruments are measured at amortized cost when:

The Company’s business model is to hold the financial assets in order to collect their contractual cash flows, and the contractual terms of the financial assets give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

After initial recognition, the instruments in this category are measured according to their terms at amortized cost using the effective interest rate method, less any provision for impairment.

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 2 — Significant Accounting Policies: (cont.)

2.      Impairment of Financial Assets:

The Company evaluates at the end of each reporting period the loss allowance for financial debt instruments which are not measured at fair value through profit or loss. The Company distinguishes between two types of loss allowances:

a)      Debt instruments whose credit risk has not increased significantly since initial recognition, or whose credit risk is low — the loss allowance recognized in respect of this debt instrument is measured at an amount equal to the expected credit losses within 12 months from the reporting date (12-month ECLs); or;

b)      Debt instruments whose credit risk has increased significantly since initial recognition, and whose credit risk is not low — the loss allowance recognized is measured at an amount equal to the expected credit losses over the instrument’s remaining term (lifetime ECLs).

An impairment loss on debt instruments measured at amortized cost is recognized in profit or loss with a corresponding loss allowance that is offset from the carrying amount of the financial asset.

The Company has short-term financial assets such as accounts receivables in respect of which the Company applies the simplified approach in IFRS 9 and measures the loss allowance in an amount equal to the lifetime expected credit losses.

3.      Derecognition of Financial Assets:

A financial asset is derecognized only when:

-        The contractual rights to the cash flows from the financial asset has expired; or

-        The Company has transferred substantially all the risks and rewards deriving from the contractual rights to receive cash flows from the financial asset or has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset; or

-        The Company has retained its contractual rights to receive cash flows from the financial asset but has assumed a contractual obligation to pay the cash flows in full without material delay to a third party.

4.      Financial Liabilities:

a)      Financial Liabilities Measured at Amortized Cost:

Financial liabilities are initially recognized at fair value less transaction costs that are directly attributable to the issue of the financial liability. After initial recognition, the Company measures all financial liabilities at amortized cost using the effective interest rate method, except for: Financial liabilities measured at fair value through profit or loss such as derivatives;

b)      Financial Liabilities Measured at Fair Value Through Profit or Loss:

At initial recognition, the Company measures these financial liabilities at fair value. Transaction costs are recognized in profit or loss.

After initial recognition, changes in fair value are recognized in profit or loss.

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 2 — Significant Accounting Policies: (cont.)

5.      Derecognition of Financial Liabilities:

A financial liability is derecognized only when it is extinguished, that is when the obligation specified in the contract is discharged or canceled or expires. A financial liability is extinguished when the debtor discharges the liability by paying in cash, other financial assets, goods or services; or is legally released from the liability.

When there is a modification in the terms of an existing financial liability, the Company evaluates whether the modification is substantial, taking into account qualitative and quantitative information.

If the terms of an existing financial liability are substantially modified or a liability is exchanged for another liability from the same lender with substantially different terms, the modification or exchange is accounted for as an extinguishment of the original liability and the recognition of a new liability. The difference between the carrying amounts of the above liabilities is recognized in profit or loss.

If the modification in the terms of an existing liability is not substantial or if a liability is exchanged for another liability from the same lender whose terms are not substantially different, the Company recalculates the carrying amount of the liability by discounting the revised cash flows at the original effective interest rate and any resulting difference is recognized in profit or loss.

6.      Complex Financial Instruments:

Convertible loans, which contain both an equity component and a liability component are separated into two components. This separation is performed by first determining the liability component based on the fair value of an equivalent non-convertible liability. The value of the conversion component is determined to be the residual amount. Directly attributable transaction costs are apportioned between the equity component and the liability component based on the allocation of proceeds to the equity and liability components.

7.      Extinguishing financial liabilities with equity instruments:

Equity instruments issued to replace a debt are measured at the fair value of the equity instruments issued if their fair value can be reliably measured. If their fair value cannot be reliably measured, the equity instruments are measured based on the fair value of the financial liability extinguished on the date of extinguishment. The difference between the carrying amount of the financial liability extinguished and the fair value of the equity instruments issued is recognized in profit or loss.

m.     Inventory:

Inventories are measured at the lower of cost and net realizable value. The cost of inventories comprises costs of purchase and costs incurred in bringing the inventories to their present location and condition. Net realizable value is the estimated selling price in the ordinary course of business less estimated costs of completion and estimated costs necessary to make the sale. The Company periodically evaluates the condition and age of inventories and makes provisions for slow moving inventories accordingly.

Cost of inventories is determined as follows:

Raw materials — at cost of purchase using the “first-in, first-out” method.

Work in progress and finished goods — on the basis of average costs including materials, labor and other direct and indirect manufacturing costs based on normal capacity.

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 2 — Significant Accounting Policies: (cont.)

Change of Use — From Property and equipment to Inventory:

Considering the expansion of the Company’s operations in the United Arab Emirates, the Company intend to sell some of the UAV equipment to customers as part of its business model (a system that includes the docking station, 2 Drones and Mast), in addition to its service package as described above. Therefore, as of December 31, 2021, the company has decided to transfer the UAV equipment, that were classified as property, plant, and equipment, to Inventory.

n.      Fair value measurement:

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Fair value measurement is based on the assumption that the transaction will take place in the asset’s or the liability’s principal market, or in the absence of a principal market, in the most advantageous market.

The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

Fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.

The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

All assets and liabilities measured at fair value or for which fair value is disclosed are categorized into levels within the fair value hierarchy based on the lowest level input that is significant to the entire fair value measurement:
Level 1	—	quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2	—	inputs other than quoted prices included within Level 1 that are observable directly or indirectly.

Level 3	—	inputs that are not based on observable market data (valuation techniques which use inputs that are not based on observable market data).

o.      Provisions:

A provision in accordance with IAS 37 is recognized when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. When the Group expects part or all of the expense to be reimbursed, for example under an insurance contract, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain. The expense is recognized in the statement of profit or loss net of any reimbursement.

Following are the types of provisions included in the financial statements:

Legal Claims:

A provision for claims is recognized when the Group has a present legal or constructive obligation as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required by the Group to settle the obligation and a reliable estimate can be made of the amount of the obligation.

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 2 — Significant Accounting Policies: (cont.)

p.      Employee benefit liabilities:

The Group has several employee benefits plans:

1.      Short Term Employee Benefits:

Short-term employee benefits are benefits that are expected to be settled wholly before twelve months after the end of the annual reporting period in which the employees render the related services. These benefits include salaries, paid annual leave, paid sick leave, recreation and social security contributions and are recognized as expenses as the services are rendered. A liability in respect of a cash bonus or a profit-sharing plan is recognized when the Group has a legal or constructive obligation to make such payment as a result of past service rendered by an employee and a reliable estimate of the amount can be made.

2.      Post-Employment Benefits:

The plans are normally financed by contributions to insurance companies and classified as defined contribution plans.

The Group has defined contribution plans pursuant to section 14 to the Severance Pay Law under which the Group pays fixed contributions and will have no legal or constructive obligation to pay further contributions if the fund does not hold sufficient amounts to pay all employee benefits relating to employee service in the current and prior periods.

Contributions to the defined contribution plan in respect of severance or retirement pay are recognized as an expense when contributed concurrently with performance of the employee’s services.

All employees of the Company in Israel are subject to Section 14 of Severance Compensation Law, 1963.

q.      Share-Based Payment Transactions:

The Company’s employees or other service providers are entitled to remuneration in the form of equity-settled share-based payment transactions.

Equity-settled transactions:

The cost of equity-settled transactions with employees is measured at the fair value of the equity instruments granted at grant date. The fair value is determined using an acceptable option pricing model.

As for other service providers, the cost of the transactions is measured at the fair value of the goods or services received as consideration for equity instruments granted.

The cost of equity-settled transactions is recognized in profit or loss together with a corresponding increase in equity during the period which the performance and/or service conditions are to be satisfied and ending on the date on which the relevant employees become entitled to the award (“the vesting period”). The cumulative expense recognized for equity-settled transactions at the end of each reporting period until the vesting date reflects the extent to which the vesting period has expired and the Group’s best estimate of the number of equity instruments that will ultimately vest.

No expense is recognized for awards that do not ultimately vest, except for awards where vesting is conditional upon a market condition, which are treated as vesting irrespective of whether the market condition is satisfied, provided that all other vesting conditions (service and/or performance) are satisfied.

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 2 — Significant Accounting Policies: (cont.)

If the Company modifies the conditions on which equity-instruments were granted, an additional expense is recognized for any modification that increases the total fair value of the share-based payment arrangement or is otherwise beneficial to the employee/other service provider at the modification date.

If a grant of an equity instrument is canceled, it is accounted for as if it had vested on the cancelation date and any expense not yet recognized for the grant is recognized immediately. However, if a new grant replaces the canceled grant and is identified as a replacement grant on the grant date, the canceled and new grants are accounted for as a modification of the original grant, as described above.

r.       Government Grants:

Government grants are recognized when there is reasonable assurance that the grants will be received, and the Company will comply with the attached conditions.

Government grants received from the Israel Innovation Authority (formerly: the Office of the Chief Scientist in Israel, “the IIA”) are recognized upon receipt as a liability if future economic benefits are expected from the research project that will result in royalty-bearing sales.

A liability for grants received is first measured at fair value using a discount rate that reflects a market rate of interest. The difference between the amount of the grant received and the fair value of the liability is accounted for as a government grant and recognized as a reduction of research and development expenses.

After initial recognition, the liability is measured at amortized cost using the effective interest method. Royalty payments are treated as a reduction of the liability. If no economic benefits are expected from the research activity, the grant receipts are recognized as a reduction of the related research and development expenses. In that event, the royalty obligation is treated as a contingent liability in accordance with IAS 37.

At each reporting date, the Company evaluates whether there is reasonable assurance that the liability recognized, in whole or in part, will not be repaid (since the Company will not be required to pay royalties) based on the best estimate of future sales and using the original effective interest method, and if so, the appropriate amount of the liability is derecognized against a corresponding reduction in research and development expenses.

Amounts paid as royalties are recognized as settlement of the liability.

s.       Leases:

The Company accounts for a contract as a lease when the contract terms convey the right to control the use of an identified asset for a period of time in exchange for consideration.

1.      The Group as lessee:

For leases in which the Company is the lessee, the Company recognizes on the commencement date of the lease a right-of-use asset and a lease liability, excluding leases whose term is up to 12 months and leases for which the underlying asset is of low value. For these excluded leases, the Company has elected to recognize the lease payments as an expense in profit or loss on a straight-line basis over the lease term. In measuring the lease liability, the Company has elected to apply the practical expedient in IFRS 16 and does not separate the lease components from the non-lease components (such as management and maintenance services, etc.) included in a single contract.

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 2 — Significant Accounting Policies: (cont.)

Leases which entitle employees to a company car as part of their employment terms are accounted for as employee benefits in accordance with the provisions of IAS 19 and not as subleases.

On the commencement date, the lease liability includes all unpaid lease payments discounted at the interest rate implicit in the lease, if that rate can be readily determined, or otherwise using the Company’s incremental borrowing rate. After the commencement date, the Company measures the lease liability using the effective interest rate method.

On the commencement date, the right-of-use asset is recognized in an amount equal to the lease liability plus lease payments already made on or before the commencement date and initial direct costs incurred. The right-of-use asset is measured applying the cost model and depreciated over the shorter of its useful life and the lease term.

2.      Variable lease payments that depend on an index:

On the commencement date, the Company uses the index rate prevailing on the commencement date to calculate the future lease payments.

For leases in which the Company is the lessee, the aggregate changes in future lease payments resulting from a change in the index are capitalized (without a change in the discount rate applicable to the lease liability) to the right-of-use asset and recorded as an adjustment of the lease liability, only when there is a change in the cash flows resulting from the change in the index (that is, when the adjustment to the lease payments takes effect).

3.      Lease extension and termination options:

A non-cancelable lease term includes both the periods covered by an option to extend the lease when it is reasonably certain that the extension option will be exercised and the periods covered by a lease termination option when it is reasonably certain that the termination option will not be exercised.

In the event of any change in the expected exercise of the lease extension option or in the expected non-exercise of the lease termination option, the Company remeasures the lease liability based on the revised lease term using a revised discount rate as of the date of the change in expectations. The total change is recognized in the carrying amount of the right-of-use asset until it is reduced to zero, and any further reductions are recognized in profit or loss.

4.      Lease modifications:

If a lease modification does not reduce the scope of the lease and does not result in a separate lease, the Company remeasures the lease liability based on the modified lease terms using a revised discount rate as of the modification date and records the change in the lease liability as an adjustment to the right-of-use asset.

If a lease modification reduces the scope of the lease, the Company recognizes a gain or loss arising from the partial or full reduction of the carrying amount of the right-of-use asset and the lease liability. The Company subsequently remeasures the carrying amount of the lease liability according to the revised lease terms, at the revised discount rate as of the modification date and records the change in the lease liability as an adjustment to the right-of-use asset.

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 3 — Significant accounting judgments, estimates and assumptions used in the preparation of the financial statements:

In the process of applying the significant accounting policies, the Group has made the following judgments which have the most significant effect on the amounts recognized in the financial statements:

a.      The Judgments:

Determining the Fair Value of a Share-Based Payment:

The fair value of share-based payment transactions is determined upon initial recognition by an acceptable option pricing model. The inputs to the model include share price, exercise price and assumptions regarding expected volatility, expected life of share option and expected dividend yield.

Development Costs:

The Company’s management consider whether the criteria for recognizing costs in respect of development projects as intangible assets are met.

In all the reporting periods, the criteria for recognizing development project costs as an intangible asset have not been met. Accordingly, all development costs were recognized in profit or loss.

b.      Estimates and Assumptions:

The preparation of the financial statements requires management to make estimates and assumptions that have an effect on the application of the accounting policies and on the reported amounts of assets, liabilities, revenues and expenses. Changes in accounting estimates are recognized in the period the change in estimate was made.

The key assumptions made in the financial statements concerning uncertainties at the reporting date and the critical estimates computed by the Group that may result in a material adjustments to the carrying amounts of assets and liabilities in the financial statements within the next financial year are discussed below:

Financial Instruments:

In examining the classification of financial instruments as equity or debt, the Company considers whether the conversion option in the convertible instruments, including convertible loans, complies with the fixed for fixed rule. See also note 13 F below.

Legal Claims:

In assessing the likelihood of the outcome of the legal claims filed against the Company and its investees, the companies relied on the opinion of their legal counsel. These assessments are based on the legal counsel’s best professional judgment, taking into account the stage of the proceedings, and legal precedents in respect of the different issues. As the outcome of the claims will be determined by the courts, the actual results may differ from these estimates.

Government Grants:

Government grants received from the Israel Innovation Authority at the Ministry of Economy and Industry, are recognized as a liability if future economic benefits are expected from the research and development activities that will result in royalty-bearing sales. There is uncertainty regarding the estimated future cash flows used to measure the amount of the liability.

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 3 — Significant accounting judgments, estimates and assumptions used in the preparation of the financial statements: (cont.)

Determining the Fair Value of unquoted Financial Instruments:

The fair value of unquoted financial instruments classified at level 3 in the fair value hierarchy is determined using valuation techniques, generally using future cash flows discounted at current rates applicable for items with similar terms and risk characteristics. Changes in the estimated future cash flows and estimated discount rates, after consideration of risks such as liquidity risk, credit risk, and volatility, may affect the fair value of these instruments.

Note 4 — Disclosure of New Standards in the Period Prior to their Adoption:

a.      Amendments to IAS 1 — Presentation of Financial Statements:

In January 2020, the IASB issued an amendment to IAS 1, “Presentation of Financial Statements” (“the Amendment”) regarding the criteria for determining the classification of liabilities as current or non-current.

The Amendment includes the following clarifications:

•        What is meant by a right to defer settlement.

•        That a right to defer must exist at the end of the reporting period.

•        That classification is unaffected by the likelihood that an entity will exercise its deferral right.

•        That only if an embedded derivative in a convertible liability is itself an equity instrument would the terms of a liability not impact its classification.

The Amendment is effective for annual periods beginning on or after January 1, 2023 and must be applied retrospectively. Early application is permitted.

In the Company’s opinion, the Amendments are not expected to have a material effect on its financial statements.

b.      Amendment to IAS 16, “Property and equipment”:

In May 2020, the IASB issued an amendment to IAS 16, “Property and equipment” (“the Amendment”). The Amendment prohibits a company from deducting from the cost of Property and equipment (“PP&E”) consideration received from the sales of items produced while the company is preparing the asset for its intended use. Instead, the company should recognize such consideration and related costs in profit or loss.

The Amendment is effective for annual reporting periods beginning on or after January 1, 2022, with earlier application permitted. The Amendment is to be applied retrospectively, but only to items of PP&E made available for use on or after the beginning of the earliest period presented in the financial statements in which the company first applies the Amendment. The company should recognize the cumulative effect of initially applying the Amendment as an adjustment to the opening balance of retained earnings at the beginning of the earliest period presented.

In the Company’s opinion, the Amendment is not expected to have a material effect on its financial statements.

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 4 — Disclosure of New Standards in the Period Prior to their Adoption: (cont.)

c.      Amendment to IAS 8, “Accounting Policies, Changes to Accounting Estimates and Errors”:”

In February 2021, the IASB issued an amendment to IAS 8, “Accounting Policies, Changes to Accounting Estimates and Errors” (“the Amendment”), in which it introduces a new definition of “accounting estimates”.

Accounting estimates are defined as “monetary amounts in financial statements that are subject to measurement uncertainty”. The Amendment clarifies the distinction between changes in accounting estimates and changes in accounting policies and the correction of errors.

The Amendment is to be applied prospectively for annual reporting periods beginning on or after January 1, 2023 and is applicable to changes in accounting policies and changes in accounting estimates that occur on or after the start of that period. Early application is permitted.

The Company is evaluating the effects of the Amendment on its financial statements.

d.      Amendment to IAS 37, “Provisions, Contingent Liabilities and Contingent Assets”:

In May 2020, the IASB issued an amendment to IAS 37, regarding which costs a company should include when assessing whether a contract is onerous (“the Amendment”).

According to the Amendment, costs of fulfilling a contract include both the incremental costs (for example, raw materials and direct labor) and an allocation of other costs that relate directly to fulfilling a contract (for example, depreciation of an item of Property and equipment used in fulfilling the contract).

The Amendment is effective for annual periods beginning on or after January 1, 2022 and applies to contracts for which all obligations in respect thereof have not yet been fulfilled as of January 1, 2022. Early application is permitted.

The Company estimates that the application of the Amendment is not expected to have a material impact on the financial statements.

Note 5 — Cash and Cash Equivalents:
	December 31,
	2021	2020
	U.S. dollars in thousands
Cash and cash equivalents, in Dollars	3,060	676
Cash and cash equivalents, in NIS	3,534	101
Cash and cash equivalents, in other currencies	92	3
	6,686	780

Note 6 — Accounts Receivable:

a.      Trade Receivable, net:
	December 31,
	2021	2020
	U.S. dollars in thousands
Open accounts	250	128

As of December 31, 2021, the Company has recognized bad debts totaling $10 thousands.

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 6 — Accounts Receivables: (cont.)

As of December 31, 2021 and 2020, no allowance for expected credit losses was recognized by the Company.

As of December 31, 2021 and 2020, the Company had a major customer in Singapore for which revenue constitutes approximately 86% and 63% of the Company’s revenues in each year, respectively.

b.      Following is information about the credit risk exposure of the Company’s accounts receivable:
	Accounts receivables – Open Accounts (without Delays in Collection)	Past due accounts receivable
		Up to 30 Days	31-60 Days	61-90 Days	91-120 Days	Over 120 Days	Total
		U.S. dollars in thousands
		December 31. 2021
Gross carrying amounts	69	—	120	—	—	61	250

		December 31, 2020
Gross carrying amounts	108	—	20	—	—	—	128

Note 7 — Inventory:
	December 31,
	2021	2020
	U.S. dollars in thousands
Finished product	1,210	—
	1,210	—

Please see Note 2 (m) for further details regarding transfer of property and equipment to inventory

Note 8 — Other Accounts Receivable:
	December 31,
	2021	2020
	U.S. dollars in thousands
Government authorities	160	82
Prepaid expenses	215	182
Other items	18	16
	393	280

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 9 — Leases:

As of December 31, 2021, and 2020, the Company’s leases include office real estate and vehicles (mainly offices) for average lease of 3.5 years.

a.      Details of Lease Transactions:
	December 31,
	2021	2020
	U.S. dollars in thousands
Interest expense on lease liability	55	115
Total cash paid for leases	490	629

b.      The Company has three agreements for leases of offices. The Company’s operations are carried out mainly from its offices in Petah Tikva, which the Company leases under three agreements with the same landlord. The agreements are valid until December 31, 2023, February 28, 2024, and November 30, 2024.

The Company also leases one property in Houston, Texas — a warehouse for the Company’s equipment and systems, which the Company rents on a monthly basis.

In addition, the Company leases several vehicles, and during 2021 it also temporarily leased an office in Dubai for the period of January 1, 2021 until December 31, 2021.

c.      Set out below are the carrying amounts of right-of-use assets recognized and the movements during the period:
U.S. dollars in thousands
Balance as of January 1, 2020	913
Depreciation expenses	(360)
Changes in the Consumer Price Index	(5)
Additions during the year	740
Termination of leases	(396)

Balance as of December 31, 2020	892
Depreciation expense	(296)
Update due to changes in the Consumer Price Index	15
Additions during the year	63

Balance as of December 31, 2021	674

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 10 — Property and equipment:
	Vehicles	Docking stations and drones(1)(2)	Computers and peripheral equipment	Machinery, Office furniture and Equipment	Leasehold Improvements	Total
	U.S. dollars in thousands
Cost:
Balance as of January 1, 2020	55	4,488	1,231	842	1,175	7,791
Additions during the year:
Purchases	—	980	10	43	—	1,033
Adjustments arising from translating financial statements of foreign operations	—	13	—	—	—	13
Decreases during the year:
Disposals	(4)	(438)	—	(57)	—	(499)
Balance as of December 31, 2020	51	5,043	1,241	828	1,175	8,338
Additions during the year:
Purchases	—	402	59	49	3	513
Decreases during the year:
Classification to inventory(3)	—	(1,374)	—	—	—	(1,374)
Sales	(36)	(625)	—	(14)	—	(675)
Disposals	—	(52)	(1,094)	(401)	(5)	(1,552)

Balance as of December 31, 2021	15	3,394	206	462	1,173	5,250

Accumulated Depreciation and impairment:
Balance as of January 1, 2020	19	445	935	436	284	2,119
Additions during the year:
Depreciation	10	337	204	99	117	767
Decreases during the year:
Reversal of an impairment loss	—	(206)	—	—	—	(206)
Disposals	(2)	(438)	—	(13)	—	(453)

Balance as of December 31, 2020	27	138	1,139	522	401	2,227
Additions during the year:
Depreciation	3	371	97	77	120	668
Impairment	—	955	—	—	—	955
Decreases during the year:
Classification to inventory(3)	—	(164)	—	—	—	(164)
Sales	(15)	—	—	(11)	—	(26)
Disposals	—	(52)	(1,094)	(401)	(5)	(1,552)

Balance as of December 31, 2021	15	1,248	142	187	516	2,108

Depreciated cost as of December 31, 2020	24	4,905	102	306	774	6,111
Depreciated cost as of December 31, 2021	—	2,146	64	275	657	3,142

____________

(1)      This group includes docking stations and drones in the construction process, at a net cost after impairments of $1,883 thousand and $2,428 thousand, as of December 31, 2021, and 2020, respectively.

(2)      In the year ended December 31, 2021, the Company recognized impairment losses of $955 thousand, because of technological equipment obsolescence. The impairment was charged to other expenses in the 2021 Statement of Comprehensive Income.

(3)      See Note 2 (m)

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 11 — Other Payables:
	December 31,
	2021	2020
	U.S. dollars in thousands
Employees and payroll accruals	664	705
Provision for vacation pay	669	513
Accrued expenses	163	135
Other payables	21	56
	1,517	1,409

Note 12 — Equity:

On September 12, 2021, the Company completed its initial public offering (IPO) on the Tel Aviv Stock Exchange. As part of the IPO, 16,560,599 shares of the Company were registered for trading on the Tel Aviv Stock Exchange.

3,027,000 Ordinary Shares of NIS 0.01 par value were issued to the public at a price of NIS 7.07 per share. The proceeds to the Company from the initial public offering was NIS 21,401 thousand and issuance costs were $1,348 thousand. $819 thousand of the issuance costs were classified to Equity and $529 thousand were classified to profit or loss.

On September 12, 2021 the Company’s board of directors approved a 1:28 reverse share split. In addition, the par value per share was reduced to NIS 0.01 per share. As a result, options’ exercise price was adjusted to reflect the reverse share split.

The Company’s share capital as of December 31, 2021 and 2020:
	December 31, 2021		December 31, 2020
	Issued and outstanding	Authorized	Issued and outstanding	Authorized
	Number of shares
Ordinary Shares, NIS 0.01 par value	16,617,397	110,714,286	54,396,834	690,000,000
Ordinary “A” Shares, NIS 0.01 par value	—	—	—	10,000,000
	16,617,397	110,714,286	54,396,834	700,000,000

a.      Shareholders’ Rights:

Rights attached to ordinary shares are the right to be notified of General Meetings of the Company, participate and vote in those meetings, and the right to receive dividends, if declared.

On June 15, 2021 and July 19, 2021, the Company’s Board of Directors and the General Meeting of the Company’s shareholders approved, respectively, that from the date of completion of the IPO, all Ordinary “A” Shares of the Company would be converted into Ordinary Shares.

b.      Share based payment:

1.      Share based payment:

According to a share-based payment plan established in 2015 (“Share Plan”), each option granted under this plan can be exercised until its expiration date. Options that are canceled or forfeited before expiration date, will become available for future grant. An option granted under the plan will expire no later than ten years after the grant date.

The range of exercise prices for share options outstanding as of December 31, 2021 are between NIS 0.28 to NIS 7.07. The range of exercise prices for share options outstanding as of December 31, 2020 are between and NIS 0.01 — NIS 4.5.

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 12 — Equity: (cont.)

Grants for the year ended 2021:

a)      In January 2021, the Company granted to its employees and service providers 1,698,390 options to purchase Ordinary Shares of the Company. The options have a contractual term of 10 years. The options will vest over a period of up to two years.

b)      In September 2021, the Company granted 4,336,471 options to Company’s employees, service providers, and a consultant as specified below:

1)      1,164,744 options were granted to Company’s employees and service providers to purchase 1,164,744 Ordinary Shares of the Company. The exercise price range of the stock options is NIS 0.28 and NIS 1, respectively. The options have a contractual term of 10 years. The options will vest over a period of up to two years.

2)      1,035,000 options were granted to a consultant, to purchase 1,035,000 Ordinary Shares of the Company, at an exercise price of NIS 7.07. Each option can be exercised to an Ordinary Share of the Company and have a contractual term of 10 years. The options will vest over a period of up to two years.

3)      2,136,727 options were granted to members of Company management to purchase 2,136,727 Ordinary Shares of the Company, as follows: (1) 2/3 of the options at an exercise price of NIS 7.07; (2) 1/3 of the options at an exercise price of NIS 14.14. The options will vest over a period of 4 years.

c)      In December 2021, the Company granted 381,616 options to employees, a service provider and a consultant as follows:

1)      116,236 options were granted to employees and service providers to purchase 116,236 Ordinary Shares of the Company. The exercise price range of the options is NIS 0.28 and NIS 1, respectively. The options have a contractual term of 10 years, The options will vest over a period of up to two years.

2)      132,700 options were granted to a consultant, to purchase 132,700 Ordinary Shares of the Company, at an exercise price of NIS 7.07. The options have a contractual term of 10 years. The options will vest over a period of up to two years.

3)      132,680 options were granted to two external directors of the Company to purchase 132,680 Ordinary Shares of the Company at an exercise price of NIS 7.07. Each option can be exercised to an Ordinary Share of the Company and have a contractual term of 4 years. The options will vest over a period of up to three years.

2.      Purchase of Ordinary “A” Shares:

On May 18, 2020 and June 23, 2020, the Company’s Board of Directors and the General Meeting of the Company’s shareholders approved, respectively, a “Carve-Out” option plan for the purchase of Ordinary “A” shares of the Company. The option vests over a period of up to two years. The options that are canceled or forfeited before the expiration date will become available for future grant. Ordinary “A” Shares bear the same rights as Ordinary Shares also have and a preferred right to receive 16% of the consideration to be received upon any liquidation event or acquisition of the Company event, if the total consideration is greater than $20.2 million (divided by quantity of shares that each recipient will have according to the plan at that time), together with the repayment of the convertible loan (refer to Note 13 (f)) whereas the lenders will be entitled to receive the consideration up to the maximum amount to which they are entitled according to the convertible loan agreement.

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 12 — Equity: (cont.)

The fair value of the options for Ordinary “A” shares approximates zero, because of the voluntary conversion of the convertible loan — see Note 13f (4).

On June 15, 2021 and July 19, 2021, the Company’s Board of Directors and the General Meeting of the Company’s Shareholders, respectively, confirmed that from the date of completion of the IPO according to the prospectus, the shares to be issued under this program, will be Ordinary Shares instead of Ordinary “A” shares, the cancellation of the preferred right and update of the plan, respectively.

Following the Lead Lenders decision to convert the CLA into a fixed number of shares, which left a certain percentage of shares for the option plan, (although at the lead lenders could have converted the CLA close to 100%) this decision according to the company’s management reflects as if the carve-out options were re-granted. The value determined for this award is approx. $633 thousand.

Under the plan, 351,570 options were granted to employees in 2020.

3.      The following table presents the movement in share options and the weighted average exercise prices of share options:
	Year Ended December 31, 2021
	Number of options	Weighted Average- Exercise Price	Weighted Average remaining contractual term in years
Share options outstanding at beginning of year	5,544,611	$0.678	3.82
1:28 reverse options split(*)	(5,346,589)	—	—
Share options granted during the year	6,768,045	$0.2304	9.72
Share options exercised during the year	(59,510)	$0.09	—
Share options forfeited/expired during the year	(142,342)	$0.6783	—
Share options outstanding at end of year	6,764,215	$0.2972	9.73
Share options exercisable at end of year	2,861,715	$0.2849	9.71

____________

(*)      The number of options was adjusted due to the reverse share split of 1:28. In addition, the weighted average exercise price was also adjusted.
	Year Ended December 31, 2020
	Number of options	Weighted Average- Exercise Price	Weighted Average remaining contractual term in years
Share options outstanding at beginning of year	5,860,030	$0.677	4.59
Share options forfeited/expired during the year	(315,419)	$0.334	—
Share options outstanding at end of year	5,544,611	$0.678	3.82
Share options exercisable at end of year	4,269,167	$0.504	4.5

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 12 — Equity: (cont.)

4.      Measurement Fair Value

The following table lists the inputs to the binomial model used for the fair value measurement of equity-settled share options:
Year ended December 31, 2021
Dividend yield (%)	0%
Expected volatility in share prices (%)	56.08% – 77.3%
Risk-free interest rate (%)	0.10% – 1.401%
Predicted life of share (in years)	2.25 – 10
Share price (NIS)	5.295 – 7.07

5.      Share-Based Payment Expenses:

The Company recognized expenses in respect of share-based payments for employees and non-employee service providers in its consolidated financial statements for the years ended December 31, 2021 and 2020 as follows: (See also Note 12B)
	Year Ended December 31, 2021
	2021	2020
	U.S. dollars in thousands
Cost of revenues	603	4
Research and development expenses	1,607	89
Sales and marketing expenses	1,770	12
General and administrative expenses	3,205	582
Total expenses – share-based payments plan	7,185	687

Note 13 — Financial Instruments:

a.      Financial Liabilities, Interest-Bearing Loans:
	Original maturity date	December 31,
		2021	2020
		U.S. dollars in thousands
Bank loans(1)	30.6.2021	—	833
PPP loans in the United States(2)	—	—	166
Convertible loan(3)	31.3.2022	—	8,567
		—	9,566

____________

          The fair value of the loans above is not materially different from their carrying amount.

(1)      On June 1, 2021, the Company repaid the principal and interest on a loan from Silicon Valley Bank (SVB) and thereby settled its obligations in connection with this loan. The liens recorded in favor of the bank in connection with this loan were also removed.

(2)      On May 25, 2020, the Company received a loan under the Paycheck Protection Program (“PPP”), administered by the United States Department of Small Business. The loan is intended to be used to finance salary expenses, rent and bills for 24 weeks. Under the rules of the program, the Company was entitled to a waiver from the bank. The Company recorded income due to settlement of the loan in 2021.

(3)      The annual interest rate on the loan is 6%. Upon completion of the IPO according to the prospectus in September 2021, the debt was converted to shares. The Company has no additional obligations to the lenders in connection with the convertible loan agreement. For further details regarding the convertible loan, in connection with the effective interest rate, the repayment date and additional conditions, see note 13 f below.

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 13 — Financial Instruments: (cont.)

b.      Management’s Objectives and Policies Regarding Financial Risk Management:

The Group is exposed to market risks (foreign exchange risk, consumer price index risk, interest rate risk and price risk), credit risk and liquidity risk.

1.      Market Risks:

Market risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate as a result of changes in market prices. Market risk includes three types of risk: currency risk, interest rate risk and price risk. Financial instruments affected by market risk include, among others, loans and credits, deposits, short-term investments and derivative financial instruments.

a)      Foreign Currency Risk:

Foreign currency risk is the risk that the fair value of the future cash flows of a financial instrument will fluctuate as a result of changes in foreign currency exchange rates. The Company is exposed to the exchange rate risk resulting from exposure to various currencies, especially the New Israel Shekel in connection with salary costs in Israel.

b)      Interest Rate Risk:

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate as a result of changes in market interest rates.

The Company’s exposure to the risk of changes in market interest rates relates primarily to its short-term liabilities at variable interest rates.

2.      Credit Risk:

Credit risk is the risk that the counter party will not meet its obligations as a customer or its obligations arising from a financial instrument and as a result the Group will incur a loss. The Group is exposed to credit risk as a result of its operating activities (mainly accounts receivable and contract assets) and its financing activity, including deposits with banks and other financial institutions.

3.      Liquidity Risk:

The Group monitors the risk to a shortage of funds using a liquidity planning tool.

The Group’s objective is to maintain a balance between continuity of funding and flexibility by using overdrafts, bank loans and convertible loans.

The following table shows the maturity of the Group’s financial liabilities according to its contractual terms on contractual undiscounted payments (including interest payments):

December 31, 2021:
	Up to One Year	One Year to Two Years	Two Years to Three Years	Three Years to Five Years	Total
	U.S. dollars in thousands
Accounts payables	311	—	—	—	311
Other payables	1,517	—	—	—	1,517
Government grants liability	147	271	499	1,511	2,427
Lease liability	382	357	98	—	837
	2,357	628	597	1,511	5,092

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 13 — Financial Instruments: (cont.)

December 31, 2020:
	Up to One Year	One Year to Two Years	Two Years to Three Years	Three Years to Four Years	Total
	U.S. dollars in thousands
Bank loans	1,004	—	—	—	1,004
Accounts payables	220	—	—	—	220
Other payables	1,409	—	—	—	1,409
Convertible loans	—	8,567	—	—	8,567
Government grants liability	169	285	755	694	1,903
Lease liability	364	342	319	81	1,106
	3,166	9,194	1,074	775	14,209

c.      Loans and Options:

On December 19, 2016, the Company entered into a loan agreement with Silicon Valley Bank (“SVB”), pursuant to which the Company obtained a loan in the aggregate principal amount of $5,000 thousand. The loan will mature in 48 months from issuance date, and carries variable interest at an annual rate of Prime plus 3.5%.

In connection with the loan agreement, the Company issued options to SVB, which may be exercised, in part or in full, for 193,243 Preferred “B” shares of the Company (upon the CLA, the right was converted into Ordinary Shares of the Company(see note f below)). The exercise price of the options is $1.81119 per share option. The option is convertible, in part or in full, up to the earliest of: (I) 15 years after the option was granted, or (II) the sale of the Company, in exchange for cash and/or shares of a publicly traded company.

The loan and the issuance of the options was accounted for as an issuance of a package of securities. Accordingly, the Company first measured the fair value of the options which constitutes a financial liability that will be measured at fair value through profit or loss. The residual of the consideration was attributed to a loan that constitutes a financial liability that is measured at amortized cost.

On August 16, 2018, the Company signed an amendment to the loan agreement with SVB, under which SVB granted the Company an additional loan of $5,000 thousand. The loan is for a period of 7 months and carries a variable interest rate of Prime plus 2.25%. The loan was repaid in one installment on October 3, 2018. As part of the loan agreement, the Company issued options to SVB, which can be exercised, in part or in full, for 138,312 Preferred “C” shares of the Company (upon the CLA, the right was converted to Ordinary Shares of the Company (see note f below)), up to 15 years, from the date of grant of the option. The exercise price of the options is, $2.5305 per share.

1.      The Loan Amount (together with accrued interest thereon) and the Pull-Through Amount have conversion options due to the following events:

a)      Automatic conversion upon qualified financing- the Loan Amount (together with accrued interest thereon) and the Pull-Through Amount will automatically convert into a new kind of equity securities at a conversion price equal to 80% of the per-share price paid by the investors in such qualified financing.

b)      voluntary conversion at any time- the investors holding more than 51% of the total.

outstanding loan amount have the right to voluntarily convert the Loan Amount (together with accrued interest thereon) and the Pull-Through Amount into equity of the Company upon any terms as may be determined by the aforesaid majority.

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 13 — Financial Instruments: (cont.)

2.      Under an amendment to the convertible loan agreement of December 22, 2020, various amendments were made, the primary ones of which are: the date for which funds can be invested under the convertible loan agreement has been extended until March 31, 2022 so that the remaining $5,000 thousand balance can be invested. In addition, the manner of calculation of the consideration that will be paid to lenders in the event of liquidation, in the event of the Company’s acquisition, with the maximum eligibility of the lenders in the distribution event will be to receive benefits of a maximum amount that does not exceed $99,197 thousand. In addition, it was determined that in the event of a voluntary conversion, the loan and the Pull-Through Amount, will be converted into the Company’s capital, all in accordance with the mechanism and internal conversion ratio between the predetermined lenders (it should be clarified that this is not the conversion ratio of the debt to capital but rather the internal division between the lenders as determined in advance).

3.      As part of another loan amendment of January 22, 2021, the convertible loan agreement was amended so that lenders could convert the loan and Pull Through Amount also into two parts if they so wish — first converting the Pull Through Amount, and then converting the loan amount itself into Company shares, and all in accordance with a predetermined mechanism and conversion ratio between lenders. The Company was advised by the lenders that they intend to convert the balance of the debt into Ordinary Shares of the Company, in accordance with the conversion loan agreement.

It should be noted that, after the debt conversions and the allocation of the shares as noted above, the debt will be considered fully paid and the Company will not have any additional obligations to the lenders in connection with the convertible loan agreement.

As, in accordance with the terms of the conversion loan the lenders may elect, in their sole discretion, to convert the entire outstanding Debt and aggregate Pull-Through Loan Amount into equity of the Company upon any terms as may be determined in the discretion of the Lead Lenders (including a holding of 100%), the Company treated the conversion option as an equity instrument. Accordingly, the Company treated the conversion loan as a complex instrument that includes a liability component measured at amortized cost (“ordinary loan”) and an equity component in respect of the conversion option. At the time of obtaining the loan, the Company first measured the fair value of the ordinary loan in accordance with an annual market interest rate of 41% and attributed the difference between the consideration and the fair value to as the shareholders’ contribution to equity.

Due to the amendment to the agreement of December 22, 2020 and since this is a material change in quantitative terms, the Company re-measured the loan at fair value in accordance with the capitalization of cash flows according to the annual market interest rate of 10.41% . Given the above, due to the possibility of converting the loan into Ordinary Shares on upon any terms as may be determined in the discretion of the Lead Lenders, the Company imputed the difference between the loan amount recognized in the financial statements on the date of the terms change and the loan amount calculated after changing the terms directly to capital.

Accordingly, in 2020 the Company raised a total of $2,489 thousand in financing as part of loans received. In 2020, the Company recognized financial expenses of $ 2,344 thousand in respect of such convertible loans. In 2021, the Company charged $217 thousand to equity in connection with loans received. In 2021, the Company recognized financial expenses of $1,102 thousand in respect of said convertible loans.

On the date of completion of the IPO, based on the prospectus, the debt was converted to ordinary shares. The debt is considered repaid in full, and the Company has no additional obligations to the lenders in connection with the convertible loan agreement. The number of the shares granted was 248,081,491 and after a reverse share split of 1:28, 8,860,053 shares. In addition, on the day of the conversion of the convertible loan, the Company recorded a contribution to equity, against the issuance expenses deducted from share premium relating to the conversion of the convertible loan, in the amount

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 13 — Financial Instruments: (cont.)

of $3,436 thousand. These are not costs of the Company but with the consent of the lenders not to convert the convertible loan in exchange for a full dilution of the existing shareholders. The convertible loan holders decided to cede to the shareholders who participated in the Company’s previous issuance rounds but did not participate in the convertible loan agreement, 9% of the Company’s capital at the time of the loan conversion, and another 2% to shareholders who did not participate in previous rounds.

d.      During May 2021, the Company entered into a Simple Agreement for Future Equity (SAFE) in amount of $4.4 million. The number of shares allocated to investors was calculated, based on the invested amounts as 75% of the effective price of the shares under the issuance, that is, 2,712,329 Ordinary Shares of the Company, NIS 0.01 par value. The issuance of shares under the SAFE agreements was made at the date of completion of the issuance under the prospectus (after the conversion of the debt according to the CLA and the reverse share split), and before the listing of the Company’s securities on the stock exchange according to the prospectus. In addition, according to the SAFE agreements, investors were granted options to purchase additional shares of the Company, such that the number of options will be equal to the number of shares allocated to investors, and a total of 2,712,329 options for Ordinary Shares NIS 0.01 par value. The option can be exercised from the date of completion of the issuance and up to 36 months after the date of granting the option. The exercise price reflects 75% of the price of the Company’s shares in the issuance, which is NIS 5.3025. In addition, each investor may exercise his options through a cashless exercise for a number of shares that will be calculated in accordance with the mechanism prescribed by the option, in accordance with the difference between the fair market value1 of the shares and the exercise price.

e.      The Company signed a consulting agreement with a broker, in connection with the SAFE agreements, according to which the broker was granted 50,320 options that can be exercised for 50,320 Ordinary Shares of the Company. The option is exercisable from the date of completion of the issuance until the expiration of 36 months from the date of granting the option, at an exercise price of NIS 7.07.

f.       Under the underwriting agreement with the underwriters, 706,844 exercisable options were granted, available for conversion into 706,844 Ordinary Shares of the Company, as well as 19,978 options each exercisable for one Ordinary Share of the Company, which were granted to the IPO sale agent. The options can be exercised from the date of completion of the issuance until the expiration of 18 months from that date, at an exercise price of NIS 7.07.

g.      Sensitivity Tests for Change in Market Factors

Foreign Currency Sensitivity Analysis:

The following table demonstrates the sensitivity test to a reasonably possible change in Shekel exchange rates, with all other variables held constant. The impact on the Company’s Loss before tax is due to changes in the fair value of the financial liabilities.
	Sensitivity Test For Changes in the Exchange Rate of the Shekel
	Gain (Loss) – Change
	5% Increase in the Exchange Rate of the Shekel	5% Decrease in the Exchange Rate of the Shekel
	U.S. dollars in thousands
2021	135	(135)
2020	109	(109)

____________

1        The closing price of the Company’s shares on the stock exchange on the business day before the exercise date.

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 13 — Financial Instruments: (cont.)

Interest Rate Sensitivity Analysis:

The following table demonstrates the sensitivity to a reasonably possible change in interest rates on that portion of loans. With all other variables held constant, the effect of the changes in interest rates on the Company’s Loss before tax is as follows:
	Sensitivity Test for Changes in the Interest Rates
	Gain (Loss) – Change
	5% Increase in the Interest Rate	5% Decrease in the Interest Rate
	U.S. dollars in thousands
2021	(4)	4
2020	(60)	60

Note 14 — Contingent Liabilities, Commitments, Liens, Claims, and Guarantees

a.      Commitments:

1.      Royalties to the Israel Innovation Authority

The Company has received grants from the Israel Innovation Authority (“IIA”) to finance its research and development programs in Israel, through which the Company received IIA participation payments in the aggregate amount of $2.6 million through December 31, 2021. All of these are royalty-bearing grants.

In return, the Company is committed to pay IIA royalties at a rate of 3-3.5% of future sales of the developed products, up to 100% of the amounts of grants received plus interest at LIBOR.

Through December 31,2021, an amount of $365 thousand royalties has been paid to the IIA.

The Company’s royalty liability to the IIA at December 31, 2021, including grants received by the Company and the associated LIBOR interest on all such grants totaled to $2.4 million.

b.      Liens:

1.      On June 1, 2021, the Company repaid the principal and interest on its loan with Silicon Valley Bank (SVB) and thus ended its obligations in connection with this loan. The liens recorded in favor of the bank in connection with this loan were also removed.

2.      As of December 31, 2020, the Company has restricted cash in respect of credit card facilities of $49 thousand. As of December 31, 2021, the Company has restricted cash in respect of credit card facilities of $62 thousand.

c.      Legal claims contingency:

1.      On September 11, 2020, a former employee of the Company sued the U.S. subsidiary for $50 thousand in a court in Arizona. On January 20, 2021, the employee filed a motion to dismiss the claim, and it was deleted. The employee later filed a motion to open arbitration proceedings in New York. On November 22, 2021, the Company signed a settlement agreement with the former employee for an immaterial amount and the arbitration procedure was immediately terminated.

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 14 — Contingent Liabilities, Commitments, Liens, Claims, and Guarantees (cont.)

2.      On August 26, 2021, a claim was filed in Texas against a Company subsidiary in the United States and against a former employee of the subsidiary. The plaintiff claimed personal injury damages following a car accident between him and a former company employee. As of reporting date, the case is still in the early stages of discovery. U.S. insurance company attorneys believe, upon initial review, the likelihood of a lawsuit at 50%, and, based on the information available at this time, believe the amount of compensation at about $50 thousand.

The limitations of the federal insurance company’s commercial vehicle policy covering the U.S. subsidiary in this case are $1 million (“base policy”) per event for personal injury claims. In addition, the U.S. subsidiary has a federal insurance company’s excess insurance policy that provides an additional $5 million over the coverage in the base policy. Based on the information available to date, it does not appear that the Plaintiff’s claim will exceed these limits by either settlement or judgment.

Note 15 — Revenue:

The Company has service agreements for collecting and making information accessible according to the customer’s needs.

Set out below is the disaggregation of the Group’s revenue by geographical markets:
	Year Ended December 31,
	2021	2020
	U.S. dollars in thousands
Singapore	2,841	1,259
Israel	326	249
United States	—	101
United Arab Emirates	120	—
	3,287	1,609

Set out below is the disaggregation of the Group’s revenue by type of customer:
	Year Ended December 31,
	2021	2020
	U.S. dollars in thousands
Supervisory and Police Authorities (‘Smart City’)	2,961	1,259
Industry	326	245
Security	—	105
	3,287	1,609

Note 16 — Cost of Revenue:
	Year Ended December 31,
	2021	2020
	U.S. dollars in thousands
Wages, salaries, and benefits	1,308	1,537
Offsite contracting and travel	441	818
Depreciation and amortization	266	326
Distribution to customers	267	176
Materials usage	136	75
Share-based payment	603	4
Office maintenance	242	198
Other items	398	343
	3,661	3,477

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 17 — Sales and Marketing Expenses:
	Year Ended December 31,
	2021	2020
	U.S. dollars in thousands
Wages, salaries, and benefits	788	477
Advertising and marketing expenses	505	215
Travel	27	47
Share-based payment	1,770	12
Depreciation and amortization	4	6
Other items	125	90
	3,219	847

Note 18 — General and Administrative Expenses:
	Year Ended December 31,
	2021	2020
	U.S. dollars in thousands
Wages, salaries, and benefits	1,349	1,005
Share-based payment (see Note 12B (1))	3,205	582
Depreciation and amortization	492	660
Initial public offering related expenses	486	—
IT, legal, consulting, and others	189	217
Rents and maintenance	312	207
	6,033	2,671

Note 19 — Research and Development Expenses:
	Year Ended December 31,
	2021	2020
	U.S. dollars in thousands
Wages, salaries, and benefits	4,772	4,435
Offsite contracting and travel	484	1,073
Other research and development expenses	648	749
Depreciation and amortization	177	206
Share-based payment (see Note 12B (1))	1,607	89
Materials usage	216	82
	7,904	6,634
Less – changes in estimated government grants	(202)	(247)
	7,702	6,387

Note 20 — Other expenses (income), net:
	Year Ended December 31,
	2021	2020
	U.S. dollars in thousands
Impairment losses (Reversal of an impairment loss)(1)	955	(206)
Loss (capital gain) from sale and disposal of fixed assets(2)	(343)	29
Gain on realization of translation differences – foreign operations	(466)	—
Other items	—	96
	146	(81)

____________

(1)      See note 9

(2)      The sale of Property and equipment of the Company’s systems to a government body in the United Arab Emirates in the amount of $1 million was recorded net, as a capital gain under other income in the amount of $343 thousand.

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 21 — Financial Income and Expenses:
	Year Ended December 31,
	2021	2020
	U.S dollars in thousands
Financial expenses:
Interest expenses on loans	11	104
Financial expenses in respect of the convertible loan	1,102	2,344
Financial expenses in respect of a lease liability	55	64
Financial expenses in respect of a commitment to the Israel Innovation Authority	163	164
Remeasurement of options	38	—
Bank commissions	14	17
	1,383	2,693
	Year Ended December 31,
	2021	2020
	U.S dollars in thousands
Financial income:
Exchange rate differences	88	77
	88	77

Note 22 — Income Taxes:

The Company’s net income in Israel is subject to corporate tax at a rate of 23%.

A company is liable to tax on capital gains at the rate of corporation tax beginning in the year of sale.

According to law, the limitation period for self-assessments is 4 years from the end of the tax year in which the assessment was submitted.

The U.S. subsidiary is liable to federal tax at a rate of 21% in addition to the state tax and local city tax.

The income of the subsidiary incorporated in Singapore is subject to corporate tax at a rate of 17%.

The subsidiary incorporated in Australia is subject to corporate tax at a rate of 27.5%.

Deferred Taxes

The Company did not recognize deferred tax assets in respect of losses available for carry forward purposes of $107,368 thousand because their utilization in the foreseeable future is not probable and the lack of deferred tax liability balances against which it was permitted to create such an asset.

Theoretical Tax

The reconciliation between the tax expense, assuming that all the income, expenses, gains and losses in profit or loss were taxed at the statutory tax rate and the taxes on income recorded in profit or loss is as follows:
	Year Ended December 31,
	2021	2020
	U.S dollars in thousands
Loss before tax	18,769	14,308
Statutory tax rate	23%	23%
Theoretical tax	(4,317)	(3,291)
Adjustments:
Deferred taxes not recognized on losses	4,317	3,291
Actual tax	—	—

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 23 — Balances and Transactions with Related Parties

a.      Balances with Related Parties:
	Year Ended December 31,
	2021	2020
	U.S dollars in thousands
Other payables – key management personnel	237	217
Equity reserve for share-based payment	5,419	1,579
CLA capital reserve	—	2,836
Convertible loan liability	—	8,567

Regarding the convertible loan received from shareholders, see Note 13 F.

b.      Benefits to and other transactions with Related Parties and Key Management Personnel
	Year Ended December 31,
	2021	2020
	US $, in Thousands
Wages and benefits for employees by or on behalf of the company	1,359	1,160
Share-based payment	3,887	544
Financial expenses on convertible loan	1,102	2,344
	6,348	4,048

The number of people to whom the salary and benefits relate

Related parties, related parties, and key management personnel employed by or on behalf of the Company	5	4
Directors who are not employed by the company and are not remunerated	4	3

Note 24 — Material Events After Balance Sheet Date:

a.      On May 10, 2022, the Company received a letter from a government body in the United Arab Emirates informing the Company of its intention to purchase two of the Company’s systems during the current year, and that USD 2 million dollars was allocated for the purchase. As stated in the letter, the parties will remain in contact until the procedures required by the governmental body in the United Arab Emirates to carry out the purchase are completed. It is noted that as of the publication date of the report, the order had not yet been placed.

b.      In February 2022, the Company granted Mr. Moshe Maor, an independent director of the Company, 66,340 options to purchase 66,340 ordinary shares of NIS 0.01 par value each of the Company, in accordance with the Company’s Israeli options plan. Each of the options will be exercisable to a Company share, subject to its vesting, during the exercise period in exchange for an exercise price, not linked, of NIS 7.07 per share for four years from the commencement date of the vesting period. The options will vest over three years. The valuation of the option price was based on the market value of the Company using the Black and Scholes model as of the grant date. The fair value of all the options granted, as of the grant date, is NIS 104,389.

c.      In June 2022, the Company granted an employee of the Company 30,000 options to purchase ordinary shares of NIS 0.01 par value shares of the Company, in accordance with the Company’s Israeli options plan. Each of the options will be exercisable to a Company share, subject to its vesting, during the exercise period in exchange for an exercise price, not linked, of NIS 0.28 per share for ten years from the grant date of the options, or termination of the contract between the Company and the employee, the earlier of which.

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 24 — Material Events After Balance Sheet Date: (cont.)

All the options vested in one tranche on June 16, 2022. The valuation of the option price was based on the market value of the Company using the Black and Scholes model as of the grant date. The fair value of all the options granted, as of the grant date, is NIS 64,889.

d.      On May 19, 2022, the Company entered into a loan agreement (the “Agreement”) with the OurCrowd Group, an related party in the Company (the “Lender”), according to which the Lender will provide the Company, upon signing the agreement, with a loan of USD 1.1 million dollars (the “Loan Principal”), at an annual interest of 6% (the “Interest”). The principal will be repaid in one lump sum on May 19, 2027 or within 30 business days from the date on which the Company will raise capital, either in one round or in several rounds, totaling together USD 2 million dollars or more (“Round”), whichever comes first (“Maturity Date”). The interest will be paid annually on December 31 of each calendar year for the past year or part of it, as the case may be, or on the Maturity Date as defined above, or on an early maturity date, as stated below. It is clarified that the loan and/or any other loan taken by the Company will not be counted for the purpose of calculating the cumulative total capital raised.

The Company may repay the loan (Principal and Interest) early, in whole or in part, at any time and for any reason, with advance notice in writing to the Lender 7 days prior to the early repayment, at its sole discretion, and without an early repayment fee. The repayment of the loan will not be secured by a lien, or any other collateral and the loan is not convertible to equity.

The Company undertook that starting from the date of signing the Agreement, and as long as the loan Principal and the accrued Interest have not been repaid in full, the Company will not take a loan and/or any other financing with a higher priority than the loan from any party other than the Lender, without the prior consent in writing of the Lender. It is clarified that the Company may take a loan and/or any other financing from any other party at any time and without the Lender’s approval, if the loan and/or other financing will be used, among other things, to repay the Loan in full.

If the Company does not make any payment to the Lender under the Agreement, the Company must pay the Lender immediately upon its first demand, for the amount in arrears, interest on arrears for the period in arrears at a rate of 5% per year plus VAT (in addition to the Interest, as defined above), without prejudice to the right of the Lender to other remedies.

As this is a loan on favorable terms from a shareholder of the Company, the beneficial component was classified as a capital contribution from related party. The discount rate was calculated using the WACC (weighted average cost of capital) model. The WACC is the weighted rate of return required by the holders of capital and debt. The WACC was valued at about 19.27%.

The rate of return on equity was calculated using the CAPM (capital asset pricing model) model. According to this model, the rate of return on equity is derived from risk-free interest plus a market risk premium multiplied by the Company’s systematic risk level in relation to the standard deviation of the market portfolio. The average duration was calculated for the owner’s loan at the measurement date, according to the projected duration of the loan (December 31, 2022), in accordance with the binding merger agreement with Ondas.

The total fair value of the loan at the measurement date was USD 1,022,258. The remaining amount of the loan, USD 77,742, was classified as a capital contribution from related party.

e.      On July 5, 2022, the Company entered into a Memorandum of Understanding with Ondas Holdings Inc. (“Ondas”), a Nevada corporation publicly traded on the Nasdaq and which develops and supplies private wireless networks, as well as providing automatic data solutions using drones, for the acquisition of the Company by Ondas through a reverse triangular merger wherein a wholly owned Israeli subsidiary of Ondas (“Talos”), to be incorporated for such purpose, would merge into and be absorbed by the Company and, as a result, Ondas would become the sole shareholder of the Company (the “Merger”).

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 24 — Material Events After Balance Sheet Date: (cont.)

On August 4, 2022, the Company entered into a Merger Agreement with Ondas and Talos for the purpose of defining the terms and conditions of the Merger. According to the Merger Agreement, each holder of an Ordinary Share of the Company, par value of NIS 0.01 each, immediately prior to the date of the Merger, would receive, in exchange for such share, 0.16806 shares of Ondas, par value of US$ 0.0001 each. This compensation was considered by the Company’s Audit Committee prior to approval.

As a result of the Merger: (i) the Company will continue to exist and will become an Israeli private subsidiary company wholly owned by Ondas; (ii) the shares of the Company will be delisted from the Tel Aviv Stock Exchange (“TASE”) and it will cease to be considered a “reporting company”; (iii) the securities of the Company will be exchanged for shares of Ondas; and (iv) Talos will merge into the Company and be dissolved without liquidation and shall be removed from the Israeli Registrar of Companies’ registry.

As of August 4, 2022, the compensation reflected a price per share of US$ 0.89 (approximately NIS 3.00), which was calculated based on the representative USD:ILS exchange rate and the known closing price of Ondas’ shares on the last day prior to August 4, 2022. It represented an approximately forty-eight percent (48%) premium on the average share price weighted with the trading cycles of the Company on the TASE in the thirty days prior to August 4, 2022 and an approximately seventy-one percent (71%) premium on the known closing price of the Company’s shares on the TASE on August 4, 2022.

Following the date of the Agreement, Ondas will grant the company up to $1.5 million credit amount for the financing of the ongoing activities of the Company (see note g below).

The closing of the Merger shall take place on a date to be set by the parties but no later than two business days following the completion or waiver of all the required terms of the Merger Agreement.

The Merger Agreement included obligations and restrictions on all parties for the period between August 4, 2022 and the closing of the Merger (or a terminate date), including, amongst others, the repayment of the US$ 1,100,000 loan owed to OurCrowd by the Company (the “OurCrowd Loan”) immediately following the closing of the Merger if the Company chooses not to pay off the OurCrowd Loan prior to the closing of the Merger.

The Merger Agreement included certain circumstances in which, if they occur, the Company will be required to pay Ondas a termination fee of US$ 800,000 (the “Termination Fee”), in addition to payment for expenses of up to US$ 1,000,000 (the “Termination Cap”), provided that the Company is not required to pay more than the Termination Cap in the aggregate, including the Termination Fee.

f.       On August 4, 2022, the Company received letters of waiver from three company officers, Meir Kliner, CEO and Director; Yishay Curelaru, CFO and COO; and Eitan Rotberg, VP of Product and Sales. In the letters, the officers waive the salary update for the Company’s officers following the initial public offering and any rights by virtue thereof as set forth in the waivers. It is clarified that due to a voluntary salary reduction from the month of October 2021, the actual salary update does not actually apply to the CFO and COO and to the VP of Product and Sales, and regarding the Company’s CEO, a partial update was affected.

g.      In September 20, 2022, the company entered into a Credit and Guaranty Agreement according to which Ondas shall provide the Company with credit of up to USD 1.5 million, which shall be utilized for the purpose of financing the Company’s ongoing activities, subject to customary conditions, including the delivery of documents and standard approvals to the Lender.

The conditions of the loan are as followed:

The Credit amount will be available to the company starting October 3, 2022.

Date of Repayment will be the earliest of: (a) February 1, 2023; or (b) Date of termination of the Merger Agreement due to a breach of its terms by the Company.

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 24 — Material Events After Balance Sheet Date: (cont.)

The Company has the right to early repayment, partial or in full (with no additional fee).

Interest rate of the loan will be a fixed interest at a rate of 6% on the principal drawn down.

An additional 2% of interest will be added in the event of a breach. The Loan’s principal and accrued interest shall be repaid in one payment on the due date.

Guarantees and collateral: (1) A first-degree floating charge in favor of the Lender, on all of the Company’s assets, rights, and property, of any kind and type, both existing and future (including, but not limited to, intellectual property), with the exception of all of the assets, rights, and property that were excluded in the Agreement. (2) A first-degree fixed charge on the Company’s intellectual property, equipment, and other fixed assets, with the exception of the equipment and assets that were excluded in the Agreement. (3) AIROBOTICS INC, an American subsidiary (100%) of the Company, shall guarantee the payment of the Company’s obligations and shall grant a charge in favor of the Lender on all of its existing and future assets, rights, and property.

Annex A

Execution Version

AGREEMENT OF MERGER

DATED AS OF AUGUST 4, 2022

BY AND AMONG

AIROBOTICS LTD.,

ONDAS HOLDINGS INC.

AND

TALOS LTD.

(in formation)

(or such other name as shall be approved by the Israeli Registrar of Companies)

Annex A Pages
1.	THE MERGER		A-1
	1.1	The Merger	A-1
	1.2	Closing of the Merger	A-1
	1.3	Effective Time	A-2
	1.4	Articles of Association	A-2
	1.5	Effects of the Merger	A-2
	1.6	Directors and Officers	A-2

2.	Effects of Merger on Share Capital; Exchange of SHARES		A-2
	2.1	Effect on Securities	A-2
	2.2	Exchange Procedures	A-4
	2.3	Stock Options and Warrants	A-7
	2.4	Withholding	A-8

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-10
	3.1	Organization and Qualification; Subsidiaries; Investments	A-10
	3.2	Capitalization of the Company and its Subsidiaries	A-11
	3.3	Authority Relative to this Agreement; Recommendation	A-13
	3.4	Israeli Securities Filings; Financial Statements	A-14
	3.5	Information Supplied	A-15
	3.6	Consents and Approvals; No Violations	A-15
	3.7	No Default	A-16
	3.8	No Undisclosed Liabilities; Absence of Changes	A-16
	3.9	Litigation	A-17
	3.10	Compliance with Applicable Law	A-17
	3.11	Environmental Laws and Regulations	A-20
	3.12	Taxes	A-20
	3.13	Intellectual Property	A-23
	3.14	Insurance	A-26
	3.15	Certain Business Practices	A-26
	3.16	Tangible Personal Property; Title; Sufficiency of Assets	A-28
	3.17	Material Contracts	A-29
	3.18	Grants, Incentives and Subsidies	A-30
	3.19	Affiliates; Transactions with Affiliates	A-31
	3.20	Brokers	A-31
	3.21	Employee Benefits	A-31
	3.22	Labor and Employment Matters	A-33
	3.23	Indebtedness	A-35
	3.24	Real Property	A-35
	3.25	Suppliers and Customers	A-37
	3.26	Anti-Takeover Statutes	A-37
	3.27	Foreign Business	A-37
	3.28	No Other Representations	A-38

4.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		A-38
	4.1	Organization and Qualification; Subsidiaries	A-38
	4.2	Capitalization of Parent and Merger Sub	A-38
	4.3	Authority Relative to this Agreement	A-39

Annex A-i

Annex A Pages
	4.4	SEC Reports; Financial Statements	A-40
	4.5	Information Supplied	A-40
	4.6	Consents and Approvals; No Violations	A-41
	4.7	No Default	A-41
	4.8	No Undisclosed Liabilities	A-42
	4.9	Litigation	A-42
	4.10	Compliance with Applicable Law	A-42
	4.11	Intellectual Property	A-43
	4.12	Brokers	A-43
	4.13	Ownership of Stock in the Company and its Subsidiaries	A-43
	4.14	Taxes	A-43
	4.15	Valid Issuance	A-44
	4.16	No Additional Representations	A-44

5.	COVENANTS		A-44
	5.1	Conduct of Business of the Company	A-44
	5.2	Parent’s Undertakings	A-47
	5.3	Preparation of the Form S-4 and the Proxy Statement; Company Shareholders’ Meeting	A-48
	5.4	Merger Proposal; Certificate of Merger	A-49
	5.5	Stock Exchange Listings; Delisting	A-51
	5.6	Other Proposals	A-51
	5.7	Appropriate Action; Consents; Filings	A-54
	5.8	Access to Information, Confidentiality	A-56
	5.9	Public Announcements	A-57
	5.10	Indemnification and Directors’ and Officers’ Insurance	A-57
	5.11	Notification of Certain Matters	A-58
	5.12	Affiliates; Tax Rulings	A-59
	5.13	Company Shares	A-61
	5.14	Director Resignations	A-61
	5.15	Israeli Securities Authority Approval; Dual-Listing	A-61
	5.16	Company Interim Covenants	A-62
	5.17	Repayment of OurCrowd Loan	A-62
	5.18	Bridge Loan	A-62
	5.19	Merger Sub	A-62

6.	CONDITIONS TO CONSUMMATION OF THE MERGER		A-62
	6.1	Conditions to Each Party’s Obligations to Effect the Merger	A-62
	6.2	Conditions to the Obligations of the Company	A-63
	6.3	Conditions to the Obligations of Parent and Merger Sub	A-63

7.	TERMINATION		A-64
	7.1	Termination	A-64
	7.2	Effect of Termination	A-65
	7.3	Fees and Expenses	A-67

8.	MISCELLANEOUS		A-67
	8.1	Non-Survival of Representations and Warranties	A-67
	8.2	Amendment	A-67
	8.3	Extension; Waiver	A-67

Annex A-ii

Annex A Pages
8.4	Entire Agreement; Assignment	A-67
8.5	Validity	A-68
8.6	Notices	A-68
8.7	Governing Law and Venue; Waiver of Jury Trial	A-69
8.8	Descriptive Headings	A-69
8.9	Parties in Interest	A-70
8.10	Certain Definitions	A-70
8.11	Non-Recourse	A-81
8.12	Specific Performance	A-82
8.13	Interpretation	A-82
8.14	Disclosure Schedules	A-82
8.15	Counterparts	A-83
Annex A-iii

AGREEMENT OF MERGER

This Agreement of Merger (this “Agreement”), dated as of August 4, 2022, is by and among Airobotics Ltd., an Israeli publicly traded company limited by shares (the “Company”), Ondas Holdings Inc., a Nevada corporation (“Parent”), and Talos Ltd. (or such other name as shall be approved by the Israeli registrar of companies), an Israeli company in formation as a wholly owned subsidiary of Parent (“Merger Sub”). Terms not otherwise defined herein shall have the meanings ascribed to such terms in Section 8.10 of this Agreement.

Whereas,         the respective boards of directors of Parent (the “Parent Board”) (on its own behalf and on behalf of the Merger Sub pending its formation) and the Company (the “Company Board”) have approved, and the sole shareholder of the Merger Sub will approve upon its formation, and the board of directors of the Merger Sub (the “Merger Sub Board”) will ratify upon the Merger Sub’s formation, and, in the case of the Company Board and the Parent Board (on behalf of the Merger Sub, to be ratified upon its formation), declared advisable, fair to and in the best interests of such entity and its respective shareholders, this Agreement and the transactions contemplated by this Agreement, including the merger of Merger Sub with and into the Company, with the Company surviving as a wholly owned Subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of Sections 314 – 327 of the Companies Law 5759-1999 of the State of Israel (together with the rules and regulations thereunder, the “ICL”); and

Whereas,         the Company Board and the Parent Board (on behalf of the Merger Sub Board, to be ratified upon its formation) have determined that, considering the financial conditions of the merging companies, no reasonable concern exists that the Surviving Corporation (as defined below) will be unable to fulfill the obligations of the Company or the Merger Sub to their respective creditors; and

Whereas,         it is intended that for U.S. federal income Tax purposes, (i) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) this Agreement is, and hereby adopted as, a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulation Section 1.368-2(g) and for purposes of Section 354 and 361 of the Code; and

Whereas,         the Company Board has unanimously recommended that the shareholders of the Company approve and adopt this Agreement and the Merger; and

Whereas,         each of Parent, Merger Sub and the Company wishes hereby to make certain representations, warranties, covenants, and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants, and agreements herein contained, and intending to be legally bound hereby, the company, Parent and Merger Sub hereby agree as follows:

1.        THE MERGER

1.1         The Merger

At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the ICL, Merger Sub (as the target company (Chevrat HaYaad)) shall be merged with and into the Company (as an absorbing company (HaChevra HaKoletet)). Following the Merger, the Company (a) shall continue as the surviving corporation (the “Surviving Corporation”), while the separate corporate existence of Merger Sub shall cease; (b) shall be governed by the laws of the State of Israel; (c) shall maintain a registered office in the State of Israel; and (d) shall succeed to and assume all of the rights, properties and obligations of Merger Sub and the Company in accordance with the ICL.

1.2         Closing of the Merger

The closing of the Merger (the “Closing”) will take place at a time and on a date (the “Closing Date”) to be specified by the Parties, which shall be no later than the second Business Day after satisfaction (or waiver) of the latest to occur of the conditions set forth in Article 6 (other than conditions that by their

Annex A-1

nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), remotely by exchange of documents and signatures via Electronic Delivery, unless another time, date or place is agreed to in writing by the Parties hereto.

1.3         Effective Time

As soon as practicable after the determination of the date on which the Closing is to take place, each of the Company and Merger Sub shall (and Parent shall cause Merger Sub to), in coordination with each other, deliver to the Registrar of Companies of the State of Israel (the “Companies Registrar”) a notice of the contemplated Merger which shall inform the Companies Registrar that all conditions to the Merger under the ICL and this Agreement have been met and set forth the proposed date of the Closing on which the Companies Registrar is requested to issue a certificate evidencing the Merger in accordance with Section 323(5) of the ICL (the “Certificate of Merger”) after notice that the Closing has occurred is served to the Companies Registrar, which the parties shall deliver on the Closing Date. The Merger shall become effective upon the issuance by the Companies Registrar of the Certificate of Merger in accordance with Section 323(5) of the ICL (such date and time being referred to herein as the “Effective Time”).

1.4         Articles of Association

The articles of association of the Merger Sub shall be identical to the articles of association of the Company in effect at the Closing, except that they shall (a) exempt the Merger Sub from appointing an external auditor pursuant to Section 158 of the ICL, (b) cancel such existing definitions and articles derived from the fact the Company is publicly traded (including the relevant definitions in Articles 1, 12, 61(c), 62(a), 164 and 165 thereto), and (c) include such other adjustments, if mandatory under Applicable Law.

1.5         Effects of the Merger

The Merger shall have the effects set forth in this Agreement and the applicable provisions of the ICL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, by virtue of, and simultaneously with, the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company, (a) Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation; (b) all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation; (c) all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation; and (d) all the rights, privileges, immunities, powers and franchises of the Company (as the Surviving Corporation) shall continue unaffected by the Merger in accordance with the ICL.

1.6         Directors and Officers

The Parties shall take all actions necessary so that the directors of Merger Sub at the Effective Time shall at the Effective Time be duly appointed to be the directors of the Surviving Corporation, to hold office in accordance with the articles of association of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation, or removal. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly appointed or until their earlier death, resignation or removal.

2.        Effects of Merger on Share Capital; Exchange of SHARES

2.1         Effect on Securities

2.1.1        Conversion of Shares

(a)      At the Effective Time, by virtue of the Merger and without any further action by Parent, the Company, Merger Sub, or any of their respective shareholders, each ordinary share of the Company, par value NIS 0.1 per share (individually a “Share” and collectively the “Shares”), issued and outstanding immediately prior

Annex A-2

to the Effective Time (other than Shares owned by the Company or its Subsidiaries (dormant or otherwise) or by Parent or Merger Sub) shall, by virtue of the Merger and without any action on the part of Merger Sub, the Company, or the holder thereof, be exchanged for and converted into the right to receive a number of fully paid and nonassessable shares of common stock, par value $0.0001 per share, of Parent (“Parent Common Stock”) equal to the Exchange Ratio, subject to Section 2.1.3 below (such shares of Parent Common Stock, the “Merger Consideration”) without interest. Notwithstanding the foregoing, if, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or the Shares shall have been changed into a different number of shares or a different class by reason of any stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Shares), subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar event, then the Exchange Ratio shall be correspondingly adjusted to provide the holders of the Shares and Company Stock Options the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar event. Each Share to be converted into the right to receive the Merger Consideration as provided in this Section 2.1.1(a) shall no longer be outstanding and shall be automatically canceled and shall cease to exist, and the holders of certificates (“Certificates”) or book-entry shares (“Book-Entry Shares”) that immediately prior to the Effective Time represented such Shares, shall cease to have any rights with respect to such Shares other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 2.2, the Merger Consideration.

(b)      At the Effective Time, each Share held as of immediately prior to the Effective Time by the Company (dormant or otherwise), shall be automatically cancelled and retired and shall cease to exist, and no shares of Parent Common Stock shall be delivered with respect thereto.

(c)      Parent Common Stock issued in exchange for Section 102 Shares and Section 102 Non Trustee Shares shall be issued to the 102 Trustee on behalf of the beneficial holders of Section 102 Shares and Section 102 Non Trustee Shares under the Assumed Company Plan.

(d)      The Parent Common Stock issued as Merger Consideration shall be, upon effectiveness of the S-4, fully registered and freely tradable, and not subject to any lock-up or other similar restrictions.

2.1.2        Conversion of Merger Sub Share Capital

At the Effective Time, by virtue of the Merger and without any further action by Parent, the Company, Merger Sub, or any shareholder of Parent, the Company or Merger Sub, each outstanding ordinary share of Merger Sub shall be converted into one ordinary share of the Surviving Corporation and shall be registered in the name of Parent in the shareholders register of the Surviving Corporation.

2.1.3        No Fractional Shares

No fraction of a share of Parent Common Stock will be issued in connection with the Merger, and no certificates or scrip for any such fractional shares will be issued. All fractional share amounts shall be rounded up to the nearest whole based on the total number of shares of Parent Common Stock to be issued to the holder of Shares who would otherwise be entitled to receive a fraction of Parent Common Stock (after aggregating all fractional Parent Common Stock issuable to such holder).

Annex A-3

2.2         Exchange Procedures

2.2.1         Designation of Exchange Agent and Information Agent; Deposit of Exchange Fund

Prior to or at the Closing, Parent shall (a) designate its transfer agent, or a depository, bank or trust company reasonably acceptable to the Company to act as the exchange agent in connection with the Merger (which shall designate a local Israeli sub-paying agent) (the “Exchange Agent” and “Israeli Sub-Agent”, respectively) and enter into an exchange agreement, in a form reasonably acceptable to the Company, for the payment of the Merger Consideration as provided in Section 2.1 above, and (b) at the request of the Company, engage an information agent reasonably acceptable to the Parent and the Company (the “Information Agent”) to assist, inter alia, in obtaining any requisite residency certificate and/or other declaration for Tax withholding purposes and, in connection therewith, shall enter into an agreement with the Information Agent in customary form and reasonably satisfactory to the Parent and the Company. Prior to or substantially concurrently with the Effective Time, Parent shall deposit or cause to be deposited with the Exchange Agent, for the benefit of the holders of Shares (excluding Section 102 Shares and Section 102 Non Trustee Shares, in respect of which the Parent Common Stock shall be issued directly to the 102 Trustee) for exchange in accordance with this Article 2 through the Exchange Agent: the full number of shares of Parent Common Stock, which shall be in uncertificated book-entry form, issuable pursuant to Section 2.1 above in exchange for outstanding Shares; and Parent shall, after the Effective Time on or prior to the appropriate payment date, if applicable, provide or cause to be provided to the Exchange Agent any dividends or other distributions payable on such shares of Parent Common Stock pursuant to Section 2.2.3 (such shares of Parent Common Stock, together with any such dividends or other distributions with respect thereto, are hereinafter referred to as the “Exchange Fund”), in exchange for outstanding Shares. In the event the Exchange Fund shall at any time be insufficient to make the payments contemplated by Section 2.1 above or Section 2.2.3, Parent shall promptly deposit, or cause to be deposited, additional shares with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payment. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 2.1 or Section 2.2.3.

2.2.2        Exchange Procedures with Respect to Shares

(a)      As soon as reasonably practicable after the Effective Time (but not later than three Business Days thereafter), Parent shall direct the Exchange Agent to deliver to each holder of record of a Certificate (or Certificates) or Book-Entry Shares as of immediately prior to the Effective Time, in each case, whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1.1 above, and dividends or other distributions, if any, pursuant to Section 2.2.3 (in each case, other than holders of Section 102 Shares and Section 102 Non Trustee Shares, which, for the avoidance of doubt, will be eligible to receive the applicable Merger Consideration pursuant to Section 2.2.2(d) below and not this Section 2.2.2(a)): (i) a letter of transmittal in customary form, reasonably acceptable to Company (which shall specify that, in the case of Shares represented by Certificates, delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2.4(b) below) to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify), (ii) a declaration in which the beneficial owner of Shares provides certain information requested by the Exchange Agent and/or the Israeli Sub-Agent, as necessary for the Exchange Agent and/or the Israeli Sub-Agent to determine whether any amounts need to be withheld from the Merger Consideration payable to such beneficial owner pursuant to the terms of the Ordinance (subject to the provisions of Sections 2.4 and 5.12), the Code, or any applicable provision of state, local, Israeli, U.S. or foreign Applicable Law; and (iii) instructions for use in effecting the surrender of the Certificates (or an

Annex A-4

effective affidavit of loss in lieu thereof as provided in Section 2.2.4(b) below) or Book-Entry Shares in exchange for shares of Parent Common Stock and dividends or other distributions payable pursuant to Section 2.2.3 below, if any. Upon surrender of a Certificate (or an effective affidavit of loss in lieu thereof, together with such other security and/or documents as may be required pursuant to Section 2.2.4(b) below) or Book-Entry Shares for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other forms or certificates required under Applicable Law, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor that number of whole shares of Parent Common Stock (which shall be in uncertificated book-entry form) and dividends or distributions, if any, that such holder has the right to receive pursuant to the provisions of this Article 2, and the Certificate or Book-Entry Shares so surrendered shall forthwith be canceled; provided, however, that any Merger Consideration payable to holders of Section 102 Shares and Section 102 Non Trustee Shares shall be paid, deposited or issued to the 102 Trustee on behalf of such holders of Section 102 Shares and Section 102 Non Trustee Shares under the Assumed Company Plan, to be disbursed to the applicable holders in accordance with the provisions of Section 102 and the Options Tax Ruling (or the Interim Options Tax Ruling, if applicable), if obtained.

(b)      In the case of Certificates, upon receipt by the Exchange Agent of a letter of transmittal and surrender of a Certificate (or affidavit of loss in lieu thereof) for cancellation to the Exchange Agent, together with a letter of transmittal, the declaration for Tax withholding purposes and/or a Valid Tax Certificate, in each case, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to pay and deliver in exchange therefor as promptly as reasonably practicable (i) the number of shares of Parent Common Stock (which shall be in book-entry form) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Certificate pursuant to Section 2.1.1 and Section 2.1.3, and (ii) any dividends or other distributions payable pursuant to Section 2.2.3, and the Certificate (or affidavit of loss in lieu thereof) so surrendered shall be forthwith canceled.

(c)      In the case of Book-Entry Shares, upon receipt by the Exchange Agent of a letter of transmittal, receipt of the declaration for Tax withholding purposes and/or a Valid Tax Certificate, in each case, duly completed and validly executed in accordance with the instructions thereto, the holder of such Book-Entry Shares shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to pay and deliver in exchange therefor as promptly as reasonably practicable (i) the number of shares of Parent Common Stock (which shall be in book-entry form) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Book-Entry Shares pursuant to Section 2.1.1 and Section 2.1.3, and (ii) any dividends or other distributions payable pursuant to Section 2.2.3, and the Book-Entry Shares so exchanged shall be forthwith canceled.

(d)      Notwithstanding anything to the contrary in this Agreement, any consideration, whether in stock, cash or otherwise, that is paid or issued to holders of Section 102 Shares and Section 102 Non Trustee Shares, shall be paid, deposited, or issued to the 102 Trustee under the Assumed Company Plan, on behalf of holders of Section 102 Shares and Section 102 Non Trustee Shares, in accordance with Section 102 and the Options Tax Ruling (or the Interim Options Tax Ruling, if applicable), if obtained (the “Section 102 Share Consideration”). The Section 102 Share Consideration shall be held in trust by the 102 Trustee pursuant to the applicable provisions of Section 102 and the Options Tax Ruling (or the Interim Options Tax Ruling, if applicable), if obtained, and shall be released by the 102 Trustee, together with

Annex A-5

any interest earned thereon by virtue of the investment of such amounts by the 102 Trustee, in accordance with the terms and conditions of Section 102 and the Options Tax Ruling (or the Interim Options Tax Ruling, if applicable), if obtained.

(e)      If payment of the Merger Consideration (and any dividends or other distributions with respect to Parent Common Stock as contemplated by Section 2.2.3) is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share so surrendered is registered, it shall be a condition precedent of payment that (i) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer (or the Book-Entry Share so surrendered shall be in proper form for transfer), and (ii) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration (and any dividends or other distributions with respect to Parent Common Stock as contemplated by Section 2.2.3) to a Person other than the registered holder of such Certificate or Book-Entry Share (as applicable) surrendered or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not required to be paid.

(f)       Until surrendered, as contemplated by this Section 2.2, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender shares of Parent Common Stock that such holder has the right to receive in respect of such Certificate or Book-Entry Share pursuant to Section 2.1.1 and Section 2.1.3, including dividends or other distributions payable pursuant to Section 2.2.3, if any. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) and/or Book-Entry Shares and make such payments and deliveries with respect to such Certificates and Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices, and may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. Parent shall cause the Exchange Agent to accept such Certificates and transferred Book-Entry Shares upon compliance with the foregoing exchange procedures. Cash payment to be made under this Section 2.2.2 shall be made in U.S. Dollars as promptly as practicable after receipt by the Exchange Agent of such Certificates or Book-Entry Shares; provided that the parties shall use commercially reasonable efforts to cause the Exchange Agent to make available an election for holders to receive payments of cash in NIS at the Exchange Agent’s then applicable currency exchange rates. Notwithstanding anything to the contrary in this Section 2.2.2, any Merger Consideration payable in respect of Section 102 Shares and Section 102 Non Trustee Shares shall be transferred by Parent to the 102 Trustee in accordance with Section 2.2.2(d).

2.2.3        Distributions with Respect to Unexchanged Shares

Subject to Applicable Law, there shall be paid to the holder of the Parent Common Stock issued in exchange for Certificates or Book-Entry Shares pursuant to Section 2.2.2, without interest, (a) at the time of delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.2.2, the amount of dividends or other distributions, if any, with a record date at or after the Effective Time theretofore paid with respect to such shares of Parent Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions, if any, with a record date at or after the Effective Time but prior to such delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.2.2, and a payment date subsequent to such delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.2.2, payable with respect to such shares of Parent Common Stock. No dividends or other distributions declared or made at or after the Effective Time with respect to Parent Common Stock with a record date at or after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry

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Shares with respect to the shares of Parent Common Stock represented thereby pursuant to Section 2.2.3, until the holder of record of such Certificate or Book-Entry Shares shall surrender such Certificate (or provide an affidavit of loss in lieu thereof as provided in Section 2.2.4(b) below) or such Book-Entry Shares, as applicable.

2.2.4        Unsurrendered or Lost Certificates

If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as Parent and the Exchange Agent may reasonably require, and (iii) any other documents reasonably necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the Shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted.

2.2.5        Full Discharge

All shares of Parent Common Stock issued upon the surrender for exchange of Shares in accordance with the terms hereof and any cash paid pursuant to Section 2.2.3 shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, subject, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the date hereof that has been disclosed to Parent in writing and that remain unpaid at the Effective Time. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time, other than transfers by Parent. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 2.

2.2.6        Termination of Exchange Fund

Any portion of the Exchange Fund that remains undistributed to the former shareholders of the Company upon the expiration of three hundred sixty-five (365) days after the Effective Time shall be delivered to Parent upon demand, and any former shareholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to Parent as general creditors for payment of their claim for Parent Common Stock and any applicable dividends or other distributions with respect to Parent Common Stock, in each case as provided in Article 1 and this Article 2.

2.2.7        No Liability

Neither Parent nor the Company shall be liable to any holder of Shares or Parent Common Stock for any shares of Parent Common Stock (or dividends or distributions, if any, with respect thereto) or cash from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat, or similar Applicable Law.

2.2.8        Further Actions

If, at or prior to the Effective Time, any further action is necessary or desirable to carry out the purposes or intent of this Agreement, the directors and officers of the Company, Parent and Merger Sub shall have the authority to take all such lawful and necessary action.

2.3         Stock Options and Warrants

2.3.1        At the Effective Time, each outstanding option, warrant or other right to purchase Shares (each, a “Company Stock Option;” and collectively, the “Company Stock Options”) issued pursuant to any plan, other agreement, or arrangement, whether vested or unvested, including, for the avoidance of doubt, any Company Stock Option with an exercise price per share equal to or greater than the Per Share Cash Equivalent Consideration, shall be assumed by Parent and converted as of the Effective Time into an option, warrant or right,

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as applicable, to purchase shares of Parent Common Stock in accordance with the terms of this Section 2.3. All plans, agreements or arrangements described above pursuant to which any Company Stock Option has been issued or may be issued are referred to collectively as the “Company Plans.” Subject to the terms of the relevant Company Stock Option, each Company Stock Option shall be deemed to constitute an option or warrant, as applicable, to acquire, on substantially the same terms and conditions as were applicable under such Company Stock Option, a number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock (rounded up to the nearest whole share) that the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option or warrant into full Shares immediately prior to the Effective Time at a price per share of Parent Common Stock (rounded down to the nearest whole cent) equal to (x) the former per share exercise price for the Shares otherwise purchasable pursuant to such Company Stock Option, divided by (y) the Exchange Ratio.

2.3.2        Within seven (7) Business Days after the Effective Time, the Exchange Agent shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders’ rights pursuant to the relevant Company Plan and that the agreements evidencing the grants of such Company Stock Options shall continue in effect on the same terms and conditions after giving effect to the Merger) (the “Assumed Options”). Parent shall assume the Company Plans (which following assumption shall be referred to herein as the “Assumed Company Plan”) and file it with the ITA as required by Applicable Law.

2.3.3        Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Stock Options assumed in accordance with this Section 2.3. Substantially concurrently with the Closing, Parent shall, if no registration statement is then in effect covering such Parent Common Stock, prepare and file a registration statement on Form S-8 (or any successor or applicable form) with respect to the assumption of the Company Plan and the shares of Parent Common Stock subject to any Assumed Options (or any successor or applicable form). If the shares of Parent Common Stock are registered on Form S-8, such registration statement shall be filed within ten (10) Business Days following the Effective Time. Parent shall use all reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding and will reserve a sufficient number of shares of Parent Common Stock for issuance upon exercise or settlement thereof. If so required, Parent shall cooperate with the Company by taking all action reasonably required in order to obtain an ISA Exemption (defined below).

2.3.4        At or before the Effective Time, the Company shall, to the extent reasonably requested, cause to be effected, in a manner reasonably satisfactory to Parent, amendments to the Company Plans to give effect to the foregoing provisions of this Section 2.3, provided that such amendment would not adversely impact any of the rights granted to Company optionees under such Company Plans.

2.4         Withholding

2.4.1        Parent, Merger Sub, the Surviving Company, the 102 Trustee, the Exchange Agent and any other third-party agents (each, a “Payor”) shall each be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts otherwise payable (by issuance of Parent Common Stock or otherwise) pursuant to this Agreement, including by way of a sale of a portion of the Parent Common Stock in the stock exchange, any amounts that are required to be withheld or deducted with respect to such amounts under with respect to any such payments or issuances under the Ordinance, Code or any provision of state or any other Applicable Law relating to Taxes as determined by the Parent. To the extent that amounts are so withheld and timely paid over to the applicable Governmental Entity, (i) such withheld amounts will be treated for all purposes of this Agreement as having been paid or issued, as applicable, to such Persons in respect of which such deduction and

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withholding was made, and (ii) the Payor shall provide to the payment recipient in respect of which such deduction and withholding was made satisfactory evidence regarding any such withholding.

2.4.2        Notwithstanding the provisions of Section 2.4.1, but subject to the provisions of the Tax Rulings, if obtained and as applicable, with respect to Israeli Taxes, and in accordance with the Israeli Sub-Agent undertaking provided prior to Closing by the Israeli Sub-Agent to Parent as required under Section 6.2.4.3 of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to the Seller at Future Dates), any payment payable pursuant to this Agreement to any payee (other than holders of Section 102 Awards, Section 3(i) Options, and any other Merger Consideration issuable to payment recipients, which shall be delivered to the Section 102 Trustee or the 104H Trustee, as applicable), shall be paid to and retained by the Exchange Agent, in each case for the benefit of such payment recipient for a period of 365 days from the Closing Date or an earlier date required in writing by such payment recipient (the “Withholding Drop Date”), during which time unless requested otherwise by the ITA, no payments shall be made by the Exchange Agent to any payment recipient and no amounts for Israeli Taxes shall be withheld from the payments or other consideration deliverable pursuant to this Agreement, except as provided below and during which time each payment recipient may obtain a Valid Tax Certificate. If a payment recipient delivers, no later than three Business Days prior to the Withholding Drop Date a Valid Tax Certificate to the Exchange Agent, determining tax liability, such shareholder shall transfer the tax liability amount to the Exchange Agent, the deduction and withholding of any Israeli Taxes shall be made only in accordance with the provisions of such Valid Tax Certificate and the balance of the applicable Merger Consideration shall be paid and issued to such person. If any payment recipient either (a) does not provide the Exchange Agent with a Valid Tax Certificate by no later than three Business Days before the Withholding Drop Date, or (b) submits a written request to the Exchange Agent to release his, her or its portion of the Merger Consideration payable or otherwise deliverable prior to the Withholding Drop Date and fails to submit a Valid Tax Certificate no later than three Business Days before such time, then the Exchange Agent will transfer the applicable Merger Consideration to such payment recipient only after such payment recipient will satisfy its Israel Tax obligation to the sole satisfaction of the Parent or the Israeli Sub-Agent or the payment to the Israeli Sub-Agent of the withholding tax amount by the payment recipient. To the extent the Exchange Agent and/or the Israeli Sub-Agent withholds any amounts with respect to Israeli Taxes, any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the applicable payment recipient. If the applicable payment recipient does not satisfy his Israeli Tax obligation to the satisfaction of Parent or the Israeli Sub-Agent prior to the Withholding Drop Date, the Exchange Agent or the Israeli Sub-Agent will: (i) to the extent applicable, sell a portion of the Parent Common Stock applicable to such payment recipient in the stock exchange, in order to allow the payment of any Israeli Taxes as shall be determined by the Israeli Sub-Agent, and transfer the balance to the applicable payment recipient; or (ii) at Parent’s option, which cannot be exercised prior to three Business Days prior to the Withholding Drop Date and subject to the provisions of the Tax Rulings, if obtained and as applicable, deliver such Merger Consideration back to the Parent, to be paid and issued by the Parent to the applicable payment recipient only following full satisfaction of Israeli Taxes to the Parent’s or the Israeli Sub-Agent’s sole satisfaction.

2.4.3        In the event that a Payor receives a written demand from the ITA to withhold any amount out of the amount held by such Payor for distribution to a particular payee and transfer it to the ITA prior to the Withholding Drop Date, (a) such Payor will notify such payee, in writing, of such withholding reasonably promptly after receipt of such demand, and provide such payee with reasonable time (which shall not be less than 30 days, unless otherwise required by the ITA or any Applicable Law, including the Ordinance, as determined by Payor at its reasonable discretion) to attempt to delay such requirement or extend the period for complying with such requirement as evidenced by a written certificate, ruling,

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or confirmation from the ITA; and (b) to the extent that any such certificate, ruling, or confirmation is not provided by such payee to the Payor prior to the time required by the ITA or under any Applicable Law, the Exchange Agent shall deliver the applicable portion of the Merger Consideration to such payment recipient only after such payment recipient will satisfy its Israel Tax obligation to the sole satisfactory of Parent or the payment to Parent of the withholding tax amount by the payment recipient, including any interest, indexation and fines required by the ITA in respect thereof.

2.4.4        Notwithstanding anything to the contrary in this Agreement, any payments made to holders of a Section 102 Award or a Section 3(i) Options will be subject to deduction or withholding of Israeli Tax under the Ordinance on the 15th day of the calendar month following the month during which the Closing occurs, unless with respect to Israeli resident holders of Section 102 Awards and Section 3(i) Options, the Options Tax Ruling (or the Interim Options Tax Ruling) has been obtained by the Closing, in which case Parent or the Company or the 102 Trustee, or any Person acting on their behalf, will act in accordance with the Options Tax Ruling (or Interim Options Tax Ruling).

2.4.5        Any withholding made in NIS with respect to payments made hereunder in U.S. dollars shall be calculated based on a conversion rate on the date the payment is actually made to any recipient and any currency conversion commissions will be borne by the applicable payment recipient and deducted from payments to be made to such payment recipient.

2.4.6        Notwithstanding anything to the contrary in this Agreement, if any of the Tax Rulings shall be obtained and delivered to Parent, the Exchange Agent, the Israeli Sub-Agent and the trustee appointed under the 104H Tax Ruling, if any and as applicable, prior to the applicable withholding date, then the provisions of such Tax Rulings, as the case may be, shall apply and all applicable withholding procedures with respect to any recipients shall be made in accordance with the provisions of such Tax Rulings, as the case may be.

3.        REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (x) any Company ISA documents filed or furnished by the Company with the ISA and publicly available prior to the date of this Agreement (including exhibits and other information incorporated by reference therein, but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statement,” or any similar precautionary sections and any other disclosures contained therein that are non-specific, predictive, cautionary or forward looking in nature); provided that such documents shall not be deemed to modify or otherwise qualify the representations set forth in Section 3.13, or (y) the exceptions set forth in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to apply to and qualify (or, as applicable, a disclosure for purposes of) the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Section 3 for which it is reasonably apparent on its face that such information is relevant to such other section), the Company hereby represents and warrants to each of Parent and Merger Sub as follows:

3.1         Organization and Qualification; Subsidiaries; Investments

3.1.1        The Company is a company duly organized and validly existing under the Applicable Laws of Israel and is not a “defaulting company” as such term is defined in the ICL. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted, except as would not, individually or in the aggregate, have a Material Adverse Effect on Company. The Company is duly qualified to transact business under the Applicable Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration except where the failure of such qualification or registration would not, individually or in the aggregate, have a Material Adverse Effect on the Company. True,

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correct, and complete copies of the organizational or governing documents of the Company have been made available to Parent, each as amended to date, and each such organizational or governing documents are in full force and effect.

3.1.2        Section 3.1.2 of the Company Disclosure Schedule sets forth a true and complete list of all the Company’s directly or indirectly owned Subsidiaries, together with the jurisdiction of incorporation or organization of each Subsidiary, the number of shares of each Subsidiary’s Capital Stock or other equity interests issued and outstanding and the record and beneficial owners and the amount and the percentage ownership of such shares of Capital Stock or other equity interests. All of the shares of Capital Stock or other equity interests of the Company’s Subsidiaries are owned by the Company and/or one or more of its Subsidiaries, in each case, free and clear of all Liens. Except as set forth in Section 3.1.2 of the Company Disclosure Schedule, there are no shares of Capital Stock, other equity interests or other voting securities of the Company’s Subsidiaries or shares of the Company’s Subsidiaries reserved for issuance. Each of the Company’s Subsidiaries is duly organized, validly existing and (to the extent such concept exists under the laws of its jurisdiction of incorporation or organization) in good standing under the laws of the jurisdiction of its incorporation or organization, except where failure to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company, and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. Other than Company’s interests in its Subsidiaries, and except as set forth in Section 3.1.2 of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, has any equity investment in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or Person. True, correct, and complete copies of the organizational or governing documents of each Subsidiary of the Company have been made available to Parent, each as amended to date, and each such organizational or governing documents for each Subsidiary of the Company are in full force and effect. The Subsidiaries of the Company are not in violation of their respective organizational or governing documents.

3.1.3        Section 3.1.3 of the Company Disclosure Schedule lists every state or foreign jurisdiction in which the Company or its Subsidiaries have employees or facilities or otherwise currently conducts their business. Each of the Company and its Subsidiaries is duly qualified or licensed and, to the extent such concept exists under Applicable Law, in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

3.1.4        Except as disclosed in Section 3.1.4 of the Company Disclosure Schedule, the Company’s and its Subsidiaries’ minute books contain in all material respects accurate and complete records of all meetings held of, and material corporate action taken by, the shareholders or the Company Board and its committees, and the boards of directors of the Company’s Subsidiaries and their respective committees, and no meeting of any such shareholders or the Company Board, or such boards or committees have been held for which minutes have not been prepared and are not contained in such minute books.

3.2         Capitalization of the Company and its Subsidiaries

3.2.1        The authorized share capital of the Company consists of 110,714,286 Shares, of which, as of August 1, 2022 (the “Measurement Date”), 16,848,041 Shares were issued and outstanding. None of the Shares are held by a Subsidiary of the Company. Between the Measurement Date and the date hereof, except as disclosed in Section 3.2.1 of the Company Disclosure Schedule, no Shares have been issued (other than Shares issuable upon the exercise of existing Company Stock Options) and no Company Stock Options have been granted. All of the outstanding Shares have been (and all Shares which may be issued pursuant

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to the Company Plans when issued in accordance with the terms thereof will be) validly issued, fully paid, nonassessable and free of preemptive rights. As of the Measurement Date, 10,088,013 Shares were issuable upon or otherwise deliverable in connection with the exercise of outstanding Company Stock Options. Each Company Stock Option was granted in compliance with all Applicable Laws and all of the terms and conditions of the Company Plans. Except as set forth above and as disclosed in Section 3.2.1 of the Company Disclosure Schedule, there are no outstanding (i) shares, equity interests or other voting securities or Capital Stock of the Company, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares or other securities of the Company, (iii) options, preemptive or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares, voting securities or securities convertible into or exchangeable or exercisable for shares or other securities of the Company or any of its Subsidiaries or (iv) equity equivalent interests in the ownership or earnings of the Company or its Subsidiaries or other similar rights (collectively “Company Securities”). There are no outstanding rights or obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Except as set forth in Section 3.2.1(iii) of the Company Disclosure Schedule, there are no voting agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any Subsidiary of the Company is bound relating to the voting or registration of any shares of Capital Stock of the Company or any of its Subsidiaries.

3.2.2        All of the outstanding Capital Stock of the Company’s Subsidiaries owned by the Company have been duly authorized, validly issued and are fully paid and non-assessable and are owned by the Company, directly or indirectly, free and clear of any Lien or any other limitation or restriction on the right to vote or sell the same, other than restrictions on transfer under applicable securities laws. Except as disclosed in Section 3.2.2 of the Company Disclosure Schedule, there are no outstanding securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for, options or other rights to acquire from the Company or any of its Subsidiaries, any Capital Stock or other ownership interests in or any other securities of any Subsidiary of the Company, and there exists no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any such Capital Stock. There are no outstanding contractual obligations of the Company or its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of Capital Stock or other ownership interests in any Subsidiary of the Company.

3.2.3        Section 3.2.3 of the Company Disclosure Schedule sets forth a complete and correct list (the “Awards Schedule”) of all Awards outstanding as of the date hereof, which list includes, with respect to each outstanding Award: (i) the name of the holder of such Award; (ii) the service relationship of such Award holder at the time of grant (i.e., director, employee, independent contractor, or consultant of the Company or any of its Subsidiaries); (iii) the status of such Award holder (i.e., active or terminated); (iv) the number of Shares underlying such Award; (v) the grant date of such Award, (vi) the classification of such Award as Section 3(i) Options, Section 102 Options, Section 102 Non Trustee Options, Section 102 Shares, Section 102 Non Trustee Shares, etc.; (vii) the vesting schedule (including any accelerated vesting provisions and a description of the acceleration triggers) and vesting status with respect to such Award; (viii) the exercise price or repurchase price of such Award, and (ix) the expiration date of such Award, (x) whether the Award permits early exercise. Except as otherwise set forth in the Awards Schedule, no vesting schedule of any Award or any similar security issued by the Company or any of its Subsidiaries shall accelerate as a consequence of the Merger, or a termination of employment or services, either alone or in combination with any other event. All Awards have been documented with the Company’s standard form of agreement or award document, complete and correct copies of which have been made available to Parent. Except as set forth in Section 3.2.3 of the Company Disclosure Schedule, each Award (A) issued to individuals who are U.S. tax payers has an

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exercise price per Share equal to or greater than the fair market value of an Share at the close of business on the date of such grant, (B) has a grant date identical to the date on which the Company’s board of directors actually awarded such Award, (C) qualifies for the tax and accounting treatment afforded to such Award in the Company’s Tax Returns and the Company’s financial statements, respectively, and (D) with respect to Award issued to individuals who are U.S. tax payers, does not trigger any Liability for the holder thereof under Section 409A of the Code. The Company has the requisite authority under the terms of the 102 Plans and any other applicable Contract to take the actions contemplated in this Agreement with respect to any adjustment, amendment, or cancellation of the terms of its Awards, and such adjustments, amendments, and cancellations will, as of the Closing, be binding on the holders of Awards purported to be covered thereby.

3.2.4        The Company Board has not exercised its discretion, nor will it exercise its discretion, to extend the date a Company Stock Option may be exercised following the date that the holder of a Company Stock Option ceases to be employed by the Company or its Subsidiaries or provide services to the Company or its Subsidiaries.

3.3         Authority Relative to this Agreement; Recommendation

3.3.1        The Company has all necessary corporate or similar power and authority to execute and deliver this Agreement and each of the other Transaction Agreements to which it is, or will be, a party, to perform its obligations hereunder and thereunder, and, subject to receipt of the Company Requisite Vote (as described below), to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is a party or will be a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the Company Board, and no other corporate or similar proceedings on the part of the Company or any of its Subsidiaries are necessary to authorize this Agreement and the other Transaction Agreements or to consummate the transactions contemplated hereby and thereby, except the receipt of the Company Requisite Vote and filing and recording the appropriate merger documents and forms as required by the ICL. This Agreement has been, and each Transaction Agreement to which the Company is now or is to become a party has been or by the Effective Time will be, duly and validly executed and delivered by the Company and constitutes, assuming the due authorization, execution and delivery hereof and thereof by Parent and Merger Sub, the valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other Applicable Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a Proceeding at law or in equity.

3.3.2        Without limiting the generality of the foregoing, the Company Board (i) has unanimously approved this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby, (ii) has made the Company Recommendation, and (iii) has not, prior to the execution hereof, withdrawn or modified such approval (which approval has not been subsequently rescinded or modified in any way) or the Company Recommendation.

3.3.3        The only votes of the holders of any Company Securities necessary to approve this Agreement and the transactions contemplated hereby, including the Merger, are the affirmative vote of 50% of the voting power of the Shares present and voting at the Company Shareholder Meeting (the “Company Requisite Vote” and the “Company Shareholder Approval”, respectively). The quorum required for the Company Shareholder Meeting is at least two shareholders holding at least 25% of the voting rights of the Company. No vote or approval of (i) any creditor of the Company or its Subsidiaries in its capacity as such (subject to the rights of creditors under Section 319 of the ICL), (ii) any holder of any option or warrant granted by the Company or its Subsidiaries, or (iii) any shareholder of the Company’s Subsidiaries is necessary in order to approve or permit the consummation of the Merger.

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3.4         Israeli Securities Filings; Financial Statements

3.4.1        The Company has filed all forms, reports and documents with the ISA and the Tel-Aviv Stock Exchange (the “TASE”) required to be filed under Applicable Law or the rules and regulations of TASE (such forms, reports and documents, collectively, the “Company Securities Filings”), each of which complied at the time of filing (after giving effect to any amendments or supplements thereto) in all material respects with all applicable requirements of applicable ISL and the rules of the TASE, as in effect on the dates such forms, reports and documents were filed. None of such Company Securities Filings, including any financial statements or schedules included or incorporated by reference therein, contained, at the time when made, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded by a Company Securities Filing filed subsequently and prior to the date hereof. The Company has made available to Parent all of the Company Financial Statements. All of the Company Financial Statements comply, as of their respective dates of filing with the ISA, in all material respects with the applicable accounting requirements and the rules and regulations of the ISA and TASE with respect thereto, were prepared in accordance with IFRS and the applicable accounting requirements of the ISA as each was in effect on the date of such statement (except as may be indicated in the notes thereto and subject, in the case of the unaudited statements, to normal, recurring adjustments not material in amount and the absence of footnotes), and fairly present in all material respects the consolidated financial condition of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended. No basis exists that would require, and to the Knowledge of the Company, no circumstance exists that would be reasonably expected to require, the Company to restate any of the Company Financial Statements.

3.4.2        The Company has heretofore made available, and hereafter will promptly make available to Parent, a complete and correct copy of any material amendments or modifications that are required to be filed with the ISA, but have not yet been filed with the ISA, to agreements, documents or other instruments that previously had been filed by the Company with the ISA.

3.4.3        Other than in connection with this Agreement and the transactions contemplated hereby, neither the Company nor any of its Subsidiaries is now, nor has it been at any time subject to any filing requirements under the Securities Act relating to an offering of securities by the Company or the periodic reporting requirements under the Exchange Act or the rules and regulations promulgated thereunder or securities laws of any jurisdiction other than Israel.

3.4.4        All share registers required to be kept by the Company or any of its Subsidiaries under the provisions of any Applicable Law are true, complete, and accurate in all material respects. All returns, particulars, resolutions, reports and other documents required to be filed with or delivered to any Governmental Entity in respect of the Company or its Subsidiaries are true, complete and accurate and have been properly filed or delivered in a timely manner or a proper exemption from such filing was obtained, except where the failure to file such true, complete and accurate returns, particulars, resolutions, reports and other documents does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

3.4.5        The Company and its Subsidiaries maintain books and records that fairly reflect their material assets and liabilities. The Company and its Subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurances, in all material respects, that: (i) their records accurately and fairly reflect in reasonable detail the transactions and dispositions of assets of the Company and its Subsidiaries, (ii) transactions are executed in accordance with management’s general or specific authorization, (iii) transactions are recorded as necessary to permit the preparation of the Company Financial Statements

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in conformity with IFRS and maintain accountability for assets, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of management and directors of the Company, (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets that could have a material effect on the financial statements of the Company, (v) access to assets is permitted only in accordance with management’s general or specific authorization, and (vi) the recorded accountability for assets is compared with the existing assets at reasonable intervals and in conformity with IFRS and appropriate action is taken with respect to any differences. Since January 1, 2020, except as set forth in the Company Audited Financial Statements or as required under Applicable Law, there has been no material change in the Company’s accounting policies or methods of making accounting estimates or changes in estimates.

3.5         Information Supplied

None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in applications for Tax Rulings, the ISA Exemption Application, and/or the registration statement on Form S-4 to be filed with the SEC, and any amendment or supplement thereto (the “Form S-4”) and the Israel Prospectus (if applicable) will, at the time it becomes effective under the Securities Act and when published under the ISL, respectively contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they are made. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the notice and proxy statement of the general meeting of the Company’s shareholders to be held in connection with the Merger (the “Proxy Statement” and the “Company Shareholder Meeting”, respectively) will, at the date mailed to shareholders of the Company and at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading. The information supplied or to be supplied by the Company for inclusion in the Form S-4 and the Israel Prospectus will comply as to form in all material respects with the provisions of Form S-4. The Proxy Statement will comply in all material respects with the provisions of Applicable Law and the charter documents of the Company, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent in writing specifically for inclusion or incorporation by reference in the Proxy Statement. Notwithstanding the foregoing provisions of this Section 3.5, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the ISA Exemption Application, Form S-4, Israel Prospectus (if applicable), the Proxy Statement or Company Shareholder Meeting, which information or statements were not supplied by or on behalf of the Company.

3.6         Consents and Approvals; No Violations

3.6.1        Except (i) as set forth in Section 3.6.1 of the Company Disclosure Schedule, (ii) for Consents as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or “blue sky” laws, the ISL, the TASE, NASDAQ, and any filings under similar merger notification or foreign investment laws or regulations of any non-Israeli or non-United States Governmental Entity, to the extent required by Applicable Law, and (iii) the filing with and recordation by the Companies Registrar of the Merger Proposal and notice of the Company Shareholders Approval, and other filings as required by the ICL and under the R&D Law, no notice to and no Consent of any Governmental Entity is necessary for the execution and delivery by the Company of this Agreement and the Transaction Agreements to which it is or will be a party or the consummation by the Company of the transactions contemplated hereby or thereby except for such Consents the failure of which to make or obtain would not, individually or in the aggregate, prevent or materially delay the transactions contemplated hereby or have a Material Adverse Effect on the Company.

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3.6.2        Except as set forth in Section 3.6.2 of the Company Disclosure Schedule, and assuming that all Consents described in Section 3.6.1 and the Company Requisite Vote have been obtained or made, neither the execution, delivery and performance by the Company of this Agreement and of the other Transaction Agreements to which it is now or is to become a party nor the consummation by the Company of the transactions contemplated hereby or thereby will (i) contravene, conflict with or result in any violation or breach of any provision of the respective memorandum of association, articles of association and other charter documents (or similar governing or organizational documents) of the Company or any of its Subsidiaries, (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation, loss of any benefit, acceleration or Lien) or require any Consent under any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, (iii) violate any Order or Applicable Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, (iv) contravene, conflict with or result in a violation of, or give any Governmental Entity or other Person the right to exercise any remedy or obtain any relief under, any legal requirement or Applicable Law or any Order to which the Company or its Subsidiaries, or any of the assets owned or used by the Company or its Subsidiaries, is subject, (v) result in the creation of a Lien on any property or asset of the Company or any of its Subsidiaries, or (vi) with the passage of time, the giving of notice, or the taking of any action by a third Person, have any of the effects set forth in clauses (i) through (v) of this Section 3.6.2; in each case (other than clause (i) hereof) other than such conflicts, violations, breaches or defaults as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

3.7         No Default

Except as set forth in Section 3.7 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is in breach, default or violation (and no event has occurred that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (a) its memorandum of association, articles of association and other charter documents (or similar governing or organizational documents), (b) any Contract to which the Company or any of its Subsidiaries is now a party or by which it or any of its properties or assets is bound, or (c) any Applicable Law, in the case of (b) and (c), the consequence of which breach, default or violation does or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

3.8         No Undisclosed Liabilities; Absence of Changes

3.8.1        Neither the Company nor any of its Subsidiaries has any material Liabilities of a type required by IFRS to be reflected on a consolidated balance sheet of the Company (including the notes thereto) other than (a) Liabilities in respect of obligations under this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, (b) to the extent disclosed in Section 3.8.1(b) of the Company Disclosure Schedule, (c) Liabilities that are appropriately reflected or reserved for on the face of the Latest Balance Sheet, (d) Liabilities incurred since the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice (none of which relate to breach of contract, breach of warranty, tort, infringement, violation of or liability under any Applicable Law or any Proceeding), and (e) Liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Section 3.8.1 of the Company Disclosure Schedule lists, and the Company has delivered to Parent copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).

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3.8.2        Except (x) as set forth in Section 3.8.2 of the Company Disclosure Schedule, and (y) as disclosed in the Company Securities Filings, since December 31, 2021, there have been no events, developments, changes or occurrences with respect to the Company or its Subsidiaries that, individually or in the aggregate, have had or reasonably could be expected to have a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, except as set forth in Section 3.8.2 of the Company Disclosure Schedule, since December 31, 2021, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice, and neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date hereof and prior to the Effective Time, would constitute a breach of Section 5.1 of this Agreement. Since December 31, 2021, there has not been any material damage, destruction, or other casualty loss with respect to any material asset or property owned, leased, or otherwise used by the Company or any of its Subsidiaries.

3.9         Litigation

Except as disclosed in Section 3.9 of the Company Disclosure Schedule, there is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets, or to the Knowledge of the Company, any manager, director or officer of the Company or any of its Subsidiaries in their capacities as such by any Person before any Governmental Entity or any arbitrator that would, individually or in the aggregate, reasonably be expected to (a) have a Material Adverse Effect on the Company, or (b) prevent or materially delay the consummation of the transactions contemplated by this Agreement beyond the Termination Date. To the Knowledge of the Company, there is no basis on which any such Proceeding may be brought or threatened against the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries or any of its or their respective properties or assets are subject to any material outstanding Order, whether temporary, preliminary, or permanent.

3.10       Compliance with Applicable Law

3.10.1      The Company and its Subsidiaries are and have been in compliance in all material respects with all Applicable Laws applicable to the Company, its Subsidiaries and its and their operations; and the Company has not received notice from any Governmental Entity of any violation, alleged violation or potential violation of any such Applicable Laws.

3.10.2      To the Knowledge of the Company, no event has occurred, and no condition exists, that would reasonably be expected to (with or without notice or lapse of time) constitute or result in (i) a material violation by the Company of any Applicable Law applicable to the Company, its Subsidiaries or their respective business, or (ii) any obligation on the part of the Company or its Subsidiaries to undertake any remedial action, in each case, that would reasonably be expected to be material to their respective business.

3.10.3      The Company and its Subsidiaries have not received any notice that the ISA or the TASE has commenced or threatened to initiate any actions to delist the Shares listed on the TASE. The Company has provided or made available and, after the date hereof, will provide or make available to Parent and its counsel, promptly upon receipt, copies of all material written correspondence between the Company and the ISA and the TASE since the Lookback Date.

3.10.4      Section 3.10.4 of the Company Disclosure Schedule sets forth a complete and accurate list of the products that are being developed, tested, manufactured, marketed, distributed, or sold by the Company or its Subsidiaries which, as of the date hereof, account for 5% or more of the annual revenues of the Company and its Subsidiaries on a consolidated basis.

3.10.5      The Company and its Subsidiaries possess approval or allowance by the applicable Governmental Entity of all investigational or registered product applications as are currently legally required and are necessary for the conduct of its business, except for such approvals or allowances which would not, individually or in the aggregate, have a Material

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Adverse Effect on the Company. A list of all material investigational or registered product applications and similar regulatory applications pending as of the date hereof are attached to Section 3.10.5 of the Company Disclosure Schedule.

3.10.6      The Company has made available to Parent true and correct copies of all (i) Governmental Entity inspectional observations or establishment inspection reports, and (ii) warning letters or similar correspondence from any Governmental Entity, in each case in which the Governmental Entity asserted that the operations of the Company or any Subsidiary or any agents acting on express authority of any such Person are not in compliance with Applicable Law, in each case (a) which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company, and (b) received by the Company or any Subsidiary or its agents, acting on its express authority, and the written response (if any) of the Company or its agents acting on its express authority to such Governmental Entity’s notice, in the case of each of (i) and (ii), since the Lookback Date. Except to the extent set forth in Section 3.10.6 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any Contract with any Governmental Entities or other Person arising out of any previously existing violations.

3.10.7      Each of the Company Products and Services manufactured by or on behalf of the Company has been manufactured in accordance with (i) the product registration applicable to such product, and (ii) the specifications under which the product is normally and has normally been manufactured.

3.10.8      The Company and its Subsidiaries are and have been in compliance in all material respects with all applicable Laws requiring the maintenance or submission of reports or records under requirements administered by any Governmental Entity. None of the Company, any of its Subsidiaries, any of their employees, or, to the Knowledge of the Company, any other Person acting on their behalf, has made an untrue statement of a material fact or fraudulent statement to any Governmental Entity, or in any records and documentation prepared or maintained to comply with the Applicable Laws requiring the maintenance or submission of reports or records administered by any Governmental Entity, or failed to disclose a material fact required to be disclosed to the Governmental Entity.

3.10.9      The Company has obtained all material registrations and waivers required for the sale of Company Products and Services and all amendments and supplements thereto, and all other Permits (as defined below) required by any Governmental Entity or under Applicable Law to conduct the business as it is currently conducted (the “Regulatory Approvals”). All of the Regulatory Approvals have been duly and validly issued and are in full force and effect, and the Company is in compliance with each such Regulatory Approval held by or issued to it, except for any non-compliance with Regulatory Approvals which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company is the sole and exclusive owner, holder or permittee of the Regulatory Approvals and holds all right, title, and interest in and to all such Regulatory Approvals. The Company has not granted any third party any right or license to use, access or reference any of the Regulatory Approvals, including any of the know-how contained in any of the Regulatory Approvals or rights (including any regulatory exclusivities) associated with each such Regulatory Approvals.

3.10.10    There is no Proceeding pending or, to the Knowledge of the Company, threatened seeking the recall of any of the Company Products and Services or the revocation or suspension of any Regulatory Approval. The Company has made available to Parent complete and correct copies of all Regulatory Approvals received as of the date of this Agreement. In addition, since the Company’s incorporation, (i) to the Company’s Knowledge, all Applicable Laws applicable to the preparation and submission of applications for the Regulatory Approvals to the relevant regulatory authorities have been complied with in all material respects; and (ii) to the Knowledge of the Company, the Company has filed with the relevant regulatory

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authorities all required notices, supplemental applications, and annual or other reports, with respect to the Regulatory Approvals, except where the failure of such filings would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

3.10.11    To the Knowledge of the Company, there exists no set of facts: (i) which could furnish a basis for the recall, withdrawal or suspension of any product registration, product license, manufacturing license, wholesale dealers license, waiver, export license or other license, approval or consent of any Governmental Entity with respect to the Company, its Subsidiaries or any of the Company Products and Services; or (ii) which could furnish a basis for the recall, withdrawal or suspension of any of the Company Products and Services from the market, the termination or suspension of any testing of any of the Company Products and Services, or the change in marketing classification of any of the Company Products and Services.

3.10.12    Except as set forth in Section 3.10.12 of the Company Disclosure Schedule, all Company Products and Services which have been sold through the Company and its Subsidiaries have been merchantable and free from defects in material or workmanship for the term of any applicable warranties and under the conditions of any express or implied specifications and warranties arising under Applicable Law and as set forth in the specific order. Except as disclosed in Section 3.10.12 of the Company Disclosure Schedule hereto, none of the Company or its Subsidiaries has received any claims based on alleged failure to meet the specifications or breach of product warranty arising from any applicable manufacture or sale of the Company Products and Services.

3.10.13    Except as set forth in Section 3.10.13 of the Company Disclosure Schedule, since the Lookback Date, the Company and its Subsidiaries have not received any written notice that a Governmental Entity has commenced or threatened in writing to initiate (i) any action to withdraw its approval or request the recall of any product of the Company or its Subsidiaries, (ii) any action to enjoin (a) any production at any facility owned or used by the Company or its Subsidiaries or (b) any facility (including any clinical facility where testing and/or trials occur) owned or used by the Company or its Subsidiaries, (iii) the withdrawal of approval of any product application, or (iv) any civil penalty, injunction, seizure or criminal action, in each case, except for such actions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

3.10.14    Neither the Company nor any of its Subsidiaries have received any notice since the Lookback Date, that any Governmental Entity has commenced, or threatened to initiate, any action to withdraw approval, place marketing or sales restrictions or request the recall of any Company Product or Service, or commenced, or threatened to initiate, any action to enjoin or place restriction on the production, sale, marketing or reimbursement of any such Company Product or Service, which action would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

3.10.15    The Company and its Subsidiaries hold all material Consents, ratifications, registrations, permits, licenses, variances, exemptions, orders, and certificates from all respective Governmental Entities (“Permits”) necessary for the lawful conduct of their respective businesses. All applications for or renewals of all such Permits have been timely filed and made and no such Permit will expire or be terminated as a result of the consummation of the transactions contemplated by the Transaction Agreements. All of such Permits are in full force and effect, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company. The Company and its Subsidiaries are, and since the Lookback Date have been, in compliance with the material terms of such Permits. The Company and its Subsidiaries have not received written notice that any such Permit has been, will or may be revoked, cancelled, suspended, or materially adversely modified, or will not be renewed, and no Proceeding is pending or, to the Knowledge of the Company, threatened against it with respect to any such Permit.

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3.11       Environmental Laws and Regulations

3.11.1      Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company or as set forth in Section 3.11.1 of the Company Disclosure Schedule, (a) Hazardous Materials have not been generated, used, treated or stored on, transported to or from or Released or disposed of on, any Company Property, except in compliance with applicable Environmental Laws; (b) each of the Company and each of its Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any Permits issued under such Environmental Laws with respect to any Company Property and, to the Knowledge of the Company, there are no circumstances or conditions, which would prevent compliance with the applicable Environmental Laws; (c) there are no past, pending or, to the Knowledge of the Company, threatened Environmental Claims against the Company or any of its Subsidiaries or any Company Property; and (d) the Company and its Subsidiaries are not subject to any outstanding written orders or agreements with any Governmental Entity or other Person respecting (i) Environmental Laws, (ii) remedial action, or (iii) any Release or threatened Release of a Hazardous Material.

3.11.2      The Company has made available to Parent copies of any and all material environmentally related assessments, audits, investigations, sampling or similar reports in the possession of the Company.

3.12       Taxes

3.12.1      Except as set forth in Section 3.12.1 of the Company Disclosure Schedule, the Company and its Subsidiaries have duly and timely filed all Tax Returns required to be filed (after taking into account all available extensions) in every territory where they were required to file Tax Returns, and such Tax Returns are true and correct in all material respects and have been completed in accordance with Applicable Law. All Taxes required to be paid by the Company and its Subsidiaries (whether or not shown in the Tax Returns) have been timely paid to the applicable Tax Authority. There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon any assets of the Company or any of its Subsidiaries.

3.12.2      Except as set forth in Section 3.12.2 of the Company Disclosure Schedule, no claim for assessment or collection of material Taxes is presently being asserted in writing against the Company or its Subsidiaries and neither the Company nor any of its Subsidiaries is a party to any pending action, proceeding, or investigation by any Tax authority relating to a material Tax nor does the Company or any Subsidiary have Knowledge of any such threatened action, proceeding or investigation. No extension or waiver of the limitation period applicable to any Tax Return has been granted by or requested from the Company or any of its Subsidiaries, which is still in effect.

3.12.3      Except as set forth in Section 3.12.3 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, or bound by any written Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement (other than such agreement or arrangement entered into the ordinary course of business the primary purpose of which does not relate to Tax).

3.12.4      Except as set forth in Section 3.12.4 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has applied for or received any Tax exemption, Tax holiday, or other Tax reduction agreement or order in connection with Israeli Taxes, or other applicable Taxes as the case may be, including any confirmation by the Authority for Investments and Development of the Industry and Economy of the Israeli Ministry of Economy and Industry, acting under the Israeli Law for Encouragement of Capital Investments, 5719 - 1959 (the “Investment Center”) of “Approved Enterprise” or “Benefitted Enterprise” status; nor have they received any grants from the Israel Innovation Authority (the “IIA”) or otherwise under the R&D Law; and there are no royalties, fees, repayments or other amounts due or payable by the Company to any governmental entity

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with respect to any of the foregoing. No prior approval of the Investment Center, the IIA, or any other Governmental Entity, is required in order to consummate the transactions contemplated by this Agreement, or to preserve entitlement of the Company or any of its Subsidiaries to any such incentive, subsidy, or benefit.

3.12.5      The Company and its Subsidiaries have provided adequate reserves in accordance with IFRS or U.S. GAAP, where applicable, in the most recent Company Financial Statements for any Taxes that have not been timely paid. Since the date of the Company Financial Statements and for periods beginning after the most recent Tax Return filed by the Company or any of its subsidiaries, the Company and its subsidiaries have accrued or provided in their books and records for all Taxes.

3.12.6      No claim has been made in writing to the Company or any of its Subsidiaries by a Tax authority in a jurisdiction where neither the Company nor any Subsidiary files Tax Returns that the Company or any Subsidiary is or may be subject to income or franchise Taxation by that jurisdiction that has not been resolved. Neither the Company nor any of its Subsidiaries is subject to income Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or place of business in that country.

3.12.7      Neither the Company nor any of its Subsidiaries has (i) ever been a member of an affiliated group (other than a group, the common parent of which was the Company) or (ii) incurred any liability for the Taxes of any other person, as a transferee, successor, by contract, or otherwise except as set forth in Section 3.12.7 of the Company Disclosure Schedule.

3.12.8      Neither the Company nor any of its Subsidiaries has any COVID Related Deferrals or has applied for any employee retention credits.

3.12.9      The Company and its Subsidiaries have complied, in all material respects, with applicable Laws relating to the withholding of Taxes in connection with any amounts paid (whether paid in cash, paid in kind, deemed paid or otherwise) or owing by the Company or any of its Subsidiaries to any employee, creditor, independent contractor, shareholder, or other third party, and to the extent required, have timely paid such Taxes to the relevant Tax authority, except as set forth in Section 3.12.9 of the Company Disclosure Schedule.

3.12.10    The prices for any property or services (or for the use of any property) provided by or to the Company or any of its Subsidiaries are arm’s length prices for purposes of the relevant transfer pricing laws and are consistent with the requirements of Section 85A of the Ordinance in all material respects except as set forth on Section 3.12.10 of the Company Disclosure Schedule.

3.12.11    Neither the Company or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) any change in method of accounting made prior to the Closing or the use of an improper method of accounting in any Tax period (or portion thereof) ending on the Closing Date; (ii) any closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law) executed prior to the Closing; (iii) any installment sale or open transaction disposition made prior to the Closing; (iv) any prepaid amount received or deferred revenue accrued prior to the Closing, or (v) the application of Section 951, 951A, or 965 of the Code (or any similar provision of state, local, or non-U.S. Tax law) with respect to any income recognized by or any asset held by the Company or any of its Subsidiaries before the Closing Date.

3.12.12    The Company is not a controlled foreign corporation, a passive foreign investment company or a foreign personal holding company as such terms are defined in Sections 957, 1297 and 552 of the Code, respectively; nor does it hold any interests in a controlled foreign corporation within the meaning of Section 75B of the Ordinance.

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3.12.13    For U.S. federal income tax purposes, since formation, each of (i) the Company, (ii) Airobotics Pte Ltd., an entity organized under the laws of Singapore, and (iii) AIROBOTICS GULF DMCC, an entity organized under the laws of Dubai, has been treated as a corporation.

3.12.14    The Company is duly registered for the purposes of Israeli value added Tax (“VAT”) and has complied in all respects with all requirements concerning VAT. The Company (i) has not made any exempt transactions (as defined in the Israel Value Added Tax Law of 1975) and there are no circumstances by reason of which it might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by the Company, (ii) has collected and timely remitted to the relevant Taxing Authority all output VAT which the Company is required to collect and remit under any Applicable Law, and (iii) has not received a refund for input VAT for which the Company is not entitled under any Applicable Law. The Subsidiary is not required to effect Israeli VAT registration.

3.12.15    Neither the Company nor any of its Subsidiaries, is subject to any restrictions or limitations pursuant to Part E2 of the Israeli Tax Ordinance or pursuant to any Tax ruling made in connection with the provisions of Part E2 of the Ordinance.

3.12.16    Neither the Company nor any of its Subsidiaries has participated or engaged in any transaction or action which would require special reporting in accordance with Section 131(g) of the Israeli Tax Ordinance and the Israeli Income Tax Regulations (Tax Planning Requiring Reporting), 2006, regarding aggressive tax planning, or Treasury Regulations Section 1.6011-4(b) or any similar or comparable provision under Applicable Law. Neither the Company nor its Subsidiary has received any “reportable tax opinion” or taken any “reportable position,” all within the meaning of Sections 131D and 131E of the Israeli Tax Ordinance, Sections 67C and 67D of the Israeli Value Added Tax Law, 1975, as amended, Section 231(e) of the Customs Ordinance [New Version] 5717-1957 and Section 21(c) of Fuel Excise Law, 5718-1958.

3.12.17    Neither the Company nor any of its Subsidiaries is or has ever been a real property corporation (Igud Mekarke’in) within the meaning of Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

3.12.18    Neither the Company nor its Subsidiaries has received any letter ruling from any Taxing authority, and no request for such a ruling is currently pending except as set forth in Section 3.12.18 of the Company Disclosure Schedule.

3.12.19    Each of the Company’s option plans that are intended to qualify as a capital gains route plan under Section 102(b)(2) of the Israeli Tax Ordinance (a “102 Plan“), or that is otherwise required to be approved by the ITA, has received a favorable determination or approval letter from, or is otherwise approved by, or deemed approved by passage of time without objection by, the ITA. All Section 102 Options which were issued under any 102 Plan were and are currently in compliance in all material respects with the applicable requirements of Section 102(b)(2) of the Ordinance (including the relevant sub-section of Section 102) and the written requirements and guidance of the ITA, including the filing of the necessary documents with the ITA, the grant of Section 102 Options only following the lapse of the required thirty (30) day period from the filing of the 102 Plan with the ITA, the receipt of the required written Consents from the Option holders, the appointment of an authorized trustee to hold the Section 102 Options, the due deposit of such Section 102 Options with such trustee pursuant to the terms of Section 102 of the Ordinance, and applicable regulations and rules and the guidance published by the ITA on July 24, 2012, and clarification dated November 6, 2012, as applicable and there is no reasonably foreseeable reason why they will be not be entitled to capital gains treatment upon sale or cancelation thereof as part of the transaction contemplated under this Agreement. All Tax rulings, opinions, correspondence, and filings with the ITA relating to the 102 Plan and any award thereunder have been made available to Parent, except as set forth in Section 3.12.19 of the Company Disclosure Schedule.

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3.12.20    Except as set forth in Section 3.12.20 of the Company Disclosure Schedule, no Shares issued to any employee of the Company or any of its Subsidiaries are (nor have they been at any point) subject to “reverse vesting” or a repurchase option (or any similar arrangement) in favor of the Company or any of its Subsidiaries, nor have any Shares been issued to any Person which are the result of the conversion of any convertible instrument or are held for the benefit of any beneficiary by a third party (such as a trustee nominee or otherwise, other than the Section 102 Trustee.

3.13       Intellectual Property

3.13.1      Section 3.13.1 of the Company Disclosure Schedule sets forth a complete and accurate list of all of the Company’s and each of its Subsidiary’s Israeli, United States and foreign (i) patents and patent applications; (ii) trademark registrations and applications and material unregistered Trademarks; and (iii) copyright registrations and applications, indicating for each, the applicable jurisdiction, registration number (or application number) and date issued (or date filed) owned, in whole or in part, including jointly with others, by the Company or any of its Subsidiaries. For purposes of this Agreement, the Company’s and each of its Subsidiary’s Trademarks, Patents, Copyrights and Trade Secrets listed on Section 3.13.1 of the Company Disclosure Schedule are sometimes referred to hereinafter as the “Company Trademarks,” “Company Patents,” “Company Copyrights,” and “Company Trade Secrets,” respectively.

3.13.2      Trademarks

(a)      All Company Trademark registrations are currently in compliance in all material respects with all legal requirements (including, where applicable, the timely post-registration filing of affidavits of use and incontestability and renewal applications) other than any requirement that, if not satisfied, would not reasonably be expected to result in a cancellation of any such registration or otherwise materially affect the priority and enforceability of the Company Trademark in question.

(b)      To the Knowledge of the Company, all Company Trademarks are valid and enforceable as against any third party.

3.13.3      Patents

(a)      To the Knowledge of the Company, all Company Patents are currently in compliance with all applicable legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use having a final due date prior to the date hereof) other than any requirement that, if not satisfied, would not result in a revocation or otherwise materially affect the enforceability of the Company Patent in question.

(b)      To the Knowledge of the Company, all issued Company Patents are valid and enforceable as against any third party.

3.13.4      Trade Secrets

(a)      The Company has taken reasonable steps in accordance with normal industry practice to protect the Company’s or a Subsidiary’s rights in confidential information and Company Trade Secrets.

(b)      Without limiting the generality of Section 3.13.4(a), the Company enforces and has enforced a policy of requiring each relevant employee, consultant and contractor who are involved in the creation of any Company IP Rights or Company Products and Services to execute information, confidentiality and assignment agreements substantially in the Company’s standard forms that effectively and exclusively assign to the Company or one of its Subsidiaries rights to any Intellectual Property relating to the business of the Company or its Subsidiaries created in the course

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of performance of work for the Company or one of its Subsidiaries. Except under confidentiality obligations, to the Knowledge of the Company there has been no disclosure by the Company or any Subsidiary of material confidential information or Company Trade Secrets.

3.13.5      License Agreements

Other than off-the-shelf, generally available end user licenses and open source licenses, Section 3.13.5(1) of the Company Disclosure Schedule lists all license agreements granting to the Company or any of its Subsidiaries any material right to use or practice any rights under any Intellectual Property indicating for each the title and the parties thereto. The Company is in material compliance with each license listed in Section 3.13.5(1) of the Company Disclosure Schedule. Other than customer agreements entered into in the ordinary course of business, Section 3.13.5(2) of the Company Disclosure Schedule sets forth a complete and accurate list of all license agreements under which the Company or any of its Subsidiaries licenses software or grants other rights in or rights to use or practice under any Intellectual Property indicating for each the title and the parties thereto.

3.13.6      Ownership; Sufficiency of Intellectual Property Assets

Except as described in Section 3.13.6 of the Company Disclosure Schedule, the Company or one of its Subsidiaries owns or possesses adequate licenses or other rights to use, free and clear of Liens (other than Company Permitted Liens), all of its Intellectual Property used in or required for their respective businesses as currently conducted. The Intellectual Property identified in Section 3.13.1 of the Company Disclosure Schedule or validly licensed to the Company constitutes all the Intellectual Property rights used or necessary in the operation of the Company’s and its Subsidiaries’ businesses as they are currently conducted.

3.13.7      Protection of Intellectual Property

The Company has taken reasonable and customary steps to protect the Intellectual Property of the Company and its Subsidiaries.

3.13.8      No Infringement by the Company

To the Knowledge of the Company, the Company Products and Services do not infringe upon, violate or constitute the unauthorized use of any valid Intellectual Property rights owned or controlled by any third party.

3.13.9      No Infringement by Third Parties

Except as described in Section 3.13.9 of the Company Disclosure Schedule, to the Knowledge of the Company, no third party is misappropriating, infringing, diluting, or violating any material Intellectual Property owned by the Company or any of its Subsidiaries, and no such claims have been brought against any third party by the Company or any of its Subsidiaries.

3.13.10    No Proceedings

There are no Proceedings (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending, or, to the Company’s Knowledge threatened (including in the form of offers to obtain a license), (i) alleging any infringement, misappropriation, or other violation by the Company or a Subsidiary of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property owned or purported to be owned by the Company or its Subsidiaries or the Company’s right, title, or interest in or to any Intellectual Property owned by the Company or its Subsidiaries; or (iii) by the Company or its Subsidiaries alleging any infringement, misappropriation, or other violation by any Person of the Company Intellectual Property. There are no facts or circumstances that could

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reasonably be expected to give rise to any such Proceeding. Neither the Company nor its Subsidiaries is subject to any outstanding Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the ownership or use of any Intellectual Property owned or licensed by the Company or its Subsidiaries.

3.13.11    Except as set forth on Section 3.13.11 of the Company Disclosure Schedule or in respect to any Intellectual Property licensed by the Company or its Subsidiaries, the Company is in actual possession of and has exclusive control over a complete and correct copy of the source code for all proprietary components of the Company Products and Services, including all previous major releases and all other material proprietary Software of the Company. The Company has not disclosed, delivered, licensed, or otherwise made available, and does not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any source code for any Company Products and Services to any escrow agent or any other Person, other than an Employee, independent contractor, or consultant of the Company pursuant to a valid and enforceable written agreement prohibiting use or disclosure except in the performance of services for the Company. Without limiting the foregoing, neither the execution of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, or would reasonably be expected to, result in the release from escrow or other delivery to any Person of any source code for any Company Products and Services. Except as set forth on Section 3.13.11 of the Company Disclosure Schedule, to the Knowledge of the Company, there has been no unauthorized theft, reverse engineering, decompiling, disassembling, or other unauthorized disclosure of or access to any source code for any Company Products and Services.

3.13.12    Section 3.13.12 of the Company Disclosure Schedule sets forth a correct, current, and complete list of each item of Open Source Software that is used by the Company or its Subsidiaries in the conduct of its business or in the development of or incorporated into, combined with, linked with, distributed with, provided to any Person as a service, provided via a network as a service or application, or otherwise made available with, any Company Products and Services, and for each such item of Open Source Software, (i) the applicable Company Products and Services; and (ii) the name and version number of the applicable license agreement. The Company has complied in all material respects with all notice, attribution, and other requirements of each license applicable to the Open Source Software. The Company has not used any Open Source Software in a manner that does, will, or would reasonably be expected to require the (x) disclosure or distribution of any Company Products and Services or any other proprietary Software in source code form; (y) license or other provision of any Company Products and Services or any other proprietary Software on a royalty-free basis; or (z) grant of any Patent license, non-assertion covenant, or other rights under any Company Intellectual Property or rights to modify, make derivative works based on, decompile, disassemble, or reverse engineer any Company Products and Services or any other proprietary Software.

3.13.13    All Company Products and Services (i) comply in all material respects with all Applicable Laws and industry standards, including with respect to security; and (ii) conform in all material respects to all applicable contractual commitments, express and implied warranties (to the extent not subject to legally effective express exclusions thereof), representations and claims in packaging, labeling, advertising, and marketing materials, and applicable specifications, user manuals, training materials, and other documentation provided by Company.

3.13.14    Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, none of the Company Products and Services, and no other Software used in the operation of the business of the Company or provision of any Company Products and Services, contain any “time bomb,” “Trojan horse,” “back door,” “worm,” virus, malware, spyware, or other device or code designed or intended to, or that could reasonably be expected to, (i) disrupt, disable,

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harm, or otherwise impair the normal and authorized operation of, or provide unauthorized access to, any computer system, hardware, firmware, network, or device on which any Company Products and Services or such other Software is installed, stored, or used; or (ii) damage, destroy, or prevent the access to or use of any data or file without the user’s consent (collectively, “Malicious Code”), except, for the avoidance of doubt, license keys and other code intended to limit access to or use of such Company Products and Services or such other Software to an authorized user. The Company has taken reasonable steps to prevent the introduction of Malicious Code into the Company Products and Services.

3.13.15    No Collaboration with Research Institutions

Except as set forth in Section 3.13.15 of the Company Disclosure Schedule, no personnel, facilities, resources, grants, incentives, exemptions, qualifications or subsidies of any university, college, other educational institution international organization or research center, were used in the development of the Company Products or Services or Intellectual Property of the Company or any products or services currently under development by the Company or its Subsidiaries.

3.14       Insurance

Section 3.14 of the Company Disclosure Schedule sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by or for the benefit of the Company or its Subsidiaries or otherwise relating to the business of the Company (collectively, the “Insurance Policies”). The Insurance Policies shall not, pursuant to their terms, in any way be materially and adversely affected by, or terminate or lapse by reason of this Agreement or the transactions contemplated hereby. Such Insurance Policies are of the type and provide coverage for the operations conducted by the Company and its Subsidiaries of a scope and coverage consistent with customary industry practice of similarly situated companies and are sufficient for compliance in all material respects with all Applicable Laws and Contracts to which the Company or its Subsidiaries is a party or by which it is bound. All such Insurance Policies (x) are provided by carriers who are financially solvent, and (y) have not been subject to any lapse in coverage. All such Insurance Policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation or termination or threatened cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation, except where the failure of such policies to be in full force and effect, the failure to pay such premiums due or the threat or receipt of such notices of cancellation or termination would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is in compliance in all material respects with all Insurance Policies, and the Company is not in material default under any of its obligations under any such Insurance Policies, or has otherwise failed to comply with, in any material respect, any material provision contained in any such Insurance Policies. There are no material claims pending under any such Insurance Policies as to which coverage has been questioned, denied, or disputed or in respect of which there is an outstanding reservation of rights. The Company has given timely notice to the insurer under each of the Insurance Policies of all claims that may be insured thereby. Except as disclosed in Section 3.14 of the Company Disclosure Schedule, since the Lookback Date, no insurer has denied the coverage of, or has delivered a notice of material limitation of coverage or a notice that a defense will be afforded with reservation of rights with respect to, any claim under any Insurance Policy, and except as disclosed in Section 3.14 of the Company Disclosure Schedule, no insurer has provided any notice of cancellation or any other indication. To the Knowledge of the Company, there is no reason to believe, that any insurer plans to cancel any Insurance Policy or materially raise the premiums or alter the coverage under any Insurance Policy in a manner adverse to the Company prior to the Closing.

3.15       Certain Business Practices

3.15.1      None of the Company, any of its Subsidiaries, or to the Knowledge of the Company any directors, officers, agents or employees of the Company or any of its Subsidiaries or to the Knowledge of the Company any other Person acting on their behalf, acting alone or together,

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has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer or supplier of the Company, or any employee or agent of any customer or supplier of the Company; (b) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (c) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”); or (d) directly or indirectly given or agreed to give any money, gift, bribe, kickback or similar benefit to any customer or supplier of the Company, any employee or agent of any customer or supplier of the Company, any official or employee of any Governmental Entity, or any political party or candidate for office (domestic or foreign), or other Person who was, is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction), in each case which (i) may subject the Company to any material Liability in any Proceeding, (ii) if not given in the past, may have had a material impact on the Company or its business, or (iii) if not continued in the future, may materially affect the Company or its business.

3.15.2      Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, none of the Company or any of its Subsidiaries has taken, nor to the Knowledge of the Company have any of their respective employees, agents, advisors, consultants, representatives, or others for whom any of them may have responsibility taken, any action, directly or indirectly, that constitutes a breach or an alleged breach by such Persons of the FCPA or any other Applicable Laws relating to bribery or corruption, and legislation enacted by member states and signatories implementing the OECD Convention Combating Bribery of Foreign Officials (the “Anti-Corruption Laws”). Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have conducted their business in compliance with the FCPA and the other Anti-Corruption Laws and have retained, and will continue to retain, accurate books and records and has instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to ensure, continued compliance therewith.

3.15.3      Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are, and have been since the Lookback Date, in compliance with (i) trade embargoes and applicable provisions of U.S. export control, sanction and trade Applicable Laws and regulations, including the Export Administration Regulations, including the anti-boycott regulations contained therein, 15 C.F.R. Parts 730 to 774 (“EAR”); the Foreign Trade Regulations, 15 C.F.R. Part 30, administered by the United States Department of Commerce; the Arms Export Control Act (22 U.S.C. 2778) and the International Traffic in Arms Regulations, 22 C.F.R. Parts 120 to 130 (“ITAR”), administered by the United States Department of State; the embargoes, restrictions and regulations administered by OFAC, 31 C.F.R. Parts 500 to 597; Executive Orders of the President regarding embargoes and restrictions on trade with designated countries and Prohibited Persons; the Tariff Act of 1930, as amended, and regulations administered by the United States Department of Homeland Security, Bureau of Customs and Border Protection, as well as the Israeli Defense Export Controls Law, 5767-2007 (collectively, the “Trade Laws”). The Company and its Subsidiaries have not received any written notices of noncompliance, complaints, subpoenas, investigations, or warnings with respect to its compliance with Trade Laws or Anti-Corruption Laws. Since the Lookback Date, the Company and its Subsidiaries have not (i) made a voluntary disclosure or prior disclosure with respect to violations of any Trade Laws; (ii) been subject to any (x) seizure, detention, compliance assessment, focused assessment, Proceeding for, or, to the Company’s Knowledge, audit, alleged or actual violation in any material respect of any Trade Laws, including underpayment of import or export duties, Taxes or fees, (y) suspension of export privileges, or (z) enforcement action

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or sanction, or, to the Company’s Knowledge, investigation by any Governmental Entity arising under any Trade Laws; or (iii) made or provided any materially false statement or omission to any Governmental Entity or to any customer in connection with the importation or exportation of merchandise. None of the Company, its Subsidiaries or any directors, managers or officers or employees of the Company or its Subsidiaries, or, to the Company’s Knowledge, agent, Affiliate, or other Person acting on behalf of the Company or its Subsidiaries has exported or reexported, directly or indirectly, any products, technology, software, technical data, or services in violation of Trade Laws.

3.15.4      The Company and each of its Subsidiaries:

(a)      is currently and has been since the Lookback Date in compliance with all Applicable Laws, Orders and sanctions, criminal and civil, that (a) limit the use and/or seek the forfeiture of proceeds from illegal transactions, (b) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotic dealers or otherwise engaged in activities contrary to the interests of the U.S., (c) require identification and documentation of the parties with whom a financial institution conducts business, or (d) are designed to disrupt the flow of funds to terrorist organizations, in each case except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and

(b)      is not and has never been a Person: (a) that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (b) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (c) with whom a party is prohibited from dealing or otherwise engaging in any transaction by any anti-money laundering Applicable Law; (d) who commits, threatens, or conspires to commit or support “terrorism” as defined in the Executive Order; or (e) who is an Affiliate of a Person referenced above; in each case except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. None of the Company, its Subsidiaries or any director, manager or officer of the Company or its Subsidiaries is or has been identified on any Restricted Person List, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

3.16       Tangible Personal Property; Title; Sufficiency of Assets

3.16.1      Except as set forth in Section 3.16.1 of the Company Disclosure Schedule, and except for inventory and other property sold, used or otherwise disposed of in the ordinary course of business consistent with past practice, the Company and each of its Subsidiaries has good and marketable title to, or, in the case of leased properties and assets a valid leasehold interest in, all of the items of material tangible personal property reflected in the most recent Company Audited Financial Statements, in each case, subject to no Liens, other than Company Permitted Liens. Such material tangible personal property, together with the tangible personal property used under the Personal Property Leases, include all tangible personal property reasonably required for the continued conduct of the Company’s and its Subsidiaries’ business as currently conducted. Since the December 31, 2021, neither the Company nor any of its Subsidiaries has suffered material theft, damage, destruction, or casualty loss to its assets, whether or not covered by insurance.

3.16.2      All tangible personal property owned by the Company and its Subsidiaries and all of the items of material tangible personal property used by the Company and its Subsidiaries under the Personal Property Leases or otherwise have been reasonably maintained, are structurally sound, are in reasonably good operating condition and repair, subject to normal wear and tear, and are adequate for the uses to which they are currently being put by the Company and its Subsidiaries in the operation of their businesses as currently conducted,

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and none of such items of material tangible personal property is in need of maintenance or repairs except for routine maintenance and repairs in the ordinary course of the Company’s business consistent with past practice that are not material in nature or cost.

3.16.3      Section 3.16.3 of the Company Disclosure Schedule sets forth a list, as of the date of this Agreement, of all material leases of tangible personal property relating to tangible personal property used by the Company or its Subsidiaries or to which the Company or its Subsidiaries is a party or by which the properties of the Company or its Subsidiaries are bound, following which the Company pays to the lessor an annual fee greater than $50,000 (“Personal Property Leases”). The Company has made available to Parent complete and correct copies of the Personal Property Leases, together with all amendments, modifications, or supplements thereto. Each of the Company and its Subsidiaries is in compliance in all material respects with the terms of all Personal Property Leases, and all such leases are in full force and effect. The Company or its applicable Subsidiaries have a valid leasehold interest under each of the Personal Property Leases, and there is no default under any Personal Property Lease by the Company, its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder, and the Company and its Subsidiaries and, to the Knowledge of the Company, each other party thereto are in compliance with all material obligations of the Company or such other party, as the case may be, thereunder.

3.17       Material Contracts

3.17.1      Section 3.17.1 of the Company Disclosure Schedule lists each Contract to which the Company or a Subsidiary is a party or may be bound or to which their respective properties or assets are subject, as of the date hereof, (i) which is a severance agreement, program or policy of the Company or a Subsidiary with or relating to its employees, which is not based on the Company’s standard forms, which forms have been made available to Parent; (ii) under the terms of which any of the rights or obligations of a party thereto will be modified or altered or which provide for any increased payment or benefit or accelerated vesting, in any such case as a result of the execution of this Agreement and the consummation of the transactions contemplated hereby and by the other Transaction Agreements or which contain change in control provisions and that is material to the Company; (iii) which provides for any material license or other material arrangement with respect to any Intellectual Property of the Company; (iv) which represents any confidentiality or non-disclosure arrangement pursuant to which the Company or any of its Subsidiaries has agreed to keep confidential information obtained from any other Person, other than confidentiality or non-disclosure arrangements entered into in the ordinary course of business consistent with past practice; (v) which constitutes an undertaking or agreement with the IIA or any other Governmental Entity; (vi) which is an arrangement materially limiting or restraining the Company or any Subsidiary or any successor thereto from engaging or competing in any manner or in any business or from conducting any activity in any geographic area or from soliciting any Person to enter into a business or employment relationship or to enter into a relationship with any Person; (vii) under which the Company or any of its Subsidiaries makes payments in excess of One Hundred Thousand Dollars ($100,000) on an annual basis; (viii) which is a Labor Agreement or any other Contract with any labor union; (ix) which is a Real Property Lease or a Personal Property Lease; (x) pursuant to which any Indebtedness is outstanding or may be incurred, including any loan or credit agreement, note, bond, mortgage, indenture, letter of credit, interest rate or currency hedging arrangement or other similar agreement or instrument or pursuant to which any Indebtedness of any Person is guaranteed by the Company or any of its Subsidiaries; (xi) pursuant to which the Company is required to indemnify or hold harmless any Person other than Contracts entered into in the ordinary course of business consistent with past practice; (xii) all powers of attorney or other similar agreements or grant of agency by the Company; (xiii) all Contracts involving the settlement of any Proceeding or threatened Proceeding which will (a) involve payments after the date of the Latest Balance Sheet of consideration in excess of One Hundred Thousand dollars

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($100,000), or (b) impose monitoring, reporting or other continuing obligations on the Company or any of its Subsidiaries; (xiv) pursuant to which the Company or any of its Subsidiaries has made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or any of its Subsidiaries); (xv) which is a partnership, joint venture or similar arrangement or that involves any profit sharing; (xvi) which prohibits the payment of dividends or distributions in respect of the Capital Stock of the Company or any of its Subsidiaries or prohibits the pledging of the Capital Stock of the Company or any Subsidiary of the Company; (xvii) which contains “most favored nations” pricing provisions from the Company or any of its Subsidiaries in favor of any third Person or which grants exclusive rights, rights of first refusal, rights of first negotiation or offer or similar rights to any third Person; (xviii) which relates to the acquisition or sale of any material assets of the Company or any of its Subsidiaries, other than the acquisition or sale of inventory in the ordinary course of business consistent with past practice; or (xix) under which the Company or any Subsidiary guarantees the payment or performance by others or in any way is or will be liable with respect to material obligations of any other Person (including another Subsidiary) (each such Contract disclosed or required to be disclosed on Section 3.17 of the Company Disclosure Schedule, a “Company Material Contract”).

3.17.2      All Company Material Contracts are valid, legal, and binding and in full force and effect as to the Company or its Subsidiaries and are enforceable against the other parties thereto subject to bankruptcy, insolvency, reorganization, moratorium, and similar Applicable Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. The Company and its Subsidiaries have paid in full or accrued all material amounts now due from them thereunder and have satisfied in full or provided for all of their material liabilities and obligations thereunder which are presently requested to be satisfied or provided for. None of the Company, the Subsidiaries nor, to the Knowledge of the Company, any other parties, have violated any provision of, or committed or failed to perform any act which with notice, lapse of time or both would constitute a default under the provisions of any Company Material Contract. The Company has not and none of its Subsidiaries has issued or received any written notice of termination, cancellation, material breach or default under any Company Material Contract and no counterparty to a Company Material Contract has made any written demand for such renegotiation of any material terms of any Company Material Contract. True and complete copies of all Company Material Contracts, together with all amendments thereto through the date hereof, have been made available to Parent.

3.18       Grants, Incentives and Subsidies

Section 3.18 of the Company Disclosure Schedule provides a complete list of all grants, incentives, and subsidies (collectively, “Grants”) and applications therefor that are pending and outstanding as of the date hereof from the Government of the State of Israel or any agency thereof, or from any Governmental Entity, granted to the Company or any Subsidiary, including the IIA. Without limiting the generality of the above, Section 3.18 of the Company Disclosure Schedule includes the aggregate amounts of each Grant, and the aggregate outstanding payment obligations thereunder of the Company or any Subsidiary with respect to royalties, or the outstanding amounts to be paid by the IIA to the Company. Section 3.18 of the Disclosure Schedule also identifies the specific Company Products and Services developed with each Grant. Except as disclosed in Section 3.18 of the Company Disclosure Schedule, the Company and each of its Subsidiaries are in compliance with the terms and conditions of their respective Grants and have duly fulfilled all the undertakings relating thereto required to be performed prior to the date hereof, except for such instances of non-compliance that would not, individually or in the aggregate, reasonably be expected to result in revocation, repayment or material modification of any of the material Grants. Prior to the date hereof, the Company has not received written notice of the revocation or material modification of any of the Grants. The Company is not aware of any event or other set of circumstances which is reasonably expected to lead to the revocation or material modification of any of the Grants.

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3.19       Affiliates; Transactions with Affiliates

3.19.1      Except for the directors and executive officers of the Company, each of whom is listed in Section 3.19.1 of the Company Disclosure Schedule, there are no Persons who, to the Knowledge of the Company, may be deemed to be Affiliates of the Company under Rule 145 of the Securities Act (“Company Affiliates”).

3.19.2      Except as disclosed on Section 3.19.2 of the Company Disclosure Schedule, no Related Party of the Company or any of its Subsidiaries is presently engaged in any transactions or business arrangements with the Company or any of its Subsidiaries. No Related Party of the Company or any of its Subsidiaries (except in his capacity as such or in his capacity as a shareholder or optionholder of the Company or its Subsidiaries) (i) is a party to any Contract with the Company; (ii) has any direct or indirect material interest in (a) any property, assets or rights of or used by the Company or that of any of its Subsidiaries, (b) any franchisor, competitor, customer, supplier, distributor, lessor, independent contractor or agent of the Company or any of its Subsidiaries (including as an officer, director, manager, employee or consultant of any such Person), or (c) any Person which is a party to any Contract required to be listed pursuant to Section 3.17.1 other than, in the case of clauses (b) and (c) above, as a Person owning beneficially less than 1% of the equity of such entity; or (iii) has outstanding any Indebtedness owed to the Company, or is the obligee or beneficiary of any liability of the Company, in each case, except for employment-related compensation or liabilities therefor received or payable in the ordinary course of business or any rights or obligations such Related Party may have in its capacity as a holder of Shares or holder of Company Stock Options.

3.20       Brokers

Except as set forth on Section 3.20 of the Company Disclosure Schedule, no broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any of the other Transaction Agreements based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

3.21       Employee Benefits

3.21.1      Employee Plans

Section 3.21.1 of the Company Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. The Company has also made available to Parent true and complete copies of (i) the most recent plan documents, related trust documents, adoption agreements, summary plan descriptions, and all amendments thereto for each Company Employee Plan, other than Foreign Plans relating to any Israeli provident fund and governed by the Applicable Laws of the State of Israel (ii) the most recent actuarial and audit reports for each pension plan, within the meaning of Section 3(2) of ERISA (“Pension Plan”), and (iii) the most recent determination letters and rulings received by the Company or any Subsidiary from any US or Israeli Governmental Entity, and copies of all applications and correspondence to or from such agencies, with respect to any Company Employee Plan.

3.21.2      Employee Plan Compliance

Except in each case as would not be reasonably expected to have a Material Adverse Effect on the Company (i) each Company Employee Plan has been operated and administrated in all respects in accordance with its terms and all Applicable Law, including ERISA and the Code; (ii) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Company Employee Plan; (iii) to the Company’s Knowledge no Employee has committed a breach of any responsibility imposed upon fiduciaries by Title I of ERISA or any Applicable Law with respect to any Company Employee Plan; (iv) there are no judicial, regulatory, arbitration or similar Proceedings pending, or, to the Knowledge of the Company, threatened or anticipated

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(other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) there are no inquiries, audits or Proceedings pending or, to the Knowledge of the Company, threatened by any Governmental Entity with respect to any Company Employee Plan or any related trust; (vi) neither the Company nor, to the Knowledge of the Company, any ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Sections 4975 through 4980 of the Code or any other Applicable Law; (vii) each Pension Plan that is intended to be qualified under Section 401(a) of the Code or other Applicable Law is so qualified and has received a favorable determination opinion, notification or advisory letter with respect to such status from the applicable Governmental Entity or has time remaining to apply under Applicable Law for a determination or opinion letter and to make any necessary amendments, and, to the Knowledge of the Company, no event has occurred and no condition or circumstance exists which may reasonably be expected to result in the disqualification of such Pension Plan.

3.21.3      Multiemployer Plans

Neither the Company, to the Knowledge of the Company, nor any ERISA Affiliate of the Company, is, or at any time the Lookback Date obligated to contribute to a “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 413(c) or 414(f) of the Code) (a “Multiemployer Plan”).

3.21.4      Pension Plans

None of the Company Employee Plans is or was subject to Code Section 412, ERISA Section 302, or a plan described in Sections 3(35), 4063 or 4064 of ERISA.

3.21.5      Post-Employment Obligations

No Company Employee Plan provides, or has any liability to provide, life insurance, medical or other employee welfare benefits coverage to any Employee for periods extending beyond his or her retirement or termination of employment for any reason, except as (i) to benefits the full cost of which are borne by Employees or their beneficiaries, (ii) death or disability benefits under any of the Company Employee Plans, (iii) life insurance benefits for any Employee or his or her beneficiary who dies while in service with the Company or any of its Subsidiaries, (iv) continuing coverage until the end of the month in which retirement or termination of employment occurs or (v) mandated by Applicable Laws. Except as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect on the Company, the Company and each Company Employee Plan which is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) is in compliance with (1) the notice and continuation of coverage requirements of Section 4980B of the Code, and the regulations thereunder; (2) Part 6 of Title I of ERISA; (3) the Health Insurance Portability and Accountability Act of 1996 with respect to any group health plan within the meaning of Code Section 5000(b)(1); and (4) any applicable state statutes mandating health insurance continuation coverage.

3.21.6      Effect of Transaction

(a)      Except as disclosed in Section 3.21.6(a) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (a) entitle any current or former employee or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other similar termination payment (other than as required under Applicable Law or except as expressly provided in this Agreement), (b) accelerate the time of payment or vesting, or increase the amount of any compensation due to any such employee or officer, or (c) extend the term or have any other impact on the employment status or terms of employment of any such employee or officer.

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(b)      Stock Options. Section 3.21.6(b) of the Company Disclosure Schedule lists all outstanding Company Stock Options, identifying for each such option: (i) the number of Shares issuable, (ii) the number of vested shares, (iii) the grant effective date, (iv) the vesting schedule, (v) the date of expiration and (vi) the exercise price, identifying for each the number of Shares issuable. Such Section shall also indicate the plan under which such Company Stock Options were granted, the residence of each Person holding such Company Stock Options or Company Stock Options commitment as of the date hereof and the date on which such Company Stock Option was granted, with respect to Company Stock Options granted to Israeli taxpayers, whether each such Company Stock Options were granted and is subject to tax pursuant to Section 3(i) or Section 102 and specifying the subsection of Section 102 pursuant to which the Company Stock Options were granted and is subject to tax and whether an election was made to treat such Company Stock Options under the capital gains route or ordinary income route and, where relevant, the date on which the Company Stocks granted pursuant to Section 102(b)(2) of the Ordinance was deposited with the Israeli trustee (both with respect to the deposit of the board resolution and the deposit of the option agreement), with respect to Company Stock Options granted to U.S taxpayers, whether such Company Stock Options have been designated an “incentive stock option” as defined in Section 422 of the Code, or were otherwise designated as “non-qualified stock options”.

3.21.7      Foreign Plans

With respect to any Company Employee Plan maintained for Employees outside of the Israel (each, a “Foreign Plan”): (i) to the Knowledge of the Company each Foreign Plan and the manner in which it has been administered satisfies all Applicable Law, (ii) all contributions to each Foreign Plan required through the Closing Date have been and will be made by the Company, (iii) each Foreign Plan is either fully funded (or fully insured) based upon generally accepted local actuarial and accounting practices and procedures or adequate accruals for each Foreign Plan have been made in the Company’s financial statements in accordance with IFRS, (iv) to the Knowledge of the Company there are no pending investigations by any Governmental Entity involving any Foreign Plan nor any pending claims (except for claims for benefits payable in the normal operation of the Foreign Plans), Proceedings against any Foreign Plan or asserting any rights or claims to benefits under any Foreign Plan; and (v) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any material liability with respect to any Foreign Plan.

3.22       Labor and Employment Matters

3.22.1      Except as set forth in Section 3.22.1 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any Labor Agreement or other contract or arrangement with a labor union or trade union involving any of its Employees. Except for Company Employee Plans and Employee Agreements listed in Section 3.22.1 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is otherwise required (under any legal requirement, under any contract or otherwise) to provide, benefits or working conditions beyond the minimum benefits and working conditions required by Applicable Law to be provided pursuant to rules and regulations of any jurisdiction in which the Company or any of its Subsidiaries have employees, including without limitation the Histadrut (General Federation of Labor), the Coordinating Bureau of Economic Organization and the Industrialists’ Association, and, to the Knowledge of the Company, no petition has been filed or proceeding instituted by an employee or group of employees of the Company, or any of its Subsidiaries, with any Governmental Entity seeking recognition of a bargaining representative. Except as set forth in Section 3.21.1 or Section 3.22.1 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries have or are subject to, and no Employee benefits from, any “extension order” (as such term is used under Israeli law), other than extension orders that apply to all employees

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in Israel. The Company has heretofore made available to Parent true and complete copies of (i) Employee Agreements listed on Section 3.21.1 and Section 3.22.1 of the Company Disclosure Schedule, and (ii) Labor Agreements listed on Section 3.22.1 of the Company Disclosure Schedule, together with all amendments, modifications, supplements and side letters affecting the duties, rights and obligations of any party thereunder.

3.22.2      Except as set forth in Section 3.22.2 of the Company Disclosure Schedule, all of the employees of the Company and its Subsidiaries are “at will” employees subject to Applicable Law. Any severance or termination benefits payable by the Company or any of its Subsidiaries as a result of the termination of any agreements with employees of, the Company or any of its Subsidiaries, other than severance or termination benefits that are required under any Applicable Law, are listed on Section 3.22.2 of the Company Disclosure Schedule.

3.22.3      Except as set forth in Section 3.22.3 of the Company Disclosure Schedule:

(a)      There is no labor strike, dispute, slow down or stoppage pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries by their employees or any representatives of their employees;

(b)      Since the Lookback Date, neither the Company nor any of its Subsidiaries has received any material demand letters, civil rights charges, suits, or drafts of suits with respect to claims made by or on behalf of any of their respective employees; and

(c)      Neither the Company nor any of its Subsidiaries has been served with any material pending claims, civil rights charges, suits or drafts of suits with respect to claims made by or on behalf of their respective employees; and neither the Company nor any of its Subsidiaries has any Knowledge of any material pending claims, civil rights charges, suits or drafts of suits with respect to claims made by or on behalf of their respective employees that could reasonably be expected to be served on the Company or any of its Subsidiaries.

3.22.4      All amounts that the Company or any Subsidiary is legally or contractually required either (i) to deduct from its employees’ salaries or to transfer to such employees’ pension, life insurance, incapacity insurance, continuing education fund or other similar fund, or (ii) to withhold from their employees’ salaries and pay to any Governmental Entity as required by the Israeli Income Tax Ordinance (New Version) and any other Applicable Law have, in each case, been duly deducted, transferred, withheld and paid, and neither the Company nor any of its Subsidiaries have any outstanding obligation to make any such deduction, transfer, withholding or payment except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

3.22.5      Neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

3.22.6      The Company and its Subsidiaries are in compliance with all Applicable Law pertaining to the employment of labor, including all such laws and orders relating to wages, hours, overtime, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or Social Security taxes and similar taxes other than any such non-compliance which does not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as set forth in Section 3.22.6 of the Company Disclosure Schedule, none of the Company’s or any Subsidiary’s executive officers have ceased to be employed by the Company or any Subsidiary of the Company since December 31, 2021.

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3.22.7      Neither the Company nor any of its Subsidiaries is a party to or bound by any currently effective deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement, except as described in Section 3.22.7 of the Company Disclosure Schedule. The Company has made provision in accordance with IFRS for its and its Subsidiaries’ employees on account of wages, severance pay, pension funds, redemption of annual leave or otherwise, whether required by Applicable Law or pursuant to an agreement, and such obligations are accurately reflected in the financial statements included in the Company Securities Filings.

3.22.8      Israeli Employees

(a)      With respect to employees who reside or work in Israel or whose employment contract is otherwise subject to the laws of the State of Israel (“Israeli Employees”):

(i)      no Israeli Employee is subject to any collective bargaining agreement and/or extension order (“tzav harchava”) (other than extension orders that are generally applicable to all employers or employees in Israel); and

(ii)     the Company is not, nor was it ever, a member of any employers’ association or organization, and the Company does not pay, nor has it ever paid, any payment to an employers’ association or organization and no employers association or organization has made any demand for payment of any kind from the Company.

(b)      All obligations of the Company or its subsidiaries to provide statutory severance pay to all Israeli Employees pursuant to the Severance Pay Law-1963, to pay unused vacation pursuant to the Annual Leave Law – 1951, accrued bonuses and recreation pay, or any Contract are fully funded, or if not required to do so are accrued on the Financials except for obligations towards severance pay that is fully funded.

(c)      All of the Company’s Israeli Employees are subject to the arrangement under Section 14 to the Israeli Severance Pay Law, 5723 1963 (the “Section 14 Arrangement”) as set forth on Section 3.22.8 of the Company Disclosure Schedule. The Company’s obligations to provide statutory severance pay to its Israeli Employees are fully funded in accordance with the Section 14 Arrangement and it is and was implemented properly, from the commencement date of the Israeli Employee’s employment and on the basis of the Israeli Employees’ entire determining salary, such that the Company will not have to make any payment under the Severance Pay Law 5723-1963, except for release of the funds accumulated in accordance with Section 14 Arrangement.

3.23       Indebtedness

3.23.1      Section 3.23.1 of the Company Disclosure Schedule sets forth all outstanding Indebtedness of the Company and its Subsidiaries as of the date of this Agreement, including the amount outstanding with respect thereto.

3.23.2      Section 3.23.2 of the Company Disclosure Schedule sets forth a true and complete list of each outstanding loan or advance, including the amount thereof, made or arranged, directly or indirectly, by the Company or any of its Subsidiaries to any director or executive officer (or equivalent thereof) (as defined in Rule 3b-7 of the Exchange Act) of the Company.

3.24       Real Property

3.24.1      The Company and its Subsidiaries do not own, and have never owned, any real property. Section 3.24.1 of the Company Disclosure Schedule sets forth a complete and accurate list of all leases, licenses or other similar written agreements relating to the occupancy (the “Real Property Leases”) of the real property (the “Leased Real Property”) to which the Company or any of its Subsidiaries is a party or by which any of their assets are bound. The Company or its applicable Subsidiaries have a valid leasehold interest in the Leased Real

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Property, free and clear of any Liens other than Company Permitted Liens. The Company and its Subsidiaries enjoy peaceful and undisturbed possession under the Real Property Leases with respect to the Leased Real Property. None of the Company or any of its Subsidiaries has assigned or sublet any of the Leased Real Property. The Real Property Leases are valid and binding in full force and effect and enforceable in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, or other Applicable Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a Proceeding at law or in equity. There are no existing defaults or offsets which the landlord has against the enforcement of the Real Property Leases and none of the Company, any of its Subsidiaries or the landlord is in default under any Real Property Lease, nor have any events under any Real Property Lease occurred which, with the giving of notice or passage of time or both, would constitute a default thereunder by any party thereto, and the Company and its Subsidiaries have paid all rent due and payable under the Real Property Leases. No party to the Real Property Leases has exercised any termination rights with respect thereto. True and complete copies of the Real Property Leases have been made available to Parent. The Company is not party to any pending Proceeding nor, to Knowledge of the Company, is any Proceeding threatened which might interfere with the quiet enjoyment of the Company under the Real Property Leases. The Company and its Subsidiaries have not assigned, mortgaged, pledged, otherwise encumbered, or transferred its interest, if any, under any of the Real Property Leases.

3.24.2      To the Knowledge of the Company, there are no facts, circumstances, or conditions which do or would materially and adversely affect the operation of the Company’s or its Subsidiaries’ business on the Leased Real Property as presently conducted or as presently proposed to be conducted. To the Knowledge of the Company, the Leased Real Property and all improvements located thereon and the present use thereof shall comply with, constitute a valid non-conforming use, or are operating pursuant to the provisions of a valid variance under all zoning Applicable Laws, ordinances and regulations of Governmental Entities having jurisdiction thereof, and the construction, use and operation of the Leased Real Property by the Company and its Subsidiaries are in material compliance with all Applicable Laws. Except as otherwise set forth on Section 3.24.2 of the Company Disclosure Schedule, the Leased Real Property is in a state of good maintenance and repair and is in good operating condition, subject to normal wear and tear, and (i) there are no material physical or mechanical defects in the Leased Real Property and, to the Knowledge of the Company, the plumbing, heating, air conditioning, electrical, mechanical, life safety and other systems therein and all such systems are in good operating condition and repair (normal wear and tear excepted); and (ii) there are no ongoing repairs to the Leased Real Property being made by or on behalf of the Company or any of its Subsidiaries or for the Company or any of its Subsidiaries being made by or on behalf of the landlord. Except as set forth on Section 3.24.2 of the Company Disclosure Schedule, the Company and its Subsidiaries hold all material occupancy and other certificates and material Permits, municipal and otherwise, required to be held by the Company and its Subsidiaries for the lawful use and occupancy of the Leased Real Property for the purposes for which the Company’s and its Subsidiaries’ use and occupancy of such Leased Real Property is presently intended and to which the Company’s and its Subsidiaries’ use and occupancy of such Leased Real Property is presently devoted. There are no pending or, to the Knowledge of the Company, threatened Proceedings against the Company or any of its Subsidiaries that would reasonably be expected to prohibit, materially restrict or impair the Company’s or any of its Subsidiaries’ use and occupancy or result in the suspension, revocation, material impairment, forfeiture or non-renewal of any such material Permits held by the Company or any of its Subsidiaries. All notices of violation of any Applicable Laws, against the Company with respect to the Leased Real Property have been complied with by the Company and its Subsidiaries. There are no outstanding correcting work orders delivered to the Company or any of its Subsidiaries from any Governmental Entity or the owner of the Leased Real Property or any insurance company with respect to the Leased Real Property.

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3.24.3      There are no condemnation or eminent domain or other Proceedings of any kind whatsoever for the taking of the whole or any part of the Leased Real Property for public or quasi-public use pending or, to Knowledge of the Company, threatened against the Leased Real Property.

3.24.4      Except as set forth on Section 3.24.4 of the Company Disclosure Schedule, the Leased Real Property and all improvements thereon represent the sole locations at which the Company and its Subsidiaries conduct business and are the only locations where all of the material tangible assets of the Company and its Subsidiaries are located.

3.24.5      Except as set forth on Section 3.24.5 of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries has sought or obtained any waiver or deferral of any rent payment, real property Taxes, utilities, or other expenses under the Leased Real Property (in connection with COVID-19 or otherwise).

3.25       Suppliers and Customers

3.25.1      Section 3.25.1 of the Company Disclosure Schedule sets forth a complete and accurate list of the top ten (10) customers of the Company and its Subsidiaries based on revenue for each of the fiscal years ended December 31, 2020, December 31, 2021 and for the 6-month period ended June 30, 2022 and the amount of sales to each such customer during such periods (the “Company Material Customers”). No event has occurred with respect to the Company Material Customers that would reasonably be expected to result in a Material Adverse Effect on the Company. Except to the extent set forth in Section 3.25.1 of the Company Disclosure Schedule, since December 31, 2021 no Company Material Customer has cancelled or otherwise terminated, materially reduced, or threatened to cancel or terminate or materially reduce, its relationship with the Company or any of its Subsidiaries, nor has such customer provided notice of, or to the Knowledge of the Company, otherwise communicated, an intent to refuse to pay any amount due to the Company or any of its Subsidiaries or see to exercise any remedy against the Company or any of its Subsidiaries.

3.25.2      Section 3.25.2 of the Company Disclosure Schedule sets forth a complete and accurate list of the top ten (10) suppliers of the Company and its Subsidiaries based on aggregate purchases for each of the fiscal years ended December 31, 2020, December 31, 2021 and for the 6-month period ended June 30, 2022 and the amount of sales to each such supplier during such periods (the “Company Material Suppliers”). No event has occurred with respect to the Company Material Supplier that would reasonably be expected to result in a Material Adverse Effect on the Company. Except to the extent set forth in Section 3.25.2 of the Company Disclosure Schedule, since December 31, 2021 no Company Material Supplier has cancelled or otherwise terminated, materially reduced, or threatened to cancel or terminate or materially reduce, its relationship with the Company or any of its Subsidiaries, nor has such supplier provided notice of, or to the Knowledge of the Company, otherwise communicated, an intent to refuse to supply any goods or services to the Company or any of its Subsidiaries or see to exercise any remedy against the Company or any of its Subsidiaries.

3.26       Anti-Takeover Statutes

Assuming that the representations of Parent and Merger Sub set forth in Section 4.10 are accurate, other than as set forth in the ICL, no “moratorium,” “control share acquisition,” “fair price,” “interested shareholder,” “affiliate transaction,” “business combination” or similar antitakeover statute apply to this Agreement, the other Transaction Agreements, the Merger or any other transaction contemplated by this Agreement and the other Transaction Agreements. Neither the Company nor any of the Company’s Subsidiaries is bound by or has in effect any “poison pill” or similar shareholder rights plan.

3.27       Foreign Business

The Company is a foreign business as defined under Regulation S-X 1-02(l) (17 CFR § 210.1-02).

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3.28       No Other Representations

The Company acknowledges that none of Parent or Merger Sub or any of their Representatives or any other Person makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any express or implied representation or warranty with respect to Parent, Merger Sub or any of their respective Subsidiaries or with respect to any other information provided or made available to the Company or its Representatives in connection with this Agreement and the transactions contemplated hereunder, including any information, documents, projections, forecasts or other material made available to the Company or to the Company’s Representatives in certain “data rooms” or management presentations in connection with this Agreement or the transactions contemplated hereunder or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Section 4 of this Agreement and in any certificate delivered by Parent under this Agreement.

4.        REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company as follows, subject to the exceptions set forth in the Disclosure Schedule delivered by Parent to the Company (the “Parent Disclosure Schedule”) (subject to Section 8.14) below and the Parent SEC Reports filed publicly prior to the date of this Agreement, provided that as related to Merger Sub, its representations and warranties presented below as given as of the signing of this Agreement are deemed given as of the formation of such entity:

4.1         Organization and Qualification; Subsidiaries

4.1.1        Each of Parent and Merger Sub is duly organized, validly existing and, as related to the Parent, in good standing, under the Applicable Laws of Nevada or Israel, as applicable. Merger Sub is not a “defaulting company” as such term is defined in the ICL. Each of Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted, except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Parent is duly qualified or registered as a foreign company to transact business under the Applicable Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration except where the failure of such qualification or registration would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

4.1.2        Each of Parent and its Subsidiaries is duly qualified or licensed and, to the extent such concept exists under Applicable Law, in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

4.1.3        Merger Sub is an Israeli corporation. Except in connection with this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby, Merger Sub has not conducted any operations, entered into any agreements and has not and will not have prior to the Effective Time or the earlier termination of this Agreement any Liabilities except those arising under this Agreement and the other Transaction Agreements and from the transactions contemplated herein and therein.

4.2         Capitalization of Parent and Merger Sub

4.2.1        The authorized share capital of Parent consists of shares of Parent Common Stock and shares of preferred stock, par value $0.0001 per share. As of the Measurement Date, no shares of preferred stock of the Parent were issued and outstanding, 42,666,335 shares of Parent Common Stock were issued and outstanding, 499,868 shares of Parent Common Stock are reserved for issuance upon payment of outstanding restricted stock units or other awards or pursuant to the Parent 2018 Incentive Stock Plan, 4,024,200 shares of Parent Common Stock are reserved for issuance upon payment of outstanding restricted stock

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units or other awards or pursuant to the Parent 2021 Incentive Stock Plan, 0 shares of Parent Common Stock are held by Parent in its treasury and 3,305,854 shares of Parent Common Stock are reserved for issuance upon exercise of outstanding warrants. Between the Measurement Date and the date hereof, except as disclosed in Section 4.2.1 of the Parent Disclosure Schedule, no shares have been issued (other than shares issuable upon the exercise of existing awards) and no restricted stock units or other awards have been granted. All of the outstanding shares of Parent Common Stock (and all shares of Parent Common Stock which may be issued pursuant to any option or warrant) have been validly issued and are fully paid, nonassessable and free of preemptive rights. The shares of Parent Common Stock to be issued in the Merger or upon exercise of any Company Stock Option assumed hereunder will be validly issued, fully paid, nonassessable and free of preemptive rights.

4.2.2        The authorized share capital of Merger Sub consists of NIS 100,000, divided into 10,000,000 ordinary shares of par value NIS 0.01 each. All of the issued and outstanding ordinary shares of Merger Sub are owned by Parent, and there are no other outstanding shares or other voting securities of Merger Sub or rights to acquire the same.

4.2.3        Except as set forth above, for this Agreement and agreements entered into and securities and other instruments issued pursuant to the Parent 2018 Incentive Stock Plan and the Parent 2021 Incentive Stock Plan, (i) no subscription, warrant, option, convertible or exchangeable security, preemptive or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of Parent is authorized or outstanding, and (ii) there is no commitment or contractual obligation of Parent to issue shares, subscriptions, warrants, options, convertible or exchangeable securities or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of Parent or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or such other right. There are no declared or accrued or unpaid dividends with respect to any shares of Parent Common Stock. There are no outstanding rights or obligations of the Parent to repurchase, redeem or otherwise acquire any securities of Parent. There are no voting agreements, voting trusts, or other agreements or understandings to which Parent or any of its Subsidiaries is a party or by which the Parent or any of its Subsidiaries is bound with respect to the voting or, except as set forth in the Parent SEC Reports, registration of any securities of the Company.

4.3         Authority Relative to this Agreement

4.3.1        Parent has, and Merger Sub shall upon its formation and the Merger Sub Board’s ratification of the approvals made on its behalf prior to formation have all necessary corporate power and authority to execute and deliver this Agreement and each of the other Transaction Agreements to which it is or will be a party, and to perform its obligations under this Agreement and the other Transaction Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Parent and Merger Sub of this Agreement and the other Transaction Agreements to which any of them is a party or will be a party and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the Parent Board on behalf of Parent and the Merger Sub (the latter to be ratified by the Merger Sub Board upon formation) and by the sole shareholder of the Merger Sub, and other than the aforesaid ratification, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, the other Transaction Agreements to which they are a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been and each Transaction Agreement to which Parent and/or Merger Sub is or will be a party has been or by the Effective Time will be, duly and validly executed and delivered by each of Parent and Merger Sub, to the extent applicable, and constitutes, assuming the due authorization, execution and delivery hereof and thereof by the Company, the valid, legal and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except to the extent that enforceability

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may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other Applicable Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a Proceeding at law or in equity.

4.3.2        Without limiting the generality of the foregoing, the Parent Board, acting on behalf of Parent and the Merger Sub (the latter to be ratified by the Merger Sub Board upon formation) has (i) unanimously determined that this Agreement and the Merger is fair to, and in the best interests of Parent and Merger Sub and Parent’s and Merger Sub’s shareholders, (ii) unanimously approved this Agreement, the Merger, the Transaction Agreements to which Parent and/or Merger Sub is or will be a party and the other transactions contemplated hereby, and (iii) not subsequently rescinded or modified in any way such approval prior to the date hereof. The Parent Board has also determined on behalf of the Merger Sub (to be ratified by the Merger Sub Board upon formation) that there is no reasonable concern that the Surviving Corporation will not be able to fulfill the obligations of Merger Sub to its creditors.

4.3.3        The approval of Parent, as the sole stockholder of Merger Sub, is the only vote of holders of any class or series of Capital Stock of Merger Sub required in connection with the adoption of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

4.4         SEC Reports; Financial Statements

Since July 1, 2021, Parent has filed all Parent SEC Reports each of which, complied at the time of filing (after giving effect to any amendments or supplements thereto) in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the dates such forms, reports and documents were filed. None of such Parent SEC Reports, including any financial statements or schedules included or incorporated by reference therein contained, at the time when made, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded by a Parent SEC Report filed subsequently and prior to the date hereof. The consolidated financial statements of Parent included in the Parent SEC Reports (“Parent Financial Statements”) comply, as of their respective dates of filing with the SEC, in all material respects with the applicable accounting requirements and the rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis as in effect on the date of such statement (except as may be indicated in the notes thereto and subject, in the case of the unaudited statements, to normal, recurring adjustments not material in amount and the absence of footnotes) and fairly present in all material respects the consolidated financial condition of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flow for the periods then ended. No basis exists that would require, and to the Knowledge of the Parent, no circumstance exists that would be reasonably expected to require, the Parent to restate any of the Parent Financial Statements. Notwithstanding the foregoing, Parent shall not be deemed to be in breach of any of the representations or warranties in this Section 4.4 as a result of any changes to the Parent SEC Reports that Parent may make in response to comments received from the SEC on the Form S-4.

4.5         Information Supplied

None of the information supplied or to be supplied by the Parent specifically for inclusion or incorporation by reference in applications for the ISA Exemption Application, and/or the registration statement on Form S-4 and the Israel Prospectus will, at the time it becomes effective under the Securities Act and when published under the ISL, respectively contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they are made. None of the information supplied or to be supplied by the Parent specifically for inclusion or incorporation by reference in the notice of the general meeting of the Company’s shareholders to be held in connection

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with the Merger and Proxy Statement will, at the date mailed to shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading. The information supplied or to be supplied by the Parent for inclusion in the Form S-4 and the Israel Prospectus will comply as to form in all material respects with the provisions of Form S-4. Notwithstanding the foregoing provisions of this Section 4.5, no representation or warranty is made by the Parent with respect to information or statements made or incorporated by reference in the ISA Exemption Application, the Form S-4, Israel Prospectus, the Proxy Statement or the Company Shareholder Meeting, which information or statements were not supplied by or on behalf of the Parent.

4.6         Consents and Approvals; No Violations

4.6.1        Except (i) for Consents as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, the ISL, state securities or “blue sky” laws, the TASE, NASDAQ (including the NASDAQ Notification), and any filings under merger notification or foreign investment laws or regulations of foreign Governmental Entities, (ii) the filing and recordation by the Companies Registrar of the Merger Proposal, notice of the Company Shareholders Approval and the other filings listed in Section 5.7.3 as required by the ICL and under the R&D Law, and (iii) such other Consents as may be required by reason of the status of the Company or its Affiliates, no notice to, and no Consent of any Governmental Entity is necessary for the execution and delivery by Parent or Merger Sub of this Agreement and the Transaction Agreements to which it is or will be a party or the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby except for such Consents the failure of which to make or obtain would not, individually or in the aggregate, prevent or material delay the transactions contemplated hereby or have a Material Adverse Effect on Parent.

4.6.2        Assuming that all Consents described in Section 4.6.1 have been obtained or made, neither the execution, delivery and performance by the Parent or Merger Sub, as applicable, of this Agreement and of the other Transaction Agreements to which it is now or is to become a party nor the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby will (i) contravene, conflict with or result in any violation or breach of any provision of the respective memorandum of association, articles of association and other charter documents (or similar governing or organizational documents) of Parent or Merger Sub, (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation, loss of any benefit, acceleration or Lien) or require any Consent under any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party or by which any of them or any of their respective properties or assets may be bound, (iii) violate any Order or Applicable Law applicable to Parent or Merger Sub or any of their respective properties or assets, (iv) contravene, conflict with or result in a violation of, or give any Governmental Entity or other Person the right to exercise any remedy or obtain any relief under, any legal requirement or Applicable Law or any Order to which Parent or Merger Sub, or any of the assets owned or used by the Parent or Merger Sub, is subject, or (v) result in the creation of a Lien on any property or asset of the Parent or any of its Subsidiaries, or (vi) with the passage of time, the giving of notice, or the taking of any action by a third Person, have any of the effects set forth in clauses (i) through (v) of this Section 4.6.2; in each case (other than clause (i) hereof) other than such conflicts, violations, breaches or defaults as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

4.7         No Default

The Parent is not in breach, default or violation (and no event has occurred that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (a) its charter documents (or similar governing or organizational documents), (b) any Contract to which the Parent is now a party or by which it or any of its properties or assets is bound, or (c) any

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Applicable Law, in the case of (b) and (c), the consequence of which breach, default or violation does or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent.

4.8         No Undisclosed Liabilities

4.8.1        Neither Parent nor any of its Subsidiaries has any material Liabilities of a type required by U.S. GAAP to be reflected on a consolidated balance sheet of Parent (including the notes thereto) other than (a) Liabilities in respect of obligations under this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby, (b) Liabilities that are appropriately reflected or reserved for on the face of the unaudited balance sheet of Parent, dated as of March 31, 2022 (including the notes thereto) contained in Parent’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, (c) Liabilities incurred since March 31, 2022 in the ordinary course of business consistent with past practice (none of which relate to breach of contract, breach of warranty, tort, infringement, violation of or liability under any Applicable Law or any Proceeding), and (d) Liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

4.8.2        Except as disclosed in the Parent SEC Reports, since December 31, 2021, there have been no events, developments, changes or occurrences with respect to the Parent or its Subsidiaries that, individually or in the aggregate, have had or reasonably could be expected to have a Material Adverse Effect on the Parent.

4.9         Litigation

There is no Proceeding pending or to the Knowledge of Parent threatened against Parent or any of its Subsidiaries or any of their respective properties or assets, or to the Knowledge of the Company, any manager, director or officer of the Company or any of its Subsidiaries in their capacities as such by any Person before any Governmental Entity or any arbitrator that would, individually or in the aggregate, reasonably be expected to (a) have a Material Adverse Effect on Parent, or (b) prevent or materially delay the consummation of the transactions contemplated by this Agreement beyond the Termination Date. To the Knowledge of the Parent, there is no basis on which any such Proceeding may be brought or threatened against the Parent or its Subsidiaries. None of the Parent, any of its Subsidiaries or any of its or their respective properties or assets are subject to any material outstanding Order, whether temporary, preliminary, or permanent.

4.10       Compliance with Applicable Law

4.10.1      Parent and its Subsidiaries are and have been in compliance in all material respects with all Applicable Laws applicable to the Parent, its Subsidiaries and its and their operations; and neither the Parent nor its Subsidiaries has received notice from any Governmental Entity of any violation, alleged violation or potential violation of any such Applicable Laws.

4.10.2      To the Knowledge of the Parent, no event has occurred, and no condition exists, that would reasonably be expected to (with or without notice or lapse of time) constitute or result in (i) a material violation by the Parent or its Subsidiaries of any Applicable Law applicable to the Parent, its Subsidiaries or their respective business, or (ii) any obligation on the part of the Parent or its Subsidiaries to undertake any remedial action, in each case, that would reasonably be expected to be material to their respective business.

4.10.3      The Parent and its Subsidiaries hold all material Permits necessary for the lawful conduct of their respective businesses. All applications for or renewals of all such Permits have been timely filed and made and no such Permit will expire or be terminated as a result of the consummation of the transactions contemplated by the Transaction Agreements. Except as has not had and would not have a Material Adverse Effect on the Parent, all of such Permits are in full force and effect. The Parent and its Subsidiaries are, and since the Lookback Date have been, in compliance with the material terms of such Permits.

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4.11       Intellectual Property

To the Knowledge of the Parent, the material products and services of the Parent and its Subsidiaries do not infringe upon, violate or constitute the unauthorized use of any valid Intellectual Property rights owned or controlled by any third party.

4.12       Brokers

No broker, finder, or investment banker (other than B. Riley Securities) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any of the other Transaction Agreements based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

4.13       Ownership of Stock in the Company and its Subsidiaries

Neither Parent nor Merger Sub own or hold any Shares.

4.14       Taxes

4.14.1      Except as set forth in Section 4.14.1 of the Parent Disclosure Schedule, Parent and its Subsidiaries have duly and timely filed all Tax Returns required to be filed (after taking into account all available extensions) in every territory where they were required to file Tax Returns, and such Tax Returns are true and correct in all material respects and have been completed in accordance with Applicable Law. All Taxes required to be paid by Parent and its Subsidiaries (whether or not shown in the Tax Returns) have been timely paid to the applicable Tax Authority. There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon any assets of Parent or any of its Subsidiaries.

4.14.2      Except as set forth in Section 4.14.2 of the Parent Disclosure Schedule, no claim for assessment or collection of material Taxes is presently being asserted in writing against Parent or its Subsidiaries and neither Parent nor any of its Subsidiaries is a party to any pending action, proceeding, or investigation by any Tax authority relating to a material Tax nor does Parent or any Subsidiary have Knowledge of any such threatened action, proceeding or investigation. No extension or waiver of the limitation period applicable to any Tax Return has been granted by or requested from Parent or any of its Subsidiaries, which is still in effect.

4.14.3      No claim has been made in writing to Parent or any of its Subsidiaries by a Tax authority in a jurisdiction where neither Parent nor any Subsidiary files Tax Returns that Parent or any Subsidiary is or may be subject to income or franchise Taxation by that jurisdiction that has not been resolved. Neither Parent nor any of its Subsidiaries is subject to income Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or place of business in that country.

4.14.4      Neither Parent nor any of its Subsidiaries (i) has ever been a member of an affiliated group (other than a group, the common parent of which was Parent), (ii) has incurred any liability for the Taxes of any other person, as a transferee, successor, by contract, or otherwise, or (iii) is a party to, or bound by any written Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement (other than such agreement or arrangement entered into the ordinary course of business the primary purpose of which does not relate to Tax).

4.14.5      Neither Parent nor any of its Subsidiaries has any COVID Related Deferrals or has applied for any employee retention credits.

4.14.6      Parent and its Subsidiaries have complied, in all material respects, with applicable Laws relating to the withholding of Taxes in connection with any amounts paid (whether paid in cash, paid in kind, deemed paid or otherwise) or owing by Parent or any of its Subsidiaries to any employee, creditor, independent contractor, shareholder, or other third party, and to the extent required, have timely paid such Taxes to the relevant Tax authority.

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4.14.7      Neither Parent nor any of its Subsidiaries has participated or engaged in any transaction or action which would require special reporting in accordance with Section 131(g) of the Israeli Tax Ordinance and the Israeli Income Tax Regulations (Tax Planning Requiring Reporting), 2006, regarding aggressive tax planning, or Treasury Regulations Section 1.6011-4(b) or any similar or comparable provision under Applicable Law.

4.15       Valid Issuance

The Parent Common Stock to be issued as Merger Consideration pursuant to the terms hereof, when issued as provided in and pursuant to the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, and (other than restrictions under applicable securities laws) will be free of restrictions on transfer.

4.16       No Additional Representations

Each of Parent and Merger Sub acknowledges that none of the Company, any of its representatives or any other Person makes, and each of Parent and Merger Sub acknowledges that it has not relied upon or otherwise been induced by, any express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any other information provided or made available to Parent, Merger Sub or their respective Representatives in connection with this Agreement and the transactions contemplated hereby, including any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their respective Representatives in certain “data rooms” or management presentations in connection with this Agreement and the other transactions contemplated hereby or the accuracy or completeness of any of the foregoing, except in each case for the representations and warranties contained in Section 3 and in any certificate delivered by the Company under this Agreement.

5.        COVENANTS

5.1         Conduct of Business of the Company

Except (a) as expressly provided in this Agreement, (b) as described in Schedule 5.1 to this Agreement, (c) with the prior written Consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), or (d) in the case of clauses (ii) - (iv) below for any actions or omissions reasonably and in good faith taken (or failures to take action reasonably and in good faith) in response to COVID-19 or any COVID-19 measures, during the period from the date hereof to the Effective Time or the earlier termination of this Agreement in accordance with Article 7 below (such period, the “Interim Period”), the Company will and will cause each of its Subsidiaries to: (i) not take any action that would or would reasonably be expected to prevent, materially impair or materially delay the ability of the Company, Merger Sub or Parent to consummate the transactions contemplated by this Agreement or the other Transaction Agreements; (ii) conduct its operations in all material respects in the ordinary and usual course of business consistent with past practice; (iii) use its reasonable best efforts to preserve intact its corporate existence and current business organizations, keep available the service of its current officers, directors, consultants, and employees, and preserve in all material respects its relationships with customers, licensees, licensors, suppliers, distributors, lessors, creditors, employees, contractors, and others having business dealings with it; and (iv) preserve in all material respects their present properties and tangible and intangible assets. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Schedule 5.1 to this Agreement, during the Interim Period, the Company will not, and will not permit any of its Subsidiaries to (unless required by Applicable Law after consultation with counsel), without the prior written Consent of Parent (which shall not be unreasonably withheld or delayed):

5.1.1        amend or authorize any amendments to the terms of any of its outstanding securities or its governing or organizational documents, or to the governing or organizational documents of any of its Subsidiaries;

5.1.2        issue, sell, deliver, pledge, dispose of, encumber or transfer or agree or commit to do or authorize any of the foregoing with respect to (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of

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any class or any other equity securities or equity equivalents (including any stock options or stock appreciation rights) of the Company or any of its Subsidiaries except for the issuance and sale of Shares pursuant to Company Stock Options granted under the Company Plans prior to the date hereof and issuance of Company Stock Options to new employees in the ordinary course of business consistent with past practice;

5.1.3        split, combine or reclassify any shares of its Capital Stock or any other equity securities or equity equivalents, declare, set aside, authorize, make or pay any dividend or other distribution (whether in cash, stock or property, any combination thereof or otherwise) in respect of its Capital Stock or any other equity securities or equity equivalents of the Company or any of its Subsidiaries, including the Shares (except dividends declared or paid by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company), make any other actual, constructive or deemed distribution in respect of its Capital Stock or other equity securities or equity equivalents or otherwise make any payments to shareholders in their capacity as such, or redeem, purchase or otherwise acquire or issue or sell any of its securities or any rights, options, warrants or calls to acquire or sell any such shares or other securities or any securities or any rights, options, warrants or calls to acquire or sell any such shares or other securities of any of its Subsidiaries; provided that the Company may repurchase or otherwise acquire shares in connection with (a) the applicable Company Plan in effect as of the date of this Agreement, (b) the acceptance of Shares as payment for the per share exercise price of the Company Stock Options or as payment for Taxes incurred in connection with the exercise, vesting and/or settlement of Company Stock Options, in each case in accordance with the applicable Company Plan, or (c) the forfeiture of Company Stock Options;

5.1.4        enter into any Contract with respect to the voting of the equity interests of the Company, including the Shares;

5.1.5        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

5.1.6        alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure of the Company or any Subsidiary;

5.1.7        (i) incur or assume any Indebtedness or issue any debt securities, individually or in the aggregate, or modify or agree to any amendment of the terms of any existing Indebtedness of the Company or any of its Subsidiaries, except for the Bridge Loan; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other Person except for obligations of wholly owned Subsidiaries of the Company incurred in the ordinary course of business and consistent with past practices; (iii) make any loans, advances or capital contributions to, or investments in, any other Person (other than to wholly-owned Subsidiaries of the Company); (iv) redeem, pay, discharge or satisfy any Indebtedness or other material Liability, other than repayment of the OurCrowd Loan (as defined below) or the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of other liabilities reflected or reserved against in, or contemplated by, the Company Financial Statements or incurred in the ordinary course of business consistent with past practice after the date of the Latest Balance Sheet; (v) cancel any material Indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value; or (vi) waive the benefits of, or agree to modify in any manner, any exclusivity, standstill or similar agreement benefiting the Company or any of its Subsidiaries;

5.1.8        forgive any loans or advances to any officers, employees or directors of the Company or its Subsidiaries, or any of their respective Affiliates, or change its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an Company Benefit Plan or otherwise, except in the ordinary course of business;

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5.1.9        except to the extent required under Company Benefit Plans or Employee Agreements in existence prior to the date hereof, (a) establish, adopt, enter into any new, amend, terminate, or take any action to accelerate rights under, any Company Benefit Plan or any plan, program, policy, practice, agreement or arrangement that would be a Company Benefit Plan if it had been in effect on the date of this Agreement (except that the Company and its Subsidiaries may enter into offer letters and employment agreements with newly hired employees in the ordinary course of business so long as such offer letters and agreements are pursuant to the standard form agreement used by the Company and its Subsidiaries in the applicable jurisdiction and do not provide for any notice or severance pay in excess of amounts required under Applicable Law); (b) grant or pay, or commit to grant or pay, any bonus or incentive award or payment; (c) increase, or commit to increase, the amount of the compensation or benefits of any employee of the Company or any Subsidiary of the Company, provided that the Company may adopt a retention plan, reasonably acceptable to Parent, to motivate and incentivize certain Employees to continue to work for the Company after the date of this Agreement; (d) accelerate the time of payment or funding of any amounts under, or increase the amount of funding required pursuant to, any Company Benefit Plan; (e) hire or make an offer to hire, or promote, any employee to the position of (1) Chief Executive Officer, or (2) a position that directly reports to the Chief Executive Officer (each, a “Senior Employee”); or (f) terminate the employment of any Senior Employee other than for cause;

5.1.10      (i) acquire or agree to acquire (a) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, except as set forth in Schedule 5.1.10; or (b) any assets that are material, individually or in the aggregate, to the Company, except purchases of inventory in the ordinary course of business consistent with past practice; (ii) sell, lease, license, transfer, otherwise dispose of, mortgage, sell and leaseback, pledge or otherwise encumber or subject to any Lien (other than a Company Permitted Lien) any material properties or assets of the Company or any of its Subsidiaries or any interests therein in any single transaction or series of related transactions, other than sales of Company Products and Services in the ordinary course of business consistent with past practices; or (iii) enter into any exclusive license, distribution, marketing, sales or other agreement that is or would reasonably be expected to be material to the Company or any of its Subsidiaries;

5.1.11      change any of the accounting methods, principles, or practices used by the Company, except as required by IFRS or by a Governmental Entity or a competent quasi-Governmental Entity;

5.1.12      (i) enter into any Contract that if entered into prior to the date of this Agreement would constitute a Company Material Contract or materially modify, materially amend, accelerate, waive any material right under, or terminate any Company Material Contract; or (ii) authorize or make any new capital expenditure or expenditures not included in the current annual budget of the Company or any of its Subsidiaries attached to Schedule 5.1.12;

5.1.13      (i) make or change any material Tax election; (i) file or amend any Tax return; (ii) settle or compromise any audit or Proceeding with respect to material Tax matters; (iii) adopt or change any material accounting method; (iv) agree to an extension or waiver of the statute of limitations with respect to material Taxes; (v) surrender any right to claim a material Tax refund; or (vi) enter into any agreement with a Tax authority;

5.1.14      make capital expenditures in an aggregate amount that exceeds 10% of the budgeted amounts set forth in Schedule 5.1.14 for the respective periods set forth therein;

5.1.15      cancel, forfeit, fail to renew, fail to continue to prosecute, abandon or allow to lapse (except with respect to patents expiring in accordance with their terms) any material Company IP Rights;

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5.1.16      (i) institute any Proceeding, or (ii) release, compromise, assign, settle, or agree to settle any pending or threatened Proceeding, other than settlements that result solely in monetary obligations of the Company or its Subsidiaries (without the admission of wrongdoing or a nolo contendere or similar plea, the imposition of injunctive or other equitable relief, or restrictions on the future activity or conduct on or by Parent, the Company or any of their respective Subsidiaries) of an amount not greater than $100,000 in the aggregate;

5.1.17      allow any Permit that was issued to the Company that otherwise relates to its business as currently conducted or anticipated to be conducted to lapse or terminate;

5.1.18      fail to keep in force the Insurance Policies or replacement or revised policies providing insurance coverage with respect to the assets, operations and activities of the Company or its Subsidiaries as are currently in effect;

5.1.19      make any material changes in policies, procedures, or practices with respect to credit, collection, payment, accounts receivable or accounts payable, except, in each case, to the extent required to conform with IFRS;

5.1.20      discontinue any material line of business;

5.1.21      extend the date a Company Stock Option may be exercised following the date that the holder of a Company Stock Option ceases to be employed by the Company or its Subsidiaries or provide services to the Company or its Subsidiaries ; or

5.1.22      commit or agree (in writing or otherwise) to take any of the actions described in Sections 5.1.1 through 5.1.21 (and it shall use commercially reasonable efforts not to take any action that would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect).

Nothing contained in this Agreement or the other Transaction Agreements shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

5.2         Parent’s Undertakings

5.2.1        Except as expressly provided in this Agreement, without the prior written Consent of Company, which shall not be unreasonably withheld, conditioned or delayed, and to the extent permitted under Applicable Law, during the Interim Period, the Parent will not and will cause each of its Subsidiaries to: (i) not take any action that would or would reasonably be expected to prevent, materially impair or materially delay the ability of the Company, Parent or Merger Sub to consummate the transactions contemplated by this Agreement or the other Transaction Agreements, (ii) conduct its operations in all material respects in the ordinary and usual course of business consistent with past practice, and (iii) use its reasonable best efforts to preserve intact its corporate existence.

5.2.2        Without limiting the generality of the foregoing, except as expressly provided in this Agreement, without the prior written Consent of Company, which shall not be unreasonably withheld or delayed, during the Interim Period, the Parent will not and will not permit any of its Subsidiaries (unless required by Applicable Law after consultation with counsel): (i) make or pay any dividend or other distribution (whether in cash, stock or property, any combination thereof or otherwise) in respect of its Capital Stock or any other equity securities or equity equivalents of Parent or any of its Subsidiaries, or (ii) purchase or otherwise acquire or any of its securities; provided that Parent may repurchase or otherwise acquire shares in connection with (a) the applicable plans, agreements or arrangements pursuant to which any option, warrant or other right to purchase equity interests of Parent (each, a “Parent Option”) has been issued or may be issued in effect as of the date of

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this Agreement, (b) the acceptance of Parent Common Stock as payment for the per share exercise price of any Parent Option or as payment for Taxes incurred in connection with the exercise, vesting and/or settlement of any Parent Option, in each case in accordance with the applicable plans described in clause (a) of this Section 5.2.2, or (c) the forfeiture of any Parent Option.

5.3         Preparation of the Form S-4 and the Proxy Statement; Company Shareholders’ Meeting

5.3.1        As promptly as reasonably practicable after the execution of this Agreement, (a) the Company (with Parent’s reasonable cooperation) shall prepare the Proxy Statement, and (b) Parent (with the Company’s reasonable cooperation) shall prepare and file with the SEC a registration statement on Form S-4, in connection with the registration under the Securities Act of the Parent Common Stock to be issued in the Merger (including as related to Parent Common Stock issuable pursuant to the exercise of warrants). Each of Parent and the Company shall use its reasonable best efforts: (i) to cause the Form S-4 and the Proxy Statement to comply with Applicable Law (including the applicable rules and regulations promulgated by the SEC and ISA); (ii) to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing (including by responding to comments from the SEC), and, prior to the effective date of the Form S-4, take all action reasonably required to be taken under any applicable state or other securities Laws in connection with the issuance of Parent Common Stock in connection with the Merger (the “Parent Stock Issuance”); and (iii) to keep the Form S-4 effective through the Closing Date in order to permit the consummation of the Merger.

5.3.2        Each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Proxy Statement. The Company shall use reasonable best efforts to cause the Proxy Statement to be timely delivered to its shareholders. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement will be made by the Company (other than regarding a Company Adverse Recommendation Change), in each case without providing the other party with a reasonable opportunity to review and comment (which comments shall be considered by the applicable party in good faith) thereon; provided that, without limiting Section 5.9, with respect to documents filed by a party which are incorporated by reference in the Form S-4 or the Proxy Statement, this right to review and comment shall apply only with respect to information relating to the other party or such other party’s business, financial condition or results of operations. If, at any time prior to the Effective Time, any information relating to Parent or the Company or any of their respective Affiliates, directors or officers, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be prepared and (other than regarding a Company Adverse Recommendation Change), following a reasonable opportunity for the other party (and its counsel) to review and comment on such amendment or supplement, promptly filed with the SEC, the ISA, and TASE as applicable, and, to the extent required by Applicable Law, disseminated to the shareholders of the Company. Parent shall notify the Company promptly of the time when the Form S-4 has become effective, or the issuance of any stop order or suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. Each party shall notify the other promptly of the receipt of any comments from the SEC, ISA, or TASE or the staff of the SEC, ISA, or TASE and of any request by the SEC, ISA, or TASE or the staff of the SEC, ISA, or TASE for amendments or supplements to the Form S-4 or the

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Proxy Statement, as applicable, or for additional information and shall supply each other with copies of all correspondence between either party or any of its Representatives, on the one hand, and the SEC, ISA, or TASE or their respective staff, as applicable, on the other hand, with respect to the Proxy Statement, the Form S-4 or the Merger or the Company Shareholder Meeting.

5.3.3        Subject to the earlier termination of this Agreement in accordance with Section 7.1 below, the Company shall, as soon as reasonably practicable, take all action necessary under Applicable Law, and in particular in accordance with the provisions of the Companies Regulations (Notice and Publishing of a General Meeting and Class Meeting in a Public Company and adding an item to the Agenda), 5760-2000 of the State of Israel, to set a record date for, duly call, give notice of, convene and hold the Company Shareholders’ Meeting for the purpose of seeking the Company Shareholder Approval. The Company shall submit such proposal to such holders at the Company Shareholders’ Meeting and shall not submit any other proposal to such holders in connection with the Company Shareholders’ Meeting without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, other than (a) a customary proposal regarding adjournment of the Company Shareholders’ Meeting, (b) any proposal that the Company is required to submit under Applicable Law, and (c) any proposal that is related or inherent to the Merger. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not adjourn or postpone the Company Shareholders’ Meeting without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed); provided, however, that without Parent’s prior written consent, the Company may adjourn or postpone the Company Shareholders’ Meeting (i) after consultation with Parent, to the extent necessary to ensure that any supplement or amendment to the Proxy Statement is provided to the shareholders of the Company within a reasonable amount of time in advance of the Company Shareholders’ Meeting, or (ii) to a date that is in the aggregate not more than thirty (30) days following the originally scheduled date (or the date rescheduled pursuant to clause (i) hereof) if there are not sufficient affirmative votes in person or by proxy at such meeting to constitute a quorum at the Company Shareholders’ Meeting or to obtain the Company Shareholder Approval, to allow reasonable additional time for solicitation of proxies for purposes of obtaining a quorum or the Company Shareholder Approval. If the Company Board has not made a Company Adverse Recommendation Change in accordance with Section 5.6, the Company shall, through the Company Board, make the Company Recommendation, include such Company Recommendation in the Proxy Statement, and use its reasonable best efforts (1) to solicit from its shareholders proxies in favor of the approval of this Agreement and the Merger in accordance with Israeli Law, and (2) to otherwise seek to obtain the Company Shareholder Approval at the Company Shareholders’ Meeting. Notwithstanding any Company Adverse Recommendation Change, unless this Agreement is terminated in accordance with Section 7.1, the obligations of the parties hereunder shall continue in full force and effect. For the avoidance of doubt, unless this Agreement is terminated in accordance with Section 7.1, neither the commencement, public proposal, public disclosure or communication to the Company of any Third Party Acquisition Proposal (whether or not a Superior Proposal) nor the making of any Company Adverse Recommendation Change shall obviate or otherwise affect the obligation of the Company to set a record date for, duly call, give notice of, convene and hold a special meeting of the Company’s shareholders in accordance with this Section 5.3.3.

5.4         Merger Proposal; Certificate of Merger

5.4.1        Subject to the ICL and the regulations promulgated thereunder, as soon as reasonably practicable following the date of this Agreement, the Company, Parent and Merger Sub shall (and Parent shall cause Merger Sub to), as applicable, take the following actions within the timeframes set forth in this Section 5.4.1; provided, however, that any such actions or the time frame for taking such action shall be subject to any amendment in the

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applicable provisions of the ICL and the regulations promulgated thereunder (and in case of an amendment thereto, such amendment shall automatically apply so as to amend this Section 5.4.1 accordingly:

(a)      as promptly as practicable following the date hereof, cause a merger proposal (in the Hebrew language) in form reasonably agreed upon by the parties (the “Merger Proposal”) to be executed in accordance with Section 316 of the ICL;

(b)      deliver the Merger Proposal to the Companies Registrar within three (3) days from the calling of the Company Shareholders’ Meeting;

(c)      cause a copy of the Merger Proposal to be delivered to its secured creditors, if any, no later than three (3) days after the date on which the Merger Proposal is delivered to the Companies Registrar;

(d)      publish a notice to its creditors, stating that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at the office of the Companies Registrar, the Company’s registered office or Merger Sub’s registered offices, as applicable, and at such other locations as the Company or Merger Sub, as applicable, may determine, in (i) two (2) daily Hebrew newspapers, on the day that the Merger Proposal is submitted to the Companies Registrar and (ii) in a popular newspaper outside of Israel as may be required by Applicable Law;

(e)      within four (4) Business Days from the date of submitting the Merger Proposal to the Companies Registrar, send a notice by registered mail to all of the “Substantial Creditors” (as such term is defined in the regulations promulgated under the ICL) that the Company or Merger Sub, as applicable, is aware of, in which it shall state that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at such additional locations, if such locations were determined in the notice referred to in sub-Section (d) above;

(f)       send to the Company’s “employees committee”, if any, or display in a prominent place at the Company’s premises a copy of the notice published in a daily Hebrew newspaper (as referred to in sub-Section (c) above), no later than three (3) Business Days following the day on which the Merger Proposal was submitted to the Companies Registrar;

(g)      promptly after the Company and Merger Sub, as applicable, shall have complied with sub-Sections (c) through (f) above, but in any event no more than three (3) days following the date on which such notice was sent to the creditors, inform the Companies Registrar, in accordance with Section 317(b) of the ICL, that notice was given to their respective creditors, if any, under Section 318 of the ICL (and regulations promulgated thereunder);

(h)      not later than three (3) days after the date on which the Company Shareholder Approval is received, inform (in accordance with Section 317(b) of ICL and the regulations thereunder) the Companies Registrar of such approval; and

(i)       in accordance with the customary practice of the Companies Registrar, request that the Companies Registrar declare the Merger effective and issue the Certificate of Merger upon such date, that in no event shall be prior to the lapse of 50 days from the filing of the Merger Proposal with the Companies Registrar and 30 days from the date the Company Shareholder Approval is received, as the Company and Merger Sub shall advise the Companies Registrar.

For the avoidance of doubt, and notwithstanding any provision of this Agreement to the contrary, it is the intention of the parties that the Merger shall be declared effective and the Certificate of Merger shall be issued on the Closing Date. For purposes of this Section 5.4.1, “Business Day” shall have the meaning set forth in the Merger Regulations 5760-2000 promulgated under the ICL.

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5.4.2        Upon the Merger Sub’s formation, Parent will, in its capacity as sole shareholder, formally ratify and approve this Agreement, the Merger and the other transactions contemplated hereby. No later than three (3) days after the date of such approval, Merger Sub shall (in accordance with Section 317(b) of the ICL and the regulations thereunder) inform the Companies Registrar of such approval.

5.5         Stock Exchange Listings; Delisting

5.5.1        Promptly following execution of this Agreement, Parent shall use reasonable best efforts to cause the shares of Parent Common Stock to be issued pursuant to Section 2 and the shares of Parent Common Stock to be reserved for issuance upon exercise of Company Stock Options to be approved for listing on the NASDAQ, at Parent’s expense, on or prior to the Effective Time, including the submission of an applicable notification form for the listing of such shares (the “NASDAQ Notification”) in accordance with NASDAQ Rules within the applicable time period required thereunder.

5.5.2        Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts, in accordance with applicable rules and policies of the TASE, to facilitate the commencement of the delisting of the Company and of the Shares from the TASE as promptly as practicable after the Effective Time.

5.6         Other Proposals

5.6.1        Without the prior written Consent of Parent, during the Interim Period, the Company will not, and will not authorize or permit any of its Subsidiaries or Affiliates or its or their respective officers, directors, employees, stockholders, investment bankers, financial advisors, auditors, legal counsel, agents and other representatives (“Representatives”) to, directly or indirectly (i) discuss, pursue, solicit, initiate or knowingly, or take any action which would be reasonably expected to, encourage or facilitate (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to a Third Party Acquisition Proposal from any Person (provided that, if the Company receives, prior to the Company Requisite Vote being obtained, a bona fide Third Party Acquisition Proposal that did not result from a breach of this Section 5.6, the Company may contact the person who has made such Third Party Acquisition Proposal solely for purposes of requesting a clarification of any ambiguous terms and conditions thereof (and not for purposes of negotiating or engaging in any discussions regarding or relating thereto) so that the Company may inform itself about such Third Party Acquisition Proposal solely to the extent necessary to comply with the fiduciary duties of the Company Board under Applicable Law); (ii) enter into, continue, engage in or otherwise participate in any discussions or negotiations relating to or furnish to any Person any confidential information with respect to or that could reasonably be expected to lead to, any Third Party Acquisition Proposal (except to notify the third party of the existence of these provisions), or (iii) approve, recommended or publicly propose to approve or recommend, or enter into any Contract with respect to, agree to, approve or recommend any Third Party Acquisition Proposal

5.6.2        Notwithstanding anything to the contrary under this Section 5.6, the Company may, at any time prior to the time that the Company Requisite Vote is obtained:

(a)      engage in discussions or negotiations with a Third Party (and may furnish such Third Party information concerning the Company, its Subsidiaries or their respective businesses, properties or assets) that (without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with the Company or the Representatives after the date hereof and without any other breach by the Company of its obligations under this Section 5.6) makes an unsolicited bona fide written Third Party Acquisition Proposal that the Company Board concludes constitutes (or is reasonably likely to result in) a Superior Proposal; provided that (1) the Company Board shall conclude in good faith, after (x) consultation with, and

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taking into account the advice of, its outside legal counsel and financial advisor, that such Third Party Acquisition Proposal constitutes (or is reasonably likely to result in) a Superior Proposal, (y) considering Applicable Law, and (z) consultation with, and taking into account the advice of, its outside legal counsel, that such action is necessary for the Company Board to act in a manner consistent with its fiduciary duties under Applicable Law (provided, however, that in order to determine the appropriate standards that would apply to such fiduciary duties, the Company Board (or a committee thereof) may also consider and act on the basis of the fiduciary duties owed by a board of directors to the shareholders of a company under Delaware Applicable Law), (2) prior to furnishing such information to or entering into discussions or negotiations with such Third Party, the Company receives from such Third Party an executed confidentiality agreement in substantially the form of the Confidentiality Agreement, provided that any information provided to such Third Party has also previously been provided to Parent or is provided to Parent prior to or substantially concurrently with the time it is provided to such Third Party, and (3) the Company shall have fully complied with this Section 5.6 in all respects;

(b)      make a Company Adverse Recommendation Change; or

(c)      accept a Superior Proposal (which Superior Proposal did not result from a breach of this Section 5.6) if the Company Board concludes, after consultation with, and taking into account the advice of outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law (provided, however, that in order to determine the appropriate standards that would apply to such fiduciary duties, the Company Board (or a committee thereof) may also consider and act on the basis of the fiduciary duties owed by a board of directors to the shareholders of a company under Delaware Applicable Law), and which the Company Board has determined in good faith, after consultation with, and taking into account the advice of, its financial advisor and its outside counsel, constitutes a Superior Proposal;

provided, however, that the Company shall not execute a definitive agreement with respect to a Superior Proposal unless immediately thereafter the Company shall have terminated this Agreement pursuant to Section 7.1.8 hereof and has paid the amounts required under Section 7.2.2 hereof; and provided further that the Company may not terminate this Agreement as set forth above or make a Company Adverse Recommendation Change until after the fourth (4th) Business Day following receipt by Parent of written notice (a “Notice of Superior Proposal”) from the Company advising Parent that the Company Board intends to take such actions and specifying the reasons therefor, including the material terms and conditions of (and documents relating to) such Superior Proposal (and the identity of the Third Party making such Superior Proposal) that is the basis of the proposed action by the Company Board and a statement that the Company Board intends to terminate this Agreement pursuant to Section 7.1.8 or make such Company Adverse Recommendation Change, as applicable. If requested by Parent, the Company and its Representatives shall engage in good faith negotiations with Parent and its Representatives, for a period of 4 Business Days, to, among other things, amend this Agreement and the other Transaction Agreements in such a manner that (i) the Third Party Acquisition Proposal which was determined to constitute a Superior Proposal no longer is a Superior Proposal, and (ii) the failure of the Company to accept such a Superior Proposal or make such Company Adverse Recommendation Change would no longer be inconsistent with its fiduciary duties under Applicable Laws (it being understood and agreed that (x) any amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and a new 3 Business Day period, and (y) in determining whether to cause or permit the Company to so terminate this Agreement or make such Company Adverse Recommendation Change, the Company Board shall take into account any changes to the financial or other terms of this Agreement and the other Transaction Agreements proposed in writing by Parent to the Company in response to a Notice of

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Superior Proposal or otherwise, and the Company Board at the end of the negotiation period, after consultation with, and taking into account the advice of, outside legal counsel and its financial advisor, shall have in good faith reaffirmed its determination that such bona fide Third Party Acquisition Proposal constitutes a Superior Proposal).

5.6.3        The Company shall and shall cause its Subsidiaries and direct its Representatives to immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Third Party conducted heretofore by the Company or its Representatives with respect to the foregoing, shall terminate data room access of all such Third Parties and shall request the prompt return or destruction of all confidential information previously furnished in connection therewith. The Company shall (i) notify Parent in writing of any Third Party Acquisition Proposal received after the date hereof (including, the material terms and conditions of any such Third Party Acquisition Proposal and the identity of the Person making it), within forty-eight (48) hours of the receipt thereof, and (ii) keep Parent informed of the status and details of any such Third Party Acquisition Proposal and any material developments with respect to such Third Party Acquisition Proposal or request for information or other inquiry (including any material changes thereto).

5.6.4        Without derogating from the mechanism described above with respect to a Superior Proposal, during the Interim Period, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill Contracts to which it or any of its Subsidiaries is a party (i) with any Third Party that has made or has indicated that it is considering making a Third Party Acquisition Proposal, or (ii) outside the ordinary course of business, without the prior written Consent of Parent. Without derogating from the mechanism described above with respect to a Superior Proposal, during the Interim Period, the Company shall enforce, as permitted under Applicable Law, the provisions of any such Contracts, including, obtaining injunctions to prevent any breaches of such Contracts, and enforcing specifically the terms and provisions thereof in any court of competent jurisdiction.

5.6.5        Except as permitted by this Section 5.6 and under Applicable Law, the Company Board shall not (a) withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify, the Company Recommendation, (b) fail to include the Company Recommendation in the Proxy Statement, (c) publicly recommend or declare advisable any Third Party Acquisition Proposal, (d) adopt, authorize or approve any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement providing for any Third Party Acquisition Proposal, other than as permitted by Section 5.6.1, or (e) fail to publicly reaffirm the Company Recommendation within ten days after Parent’s request (any action described in the foregoing clauses (a) through (d) of this Section 5.6.4 being referred to as a “Company Adverse Recommendation Change”).

5.6.6        Notwithstanding anything in this Section 5.6 to the contrary, other than in connection with a bona fide Third Party Acquisition Proposal that constitutes a Superior Proposal in accordance with Section 5.6.2, at any time prior to the time that the Company Requisite Vote is obtained, the Company Board may make a Company Adverse Recommendation Change in response to a Company Intervening Event if the Company Board has determined in good faith after consultation with the Company’s outside legal counsel and financial advisors that the failure to take such action would be inconsistent with the directors’ fiduciary duties under Applicable Israeli Law (provided, however, that in order to determine the appropriate standards that would apply to such fiduciary duties, the Company Board may also consider and act on the basis of the fiduciary duties owed by a board of directors to the shareholders of a company under Delaware Law); provided further that prior to making such Company Adverse Recommendation Change, (A) the Company Board shall have given Parent at least three (3) Business Days’ prior written notice of its intention to take such action and a description of the reasons for the Company Adverse Recommendation Change (it being

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understood that any material change in respect of such Company Intervening Event shall require a new notice but with an additional two (2) Business Day (instead of three (3) Business Day) notice period, (B) the Company shall have negotiated, and shall have caused its Subsidiaries and shall have used its reasonable best efforts to cause its Representatives to negotiate in good faith with Parent during such notice period after the giving of such notice to the extent Parent wishes to negotiate, to make such adjustments to the terms and conditions of this Agreement so that the need for making such Company Adverse Recommendation Change would be obviated, and (C) at the end of such notice period, the Company Board shall have considered in good faith such adjustments and shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, that it is required to make such Company Adverse Recommendation Change in order to comply with its fiduciary duties to the shareholders of the Company as a result of such Company Intervening Event.

5.7         Appropriate Action; Consents; Filings

5.7.1        Without limiting the conditions to Merger set forth in Article 6 below, the parties hereto will cooperate with each other and use (and will cause their respective Subsidiaries to use) their respective reasonable best efforts to consummate the transactions contemplated by this Agreement and to cause the conditions to the Merger set forth in Article 6 below to be satisfied as promptly as reasonably practicable, including using reasonable best efforts to accomplish the following as promptly as reasonably practicable:

(a)      the obtaining of all actions or nonactions, Consents, approvals, registrations, waivers, permits, authorizations, orders, expirations, or terminations of waiting periods and other confirmations from any Governmental Entity or other Person that are or may become necessary, proper, or advisable in connection with the consummation of the transactions contemplated by this Agreement, including the Merger;

(b)      the preparation and making of all registrations, filings, forms, notices, petitions, statements, submissions of information, applications, and other documents (including filings with Governmental Authorities) that are or may become necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement, including the Merger;

(c)      the taking of all steps as may be necessary, proper, or advisable to obtain an approval from, or to avoid a Proceeding by, any Governmental Entity or other Person in connection with the consummation of the transactions contemplated by this Agreement, including the Merger;

(d)      the defending of any lawsuits or other Proceedings, whether judicial or administrative, challenging this Agreement or that would otherwise prevent or delay the consummation of the transactions contemplated by this Agreement, including the Merger, performed or consummated by each party in accordance with the terms of this Agreement, including seeking to have any stay, temporary restraining order or injunction entered by any court or other Governmental Entity vacated or reversed; and

(e)      the execution and delivery of any additional instruments that are or may become reasonably necessary, proper, or advisable to consummate the transactions contemplated by this Agreement, including the Merger, and to carry out fully the purposes of this Agreement.

5.7.2        To the extent not prohibited by Applicable Law, including without limitation ICA Guidelines No. 2/14 Regarding the Exposure of Information between Competitors Prior to a Transaction (“ICA Guidelines No. 2/14”) or by the applicable Governmental Entity:

(a)      Parent and the Company will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, letters, white papers, memoranda, briefs, arguments,

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opinions or proposals made or submitted by or on behalf of any Party hereto in connection with proceedings under or relating to any foreign, national, federal, or state antitrust, competition, or fair trade law. In this regard but without limitation, each Party hereto shall promptly inform the other of any material communication between such Party and the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the ICA, or any other national, federal, foreign, or state antitrust or competition Governmental Entity regarding the transactions contemplated herein. Each of Parent and Merger Sub shall, and shall cause their respective Subsidiaries to, if applicable, on the one hand, and the Company, on the other hand, shall (i) promptly furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any governmental filings, submissions or other documents; (ii) give the other reasonable prior notice of any such filing, submission or other document and, to the extent reasonably practicable, of any communication with or from any Governmental Entity regarding the transactions contemplated by this Agreement, and permit the other to review (to the extent not prohibited by Applicable Law or by the applicable Governmental Entity) and discuss in advance, and consider in good faith the views, and secure the participation, of the other in connection with any such filing, submission, document or substantive communication; and (iii) cooperate in responding as promptly as reasonably practicable to any investigation or other inquiry from a Governmental Entity or in connection with any Proceeding initiated by a Governmental Entity or private party, including informing the other party as soon as practicable of any such investigation, inquiry or Proceeding, and consulting in advance, to the extent practicable, before making any presentations or submissions to a Governmental Entity, or, in connection with any Proceeding initiated by a private party, to any other Person. In addition, each of the parties hereto will give reasonable prior notice to and consult with the other in advance of any meeting, conference or substantive communication with any Governmental Entity, or, in connection with any Proceeding by a private party, with any other Person, and to the extent not prohibited by Applicable Law or by the applicable Governmental Entity, not participate or attend any meeting or conference, or engage in any communication, with any Governmental Entity or such other Person in respect of the transactions contemplated by this Agreement without offering the other party the possibility to participate, attend or engage in such meetings, conferences or communications, and in the event one party is prohibited from, or unable to participate, attend or engage in, any such meeting, conference or substantive communication, keep such party apprised with respect thereto.

(b)      Each party shall furnish to the other copies of all filings, submissions, correspondence and communications between it and its Subsidiaries and their respective Representatives, on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff (or any other Person in connection with any Proceeding initiated by a private party), on the other hand, with respect to the transactions contemplated by this Agreement. Each party may, as it deems advisable and necessary, reasonably designate material provided to the other party as “Outside Counsel Only Material,” and also may reasonably redact the material as necessary to (i) remove personally sensitive information, (ii) remove references concerning the valuation of the Company and its Subsidiaries or Parent and its Subsidiaries conducted in connection with the approval and adoption of this Agreement and the negotiations and investigations leading thereto, (iii) comply with contractual arrangements, (iv) prevent the loss of a legal privilege, or (v) comply with Applicable Law.

5.7.3        Israeli Approvals

Each Party to this Agreement shall use their respective reasonable best efforts to deliver and file, as promptly as practicable after the date of this Agreement, each notice, report, or other document required to be delivered by such Party or any Subsidiary to or filed by

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such Party or any Subsidiary of such Party with, and to obtain any required approval of, any Israeli Governmental Entity with respect to the Merger. Without limiting the generality of the foregoing:

(a)      As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and file the notifications required, if any, under the Competition Law in connection with the Merger;

(b)      Parent and the Company shall respond as promptly as practicable to any inquiries or requests received from the General Director of the ICA for additional information or documentation;

(c)      Parent and the Company shall use their reasonable best efforts to obtain, as promptly as practicable after the date of this Agreement, any Consents and approvals from Israeli Governmental Entities, if any, that may be required in connection with the Merger; and

(d)      The Company shall inform the IIA regarding the transactions under this Agreement as required under the R&D Law; Parent shall provide to the IIA, the General Director of the ICA, and the ISA any information reasonably requested by such authorities and shall execute an undertaking in customary form to comply with the R&D Law.

Each Party to this Agreement shall (i) give the other Parties prompt notice of the commencement of any Proceeding against it by or before any Governmental Entity with respect to the Merger, (ii) keep the other Parties reasonably informed as to the status of any such Proceeding and (iii) promptly inform the other Parties of any communication to or from the General Director of the ICA, the IIA, the Investment Center, the ISA, the Companies Registrar, the TASE or any other Israeli Governmental Entity regarding the Merger or any of the other transactions contemplated by this Agreement. The Parties to this Agreement will consult and cooperate with one another and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Israeli Proceeding relating to the Merger. In addition, except as may be prohibited by any Israeli Governmental Entity or by any Israeli legal requirement, in connection with any such Proceeding under or relating to the Israeli Competition Law and any applicable Guidelines of the ICA, including in particular ICA Guidelines No. 2/14, or any other Israeli antitrust or fair trade law, each Party hereto will permit authorized representatives of the other Party to be present at each meeting or conference relating to any such Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Israeli Governmental Entity in connection with any such Proceeding.

5.7.4        Notwithstanding anything to the contrary in this Section 5.7 above, no Party to this Agreement shall be obligated to pay any consideration or offer to grant, or agree to, any financial or other accommodation to any Person from whom any such approval or consent is requested or otherwise in connection with, or as a condition to obtaining, any such approval or consent (other than nominal fees which individually or in the aggregate do not exceed $100,000). For the avoidance of doubt, the obtaining of any approval, consent, registration, Permit, authorization, or other confirmation is not a condition to Closing unless expressly set forth in Article 6 below.

5.8         Access to Information, Confidentiality

5.8.1        During the Interim Period, the Company will (and shall cause each of its Subsidiaries to) give Parent and its Representatives reasonable access to all employees, research laboratories, plants, offices, properties, warehouses and other facilities and to all books and records of the Company and its Subsidiaries as Parent may reasonably request, and will cause its officers and those of its Subsidiaries to furnish Parent and its Representatives with such financial and operating data and other information with respect to the business and properties of

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the Company and its Subsidiaries as Parent may from time to time reasonably request. Notwithstanding anything to the contrary contained herein, no investigation undertaken pursuant to this Section 5.8.1 or otherwise by or on behalf of Parent or Merger Sub shall affect or be deemed to modify any representation or warranty of the Company contained herein.

5.8.2        During the Interim Period, the Company shall provide to Parent within forty-five (45) days following the end of the quarter period thereof (commencing with the first quarterly period ending after September 30, 2022), (i) an unaudited consolidated balance sheet as of the end of such quarter and the related statements of earnings, shareholders’ equity (deficit) and cash flows for the quarter then ended, and (ii) an audited consolidated balance sheet as of the end of such year and the related statements of earnings, shareholders’ equity (deficit) and cash flows, all of such financial statements referred to in clauses (i) and (ii) to be prepared by the Company in accordance with IFRS (except as may be indicated in the notes thereto and subject, in the case of the unaudited statements, to normal, recurring adjustments), in each case in conformity with the practices consistently applied by the Company with respect to such financial statements. All the foregoing shall be in accordance with the books and records of the Company and its Subsidiaries and shall fairly present in all material respects their financial condition (taking into account the differences between the quarterly and annual financial statements prepared by the Company in conformity with their past practices) as of the last day of the period then ended.

5.8.3        Parent will hold, and will cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the Company pursuant to this Section 5.8.3 pursuant to the terms of the Confidentiality Agreement.

5.9         Public Announcements

None of Parent, Merger Sub or the Company shall issue any press release or otherwise make any public statements with respect to the transactions contemplated by this Agreement, including the Merger or any Third Party Acquisition Proposal, without the prior Consent of Parent (in the case of the Company) or the Company (in the case of Parent or Merger Sub), which Consents shall not be unreasonably withheld, except as may be required by Applicable Law, or by the rules and regulations of, or pursuant to any agreement with, the SEC, NASDAQ, the ISA or the TASE if the party subject to such requirement provides copies of any such press release or public statement to the Company (in the case Parent is subject to such requirement) or Parent (in the case Company is subject to such requirement) such that to the extent reasonably practicable in light of the circumstances (including Applicable Law or the rules and regulations of, or any agreement with, the SEC, NASDAQ, the ISA or the TASE), Parent or the Company, as applicable, is afforded a reasonable amount of time prior to the issuance thereof to review such press release or public statement and comment thereon, and Parent or the Company, as applicable, shall reasonably consider in good faith any comment of such Persons. The first public announcement of this Agreement and the Merger following execution of this Agreement shall be a joint press release and an Immediate Report (as required under the ISL), which Intermediate Report the Company has provided to the Parent for review prior to the execution of this Agreement.

5.10       Indemnification and Directors’ and Officers’ Insurance

5.10.1      Parent and Merger Sub agree that all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company (the “D&O Indemnified Parties”) as provided in the Company’s articles of association or any indemnification Contract between such Person and the Company (in each case, as in effect on, and, in the case of any indemnification Contracts, to the extent made available to Parent prior to, the date of this Agreement) shall survive the Merger and shall continue in full force and effect. For a period of seven (7) years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the exculpation, indemnification and advancement of expenses equivalent to the provisions of the Company’s articles of association as in effect immediately prior to the

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Effective Time with respect to acts or omissions occurring prior to the Effective Time and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Parties.

5.10.2      At or prior to the Effective Time, the Company will use reasonable best efforts to obtain a directors’ and officers’ liability insurance policy covering the Company’s officers and directors. At the Closing, the Company will use reasonable best efforts to obtain, maintain and fully pay for irrevocable “tail” or “runoff” insurance policies naming the D&O Indemnified Parties as direct beneficiaries with a claims period of at least seven (7) years from the Closing Date (each, a “D&O Tail Policy”) in an amount and scope at least as favorable to the Company’s directors and officers as the Company’s existing policies (if any) with respect to matters existing or occurring at or prior to the Closing Date. If the Company obtains a prepaid D&O Tail Policy in accordance with this Section 5.10.2, the Surviving Corporation shall, and Parent shall maintain such policies in full force and effect for their full term. In the event the Company is unable to purchase a D&O Tail Policy prior to the Effective Time, Parent hereby agrees to purchase or allow the Company to purchase a D&O Tail Policy following the Effective Time; provided that the cost of such D&O Tail Policy does not exceed 300% of the current annual premium.

5.10.3      In the event that Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all its properties and assets to any Person, Parent shall cause proper provisions to be made so that the successors and assigns of Parent assume the obligations set forth in this Section 5.10.

5.11       Notification of Certain Matters

5.11.1      During the Interim Period, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which has caused or would be reasonably expected to cause any representation or warranty contained in this Agreement by such first party to be untrue or inaccurate in a way such that the condition to the obligations of the other party to effect the Merger set forth in Section 6.2.1 and Section 6.3.1, as applicable, not be satisfied at the Effective Time, (ii) any failure by such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder which has caused or would be reasonably expected to cause any condition to the obligations of the other party to effect the Merger set forth in Sections 6.2.2 and 6.3.2, as applicable, not to be satisfied at the Effective Time, and (iii) the occurrence of any state of facts, change, development, effect, condition or occurrence that has resulted in or would reasonably be expected to result in a Material Adverse Effect on the Company or the Parent, as applicable; provided, however, that the delivery of any notice pursuant to this Section 5.11.1 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice or amend or supplement the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable.

5.11.2      During the Interim Period, each of the Company and Parent shall give the other notice, as soon as reasonably practicable under the circumstances, of any shareholder Proceeding brought by any shareholder of the Company or Parent, as applicable, against the Company or Parent, as applicable, or their respective directors or executive officers in connection with the Merger or the other transactions contemplated by this Agreement. Subject to entry by the Company and Parent into a customary joint defense agreement with one another, the Company and Parent shall have the right to participate in the defense of any such Proceeding. The Company shall not settle or offer to settle any such Proceeding without the prior written Consent of Parent, provided that such consent shall not be unreasonably withheld, conditioned, or delayed. Parent shall not settle or offer to settle any such Proceeding without the prior written Consent the Company, if such settlement would reasonably be expected to prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

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5.12       Affiliates; Tax Rulings

5.12.1      Intentionally omitted.

5.12.2      102 Tax Ruling

As soon as practicable after the date of this Agreement, subject to Section 5.12.5 below, the Company shall instruct its Israeli counsel, advisors and/or accountants to prepare and file with the ITA an application for a ruling confirming that (i) the assumption and exchange of the Section 102 Options, Section 102 Non Trustee Options and Section 3(i) Options for the Assumed Options in accordance with Section 2.3 above and the exchange of Section 102 Shares and Section 102 Non Trustee Shares for Section 102 Share Consideration (the “Roll Over”) shall not constitute a taxable event so long as with respect to the Section 102 Awards they are deposited with the 102 Trustee and issued in accordance with the Assumed Company Plan; and (ii) tax continuity shall apply with respect to the Roll Over (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Options Tax Ruling”). The Company shall include in the request for the Options Tax Ruling a request to exempt Parent, the Surviving Corporation, the Exchange Agent and their respective agents from any withholding obligation with respect to the Section 102 Awards and Section 3(i) Options. The Options Tax Ruling may be a separate tax ruling or may be incorporated into the 104H Tax Ruling. If the Options Tax Ruling is not granted prior to the Closing or in accordance with the instructions of the ITA, the Company shall seek to obtain prior to the Closing an interim tax ruling confirming, among other things, that Parent, Merger Sub, Paying Agent or any Person acting on their behalf (including the Exchange Agent and the Israeli Sub-Agent) shall be exempt from Israeli withholding Tax in relation to any payments and the issuance of Assumed Options in exchange for Section 102 Options, Section 102 Non Trustee Options and Section 3(i) Options in connection with the Merger (the “Interim Options Tax Ruling”). To the extent that prior to the Closing an Interim Options Tax Ruling shall have been obtained, then all references in this Agreement to the Options Tax Ruling shall be deemed to refer to such Interim Options Tax Ruling, until such time that a final definitive Options Tax Ruling is obtained.

5.12.3      104h Tax Ruling

As soon as practicable after the date of this Agreement, subject to Section 5.12.5 below, the Company shall instruct its Israeli counsel, advisors and/or accountants to prepare and file with the ITA an application for a Tax ruling permitting any certain shareholders who are covered by such tax ruling (each, an “Covered Seller”) to defer any applicable Israeli Tax with respect to any consideration in Parent Common Stock that such Covered Seller will receive pursuant to this Agreement in accordance with the provisions of Section 104H of the Ordinance or as otherwise determined by the ITA (it being agreed that in connection therewith, the Parent shall not object to any restrictions, conditions or obligations that are either statutorily required pursuant to Section 104H or other applicable sections of the Ordinance, or are otherwise customary conditions regularly associated with such a ruling or reasonably required by the ITA, including the deposit of the new Parent Common Stock with a designated 104H trustee) the “104H Tax Ruling”). The Company shall include in the request for the 104H Tax Ruling to exempt Parent, the Surviving Corporation, the Exchange Agent, and their respective agents from any withholding obligation in connection with issuing Parent Common Stock. If the104H Tax Ruling is not granted prior to the Closing or in accordance with the instructions of the ITA, the Company shall seek to obtain prior to the Closing an interim tax ruling confirming, among other things, that (i) the cancellation and exchange of the Company’s Shares (other than Section 102 Awards and Section 3(i) Options) as part of the transaction shall not constitute a taxable event, and (ii) the Parent and any Person acting on its behalf (including the Exchange Agent and the Israeli Sub-Agent) shall be exempt from Israeli withholding Tax in relation to issuance of Parent Common Stock in exchange for exchange of the Company’s Shares in connection with the Merger (the “Interim 104H Tax Ruling”). To the extent that prior to the Closing an Interim 104H

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Tax Ruling shall have been obtained, then all references in this Agreement to the 104H Tax Ruling shall be deemed to refer to such Interim 104H Tax Ruling, until such time that a final definitive 104H Tax Ruling is obtained.

5.12.4      Withholding Tax Ruling

Notwithstanding anything to the contrary in Section 5.12.3, to the extent it is becomes reasonably apparent to the Company that the ITA will not provide the 104H Tax Ruling in the form requested or that , if obtained, certain shareholders may not be covered under the 104H Tax Ruling then as soon as practicable following the date of this Agreement, the Company shall instruct its Israeli counsel, advisors, and accountants to prepare and file with the ITA an application for a ruling (the “Withholding Tax Ruling”, and, together with the Options Tax Ruling and the Interim Options Tax Ruling, the 104H Tax Ruling and the Interim 104H Tax Ruling — the “Tax Rulings”) that:

(a)      with respect to holders of Company Shares (other than Section 102 Awards and Section 3(i) Options) that are non-Israeli residents (as defined in the Ordinance or as will be determined by the ITA), (i) exempting Parent, the Exchange Agent, the Surviving Corporation and their respective agents from any obligation to withhold Israeli Tax at the source from any consideration payable or otherwise deliverable pursuant to this Agreement or clarifying that no such obligation exists, or (ii) clearly instructing Parent, the Exchange Agent, the Surviving Corporation and their respective agents on how such withholding at the source is to be implemented, and in particular, with respect to the classes or categories of holders of the Company Shares from which Tax is to be withheld (if any), the rate or rates of withholding to be applied and how to identify any such non-Israeli residents;

(b)      with respect to holders of Company Shares that are Israeli residents (as defined in the Ordinance or as will be determined by the ITA) (other than Covered Sellers and the holders of Section 102 Awards and Section 3(i) Options for which such Tax ruling shall explicitly and in writing defer to the 104H Ruling (or the Interim 104H Ruling) and the Options Tax Ruling (or the Interim Options Tax Ruling), as applicable, (i) exempting Parent, the Exchange Agent, the Surviving Corporation and their respective agents from any obligation to withhold Israeli Tax at the source from any consideration payable or otherwise deliverable pursuant to this Agreement, or (ii) clearly instructing Parent, the Exchange Agent, the Surviving Corporation and their respective agents on how such withholding at the source is to be executed, and in particular, with respect to the classes or categories of holders of the Company Shares from which Tax is to be withheld (if any), the rate or rates of withholding to be applied; and

(c)      with respect to holders of Company Stock Options that are not Section 102 Awards or Section 3(i) Options, who are non-Israeli residents (as defined in the Ordinance or as will be determined by the ITA), (i) exempting Parent, the Exchange Agent, the Surviving Corporation and their respective agents from any obligation to withhold Israeli Tax at the source from any consideration payable or otherwise deliverable pursuant to this Agreement, or clarifying that no such obligation exists, or (ii) instructing Parent, the Exchange Agent, the Surviving Corporation and their respective agents on how such withholding at the source is to be executed, the rate or rates of withholding to be applied and how to identify any such non-Israeli residents.

5.12.5      The text of the applications for, filing relating to, and the final text of the Tax Rulings shall be subject to the prior written confirmation of Parent or its counsel, not to be unreasonably withheld, conditioned, or delayed. The Company and its counsel and advisors shall not make any application to, or conduct any material negotiation with, the ITA with respect to matters relating to the subject matter of the Tax Rulings, without prior coordination with Parent or its counsel, and will enable Parent’s counsel to participate in all discussions and meetings relating thereto. To the extent that the Parent’s counsel elects not to participate in

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any meeting or discussion, the Company’s representatives shall provide Parent’s counsel, within two Business Days of such meeting or discussion, with a full report of the discussions held.

5.12.6      Parent will, and will cause each of its Subsidiaries to, use commercially reasonable efforts to promptly take, or cause to be taken, all actions necessary to assist the Company to obtain the Tax Rulings. The Company will, and will cause each of its Subsidiaries to, use commercially reasonable efforts to promptly take, or cause to be taken, all actions necessary to assist Parent and Merger Sub to obtain the Tax Rulings. Parent hereby undertakes, at all times following the Closing, (i) to comply, and to cause its Subsidiaries to comply, with all of the terms and conditions of the Tax Rulings, and (ii) to refrain from taking or failing to take such actions, which actions or omissions would or would be reasonably expected to breach, jeopardize or adversely change the effectiveness of, and/or the favorable tax treatment prescribed under, such Tax Rulings.

5.13       Company Shares

The Company covenants and agrees that, at the Effective Time, no more than 30,000,000 Shares will be issued and outstanding (including any Shares that may be issued upon exercise of Company Stock Options).

5.14       Director Resignations

Prior to the Effective Time, upon Parent’s written request, the Company shall use reasonable best efforts to cause any director of the Company to execute and deliver to the Company a letter effectuating his or her resignation as a director of the Company effective as of the Effective Time.

5.15       Israeli Securities Authority Approval; Dual-Listing

5.15.1      Prior to the execution of this Agreement, the counsels for the parties have jointly prepared and the Company has filed an application with the ISA for a No-Action Letter (the “ISA Exemption Application” and an “ISA Exemption”, respectively). The Parent shall use reasonable best efforts to obtain the ISA Exemption. If an ISA Exemption has not been obtained by the date that is forty-five (45) days after the execution of this Agreement, Parent shall prepare and use reasonable best efforts to receive a permit from TASE for a registration statement with respect to the dual listing of the Parent Common Stock, including all shares of Common Stock underlying shares of Parent’s convertible securities, at the TASE (the “Dual Listing Permit”) or a permit from the ISA and the TASE to publish a prospectus which would also apply to the Merger Consideration, as the case may be (the “Israel Prospectus Permit”, and any subsequent action taken on the basis of a Dual Listing Permit or an Israel Prospectus Permit, an “Israel Prospectus”)).

5.15.2      The Company and Parent shall cooperate in connection with (i) the preparation and filing of all documents pertaining to the Dual Listing Permit or the Israel Prospectus Permit, as applicable, and (ii) the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the ISA Exemption, ISA Options Exemption (as defined below) or to receive the Dual Listing Permit or the Israel Prospectus Permit, as applicable, or otherwise needed for the offering of the Merger Consideration to comply with the Israeli Securities Law. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the ISA or the TASE or any request from the ISA or the TASE, including with respect to amendments or supplements to (x) the request for the ISA Exemption and ISA Options Exemption, or (y) the request for the Dual Listing Permit or the Israel Prospectus Permit, and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the ISA or the TASE, on the other hand, with respect thereto. Each of the Company and Parent shall use its reasonable best efforts to respond as soon as reasonably practicable to any comments from the ISA and the TASE, including with respect to the ISA Exemption Application, ISA Options Exemption Application (as defined below), the ISA Exemption, the ISA Options Exemption, the

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Dual Listing Permit or the Israel Prospectus Permit, as applicable. Notwithstanding the foregoing, the final version of the ISA Exemption Application, ISA Options Exemption Application, the ISA Exemption, the ISA Options Exemption the Dual Listing Permit, or the Israel Prospectus Permit, as applicable, including any documents and exhibits enclosed thereto need to be approved by both Parent and the Company, provided that such approval shall not be unreasonably withheld.

5.15.3      In the event that the No-Action Letter has not been obtained by the date that is forty-five (45) days after the execution of this Agreement, Parent shall take all necessary action in order to obtain an exemption under Section 15D of the Israeli Securities Law with respect to the assumption of the Company Stock Options under Section 2.3 hereof (the “ISA Options Exemption Application” and an “ISA Options Exemption”, respectively).

5.16       Company Interim Covenants

Promptly after the date of this Agreement and in any event prior to the Effective Time, the Company shall take the actions set forth on Schedule 5.16.

5.17       Repayment of OurCrowd Loan

Parent hereby acknowledges and agrees to repay the loan due from the Company to OurCrowd General Partner, Limited Partnership (the “OurCrowd Loan”) immediately following the Effective Time, in the event that the OurCrowd Loan remains outstanding at the Effective Time.

5.18       Bridge Loan

The Parent has offered to enter into a loan with the Company substantially on terms set forth in the documents attached as Schedule 5.18 to cover the Bridge Loan. The Parties will negotiate in good faith the terms under which the Bridge Loan will be provided.

5.19       Merger Sub

Parent undertakes to form Merger Sub within seven days following the date hereof.

6.        CONDITIONS TO CONSUMMATION OF THE MERGER

6.1         Conditions to Each Party’s Obligations to Effect the Merger

The respective obligations of each Party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived in writing by all Parties:

6.1.1        this Agreement and the Merger shall have been approved and adopted by the Company Requisite Vote;

6.1.2        no statute, rule, regulation, executive order, decree, ruling, Applicable Law, Order or injunction shall have been enacted, entered, promulgated, or enforced and remain in effect by any United States federal or state, Israeli or foreign court or United States or Israeli or foreign Governmental Entity that prohibits, restrains, enjoins, or materially restricts the consummation of the Merger;

6.1.3        all Consents of, or declarations or filings with, and all expirations or early terminations of waiting periods required from, any Governmental Entity under Applicable Laws, that are listed on Schedule 6.1.3 shall have been filed, have occurred or been obtained (all such Permits, approvals, filings and consents and the lapse of all such waiting periods set forth on Schedule 6.1.3 being referred to as the “Requisite Regulatory Approvals”), and all such Requisite Regulatory Approvals shall be in full force and effect;

6.1.4        the Form S-4 shall have become effective under the Securities Act, shall not be the subject of any stop order or proceedings by the SEC seeking a stop order;

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6.1.5        at least fifty (50) days shall have elapsed after the filing of the Merger Proposal with the Companies Registrar and at least thirty (30) days shall have elapsed after the Company Shareholder Requisite Vote and by the sole shareholder of Merger Sub;

6.1.6        the Parties shall have obtained the consents and approvals from third parties set forth on Schedule 6.1.6;

6.1.7        Company or the Parent (as the case may be) shall have obtained the (i) ISA Exemption, or, (ii) to the extent that such no ISA Exemption has been obtained, (A) a Dual Listing Permit or an Israel Prospectus Permit shall have been obtained and the Israel Prospectus shall have been filed, and (B) the ISA Options Exemption shall have been obtained; and

6.1.8        the Parent Common Stock shall be approved for listing on the NASDAQ.

6.2         Conditions to the Obligations of the Company

The obligation of the Company to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

6.2.1        (i) each of the representations and warranties of Parent set forth in Sections 4.1.1, 4.3 and 4.6.2 above shall be true and correct in all respects, at and as of the Closing Date; and (ii) the other representations and warranties of Parent and Merger Sub contained in Article 4 of this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true and correct at and as of the Closing Date (other than representations or warranties that address matters only as of a certain date, which shall be true and correct as of such date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent;

6.2.2        each of the covenants and obligations of Parent and Merger Sub to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time;

6.2.3        Parent shall not have suffered a Material Adverse Effect after the date hereof;

6.2.4        Parent shall have delivered to the Company a certificate, duly executed by an executive officer of Parent, dated as of the Closing Date, attesting the satisfaction of the conditions set forth in Sections 6.2.1, 6.2.2, and 6.2.3 above;

6.2.5        Parent shall have duly executed and delivered to the Company, the customary undertaking towards the IIA, substantially in the form attached hereto as Schedule 6.2.5;

6.2.6        The 104H Ruling or an Interim 104H Tax Ruling shall have been obtained and the Options Tax Ruling or an Interim Options Tax Ruling shall have been obtained; and

6.2.7        Parent shall have submitted the NASDAQ Notification in accordance with NASDAQ Rules and NASDAQ shall not have objected to such NASDAQ Notification on or prior to the Closing Date.

6.3         Conditions to the Obligations of Parent and Merger Sub

The respective obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

6.3.1        (i) each of the representations and warranties of the Company set forth in Sections 3.1.1, 3.2.1, and 3.3, the first sentence of Section 3.8.2, and Section 3.20 above shall be true and correct in all respects at and as of the Closing Date, other than, solely with respect to Section 3.2.1 for de minimis inaccuracies as of the date hereof and as of the Closing Date; and (ii) the other representations and warranties of the Company contained in Article 3 of this Agreement, disregarding all qualifications and exceptions contained therein relating

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to materiality or Material Adverse Effect or any similar standard or qualification, shall be true and correct at and as of the Closing Date (other than representations or warranties that address matters only as of a certain date, which shall be true and correct as of such date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company;

6.3.2        each of the covenants and obligations of the Company to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time (except for Section 5.6, which shall have been duly complied with in all respects);

6.3.3        the Company shall not have suffered a Material Adverse Effect after the date hereof; and

6.3.4        the Company shall have delivered to Parent a certificate, duly executed by an executive officer of the Company, dated as of the Closing Date, attesting the satisfaction of the conditions set forth in Sections 6.3.1, 6.3.2, and 6.3.3 above.

7.        TERMINATION

7.1         Termination

Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

7.1.1        By mutual written consent of Parent and the Company;

7.1.2        By either Parent or the Company, upon delivery of written notice to the other, if the Closing shall not have occurred on or before January 15, 2023 (the “Termination Date”); provided, however, that neither Parent nor the Company will be entitled to terminate this Agreement under this Section 7.1.2 if such Person’s material breach of or material failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;

7.1.3        By either Parent or the Company, upon written notice to the other, if a Governmental Entity having competent jurisdiction shall have issued or entered any Order or taken any action, or enacted any Applicable Law, which, in any such case permanently restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable or such Applicable Law is in effect; provided, however that, the Party seeking to terminate this Agreement pursuant to this Section 7.1.3 shall have used reasonable best efforts to remove such Order or Applicable Law or reverse such action;

7.1.4        By Parent, (i) if the Company shall have breached, or failed to comply with, any of its covenants or obligations under this Agreement, or any representation or warranty made by the Company set forth in this Agreement shall have been incorrect in any respect when made or shall have since ceased to be true and correct in any respect, such that the conditions set forth in Section 6.3.1 or 6.3.2 above would not be satisfied, and (ii) such breach shall not have been cured (or is not capable of being cured) before the earlier of (x) the date which is thirty (30) days after the date of delivery by Parent to the Company of notice of such breach, and (y) the Termination Date (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1.4 if Parent is then in material breach of this Agreement);

7.1.5        By the Company, if (i) Parent or Merger Sub shall have breached, or failed to comply with any of its covenants or obligations under this Agreement or any representation or warranty made by Parent or Merger Sub set forth in this Agreement shall have been incorrect in any respect when made or shall have since ceased to be true and correct in any respect, such that the conditions set forth in Section 6.2.1 or 6.2.2 above would not be satisfied, and (ii)

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such breach shall not have been cured (or is not capable of being cured) before the earlier of (x) the date which is thirty (30) days after delivery by the Company to Parent of notice of such breach, and (y) the Termination Date (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1.5 if the Company is then in material breach of this Agreement).

7.1.6        By Parent, if (i) the Company Board or any committee thereof shall withdraw or modify in any adverse manner its approval or recommendation of this Agreement; (ii) within 10 days after Parent’s request, the Company Board or any committee thereof shall fail to reaffirm such approval or recommendation; (iii) the Company Board or any committee thereof shall approve or recommend a Third Party Acquisition, a Third Party Acquisition Proposal or a Superior Proposal; (iv) a tender offer or exchange offer for any of the outstanding shares of the Company shall have been commenced or a registration statement with respect thereto shall have been filed by a Third Party and the Company Board or any committee thereof shall have recommended that the shareholders of the Company tender their shares in such tender or exchange offer or publicly announced its intention to take no position with respect to such tender or exchange offer; (v) the Company shall have authorized, entered into or publicly announced its intention to enter into, a Contract with respect to a Third Party Acquisition, a Third Party Acquisition Proposal or a Superior Proposal; (vi) if the Company shall have breached its obligations under Section 5.6 hereof, (vii) if the Company shall have breached its obligations under Section 5.3.3 to set a record date for, duly call, give notice of, convene and hold the Company Shareholder Meeting; or (viii) the Company Board or any committee thereof shall resolve to take any of the actions specified in this Section 7.1.6;

7.1.7        By either Parent or the Company, if the Company Requisite Vote shall fail to have been obtained at the Company Shareholder Meeting, including any adjournments thereof; or

7.1.8        By the Company, in accordance with Section 5.6, if (i) the Company executes a definitive agreement with respect to such Superior Proposal substantially concurrent with the termination of this Agreement, and (ii) the Company pays the Termination Fee to Parent, substantially concurrently with such termination.

7.2         Effect of Termination

7.2.1        In the event of termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of any of the Parties (or any stockholder, director, officer, employee, agent, consultant or representative of such Parties), except (i) as set forth in Section 5.8.3, in this Section 7.2, and in Article 8; and (ii) nothing herein shall relieve any Party from liability for any material breach hereof occurring prior to such termination or for fraud.

7.2.2        If either

(a)      this Agreement is terminated by (A) the Company pursuant to Section 7.1.2 and at the time of such termination, Parent had the right to terminate this Agreement pursuant to Section 7.1.6, (B) by either Parent or the Company pursuant to Section 7.1.7 or (C) by Parent pursuant to Section 7.1.4 hereof, and, in each case, (i) following the execution and delivery of this Agreement and prior to the time of such termination of this Agreement, a Third Party Acquisition Proposal shall have been made to the senior management or the Company Board or shall have been publicly announced or publicly made known to the shareholders of the Company (the “Original Third Party Acquisition Proposal”); and (ii) within twelve months after termination of the Agreement the Company shall have entered into a binding agreement with respect to a Third Party Acquisition, or a Third Party Acquisition is consummated (in each case, whether or not such Third Party Acquisition is the same as the Original Third Party Acquisition Proposal); or

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(b)      this Agreement is terminated (A) by Parent pursuant to Section 7.1.6, (B) by the Company pursuant to Section 7.1.8 or (C) by Parent or the Company pursuant to Section 7.1.7 and at the time of such termination, Parent had the right to terminate this Agreement pursuant to Section 7.1.6, then the Company shall pay to Parent a cash termination fee of Eight Hundred Thousand Dollars ($800,000) (the “Termination Fee”) by wire transfer of immediately available funds (x) in the case of sub-Section (a) of this Section 7.2.2 above, immediately prior to the earlier of the entering into an agreement with respect to, or the consummating of, a Third Party Acquisition; (y) in the case of sub-Section (b)(B) of this Section 7.2.2 above, immediately upon such termination; or (z) in the case of sub-Section (b)(A) or (b)(C) of this Section 7.2.2 above, within two (2) Business Days after such termination.

7.2.3        Upon the termination of this Agreement by either Parent or the Company pursuant to Section 7.1.7, in addition to Parent’s remedy under Section 7.2.2, if any, the Company shall reimburse Parent for the reasonable costs, fees and expenses incurred or paid by Parent or on its behalf in connection with this Agreement, the Merger and the consummation of all transactions contemplated by this Agreement and the other Transaction Agreements or related to the authorizations, preparation, negotiation, execution and performance of this Agreement and the other Transaction Agreements, in each case, including fees and expenses payable to investment bankers, counsel, accountants and consultants up to an amount of US$ 1,000,000 (“Parent Expenses”); provided, however, that the Company shall have no obligation to reimburse Parent for Parent Expenses in the event that the Termination Fee has been paid; and provided further that in the event that the Termination Fee is to be paid after the reimbursement of Parent Expenses, the Termination Fee shall be reduced by the amount of Parent Expenses so reimbursed (provided that if the Parent Expenses exceed the amount of the Termination Fee, the Termination Fee shall be deemed to be $0).

7.2.4        It is specifically agreed that the Termination Fee represents liquidated damages in a reasonable amount as compensation for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, and is not a penalty. The Parties hereby waive any right to set off or counterclaim against such Termination Fee. The Parties acknowledge that the agreements contained in Sections 7.2.2 and 7.2.3 above are an integral part of the transactions contemplated by this Agreement, and that, without such agreements, the Company, Parent and Merger Sub would not have entered into this Agreement. Accordingly, if the Company fails to promptly pay to Parent any Termination Fee or Parent Expenses, the Company shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate as published in The Wall Street Journal from the date such fee was required to be paid.

7.2.5        Parent’s receipt of the Termination Fee and Parent Expenses to the extent owed pursuant to Sections 7.2.2 and 7.2.3, will be the sole and exclusive monetary remedy of Parent and Merger Sub and each of their respective Affiliates against (A) the Company, its Subsidiaries and each of their respective Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, its Subsidiaries and each of their respective Affiliates (collectively, the “Company Related Parties”) in respect of this Agreement and the transactions contemplated hereby, and upon payment of such amount, none of the Company Related Parties will have any further monetary liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement, or the transactions contemplated hereby. Nothing in the foregoing should be construed as barring the Parent and Merger Sub from pursuing specific performance of Company’s obligation to consummate the Merger.

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7.2.6        The Parties acknowledge and agree that in no event will the Company be required to pay the Termination Fee or Parent Expenses on more than one occasion, whether or not the Termination Fee and or Parent Expenses may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

7.3         Fees and Expenses

Except as otherwise specifically provided in this Article 7, all legal, accounting, investment banking, advisory, printing, filing and other fees, costs and expenses incurred in connection with the Merger, this Agreement and the other Transaction Agreements and the transactions contemplated by this Agreement and the other Transaction Agreements shall be borne and paid for by the Party incurring such fees, costs, and expenses. The Company agrees that such fees, costs and expenses incurred by or on behalf of the Company, its Subsidiaries, shareholders, officers, directors and their respective Affiliates for which the Company or any of its Subsidiaries will be or have been responsible for payment (the “Company Transaction Fees”) will not exceed $700,000 in the aggregate. True and correct copies of engagement letters for all of the legal, accounting, investment banking and financial advisors of the Company and its Affiliates have been delivered to Parent.

8.        MISCELLANEOUS

8.1         Non-Survival of Representations and Warranties

The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section 8.1 shall not limit any covenant or agreement of the Parties that by its term requires performance after the Effective Time.

8.2         Amendment

This Agreement may be amended by action taken by the Company, Parent and Merger Sub at any time before or after approval of the Merger by the shareholders of the Company but after any such approval no amendment shall be made that requires the approval of such shareholders under Applicable Law without such approval. This Agreement (including, the Company Disclosure Schedule and the Parent Disclosure Schedule) may be amended only by an instrument in writing signed on behalf of the Parties hereto.

8.3         Extension; Waiver

At any time prior to the Effective Time, each Party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other Party, (ii) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other Party with any of the agreements or conditions contained herein. Any agreement on the part of any Party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such Party. The failure of any Party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

8.4         Entire Agreement; Assignment

This Agreement (including the Company Disclosure Schedule and the Parent Disclosure Schedule) constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and supersede all other prior and contemporaneous agreements and understandings both written and oral between the Parties with respect to the subject matter hereof; provided, however, that the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement, and shall continue in full force and effect until the earlier to occur of the Effective Time or the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto. This Agreement shall not be assigned by operation of law or otherwise; provided, however, that

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Merger Sub may assign any or all of its rights and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of its obligations hereunder if such assignee does not perform such obligations.

8.5         Validity

If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid, illegal, or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and to such end the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.6         Notices

All notices, requests, claims, demands, consents, approvals and other communications under this Agreement shall be in writing and shall be deemed given or made (a) as of the date delivered, if delivered personally, (b) as of the date transmitted, if sent by email (provided that no notice is received by the electronic mail sender indicating that such electronic mail was undeliverable or otherwise not delivered), or (c) one (1) Business Day after being sent by a nationally recognized overnight courier (providing proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent or Merger Sub and, after the Closing, the Company to:

Ondas Holdings Inc.

411 Waverley Oaks Road

Suite 114

Waltham, MA 02452

E-Mail: eric.brock@ondas.com

Attention: Eric A. Brock

with copies to (which shall not constitute notice):

Akerman LLP

201 E. Las Olas Suite 1800

Fort Lauderdale, Florida 33301

Email: martin.burkett@akerman.com; christina.russo@akerman.com

Attention: Martin G. Burkett

Christina Russo

And

Pearl Cohen Zedek Latzer Baratz

Azrieli Sarona Tower, 53rd Floor

121 Menachem Begin Road

Tel-Aviv

Israel

E-Mail: ybaratz@pearlcohen.com

Attention: Yael Baratz

if to the Company (prior to the Closing) to:

Modi’in Street 8, Petah Tikva, 4969107

Telephone: +972 (3) 5374946

Fax: +972 (77) 3180393

E-mail: yishayc@airoboticsdrones.com

Attention: Yishay Curelaru

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with copies to (which shall not constitute notice):

Herzog, Fox and Neeman

Herzog Tower

6 Yitzhak Sadeh Street

Tel Aviv, Israel 6777506

Email: meidary@herzoglaw.co.il; yacubg@herzoglaw.co.il

Attention: Yuval Meidar, Adv.; Gilad Yacubovich, Adv.

8.7         Governing Law and Venue; Waiver of Jury Trial

8.7.1        Except to the extent that the Applicable Laws of the State of Israel apply in respect of the procedural aspects of the Merger as set forth in Article 1 of this Agreement, this Agreement shall be governed by, and construed in accordance with, the Applicable Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware. Each of the Parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any federal court within the District of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or any federal court within the District of Delaware, and (d) waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or Proceeding in the Court of Chancery of the State of Delaware or such federal court. Each Party agrees that (i) this Agreement involves at least one hundred thousand dollars ($100,000.00), and (ii) this Agreement has been entered into by the Parties in express reliance upon 6 Del. C. § 2708. Each Party agrees that a final judgment in any such action or Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Any judgment from any such court described above may, however, be enforced by any Party in any other court in any other jurisdiction.

8.7.2        EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IS MAKING THIS WAIVER VOLUNTARILY, AND (D) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.7.2.

8.8         Descriptive Headings

The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

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8.9         Parties in Interest

This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its successors and permitted assigns and, nothing in this Agreement is intended to or shall confer upon any other Person any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement other than as expressly set forth in Section 8.11 hereof.

8.10       Certain Definitions

For the purposes of this Agreement the term:

8.10.1      “102 Trustee” means the trustee appointed by the Company from time to time in accordance with the provisions of the Ordinance, and approved by the ITA, with respect to the Section 102 Shares and Section 102 Options;

8.10.2      “Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, (including all directors and officers of such Person) controlled by, or under direct or indirect common control with, such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing;

8.10.3      “Applicable Law” means, with respect to any Person, any domestic or foreign, federal, state, or local statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, decree, or other requirement of any Governmental Entity applicable to such Person or any of its respective properties, assets, officers, directors, employees, consultants, or agents;

8.10.4      “Award” means a Section 102 Award, a Section 3(i) Option, or a Company Stock Option of any other kind;

8.10.5      “Bridge Loan” means (i) a senior secured loan from Parent or one of its Subsidiaries in an amount sufficient to finance the Company’s ongoing operation to a maximum of $1,500,000 secured by a blanket lien on all the Company’s assets, properties and business at market rates as may be mutually agreeable to the parties thereto for companies of similar condition and circumstances as the Company maturing on the Termination Date or (ii) a loan from OurCrowd or a reputable bank on such terms and on such amount reasonably acceptable to Parent;

8.10.6      “Business Day” means, save as otherwise defined for purposes of Section 5.4.1 above, any day other than a Friday, Saturday, a Sunday or other day on which the NASDAQ or banks in the City of New York or Israel are closed;

8.10.7      “Capital Stock” means (a) any capital stock, common stock, preferred shares or preferred stock, partnership or membership interests, limited liability company interests, units of participation or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof or other similar interest (however designated); and (b) any option, warrant, purchase right, conversion right, exchange right or other Contract which would entitled any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person, including stock appreciation, phantom stock, profit participation or other similar rights;

8.10.8      “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder;

8.10.9      “Company Audited Financial Statements” means the audited balance sheet of the Company, as of December 31, 2020 and December 31, 2021 and the related audited statements of operations, cash flows and stockholders’ equity for the twelve (12)-month periods then ended;

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8.10.10    “Company Benefit Plan” shall mean each employee benefit plan, program, policy, practice, Contract or other agreement or arrangement providing for employment, compensation, severance, pension arrangement, profit-sharing, provident fund (keren hishtalmut), termination pay, deferred compensation, retirement benefits, performance awards, bonus, stock or stock-related awards or other equity based benefit, health, welfare, disability, insurance, vacation, options, retention, change of control, golden parachute, education or tuition assistance, fringe benefits, perquisites or other benefits or remuneration maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or could otherwise reasonably be expected to have any liability, in each case, excluding plans or other arrangements sponsored or maintained solely by any Governmental Entity;

8.10.11    “Company Employee Plan” means any Employee Plan for the benefit of any Employee with respect to the Company and any of its Subsidiaries and pursuant to which the Company or any of its ERISA Affiliates has any liability contingent or otherwise;

8.10.12    “Company Financial Statements” means all of the financial statements of the Company and its Subsidiaries included in the Company Securities Filings, including the Company Audited Financial Statements;

8.10.13    “Company Intervening Event” means any change, effect, development, circumstance, condition, state of facts, event or occurrence (“Effect”) first occurring or arising after the date hereof that materially affects the business, assets or operations of the Company or its Subsidiaries and was not known by or reasonably foreseeable by the Company or the Company Board as of or prior to the date hereof and that becomes known prior to the obtaining of the Company Requisite Vote; provided, however, that in no event shall the following Effects constitute a Company Intervening Event: (A) the receipt, existence or terms of a Third Party Acquisition Proposal or any inquiry or communications relating thereto or any matter relating thereto or consequence thereof, (B) changes in the market price or trading volume of any Shares, the Parent Common Stock or any other securities of the Company, Parent or their respective Subsidiaries, or any change in credit rating or the fact that the Company meets or exceeds (or that Parent fails to meet or exceed) internal or published estimates, projections, forecasts or predictions for any period (provided that the underlying causes of any such Effects may be taken into account in determining whether a Company Intervening Event has occurred to the extent not otherwise excluded by this definition), (C) changes in general economic, political or financial conditions or markets (including changes in interest rates, exchange rates, stock, bond and/or debt prices), (D) changes in IFRS, other applicable accounting rules or Applicable Law or, in any such case, changes in the interpretation thereof, or (E) natural disasters, epidemics or pandemics (including the existence and impact of COVID-19);

8.10.14    “Company IP Rights” means, collectively, the Company Trademarks, the Company Patents, the Company Copyrights, and the Company Trade Secrets;

8.10.15    “Company Permitted Liens” means any (i) statutory liens for Taxes (a) that are not yet due and payable, or (b) which individually and in the aggregate are not material and are being contested in good faith; (ii) Liens of mechanics, materialmen, warehousemen or other like Liens securing obligations incurred in the ordinary course of business; (iii) those Liens listed on Schedule 8.10.15 hereto and (iv) Liens in order to secure the Bridge Loan;

8.10.16    “Company Products and Services” means all proprietary products and services, including software products and services (including software as a service), of the Company and its Subsidiaries that are currently offered, licensed, sold, distributed, hosted, maintained or supported, or otherwise provided or made available by or on behalf of the Company and its Subsidiaries or otherwise used in the operation of the business of the Company and its Subsidiaries, or are currently under development by or for the Company and its Subsidiaries;

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8.10.17    “Company Property” means any real property and improvements owned, leased, used or operated by the Company or any of its Subsidiaries;

8.10.18    “Company Recommendation” means the recommendation of the Company Board that the shareholders of the Company approve this Agreement and the transactions contemplated herein, including the Merger;

8.10.19    “Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement entered into as of June 8, 2022 by and between Parent and the Company;

8.10.20    “Consent” means any filings, permits, licenses, permits, waivers, orders, authorizations, consents, and approvals;

8.10.21    “Contract” means any agreement, contract, instrument, note, bond, mortgage, commitment, lease, guaranty, indenture, license, or other instrument, arrangement or understanding (and all amendments, side letters, modifications, and supplements thereto) between parties or by one party in favor of another party, whether written or oral;

8.10.22    “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or strains thereof;

8.10.23    “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Applicable Law, Order, Proceeding, or directive, pronouncement or guideline issued by any applicable Governmental Entity in connection with or in response to the COVID-19 pandemic;

8.10.24    “COVID Related Deferrals” means any Tax liabilities or other amounts for or allocable to any Taxable period (or portion thereof) ending on or prior to the Closing Date, the payment of which is deferred, on or prior to the Closing Date, to a Taxable period (or portion thereof) beginning after the Closing Date pursuant to any Applicable Law related to COVID-19 or executive order or Presidential Memorandum (including the Presidential Memorandum described in IRS Notice 2020-65) related to COVID-19;

8.10.25    “Employee” means any current, former, or retired employee, director, or officer of the Company or any of its Subsidiaries;

8.10.26    “Employee Agreement” means with respect to each Employee, each management, employment and consulting agreement and each signing bonus, relocation, repatriation, expatriation, or similar Contract between the Person or any of its Subsidiaries and any Employee or consultant;

8.10.27    “Employee Plan” means each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, and each stock option, stock purchase, stock unit, restricted stock (or any other form of equity compensation), welfare, health, disability, dependent care, insurance, bonus, deferred compensation, severance, change in control, retention, profit-sharing, pension, retirement, plan, policy, practice or agreement, whether written or unwritten, for the benefit of the Company’s current or former employees, independent contractors, service providers or their dependents (including Company Plans);

8.10.28    “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, orders, liens, notices of noncompliance or violation, investigations or proceedings under any Environmental Law or any permit issued under any such Environmental Law (for purposes of this subclause, “Claims”), including, without limitation, (i) any and all Claims by Governmental Entities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment;

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8.10.29    “Environmental Laws” means any statute, law, rule, regulation, ordinance, code, or rule of common law promulgated by any Governmental Entity in the United States, the State of Israel, or any other applicable jurisdiction, and any judicial or administrative interpretation thereof binding on the Company or its operations or property as of the date hereof and the Effective Time, including any judicial or administrative order, consent decree or judgment, relating to the environment, health or Hazardous Materials;

8.10.30    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

8.10.31    “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company or any of its Subsidiaries, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code;

8.10.32    “Exchange Act” means the Securities Exchange Act of 1934, as amended;

8.10.33    “Exchange Ratio” means 0.16806;

8.10.34    “Executive Order” means Executive Order No. 13224 –Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001, as amended from time to time;

8.10.35    “Governmental Entity” means any Israeli, United States (federal, state, or local) or foreign government, any political subdivision thereof or any court or tribunal, or administrative, governmental, or regulatory body, agency, department, instrumentality, body, commission or other governmental agency or authority;

8.10.36    “Hazardous Materials” means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (ii) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “extremely hazardous substances,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or words of similar import, under any applicable Environmental Law; and (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Entity;

8.10.37    “IFRS” means International Financial Reporting Standards issued by the International Accounting Standards Board;

8.10.38    “Indebtedness” means at any specified time, any of the following indebtedness of any Person (whether or not contingent and including any and all principal, accrued and unpaid interest, prepayment premiums or penalties, related expenses, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and other amounts which would be payable in connection therewith): (a) any obligations of such Person for borrowed money or in respect of loans or advances (whether or not evidenced by bonds, debentures, notes, or other similar instruments or debt securities); (b) any obligations of such Person as lessee under any lease or similar arrangement required to be recorded as a capital lease in accordance with GAAP; (c) all liabilities of such Person under or in connection with letters of credit or bankers’ acceptances, performance bonds, sureties or similar obligations; (d) any obligations of such Person to pay the deferred purchase price of property, goods or services other than those trade payables incurred in the ordinary course of business; (e) all liabilities of such Person arising from cash/book overdrafts; (f) all liabilities of such Person under conditional sale or other title retention agreements; (g) all liabilities of such Person arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (h) any liability or obligation of others guaranteed by, or secured by any Lien on the assets of, such Person; (i) with respect to the Company, the net amount of any obligation or liability of the Company to the Company or any Affiliate thereof (excluding all employment

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or consulting compensation, employee benefits or expense reimbursement payable to any Affiliate in accordance with the Company’s existing policies and procedures); (j) all COVID Related Deferrals; and (k) all unpaid Taxes (whether or not due and payable) as of the Closing Date;

8.10.39    “Intellectual Property” means: (a) trademarks and service marks (whether registered or unregistered), trade names, designs and general intangibles of like nature, together with all goodwill related to the foregoing (collectively, “Trademarks”); (b) patents (including any continuations, continuations in part, renewals, extensions and applications for any of the foregoing) (collectively, “Patents”); (c) copyrights (including any registrations and applications therefor and whether registered or unregistered) (collectively, “Copyrights”); (d) computer software; databases; works of authorship; mask works; technology; trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, user interfaces, customer lists, inventions, discoveries, concepts, ideas, techniques, methods, source codes, object codes, methodologies; and (e) with respect to all of the foregoing, related confidential data or information (collectively, “Trade Secrets”);

8.10.40    “Investment Center” means the Israeli Investment Center of the Israeli Ministry of Economy and Industry;

8.10.41    “IRS” means the Internal Revenue Service;

8.10.42    “ISL” means Israeli Securities Law, 5728-1968 and the rules and regulations promulgated thereunder;

8.10.43    “ITA” means the Israeli Tax Authority;

8.10.44    “Knowledge” or “Known” means, (a) with respect to any the Company, the actual knowledge of Mr. Meir Kliner and Mr. Yishay Curelaru after reasonable inquiry of the personnel, books and records of the Company and its Subsidiaries; and (b) with respect to Parent, the actual knowledge of Eric Brock and Stewart Kantor after reasonable inquiry;

8.10.45    “Labor Agreement” means any (a) collective bargaining agreement, or (b) other labor-related agreement, arrangement or understanding (other than agreements, arrangements or understandings, the terms of which are set forth by Applicable Law) in each case, between the Company or any of its Subsidiaries, on the one hand, and a labor or trade union, labor organization or works council on the other hand;

8.10.46    “Latest Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2022;

8.10.47    “Liability” means, with respect to any Person, any liability, indebtedness, commitment, or obligation of such Person of any kind whatsoever, whether known or unknown, whether fixed or unfixed, whether choate or inchoate, whether asserted or unasserted, whether determined, determinable or otherwise, whether perfected or unperfected, whether secured or unsecured, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether direct or indirect or consequential, whether due or to become due, and whether or not required to be accrued on the financial statements of such Person;

8.10.48    “Lien” means, with respect to any asset (including any security), any mortgage, lien, pledge, charge, claim, security interest or encumbrance of any kind in respect of such asset or any agreement so to encumber such asset;

8.10.49    “Lookback Date” means the date that is six (6) years prior to the date of this Agreement;

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8.10.50    “Material Adverse Effect” means on or with respect to (x) the Company and its Subsidiaries (taken as a whole), or (y) Parent and its Subsidiaries (taken as a whole), as the case may be, any state of facts, change, development, effect, condition or occurrence which, individually or in the aggregate, has or would reasonably be expected to have, a materially adverse impact on:

(a)      the business, assets, Liabilities, condition (financial or otherwise), financial position or results of operations of such Person and its Subsidiaries, taken as a whole, provided that “Material Adverse Effect” for purposes of this sub-Section (a) shall be deemed to exclude the impact of (a) changes in Applicable Laws (or interpretations thereof) of general applicability or interpretations thereof by Governmental Entities, (b) changes or modifications in US GAAP (in the case of Parent or its Subsidiaries) or IFRS (in the case of the Company or its Subsidiaries), (c) actions and omissions of such Person taken with the prior consent of Parent (in the case of the Company) or the Company (in the case of Parent), (d) general national or international economic, financial, political or business conditions, (e) acts of terrorism or war (whether or not declared), (f) changes to the industries in which such Person or its Subsidiaries, as the case may be, operates in general and not specifically relating to such Person or its Subsidiaries, (g) the announcement of this Agreement or the Merger, including, without limitation, any stockholder litigation related to this Agreement, (h) changes in the price or trading volume of the Shares or the Parent Common Stock, as the case may be (it being understood that any cause underlying such change may be taken into consideration when determining whether a Material Adverse Effect has occurred unless such cause is otherwise excluded), or (i) any failure by such Person to meet internal projections or forecasts or third-party revenue or earnings predictions for any period (it being understood that any cause of any such failure may be taken into consideration when determining whether a Material Adverse Effect has occurred, unless such cause is otherwise excluded); and provided further that clauses (a), (b), (d) and (e) above shall be considered for purposes for determining whether there has been a Material Adverse Effect to the extent such state of facts, change, development, effect, condition or occurrence has a disproportionate adverse effect on such Person and its Subsidiaries, as compared to other companies operating in the industry or territory in which such Person operates; or

(b)      the ability of such Person to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement;

8.10.51    “NASDAQ” means the Nasdaq Capital Market and any successor stock exchange or inter-dealer quotation system operated by The Nasdaq Stock Market, LLC (or any other tier or market thereof on which the securities of Parent may at any time be listed);

8.10.52    “NASDAQ Rules” means the NASDAQ Listing Rules (5000 Series);

8.10.53    “NIS” means New Israeli Shekel, the legal currency of the State of Israel;

8.10.54    “No-Action Letter” shall mean a letter from the ISA confirming that the ISA shall not initiate proceedings in connection with the requirements of the Israeli Securities Law concerning the publication of a prospectus in respect of the Merger Consideration to be issued to Israeli shareholders of the Company or applicable holders of the Company’s securities to whom the Israeli Securities Law applies, including, to the extent applicable, any holders of Company Stock Options;

8.10.55    “Open Source Software” means any Software that is distributed as “free software,” “open source software,” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (www.opensource.org/osd), including the GNU

Annex A-75

General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), MIT License (MIT), Apache License, Artistic License, and BSD Licenses;

8.10.56    “Order” means any writ, decree, order, judgment, injunction, rule, ruling, encumbrance, voting right, or Consent of or by a Governmental Entity or arbitrator;

8.10.57    “Ordinance” means the Israeli Income Tax Ordinance [New Version], 1961, as amended, and the rules and regulations promulgated thereunder;

8.10.58    “Parent 2018 Incentive Stock Plan” means the Zev Ventures Incorporated 2018 Incentive Stock Plan;

8.10.59    “Parent 2021 Incentive Stock Plan” means the Ondas Holdings Inc. 2021 Stock Incentive Plan;

8.10.60    “Parent SEC Reports” means all forms, reports, statements (including registration statements), certifications, and other documents and materials filed or furnished by Parent with the SEC, since January 1, 2020, including those that Parent may file or furnish after the date of this Agreement until the Closing Date, as amended or supplemented since the time of filing or furnishing, and including all exhibits, financial statements and schedules thereto and documents incorporated by reference therein;

8.10.61    “Parent Trading Price” means the volume weighted average closing sale price of one (1) share of Parent Common Stock as reported on NASDAQ for the ten (10) consecutive trading days ending on the trading day immediately preceding the Closing Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events);

8.10.62    “Parties” means Parent, Merger Sub, and the Company; and “Party” means any one of them;

8.10.63    “Per Share Cash Equivalent Consideration” means the sum of the product obtained by multiplying (i) the Exchange Ratio by (ii) the Parent Trading Price;

8.10.64    “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other legal entity including any Governmental Entity;

8.10.65    “Proceeding” means any action, arbitration, charge, claim, complaint, demand, dispute, governmental audit, grievance, hearing, inquiry, investigation, litigations, proceeding, qui tam action, suit (whether civil, criminal, administrative, judicial, or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator, whether at law or in equity;

8.10.66    “R&D Law” means the Law for the Encouragement of Research, Development and Technological Innovation, 5744-1984 and the rules and regulations promulgated thereunder;

8.10.67    “Related Party” means as to any Person, any Affiliate or Subsidiary of such Person, any director, officer, member, or employee of such Person or any Affiliate or Subsidiary of such Person, any immediate family member of a director or officer or member of such Person or any Affiliate or Subsidiary of such Person, or any holder of one percent (1%) or more of the Capital Stock of such Person;

8.10.68    “Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, or seeping into or upon any land or water or air, or otherwise entering into the environment;

8.10.69    “Restricted Person List” means the (i) Office of Foreign Assets Control of the United States Department of Treasury list of “Specially Designated Nationals and Blocked Persons”; (ii) the Bureau of Industry and Security of the United States Department of Commerce

Annex A-76

“Denied Persons List,” “Entity List” or “Unverified List”; (iii) the Office of Defense Trade Controls of the United States Department of State “List of Debarred Parties”; or (iv) the State Department’s Nonproliferation Sanctions Lists;

8.10.70    “SEC” means the Securities and Exchange Commission;

8.10.71    “Section 3(i) Option” means Company Stock Options granted and subject to tax pursuant to Section 3(i) of the Ordinance;

8.10.72    “Section 102” means Section 102 of the Ordinance;

8.10.73    “Section 102 Award” means Section 102 Options, Section 102 Non Trustee Options, Section 102 Non Trustee Shares and Section 102 Shares;

8.10.74    “Section 102 Non Trustee Options” means any Company Stock Option that are subject to tax pursuant to Section 102(c)(2) of the Ordinance;

8.10.75    “Section 102 Non Trustee Shares” means any Shares that were issued upon exercise of Section 102 Non Trustee Options and at the Effective Time are held by the 102 Trustee;

8.10.76    “Section 102 Options” means any Company Stock Option that was intended to be granted and taxed pursuant to Section 102(b)(2) or Section 102(b)(3) of the Ordinance;

8.10.77    “Section 102 Shares” means any Company Shares that were issued under Section 102 or upon exercise of Section 102 Options and at the Effective Time are held by the 102 Trustee;

8.10.78    “Securities Act” means the Securities Act of 1933, as amended;

8.10.79    “Software” means all computer software programs, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human-readable form, including all comments and any procedural code;

8.10.80    “Subsidiary” or “Subsidiaries” of the Company, Parent, the Surviving Corporation or any other Person means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which the Company, Parent, the Surviving Corporation or any such other Person, as the case may be (either alone or through or together with any other Subsidiary), (i) owns, directly or indirectly, more than 50% of the equity securities or more than 50% of the rights to profits or assets on liquidation, (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the board of directors or other governing body of such corporation or other legal entity;

8.10.81    “Superior Proposal” means any bona fide unsolicited, written Third Party Acquisition Proposal (provided that for purposes of this definition all references in the definition of Third Party Acquisition to twenty percent (20%) shall instead be deemed to be references to fifty percent (50%)) received in compliance with Section 5.6 which: (a) if any cash consideration is involved, is not subject to a financing contingency, and the Third Party making such proposal has reasonably demonstrated that the funds necessary for the Third Party Acquisition Proposal are reasonably likely to be available (as determined in good faith by the Company Board after consultation with, and taking into account the advice of, its financial advisors); and (b) the Company Board shall have in good faith determined (after consultation with, and taking into account the advice of, its financial advisor and outside legal counsel) that the proposed Third Party Acquisition is more favorable to the shareholders of the Company, from a financial point of view, than the Merger (taking into account all legal, financial (including the financing terms thereof), regulatory and other aspects of such offer and the likelihood and timing of consummation);

8.10.82    “TASE” means the Tel Aviv Stock Exchange;

Annex A-77

8.10.83    “Tax” or “Taxes” means (a) all national, federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, purchase, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, healthcare fees, national insurance, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, whether disputed or not, levied under the authority of any Governmental Entity, whether the State of Israel, the United States or any other country or their political subdivisions, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (b) any liability for payment of amounts described in clause (a) above, whether as a result of transferee or successor liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law; and (c) any liability for the payment of amounts described in clause (a) or (b) above as a result of any tax sharing, tax indemnity or tax allocation agreement or as a result of any other express or implied agreement to indemnify any other Person for such amounts;

8.10.84    “Tax Return” means any return, declaration, report, statement, information statement and other document required to be filed with any Governmental Entity with respect to Taxes;

8.10.85    “Third Party” means any Person or group other than Parent, Merger Sub, or any Affiliate thereof;

8.10.86    “Third Party Acquisition” means any transaction or series of related transactions involving (a) any direct or indirect acquisition or purchase of (i) twenty percent (20%) or more of the assets (including Capital Stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, or (ii) twenty percent (20%) or more of the Capital Stock or other equity interests of the Company (including the Shares); (b) a tender or exchange offer that, if consummated, would result in a Third Party owning, directly or indirectly, twenty percent (20%) or more of the equity interests of the Company and its Subsidiaries (including the Shares); or (c) a merger, consolidation, recapitalization, liquidation, dissolution, binding share exchange or other business combination or similar transaction involving the Company or any Subsidiary of the Company pursuant to which any Third Party would own, directly or indirectly, twenty percent (20%) or more of the Capital Stock or other equity interests of the Company, including the Shares, or securities of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity, other than in each case, the transactions contemplated by this Agreement;

8.10.87    “Third Party Acquisition Proposal” means an inquiry, proposal, or offer for a Third Party Acquisition;

8.10.88    “Transaction Agreements” means this Agreement, and all other agreements, instruments, and documents to be executed by Parent, Merger Sub, and the Company in connection with the transactions contemplated by this Agreement;

8.10.89    “U.S. GAAP” means accounting principles generally accepted in the United States consistently applied in accordance with past practices; and

8.10.90    “Valid Tax Certificate” means, subject to any other provision in the Tax Rulings, a valid certificate, ruling or any other written instructions, that is in force on the payment date, relating to Tax withholding, issued by the ITA in form and substance satisfactory to the Israeli-Sub Agent (the application for which Parent will be allowed to review upon request) that is applicable to the payments to be made pursuant to this Agreement stating that no withholding or that a reduced withholding rate of Israeli Tax is required with respect to such payments or providing other instructions regarding such payments or withholding. For the avoidance of doubt, but subject to any other provision in the Tax Rulings, (i) a general certificate issued by the ITA pursuant to the Israeli Income Tax Regulations (Withholding from Payments for Services or Assets), 5737-1977 shall not constitute a Valid Tax Certificate; and (ii) a valid tax certificate issued pursuant to the Israeli Income

Annex A-78

Tax Regulations (Withholding from Consideration, Payment or Capital Gain in a Sale of a Security, a Mutual Fund Unit, or Future Transactions), 5763-2002, as well as the Tax Rulings, as and if obtained, shall each constitute a Valid Tax Certificate.

8.10.91    Other Definitions

The following terms shall have the meanings indicated in the corresponding sections of this Agreement listed below:

Term	Section
102 Plan	Section 3.12.19
104H Tax Ruling	Section 5.12.3
Agreement	Introduction
Anti-Corruption Laws	Section 3.15.2
Assumed Company Plan	Section 2.3.2
Assumed Options	Section 2.3.2
Awards Schedule	Section 3.2.3
Book-Entry Shares	Section 2.1.1(a)
Certificate of Merger	Section 1.3
Certificates	Section 2.1.1(a)
Closing	Section 1.2
Closing Date	Section 1.2
Companies Registrar	Section 1.3
Company	Introduction
Company Adverse Recommendation Change	Section 5.6.5
Company Affiliates	Section 3.19
Company Board	Recitals
Company Copyrights	Section 3.13.1
Company Disclosure Schedule	Article 3
Company Material Contract	Section 3.17.1
Company Material Customers	Section 3.25.1
Company Material Suppliers	Section 3.25.2
Company Patents	Section 3.13.1
Company Plans	Section 2.3.1
Company Related Parties	Section 7.2.5
Company Requisite Vote	Section 3.3.3
Company Securities	Section 3.2.1
Company Securities Filings	Section 3.4.1
Company Shareholder Approval	Section 3.3.3
Company Shareholder Meeting	Section 3.5
Company Stock Option	Section 2.3.1
Company Stock Options	Section 2.3.1
Company Trade Secrets	Section 3.13.1
Company Trademarks	Section 3.13.1
Company Transaction Fees	Section 7.3
Contracting Parties	Section 8.11
Copyrights	Section 8.10.38
Covered Seller	Section 5.12.3
D&O Indemnified Parties	Section 5.10.1
D&O Tail Policy	Section 5.10.2
Data Room	Section 8.13
Dual Listing Permit	Section 5.15.1
Annex A-79

Term	Section
EAR	Section 3.15.3
Effect	Section 8.10.13
Effective Time	Section 1.3
Electronic Delivery	Section 8.15
Exchange Agent	Section 2.2.1
Exchange Fund	Section 2.2.1
FCPA	Section 3.15.1
Foreign Plan	Section 3.21.7
Form S-4	Section 3.5
Grants	Section 3.18
ICA Guidelines No. 2/14	Section 5.7.2
ICL	Recitals
IIA	Section 3.12.4
Information Agent	Section 2.2.1
Insurance Policies	Section 3.14
Interim 104H Tax Ruling	Section 5.12.3
Interim Period	Section 5.1
Interim Options Tax Ruling	Section 5.12.2
Investment Center	Section 3.12.4
Israel Prospectus	Section 5.15.1
Israel Prospectus Permit	Section 5.15.1
Israeli Employees	Section 3.22.8
Israeli Sub-Agent	Section 2.2.1
ISA Exemption	Section 5.15.1
ISA Exemption Application	Section 5.15.1
ISA Options Exemption	Section 5.15.3
ISA Options Exemption Application	Section 5.15.3
ITAR	Section 3.15.3
Leased Real Property	Section 3.24.1
Malicious Code	Section 3.13.14
Measurement Date	Section 3.2.1
Merger	Recitals
Merger Consideration	Section 2.1.1(a)
Merger Proposal Merger Sub	Section 5.4.1 Introduction
Merger Sub Board	Recitals
Multiemployer Plan	Section 3.22.3
NASDAQ Notification	Section 5.5.1
Non-Party Affiliate	Section 8.11
Notice of Superior Proposal	Section 5.6.2
Options Tax Ruling	Section 5.12.2
Original Third Party Acquisition Proposal	Section 7.2.2
OurCrowd Loan	Section 5.17
Parent	Introduction
Parent Board	Recitals
Parent Common Stock	Section 2.1.1(a)
Parent Disclosure Schedule	Article 4
Parent Expenses	Section 7.2.3
Parent Financial Statements	Section 4.4
Parent Option	Section 5.2.2
Parent Stock Issuance	Section 5.3.1

Annex A-80

Term	Section
Patents	Section 8.10.38
Payor	Section 2.4.1
Pension Plan	Section 3.21.1
Permits	Section 3.10.15
Personal Property Leases	Section 3.16.3
Proxy Statement	Section 3.5
Real Property Leases	Section 3.24.1
Requisite Regulatory Approvals	Section 6.1.3
Regulatory Approvals	Section 3.10.9
Representatives	Section 5.6.1
Roll Over	Section 5.12.2
Section 14 Arrangement	Section 3.22.8(c)
Section 102 Share Consideration	Section 2.2.2(d)
Senior Employee	Section 5.1.9
Share	Section 2.1.1(a)
Shares	Section 2.1.1(a)
Surviving Corporation	Section 1.1
TASE	Section 3.4.1
Tax Rulings	Section 5.12.4
Termination Date	Section 7.1.2
Termination Fee	Section 7.2.2
Trade Laws	Section 3.15.3
Trademarks	Section 8.10.38
Trade Secrets	Section 8.10.38
VAT	Section 3.12.14
Withholding Drop Date	Section 2.4.2
Withholding Tax Ruling	Section 5.12.4

8.11       Non-Recourse

Except as expressly set forth in any other Transaction Agreement (including, but not limited to, any letter of transmittal), all claims, obligations, Liabilities, or causes of action (whether at law, in equity, in Contract, in tort or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement, may be made only against the parties that are expressly identified in the preamble to this Agreement and the successors and assigns thereof (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future equityholder, incorporator, controlling Person, general or limited partner, member, Affiliate, director, officer, employee, agent, consultant or representative of, and any financial advisor or lender to, any Contracting Party, or any current, former or future equityholder, incorporator, controlling Person, general or limited partner, Affiliate, director, officer, employee, agent, consultant or representative of, and any lender to, any of the foregoing or any of their respective successors, predecessors or assigns (collectively, the “Non-Party Affiliates”), shall have any liability (whether in law or in equity, whether in Contract or in tort or otherwise) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as expressly set forth in any other Transaction Agreement (including, but not limited to, any letter of transmittal)), including any alleged non-disclosure or misrepresentations made by any such Person or as a result of the use or reliance on any information, documents or materials made available by such Person, and, to the maximum extent permitted by Applicable Law, each Contracting Party hereby waives and releases all claims, causes of action, obligations, or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as expressly set forth in any other

Annex A-81

Transaction Agreement (including, but not limited to, any letter of transmittal)) against any such Non-Party Affiliates; provided that, for clarity, no party to any other Transaction Agreement (including, but not limited to, any letter of transmittal) shall be deemed a Non-Party Affiliate with respect to such documents to which it is a party. Without limiting the foregoing, to the maximum extent permitted by Applicable Law, except to the extent otherwise expressly set forth in any other Transaction Agreement (including, but not limited to, any letter of transmittal), Parent disclaims any reliance upon any Non-Party Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. This Section 8.11 shall survive the consummation of the Merger, is intended to benefit and may be enforced by Non-Party Affiliates and shall be binding on all successors and assigns of Parent and the Surviving Entity.

8.12       Specific Performance

Each of the Parties shall have and retain all rights and remedies, at law or in equity, including rights to specific performance and injunctive or other equitable relief, arising out of or relating to a breach or threatened breach of this Agreement, including in the event that this Agreement is terminated due to failure to satisfy a condition or otherwise. Without limiting the generality of the foregoing, the Parties hereby acknowledge and agree that the failure of any Party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other Parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder, without the necessity of posting a bond or other security or proving irreparable harm and without regard to the adequacy of any remedy at Applicable Law. A Party’s right to specific performance and injunctive relief shall be in addition to all other legal or equitable remedies available to such Party.

8.13       Interpretation

When a reference is made in this Agreement to a Section, Exhibit, or Schedule, such reference shall be to a Section, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not in any way affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The terms, “herein,” “hereof,” and “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. The word, “or” shall be inclusive and not exclusive. The phrases “provided to Parent”, “delivered to Parent,” or “made available to Parent” shall be deemed to refer to the posting to the virtual data room hosted by ShareFile and managed by the Company (the “Data Room”) up to noon Eastern Time two (2) Business Days prior to the date of this Agreement. The information contained in this Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule, and any other Schedules or the Exhibits hereto are disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party hereto to any third party of any matter whatsoever (including any violation of Law or breach of Contract). Time is of the essence for each and every provision of this Agreement. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any Consent to be provided by a Party pursuant to this Agreement shall be deemed effective for all purposes of this Agreement if such Consent is provided via email.

8.14       Disclosure Schedules

8.14.1      Parent has set forth certain information in the Parent Disclosure Schedule in a section thereof that corresponds to the Section or portion of a Section of this Agreement to which it relates. A matter set forth in one section of the Parent Disclosure Schedule need not be set forth in any other section of the Parent Disclosure Schedule so long as its relevance to such other section of the Parent Disclosure Schedule or Section of this Agreement is

Annex A-82

reasonably apparent on the face of the text of such disclosure in such Parent Disclosure Schedule or such matter is specifically cross-referenced. Without limiting the generality of the foregoing, the provision of monetary or other quantitative thresholds for disclosure on the Parent Disclosure Schedule does not and shall not be deemed to be an admission or materiality or create or imply a standard of materiality hereunder.

8.14.2      The Company Disclosure Schedule and the Parent Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties, and covenants of the holders of the Shares and the Company, on the one hand, and Parent, on the other hand, respectively, contained in this Agreement. Matters reflected in the Company Disclosure Schedule or Parent Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

8.15       Counterparts

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties to this Agreement and delivered to the other Parties hereto. Any such counterpart delivered as a .pdf, .tif, .gif, .jpeg or similar attachment by electronic mail or by electronic signature delivered by electronic transmission (any such delivery, “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of Electronic Delivery to deliver a counterpart or signature, or the fact that any counterpart or signature was transmitted or communicated through the use of Electronic Delivery, as a defense to the formation of a contract, and each Party hereto forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Signature pages follow]

Annex A-83

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

PARENT
Ondas Holdings Inc.

By:	/s/ Eric A. Brock
Name:	Eric A. Brock
Title:	Chief Executive Officer

MERGER SUB
Talos Ltd., a company under formation

By:	/s/ Eric A. Brock
Name:	Eric A. Brock
Title:	Chief Executive Officer, Parent

COMPANY
Airobotics Ltd.

By:	/s/ Meir Kliner
Name:	Meir Kliner
Title:	CEO

COMPANY
Airobotics Ltd.

By:	/s/ Yishay Curelaru
Name:	Yishay Curelaru
Title:	CFO

Annex A-84

Annex B

Execution Version

CREDIT AND GUARANTY AGREEMENT

among

AIROBOTICS LTD.
as Borrower

and

ONDAS HOLDINGS INC.,
as Lender

Dated as of September 20, 2022

Annex B-i

Annex B-ii

CREDIT and guaranty AGREEMENT

CREDIT AND GUARANTY AGREEMENT, dated as of September 20, 2022 (this “Agreement”), among Airobotics Ltd., a public company organized under the laws of the State of Israel (the “Borrower”), the Guarantors party hereto from time to time and Ondas Holdings Inc., a corporation organized under the laws of Nevada, as lender (the “Lender”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lender extend credit to the Borrower, and the Lender is willing to do so on the terms and conditions set forth herein,

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

Article I
DEFINITIONS

Section 1.1          Defined Terms

As used in this Agreement, terms defined in the preamble to this Agreement have the meanings therein indicated, and the following terms have the following meanings:

“Acquisition Agreement” shall mean that certain Agreement of Merger, dated as of August 4, 2022, by and among Borrower, Lender and Merger Sub (as defined therein), as the same may from time to time be amended, restated, supplemented or otherwise modified in accordance with the terms thereof.

“Acquisition Closing Date” shall have the meaning ascribed to the term “Closing Date” in the Acquisition Agreement.

“Affiliate” shall have the meaning ascribed to it under the Acquisition Agreement.

“Agreement” shall have the meaning set forth in the first paragraph hereof.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption by virtue of such Person being organized or operating in such jurisdiction.

“Applicable Rate” means 6.00% per annum.

“Availability Period” means the period commencing on October 3, 2022 and ending on the Maturity Date.

“Bankruptcy Code” shall mean the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Borrower” shall have the meaning set forth in the first paragraph of this Agreement.

“Borrowing Request” shall have the meaning set forth in Section 2.2(a).

“Business Day” shall mean any day other than a Friday, a Saturday, a Sunday, or any other day on which commercial banks in New York, New York or Israel are required or authorized to be closed.

“Capital Lease” shall mean any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with IFRS.

“Capital Lease Obligations” shall mean the capitalized lease obligations relating to a Capital Lease determined in accordance with IFRS.

“Capital Stock” shall mean (a) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation, and (b) with respect to any Person that is not a corporation, any and all partnership, membership, limited

Annex B-1

liability company or other equity interests of such Person that confer on a Person the right to receive a share of the profits and losses of, or the distribution of assets of, the issuing Person; and in each case, any and all warrants, rights or options to purchase, and all conversion or exchange rights, voting rights, calls or rights of any character with respect to, any of the foregoing, including any rights in respect of any change in the value of any of the foregoing, including stock appreciation rights and similar interests.

“Change of Control” shall mean the occurrence of any of the following: any transaction or series of related transactions involving (a) any direct or indirect acquisition or purchase of (i) twenty percent (20%) or more of the assets (including Capital Stock of the Subsidiaries of Borrower) of Borrower and its Subsidiaries, or (ii) twenty percent (20%) or more of the Capital Stock or other equity interests of Borrower; (b) a tender or exchange offer that, if consummated, would result in a Third Party owning, directly or indirectly, twenty percent (20%) or more of the equity interests of Borrower and its Subsidiaries; or (c) a merger, consolidation, recapitalization, liquidation, dissolution, binding share exchange or other business combination or similar transaction involving Borrower or any Subsidiary of Borrower pursuant to which any Third Party would own, directly or indirectly, twenty percent (20%) or more of the Capital Stock or other equity interests of Borrower, or securities of the surviving entity in a merger or the resulting direct or indirect parent of Borrower or such surviving entity, other than in each case, the transactions contemplated by the Acquisition Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall have the meaning set forth in the Pledge and Security Agreement and which shall for the avoidance of doubt exclude the assets pledged by the Permitted Lien.

“Commitment” shall mean the commitment of the Lender to make Loans hereunder. The aggregate Commitment of the Lender on the Effective Date is $1,500,000.

“Consolidated” shall mean, when used with reference to financial statements or financial statement items of the Borrower or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of IFRS.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound or subject.

“Copyright Licenses” shall mean any agreement, whether written or oral, providing for the grant by or to a Person of any right under any Copyright, now existing or hereafter acquired.

“Copyrights” shall mean all copyrights of the Borrower in all works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Copyright Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise, including any and all renewals thereof.

“Credit Party” shall mean the Borrower and any Guarantor.

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any of the events specified in Section 7.1, whether or not any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domain Name” shall mean a combination of letters and numbers that represents a uniquely identifiable internet protocol address of a World Wide Web internet location.

“Effective Date” shall mean the date on which this Agreement becomes effective pursuant to Section 4.1.

“Event of Default” shall mean any of the events specified in Section 7.1.

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“Excluded Taxes” shall mean, with respect to the Lender, (i) any tax imposed on or measured by the net income or profits of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of the Lender is located or any subdivision thereof or therein, or as a result of a present or former connection between the Lender and the jurisdiction imposing such tax (other than a connection arising by reason of such person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced its rights under, or sold or assigned an interest in this Agreement or any other Loan Document).

“Fiscal Period” shall mean, as at any date of determination, unless otherwise specified, the four (4) consecutive fiscal quarter period ending on such date.

“Governing Body” shall mean the board of directors, board of managers, board of representatives, board of advisors or similar governing or advisory body of each Credit Party.

“Governmental Approvals” shall mean all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, any Governmental Authority.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any central bank or similar monetary or regulatory authority.

“Guarantors” shall mean each Subsidiary identified as a “Guarantor” on the signature pages hereto and any other Subsidiary that becomes a Guarantor after the date hereof pursuant to Section 5.9.

“Guaranty” shall mean the Guaranty made by the Guarantors in favor of the Lender pursuant to Article VIII.

“IIA” means the Israel Innovation Authority or any successor Governmental Authority.

“IIA Approval” means an approval of the IIA of the Lien in favor of the Lender on the IIA-Funded Know-How.

“IIA-Funded Know-How” means the intellectual property forming part of the Collateral that was developed with the support of the IIA, including any rights derived therefrom.

“IIA Rights” means all the rights, powers and privileges of the research committee of the IIA by virtue of the Research Law and/or any instrument of approval granted by the IIA, pursuant to the IIA’s powers under the Research Law.

“IIA Undertaking” means an undertaking granted by the Lender in favour of the IIA in the form required by the IIA in connection with the IIA Approval.

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person upon which interest charges are customarily paid or accrued, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within ninety (90) days of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (f) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (g) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (h) all obligations of such Person with respect to guarantees of Indebtedness of another Person, (i) the principal portion of all Capital Lease Obligations of such Person, (j) the termination value of all hedging or swap obligations of such Person, (k) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (l) all Capital Stock issued by such Person and which by the terms thereof could be (at the

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request of the holders thereof or otherwise) subject to redemption or other acceleration, (m) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, and (n) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer.

“Intellectual Property” shall mean all rights in and to any intellectual or industrial property arising in any jurisdiction, whether registered or unregistered, including Copyrights, Copyright Licenses, Domain Names, Patents, Patent Licenses, Trademarks, Trademark Licenses, Trade Secrets and Software of any Credit Party (other than off-the-shelf software products), all goodwill associated therewith and all rights to sue for infringement thereof and all “intellectual property” (as defined in the UCC).

“Lender” shall have the meaning set forth in the first paragraph of this Agreement.

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge, assignment, hypothecation, security interest or encumbrance of any kind or any arrangement to provide priority or preference or any filing of any financing statement under the UCC or any other similar notice of lien under any similar notice or recording statute of any Governmental Authority, including any easement, right-of-way or other encumbrance on title to property, in each of the foregoing cases whether voluntary or imposed by law; (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; and (c) in the case of securities, any purchase option, purchase right, warrant, call right, voting right, conversion or exchange right or other similar right of a third party with respect to such securities.

“Litigation” shall have the meaning set forth in Section 3.5.

“Loan” shall mean the principal outstanding amount of the loan(s) made by the Lender to the Borrower pursuant to this Agreement.

“Loan Documents” shall mean this Agreement, the Security Documents, and all other agreements, documents, certificates and instruments delivered to the Lender by any Credit Party in connection therewith.

“Material Adverse Effect” shall have the meaning set forth in the Merger Agreement with respect to Borrower and its Subsidiaries (taken as a whole).

“Material Contracts” shall mean any contract, agreement, permit or license, written or oral, of any Credit Party, the failure to maintain or comply with which could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” shall mean the earlier to occur of (i) February 1, 2023 and (ii) the termination of the Acquisition Agreement as a result of a breach or violation of the terms thereof by the Borrower.

“Obligations” shall mean, without duplication all loans, advances, debts, liabilities and obligations, for monetary amounts owing by the Credit Parties to the Lender, or any of their respective assigns, as the case may be, whenever arising, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent, and all covenants and duties regarding such amounts, of any kind or nature, present or future, arising under or in respect of this Agreement, or any Loan Document, as amended or supplemented from time to time, whether or not evidenced by any separate note, agreement or other instrument. The term “Obligations” includes any principal, interest (including interest that accrues after the commencement against any Credit Party of any action under any Debtor Relief Laws), and any and all other expenses, costs, indemnities or other sums (including costs and disbursements of counsel and consultants) due and payable or owing at any time by any Credit Party under any of the Loan Documents.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Organizational Documents” shall mean (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to the Borrower, its articles of association.

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“Patent Licenses” shall mean all agreements, whether written or oral, providing for the grant by or to a Person of any right to manufacture, use or sell any invention covered by a Patent, now existing or hereafter acquired.

“Patents” shall mean (a) all letters patent of the United States or any other country, now existing or hereafter arising, and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof, and (b) all applications for letters patent of the United States or any other country, now existing or hereafter arising, and all provisionals, divisions, continuations and continuations-in-part and substitutes thereof.

“Patriot Act” has the meaning set forth in Section 9.18.

“Permitted Lien” shall mean (i) the Lien granted by the Borrower in favour of Bank Leumi Le’Israel Ltd (“BLL”) over the deposits and income thereof in account number 116130082, branch 682 (and any replacement account) and dated 27 March 2016, to secure the amount of NIS 100,000 owing or which may be owed by the Company to BLL and registered at the Registrar as pledge number 3 against the Borrower, (ii) the IIA Rights solely in respect of IIA-Funded Know How and (iii) any other Lien that may be permitted to be incurred under Section 5.1.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Pledge and Security Agreement” shall mean the Pledge and Security Agreement, dated as of the Effective Date, executed by each Credit Party in favor of the Lender, as the same may from time to time be amended, restated, supplemented or otherwise modified in accordance with the terms hereof or thereof.

“Registrar” shall mean the Israeli Companies Registrar.

“Related Transactions” shall mean the funding of the Loans and the application of the proceeds thereof, the payment of any related transaction costs, fees and expenses and the consummation of any other transaction contemplated hereby or by any of the other Loan Documents, in each case, on the Effective Date.

“Requirement of Law” shall mean, as to any Person, the Organizational Documents of such Person, and each law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Research Law” means the Israeli Encouragement of Research, Development and Technological Innovation in Industry Law, 5744-1984 and the regulations, rules, circulars and guidelines promulgated or published thereunder.

“Responsible Officer” shall mean, the Chief Executive Officer, Chief Financial Officer, or any duly authorized officer of the Borrower.

“Sanctioned Country” shall mean any country subject to a sanctions program identified on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time.

“Sanctioned Person” shall mean (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a natural person permanently residing in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the European Union or Her Majesty’s Treasury of the United Kingdom.

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“Security Documents” shall mean (i) the Pledge and Security Agreement, and (ii) such other documents or instruments executed and delivered in connection with the Collateral or the Liens granted to the Lender with respect thereto, including filings with the Registrar and any UCC financing statements and any Intellectual Property filings.

“Software” shall mean software, including data files, source code, object code, application programming interfaces, databases and other software-related specifications and documentation.

“Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity which owns or controls, directly or indirectly through one or more intermediaries, (a) more than fifty percent (50%) of the Capital Stock of such Person or (b) Voting Stock representing the voting power to elect a majority of the Governing Body of such Person or to direct the management policies and decisions of such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in the Loan Documents shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Taxes” shall have the meaning set forth in Section 2.8(a).

“Third Party” means any Person or group other than Lender or any Affiliate thereof.

“Trade Secrets” shall mean trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory law and common law), business, technical and know-how information, non-public information and confidential information and rights to limit the use or disclosure thereof by any Person.

“Trademark License” shall mean any agreement, whether written or oral, providing for the grant by or to a Person of any right to use any Trademark, now existing or hereafter acquired.

“Trademarks” shall mean all trademarks, trade names, corporate names, company names, business names, fictitious business names, service marks, elements of package or trade dress of goods or services, logos and other source or business identifiers, together with the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, and all renewals thereof.

“Withholding Tax Certificate” shall mean a valid certificate, ruling or any other written instructions regarding Tax withholding, issued by the Israeli Tax Authority, that is applicable to the payments to be made to the Lender under this Agreement stating that either no withholding, or a reduced withholding, of Israeli Tax is required with respect to such payment or providing other instructions regarding such payment or withholding.

“Voting Stock” shall mean Capital Stock issued by any Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of members of such Person’s Governing Body.

Section 1.2          Other Definitional Provisions

(a)       Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings set forth herein when used in the Loan Documents or any certificate or other document made or delivered pursuant hereto.

(b)      The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c)       The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d)      Section, subsection, Schedule and Exhibit references contained in this Agreement shall refer to such Section or subsection of this Agreement or such Schedule or Exhibit to this Agreement, as applicable, unless otherwise specified.

(e)        The words “include”, “includes” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import.

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(f)        The words “writing”, “written” and comparable terms shall refer to printing, typing, computer disk, e-mail and other means of reproducing words in a visible form.

(g)      References to any agreement or contract are to such agreement or contract as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of such Person.

Section 1.3          Accounting Terms

(a)      Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with IFRS applied on a basis consistent with the most recent audited Consolidated financial statements of the Borrower delivered to the Lender.

(b)      The Borrower shall deliver to the Lender at the same time as the delivery of any financial statements given in accordance with the provisions of Sections 5.1(a) and (b), (a) a description in reasonable detail of any change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding fiscal month, fiscal quarter or annual financial statements, as applicable, and (b) a reasonable estimate of the effect on the financial statements on account of such changes in application.

Section 1.4          Computation of Time Periods

All time references in this Agreement and the other Loan Documents shall be to New York, New York time unless otherwise indicated. For purposes of computation of periods of time hereunder, the word “from” shall mean “from and including” and the words “to” and “until” each shall mean “to but excluding.”

Section 1.5          IIA Provision

(a)     The Lender hereby acknowledges that Liens on any IIA-Funded Know-How and the realization thereof are subject to the Research Law. In addition, the Lender hereby acknowledges that (i) the grant of the Lien on any IIA-Funded Know-How will require and will be subject to the IIA Approval and to the execution and delivery by the Lender of an IIA Undertaking and (ii) any realization of a Lien on IIA-Funded Know-How including the sale, assignment or license of the IIA-Funded Know-How and its transfer within the framework of realization procedures under the Loan Documents will require and be subject to the approval of the IIA and to the conditions of the IIA Approval and of the Research Law.

(b)      On August 17, 2022, the Borrower filed a letter with the IIA requesting its approval with respect to the transactions contemplated hereunder and under the Security Documents, pursuant to the IIA’s applicable procedure. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement or the Security Documents, nor the execution hereof or thereof, shall constitute a pledge or charge of any Collateral of the Borrower if such execution, pledge, or charge shall be contrary to IIA regulations, until the Borrower’s receipt of the IIA Approval therefor has been obtained.

Article II
THE LOANS; AMOUNT AND TERMS

Section 2.1          Loans

(a)      Making of the Revolving Loans. Subject to and upon the terms and conditions set forth herein, the Lender hereby establishes in favor of the Borrower a revolving credit facility pursuant to which the Lender agrees to make Loans to the Borrower in Dollars following the Effective Date and from time to time during the Availability Period in an aggregate principal amount not to exceed the Commitment. During the Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Loans in accordance with the terms and conditions of this Agreement; provided, that the Borrower may not borrow or reborrow should there exist a Default or Event of Default.

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Section 2.2          Requests for Borrowings

(a)To request a Loan, the Borrower shall notify the Lender of such request in writing (such request, a “Borrowing Request”) not later than 11:00 a.m., New York City time, five (5) Business Days before the date of the proposed borrowing of the Loan. Each written Borrowing Request shall be signed by the Borrower and irrevocable. The aggregate principal amount of each Borrowing shall not be less than the lesser of $250,000 or the then current available amount of the Commitment. Each such written Borrowing Request shall specify the following information:

(i)        the aggregate amount of such Loan,

(ii)      the requested borrowing date of such Loan, which shall be a Business Day and shall be no earlier than October 3, 2022, and

(iii)     the location and number of the Borrower’s account to which funds are to be disbursed.

Section 2.3          Interest

(a)       Subject to Section 2.3(d) and Section 2.3(e), interest shall accrue on the outstanding principal balance of the Loans from the Effective Date until the principal amount of Loans have been repaid in full at a rate per annum equal to the Applicable Rate. Accrued interest on the Loans shall be payable in cash.

(b)      Determination of Interest Rate. All computations of interest shall be made on the basis of a year of three hundred sixty (360) days and shall be payable for the actual number of days elapsed.

(c)      Interest Payments. Accrued interest on each Loan shall be payable in cash in arrears on the Maturity Date.

(d)      Default Interest. Upon the occurrence and during the continuance of any Event of Default hereunder, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the outstanding principal balance of and, to the extent permitted by law, interest on the Loan and any other amounts owing hereunder or under the other Loan Documents at a rate per annum equal to the interest rate otherwise in effect as set forth in Section 2.3(a) above plus two percent (2.0%), which default rate of interest shall be payable on demand of the Lender. The Lender shall have the right to revoke the imposition of default interest imposed under this Section 2.3(d).

(e)      Maximum Rate. Anything herein to the contrary notwithstanding, the obligations of the Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for, charging, reserving for or receiving such payment of interest by the Lender would be contrary to the provisions of any law applicable to the Lender limiting the highest rate of interest which may be lawfully contracted for, charged, reserved for or received by the Lender, and in such event the Borrower shall pay the Lender interest at the highest rate permitted by applicable law (the “Maximum Lawful Rate”); provided that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by the Lender is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable pursuant to Section 2.3(a) or Section 2.3(d), as the case may be.

Section 2.4          Optional Loan Prepayments

(a)      Prepayment in Full. Upon not less than five (5) days’ prior written notice to the Lender, which notice shall be irrevocable and shall be delivered no later than 12:00 p.m. (New York City time), the Borrower shall have the right to prepay the outstanding principal balance of the Loans in full, together with accrued but unpaid interest thereon and all other amounts then owing under the Loan Documents without any prepayment fee or penalty.

(b)      Partial Prepayments. Upon not less than five (5) days’ prior written notice to the Lender, which notice shall be irrevocable and shall be delivered no later than 12:00 p.m. (New York City time), the Borrower shall have the right to prepay a portion of the outstanding principal balance of the Loans, together with accrued but unpaid interest on the amount prepaid and all other amounts then owing under the Loan Documents without any prepayment fee or penalty.

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Section 2.5          Mandatory Prepayments

(a)If at any time the outstanding Loans exceeds the Commitment, the Borrower shall immediately repay Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount. Each prepayment shall be applied to the Loans to the full extent thereof.

Section 2.6          Pro Rata Treatment and Payments

(a)The outstanding principal amount of all Loans shall be due and payable (together with accrued and unpaid interest thereon) to the Lender on the Maturity Date.

(b)      Subject to Section 2.7, each payment or prepayment made by the Borrower pursuant to this Agreement shall be applied, first, to the payment of any fees, costs or expenses then due and owing by the Credit Parties to the Lender, second, to the payment of accrued but unpaid interest on the outstanding principal balance of the Loans, and third, to the payment of the outstanding principal balance of the Loans.

(c)All payments (including prepayments) to be made by the Borrower on account of principal, interest, fees or other amounts shall be made without defense, setoff, recoupment, counterclaim or deduction of any kind and shall be made to the Lender by wire transfer in immediately available funds not later than 1:00 p.m. (New York City time) on the date due. Any payment received by the Lender after 1:00 p.m. (New York City time) may, in the Lender’s discretion, be deemed to have been received on the immediately succeeding Business Day and any applicable interest thereon shall continue to accrue. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

Section 2.7          Allocation of Payments After Exercise of Remedies

Upon the occurrence and during the continuance of an Event of Default, the Lender may require that any amounts collected or received on account of the Obligations shall be applied in accordance with clauses “FIRST” through “FOURTH” below. Notwithstanding any other provision of this Agreement to the contrary, upon the acceleration of the Obligations in accordance with Section 7.2, all amounts collected or received on account of the Obligations shall be applied as follows:

FIRST, to the payment of all costs and expenses (including fees, expenses and disbursements of counsel and consultants) of the Lender in connection with enforcing its rights under the Loan Documents, exercising any remedies under the Loan Documents or otherwise with respect to the Obligations;

SECOND, to the payment of any outstanding fees owing to the Lender;

THIRD, to the payment of the outstanding principal amount of the Obligations;

FOURTH, to all other Obligations and other obligations which shall have become due and payable under the Loan Documents or otherwise and not repaid pursuant to clause “FIRST” through “THIRD” above; and

FIFTH, the payment of the surplus, if any, to the Borrower or to whomsoever a court of competent jurisdiction shall determine to be entitled thereto.

In carrying out the foregoing, amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category.

Section 2.8          Taxes

(a)       All payments made by the Borrower hereunder other than payments of accrued interest will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any Governmental Authority or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any Excluded Tax). All payments of accrued interest made by the Borrower hereunder will be made subject to tax withholding unless a Withholding Tax Certificate is provided by the Lender to the Borrower prior to the applicable payment. The Borrower will furnish to the Lender as soon as practicable after the date on which the payment of any Taxes is due pursuant to applicable law certified copies (to the extent reasonably available and required by law) of tax

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receipts evidencing such tax withholding and payment by the Borrower to the applicable Governmental Authority. The Lender shall use reasonable efforts to obtain a Withholding Tax Certificate (and the Borrower shall assist with Lender in such efforts) and the Borrower shall be permitted to delay the applicable payment up to 90 Business Days to allow the Lender to obtain such Withholding Tax Certificate.

(b)      For the avoidance of doubt, the Borrower shall be responsible for any excise tax on documents, documentary stamp tax or similar tax owed by the Lender in connection with this Agreement and the other Loan Documents.

(c)      The agreements in this Section 2.8 shall survive the termination of this Agreement and the indefeasible repayment in full in cash of the Obligations.

Article III
REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement and to make the Loans to the Borrower, each of the Credit Parties jointly and severally makes the following representations and warranties to the Lender.

Section 3.1          Corporate Existence

Each of the Credit Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the requisite power and authority and the legal right to own and operate all its material property, to lease the material property it operates as lessee and to conduct the business in which it is currently engaged and has all organizational powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and as currently contemplated to be conducted and (c) is duly qualified to conduct business and is in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification.

Section 3.2          Corporate Power; Authorization; Enforceable Obligations

Each of the Credit Parties has the requisite power and authority to enter into, deliver and perform the Loan Documents to which it is party and has taken all necessary action to authorize the execution, delivery and performance by it of the Loan Documents to which it is party. No consent or authorization of, filing with, notice to or other act by or in respect of any Governmental Authority or any other Person is required in connection with the incurrence of Indebtedness hereunder, with the execution, delivery or performance of any Loan Document by any of the Credit Parties (other than those that have been obtained and are in full force and effect) or with the validity or enforceability of any Loan Document against any Credit Party except for such filings and registrations as are necessary in connection with the perfection of the Liens created by the Loan Documents) . Each Loan Document has been duly executed and delivered on behalf of each Credit Party. Each Loan Document constitutes a legal, valid and binding obligation of each Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 3.3          No Change

Since June 30, 2022, there have been no events, developments, changes or occurrences with respect to the Credit Parties that, individually or in the aggregate, have had or reasonably could be expected to have a Material Adverse Effect.

Section 3.4          Compliance with Laws; No Conflict; No Default

(a)The execution, delivery and performance by each Credit Party of the Loan Documents to which such Credit Party is a party, in accordance with their respective terms, do not and will not (i) require any Governmental Approval (other than (i) the IIA Approval that has been obtained and (ii) such other Governmental Approvals that have been obtained, and in each case, are in full force and effect and are not subject to suspension, revocation or termination) or violate any Requirement of Law relating to such Credit Party, (ii) conflict with, result in a breach of or constitute a default under, or give rise to a right of termination, acceleration or modification of, the Organizational Documents of such Credit Party or any other indenture, agreement, contract or other instrument

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to which such Credit Party is a party or by which any of its properties may be bound, other than in respect of the loan agreement with Our Crowd for which consent has been obtained or any Governmental Approval relating to the Borrower, or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Credit Party, other than Liens permitted under the Acquisition Agreement.

(b)      Each Credit Party (i) has all Governmental Approvals required by law for it to conduct its current business, each of which is in full force and effect, and (ii) is in compliance with each Governmental Approval applicable to it and is in compliance with all other Requirements of Law relating to it or any of its respective properties, except to the extent the failure to have such Governmental Approvals or to comply such Requirements of law could not reasonably be expected to result in a Material Adverse Effect.

(c)None of the Credit Parties is in material default under or with respect to any of its Material Contracts, or any material judgment, order or decree to which it is a party.

(d)      No Default or Event of Default has occurred and is continuing.

Section 3.5          No Litigation

No litigation, investigation or proceeding of or before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, “Litigation”) is pending or, to the knowledge of any Credit Party, threatened in writing by or against any of the Credit Parties or any of their respective properties or revenues which (a) pertains to, or arises in connection with, any of the Loan Documents or any of the transactions contemplated hereby or thereby, (b) could reasonably be expected to have a Material Adverse Effect, or (c) in any manner contests or challenges (i) the validity, legality or enforceability of any of the Loan Documents, or (ii) the performance by any party of its obligations under any of the Loan Documents.

Section 3.6          No Burdensome Restrictions

No Credit Party is a party to any Contractual Obligation or subject to any Requirement of Law or other restriction under its Organizational Documents which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 3.7          Accuracy and Completeness of Information

No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading.

Section 3.8          Intellectual Property

Each Credit Party owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted, except for any case in which the failure to own or license such Intellectual Property could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of each Credit Party, (a) the conduct and operations of the businesses of each Credit Party do not infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property owned by any other Person and (b) no other Person has contested any right, title or interest of any Credit Party in, or relating to, any Intellectual Property, other than, in each case, as cannot reasonably be expected to affect the Loan Documents and the transactions contemplated therein and would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.9          Foreign Assets Control Regulations, Etc.

No Credit Party is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. No Credit Party is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. None of the Credit Parties (a) is a blocked person described in section 1 of the Anti-Terrorism Order or (b) engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

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Section 3.10        Compliance with OFAC Rules and Regulations

No Credit Party or, to the knowledge of any Credit Party, any Affiliate of any Credit Party (i) is a Sanctioned Person, (ii) has more than fifteen percent (15%) of its total assets in Sanctioned Countries, or (iii) derives more than fifteen percent (15%) of its operating income from investments in or transactions with Sanctioned Persons or Sanctioned Countries. No part of the proceeds of the Loans will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to a Sanctioned Person or a Sanctioned Country.

Article IV
CONDITIONS PRECEDENT

Section 4.1          Conditions to Effective Date

This Agreement shall become effective upon, and is subject to, the satisfaction of the following conditions precedent:

(a)      Execution of Loan Agreement and Loan Documents. The Lender shall have received duly executed counterparts of this Agreement and each other Loan Document, in each case, from a duly authorized Responsible Officer of each Credit Party that is a party to such document.

(b)      Authority Documents. The Lender shall have received the following:

(i)       Organizational Documents, Etc. Copies of the articles of association, certificate of incorporation, bylaws and any other organizational documents of each Credit Party, as applicable, certified by a Responsible Officer of such Credit Party to be true and complete and in full force and effect as of the Effective Date, and, in the case of any Credit Party organized in the United States, certified by the appropriate Governmental Authority of its jurisdiction of incorporation or formation, as the case may be, as of a recent date.

(ii)      Resolutions. Copies of authorizing resolutions of the Governing Body of each Credit Party approving and adopting the Loan Documents, the consummation of the Related Transactions and authorizing the execution, delivery and performance thereof by such Credit Party, certified by a Responsible Officer of such Credit Party to be true and complete and in full force and effect as of the Effective Date.

(iii)     Good Standing. A confirmation of status certificate issued by the Registrar with respect to the Borrower, as of a recent date, and, to the extent applicable in the jurisdiction of any other US Credit Party, a certificate of status, certificate of good standing or other analogous certificate in such jurisdiction as to the good standing and status of such US Credit Party.

(iv)     Incumbency. An incumbency certificate of each Credit Party certified by a Responsible Officer of such Credit Party to be true and correct as of the Effective Date.

(c)      Material Contracts. There shall be no default or event or circumstance which, with the giving of notice and/or the passage of time (together with any applicable remedy period), would constitute a termination event under or with respect to any Material Contract.

(d)      Litigation. There shall not exist any pending or, to the knowledge of the Borrower, threatened in writing Litigation, investigation, bankruptcy or insolvency proceeding, injunction, order or claim affecting or relating to the Borrower or its properties or business, this Agreement, the other Loan Documents or the Related Transactions, that has not been settled, dismissed, vacated, discharged or terminated prior to the Effective Date which could be expected to result in a Material Adverse Effect.

(e)      Third Party Consent. The Lender shall have received evidence that all governmental, stockholder, equityholder, member and material third party consents and approvals necessary in connection with this Agreement and the other Loan Documents and the Related Transactions have been obtained and are in full force and effect, including the IIA Approval upon submission by the Lender of the IIA Undertaking.

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(f)      Officer’s Certificate. The Lender shall have received a certificate executed by a Responsible Officer of each Credit Party as of the Effective Date stating that (A) no Default or Event of Default exists, and (B) all representations and warranties contained herein and in the other Loan Documents are true and correct in all material respects.

(g)      Additional Matters. All other documents and legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to the Lender and its counsel.

Section 4.2          Each Credit Event

The obligation of the Lender to make a Loan on the occasion of any borrowing is subject to the satisfaction of the following conditions:

(a)at the time of and immediately after giving effect to such borrowing, no Default or Event of Default shall exist;

(b)      at the time of and immediately after giving effect to such borrowing, all representations and warranties of each Credit Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) as of such earlier date;

(c)the Borrower having submitted the required filing forms, together with this Agreement and the Security Documents, to register the Lien thereunder with the Registrar in favor of the Lender, and provided the Lender with evidence of filing such application, and, subject to and following the Registrar’s approval thereof, the Borrower shall have further provided the Lender with original certificates (or certified copies thereof) of such registration;

(d)      The Borrower shall have delivered the required Borrowing Request.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in sub-Sections (a), (b) and (c) of this Section 4.2.

Article V
COVENANTS

Each Credit Party hereby covenants and agrees that on the Effective Date, and thereafter for so long as this Agreement is in effect and until the indefeasible repayment in full in cash of the Obligations (other than any contingent indemnification obligations for which no claim has been made), such Credit Party shall, and shall cause each of its Subsidiaries, to:

Section 5.1          Conduct of the Business of the Company

(a)Conduct its business as set forth in Section 5.1 of the Acquisition Agreement. Each Credit Party hereby agrees to comply, and to cause its Subsidiaries to comply, with the covenants and obligations set forth Section 5.1 of the Acquisition Agreement which are hereby incorporated herein by reference, mutatis mutandis.

(b)      In no event shall any Credit Party sell, transfer, lease or otherwise dispose of any assets to any Subsidiary that is not a Credit Party as of the date of such sale, transfer, lease or disposition.

Section 5.2          Use of Proceeds

Use the proceeds of the Loans to finance the ongoing operations of the Borrower and its Subsidiaries and, subject to the prior written consent of the Lender, upon the Borrower’s request, to pay off the loan pursuant to that certain loan agreement dated as of May 19, 2022, executed by the Borrower and OurCrowd, in each case during the period from the Effective Date to the Acquisition Closing Date.

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Section 5.3          Anti-Corruption Laws and Sanctions. Not request any Loan, or use, and or make available to its Subsidiaries and its or their respective directors, officers, employees and agents, the proceeds of any Loan (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent such activities, business or transaction are not prohibited by any Sanctions applicable to the Borrower or any of its Subsidiaries, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.4          Maintenance of Property; Insurance

(a)In the case of any material loss, damage to or destruction of the Collateral of any Credit Party or any part thereof, such Credit Party, whether or not the insurance proceeds, if any, received on account of such damage or destruction shall be sufficient for that purpose, at such Credit Party’s cost and expense, will promptly repair or replace the Collateral of such Credit Party so lost, damaged or destroyed unless such Credit Party shall have reasonably determined that such repair or replacement of the affected Collateral is not economically feasible or is not deemed in the best business interest of such Credit Party.

(b)      The Lender may acting reasonably purchase insurance at the Credit Parties’ expense to protect the Lender’s interests, including interests in the Credit Parties’ properties. This insurance may, but need not, protect the Credit Parties’ interests. The coverage that the Lender purchases may not pay any claim that any Credit Party makes or any claim that is made against such Credit Party in connection with said property. The applicable Credit Party may later cancel any insurance purchased by the Lender, but only after providing the Lender with evidence that such Credit Party has obtained insurance as required by this Agreement. If the Lender purchases insurance, the Credit Parties will be responsible for the costs of that insurance, including interest and any other charges the Lender may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance shall be added to the Obligations, which costs may be more than the cost of insurance that the Credit Parties may be able to obtain on their own.

Section 5.5          Inspection of Property; Books and Records

(a)Keep proper books of records and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its businesses and activities in conformity with IFRS and all Requirements of Law.

(b)      Subject to applicable law, permit, during regular business hours and upon reasonable notice by the Lender, the Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time, upon reasonable notice and as often as may reasonably be desired, and to discuss the business, operations, properties and financial and other condition of the Credit Parties with officers and employees of the Credit Parties and with their independent certified public accountants; provided that, unless an Event of Default shall have occurred and be continuing, no more than one (1) such visit, inspection and examination under this Section 5.5 shall be conducted at Borrower’s expense during any fiscal year.

Section 5.6          Notices

Give immediate written notice to the Lender, of the occurrence of an event or condition consisting of a Default or Event of Default and give prompt (but in no event later than five (5) Business Days after any Credit Party obtains actual knowledge thereof) written notice of the occurrence of any of the following to the Lender:

(a)    the occurrence of any breach, non-performance, default or event of default under any Contractual Obligation of any of the Credit Parties which could reasonably be expected to have a Material Adverse Effect;

(b)      any Litigation or any investigation or proceeding affecting any of the Credit Parties which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c)any notice of any material violation of any Requirement of Law received by any of the Credit Parties from any Governmental Authority; if an adverse resolution thereof could reasonably be expected to have a Material Adverse Effect

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(d)      any attachment, judgment, lien, levy or order that may be assessed against or threatened against any of the Credit Parties other than Liens permitted under the Acquisition Agreement which could reasonably be expected to have a Material Adverse Effect; and

(e)any other development, condition, circumstance or event which could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the applicable Credit Party proposes to take with respect thereto. In the case of any notice of a Default or Event of Default, such notice shall specify that such notice is a Default or Event of Default notice on the face thereof and refer to the applicable section of this Agreement under which such Default or Event of Default has occurred.

Section 5.7          Compliance with Law

Comply with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its property, except to the extent noncompliance with any such law, rule, regulation, order or restriction could not reasonably be expected to have a Material Adverse Effect.

Section 5.8          Pledged Assets

(a)Cause the Collateral, including without limitation one hundred percent (100%) of the Capital Stock in each of its direct Subsidiaries as of the date hereof, to be subject at all times once filed and registered, to a first priority perfected Lien in favor of the Lender pursuant to the Security Documents, it being understood and agreed that the same will be subject to the restrictions set out in Section 1.5(a) above.

(b)      Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable Requirement of Law, or which the Lender may reasonably request, to comply with the terms of this Agreement and the other Loan Documents, and provide to the Lender, from time to time upon request, evidence reasonably satisfactory to the Lender as to the validity, perfection and priority of the Liens created or intended to be created by the Loan Documents.

Section 5.9           Additional Guarantors. Cause each of its Subsidiaries that is not a Guarantor as of the date hereof to, upon the written request of the Lender promptly (and in any event within ten (10) calendar days of such request) (i) become a Guarantor hereunder by way of execution of a joinder agreement in form and substance satisfactory to the Lender and (ii) to grant to the Lender pursuant to the Security Documents, a perfected security interest in any Collateral of such new Guarantor, in each case, to the extent that such Subsidiary acquires or otherwise obtains rights in any assets with a fair market value, in the aggregate, exceeding $50,000. In connection therewith, the Credit Parties shall give notice to the Lender not less than five (5) calendar days after such Subsidiary acquires or otherwise obtains rights in any assets with a fair market value, in the aggregate, exceeding $50,000. In connection with the foregoing, the Credit Parties shall deliver to the Lender, with respect to each new Guarantor, to the extent applicable, all such joinders, instruments, documents or agreements as the Lender may reasonably request.

Article VI [Reserved]

Article VII
EVENTS OF DEFAULT

Section 7.1          Events of Default

An Event of Default shall exist upon the occurrence of any of the following specified events (each, an “Event of Default”):

(a)      Payment Default. Any Credit Party shall fail to (i) pay within one (1) Business Day of its due date (whether by scheduled maturity, required prepayment, acceleration or otherwise) any principal of any Loan in accordance with the terms hereof, or (ii) pay, within five (5) Business Days of its due date, any interest, fees or other amounts on any Loan in accordance with the terms hereof.

Annex B-15

(b)      Misrepresentation. Any representation or warranty made or deemed made in this Agreement or in any other Loan Document or the Acquisition Agreement or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any Loan Document or the Acquisition Agreement shall prove to have been incorrect, false or misleading in any material respect (or in any respect with respect to any representation or warranty qualified by materiality) on or as of the date made or deemed made.

(c)      Covenant Default. Any Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in (i) Sections 5.1, 5.2, 5.3, 5.6, 5.7 or (ii) Section Section 5.9 and such failure under this clause (ii) shall continue unremedied for a period of 10 (ten) days after its occurrence (iii) any other Section or Article of this Agreement not specifically set forth in clauses (i) and (ii) above and such failure under this clause (iii) shall continue unremedied for a period of 30 (thirty) days after its occurrence (provided, that the delivery of a notice of the relevant Default or Event of Default at any time shall cure such Event of Default under Section 5.6 arising from the failure to timely deliver notice of such Default or Event of Default).

(d)      Debt Cross-Default. Any Credit Party shall default in (i) the payment when due (whether by scheduled maturity, required prepayment, acceleration or otherwise) in respect of any material Indebtedness (other than the Obligations) after giving effect to any applicable grace or cure period as originally provided by the terms of such Indebtedness or (ii) the timely observance or performance of any term, condition, covenant or agreement relating to any such Indebtedness or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries), in the case any other such Indebtedness, to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity.

(e)      Bankruptcy Default. (i) Any Credit Party shall (x) commence any case, proceeding or other action (A) under any Debtor Relief Law or any existing or future law of any Governmental Authority relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to have an order for relief entered with respect to it, or seeking to have it judged bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or (y) make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Credit Party any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against any Credit Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) any Credit Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) any Credit Party shall generally not, shall be unable to or shall admit in writing its inability to pay its debts as they become due.

(f)      Judgment Default. One or more (i) monetary judgments, orders, decrees or arbitration awards shall be entered against any one or more of the Credit Parties involving an aggregate liability of $100,000 or more (excluding any amounts that are covered by insurance and for which the issuer of such insurance policy has acknowledged coverage) or (ii) non-monetary judgments, orders or decrees shall be entered against any one or more of the Credit Parties which has or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and, in either case, the same shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within forty-five (45) days from the date of entry thereof.

(g)      Change of Control. A Change of Control shall have occurred.

(h)      Failure of Loan Documents. This Agreement or any other Loan Document or any provision hereof or thereof shall cease to be in full force and effect or to give the Lender the rights, powers and privileges purported to be created and granted thereby, or any Credit Party or any Person acting by or on behalf of any Credit Party shall deny, repudiate or disaffirm such Person’s obligations under this Agreement or any other Loan Document, or a proceeding shall be commenced by any Credit Party or any other Person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability of any Loan Document.

Annex B-16

(i)      Validity of Liens. Any Lien purported to be created by any Security Document shall cease to be in full force and effect, or any Security Document shall cease to grant to the Lender the Liens, rights, powers and privileges purported to be created and granted under such Security Document (including a perfected first priority Lien on all of the Collateral (except as otherwise expressly provided in such Security Document)), or any Credit Party shall assert or allege that such Liens are not valid, perfected first priority Liens (except as otherwise expressly provided in this Agreement or such Security Document) on all or any part of the Collateral covered thereby.

(j)      Prohibit to Conduct Business. Any Credit Party shall be prohibited or otherwise restrained from conducting its business in any manner that has or could reasonably be expected to result in a Material Adverse Effect by virtue of any determination, ruling, decision, decree or order of any court or Governmental Authority of competent jurisdiction.

Section 7.2          Acceleration; Remedies

Upon the occurrence and during the continuance of any Event of Default, the Lender may take any or all of the following actions: (i) declare the outstanding principal balance of the Loans (with accrued but unpaid interest thereon) and all other amounts owing under this Agreement to be immediately due and payable forthwith, without presentment, demand, protest or other notice of any kind to any Credit Party (each of which is hereby expressly waived by each Credit Party), whereupon the same shall immediately become due and payable; and (ii) exercise all of its rights and remedies under this Agreement, the other Loan Documents and applicable Requirements of Law; provided that, upon the occurrence of an Event of Default of the type described in Section 7.1(e), the outstanding principal balance of the Loans (with accrued but unpaid interest thereon) and all other amounts owing under this Agreement shall be immediately due and payable without further action by the Lender.

Section 7.3          Rights Not Exclusive

The rights of the Lender provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

Article VIII
GUARANTY

Section 8.1              The Guaranty. Each of the Guarantors hereby jointly and severally guarantees to the Lender as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations is not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or the other documents relating to the Obligations, the obligations of each Guarantor under this Agreement and the other Loan Documents shall not exceed an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under applicable Debtor Relief Laws.

Section 8.2              Obligations Unconditional. The obligations of the Guarantors under Section 8.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 8.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article VIII until such time as the Obligations have been paid in full

Annex B-17

and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)        at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b)        any of the acts mentioned in any of the provisions of any of the Loan Documents or any other document relating to the Obligations shall be done or omitted;

(c)        the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or any other document relating to the Obligations shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)        any Lien granted to, or in favor of, the Lender as security for any of the Obligations shall fail to attach or be perfected; or

(e)        any of the Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever and any requirement that the Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other document relating to the Obligations or against any other Person under any other guarantee of, or security for, any of the Obligations.

Section 8.3              Reinstatement. The obligations of each Guarantor under this Article VIII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by the Lender, whether as a result of any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify the Lender on demand for all reasonable costs and expenses (including the fees, charges and disbursements of outside counsel) incurred by the Lender in connection with such rescission or restoration, including any such out-of-pocket costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

Section 8.4              Certain Additional Waivers. Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 8.2 and through the exercise of rights of contribution pursuant to Section 8.6.

Section 8.5              Remedies. The Guarantors agree that, to the fullest extent permitted by Law, as between the Guarantors, on the one hand, and the Lender, on the other hand, the Obligations may be declared to be forthwith due and payable as specified in Section 7.1 (and shall be deemed to have become automatically due and payable in the circumstances specified in Section 7.1) for purposes of Section 8.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 8.1. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lender may exercise their remedies thereunder in accordance with the terms thereof.

Section 8.6              Rights of Contribution. The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until the Obligations have been paid in full and the Commitments have terminated.

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Section 8.7              Guarantee of Payment; Continuing Guarantee. The guarantee in this Article VIII is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to the Obligations whenever arising.

Article IX
MISCELLANEOUS

Section 9.1          Amendments and Waivers

Neither this Agreement nor any of the other Loan Documents, nor any terms hereof or thereof, may be amended, supplemented, waived or modified unless in writing and signed by the Lender and the Borrower. In the case of any waiver, the Borrower and the Lender shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereto.

Section 9.2          Notices

Except as otherwise provided in Article II, all notices, requests, claims, demands, consents, approvals and other communications under this Agreement shall be in writing and shall be deemed given or made (a) as of the date delivered, if delivered personally, (b) as of the date transmitted, if sent by email (provided that no notice is received by the electronic mail sender indicating that such electronic mail was undeliverable or otherwise not delivered), or (c) one (1) Business Day after being sent by a nationally recognized overnight courier (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Lender, to:

Ondas Holdings Inc.

411 Waverley Oaks Road

Suite 114

Waltham, MA 02452

E-Mail: eric.brock@ondas.com

Attention: Eric A. Brock

with copies to (which shall not constitute notice):

Akerman LLP

201 E. Las Olas Suite 1800

Fort Lauderdale, Florida 33301

Email: martin.burkett@akerman.com; christina.russo@akerman.com

Attention:  Martin G. Burkett

     Christina Russo

And

Pearl Cohen Zedek Latzer Baratz

Azrieli Sarona Tower, 53rd Floor

121 Menachem Begin Road

Tel-Aviv

Israel

E-Mail: ybaratz@pearlcohen.com

Attention: Yael Baratz

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if to the Borrower or any other Credit Party, to:

Modi’in Street 8, Petah Tikva, 4969107

Telephone: +972 (3) 5374946

Fax: +972 (77) 3180393

E-mail: yishayc@airoboticsdrones.com

Attention: Yishay Curelaru

with copies to (which shall not constitute notice):

Herzog, Fox and Neeman

Herzog Tower

6 Yitzhak Sadeh Street

Tel Aviv, Israel 6777506

Email:       meidary@herzoglaw.co.il; yacubg@herzoglaw.co.il

Attention: Yuval Meidar, Adv.; Gilad Yacubovich, Adv.

Section 9.3          No Waiver; Cumulative Remedies

No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 9.4          Survival of Representations and Warranties

All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the other Loan Documents, the making of the Loans.

Section 9.5          Payment of Expenses and Taxes; Indemnification

The Credit Parties agree (a) to the extent requested by the Lender in the event of the termination of the Acquisition Agreement as a result of a breach or violation of the terms thereof by the Borrower, to pay or reimburse the Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation, printing and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, together with the fees and disbursements of counsel and consultants to the Lender, (b) to pay or reimburse the Lender for all costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other document, including the fees and disbursements of counsel and consultants to the Lender, (c) on demand, to pay, indemnify, and hold the Lender harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Loan Documents and any such other documents, (d) to defend, indemnify and hold harmless the Lender, and its Affiliates and their respective employees, agents, officers and directors (“Indemnified Parties”), from and against any and all (i) claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Requirement of Law or other law applicable to the operations of the Credit Parties or any of its assets or properties, or any orders, requirements or demands of any Governmental Authority related thereto, including the fees and disbursements of counsel and consultants, investigation and laboratory fees, response costs, court costs and litigation expenses, (e) to pay, indemnify and hold the Lender and its Affiliates, employees, officers and directors harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the use, or proposed use, of the proceeds of the Loans, and (f) to pay, indemnify and hold the Lender and its Affiliates, employees, officers and directors harmless from and

Annex B-20

against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to (i) the use, or proposed use, of the proceeds of the Loans, (ii) the transactions contemplated hereby or by the other Loan Documents, (iii) any breach or violation of any representation, warranty, covenant or agreement set forth in any of the Loan Documents and (iv) the execution, delivery, enforcement, performance and administration of the Loan Documents (all of the foregoing, collectively, the “Indemnified Liabilities”); provided that no Credit Party shall have any obligation hereunder to the Indemnified Parties with respect to any Indemnified Liabilities arising from the gross negligence or willful misconduct of the Indemnified Parties, as finally determined by a court of competent jurisdiction. The agreements in this Section 9.5 shall survive the indefeasible payment in full in cash of the Obligations.

Section 9.6          Successors and Assigns; Participations

(a)This Agreement shall be binding upon and inure to the benefit of the Borrower, the other Credit Parties and the Lender and its successors and assigns, except that the Credit Parties may not assign or transfer any of its respective rights or obligations under this Agreement or the other Loan Documents without the prior written consent of the Lender. The Lender may not assign or transfer any of its respect rights or obligations under this Agreement or other Loan Documents without the prior written consent of the Borrower.

Section 9.7          Adjustments; Set-off

(a)In addition to any rights and remedies of the Lender provided by law (including other rights of set-off), the Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon the occurrence and during the continuance of any Event of Default, to setoff and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held by or owing to the Lender or any branch or agency thereof to or for the credit or the account of the Borrower or any other Credit Party, or any part thereof in such amounts as the Lender may elect, against and on account of the Obligations of the Borrower and the other Credit Parties to the Lender hereunder and claims of every nature and description of the Lender against the Borrower, in any currency, whether arising hereunder, under any other Loan Document, as the Lender may elect, whether or not the Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The aforesaid right of set-off may be exercised by the Lender against the Borrower and any other Credit Party, or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of the Borrower, any other Credit Party or against anyone else claiming through or against the Borrower or any such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by the Lender prior to the occurrence of any Event of Default.

Section 9.8          Table of Contents and Section Headings

The table of contents and the Article, Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Agreement.

Section 9.9          Counterparts

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Lender.

Section 9.10        Severability

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Annex B-21

Section 9.11        Integration

This Agreement and the other Loan Documents represent the agreement of the Borrower, the other Credit Parties and the Lender with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Borrower, the other Credit Parties or the Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

Section 9.12        Governing Law

This Agreement and the Pledge and Security Agreement and the rights and obligations of the parties hereunder and thereunder shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Section 9.13        Consent to Jurisdiction and Service of Process

Any legal action or proceeding with respect to this Agreement or any other Loan Document shall be brought in the courts of the State of New York in New York County or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, each Credit Party accepts, for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Agreement from which no appeal has been taken or is available. Each Credit Party irrevocably agrees that all service of process in any such proceedings in any such court may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 9.2 or at such other address of which the Lender shall have been notified pursuant thereto, such service being hereby acknowledged by each Credit Party to be effective and binding service in every respect. Each Credit Party and the Lender irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in any such jurisdiction. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of the Lender to bring proceedings against any Credit Party in the court of any other jurisdiction. Notwithstanding the foregoing, (i) liens in IIA-Funded Know-How shall be subject to the exclusive jurisdiction of the courts of the State of Israel and (ii) any legal action or proceeding of any kind or description based upon, arising out of or relating to the Research Law, IIA Rights, the IIA Approval or the pledge of any IIA-Funded Know-How or the realization of any such pledge shall be subject to the exclusive jurisdiction of the applicable courts of the State of Israel and each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such legal action or proceeding may be heard and determined in such courts.

Section 9.14        Confidentiality

(a)The Lender agrees that, without the prior consent of the Borrower, it will not disclose any information with respect to any Credit Party which is furnished pursuant to this Agreement, any other Loan Document or any documents contemplated by or referred to herein or therein and which is designated by the Borrower to the Lender in writing as confidential or as to which it is otherwise reasonably clear such information is not public, except that the Lender may disclose any such information (a) to its employees (who reasonably need to know such information), Affiliates (who reasonably need to know such information), auditors and counsel or to another Lender, (b) as has become generally available to the public other than by a breach of this Section 9.14, (c) as may be required or appropriate in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over the Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or the OCC or the NAIC or similar organizations (whether in the United States or elsewhere) or their successors, (d) as may be required or appropriate in response to any summons or subpoena or any law, order, regulation or ruling applicable to the Lender, (e) in connection with any suit, action or proceeding for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies or interests under or in connection with the Loan Documents, (f) to a Person that is an investor or prospective investor in a Securitization (as defined below) that agrees that its access to information regarding the Borrower, the Loans and the other Obligations is solely for purposes of evaluating an investment in such Securitization, subject to such Person signing a customary non-disclosure undertaking if not already bound by contractual or legal obligations of confidentiality, (g) to a Person that is a trustee, collateral manager, servicer, noteholder or secured party in a Securitization in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization, subject to such Person signing a customary non-disclosure undertaking if not already bound by contractual or legal obligations of

Annex B-22

confidentiality, or (h) to a nationally recognized rating agency that requires access to information regarding the Credit Parties, the Loans, the other Obligations and Loan Documents in connection with ratings issued with respect to a Securitization. For purposes of this Section, “Securitization” shall mean a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Loans, the other Obligations or the Loan Documents.

(b)      The Credit Parties agree, and agree to to cause its Affiliates, (i) except to the extent required by applicable law or regulations not to transmit or disclose any provision of any Loan Document to any Person (other than in connection with any action required hereunder or to such Credit Party’s directors, advisors, counsel, accountants and officers on a need-to-know basis), in any such case without the Lender’s prior written consent which may be given or withheld in the Lender’s discretion, and (ii) to inform all such Persons of the confidential nature of the Loan Documents and to direct them not to disclose the same to any other Person and to require each of them to be bound by these provisions. The Lender reserves the right to review and approve all materials that any Credit Party or any of its Affiliates prepares that contain the Lender’s name or describe any Loan Document, any of the terms thereof or any of the transactions contemplated thereby except to the extent such disclosure is required by law. The Borrower may disclose the names of the Lender, the aggregate principal amount of the Loans outstanding and other principal terms of the Loan Documents. Nothing contained in any Loan Document is intended to permit or authorize any Credit Party or any of its Affiliates to contract on behalf of the Lender.

(c)Notwithstanding the foregoing, the Credit Parties agree that the Lender or any Affiliate of the Lender may (i) disclose a general description of transactions arising under the Loan Documents and the other Loan Documents for advertising, marketing or other similar purposes, and (ii) use any Credit Party’s name, logo or other indicia germane to such party in connection with such advertising, marketing or other similar purposes. The obligations of the Lender under this Section 9.14 shall supersede and replace the obligations of the Lender under any confidentiality agreement in respect of the financing evidenced hereby executed and delivered by the Lender prior to the date hereof.

Section 9.15        Acknowledgments

The Borrower and the other Credit Party’s hereby acknowledges that:

(a)    it has been advised by counsel in the negotiation, execution and delivery of each Loan Document;

(b)      this Agreement and each of the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Credit Parties and the Lender and is the product of all parties hereto, and, accordingly, this Agreement and the other Loan Documents shall not be construed against the Lender merely because of any such party’s involvement in the preparation of such documents and agreements; and

(c)       the Lender has no fiduciary relationship with or duty to the Credit Parties arising out of or in connection with this Agreement and the relationship between the Lender, on one hand, and the Credit Parties, on the other hand, in connection herewith is solely that of debtor and creditor.

Section 9.16        Waivers of Jury Trial

EACH CREDIT PARTY AND THE LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 9.17        Patriot Act Notice

The Borrower shall provide such information and take such actions as are reasonably requested by the Lender in order to assist the Lender in maintaining compliance with the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”).

Annex B-23

Section 9.18        Waiver of Liability; Waiver of Consequential Damages

Each Credit Party (a) agrees that the Lender (and any of its directors, officers, employees, attorneys or agents in their respective capacities as such) shall have no liability to such Credit Party (whether sounding in tort, contract or otherwise) for losses or costs suffered or incurred by such Credit Party in connection with or in any way related to the transactions contemplated or the relationship established by any Loan Document, or any act, omission or event occurring in connection herewith or therewith, except for actual losses resulting directly from the Lender’s own gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction; and (b) waives, releases and agrees not to sue upon any claim against the Lender (or its directors, officers, employees, attorneys or agents in their respective capacities as such) whether sounding in tort, contract or otherwise, except for claims for actual losses resulting directly from the Lender’s own gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction. Moreover, whether or not such damages are related to a claim that is subject to the waiver effected above and whether or not such waiver is effective, the Lender (and any of its directors, officers, employees, attorneys or agents in their respective capacities as such) shall have no liability with respect to (and each Credit Party hereby waives, releases and agrees not to sue upon any claim for) any special, indirect, consequential or punitive damages suffered by such Credit Party in connection with or in any way related to the transactions contemplated or the relationship established by any Loan Document, or any act, omission or event occurring in connection herewith or therewith.

Remainder of Page Intentionally Left Blank. Signature Pages Follow.

Annex B-24

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

BORROWER:	AIROBOTICS LTD.
By: /s/ Meir Kliner /s/ Yishay Curelaru
By: Meir Kliner and Yishay Curelaru
Title: CEO and CFO
GUARANTORS:	AIROBOTICS, INC.
By: /s/ Meir Kliner /s/ Yishay Curelaru
By: Meir Kliner and Yishay Curelaru
Title: CEO and CFO

[Signature Page to Credit Agreement]

Annex B-25

LENDER:	ONDAS HOLDINGS INC.
By: /s/ Eric Brock
	Name:	Eric Brock
	Title:	Chief Executive Officer

[Signature Page to Credit Agreement]

Annex B-26

Annex C

Execution Version

PLEDGE AND SECURITY AGREEMENT

THIS PLEDGE AND SECURITY AGREEMENT (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Security Agreement”) is entered into as of September 20, 2022 by and among AIROBOTICS LTD, a public company organized under the laws of the State of Israel (the “Borrower”), and each other entity identified as a “Grantor” on the signature pages hereto (together with the Borrower, each a “Grantor”, and collectively, the “Grantors”), and ONDAS HOLDINGS INC., a corporation organized under the laws of Nevada (the “Lender”).

PRELIMINARY STATEMENT

WHEREAS, pursuant to that certain Credit and Guaranty Agreement (as amended, restated, amended and restated, supplemented, increased, refinanced, replaced and/or otherwise modified in writing from time to time, the “Credit Agreement”) dated as of the date hereof by and among the Borrower, the other Guarantors identified therein and the Lender, the Lender has agreed to make a revolving credit facility available to the Borrower upon the terms and subject to the conditions set forth therein; and

WHEREAS, the obligations of the Lender to extend such credit is conditioned upon, among other things, the execution and delivery of this Agreement. The Credit Parties will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lender to extend such credit. Accordingly, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1              Terms Defined in Credit Agreement. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

1.2              Terms Defined in UCC. Terms defined in the UCC which are not otherwise defined in this Security Agreement are used herein as defined in the UCC.

1.3              Definitions of Certain Terms Used Herein. As used in this Security Agreement, in addition to the terms defined in the Preliminary Statement, the following terms shall have the following meanings:

“Article” means a numbered article of this Security Agreement, unless another document is specifically referenced.

“Excluded Deposit Account” means (a) deposit accounts the balance of which consists exclusively of (i) withheld income taxes and federal, state, or local employment taxes required to be paid to the Internal Revenue Service or state or local government agencies with respect to employees of any of the Grantors, and (ii) amounts required to be paid over to an employee benefit plan on behalf of or for the benefit of employees of any Grantor; (b) all segregated deposit accounts constituting (and the balance of which consists solely of funds set aside in connection with) payroll accounts, trust accounts, and accounts dedicated to the payment of accrued employee benefits, medical, dental, and employee benefits claims to employees of any of the Grantors or of any customer of any of the Grantors; (c) zero balance accounts and (d) the account of the Borrower at Bank Leumi Le’Israel Ltd numbered 116130082, branch 682 (and any replacement account thereof), but only up to the amount of NIS 100,000.

“Collateral” shall have the meaning set forth in Article II.

Annex C-1

“Control” shall have the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC.

“Control Agreement” means a control agreement, in form and substance satisfactory to the Lender, among any Grantor, a bank or financial institution holding such Grantor’s funds in an account of any kind (including any Securities Account or Deposit Account (other than any Excluded Deposit Accounts)), and the Lender, pursuant to which the Lender shall have Control over such accounts and the funds and other items held therein.

“Excluded Assets” means (i) any General Intangible or License (A) that prohibits or requires the consent of any Person other than the Credit Parties and their Affiliates which has not been obtained as a condition to the creation by such Grantor of a Lien on any right, title or interest in such General Intangible or License related thereto, (B) to the extent that any Requirement of Law applicable thereto prohibits the creation of a Lien thereon or (C) to the extent that a Lien granted thereon would cause such Grantor’s rights in or with respect to such General Intangible or License to be forfeited or to become void, voidable, terminable or revocable, or would cause such Grantor to have breached, violated or defaulted in respect thereof and the consent of the applicable third party thereto (if any) has not been obtained, but only, with respect to the prohibition in clauses (A), (B) and (C), to the extent, and for as long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC or any other Requirement of Law, (ii) any Farm Products or as-extracted collateral of any Grantor, (iii) any leasehold interests of any Grantor or any real property owned by any Grantor, (iv) any motor vehicles of any Grantor, (v) those assets as to which the Lender determines in its sole discretion that the cost, difficulty, burden or consequences of obtaining such a security interest is excessive in relation to the benefit to be afforded thereby and (vi) any Excluded Deposit Accounts.

“IP Security Agreement” means an IP Security Agreement, by and between any Grantor and the Lender, in the form of Exhibit A hereto.

“Licenses” means, with respect to any Person, all of such Person’s right, title, and interest in and to (a) any and all licensing agreements or similar arrangements in and to its Patents, Copyrights, or Trademarks, (b) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including damages and payments for past and future breaches thereof, and (c) all rights to sue for past, present, and future breaches thereof.

“Pledged Collateral” means all Instruments, Securities and other Investment Property of the Grantors, whether or not evidenced by a certificate.

“Receivables” means the Accounts, Chattel Paper, Documents, Investment Property, Instruments and any other rights or claims to receive money which are General Intangibles or which are otherwise included as Collateral.

“Section” means a numbered section of this Security Agreement, unless another document is specifically referenced.

“Secured Obligations” means the Obligations.

“Stock Rights” means all dividends, instruments or other distributions and any other right or property which the Grantors shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any Capital Stock constituting Collateral, any right to receive any Capital Stock and any right to receive earnings, in which the Grantors now have or hereafter acquire any right, issued by an issuer of such Capital Stock.

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, the Lender’s Lien on any Collateral.

Annex C-2

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II
GRANT OF SECURITY INTEREST

To secure the prompt payment and performance of the Secured Obligations, each Grantor hereby pledges, assigns and grants to the Lender, a security interest in all of its right, title and interest in, to and under all personal property and other assets, whether now owned by or owing to, or hereafter acquired by or arising in favor of such Grantor (including under any trade name or derivations thereof), and whether owned or consigned by or to, or leased from or to, such Grantor, and regardless of where located (all of which will be collectively referred to as the “Collateral”), including:

(i)         all Accounts;

(ii)        all Chattel Paper;

(iii)       all Copyrights, Patents and Trademarks;

(iv)       all Documents;

(v)        all Equipment;

(vi)       all Fixtures;

(vii)      all General Intangibles;

(viii)     all Goods;

(ix)       all Instruments;

(x)        all Inventory;

(xi)       all Investment Property;

(xii)      all Commercial Tort Claims

(xiii)     all cash or cash equivalents;

(xiv)     all letters of credit, Letter-of-Credit Rights and Supporting Obligations;

(xv)       all Deposit Accounts and Securities Accounts with any bank or other financial institution;

(xvi)      and all accessions to, substitutions for and replacements, proceeds (including Stock Rights), insurance proceeds and products of the foregoing, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing;

Notwithstanding the foregoing, the Collateral shall not include any Excluded Assets, provided, that “Excluded Assets” shall not include any Proceeds, substitutions or replacements of Excluded Assets (unless such Proceeds, substitutions or replacements would constitute Excluded Assets). Moreover, the Lien is subject to the terms of the IIA Approval and the IIA Undertaking.

Subject to the foregoing, under Israeli law, the Borrower is hereby granting the Lender a first-ranking floating charge over all of the Company’s present and future assets, whether now existing or hereafter created (including without limitation, intellectual property), and a first-ranking fixed charge over the Company’s intellectual property, equipment and other fixed assets (the “Fixed Charge”) — in each case excluding the Excluded Assets. For the avoidance of doubt, the Fixed Charge does not extend to any cash in the Borrower’s Deposit Accounts.

Annex C-3

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Each Grantor represents and warrants to the Lender that:

3.1              Title, Perfection and Priority. Such Grantor has good and valid rights in or the power to transfer the Collateral and title to the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens except for Liens granted to the Lender hereunder and/or pursuant to the other Security Documents and Permitted Liens, and has full power and authority to grant to the Lender the security interest in such Collateral pursuant hereto. When a UCC-1 financing statement has been filed against such Grantor in the appropriate office in the location listed on Schedule 3.1, the Lender will have a fully perfected first priority security interest in any Collateral in which a security interest may be perfected by filing a UCC-1 financing statement. In respect of the Borrower, contemporaneously with the signing of this Agreement, the Borrower shall execute the filings substantially in the forms attached hereto as Schedule 3.1 and provide the same to the Lender for filing, along with any additional documents reasonably requested by the Lender for filing and registration with the Registrar and any other registry applicable to any of the Collateral. The Borrower hereby empowers the Lender to make such registrations at the time and place it deems fit.

3.2              Type and Jurisdiction of Organization, Organizational and Identification Numbers, Principal Location. The type of entity of such Grantor, its state or country of organization and, to the extent applicable, the organizational number issued to it by its state of organization and its federal employer identification number are set forth on Schedule 3.2. Such Grantor’s mailing address and the location of its principal place of business or its chief executive office is disclosed on Schedule 3.2 and such Grantor has no other places of business as of the date hereof except those set forth on Schedule 3.2.

3.3              Collateral Locations. All of such Grantor’s Collateral (other than Inventory that is in transit) is kept at the locations listed on Schedule 3.3. All of said locations are owned by such Grantor except for locations (i) which are leased by such Grantor as lessee and designated as such on Schedule 3.3 and (ii) at which Inventory is held in a public warehouse or is otherwise held by a bailee or on consignment and designated as such on Schedule 3.3.

3.4              Deposit Accounts. All of such Grantor’s Deposit Accounts and Securities Accounts are listed on Schedule 3.4, which schedule sets forth the account name, account number, account purpose and name and address of each depository.

3.5              Exact Names. Schedule 3.5 sets forth a true and complete list of the exact name of each Grantor, as such name appears in such Grantor’s organizational documents. Except as set forth on Schedule 3.5, such Grantor has not, during the past five years (or such shorter period as such Grantor has been in existence), been known by or used any other corporate or fictitious name, or been a party to any merger or consolidation, or been a party to any acquisition.

3.6              [Reserved].

3.7              [Reserved].

3.8              Intellectual Property. Schedule 3.8 sets forth a true and complete list of any registered Patent, Trademark or Copyright owned by such Grantor. This Security Agreement and the IP Security Agreements are effective to create a valid and continuing Lien on such Grantor’s Patents, Trademarks and Copyrights that are registered or recorded in the United States, if any, and, upon the filing of appropriate financing statements in the offices listed on Schedule 3.1 and, if applicable, this Security Agreement or any IP Security Agreement with the United States Copyright Office and/or the United States Patent and Trademark Office, the Lender shall have fully perfected first priority Lien in all of such Grantor’s Patents, Trademarks and Copyrights that are registered or recorded in the United States.

3.9              No Financing Statements, Security Agreements. No financing statement or security agreement describing all or any portion of the Collateral which has not lapsed or been terminated naming such Grantor as debtor has been filed or is of record in any jurisdiction except for financing statements or security agreements naming the Lender as the secured party or with respect to Permitted Liens.

Annex C-4

3.10            Pledged Collateral.

(a)         Schedule 3.11 sets forth a true and complete list of all Pledged Collateral owned by such Grantor. Such Grantor is the direct, sole beneficial owner and sole holder of record of the Pledged Collateral listed on Schedule 3.11, free and clear of any Liens, except for the Lien granted to the Lender hereunder and Permitted Liens. Such Grantor further represents and warrants that (i) all Pledged Collateral owned by it constituting Capital Stock has been duly authorized, validly issued and is fully paid and non-assessable, (ii) upon the execution and delivery by such Grantors of this Security Agreement, when any Pledged Collateral that is a Security is delivered to the Lender, or its designee, in accordance with this Security Agreement, the Lender have a valid and perfected first priority Lien on such Pledged Collateral secure the prompt and complete payment and performance of the Secured Obligations, (iii) all such Pledged Collateral, if any, held by a securities intermediary is covered by a Control Agreement and (iv) all Pledged Collateral which represents Indebtedness owed to such Grantor has been duly authorized, authenticated or issued and delivered by the issuer of such Indebtedness, is the legal, valid and binding obligation of such issuer and such issuer is not in default thereunder.

(b)         In addition, (i) to each Grantor’s knowledge, none of the Pledged Collateral owned by such Grantor has been issued or transferred in violation of any securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject, (ii) there are existing no options, warrants, calls or commitments of any character whatsoever relating to such Pledged Collateral or which obligate the issuer of any Capital Stock included in the Pledged Collateral to issue additional Capital Stock and (iii) no consent, approval, authorization or other action by, and no giving of notice to, or filing with, any Governmental Authority or any other Person is required for the pledge by such Grantor of such Pledged Collateral pursuant to this Security Agreement or for the execution, delivery and performance of this Security Agreement by such Grantor, or for the exercise by the Lender of the voting or other rights provided for in this Security Agreement or for the remedies in respect of the Pledged Collateral pursuant to this Security Agreement except for any filings necessary to perfect the Liens in favor of the Lender.

(c)         Except as set forth in Schedule 3.11, such Grantor owns 100% of the issued and outstanding Capital Stock which constitutes Pledged Collateral owned by it, and none of the Pledged Collateral which represents Indebtedness owed to such Grantor is subordinated in right of payment to other Indebtedness or subject to the terms of an indenture.

ARTICLE IV
COVENANTS

From the date of this Security Agreement, and thereafter until the indefeasible payment in full in cash of the Secured Obligations (other than any contingent indemnification obligations for which no claim has been made) and this Security Agreement is terminated, each Grantor agrees that:

4.1              General.

(a)         Collateral Records. Such Grantor will maintain complete and accurate books and records with respect to the Collateral owned by it, and furnish to the Lender, such reports relating to such Collateral as the Lender shall from time to time request.

(b)         Authorization to File Financing Statements; Ratification. Such Grantor hereby authorizes the Lender to file, and if requested will deliver to the Lender, all financing statements and other documents and take such other actions as may from time to time be reasonably requested by the Lender in order to maintain a first priority perfected security interest in and, if applicable, Control of, the Collateral owned by such Grantor. Any financing statement filed by the Lender may be filed in any filing office in any UCC jurisdiction and may (i) indicate such Grantor’s Collateral (1) as all assets of the Grantor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC or such jurisdiction, or (2) by any other description which reasonably approximates the description contained in this Security Agreement, and (ii) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including whether such Grantor is an organization, the type of organization and any organization identification number issued to such Grantor. Such Grantor agrees to furnish any such information to the Lender promptly upon request. Such Grantor ratifies its authorization for the Lender to have filed in any UCC jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

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(c)         Further Assurances. Such Grantor will, if so requested by the Lender, furnish to the Lender, as often as the Lender reasonably requests, statements and schedules further identifying and describing the Collateral owned by it and such other reports and information in connection with its Collateral as the Lender may reasonably request, all in such detail as the Lender may reasonably specify. Such Grantor agrees to take any and all actions necessary to defend title to the Collateral against all persons and to defend the security interest of the Lender in its Collateral and the priority thereof against any Lien not expressly permitted to be senior in priority under this Security Agreement or under the Credit Agreement.

(d)         Disposition of Collateral; Liens. Such Grantor will not sell, lease or otherwise dispose of the Collateral owned by it except for dispositions permitted by the Credit Agreement. Such Grantor will not create, incur or suffer to exist any Lien on the Collateral owned by it except Permitted Liens.

(e)         Maintenance of Perfected Security Interest. Such Grantor shall maintain the Lien created by this Security Agreement as a perfected security interest having at least the priority described in Section 3.1 and shall defend such security interest against the claims and demands of all Persons whomsoever.

(f)          Other Financing Statements. Such Grantor will not authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral owned by it except in connection with any Permitted Lien. Such Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement without the prior written consent of the Lender, subject to such Grantor’s rights under Section 9-509(d)(2) of the UCC.

(g)         Locations. Such Grantor will not (i) maintain any Collateral owned by it at any location other than those locations listed on Schedule 3.3, (ii) otherwise change, or add to, such locations without the Lender’s prior written consent as required by the Credit Agreement, or (iii) change its principal place of business or chief executive office from the location identified on Schedule 3.2, other than as permitted by the Credit Agreement.

(h)         Compliance with Terms. Such Grantor will perform and comply with all obligations in respect of the Collateral owned by it and all agreements to which it is a party or by which it is bound relating to such Collateral.

4.2              Receivables.

(a)         Delivery of Invoices. Upon an Event of Default which is continuing, such Grantor will deliver to the Lender immediately upon its reasonable request duplicate invoices with respect to each Account owned by it bearing such language of assignment as the Lender shall specify.

(b)         Disclosure of Counterclaims on Receivables. If (i) any discount, credit or agreement to make a rebate or to otherwise reduce the amount owing on any Receivable owned by such Grantor not in the ordinary course of business exists or (ii) if, to the knowledge of such Grantor, any dispute, setoff, claim, counterclaim or defense exists or has been asserted or threatened with respect to any such Receivable which could reasonably be expected to have a Material Adverse Effect, such Grantor will promptly notify the Lender in writing.

(c)         Electronic Chattel Paper. At the request of the Lender, such Grantor shall take all steps reasonably necessary to grant the Lender Control of all electronic chattel paper in accordance with the UCC and all “transferable records” as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act.

4.3              [Reserved].

4.4              Delivery of Instruments, Securities, Chattel Paper and Documents. Such Grantor will (a) deliver to the Lender, or its designee, immediately upon execution of this Security Agreement, the originals of any and all Chattel Paper, Securities and Instruments constituting Collateral owned by it, (b) hold in trust for the Lender upon receipt and immediately thereafter deliver to the Lender, or its designee, any such Chattel Paper, Securities and Instruments constituting Collateral acquired by it at any time after the Effective Date, and (c) upon the Lender’s request, deliver to the Lender, or its designee, (and thereafter hold in trust for the Lender upon receipt and immediately deliver to the Lender) any Document evidencing or constituting Collateral.

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4.5              Uncertificated Pledged Collateral. Such Grantor will permit the Lender from time to time to cause the appropriate issuers (and, if held with a securities intermediary, such securities intermediary) of uncertificated securities or other types of Pledged Collateral owned by it not represented by certificates to mark their books and records with the numbers and face amounts of all such uncertificated securities or other types of Pledged Collateral not represented by certificates and all rollovers and replacements therefor to reflect the Lien of the Lender granted pursuant to this Security Agreement. With respect to any Pledged Collateral owned by it, such Grantor will take any actions reasonably necessary to cause (a) the issuers of uncertificated securities which are Pledged Collateral and (b) any securities intermediary which is the holder of any such Pledged Collateral, to take such actions and execute such documents and instruments as may be necessary for the Lender to have and retain Control over such Pledged Collateral. Without limiting the foregoing, at the request of the Lender, such Grantor will, with respect to any such Pledged Collateral held with a securities intermediary, cause such securities intermediary to enter into a Control Agreement with the Lender. Notwithstanding the foregoing, each Grantor that is a partnership or a limited liability company (i) confirms that the terms of the equity interests issued by it provide that each such equity interest is a Security within the meaning of Article 8 of the UCC, (ii) agrees that it will take no action to cause or permit any such equity interest to fail to constitute a Security, (iii) agrees that such equity interests will at all times be evidenced by a certificate and (iv) agrees that such Grantor will (and the applicable Grantor that holds such equity interest hereby instructs such Grantor to) comply with instructions originated by the Lender without further consent by such Grantor.

4.6              Pledged Collateral.

(a)         Registration of Pledged Collateral. Such Grantor will permit any registerable Pledged Collateral owned by it to be registered in the name of the Lender or its nominee at any time at the option of the Lender upon the occurrence and during the continuation of an Event of Default.

(b)         Exercise of Rights in Pledged Collateral.

(i)          Subject to clause (ii) below, such Grantor shall have the right to exercise all voting rights or other rights relating to the Pledged Collateral owned by it for all purposes not inconsistent with this Security Agreement, the Credit Agreement or any other Loan Document; provided that no vote or other right shall be exercised or action taken (x) which would have the effect of impairing the rights of the Lender in respect of such Pledged Collateral or the value of such Pledged Collateral or (y) which would violate the terms of this Security Agreement or any other Loan Document.

(ii)         Such Grantor will permit the Lender or its nominee at any time after the occurrence and during the continuation of an Event of Default, without notice, to exercise all voting rights or other rights relating to the Pledged Collateral owned by it, including exchange, subscription or any other rights, privileges or options pertaining to any Equity Interest or Investment Property constituting such Pledged Collateral as if it were the absolute owner thereof.

(iii)       So long as no Event of Default has occurred and is continuing, such Grantor shall be entitled to collect and receive for its own use all cash dividends and interest paid in respect of the Pledged Collateral owned by it to the extent not in violation of the Credit Agreement.

4.7              Intellectual Property.

(a)         Such Grantor will use its best efforts to secure all consents and approvals necessary or appropriate for the assignment to or benefit of the Lender of any License which is not an Excluded Asset held by such Grantor and to enforce the security interests granted under any Security Documents, including any IP Security Agreement.

(b)         Such Grantor shall notify the Lender promptly if it knows that any application or registration relating to any Patent, Trademark or Copyright (now or hereafter existing) may become abandoned or dedicated, or of any materially adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court) regarding such Grantor’s ownership of any Patent, Trademark or Copyright, its right to register the same or to keep and maintain the same.

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(c)         If a Grantor, either directly or through any agent, employee, licensee or designee, files an application for the registration of any Patent, Trademark or Copyright with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency , it shall provide the Lender with written notice thereof promptly thereafter, and, upon request of the Lender, such Grantor shall execute and deliver an IP Security Agreement or any other security agreements as the Lender may reasonably request to evidence the Lender’s first priority security interest on such Patent, Trademark or Copyright, and the General Intangibles of such Grantor relating thereto or represented thereby.

(d)         Such Grantor shall take all actions necessary in such Grantor’s reasonable business judgment to maintain and pursue each application, to obtain the relevant registration and to maintain the registration of each of its Patents, Trademarks and Copyrights (now or hereafter existing), including the filing of applications for renewal, affidavits of use, affidavits of non-contestability and opposition and interference and cancellation proceedings.

(e)         Such Grantor shall promptly sue for infringement, misappropriation or dilution, and recover any and all damages for such infringement, misappropriation or dilution, and shall take such other actions as such Grantor shall deem appropriate in its reasonable business judgment under the circumstances to protect any Patent, Trademark or Copyright that is material to the conduct of its business.

4.8              Commercial Tort Claims; Letter-of-Credit Rights. Such Grantor shall promptly, and in any event within five (5) Business Days after the same is acquired by it, notify the Lender of any Commercial Tort Claim or Letter-of-Credit Rights acquired by it and, upon the request of the Lender, shall execute and deliver any and all agreements, documents and instruments as are necessary to grant to the Lender a first priority security interest in such Commercial Tort Claim or Letter-of-Credit Rights.

4.9              Federal, State or Municipal Claims. Such Grantor will promptly notify the Lender of any Collateral which constitutes a claim against the United States government or any state or local government or any instrumentality or agency thereof, the assignment of which claim is restricted by federal, state or municipal law.

4.10            No Interference. Such Grantor agrees that it will not interfere with any right, power and remedy of the Lender provided for in this Security Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise by the Lender of any one or more of such rights, powers or remedies.

4.11             Control Agreements. At the request of the Lender, such Grantor will provide to the Lender upon the establishment of any Deposit Account (other than any Excluded Deposit Account) or Securities Account a Control Agreement duly executed on behalf of the financial institution holding such Deposit Account or Securities Account of such Grantor.

4.12            Change of Name or Location; Change of Fiscal Year. Such Grantor shall not (a) change its name as it appears in official filings in the state of its incorporation or organization, (b) change its chief executive office, principal place of business, mailing address, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case, unless the Lender shall have received at least fifteen (15) days’ prior written notice of such change.

ARTICLE V
REMEDIES

5.1              Remedies.

(a)         Upon the occurrence and during the continuation of an Event of Default that is continuing, the Lender may exercise any or all of the following rights and remedies:

(i)          those rights and remedies specifically provided in this Security Agreement, the Credit Agreement or any other Loan Document; provided that this Section 5.1(a) shall not be understood to limit any rights or remedies available to the Lender prior to an Event of Default;

(ii)those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable law (including any law governing the exercise of a bank’s right of setoff or bankers’ lien) when a debtor is in default under a security agreement;

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(iii)       the right to give notice of sole control or any other instruction under any Control Agreement and take any action with respect to such Collateral;

(iv)        without notice, demand or advertisement of any kind to any Grantor or any other Person, enter the premises of any Grantor where any Collateral is located (through self-help and without judicial process) to collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at any Grantor’s premises or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Lender may deem commercially reasonable; and

(v)         concurrently with notice to the applicable Grantor, transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon and to otherwise act with respect to the Pledged Collateral as though the Lender was the outright owner thereof.

(b)         The Lender may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(c)         The Lender shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right of equity redemption, which equity redemption the Grantor hereby expressly releases.

(d)         Until the Lender is able to effect a sale, lease, or other disposition of Collateral, the Lender shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or its value or for any other purpose deemed appropriate by the Lender. The Lender may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Lender’s remedies (for the benefit of the Lender), with respect to such appointment without prior notice or hearing as to such appointment.

(e)         Notwithstanding the foregoing, the Lender shall not be required to (i) make any demand upon, or pursue or exhaust any of their rights or remedies against, any Grantor, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Obligations or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral.

(f)          Each Grantor recognizes that the Lender may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof. Each Grantor also acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Lender shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit any Grantor or the issuer of the Pledged Collateral to register such securities for public sale under the Securities Act of 1933, as amended, or under applicable state securities laws, even if the applicable Grantor and the issuer would agree to do so.

5.2              Grantor’s Obligations Upon Event of Default. Upon the request of the Lender after the occurrence and during the continuation of an Event of Default, each Grantor will:

(a)         assemble and make available to the Lender the Collateral and all books and records relating thereto at any place or places specified by the Lender, whether at a Grantor’s premises or elsewhere;

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(b)         permit the Lender, by the Lender’s representatives and agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, to remove all or any part of the Collateral or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay the Grantor for such use and occupancy;

(c)         prepare and file, or cause an issuer of Pledged Collateral to prepare and file, with any applicable government agency, registration statements, a prospectus and such other documentation in connection with the Pledged Collateral as the Lender may request, all in form and substance satisfactory to the Lender, and furnish to the Lender, or cause an issuer of Pledged Collateral to furnish to the Lender , any information regarding the Pledged Collateral in such detail as the Lender may specify;

(d)         take, or cause an issuer of Pledged Collateral to take, any and all actions necessary to register or qualify the Pledged Collateral to enable the Lender, or its designee, to consummate a public sale or other disposition of the Pledged Collateral; and

(e)         at its own expense, cause the independent certified public accountants then engaged by each Grantor to prepare and deliver to the Lender, at any time, and from time to time, promptly upon the Lender’s request, the following reports with respect to the applicable Grantor: (i) a reconciliation of all Accounts; (ii) an aging of all Accounts; (iii) trial balances; and (iv) a test verification of such Accounts.

5.3              Grant of Intellectual Property License. For the purpose of enabling the Lender to exercise the rights and remedies under this Article V at such time as the Lender shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby (a) grants to the Lender, for the benefit of the Lender, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to any Grantor) to use, license or sublicense any Intellectual Property rights now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof and (b) irrevocably agrees that the Lender may sell any of such Grantor’s Inventory directly to any person, including persons who have previously purchased the Grantor’s Inventory from such Grantor and in connection with any such sale or other enforcement of the Lender’s rights under this Security Agreement, may sell Inventory which bears any Trademark owned by or licensed to such Grantor and any Inventory that is covered by any Copyright owned by or licensed to such Grantor and the Lender may finish any work in process and affix any Trademark owned by or licensed to such Grantor and sell such Inventory as provided herein.

ARTICLE VI
ACCOUNT VERIFICATION; ATTORNEY IN FACT; PROXY

6.1              Account Verification. The Lender may at any time, after an Event of Default has occurred and is continuing in the Lender’s own name, in the name of a nominee of the Lender, or in the name of any Grantor communicate (by mail, telephone, facsimile or otherwise) with the account debtors of any such Grantor, parties to contracts with any such Grantor and obligors in respect of Instruments of any such Grantor to verify with such Persons, to the Lender’s satisfaction, the existence, amount, terms of, and any other matter relating to, Accounts, Instruments, Chattel Paper, payment intangibles and/or other Receivables.

6.2              Authorization for Secured Party to Take Certain Action.

(a)         Each Grantor irrevocably authorizes the Lender at any time and from time to time in the sole discretion of the Lender and appoints the Lender as its attorney in fact, upon the occurrence and during the continuation of an Event of Default (i) to execute on behalf of such Grantor as debtor and to file financing statements necessary or desirable in the Lender’s sole discretion to perfect and to maintain the perfection and priority of the Lender’s security interest in the Collateral, (ii) to endorse and collect any cash proceeds of the Collateral, (iii) to file a carbon, photographic or other reproduction of this Security Agreement, any IP Security Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which does not add new collateral or add a debtor) in such offices as the Lender in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Lender’s security interest in the Collateral, (iv) to contact and enter into one or more agreements with the issuers of uncertificated securities which are Pledged Collateral or with securities intermediaries holding Pledged Collateral as

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may be necessary or advisable to give the Lender Control over such Pledged Collateral, (v) to apply the proceeds of any Collateral received by the Lender to the Secured Obligations as provided in this Security Agreement or any other Loan Document, (vi) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens as are specifically permitted hereunder), (vii) to contact account debtors for any reason, (viii) to demand payment or enforce payment of the Receivables in the name of the Lender or such Grantor and to endorse any and all checks, drafts, and other instruments for the payment of money relating to the Receivables, (ix) to sign such Grantor’s name on any invoice or bill of lading relating to the Receivables, drafts against any account debtor of the Grantor, assignments and verifications of Receivables, (x) to exercise all of such Grantor’s rights and remedies with respect to the collection of the Receivables and any other Collateral, (xi) to settle, adjust, compromise, extend or renew the Receivables, (xii) to settle, adjust or compromise any legal proceedings brought to collect Receivables, (xiii) to prepare, file and sign such Grantor’s name on a proof of claim in bankruptcy or similar document against any account debtor of such Grantor, (xiv) to prepare, file and sign such Grantor’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables, (xv) to change the address for delivery of mail addressed to such Grantor to such address as the Lender may designate and to receive, open and dispose of all mail addressed to such Grantor, and (xvi) to do all other acts and things necessary to carry out the purposes of this Security Agreement; and such Grantor agrees to reimburse the Lender on demand for any payment made or any expense incurred by the Lender in connection with any of the foregoing; provided that this authorization shall not relieve such Grantor of any of its obligations under this Security Agreement or under the Credit Agreement.

(b)         All acts of said attorney or designee are hereby ratified and approved. The powers conferred on the Lender, under this Section 6.2 are solely to protect the Lender’s interests in the Collateral and shall not impose any duty upon the Lender to exercise any such powers.

6.3              Proxy. EACH GRANTOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS THE LENDER AS ITS PROXY AND ATTORNEY-IN-FACT, EXERCISABLE UPON THE OCCURRENCE AND DURING THE CONTINUATION OF AN EVENT OF DEFAULT, WITH RESPECT TO ITS PLEDGED COLLATERAL, INCLUDING THE RIGHT TO VOTE SUCH PLEDGED COLLATERAL, WITH FULL POWER OF SUBSTITUTION TO DO SO. IN ADDITION TO THE RIGHT TO VOTE ANY SUCH PLEDGED COLLATERAL, THE APPOINTMENT OF THE LENDER AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE THE RIGHT, UPON THE OCCURRENCE AND DURING THE CONTINUATION OF AN EVENT OF DEFAULT, TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF SUCH PLEDGED COLLATERAL WOULD BE ENTITLED (INCLUDING GIVING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, CALLING SPECIAL MEETINGS OF SHAREHOLDERS AND VOTING AT SUCH MEETINGS). SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY SUCH PLEDGED COLLATERAL ON THE RECORD BOOKS OF THE ISSUER THEREOF) BY ANY PERSON (INCLUDING THE ISSUER OF SUCH PLEDGED COLLATERAL OR ANY OFFICER OR AGENT THEREOF), UPON THE OCCURRENCE AND DURING THE CONTINUATION OF AN EVENT OF DEFAULT.

6.4              Nature of Appointment; Limitation of Duty. THE APPOINTMENT OF THE LENDER AS PROXY AND ATTORNEY-IN-FACT IN THIS ARTICLE VI IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE DATE ON WHICH THIS SECURITY AGREEMENT IS TERMINATED IN ACCORDANCE WITH SECTION 8.14. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, NEITHER THE LENDER, NOR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL HAVE ANY DUTY TO EXERCISE ANY RIGHT OR POWER GRANTED HEREUNDER OR OTHERWISE OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO, EXCEPT IN RESPECT OF DAMAGES ATTRIBUTABLE SOLELY TO THEIR OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION; PROVIDED THAT, IN NO EVENT SHALL THEY BE LIABLE FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.

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ARTICLE VII
RESERVED

ARTICLE VIII
GENERAL PROVISIONS

8.1              Waivers. Each Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to the Grantors, addressed as set forth in Article IX, at least ten (10) days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made. To the maximum extent permitted by applicable law, each Grantor waives all claims, damages and demands against the Lender arising out of the repossession, retention or sale of the Collateral, except such as arise solely out of the gross negligence or willful misconduct of the Lender as finally determined by a court of competent jurisdiction. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Lender, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Security Agreement or otherwise. Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest or any notice of any kind in connection with this Security Agreement or any Collateral.

8.2              Limitation on Lender’s Duty with Respect to the Collateral. The Lender shall have no obligation to prepare the Collateral for sale. The Lender shall use reasonable care with respect to the Collateral in its possession or under its control. the Lender shall have no other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Lender, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. To the extent that applicable law imposes duties on the Lender to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it is commercially reasonable for the Lender (i) to fail to incur expenses deemed significant by the Lender to prepare Collateral for disposition or otherwise to transform raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as such Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Lender against risks of loss, collection or disposition of Collateral or to provide to the Lender a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Lender, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Lender in the collection or disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this Section 8.2 is to provide non-exhaustive indications of what actions or omissions by the Lender would be commercially reasonable in the Lender’s exercise of remedies against the Collateral and that other actions or omissions by the Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 8.2. Without limitation upon the foregoing, nothing contained in this Section 8.2 shall be construed to grant any rights to any Grantor or to impose any duties on the Lender that would not have been granted or imposed by this Security Agreement or by applicable law in the absence of this Section 8.2.

8.3              Compromises and Collection of Collateral. The Grantors and the Lender recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered

Annex C-12

with respect to a Receivable. In view of the foregoing, each Grantor agrees that the Lender may at any time and from time to time, if an Event of Default has occurred and is continuing, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Lender in its sole discretion shall determine or abandon any Receivable, and any such action by the Lender shall be commercially reasonable so long as the Lender acts in good faith based on information known to it at the time it takes any such action.

8.4              Secured Party Performance of Debtor Obligations. Without having any obligation to do so, the Lender may perform or pay any obligation which any Grantor has agreed to perform or pay in this Security Agreement and the Grantors shall reimburse the Lender for any amounts paid by the Lender pursuant to this Section 8.4. The Grantors’ obligation to reimburse the Lender pursuant to the preceding sentence shall be a Secured Obligation payable on demand.

8.5              Specific Performance of Certain Covenants. Each Grantor acknowledges and agrees that a breach of any of the covenants contained in this Security Agreement will cause irreparable injury to the Lender, that the Lender have no adequate remedy at law in respect of such breaches and therefore agrees, without limiting the right of the Lender to seek and obtain specific performance of other obligations of the Grantors contained in any other Loan Document, that the covenants of the Grantors contained in this Security Agreement shall be specifically enforceable against the Grantors.

8.6              Interpretation. This Security Agreement is the result of negotiations among and has been reviewed by counsel to the Grantors and the Lender and is the product of all parties hereto. Accordingly, this Security Agreement and the other Loan Documents shall not be construed against the Lender merely because of such party’s involvement in the preparation of such documents and agreements

8.7              No Waiver; Amendments; Cumulative Remedies. No delay or omission of the Lender to exercise any right or remedy granted under this Security Agreement shall impair such right or remedy or be construed to be a waiver of any Default or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this Security Agreement whatsoever shall be valid unless in writing signed by the Lender. All rights and remedies contained in this Security Agreement or by law afforded shall be cumulative and all shall be available to the Lender until the Secured Obligations have been indefeasibly paid in full.

8.8              Limitation by Law; Severability of Provisions. All rights, remedies and powers provided in this Security Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Security Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Security Agreement invalid, unenforceable or not entitled to be recorded or registered, in whole or in part. Any provision in any this Security Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Security Agreement are declared to be severable.

8.9              Reinstatement. This Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference”, “fraudulent conveyance”, or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

8.10            Benefit of Agreement. The terms and provisions of this Security Agreement shall be binding upon and inure to the benefit of the Grantors, the Lender and its successors and assigns (including all persons who become bound as a debtor to this Security Agreement), except that no Grantor shall have the right to assign its rights or delegate its obligations under this Security Agreement or any interest herein, without the prior written consent of the Lender

Annex C-13

and that the Lender shall not have the right to assign its rights under this Security Agreement, without the prior written consent of the Borrower. No sales of participations, assignments, transfers, or other dispositions of any agreement governing the Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to the Lender hereunder.

8.11            Survival of Representations. All representations and warranties of the Grantors contained in this Security Agreement shall survive the execution and delivery of this Security Agreement.

8.12            Taxes and Expenses. The Grantors shall reimburse the Lender for any and all out-of-pocket expenses and internal charges (including attorneys’, auditors’ and accountants’ fees) paid or incurred by the Lender in connection with the preparation, execution, delivery, administration, collection and enforcement of this Security Agreement and in the audit, analysis, administration, collection, preservation or sale of the Collateral (including the expenses and charges associated with any periodic or special audit of the Collateral to the extent permitted by the Credit Agreement), in each case in accordance with the terms of Section 9.5 of the Credit Agreement. Any and all costs and expenses incurred by the Grantors in the performance of actions required pursuant to the terms hereof shall be borne solely by the Grantors.

8.13            Headings. The title of and section headings in this Security Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Security Agreement.

8.14            Termination. This Security Agreement shall continue in effect until all of the Secured Obligations have been indefeasibly paid and performed in full (other than any contingent indemnification obligations for which no claim has been made) and no Commitments of the Lender which would give rise to any Secured Obligations are outstanding. Upon any such termination, the Lender will, at the applicable Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination, including a letter addressed to the Registrar.

8.15            Entire Agreement. This Security Agreement, the other Loan Documents and the Acquisition Agreement embody the entire agreement and understanding between the Grantors and the Lender relating to the Collateral and supersedes all prior agreements and understandings between the Grantors and the Lender relating to the Collateral.

8.16            CHOICE OF LAW. THIS SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK.

8.17            CONSENT TO JURISDICTION. EACH GRANTOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT AND EACH GRANTOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE LENDER TO BRING PROCEEDINGS AGAINST ANY GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY GRANTOR AGAINST THE LENDER OR ANY AFFILIATE OF THE LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK. Notwithstanding the foregoing, (i) liens on IIA-Funded Know-How shall be subject to the exclusive jurisdiction of the courts of the State of Israel and (ii) any legal action or proceeding of any kind or description based upon, arising out of or relating to the Research Law, IIA Rights, the IIA Approval or the pledge of any IIA-Funded Know-How or the realization of any such pledge shall be subject to the exclusive jurisdiction of the applicable courts of the State of Israel and each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such legal action or proceeding may be heard and determined in such courts.

Annex C-14

8.18            WAIVER OF JURY TRIAL. EACH GRANTOR AND THE LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

8.19            Indemnity. Each Grantor hereby agrees to indemnify the Lender, and their respective successors, assigns, agents and employees, from and against any and all liabilities, damages, penalties, suits, costs, and expenses of any kind and nature (including all reasonably and properly incurred expenses of litigation or preparation therefor whether or not the Lender is a party thereto) imposed on, incurred by or asserted against the Lender, or their respective successors, assigns, agents and employees, in any way relating to or arising out of this Security Agreement, or the manufacture, purchase, acceptance, rejection, ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of any Collateral (including latent and other defects, whether or not discoverable by the Lender or any Grantor, and any claim for Patent, Trademark or Copyright infringement) except in respect of any such liabilities, damages, penalties, suits, costs, and expenses of any kind and nature due to the Lender’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

8.20            Affirmation. Each Grantor hereby reaffirms, as of the date hereof Date, (i) the covenants and agreements made by such Grantor contained in each Loan Document to which it is a party and (ii) its continuing pledges and other grants of Liens in respect of the Secured Obligations pursuant to any Security Document, in each case, as such covenants, agreements and other provisions may be modified, supplemented or amended on the date hereof. Each Grantor further confirms that each Loan Document to which it is a party is and shall continue to be in full force and effect and the same are hereby ratified and confirmed in all respects, except that upon the date hereof, all references in such Loan Documents to the “Credit Agreement”, the “Loan Documents”, “thereunder”, “thereof”, or words of similar import shall mean the Credit Agreement and the other Loan Documents as amended or otherwise modified on (and after giving effect to the occurrence of) the date hereof.

8.21            Counterparts. This Security Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Security Agreement by signing any such counterpart.

8.22            Lien Absolute. All rights of the Lender hereunder, and all obligations of each Grantor hereunder, shall be absolute and unconditional irrespective of:

(a)         any lack of validity or enforceability of the Credit Agreement, any other Loan Document or any other agreement or instrument governing or evidencing any Obligations;

(b)         any change in the time, manner or place of payment of, or in any other term of, all or any part of the Obligations, or any other renewal, restatements, amendment, modification or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument governing or evidencing any Obligations;

(c)         any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Obligations;

(d)         the insolvency of any Person; or

(e)         any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Grantor;

and, in addition, the Lender may take any all action as it deems necessary, appropriate or advisable to effect any of the foregoing, all in such manner and upon such terms as the Lender may deem proper, and without notice to or further assent from any Grantor, it being hereby agreed that each Grantor shall be and remain bound upon this Security Agreement, irrespective of the value or condition of any of the Collateral, and notwithstanding any such change, exchange, settlement, compromise, surrender, release, renewal or extension, and notwithstanding also that the Obligations may, at any time, exceed the aggregate principal amount thereof set forth in the Credit Agreement, or any other agreement governing any Obligations.

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8.23            Israeli Law.

Notwithstanding anything contained in this Security Agreement to the contrary, the creation of any Lien under this Security Agreement over any IIA-Funded Know-How and any realization thereof shall, in each case, be subject to Section 1.5 of the Credit Agreement (IIA Provision) (including the Research Law and the IIA Approval).

ARTICLE IX
NOTICES

Any notice required or permitted to be given under this Security Agreement shall be sent by United States mail, telecopier, personal delivery or nationally established overnight courier service, and shall be deemed received (a) when received, if sent by hand or overnight courier service, or mailed by certified or registered mail notices or (b) when sent, if sent by telecopier (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient), in each case addressed to the Grantors or to the Lender at the addresses set forth in Section 9.2 of the Credit Agreement.

[Signature Page Follows]

Annex C-16

IN WITNESS WHEREOF, the Grantors and the Lender have executed this Security Agreement as of the date first above written.

Borrower:
Airobotics Ltd
By:	/s/ Meir Kliner /s/ Yishay Curelaru
Name:	Meir Kliner and Yishay Curelaru
Title:	CEO and CFO
Guarantor(s):
Airobotics, Inc.
By:	/s/ Meir Kliner /s/ Yishay Curelaru
Name:	Meir Kliner and Yishay Curelaru
Title:	CEO and CFO

[Signature Page – Pledge and Security Agreement – Borrower/Grantor(s)]

Annex C-17

Lender:
Ondas Holdings Inc.
By:	/s/ Eric Brock
Name:	Eric Brock
Title:	Chief Executive Officer

Annex C-18

Annex D

FIRST AMENDMENT TO CREDIT AND GUARANTY AGREEMENT

This FIRST AMENDMENT TO CREDIT AND GUARANTY AGREEMENT (this “Amendment”) is entered into as of October 30, 2022, by and among Airobotics Ltd., a public company organized under the laws of the State of Israel (“Borrower”), Airobotics, Inc., a Delaware corporation (the “Guarantor”) and Ondas Holdings Inc., a corporation organized under the laws of Nevada (the “Lender”).

W I T N E S S E T H:

WHEREAS, Borrower, the Guarantor and the Lender have entered into that certain Credit and Guaranty Agreement, dated as of September 20, 2022 (as the same may be amended, supplemented and otherwise modified prior to the effectiveness of this Amendment, the “Existing Credit Agreement”; the Existing Credit Agreement, as amended by this Amendment and as the same may be hereafter further amended, restated, supplemented or otherwise modified and in effect from time to time, herein is referred to as the “Credit Agreement”), pursuant to which the Lender made certain loans and other financial accommodations to Borrower;

WHEREAS, Borrower has requested, and the Lender has agreed to, increase the Commitments under the Credit Agreement by an original principal amount of $500,000 (the “Increased Commitments”), on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.      Defined Terms.    Capitalized terms used herein (including in the preamble and recitals above) but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement.

SECTION 2.      Amendments to Existing Credit Agreement.    Upon the occurrence of the First Amendment Effective Date, and in reliance upon the representations, warranties, agreements, covenants and acknowledgments of the Credit Parties herein contained:

(a)         Amendment to Section 1.1.    The following definitions are hereby added to Section 1.1 of the Existing Credit Agreement in the appropriate alphabetical order:

“First Amendment” means that certain First Amendment to Credit and Guaranty Agreement, dated as of the First Amendment Effective Date, by and among the Borrower, the Guarantor and the Lender.

“First Amendment Effective Date” means October 30, 2022.

“Increased Commitment” shall mean the additional commitment of the Lender to make Loans hereunder pursuant to the First Amendment in an aggregate principal amount not to exceed $500,000.

(b)         Amendment to the definition of “Commitment”.    The definition of “Commitment” set forth in Section 1.1 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:1

“Commitment” shall mean the commitment of the Lender to make Loans hereunder. The aggregate Commitment of the Lender on the Effective Date is $1,500,000 and the aggregate Commitment of the Lender on and after the First Amendment Effective Date is $2,000,000.

(c)         Amendment to Section 2.1(a). Section 2.1(a) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Making of the Revolving Loans.    Subject to and upon the terms and conditions set forth herein, the Lender hereby establishes in favor of the Borrower a revolving credit facility pursuant to which the Lender agrees to make Loans to the Borrower in Dollars following the Effective Date and from time to time during the Availability Period in an aggregate principal amount not to exceed the Commitment;

____________

1         NTD: italics are solely to show changes to Existing Credit Agreement.

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provided, that, the Increased Commitments (i) shall only be made available in two borrowings, (ii) each borrowing of the Increased Commitments shall be in a principal amount equal to $250,000 and (iii)(x) the initial borrowing of the Increased Commitments shall be made available during the period commencing on November 1, 2022 and ending on the Maturity Date and (y) the second borrowing of the Increased Commitments shall be made available during the period commencing on December 1, 2022 and ending on the Maturity Date. During the Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Loans in accordance with the terms and conditions of this Agreement; provided, that the Borrower may not borrow or reborrow should there exist a Default or Event of Default.”

SECTION 3.      Conditions.    The effectiveness of this Amendment is subject to the satisfaction or waiver of the following conditions precedent (the date of satisfaction of all such conditions precedent shall be referred to herein as the “First Amendment Effective Date”):

(a)         the execution and delivery of this Amendment by Borrower, the Guarantor and the Lender;

(b)         delivery of authorizing resolutions of the Governing Body of each Credit Party approving and adopting this Amendment and authorizing the execution, delivery and performance thereof by such Credit Party, certified by a Responsible Officer of such Credit Party to be true and complete and in full force and effect as of the First Amendment Effective Date;

(c)         no Default or Event of Default currently exists or would immediately result after giving effect to this Amendment; and

(d)         the representations and warranties in Section 4 hereof being true and correct.

SECTION 4.      Representations and Warranties.    Each Credit Party hereby jointly and severally represents and warrants to the Lender as of the date hereof as follows:

(a)         all representations and warranties of each Credit Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) as of such earlier date;

(b)         Each of the Credit Parties has the requisite power and authority to enter into, deliver and perform this Amendment and has taken all necessary action to authorize the execution, delivery and performance by it of this Amendment. No consent or authorization of, filing with, notice to or other act by or in respect of any Governmental Authority or any other Person is required in connection with the incurrence of Indebtedness hereunder, with the execution, delivery or performance of this Amendment by any of the Credit Parties (other than those that have been obtained and are in full force and effect) or with the validity or enforceability of this Amendment against any Credit Party. This Amendment has been duly executed and delivered on behalf of each Credit Party; and

(c)         This Amendment constitutes a legal, valid and binding obligation of each Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

SECTION 5.      Captions.    Captions used in this Amendment are for convenience only and shall not affect the construction of this Amendment.

SECTION 6.      Counterparts.    This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment. Receipt by facsimile of any executed signature page to this Amendment shall constitute effective delivery of such signature page. This Amendment, to

Annex D-2

the extent signed and delivered by means of a facsimile machine or other electronic transmission (including “pdf”), shall be treated in all manner and respects and for all purposes as an original agreement or amendment and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any other Loan Document shall raise the use of a facsimile machine or other electronic transmission to deliver a signature or the fact that any signature or agreement or amendment was transmitted or communicated through the use of a facsimile machine or other electronic transmission as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

SECTION 7.      Further Assurances.    Each Credit Party hereby agrees from time to time, as and when reasonably requested by the Lender, to execute and deliver or cause to be executed and delivered, all such documents, instruments and agreements and to take or cause to be taken such further or other action as the Lender may reasonably deem necessary in order to carry out the intent and purposes of this Amendment.

SECTION 8.      Severability.    The illegality or unenforceability of any provision of this Amendment or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Amendment or any instrument or agreement required hereunder.

SECTION 9.      Entire Agreement; Loan Document.    The Credit Agreement, as amended hereby, together with all other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof. This Amendment shall constitute a Loan Document.

SECTION 10.    Successors; Assigns.    This Amendment shall be binding upon the Credit Parties and the Lender and their respective successors and permitted assigns, and shall inure to the benefit of the Credit Parties and the Lender and the successors and permitted assigns of the Lender. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Amendment. The Credit Parties may not assign or transfer any of their rights or Obligations under this Amendment without the prior written consent of the Lender.

SECTION 11.    Governing Law.    THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 12.    Forum Selection; Consent to Jurisdiction.    Any legal action or proceeding with respect to this Amendment shall be brought in the courts of the State of New York in New York County or of the United States for the Southern District of New York, and, by execution and delivery of this Amendment, each Credit Party accepts, for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Amendment from which no appeal has been taken or is available. Each Credit Party further irrevocably consents to the service of process by registered mail, postage prepaid, or by personal service within or without the state of New York. Each Credit Party hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum.

SECTION 13.    Waiver of Jury Trial.    Each of the Credit Parties and the Lender hereby waives any right to a trial by jury in any action or proceeding to enforce or defend any rights under this Amendment and the Credit Agreement, and any amendment, instrument, document or agreement delivered or which may in the future be delivered in connection herewith or therewith or arising from any lending relationship existing in connection with any of the foregoing, and agrees that any such action or proceeding shall be tried before a court and not before a jury.

SECTION 14.    Acknowledgment.    The Increased Commitments shall be deemed to be made in addition to the existing Commitments and Loans and not in repayment thereof and shall constitute a part of the Commitments for all purposes under the Credit Agreement and each Loan Document. Without limiting the generality of the foregoing, the Increased Commitments shall: (i) constitute Obligations and have all of the benefits thereof, (ii) have all of the rights, remedies, privileges and protections applicable to the Commitments under the Credit Agreement and the other Loan Documents, and (iii) be secured by the Liens granted to the Lender under the Credit Agreement or any other Loan Document. After giving effect to the making of the Increased Commitment pursuant to this Amendment, the principal amount of the Commitments under the Credit Agreement on the First Amendment Effective Date shall be $2,000,000.

Annex D-3

SECTION 15.    Reaffirmation.    Each Credit Party, as debtor, grantor, pledgor, guarantor, assignor, or in any other similar capacity in which such Person grants liens or security interests in its property or otherwise acts as accommodation party or guarantor, as the case may be, in each case, pursuant to any Loan Document, hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under the Credit Agreement and each other Loan Document to which it is a party (after giving effect hereto) and (ii) to the extent such Person granted liens on or security interests in any of its property pursuant to any Collateral Documents as security for or otherwise guaranteed the Obligations under or with respect to the Loan Documents, ratifies and reaffirms such guarantee and grant of security interests and liens and confirms and agrees that such security interests and liens hereafter secure all of the Obligations as amended hereby. Each Credit Party hereby consents to this Amendment and acknowledges that each of the Credit Agreement, as amended hereby, and each other Loan Document remains in full force and effect and is hereby ratified and reaffirmed (after giving effect hereto). Except as expressly set forth herein, the execution of this Amendment shall not operate as a waiver of any right, power or remedy of the Lender, constitute a waiver of any provision of the Credit Agreement or any other Loan Document or serve to effect a novation of the Obligations.

[Signature Pages Follow]

Annex D-4

IN WITNESS WHEREOF, each of the undersigned has caused the Amendment to be duly executed and delivered as of the date first above written.

BORROWER:
AIROBOTICS LTD.
By:	/s/ Meir Kliner /s/ Yishay Curelaru
Name:	Meir Kliner and Yishay Curelaru
Title:	CEO and CFO
GUARANTOR:
AIROBOTICS, INC.
By:	/s/ Meir Kliner /s/ Yishay Curelaru
Name:	Meir Kliner and Yishay Curelaru
Title:	CEO and CFO

First Amendment to Credit and Guaranty Agreement

Annex D-5

IN WITNESS WHEREOF, each of the undersigned has caused the Amendment to be duly executed and delivered as of the date first above written.

LENDER:
ONDAS HOLDINGS INC.
By:	/s/ Eric Brock
Name:	Eric Brock
Title:	Chief Executive Officer

First Amendment to Credit and Guaranty Agreement

Annex D-6

Annex E

AMENDMENT TO AGREEMENT OF MERGER

This AMENDMENT TO AGREEMENT OF MERGER, dated as of November 13, 2022 (this “Amendment”), is entered into by and among Airobotics Ltd., an Israeli publicly traded company limited by shares (the “Company”), Ondas Holdings Inc., a Nevada corporation (“Parent”), and Talos Sub Ltd., an Israeli company and a wholly owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the Company, Parent and Merger Sub are parties to that certain Agreement of Merger, dated August 4, 2022 (the “Merger Agreement”); and

WHEREAS, the Parties desire to amend the Merger Agreement pursuant to Section 8.2 of the Merger Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants and the agreements herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.    Certain Definitions. Capitalized terms that are used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

2.    Merger Agreement Amendment.

(a)  Section 7.1.2 of the Merger Agreement is hereby deleted and the following is inserted in its place:

“By either Parent or the Company, upon delivery of written notice to the other, if the Closing shall not have occurred on or before February 15, 2023 (the “Termination Date”); provided, however, that neither Parent nor the Company will be entitled to terminate this Agreement under this Section 7.1.2 if such Person’s material breach of or material failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;”

3.    References to and Effect on the Merger Agreement.

(a)  On and after the date hereof, each reference in the Merger Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Merger Agreement, and each reference in the documents contemplated by the Merger Agreement to the “Merger Agreement”, “thereunder”, “thereof” or words of like import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement after giving effect to this Amendment.

(b)  Except as specifically amended by this Amendment, the Merger Agreement and the other documents contemplated thereby shall remain in full force and effect and are hereby ratified and confirmed.

4.    Miscellaneous. Sections 8.1-8.9, 8.12-8.13, and 8.15 of the Merger Agreement are incorporated herein by reference and shall apply to this Amendment mutatis mutandis.

[Remainder of page intentionally left blank; signatures on following pages.]

Annex E-1

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

PARENT:
ONDAS HOLDINGS INC.
By:	/s/ Eric A. Brock
Name:	Eric A. Brock
Title:	Chief Executive Officer
MERGER SUB:
TALOS SUB LTD.
By:	/s/ Eric A. Brock
Name:	Eric A. Brock
Title:	Director

[Signature Page to Amendment to Merger Agreement]

Annex E-2

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COMPANY:
AIROBOTICS LTD.
By:	/s/ Meir Kliner /s/ Yishay Curelaru
Name:	Meir Kliner and Yishay Curelaru
Title:	CEO and CFO

[Signature Page to Amendment to Merger Agreement]
Annex E-3

Annex F

SECOND AMENDMENT TO CREDIT AND GUARANTY AGREEMENT

This SECOND AMENDMENT TO CREDIT AND GUARANTY AGREEMENT (this “Amendment”) is entered into as of November 13, 2022, by and among Airobotics Ltd., a public company organized under the laws of the State of Israel (“Borrower”), Airobotics, Inc., a Delaware corporation (the “Guarantor”) and Ondas Holdings Inc., a corporation organized under the laws of Nevada (the “Lender”).

W I T N E S S E T H:

WHEREAS, Borrower, the Guarantor and the Lender have entered into that certain Credit and Guaranty Agreement, dated as of September 20, 2022 (as amended by the First Amendment to Credit and Guaranty Agreement dated as of October 30, 2022, the “Existing Credit Agreement”; the Existing Credit Agreement, as amended by this Amendment and as the same may be hereafter further amended, restated, supplemented or otherwise modified and in effect from time to time, herein is referred to as the “Credit Agreement”), pursuant to which the Lender made certain loans and other financial accommodations to Borrower;

WHEREAS, Borrower has requested, and the Lender has agreed to, extend the Maturity Date under the Existing Credit Agreement, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.      Defined Terms.  Capitalized terms used herein (including in the preamble and recitals above) but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement.

SECTION 2.      Amendments to Existing Credit Agreement.  Upon the occurrence of the Second Amendment Effective Date, and in reliance upon the representations, warranties, agreements, covenants and acknowledgments of the Credit Parties herein contained:

(a)      Amendment to the definition of “Commitment”.  The definition of “Maturity Date” set forth in Section 1.1 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:1

“Maturity Date” shall mean the earlier to occur of (i) February 15, 2023 and (ii) the termination of the Acquisition Agreement as a result of a breach or violation of the terms thereof by the Borrower.

SECTION 3.      Conditions.  The effectiveness of this Amendment is subject to the satisfaction or waiver of the following conditions precedent (the date of satisfaction of all such conditions precedent shall be referred to herein as the “Second Amendment Effective Date”):

(a)      the execution and delivery of this Amendment by Borrower, the Guarantor and the Lender;

(b)      delivery of authorizing resolutions of the Governing Body of each Credit Party approving and adopting this Amendment and authorizing the execution, delivery and performance thereof by such Credit Party, certified by a Responsible Officer of such Credit Party to be true and complete and in full force and effect as of the Second Amendment Effective Date;

(c)      no Default or Event of Default currently exists or would immediately result after giving effect to this Amendment; and

(d)           the representations and warranties in Section 4 hereof being true and correct.

____________

1        NTD: italics are solely to show changes to Existing Credit Agreement.

Annex F-1

SECTION 4.      Representations and Warranties. Each Credit Party hereby jointly and severally represents and warrants to the Lender as of the date hereof as follows:

(a)      all representations and warranties of each Credit Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) as of such earlier date;

(b)      Each of the Credit Parties has the requisite power and authority to enter into, deliver and perform this Amendment and has taken all necessary action to authorize the execution, delivery and performance by it of this Amendment. No consent or authorization of, filing with, notice to or other act by or in respect of any Governmental Authority or any other Person is required in connection with the execution, delivery or performance of this Amendment by any of the Credit Parties (other than those that have been obtained and are in full force and effect) or with the validity or enforceability of this Amendment against any Credit Party. This Amendment has been duly executed and delivered on behalf of each Credit Party; and

(c)      This Amendment constitutes a legal, valid and binding obligation of each Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

SECTION 5.      Captions.  Captions used in this Amendment are for convenience only and shall not affect the construction of this Amendment.

SECTION 6.      Counterparts.  This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment. Receipt by facsimile of any executed signature page to this Amendment shall constitute effective delivery of such signature page. This Amendment, to the extent signed and delivered by means of a facsimile machine or other electronic transmission (including “pdf”), shall be treated in all manner and respects and for all purposes as an original agreement or amendment and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any other Loan Document shall raise the use of a facsimile machine or other electronic transmission to deliver a signature or the fact that any signature or agreement or amendment was transmitted or communicated through the use of a facsimile machine or other electronic transmission as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

SECTION 7.      Further Assurances. Each Credit Party hereby agrees from time to time, as and when reasonably requested by the Lender, to execute and deliver or cause to be executed and delivered, all such documents, instruments and agreements and to take or cause to be taken such further or other action as the Lender may reasonably deem necessary in order to carry out the intent and purposes of this Amendment.

SECTION 8.      Severability. The illegality or unenforceability of any provision of this Amendment or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Amendment or any instrument or agreement required hereunder.

SECTION 9.      Entire Agreement; Loan Document. The Credit Agreement, as amended hereby, together with all other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof. This Amendment shall constitute a Loan Document.

SECTION 10.     Successors; Assigns.  This Amendment shall be binding upon the Credit Parties and the Lender and their respective successors and permitted assigns, and shall inure to the benefit of the Credit Parties and the Lender and the successors and permitted assigns of the Lender. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Amendment. The Credit Parties may not assign or transfer any of their rights or Obligations under this Amendment without the prior written consent of the Lender.

Annex F-2

SECTION 11.    Governing Law.  THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 12.    Forum Selection; Consent to Jurisdiction.  Any legal action or proceeding with respect to this Amendment shall be brought in the courts of the State of New York in New York County or of the United States for the Southern District of New York, and, by execution and delivery of this Amendment, each Credit Party accepts, for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Amendment from which no appeal has been taken or is available. Each Credit Party further irrevocably consents to the service of process by registered mail, postage prepaid, or by personal service within or without the state of New York. Each Credit Party hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum.

SECTION 13.    Waiver of Jury Trial.  Each of the Credit Parties and the Lender hereby waives any right to a trial by jury in any action or proceeding to enforce or defend any rights under this Amendment and the Credit Agreement, and any amendment, instrument, document or agreement delivered or which may in the future be delivered in connection herewith or therewith or arising from any lending relationship existing in connection with any of the foregoing, and agrees that any such action or proceeding shall be tried before a court and not before a jury.

SECTION 14.    Reaffirmation.  Each Credit Party, as debtor, grantor, pledgor, guarantor, assignor, or in any other similar capacity in which such Person grants liens or security interests in its property or otherwise acts as accommodation party or guarantor, as the case may be, in each case, pursuant to any Loan Document, hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under the Credit Agreement and each other Loan Document to which it is a party (after giving effect hereto) and (ii) to the extent such Person granted liens on or security interests in any of its property pursuant to any Collateral Documents as security for or otherwise guaranteed the Obligations under or with respect to the Loan Documents, ratifies and reaffirms such guarantee and grant of security interests and liens and confirms and agrees that such security interests and liens hereafter secure all of the Obligations as amended hereby. Each Credit Party hereby consents to this Amendment and acknowledges that each of the Credit Agreement, as amended hereby, and each other Loan Document remains in full force and effect and is hereby ratified and reaffirmed (after giving effect hereto). Except as expressly set forth herein, the execution of this Amendment shall not operate as a waiver of any right, power or remedy of the Lender, constitute a waiver of any provision of the Credit Agreement or any other Loan Document or serve to effect a novation of the Obligations.

[Signature Pages Follow]

Annex F-3

IN WITNESS WHEREOF, each of the undersigned has caused the Amendment to be duly executed and delivered as of the date first above written.

BORROWER:
AIROBOTICS LTD.
By:	/s/ Meir Kliner /s/ Yishay Curelaru
Name:	Meir Kliner and Yishay Curelaru
Title:	CEO and CFO
GUARANTOR:
AIROBOTICS, INC.
By:	/s/ Meir Kliner /s/ Yishay Curelaru
Name:	Meir Kliner and Yishay Curelaru
Title:	CEO and CFO

Second Amendment to Credit and Guaranty Agreement

Annex F-4

IN WITNESS WHEREOF, each of the undersigned has caused the Amendment to be duly executed and delivered as of the date first above written.

LENDER:
ONDAS HOLDINGS INC.
By:	/s/ Eric Brock
Name:	Eric Brock
Title:	Chief Executive Officer

Second Amendment to Credit and Guaranty Agreement

Annex F-5

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.     Indemnification of Directors and Officers

Nevada Revised Statutes provide that:

•        a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful;

•        a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

•        to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation must indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

Nevada Revised Statutes provide that we may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

•        by the stockholders;

•        by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

•        if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

•        if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

•        by court order.

Nevada Revised Statutes provide that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

We also maintain a general liability insurance policy, which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

Exclusive Jurisdiction of Certain Actions

Unless we consent in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County of the State of Nevada (the “Court”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company, any director or the Company’s officers or employees arising pursuant to any provision of the NRS, Chapters 78 or 92A of the NRS or our Amended and Restated Articles of Incorporation or our Bylaws, or (iv) any action asserting a claim against the Company, any director or the Company’s officers or employees governed by the internal affairs doctrine. However, each of these clauses (i) through (iv) will not apply to any claim (x) as to which the Court determines that there is an indispensable party not subject to the jurisdiction of the Court (and the indispensable party does not consent to the personal jurisdiction of the Court within ten (10) days following such determination), (y) for which the Court does not have subject matter jurisdiction, or (z) which is vested in the exclusive jurisdiction of a court or forum other than the Court, including pursuant to Section 27 of the Exchange Act, which provides for exclusive federal jurisdiction over suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act provides for concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, and as such the exclusive jurisdiction clauses set forth above would not apply to such suits.

Although we believe these provisions benefit us by providing increased consistency in the application of Nevada law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers. Any person or entity purchasing or otherwise acquiring any interest in our shares of capital stock shall be deemed to have notice of and consented to this exclusive forum provision, but will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

We have been advised that in the opinion of the SEC, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and other persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than payment of expenses incurred or paid by a director or officer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or other person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 21.     Exhibits and Financial Statements

The following exhibits are included herein or incorporated herein by reference:

Exhibit Number	Exhibit Description
2.1+	Agreement of Merger, dated as of August 4, 2022 (incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 8, 2022 (File No. 001-39761)).
2.2+

Amendment to Agreement of Merger, dated November 13, 2022 (incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 14, 2022 (File No. 001-39761)).

3.1

Amended and Restated Articles of Incorporation of the Registrant, dated September 28, 2018 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 4, 2018 (File No. 333-205271)).

3.2

Amended and Restated Bylaws of the Registrant, dated September 28, 2018 (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on October 4, 2018 (File No. 333-205271)).

3.3	Certificate of Designation (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on August 17, 2020 (File No. 000-56004)).
3.4	Certificate of Change (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on November 13, 2020 (File No. 000-56004)).
4.1	Form of Common Stock Certificate (incorporated herein by reference to Exhibit No. 4.1 to the Company’s Registration Statement on Form S-3 filed on January 29, 2021 (File No. 333-252571)).
5.1*	Opinion of Snell & Wilmer L.L.P.
8.1*	Tax Opinion of Akerman LLP.
21

Subsidiaries of the Registrant (incorporated herein by reference to Exhibit 21 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed on March 8, 2022 (File No. 001-39761)).

23.1*	Consent of Snell & Wilmer L.L.P. (contained in Exhibit 5.1).
23.2*	Consent of Rosenberg Rich Baker Berman, P.A.
23.3*	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global.
23.4*	Consent of Turner, Stone & Company, L.L.P.
23.5*	Consent of Akerman LLP (contained in Exhibit 8.1).
24.1**	Power of Attorney.
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Labels Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document
107*	Filing Fee Table

____________

+        Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission (“SEC”).

*        Filed herewith.

**      Previously filed.

Item 22.     Undertakings

The undersigned registrant hereby undertakes:

(a)(1)To file, during any period in which offers or sales are being made, a post — effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post — effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post — effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)    That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d)    That every prospectus: (i) that is filed pursuant to paragraph (g)(1) of Item 512 of Regulation S-K, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Waltham, State of Massachusetts, on November 17, 2022.

Ondas Holdings Inc.
By:	/s/ Eric A. Brock
Name:	Eric A. Brock
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Eric A. Brock	Chairman and Chief Executive Office	November 17, 2022
Eric A. Brock	(Principal Executive Officer)
/s/ Derek R. Reisfield	Director, President, Chief Financial Officer,	November 17, 2022
Derek R. Reisfield	Treasurer and Secretary (Principal Financial and Principal Accounting Officer)
*	Director	November 17, 2022
Thomas V. Bushey
*	Director	November 17, 2022
Richard M. Cohen
*	Director	November 17, 2022
Randall P. Seidl
*	Director	November 17, 2022
Richard H. Silverman
*	Director	November 17, 2022
Jaspreet Sood

*        Pursuant to power of attorney

By:	/s/ Eric A. Brock
Eric A. Brock, attorney-in-fact